As filed with the Securities and Exchange Commission on January 25, 2016

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Infor (US), Inc.

Additional Registrants Listed on Schedule A Hereto

(Exact name of registrant as specified in its charter)

Delaware	7372	20-3469219
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

641 Avenue of the Americas

New York, New York 10011

(646) 336-1700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory M. Giangiordano

641 Avenue of the Americas

New York, New York 10011

(646) 336-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff, Esq.

Michael Kim, Esq.

Brian Hecht, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022-4675

(212) 446-4800

Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-Accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
6.500% Senior Notes due 2022	$1,630,000,000	$1,630,000,000	$164,141.00
Guarantees of 6.500% Senior Notes due 2022	(2)	(2)	(2)
5.750% Senior Notes due 2022	€350,000,000	€350,000,000	$38,642.62
Guarantees of 5.750% Senior Notes due 2022	(2)	(2)	(2)

Total			$202,783.62

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act.
(2)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.
(3)	The amount of registration fee was calculated based on the exchange rate certified by the Board of Governors of the Federal Reserve System on January 15, 2016 of $1.00 = €1.0964.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Schedule A

Exact Name of Additional Registrants	Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Infor, Inc.	Delaware	7372	01-0924667
Infinium Software, Inc.	Massachusetts	7372	04-2734036
Infor (GA), Inc.	Georgia	7372	74-3136648
Seneca Acquisition Subsidiary Inc.	Delaware	7372	20-0917084
Infor Public Sector, Inc.	California	7372	94-2913642

*	All guarantor registrants have the following principal executive office:

c/o Infor (US), Inc.

641 Avenue of the Americas

New York, New York 10011

(646) 336-1700

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Dated January 25, 2016

Prospectus

Infor (US), Inc.

Exchange Offer for

6.500% Senior Notes due 2022 and

5.750% Senior Notes due 2022

Offering Price: 100%

Infor (US), Inc. (the “Issuer”) is offering, upon the terms and subject to the conditions set forth in this prospectus, to exchange (i) an aggregate principal amount of up to $1,630,000,000 of our 6.500% Senior Notes due 2022 (the “Dollar Exchange Notes”) for an equal principal amount of outstanding 6.500% Senior Notes due 2022 (the “Original Dollar Notes”), and (ii) an aggregate principal amount of up to €350,000,000 of our 5.750% Senior Notes due 2022 (the “Euro Exchange Notes” and, together with the Dollar Exchange Notes, the “Exchange Notes”) for an equal principal amount of our outstanding 5.750% Senior Notes due 2022 (the “Original Euro Notes” and, together with the Original Dollar Notes, the “Original Notes”).

Material Terms of the Exchange Offer

•	The exchange offer expires 5:00 p.m., New York City time , 2016 (the “Expiration Date”), unless extended.

•	You may withdraw tendered outstanding Original Notes any time before the expiration or termination of the exchange offer.

•	The exchange offer is not subject to any condition other than that the exchange offer does not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission (the “SEC”).

•	We can amend or terminate the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of Original Notes for the Exchange Notes should not be a taxable exchange for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Material Terms of the Exchange Notes

•	The Exchange Notes will rank senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness and equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness.

•	Infor, Inc., our parent company, and each of our existing and future domestic subsidiaries that guarantees our revolving credit facility and our term loan (collectively, the “Credit Facilities”) will unconditionally guarantee the Exchange Notes with guarantees that will rank equal in right of payment to all of the senior indebtedness of such guarantor and will rank senior to all of the future subordinated indebtedness of such guarantor.

•	The Exchange Notes will be effectively subordinated to all of our and the guarantors’ existing and future secured indebtedness, including amounts outstanding under our Credit Facilities and our $500,000,000 in aggregate principal amount of our 5.750% First Lien Senior Secured Notes due 2020 (the “Senior Secured Notes”), to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all obligations of our subsidiaries that will not guarantee the Exchange Notes.

•	The Dollar Exchange Notes will mature on May 15, 2022, will accrue interest at a rate per annum equal to 6.500% and interest will be payable semi-annually on each May 15 and November 15.

•	The Euro Exchange Notes will mature on May 15, 2022, will accrue interest at a rate per annum equal to 5.750% and interest will be payable semi-annually on each May 15 and November 15.

We may redeem the Exchange Notes in whole or in part from time to time. See “Description of the Exchange Notes.”

The terms of the Exchange Notes are substantially identical to those of the outstanding Original Notes, except the transfer restrictions, registration rights and additional interest provisions relating to the Original Notes do not apply to the Exchange Notes.

For a discussion of the specific risks that you should consider before tendering your outstanding Original Notes in the exchange offer, see “Risk Factors” beginning on page 22 of this prospectus.

We intend to apply to the Irish Stock Exchange Limited for the Euro Exchange Notes to be admitted to the Official List of the Irish Stock Exchange and traded on the Global Exchange Market, as the Original Euro Notes are. We do not intend to list the Dollar Exchange Notes on any securities exchange or automated quotation system.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). A broker-dealer who acquired Original Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed that, for a period of up to 180 days after the closing of the exchange offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

Neither the SEC nor any state securities commission has approved or disapproved of the Exchange Notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2016.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or issuing the Exchange Notes.

i

WHERE YOU CAN FIND MORE INFORMATION

Infor files annual, quarterly and current reports and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have also filed with the SEC a registration statement on Form S-4, which you can access on the SEC’s website at http://www.sec.gov, to register the Exchange Notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the Exchange Notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any materials Infor files with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may also obtain certain of these documents on our website at http://www.infor.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains forward-looking statements within the meaning of securities laws. The forward-looking statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “forecast,” “project,” “should” and similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements about our future performance, the continuation of historical trends, the sufficiency of our sources of capital for future needs, statements about our future acquisitions and product development plans, the effects of acquisitions, the outcome of pending litigation and the expected impact of recently issued accounting pronouncements. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. The forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those anticipated in the forward-looking statements, including, but not limited to, those that are discussed under the section entitled “Risk Factors” in this prospectus.

Given these risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements included in this prospectus. These forward-looking statements reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, whether as a result of new information, future events or otherwise. Readers should carefully review the risk factors described in this prospectus and in other documents we file from time to time with the SEC.

INDUSTRY AND MARKET DATA

This prospectus includes industry data that we obtained from periodic industry publications. As noted in this prospectus, Gartner, Inc. (“Gartner”) was the primary source for third-party industry data and forecasts. The Gartner reports entitled “Forecast: Enterprise Software Markets, Worldwide, 2012-2019, 1Q15 Update; Published: 13 March 2015; ID: G00273291” (the “March 2015 Gartner Report”) and “Forecast: Public Cloud Services, Worldwide, 2012-2018, 4Q14 Update; Published: 10 April 2015; ID: G00261943” (the “April 2015 Gartner Report”) and the represented data, research, opinion or viewpoints published, as part of syndicated services, by Gartner and are not representations of fact. The Gartner Reports speak as of their original publication dates (and not as of the date of this prospectus) and the opinions expressed in the Gartner Reports are subject to

ii

change without notice. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such information included in this prospectus. We have not independently verified any of the data from these third-party sources or the underlying assumptions on which such data relies.

Unless otherwise indicated, all industry, market and operational data is current as of April 30, 2015 and does not reflect the GT Nexus Acquisition (as defined herein).

CHANGE IN FISCAL YEAR

Unless otherwise indicated, references to our fiscal year mean the fiscal year ended on April 30 of such year. As disclosed in our Current Report on Form 8-K filed with the SEC on April 23, 2014, we have changed our fiscal year end to April 30 effective beginning with our fiscal year 2015. In addition, in transitioning to our new fiscal year end, we reported fiscal 2015 as the 11-month transition period of June 1, 2014 through April 30, 2015.

iii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. You should read the entire prospectus carefully, paying particular attention to the matters discussed under the caption “Risk Factors” and our consolidated financial statements and accompanying notes, as well as the information incorporated by reference, request from us all additional public information you wish to review relating to us and complete your own examination of us and the terms of the exchange offer and the Exchange Notes before making an investment decision. Unless otherwise indicated, “Infor,” the “Company,” we,” “us,” “our” and words of similar import refer to Infor, Inc. and its consolidated subsidiaries, including Infor (US), Inc., the issuer of the notes offered hereby. References to the “Issuer” refer to Infor (US), Inc. alone.

Our Company

Infor is one of the largest providers of enterprise software and services in the world. We provide industry-specific and other enterprise software products and related services, primarily to large and medium-sized enterprises in the manufacturing, distribution, healthcare, public sector, automotive, service industries, equipment services, management and rental (“ESM&R”), consumer products and retail and hospitality industries. Our software and services offerings are often “mission critical” for many of our customers as they help automate and integrate critical business processes, which enable our customers to better manage their suppliers, partners, customers and employees, as well as their business operations generally. Our industry-specific approach distinguishes us from larger competing enterprise software vendors, whose primary focus is on software programs that are less specialized and more difficult to run in the cloud, and take more time and cost to tailor to target customers’ specific needs during periods of implementation and upgrade. We believe our products and services provide a lower relative total cost of ownership for customers than the offerings of larger competing vendors.

We specialize in and target specific industries, or verticals, and have industry-specific business units that leverage our industry-oriented products and teams. Augmenting our vertical-specific applications, we have horizontal software applications, including our customer relationship management (“CRM”), enterprise asset management (“EAM”), financial applications, human capital management (“HCM”) and supply chain management (“SCM”) suites which, in addition to our proprietary light-weight middleware solution ION (as defined herein), are integrated with our enterprise software applications and sold across different verticals. By delivering deep industry functionality coupled with lightweight integration, our customers can take advantage of these mission-critical applications and suites on Amazon Web Services’ cloud, an industry-leader. In addition to providing software products, we help our customers implement and use our applications more effectively through our consulting services. We also provide on-going support and maintenance services for our customers through our subscription-based annual maintenance and support programs.

We serve a large, diverse and sophisticated global customer base. Our customers range from Fortune 500 enterprises to medium-sized businesses. Our market leadership in key verticals, including manufacturing, distribution, healthcare, public sector, automotive, service industries, ESM&R, consumer products and retail software, and hospitality software, results from the fact that we serve many of the largest and most well-known customers in those verticals. For example, 18 of the top 20 aerospace companies, the top 10 high tech companies, the top 10 pharmaceutical companies, 21 of the top 25 U.S. healthcare delivery networks, the top 20 automotive suppliers, 17 of the top 20 industrial distributors, 15 of the top 20 global retailers and 4 of the top 5 brewers use our software products.

We serve customers across three geographic regions: the Americas; Europe, Middle East and Africa (“EMEA”); and Asia Pacific (“APAC”). As of October 31, 2015, we have approximately 14,170 employees worldwide and have offices in 43 countries. We offer our software in 57 languages, and we intend to continue to translate our systems into new languages as we enter into new geographical markets. This worldwide coverage provides us with both economies of scale and the ability to leverage our geographical expertise to effectively enter new markets and segments. We generated revenues of approximately 59.6% from the Americas, 32.2% from EMEA and 8.2% from APAC in the fiscal year 2015. Though we have a considerable presence outside of the U.S. today, we believe we have significant opportunities to expand internationally and capture market share, especially in the EMEA and APAC regions.

We generate most of our revenue through sales of the following offerings: (1) software licenses and software subscriptions; (2) maintenance, which refers to our subscription-based services through which customers have access to product updates and technical support for products they license from us; and (3) consulting services. We market and sell our software and services primarily through a direct sales force, which is augmented by systems integrators and resellers.

Our Strategy

We are focused primarily on medium and large-sized enterprise customers that require advanced software products and services designed specifically for their needs. The principal features of our strategy include:

•	Microvertical Software Suites. We develop enterprise software applications to meet the specific needs of customers in targeted industries and increasingly for the microvertical segments within these broader industries, generally enabling our customers to have functionality tailored to the unique needs of their businesses and markets. We intend to continue designing, developing and deploying microvertical-specific applications and technologies that maximize ease-of-use and provide a lower total cost of ownership for customers by saving them time and resources during implementation. To maximize the benefits of our solutions, we plan to complement our industry expertise through our professional services organization and strategic relationships with key partners.

•	Architecture of the Internet. We believe enterprise software and technology have generally lagged the overall advancements delivered during the Internet era. As a result, our intent is to bring these advancements to our customers. For example, our technology approach for integrating the often disparate applications used by our customers is based on the loosely coupled architecture of the Internet, as opposed to the monolithic approach of the past. Infor ION technology is lightweight middleware that uses the standards found in the Internet to connect both Infor and non-Infor applications. This approach enables cloud deployment including multi-tenancy, simplifies implementations, minimizes the disruption and complexity of upgrades and helps increase the overall speed, agility and deployment flexibility of our customers. The Infor 10X technology platform achieves major advancements in the areas of core Infor ION integration, and also includes other advancements in social collaboration, mobility and analytics.

•	Creating Experiences People Love. We also believe that the overall design and user experience delivered by enterprise applications has trailed the broader consumer software market in recent years. As a result, we are addressing this market need in two ways: (1) creating and investing in an internal design agency called Hook & Loop to bring top design talent and expertise to Infor and (2) delivering business software that is beautifully designed, easy to use and consistent with what business users find in their personal lives. All the major applications released in Infor 10X feature the new Infor SoHo Experience, a reinvented HTML5 consumer-inspired user interface that is consistent across the user’s Infor experience.

Our Competitive Strengths

We believe we have the following competitive strengths:

•	Strong Market Position in Targeted Verticals. Our products have scale, specialization, depth and a strong market position in a number of our targeted verticals, including manufacturing, distribution, healthcare, public sector, automotive, ESM&R, service industries, consumer products and retail, and hospitality. For example, in manufacturing, our largest vertical, our customers include 18 of the top 20 aerospace companies, the top 10 high tech companies and the top 10 pharmaceutical companies. In healthcare, our second largest vertical, our customers include 21 of the top 25 U.S. healthcare delivery networks. In our other targeted verticals we have similarly strong positions where our customers include 15 of the largest 20 global retailers, 17 of the top 20 industrial distributors and over 3,900 public sector agencies, including 18 of the 20 largest U.S. states and 18 of the 20 largest U.S. cities.

•	Product Portfolio with Vertical Focus that Creates Attractive Total Cost of Ownership for Customers. We believe that our vertically-specialized products generally have a lower total cost of ownership than those of our largest competitors. Industry-specific product functionality drives less required customization in our products, which we believe results in lower implementation and upgrade costs, as well as a lower cost of maintenance for our customers. We believe our cost advantage is further enhanced by our flexible approach to middleware and hardware. Our light-weight middleware and business vault technology, ION, is built on open standards and allows customers to connect and analyze the data from numerous applications, including those from our company and third parties. We also seek to provide value for our customers through our advanced portfolio of horizontal applications, including our CRM, EAM, financial applications, HCM and SCM suites, which can be bundled together and integrated with our core enterprise resources planning (“ERP”) offering or sold on an individual basis to customers who do not utilize our ERP products.

•	Unique Cloud Suites and Upgrade Program that Enables Customers to Move Mission Critical Applications to the Cloud. Many traditional software vendors are struggling to transition to the cloud era for ERP and other mission-critical applications, partly attributable to the need for extensive customization of their software to meet the specific needs of customers in various industries. Because our software has decades of industry-specific functionality built in and is designed for the Internet era, we are the first company to deliver applications and suites in a multi-tenant public cloud through Amazon Web Services. In addition, our UpgradeX Program offers a clear, appealing and predictable path for modernizing customers’ existing on-premises deployments of our applications. Through UpgradeX, we will execute all the services required for the initial migration or upgrade to the cloud, where we can handle maintenance, support and upgrades.

•	Base of Recurring and High-Margin Revenue that Drives Visibility and Stability with Minimal Capital Expenditure Requirements. Our customers are often reluctant to change enterprise software vendors because full enterprise software suite implementations are disruptive, time-consuming and require large initial outlays of financial and human resources. Our industry-specific software products are deeply embedded in our customers’ everyday business processes. Our continued investment in our products and services, our product development emphasis on products that are versatile and adaptable to other software and platforms that complement our offerings, together with our focus on customer service and support, have resulted in high renewal rates. In addition, our business is not capital-intensive.

•	Large Scale with a Diversified Base of Customers, Geographies and Industries. We are one of the largest enterprise software companies in the world. We serve a large, diverse and sophisticated global customer base, ranging from Fortune 500 enterprises to mid-sized businesses. Our revenue base is geographically diverse. Of our fiscal year 2015 revenues, approximately 59.6% was from the Americas, 32.2% was from EMEA and 8.2% was from APAC. Our strong presence in numerous industry verticals and the mission-critical nature of our products helps to diversify and mitigate the risk of industry-specific and cyclical downturns.

•	Complementary Products Create Compelling Cross-Selling Opportunities. We expect to realize significant cross-selling opportunities among our broad array of product offerings and enhanced focus of the sales effort on our product portfolio. For example, our distribution products were historically sold to customer bases in different geographies with almost no overlap. Within our public sector vertical, some of our public sector products focus on asset management and constituent interaction, including service requests, permitting, licensing and utilities, whereas other public sector products provide governments with back-office systems that help control spending via procurement, financial and human resources (“HR”) applications. In general, we believe there is significant opportunity to leverage greater cross-sale activity among our various business units, and we continue to identify new synergies with respect to products we develop and acquire as they are integrated into our existing businesses.

•	Experienced Management Team and Strong Sponsorship. Our management team is comprised of industry executives with extensive operational, strategic, financial and legal experience. We are led by our CEO Charles Phillips, a seasoned executive who was formerly President of Oracle Corporation (“Oracle”), where he led Oracle’s field organization and oversaw revenue growth of more than 180% during his seven-year tenure. Mr. Phillips played a key role in the success of many of Oracle’s acquisitions, including, among others, BEA Systems, Hyperion Solutions and Siebel Systems. Since joining Infor in December 2010, Mr. Phillips and his team have transformed Infor into a product-led organization, increasing investment in research and development while maintaining strong margins. Mr. Phillips manages a deep team of senior executive talent, including: Co-President, Products and Support, Duncan Angove, with more than 20 years of management experience from Oracle and Retek; Co-President, Global Field Operations, Stephan Scholl, a 15-year industry veteran from Lawson, Oracle and PeopleSoft; COO Pam Murphy, with more than a decade of experience from Oracle and Andersen Consulting; and CFO Jeffrey Laborde, with over 18 years of extensive finance, accounting, investment and operational experience from various roles covering the technology industry. Additionally, our principal stockholders, investment funds affiliated with Golden Gate Capital and Summit Partners (our “Sponsors”), provide ongoing support and advice to our management team. We believe we can draw on our Sponsors’ experience and expertise as two of the most active investors in the technology industry, having collectively invested in or acquired more than 295 technology companies since their respective inceptions in 2000 and 1984.

Our Products and Services

We design, develop, market, sell, implement and support enterprise business software applications that provide our customers with highly functional and technically advanced products. We believe we offer a compelling choice to many enterprise software customers and that we have developed competitive advantages in serving our targeted industries. We offer both vertical-specific and horizontal software products. We also believe we offer a number of flexible deployment options for customers, allowing them to run our software on-premise, on a hosted basis or in the cloud using the same product.

Infor Technology Platform

The Infor technology platform achieves major advancements in the areas of core Infor ION integration, enterprise collaboration with Infor Ming.le, the Infor Motion mobile development platform and applications, and Infor Analytics, which includes the Business Vault, Reporting and pervasive business content. Major investments have been made in each application to achieve new features that support microvertical business processes in focus industries, performance and scalability enhancements, and packaged content to reduce deployment complexity and total cost of ownership.

ION. Infor ION is Infor’s innovative Intelligent Open Network (“ION”). This purpose-built middleware solution provides a simple but powerful and scalable framework, to help eliminate operational silos,

improve exception management and achieve unparalleled end-to-end efficiency. Our ION products are designed to enable communication and secure sharing of data across on-premise and cloud applications, to monitor the status of business tasks in relation to promised completion or established service level agreements, to automatically receive alerts about exceptions and potential non-compliance and to automate document routing and approvals via workflows across multiple applications.

Social. Infor Ming.le provides a comprehensive platform for social collaboration, business process improvement and contextual analytics. Incorporating the most innovative social media concepts into a business environment, Infor Ming.le marries communications and business processes to help businesses work smarter and faster.

Mobile. Infor Motion is both a development platform and a set of business applications. Infor Motion permits customers to quickly and easily design, build and deploy custom mobile apps that extend the value of existing Infor systems. Additionally, Infor Motion allows businesses to integrate mobile capabilities with existing Infor applications.

Analytics. Infor Analytics provides business intelligence (“BI”), operational reporting, Business Vault, pervasive and embedded analytics—all of which can be accessed from a mobile device. With Infor Analytics, businesses can build customized mobile dashboards to take action on items anytime, anywhere, as well as present business intelligence information in highly-visual, easy-to-understand ways.

Mongoose. Infor Mongoose is an application development framework and Platform-as-a-Service. With Infor Mongoose, businesses can easily design and deploy small applications that enhance the core enterprise solution without knowledge of complex source codes or programming languages.

Enterprise Resource Planning (ERP)

Our ERP products help customers in targeted industries cut costs, improve operational efficiency and make smarter decisions faster. Our offerings are specifically designed to meet the needs of customers in the manufacturing, distribution, healthcare, automotive, public sector, ESM&R and other services and/or trade-oriented businesses and include the following:

Infor LN. Software designed to manage the demands of larger, multi-site businesses with complex manufacturing and distribution environments. Key products include Financial Management, CRM, Order Management, SCM, Manufacturing Control, Sourcing & Procurement, Project Management, Quality Management and Service Management.

Infor Lawson. Software designed to help customers “staff, source and serve” in their respective markets. Key products are specifically designed to serve the healthcare, public sector and other services industries and include Financial Management, SCM and Service Management.

Infor M3. Software designed to help customers who “make, move and maintain” goods or equipment in their markets. Key products include Financial Management, Manufacturing Operations, SCM, Enterprise Asset Management and Customer Sales & Service.

Industry-Specific Software Products

Our industry-specific enterprise software suites are tailored to meet the specific conditions and requirements of individual industries. We target specific industries, including manufacturing, healthcare, distribution, public sector, automotive, service industries, ESM&R, consumer products and retail, and hospitality. Within our target industries, our products are tailored to provide rich functionality at a micro-vertical level. We believe an industry-specific focus is fundamental to our ability to help our customers achieve their desired results and derive greater value from their enterprise software investments.

A brief overview of our industry-specific software products is provided below:

Manufacturing. Our manufacturing products help our customers manage fluctuating demand and costs. Our software covers many of the core and supporting areas that a manufacturing company needs, from initial forecasting, material and capacity planning through to production planning and warehouse management. Our easy-to-use tools and web-enabled technologies help our customers collaborate more effectively across their organizations and supply chain partners and better serve their customers. Features include, among others, powerful planning tools, support for lean manufacturing such as orderless production, advanced warehouse and logistics software products and integrated mobile solutions.

Healthcare. We offer innovative, industry-leading healthcare solutions used by organizations globally that substantially reduce operating costs by improving the integration, planning, tracking and management of a healthcare organization’s most vital resources: people, supplies and financial assets. Infor Healthcare solutions help healthcare organizations respond immediately to emerging healthcare needs, improve both the quality of clinical care and the viability of business operations to transform for the future.

Distribution. Our distribution products are designed to provide our customers with visibility and control to help manage high volumes, thin margins and wide product assortments. Features of our distribution software products include, among others, advanced order promising at point-of-sale, support for multi-channel sales, ability to handle supply and product diversity, auto balancing of stock across facilities and integrated route management.

Public Sector. Our public sector products are designed for organizations that serve the public. We invest in industry expertise and consult best practices in the government, education, public authorities and utilities industries. Our focus on the public sector allows us to enable our customers to serve the public in a personal, responsive and cost-effective fashion. Our public sector focused products are designed to fit most needs without unwanted functionality.

Automotive. Our automotive products are designed to meet the unique demands of the automotive manufacturing industry including original equipment manufacturers, automotive tier suppliers, specialty vehicle manufacturers, manufacturers of licensed brand components, aftermarket service and specialty parts manufacturers and companies that remanufacture complex parts. Features include powerful planning tools, support for lean manufacturing such as orderless production, advanced warehouse and logistics software products.

Service Industries. Our service industries’ products serve a wide variety of service-based organizations such as insurance companies, banks, airlines, shipping companies, casinos, religious institutions, utilities and professional service organizations. Our product offerings include both integrated products that are tailored to meet the needs of specific industries and a series of configurable components for planning, executing and controlling production in different environments.

Equipment Service, Management & Rental. ESM&R products are designed for equipment manufacturers, distributors and rental companies who focus on after-sales service and continuous customer care. Key products include Equipment and Component Control, Preventative Maintenance, Work Order Processing, Maintenance and Performance Costing, Maintenance Customer Order Processing, Maintenance Planning Board, Diagnostics Management and Vehicle Operations Management.

Consumer Products & Retail. We offer a comprehensive suite of enterprise software products for retail companies. These products offer our retail customers tools to help them improve profits and combat charge-backs. It also helps them gain greater control over their margins, products and relationships throughout the supply chain. Additionally, these products help companies to identify and quantify, in advance, potential business process improvements and helps prioritize improvement opportunities within their business.

Hospitality. Our hospitality products are used by hospitality properties worldwide, including some of the world’s most recognizable hotels, resorts and gaming facilities. These products are suitable for a hospitality property of any type and size, including global chains, smaller chains, independent hotels or motels and government lodging. Our products help our customers manage their front-office tasks, reservations, housekeeping, sales and marketing, accounting, engineering and many other tasks.

CloudSuite

Our CloudSuite offering provides buyers with deep industry functionality and a flexible subscription-based model, all designed to specifically reduce upfront IT expenditure and longer term management costs. Each of the industry-based CloudSuite solutions has been developed by unifying multiple applications that were often deployed independently in support of core business functions. This core, along with a SaaS pricing and deployment model, allows buyers a faster time to value, and access to the most up-to-date upgrades on a continuous basis.

These industry-specific CloudSuites are delivered on top of the Amazon Web Services’ cloud. This enables us to take advantage of Amazon’s expertise and economies of scale to access resources as needed, on-demand with auto-scaling built into Infor applications. That allows Infor to focus on building rich application functionality versus managing infrastructure.

Today, industry suites delivered on Amazon Web Services’ cloud include Infor CloudSuite Automotive, Infor CloudSuite Aerospace & Defense, Infor CloudSuite Business (with core best-in-class financials and HCM), Infor CloudSuite Food & Beverage, Infor CloudSuite Hospitality, Infor CloudSuite Industrial and Infor CloudSuite Public Sector.

The Infor CloudSuite platform also includes:

Analytics. CloudSuite Analytic Packs provide industry components, data models and industry dashboards to transform information into actionable insights.

Technology. Infor ION middleware, Infor Ming.le social collaboration, Infor Analytics and Infor Mongoose development platform.

Core Enterprise Management. Infor LN, Infor M3, Infor Lawson, Infor SyteLine and Infor SunSystem.

High Value Extension Applications. Infor EAM, Infor Expense Management, Infor HR Service Delivery (Enwisen), Infor PeopleAnswers Talent Science, Infor Learning Management, Infor Workforce Management, Infor Epiphany Interaction Advisor, Infor Orbis Marketing Resource Management, Infor Product Configuration Management, Infor Supplier Exchange and more.

Enterprise Asset Management (EAM)

Our EAM products help our customers keep their plant, equipment and facilities available, reliable and safe. They are designed to help customers monitor and manage the deployment, performance and maintenance of company assets to eliminate operational downtimes and reduce costs, as well as provide customers with financial and physical controls required to control their energy consumption and the asset and operating infrastructure that underpins them. Key products include Infor EAM Enterprise, Infor EAM Energy Performance Management and Infor MP2.

Financial Management/Office of the CFO

Our financial management products help customers deliver timely, actionable financial information, enforce global financial standards and controls, and improve business transparency. They are designed for budgeting, forecasting, financial reporting, expense management and compliance. Key products include Infor Lawson Financials, Infor SunSystems, Infor Dynamic Enterprise Performance Management, Infor Expense Management, Infor HCM, Infor EAM Enterprise, Infor Lawson Supply Chain Management, Infor Corporate Performance Management, Infor BI, Infor Approva Continuous Monitoring, and Infor Core Billing and Banking.

Human Capital Management (HCM)

Our comprehensive HCM products enable our customers to manage their workforce and transform the role of the HR professional from an administrative and policy enforcing role to that of a strategic business partner. Offerings include:

Infor Enwisen HR Service Delivery. Designed as a multi-tier HR service delivery model that empowers employees to take control of routine HR transactions. It includes a personalized, searchable knowledge base and case management tool, to streamline new hire onboarding, voluntary and involuntary offboarding, and total rewards communications.

Infor Learning Management. Designed as a fully-integrated learning management system that incorporates a learning content management system, authoring tool, comprehensive learning management reports and services for e-learning adoption and implementation.

Infor Talent Management. Designed to manage, develop and retain employees. Key products include Talent Acquisition, Goal Management, Performance Management, Compensation Management, Learning and Development, Succession Management and Global Human Resources.

Infor Human Resource Management. Designed to manage the HR processes related to employees. Key products include Absence Management, Benefits Administration, e-Recruiting, Employee and Manager Self-Service, Human Resources, Payroll, Performance Management for Healthcare, Personnel Administration, Resource Navigator, Teacher Contract Administration and TalentView of Performance.

Infor Workforce Management. Designed to automate time-intensive staffing and scheduling tasks. Key products include Scheduling and Staffing, Scheduling and Staffing for Casinos, Scheduling and Staffing for Healthcare and TimeOff Planner for Healthcare.

Infor Talent Science. Designed to empower HR professionals with data science and analytics, Infor Talent Science helps organizations recruit, retain and promote top performing employees. Developed by behavioral scientists, the application analyzes individual applicants and employees to determine their “Behavioral DNA Profile” and compares that to the profiles of top-performers in the organization leading to reduced turnover, greater job satisfaction and increased performance.

Customer Resource Management (CRM)

Our CRM products help users build deep relationships with their customers and improve service. This software is designed to help users react quickly, intelligently and personally to customer interactions; plan, execute and monitor outbound marketing campaigns; and convert customer leads into sales. Key products include Infor CRM, Infor Orbis Marketing Resource Management, Infor Epiphany Interaction Advisor, Infor Epiphany Marketing, Infor Epiphany Sales and Infor Epiphany Service.

Supply Chain Management (SCM)

Our SCM products are designed to help customers manage their entire supply chain including designing, forecasting, planning and execution. Key products include Infor Sales & Operations Planning, Infor Demand Planning, Infor Advanced Planning, Infor Advanced Scheduling, Infor Network Design, Infor Supply Chain Execution, Infor Transportation Planning, Infor Warehouse Management and Infor Scheduling.

Maintenance and Support Services

Our maintenance and technical support programs include product upgrades, updates and corrections for the software under maintenance, as well as various levels of technical support including access to our knowledge base and our product support team, technical advice and application management. These programs are comprehensive customer care programs that entitle our customers to various levels of support to meet their specific needs. Our maintenance and technical support offerings are delivered through the support organization operating from our support centers around the world.

Consulting Services

Our consulting services range from the initial assessment and planning of a project to the actual implementation and post-implementation of a project, including optimizing a customer’s use of its software. We also provide training and learning tools to help our customers become proficient in using our software quickly and effectively.

Acquisition of GT Nexus, Inc.

On September 18, 2015, we acquired a majority ownership stake of 81.48% in GT Nexus, Inc. (“GT Nexus”), for $550.0 million, net of cash acquired (the “GT Nexus Acquisition”). GT Nexus is a cloud-based supply chain management firm based in Oakland, California. GT Nexus is the cloud platform that some of the world’s largest companies, across many sectors, including manufacturing and retail, use to monitor and orchestrate their global supply chains including automation of sourcing, trade finance and logistics operations. The GT Nexus Acquisition complemented and further expanded our global SCM offerings. The results of operations of GT Nexus have been included in our results of operations from the date of the GT Nexus Acquisition. GT Nexus contributed revenues of $13.1 million and net loss of $5.8 million related to their operations in the second quarter of fiscal 2016. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Our Industry

The enterprise application software industry is competitive, rapidly changing and significantly affected by new product offerings and other market activities. While traditional ERP products focused on “back-office” transactional activities, such as accounting, order management and inventory control, enterprise applications have expanded their focus to include managing customer interactions, managing supply chain and automation of and support for a range of administrative and operational business processes across multiple industries. In addition, the means by which enterprise software applications are deployed are evolving and becoming more flexible, from on-site to in the cloud, or a combination of both. According to the March 2015 Gartner Report, the world-wide enterprise application software market in 2014 was approximately $137.3 billion, a 7.1% increase from approximately $128.2 billion in 2013. This market is forecasted to be approximately $147.9 billion in revenue for 2015, a 7.7% increase over 2014. The enterprise application software market is forecasted to grow at a compounded annual growth rate of 8.0% per annum from 2014 to 2019. In addition, the market for public cloud application services SaaS revenues in 2014 was approximately $26.4 billion, a 21.7% increase from approximately $21.7 billion in 2013. This market is forecasted to be approximately $31.7 billion in revenue for 2015, a 19.8% increase over 2014. The market for public cloud applications is forecast to grow at a compound annual growth rate of approximately 20.0% per annum from 2013 to 2018, according to the April 2015 Gartner Report.

The enterprise software industry is transitioning to the cloud. Companies have been using edge software applications like CRM and HCM in the cloud for several years. We believe there is strong appetite for companies to expand their cloud ecosystem to include mission critical applications like ERP and Financial Management. The cloud offers increased flexibility, faster deployment and upgrades, and enhanced security measures to protect against increasing cyber threats and attacks.

We believe our target markets are experiencing favorable trends. We believe that improving economic conditions will continue to encourage companies to enhance their enterprise applications software spending as they refocus on growth and productivity enhancing initiatives. With market leadership position in multiple enterprise applications products and verticals, we believe that we are well positioned to take advantage of these favorable trends and further enhance our revenue, profitability and market share in the coming years.

The Sponsors

Golden Gate Capital

Golden Gate Capital is a San Francisco-based private equity investment firm with approximately $15.0 billion of capital under management. Golden Gate Capital is dedicated to partnering with world-class management teams to invest in change-intensive growth businesses. The principals of Golden Gate Capital have a long and successful history of investing with management teams across a wide range of industries and transaction types, including leveraged buyouts, recapitalizations, corporate divestitures and spin-offs and buildups.

Golden Gate Capital is one of the most active software investors in the world, having invested in or acquired more than 60 software companies with combined revenues of over $7 billion. On a consolidated basis, Golden Gate’s software portfolio would represent the fourth largest global enterprise software company behind only Microsoft, Oracle, and SAP.

Summit Partners

Summit Partners provides growth equity to exceptional entrepreneurs and management teams. Founded in 1984, the firm was investing more than $6.5 billion into equity and fixed income opportunities as of December 31, 2015. As of December 31, 2015, Summit had invested in more than 430 companies in healthcare and life sciences, technology and other growth sectors. These companies have completed more than 135 public offerings, and more than 160 have been acquired through strategic mergers and sales. Summit Partners maintains offices in North America and Europe, and invests in companies around the world.

Summit Partners is particularly active in the technology sector, having made investments in more than 250 technology companies, including more than 120 software companies, as of December 31, 2015. Summit Partners has helped build pioneering companies in the ERP, CRM, information and data security, antivirus, messaging management and archiving, and SaaS categories.

Corporate Structure

The chart below illustrates our expected basic corporate and debt structure upon completion of this offering. Certain intermediate holding companies and other entities that do not have significant operations have been omitted for illustrative purposes. Omitted entities include certain guarantors of the Exchange Notes, our Senior Secured Notes and our Credit Facilities.

(1)	On April 8, 2014, Infor Software Parent, LLC and Infor Software Parent, Inc., indirect parent companies of the Issuer, issued $750 million aggregate principal amount of 7.125%/7.875% Senior Contingent Cash Pay Notes due 2021 (the “HoldCo Notes”). The HoldCo Notes bear cash interest at a rate of 7.125% per annum and PIK interest at a rate of 7.875% per annum, payable semi-annually.
(2)	As of October 31, 2015, our Credit Facilities consisted of (i) a $150.0 million multi-currency revolving credit facility (including revolving loans, swingline loans and letters of credit, the “Revolving Credit Facility”), which may be borrowed in U.S. Dollars, Euros or other currencies to be mutually agreed (if any), and (ii) a $464.3 million term loan (the “Tranche B-3 Term Loan”), a $372.7 million (equivalent) term loan (the “Euro Tranche B Term Loan”) and a $2,460.3 million term loan (the “Tranche B-5 Term Loan” and together with the Tranche B-3 Term Loan and Euro Tranche B Term Loan, the “Term Loans”).
(3)	Includes (i) the guarantors of the Exchange Notes, the Credit Facilities and the Senior Secured Notes and (ii) the recently acquired GT Nexus and its related entities. Because GT Nexus is not wholly owned by Infor, GT Nexus and its related entities do not guarantee the Credit Facilities and the Senior Secured Notes and will not guarantee the Exchange Notes, pursuant to the terms that govern those instruments in each case.
(4)	These entities will not guarantee the Exchange Notes and do not guarantee the Senior Secured Notes or the Credit Facilities.

Corporate Information

Infor, Inc. was formed on June 8, 2009, in the State of Delaware, as Steel Holdings, Inc. (“Steel Holdings”) by Golden Gate Capital. Steel Holdings acquired SoftBrands, Inc. (“SoftBrands”) on August 13, 2009. Steel Holdings changed its name to GGC Software Holdings, Inc. (“GGC Holdings”) on April 25, 2011. GGC Holdings acquired Lawson Software, Inc. (“Lawson”) on July 5, 2011. Both SoftBrands and Lawson were publicly traded companies prior to the acquisitions. We have maintained the SoftBrands and Lawson brands.

The predecessor to Infor Global Solutions Intermediate Holdings Ltd. (“IGS Intermediate Holdings”) was formed in 2002 with the acquisition of certain assets of Systems & Computer Technology Corporation and completed through a series of subsequent acquisitions. On June 7, 2006, IGS Intermediate Holdings was formed as a Cayman Islands exempted company. The majority of IGS Intermediate Holdings’ capital stock is indirectly owned by Golden Gate Capital. IGS Intermediate Holdings operated through a variety of direct and indirect wholly owned subsidiaries throughout the world.

On April 5, 2012, we completed the combination of GGC Holdings and its subsidiaries with the operating subsidiaries of IGS Intermediate Holdings (such subsidiaries prior to the combination defined here as Infor Global Solutions) and the operations of these entities were merged together under GGC Holdings (the “Infor Combination”). Both Infor Global Solutions and GGC Holdings were under common control of Golden Gate Capital, and accordingly the financial statements contained herein are presented on a consolidated basis as if Infor Global Solutions and GGC Holdings were combined from the date of inception of common control. Financial statements and financial information presented for prior years have been retrospectively adjusted to furnish comparative information for periods during which the entities were under common control. On April 26, 2012, we formally changed the name of GGC Software Holdings, Inc. to Infor, Inc. In addition, in the first quarter of fiscal 2013, we changed the name of Lawson Software, Inc. to Infor (US), Inc. Transactions between Infor, Inc. and its subsidiaries, including subsidiaries obtained through the combining of GGC Holdings and Infor Global Solutions, have been eliminated for presentation.

Our principal executive offices are located at 641 Avenue of the Americas, New York, New York 10011 and our phone number is (646) 336-1700. Our website is www.infor.com. The information contained or referred to on our website is not part of this prospectus.

The Exchange Offer

The following is a brief summary of the terms of the exchange offer. For a more complete description of the exchange offers, see “The Exchange Offer.”

Background

(A) On April 1, 2015, we issued (i) $1,030,000,000 aggregate principal amount of our 6.500% Senior Notes due 2022 to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Angel Island Capital Services, LLC, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Barclays Capital Inc., RBC Capital Markets, LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., MCS Capital Markets LLC and Citigroup Global Markets Inc. (the “Original Dollar Notes Initial Purchasers”), pursuant to an indenture dated as of April 1, 2015 (the “Indenture”) and (ii) €350,000,000 aggregate principal amount of our 5.750% Senior Notes due 2022 to Merrill Lynch International, Angel Island Capital Services, LLC, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Barclays Bank plc, RBC Europe Limited, Deutsche Bank AG, London Branch, Goldman, Sachs & Co., MCS Capital Markets LLC and Citigroup Global Markets Limited (the “Original Euro Notes Initial Purchasers” and collectively with the Original Dollar Notes Initial Purchasers, the “Initial Purchasers”), pursuant to the Indenture and (B) on April 23, 2015, we issued $600,000,000 in aggregate principal amount of our 6.500% Senior Notes due 2022, which were issued as “additional notes” pursuant to the Indenture, to the Original Dollar Notes Initial Purchasers, in transactions exempt from the registration requirements of the Securities Act in each case. The Initial Purchasers then sold the Original Notes, in each case, to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in reliance on Regulation S under the Securities Act.

Because the Original Notes have been sold in reliance on exemptions from registration, the Original Notes are subject to transfer restrictions. In connection with each issuance of the Original Notes, we entered into a registration rights agreement (the “Registration Rights Agreements”) with the Initial Purchasers pursuant to which we agreed, among other things, to deliver to you this prospectus and to complete an exchange offer for the Original Notes.

Original Notes	$1,630,000,000 in aggregate principal amount of 6.500% Senior Notes due 2022. €350,000,000 in aggregate principal amount of 5.750% Senior Notes due 2022.

Exchange Notes

$1,630,000,000 in aggregate principal amount of 6.500% Senior Notes due 2022, the issuance of which will be registered under the Securities Act.

€350,000,000 in aggregate principal amount of 5.750% Senior Notes due 2022, the issuance of which will be registered under the Securities Act.

Exchange Offer	The Issuer is offering to exchange the Original Notes for a like principal amount at maturity of the Exchange Notes. The Original Dollar Notes may be exchanged only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The Original Euro Notes may be exchanged only in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof. The exchange offer is being made pursuant to the Registration Rights Agreements, which grant the Initial Purchasers and any subsequent holders of the Original Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Original Notes. After the exchange offer is complete, holders of Original Notes will no longer be entitled to any exchange or registration rights with respect to their Original Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Original Notes, except that the Exchange Notes have been registered under the Securities Act and do not contain transfer restrictions, registration rights or additional interest provisions. You should read the discussion set forth under “Description of the Exchange Notes” for further information regarding the exchange notes.

Resale of Exchange Notes

We believe that you can offer for resale, resell and otherwise transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act so long as:

•       you acquire the Exchange Notes in the ordinary course of business;

•       you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes;

•       you are not an affiliate of Infor; and

•       you are not a broker-dealer.

Expiration Date; Withdrawal of Tender
Unless terminated by us in our sole discretion, the exchange offer will expire 5:00 p.m., New York City time, on , 2016, or a later time if the Issuer chooses to extend this exchange offer in its sole and absolute discretion. Holders of Original Notes may withdraw their tender of Original Notes at any time prior to the expiration date. All outstanding Original Notes that are validly tendered and not validly withdrawn will be exchanged. Any Original Notes not accepted for exchange for any reason will be returned at the Issuer’s expense as promptly as possible after the expiration or termination of the exchange offer.

Conditions of the Exchange Offer
The Issuer’s obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Original Notes is subject to certain customary conditions, including the Issuer’s determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which the Issuer may waive. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions of the Exchange Offer.”

Procedures for Tendering Original Notes held in the Form of Book-Entry Interests

The Original Dollar Notes were issued as global securities and were deposited upon issuance with Wilmington Trust, National Association (the “Trustee”). Uncertificated depositary interests in those outstanding Original Dollar Notes, which represent a 100% interest in those Original Dollar Notes were distributed to The Depository Trust Company (“DTC”).

Beneficial interests in the outstanding Original Dollar Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Original Dollar Notes can only be made through, records maintained in book-entry form by DTC.

The Original Euro Notes were issued as global securities and are held in book-entry form through Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), which are participants in DTC.

Holders may tender outstanding Original Notes by instructing their broker or bank to tender them on the holder’s behalf. In some cases, a holder may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering Original Notes, a holder will be deemed to have acknowledged and agreed to be bound by the terms set forth under “The Exchange Offer.” Outstanding Original Dollar Notes must be tendered in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof and outstanding Original Euro Notes must be tendered in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof.

Holders of Original Notes through DTC: If you wish to exchange your Original Notes and either you or your registered holder hold your Original Notes in book-entry form directly through DTC, you must submit an instruction and follow the procedures for book-entry transfer as provided under “The Exchange Offer—Book-Entry Transfer.”

Holders of Original Notes through Euroclear and Clearstream, Luxembourg: If you wish to exchange your Original Notes and either you or your registered holder hold your Original Notes in book-entry form directly through Euroclear or Clearstream, you should be aware that pursuant to their internal guidelines, Euroclear and Clearstream, Luxembourg will automatically exchange your Original Notes for Exchange Notes. If you do not wish to participate in the exchange offer, you must instruct Euroclear or Clearstream, as the case may be, to “Take No Action”; otherwise your Original Notes will automatically be tendered in the exchange offer, and you will be deemed to have agreed to be bound by the terms of the letter of transmittal.

In order for a tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of the outstanding Original Notes into the exchange agent’s account at DTC (in the case of the Original Dollar Notes) or Euroclear or Clearstream (in the case of the Original Euro Notes), under the procedure described in this prospectus under the heading “The Exchange Offer,” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

United States Federal Income Tax Considerations

The exchange offer should not result in any income, gain or loss to the holders of Original Notes or to us for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer.

Exchange Agent

Wilmington Trust, National Association is serving as the exchange agent for the exchange offer with respect to the Original Dollar Notes.

Citibank, N.A., London Branch, is serving as the exchange agent for the exchange offer for the Original Euro Notes.

Consequences of Not Exchanging Original Notes

If a holder does not exchange their Original Notes in the exchange offer, the Original Notes will continue to be subject to the restrictions on transfer currently applicable to the Original Notes. In general, a holder of Original Notes may offer or sell Original Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Original Notes under the Securities Act. Under some circumstances, however, holders of the Original Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Notes received in the exchange offer, may require the Issuer to file, and to cause to become effective, a shelf registration statement covering resales of Original Notes by these holders. For more information regarding the consequences of not tendering Original Notes and the Issuer’s obligation to file a shelf registration statement, see “The Exchange Offer—Consequences of Failure to Exchange” and “The Exchange Offer—Shelf Registration.”

Terms of the Exchange Notes

The following is a brief summary of certain material terms of the Exchange Notes. For more complete information about the Exchange Notes, see “Description of the Exchange Notes” in this prospectus.

Issuer	Infor (US), Inc.

Notes Offered	$1,630,000,000 in aggregate principal amount of 6.500% Senior Notes due 2022. €350,000,000 in aggregate principal amount of 5.750% Senior Notes due 2022.

Maturity Date	The Exchange Notes will mature on May 15, 2022.

Interest

Interest on the Dollar Exchange Notes will accrue at a rate of 6.500% per annum. Interest on the Dollar Exchange Notes will be payable semi-annually in cash in arrears on May 15 and November 15 of each year.

Interest on the Euro Exchange Notes will accrue at a rate of 5.750% per annum. Interest on the Euro Exchange Notes will be payable semi-annually in cash in arrears on May 15 and November 15 of each year.

Guarantees	The Exchange Notes will be fully and unconditionally guaranteed on a senior basis by Infor, Inc., and fully and unconditionally guaranteed by certain of our existing and future wholly owned domestic restricted subsidiaries.

Ranking

The Exchange Notes and the guarantees will be the Issuer’s and the guarantors’ general senior obligations and will:

•     rank equally in right of payment to all of the Issuer’s and the guarantors’ existing and future senior unsecured debt;

•     rank senior in right of payment to any of the Issuer’s and the guarantors’ future debt that is expressly subordinated in right of payment to the notes and the guarantees;

•     be effectively subordinated to the Issuer’s and the guarantors’ secured indebtedness, including indebtedness under the Credit Facilities and the Senior Secured Notes, to the extent of the value of the collateral securing such indebtedness; and

•     be structurally subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the notes.

As of October 31, 2015, the Issuer and the guarantors had approximately $5,683.8 million of indebtedness outstanding (net of deferred financing fees, discounts and premiums) and an additional $139.7 million of unused commitments available to be borrowed under our Revolving Credit Facility (after giving effect to approximately $10.3 million of outstanding letters of credit).

As of October 31, 2015, the Issuer’s non-guarantor subsidiaries had $673.3 million of outstanding liabilities, including trade payables but excluding inter-company obligations. For the six months ended October 31, 2015, the Company’s non-guarantor subsidiaries generated 41.7% of its total revenues.

Optional Redemption	The Exchange Notes will be redeemable, in whole or in part, at any time on or after May 15, 2018 at the redemption prices specified under “Description of the Exchange Notes—Optional Redemption.” Prior to such date, the Issuer may redeem some or all of the Exchange Notes at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium. The Issuer may also redeem up to 40% of the Exchange Notes before May 15, 2018, with the net cash proceeds from certain equity offerings.

Change of Control	If the Issuer experiences certain kinds of changes of control, the Issuer must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest, if any. For more details, see the sections “Description of the Exchange Notes—Change of Control.”

Mandatory Offer to Repurchase Following Certain Asset Sales
If the Issuer sells certain assets and does not repay certain debt or reinvest the proceeds of such sales within certain time periods, it must offer to repurchase the notes at the prices listed under “Description of the Exchange Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

Certain Covenants

The Indenture limits, among other things, our ability and the ability of our parent company and our restricted subsidiaries to:

•     incur additional indebtedness;

•     declare or pay dividends, redeem stock or make other distributions to stockholders;

•     make investments;

•     create liens or use assets as security in other transactions;

•     merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

•     enter into transactions with affiliates; and

•     sell or transfer certain assets.

These covenants are subject to a number of important qualifications and limitations. See “Description of the Exchange Notes—Certain Covenants.”

No Prior Market	The Exchange Notes will be a new class of securities for which there is currently no market. Although each Initial Purchaser of the Original Dollar Notes has informed us that it intends to make a market in the Dollar Exchange Notes and each Initial Purchaser of the Original Euro Notes has informed us that it intends to make a market in the Euro Exchange Notes, the Initial Purchasers are not obligated to do so, and may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the Exchange Notes will develop or be maintained. We do not intend to list the Dollar Exchange Notes on any U.S. securities exchange. Application will be made to list the Euro Exchange Notes on the Official List of the Irish

Stock Exchange and to admit the Euro Exchange Notes to trading on the Global Exchange Market. There are no assurances that the Euro Exchange Notes will be admitted to the Official List of the Irish Stock Exchange.

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes pursuant to the exchange offer.

Risk Factors	You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors discussed in the section entitled “Risk Factors” before deciding to invest in the notes.

Summary Historical Consolidated Financial Data

The following table sets forth Infor’s summary historical consolidated financial data for the periods and at the dates indicated. We have changed our fiscal year end from May 31 to April 30, effective for our fiscal year 2015. Beginning with the first quarter of our fiscal year 2015, our results are based on our new April 30 fiscal year end. Accordingly, we reported fiscal year 2015 as the 11-month transition period from June 1, 2014 through April 30, 2015. The historical consolidated statements of operations data for the years ended May 31, 2013 and 2014 and the 11-month period ended April 30, 2015, and the balance sheet data as of May 31, 2014 and April 30, 2015, have been derived from Infor’s audited consolidated financial statements and the related notes thereto, contained elsewhere in this prospectus. The historical consolidated balance sheet data as of May 31, 2013 has been derived from our audited consolidated financial statements and the related notes thereto, which are not included elsewhere in this prospectus. The accompanying summary historical condensed consolidated statements of operations data for the six months ended October 31, 2014 and 2015 and balance sheet data as of October 31, 2015 have been derived from Infor’s unaudited condensed consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus. The historical results included below and elsewhere in this prospectus are not necessarily indicative of future performance.

The summary historical consolidated financial data presented below should be read together with the audited and unaudited consolidated financial statements and the related notes thereto and the sections entitled “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	11 Months Ended April 30, 2015(1)	Year Ended May 31,		Six Months Ended October 31,
(in millions)		2014	2013	2015(2)	2014
				(unaudited)	(unaudited)
Revenues:
Software license fees and subscriptions	$479.2	$548.3	$518.1	$260.9	$324.8
Product updates and support fees	1,330.3	1,465.9	1,441.2	710.9	745.7

Software revenues	1,809.5	2,014.2	1,959.3	971.8	1,070.5
Consulting services and other fees	629.4	747.6	758.7	331.8	368.3

Total revenues	2,438.9	2,761.8	2,718.0	1,303.6	1,438.8

Operating expenses:
Cost of software license fees and subscriptions(3)	109.7	99.8	86.4	70.8	62.6
Cost of product updates and support fees(3)	238.2	261.9	254.2	124.8	132.3
Cost of consulting services and other fees(3)	507.2	593.2	588.5	278.8	285.0
Sales and marketing	412.9	457.1	460.2	207.9	247.3
Research and development	369.8	391.8	351.9	198.9	206.3
General and administrative	177.9	192.8	210.4	90.9	106.5
Amortization of intangible assets and depreciation	222.9	264.3	275.7	115.4	126.4
Restructuring costs	5.7	18.6	10.2	8.2	11.3
Acquisition related and other costs	1.4	27.6	15.0	11.6	(0.7)

Total operating expenses	2,045.7	2,307.1	2,252.5	1,107.3	1,177.0

Income from operations	393.2	454.7	465.5	196.3	261.8
Total other expense, net	425.7	320.4	519.1	124.7	142.6

Income (loss) before income tax	(32.5)	134.3	(53.6)	71.6	119.2
Income tax provision (benefit)	(52.2)	12.6	22.6	16.9	32.6

Net income (loss)	19.7	121.7	(76.2)	54.7	86.6

Net loss attributable to noncontrolling interests	—	—	—	(1.0)	—

Net income (loss) attributable to Infor, Inc.	$19.7	$121.7	$(76.2)	$55.7	$86.6

	As of April 30, 2015	As of May 31,		As of October 31, 2015
(in millions)		2014	2013
				(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$526.7	$575.3	$421.9	$499.0
Working capital deficit	(226.4)	(305.9)	(432.1)	(216.1)
Total assets	6,048.5	6,656.9	6,454.3	6,647.6
Total debt, including current maturities(4)(5)	5,226.8	5,250.1	5,187.3	5,683.8
Total stockholders’ deficit	(796.8)	(460.0)	(563.9)	(813.0)

(1)	Reflects the 11-month period of June 1, 2014 through April 30, 2015, as a result of the change in our fiscal year end. See Note 1, Nature of Business and Basis of Presentation – Fiscal Year, in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information.
(2)	On September 18, 2015, we completed our acquisition of GT Nexus. The six months ended October 31, 2015 include GT Nexus’ results for the period of September 18, 2015 through October 31, 2015.
(3)	Excludes amortization of intangible assets and depreciation, which are separately stated below.
(4)	Adjusted to reflect adoption of the FASB guidance on the presentation of debt issuance costs as a direct deduction in the carrying amount of our long-term debt. See Note 2, Summary of Significant Accounting Policies—Adoption of New Accounting Pronouncements, in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information.
(5)	Over the past few fiscal years, in conjunction with our acquisitions, including GT Nexus in fiscal 2016, and in conjunction with the recapitalization and refinancing of our debt structure in fiscal 2013, 2014 and 2015, we have had significant changes to our long-term debt as we have entered into new credit facilities, issued various notes, amended certain existing facilities and repaid others. See Note 12, Debt, in the notes to our consolidated financial statements and Note 11, Debt, in the notes to our condensed consolidated financial statements included elsewhere in this prospectus for additional information.

RISK FACTORS

In considering whether to invest in the Exchange Notes offered hereby, you should understand the high degree of risk involved. You should carefully consider the risk factors and other information contained in this prospectus. The risks below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or results of operations.

Risks Related to the Exchange Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Exchange Notes.

We have a significant amount of indebtedness. As of October 31, 2015 our total debt outstanding (net of discounts) was $5,683.8 million, and we had unused commitments of $150.0 million under our Revolving Credit Facility (without giving effect to approximately $10.3 million of outstanding letters of credit).

Subject to the limits contained in the Credit Facilities, the Indenture and the indenture governing our Senior Secured Notes (the “Senior Secured Notes Indenture”), we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including:

•	making it more difficult for us to satisfy our obligations with respect to the Exchange Notes and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our Credit Facilities, are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the Indenture, the Senior Secured Notes Indenture and the credit agreement governing the Credit Facilities contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the Indenture, the Senior Secured Notes Indenture and the credit agreement governing the Credit Facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial.

If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness.

In addition, as of October 31, 2015, the Revolving Credit Facility provided for $150.0 million of unused commitments available to be borrowed under the Credit Facilities (without giving effect to approximately $10.3 million of outstanding letters of credit). All of those borrowings would be secured indebtedness. If new debt is added to our current debt levels, the related risks that we and the guarantors under the Credit Facilities now face could intensify.

We may not be able to generate sufficient cash to service all of our indebtedness, including the Exchange Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the Exchange Notes, depends on our financial condition and operating performance, which in turn are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Exchange Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Exchange Notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the Indenture may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The Credit Facilities, the Indenture and the Senior Secured Notes Indenture restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and any proceeds we do receive may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The Exchange Notes will not be secured by any of our assets and are effectively subordinated to our secured debt to the extent of the value of assets securing such debt. The Credit Facilities and the Senior Secured Notes are secured, and, therefore, the related lenders will have a prior claim on substantially all of our assets and those of our guarantors.

Our obligations under the Exchange Notes and our guarantors’ obligations under their guarantees of the Exchange Notes are unsecured. Our Credit Facilities and the Senior Secured Notes are secured by a security interest in substantially all of our and the guarantors’ domestic tangible and intangible assets. If we are declared bankrupt or insolvent, or if we default under our Credit Facilities or the Senior Secured Notes, the lenders under our Credit Facilities or the holders of the Senior Secured Notes, as applicable, could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, such secured creditors could foreclose on the pledged assets to the exclusion of holders of the Exchange Notes, even if an event of default exists under the Indenture. Furthermore, if such secured creditors foreclose and sell the pledged equity interests in any subsidiary guarantor under the Exchange Notes, then that guarantor will be released from its guarantee of the Exchange Notes automatically and immediately upon such sale. In any such event, because the Exchange Notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

Repayment of our debt, including the Exchange Notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own substantially all of our assets and conduct substantially all of our operations. Accordingly, repayment of our indebtedness, including the Exchange Notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the Exchange Notes, our subsidiaries do not have any obligation to pay amounts due on the Exchange Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Exchange Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the Indenture limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Exchange Notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Exchange Notes.

Any default under the agreements governing our indebtedness, including a default under the Credit Facilities or the Senior Secured Notes Indenture, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the Exchange Notes and substantially decrease the market value of the Exchange Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in the Credit Facilities and the Indenture), we could be in default under the terms of the agreements governing such indebtedness, including the Credit Facilities, the Senior Secured Notes Indenture and the Indenture. In the event of such default,

•	the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under the Credit Facilities or the holders of the Senior Secured Notes could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

Upon any such bankruptcy filing, we would be stayed from making any ongoing payments on the Exchange Notes, and the holders of the Exchange Notes would not be entitled to receive post-petition interest or applicable fees, costs or charges, or any “adequate protection” under Title 11 of the United States Code (the “Bankruptcy Code”). Furthermore, if a bankruptcy case were to be commenced under the Bankruptcy Code, we could be subject to claims, with respect to any payments made within 90 days prior to commencement of such a case, that we were insolvent at the time any such payments were made and that all or a portion of such payments, which could include repayments of amounts due under the Exchange Notes, might be deemed to constitute a preference, under the Bankruptcy Code, and that such payments should be voided by the bankruptcy court and recovered from the recipients for the benefit of the entire bankruptcy estate. Also, in the event that we were to become a debtor in a bankruptcy case seeking reorganization or other relief under the Bankruptcy Code, a delay and/or substantial reduction in payment under the Exchange Notes may otherwise occur.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under the Credit Facilities or the holders of the Senior Secured Notes avoid being in default. If we breach our covenants under the Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the Credit Facilities or the Senior Secured Notes Indenture, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

A court could void our subsidiaries’ guarantees of the Exchange Notes under fraudulent transfer laws.

Although the guarantees provide you with a direct claim against the assets of the subsidiary guarantors, under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims with respect to a guarantee could be subordinated to all other debts of that guarantor. In addition, a bankruptcy court could void (i.e., cancel) any payments by that guarantor pursuant to its guarantee and require those payments to be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor.

The bankruptcy court might take these actions if it found, among other things, that when a subsidiary guarantor executed its guarantee (or, in some jurisdictions, when it became obligated to make payments under its guarantee):

•	such subsidiary guarantor received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee; and

•	such subsidiary guarantor:

•	was (or was rendered) insolvent by the incurrence of the guarantee;

•	was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

A bankruptcy court would likely find that a subsidiary guarantor received less than fair consideration or reasonably equivalent value for its guarantee to the extent that it did not receive direct or indirect benefit from the issuance of the Exchange Notes. A bankruptcy court could also void a guarantee if it found that the subsidiary issued its guarantee with actual intent to hinder, delay, or defraud creditors. Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair saleable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.

We cannot predict what standard a court would apply in order to determine whether a subsidiary guarantor was insolvent as of the date it issued the guarantee or whether, regardless of the method of valuation, a court would determine that the subsidiary guarantor was insolvent on that date, or whether a court would determine that the payments under the guarantee constituted fraudulent transfers or conveyances on other grounds.

If a guarantee is deemed to be a fraudulent transfer, it could be voided altogether, or it could be subordinated to all other debts of the subsidiary guarantor. In such case, any payment by the subsidiary guarantor pursuant to its guarantee could be required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor. If a guarantee is voided or held unenforceable for any other reason, holders of the Exchange Notes would cease to have a claim against the subsidiary guarantor based on the guarantee and would be creditors only of the Company and any subsidiary guarantor whose guarantee was not similarly voided or otherwise held unenforceable.

We may be unable to purchase the Exchange Notes upon a change of control.

Upon the occurrence of a change of control, as defined in the Indenture and the Senior Secured Notes Indenture, we will be required to offer to purchase the Exchange Notes and the Senior Secured Notes, as applicable, in cash at a price equal to 101% of the principal amount of the Exchange Notes, plus accrued interest and additional interest, if any. A change of control will constitute an event of default under our Credit Facilities that permits the lenders to accelerate the maturity of the borrowings thereunder and may trigger similar rights under our other indebtedness then outstanding. Our Credit Facilities will prohibit us from repurchasing any Exchange Notes (or the Senior Secured Notes). The failure to repurchase the Exchange Notes or the Senior Secured Notes would result in an event of default under the Indenture and the Senior Secured Notes Indenture, as applicable. In the event of a change of control, we may not have sufficient funds to purchase all of the Exchange Notes or the Senior Secured Notes and to repay the amounts outstanding under our Credit Facilities or other indebtedness.

We may enter into certain transactions that would not constitute a change of control but that result in an increase of our indebtedness.

Subject to limitations under the Indenture, the Senior Secured Notes Indenture and the credit agreement governing the Credit Facilities, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under such agreements, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings in a way that adversely affects the holders of the notes. See “Description of the Exchange Notes—Change of Control.”

You may not be able to determine when a change of control giving rise to your right to have the notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A change of control, as defined in the Indenture, will require us to make an offer to repurchase all outstanding Exchange Notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase their notes as a result of a sale, assignment, transfer, lease, conveyance or disposition of all or substantially all of our properties or assets to another individual, group or entity may be uncertain.

The lenders under the Credit Facilities will have the discretion to release any guarantors under the Credit Facilities in a variety of circumstances, which may cause those guarantors to be released from their guarantees of the Exchange Notes.

While any obligations under the Credit Facilities remain outstanding, any guarantee of the Exchange Notes may be released without action by, or consent of, any holder of the Exchange Notes or the trustee under the Indenture, at the discretion of lenders under the Credit Facilities, if the related guarantor is no longer a guarantor of obligations under the Credit Facilities or any other indebtedness. The lenders under the Credit Facilities will have the discretion to release the guarantees under the Credit Facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the Exchange Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of the subsidiaries will effectively be senior to claims of noteholders.

The Exchange Notes will be structurally junior to indebtedness of our non-guarantor subsidiaries.

You will not have any claim as a creditor against any of our non-guarantor subsidiaries, and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries. As of October 31, 2015, our non-guarantor subsidiaries had $3,444.2 million of total assets, which represented 51.8% of our total assets, and $1,390.6 million of outstanding liabilities. For the six months ended October 31, 2015, our non-guarantor subsidiaries generated 41.7% of our total revenues and 39.0% of our operating income. In addition, the Indenture, subject to certain limitations, permits these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

An active trading market may not develop for the Exchange Notes, which would limit your ability to resell.

The Exchange Notes are a new issue of securities for which there is no active public trading market. We have been informed by the initial purchasers that they intend to make a market in the notes after the offering is completed. However, the initial purchasers may cease their market-making at any time without notice. An application will be made to list the Euro Exchange Notes on the Official List of the Irish Stock Exchange and for trading on the Global Exchange Market thereof. There are no assurances that the Euro Exchange Notes will be admitted to the Official List of the Irish Stock Exchange. Although no assurance is made as the liquidity of the Euro Exchange Notes as a result of the admission to trading on the Global Exchange Market, failure to be approved for listing on or the delisting of the Euro Exchange Notes from the Official List of the Irish Stock Exchange may have a material effect on a holder’s ability to resell the Euro Exchange Notes in the secondary market. We do not intend to apply for listing of the Exchange Notes on any U.S. securities exchange or for quotation through an automated dealer quotation system. The liquidity of the trading market in the Exchange Notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for this type of securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for the Exchange Notes, you may not be able to sell the Exchange Notes, or, even if you can sell the Exchange Notes, you may not be able to sell them at an acceptable price.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit rating will generally affect the market value of the Exchange Notes. Credit ratings are not recommendations to purchase, hold or sell the Exchange Notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the Exchange Notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Exchange Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your Exchange Notes without a substantial discount or at all.

Many of the covenants in the Indenture will not apply during any period in which the Exchange Notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the Indenture will not apply to us during any period in which the Exchange Notes are rated investment grade by both Moody’s and Standard & Poor’s, provided at such time no default or event of default has occurred and is continuing. Such covenants restrict, among other things, our ability to pay distributions, incur debt and enter into certain other transactions. There can be no assurance that the Exchange

Notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the Indenture. See “Description of the Exchange Notes—Certain Covenants—Suspension of Covenants on Achievement of Investment Grade Status.”

You may face currency exchange risks or adverse tax consequences by investing in notes denominated in currencies other than your reference currency.

The Euro Exchange Notes will be denominated and payable in euros, and the Dollar Exchange Notes will be denominated and payable in U.S. dollars. An investment in notes denominated in currencies other than your reference currency will entail currency exchange related risks due to, among other factors, possible significant changes in the value of the euro to pounds sterling, U.S. dollars or other relevant currencies because of economic, political or other factors over which we have no control. Depreciation of the euro against pound sterling, U.S. dollar or other relevant currencies could cause a decrease in the effective yield of the euro below their stated coupon rates and could result in a loss to you when the return on the Exchange Notes is translated into the currency by reference to which you measure the return on your investments. There may be tax consequences for you as a result of any foreign currency exchange gains or losses resulting from your investment in the Exchange Notes. You should consult with your tax advisor concerning the tax consequences to you of acquiring, holding and disposing of the Exchange Notes.

Risks Related to Retention of the Original Notes

If you do not exchange your Original Notes, your Original Notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your Original Notes.

We will only issue Exchange Notes in exchange for Original Notes that are validly tendered in accordance with the procedures set forth in this prospectus. Therefore, you should carefully follow the instructions on how to tender your Original Notes. See “The Exchange Offer—Procedures for Tendering Original Notes.” We did not register the Original Notes under the Securities Act, nor do we intend to do so following the exchange offer. If you do not exchange your Original Notes in the exchange offer, or if your Original Notes are not accepted for exchange, then, after we consummate the exchange offer, you may continue to hold Original Notes that are subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your Original Notes, you will lose your right to have your Original Notes registered under the federal securities laws, except in limited circumstances. As a result, you will not be able to offer or sell Original Notes except in reliance on an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the trading market for any Original Notes remaining after the completion of the exchange offer will be substantially reduced. Any Original Notes tendered and exchanged in the exchange offer will reduce the aggregate number of Original Notes outstanding. Accordingly, the liquidity of the market for any Original Notes could be adversely affected and you may be unable to sell them.

Risks Related to Our Business

We face large, established competitors, specialized competitors and substantial price competition.

We compete with Oracle, SAP AG (“SAP”) and other larger software companies that have advantages over us due to their larger customer bases, greater name recognition, long operating and product development history, greater international presence and substantially greater financial, technical and marketing resources. If customers or prospects want to reduce the number of their software vendors, they may elect to purchase competing products from Oracle or SAP since those larger vendors offer a wider range of products. Furthermore, Oracle is capable of bundling its software with its database applications, which underlie a significant portion of our installed applications. We also compete with a variety of more specialized software and services vendors, including:

•	single-industry software vendors;

•	human resource management software vendors;

•	financial management software vendors;

•	manufacturing software vendors;

•	merchandising software vendors;

•	services automation software vendors;

•	software integrators and outsourced services providers; and

•	internet (on demand) software vendors.

Some competitors offer payment terms, contractual warranties, implementation terms or guarantees that are more favorable to customers and prospects. Competitors may entice our customers and prospects to switch software vendors by offering those customers or prospects free or heavily discounted products or services, and other more favorable contract terms. We may be unable to continue to compete successfully with new and existing competitors without lowering prices or offering other favorable terms to customers that lower our margins and increase our risks. We expect competition to persist and intensify, which could negatively impact our operating results and market share.

We may need to change our pricing models to compete successfully.

The intense competition we face in the sales of our products and services and general economic and business conditions can put pressure on us to change our prices. If our competitors offer deep discounts on certain products or services or develop products that the marketplace considers more valuable, we may need to lower prices or offer other favorable terms in order to compete successfully. Any such changes may reduce margins and could adversely affect operating results. Our software license updates and product support fees and hardware systems support fees are generally priced as a percentage of our net new software license fees and net new hardware systems products fees, respectively. Our competitors may offer lower pricing on their support offerings, which could put pressure on us to further discount our new license prices.

Our revenues, and in particular our software license revenues, vary each quarter and are difficult to predict. If we are unsuccessful in predicting our results to enable reliable business planning, the value of your investment could decline substantially.

Revenues from license fees in any quarter depend substantially upon our licensing activity with new and existing customers, and our ability to recognize revenues in that quarter under our revenue recognition policies. A significant portion of our future revenue is dependent upon our existing installed base of customers continuing to license additional products, as well as purchasing consulting services and renewing their annual maintenance agreements. If we do not continue to develop or acquire new products, licensing activity with existing customers will decline. Licensing activity for our products drives maintenance and services revenues because we sell maintenance and services for only our products. A decrease in licensing activity will typically lead to a decrease in services revenue in the same or subsequent quarters. If we do not have sufficient new licensing activity each year, our maintenance revenue and profit for the following year will decline because new customers or sales of additional products to existing customers are needed to offset the percentage of existing customers who scale back their businesses, reduce licenses and maintenance contracts, are acquired, or otherwise choose not to renew annual maintenance. Our sales force and marketing team must continue to generate sales leads among existing customers and prospective customers. When we “qualify” a lead, that lead becomes part of our sales “pipeline.” If our pipeline does not continue to grow in our different markets and geographies, our revenues will eventually decline. The rate at which we convert our pipeline into actual sales can vary greatly from year to year for the following reasons:

•	The period between initial customer contact and a purchase by a customer may vary and can be more than one year. During the sales cycle, prospective customers may decide not to purchase or may scale down purchases because of competing offers, budgetary constraints or changes in the prospect’s management, strategy, business or industry. Increasingly, customer or prospect organizations are taking more steps to approve the purchase of our products and services. Often times, we must wait for a customer or prospect’s board of directors to approve a purchase. These added approval requirements can delay the sales cycle and jeopardize the likelihood of completing the sale.

•	A substantial number of our existing and prospective customers make their purchase decision within the last few weeks or days of each quarter. A delay or deferral in a small number of large new software license transactions could cause our quarterly license revenue to fall significantly short of our predictions.

•	Prospective customers may decline or defer the purchase of new products if we do not have sufficient customer references for those products.

•	New products or technologies, software industry mergers and other software industry news may create uncertainty and cause customers and prospective customers to cancel, postpone or reduce capital spending for our products.

Additionally, some of the important factors that may cause our revenues, operating results and cash flows to fluctuate from quarter to quarter include, without limitation:

•	the growth rates of certain market segments in which we compete;

•	shifts in our licensing activity from perpetual licenses to our subscription-based CloudSuite and other SaaS offerings;

•	the amount and timing of operating costs and capital expenditures related to the operations and expansion of our business;

•	changes in deferred revenue and unbilled deferred revenue balances, which may not be reflected in the balance sheet, due to seasonality, the compounding effects of renewals, invoice duration, invoice timing and new business linearity;

•	changes in our pricing policies and terms of contracts, whether initiated by us or as a result of competition;

•	the rate of expansion and productivity of our sales force and the impact of reorganizations of our sales force;

•	technical difficulties or interruptions in our service;

•	changes in foreign currency exchange rates;

•	conditions, particularly sudden changes, in the markets we serve;

•	changes in the effective tax rates due to changes in the mix of earnings and losses in countries with differing statutory tax rates, certain non-deductible expenses, changes in the valuation of deferred tax assets and liabilities and our ability to utilize them, changes in federal, state or international tax laws and accounting principles, changes in judgment from the evaluation of new information that results in a recognition, derecognition or change in measurement of a tax position taken in a prior period, or results of tax examinations by local and foreign taxing authorities;

•	expenses related to significant, unusual or discrete events which are recorded in the period in which the events occur;

•	regulatory compliance costs;

•	the timing of customer payments and payment defaults by customers;

•	extraordinary expenses such as litigation or other dispute-related settlement payments; and

•	the timing of commission, bonus, and other compensation payments to employees.

Many of these factors are outside of our control, and the occurrence of one or more of them might cause our operating results to vary widely. As such, we believe that quarter-to-quarter comparisons of our revenues, operating results, changes in our deferred revenue and unbilled deferred revenue balances and cash flows may not be meaningful and should not be relied upon as an indication of future performance.

Economic, political and market conditions can adversely affect our business, results of operations and financial condition, including our revenue growth and profitability.

Our business is influenced by a range of factors that are beyond our control and that we have no comparative advantage in forecasting. These include:

•	general economic and business conditions;

•	the overall demand for enterprise software, hardware systems and services;

•	governmental budgetary constraints or shifts in government spending priorities;

•	general political developments; and

•	currency exchange rate fluctuations.

Macroeconomic developments like the recent recessions in the U.S. and Europe and the debt crisis in certain countries in the European Union could negatively affect our business, operating results or financial condition. A general weakening of, and related declining corporate confidence in, the global economy or the curtailment in government or corporate spending could cause current or potential customers to reduce their information technology (IT) budgets or be unable to fund software and services purchases, which could cause customers to delay, decrease or cancel purchases of our products and services or cause customers not to pay us or to delay paying us for previously purchased products and services.

In addition, political unrest in regions like the Middle East, terrorist attacks around the globe and the potential for other hostilities in various parts of the world, potential public health crises and natural disasters continue to contribute to a climate of economic and political uncertainty that could adversely affect our results of operations and financial condition, including our revenue growth and profitability. These factors generally have the strongest effect on our sales of new software licenses and related services and, to a lesser extent, also may affect our renewal rates for software license updates and product support.

Our revenue is largely dependent on renewal of maintenance agreements by our customers.

We generate substantial recurring revenue from our customer support program and other software maintenance services, most of which renew annually at the customer’s option. The level of our maintenance revenue is directly related to the number of our software products that are in active use by customers. If our customers stop using our products, if we are unable to maintain the rate of addition of new customers, or if our customers determine that they cannot afford maintenance, our maintenance revenue can be expected to decline. We expect that maintenance revenue from legacy products for which we have decreased or curtailed development funding will decline over time.

Our sales to government clients subject us to risks including early termination, audits, investigations, sanctions and penalties.

We derive revenues from contracts with the U.S. government, state and local governments and their respective agencies, which in many cases permit the customer to terminate their contracts at any time, without cause. There is increased pressure for governments and their agencies, both domestically and internationally, to reduce spending. In many cases, our government contracts are subject to the approval of appropriations being made by legislators and other government funding authorizations to fund the expenditures under these contracts. Additionally, government contracts are generally subject to audits and investigations, as well as more stringent regulatory requirements and contract terms than would be applicable to contracts with private-sector clients, which could result in greater exposure to increased compliance costs, liability and restrictions that could adversely impact our financial condition or our ability to compete in these markets, including various civil and criminal penalties and administrative sanctions, termination of contracts, refund of all or a portion of fees received, forfeiture of profits, suspension of payments, fines and suspensions or debarment from future government business.

We may not retain or attract customers if we do not develop new products and enhance our current products in response to technological changes and competing products.

The enterprise software market is faced with rapid technological change, evolving standards in computer hardware, software development, communications and security infrastructure, and changing needs and expectations of customers. Building new products and service offerings requires significant investment in development. A substantial portion of our research and development resources are devoted to regulatory and maintenance requirements and product upgrades that address new technology support. These demands put significant constraints on our resources available for new product development. We also face uncertainty when we develop or acquire new products because there is no assurance that a sufficient market will develop for those products.

The market for cloud-based applications embodied in the SaaS subscription model may develop more slowly than we expect.

We offer certain of our software applications and functionality within a cloud-based IT environment that we manage and offer via a subscription-based SaaS model. Our success in growing revenue and market share from our SaaS-based software offerings will depend, to a large extent, on the willingness of our customers and the markets we serve to accept this model for commercializing applications that they view as critical to the success of their business. Many companies have invested substantial effort and financial resources to integrate traditional enterprise software and IT staffing into their businesses and may be reluctant or unwilling to switch to a recurring fee model for our software applications or to migrate these applications to cloud-based services. Other factors that may affect market acceptance of our application include:

•	the security capabilities, reliability and availability of cloud based services;

•	customer concerns with entrusting a third party to store and manage their data, especially confidential or sensitive data;

•	our ability to minimize the time and resources required to offer our software under this model;

•	our ability to maintain high levels of customer satisfaction, including with respect to maintaining uptime and system availability standards consistent with market expectations;

•	our ability to implement upgrades and other changes to our software without disrupting our service;

•	the level of customization or configuration we offer;

•	our ability to provide rapid response time during periods of intense activity on customer websites; and

•	the price, performance and availability of competing products and services.

The market for these services may not develop further, or may develop more slowly than we expect, either of which would harm our business. Our business model continues to evolve and we may not be able to compete effectively, generate significant revenues or maintain profitability for our SaaS-based offerings. We have and will continue to incur expenses associated with the infrastructures and marketing of our SaaS subscription offerings in advance of our ability to recognize the revenues associated with these offerings. Demand for our CloudSuite offerings and other SaaS subscription offerings may unfavorably impact demand for certain of our other products and services including new software licenses and software license updates and product support services traditionally provided with our offerings that customers host on their own premises. With a continued shift away from the sale of perpetual software license to providing access to our software through subscription agreements we may, in the near term, experience a deferral of revenues and to a lesser extent cash received from our customers.

We use a limited number of third-party data centers to deliver our SaaS services. Any disruption of service at these facilities could harm our business.

We manage our SaaS services and serve all of our SaaS customers from a limited number of third-party data center facilities. While we engineer the computer and storage systems upon which our programs run, we do not control the operation of these data center facilities.

The owners of these data facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, we may be required to transfer to new data center facilities or develop our own, and we may incur significant costs in doing so. Data centers are vulnerable to security breaches, damage or interruption from any number of actions beyond our control, including human error, intentional misconduct, war or terrorist attacks, natural disaster, power losses, hardware failures, systems failures, telecommunications failures and similar events. If these data centers experience disruptions or other performance problems, our reputation and relationship with our customers may be harmed. Disruptions in services or security breaches might reduce our revenue and subject us to potential liability as our customers may ask us to issue credits or take other remedial action, terminate their subscriptions, or sue us.

The occurrence of a natural disaster, an act of terrorism, vandalism or other misconduct, or a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in our services.

We may be unable to identify or complete suitable acquisitions and investments; and any acquisitions and investments we do complete could prove difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results and the value of your investment.

As part of our business strategy, we intend to pursue strategic acquisitions in the future. We may be unable to identify suitable acquisitions or investment candidates. Even if we identify suitable candidates, we cannot provide assurance that we will be able to make acquisitions or investments on commercially acceptable terms. If we acquire a company, we may incur losses in the operations of that company and we may have difficulty integrating its technology, products, services, personnel and/or operations into our business. In addition, its key personnel may decide not to work for us. These difficulties could disrupt our on-going business, distract our management and workforce, increase our expenses and adversely affect our operating results. We may also incorrectly judge the value or worth of an acquired company or business. Furthermore, we may incur significant debt or issue equity securities to pay for future acquisitions or investments. If we finance acquisitions by issuing debt, we could face constraints related to the terms of and repayment obligation related to the incurrence of indebtedness which could affect the market price of our debt securities. The issuance of equity or convertible securities may be dilutive to our stockholders. If the products of an acquired company are not successful, those remaining assets could become impaired, which may result in an impairment loss that could materially adversely impact our financial position and results of operations. Other inherent risks include:

•	the potential failure to achieve the expected benefits of the combination or acquisition, including the inability to generate sufficient revenue to offset acquisition or investment costs;

•	risk associated with entering new markets in which we have little or no experience or where competitors may have stronger market positions;

•	failure to retain and maintain relationships with customers and partners of the acquired company who might not accept new ownership and may transition to different technologies or attempt to renegotiate contract terms or relationships;

•	potential for adverse impact on existing relationships between the acquired business and third-party suppliers of technologies and services, some of which may be critical to successfully commercializing or maintaining the acquired business and its assets;

•	potential for unknown liabilities associated with the acquired businesses to materialize;

•	negative impact to our results of operations because of the depreciation and amortization of amounts related to acquired intangible assets, fixed assets and deferred compensation, and the loss of acquired deferred revenue;

•	delays in customer purchases due to uncertainty related to any acquisition;

•	customer and employee dissatisfaction and attrition resulting from required changes to pre-existing terms and course of dealing and the need to implement new controls, procedures and policies at the acquired company;

•	in the case of foreign acquisitions, the challenges associated with integrating operations across different cultures and languages and any currency, tax and regulatory risks associated with specific countries; or

•	the tax effects of any such acquisitions.

Charges to earnings resulting from acquisitions may adversely affect our operating results.

Under business combination accounting standards pursuant to the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations, we recognize the identifiable assets acquired, the liabilities assumed and any non-controlling interests in acquired companies generally at their acquisition date fair values and, in each case, separately from goodwill. Goodwill as of the acquisition date is measured as the excess amount of consideration transferred, which is also generally measured at fair value, and the net of the acquisition date amounts of the identifiable assets acquired and the liabilities assumed. Our estimates of fair value are based upon assumptions believed to be reasonable but which are inherently uncertain. After we complete an acquisition, the following factors could result in material charges and adversely affect our operating results and may adversely affect our cash flows:

•	costs incurred to combine the operations of companies we acquire, such as transitional employee expenses and employee retention, redeployment or relocation expenses;

•	impairment of goodwill or intangible assets;

•	amortization of intangible assets acquired;

•	a reduction in the useful lives of intangible assets acquired;

•	identification of or changes to assumed contingent liabilities, both income tax and non-income tax related, after our final determination of the amounts for these contingencies or the conclusion of the measurement period (generally up to one year from the acquisition date), whichever comes first;

•	charges to our operating results to maintain certain duplicative pre-merger activities for an extended period of time or to maintain these activities for a period of time that is longer than we had anticipated, charges to eliminate certain duplicative pre-merger activities, and charges to restructure our operations or to reduce our cost structure;

•	charges to our operating results resulting from expenses incurred to effect the acquisition; and

•	charges to our operating results due to the expensing of certain stock awards assumed in an acquisition.

Substantially all of these costs will be accounted for as expenses that will decrease our net income and earnings per share for the periods in which those costs are incurred. Charges to our operating results in any given period could differ substantially from other periods based on the timing and size of our future acquisitions and the extent of integration activities. A more detailed discussion of our accounting for business combinations and other items is presented in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.”

Competitors may take advantage of our limited intellectual property protection.

We consider certain aspects of our internal operations, software and documentation to be proprietary, and rely on a combination of contract, copyright, trademark and trade secret laws to protect this information. In addition, we currently hold 67 patents and four pending patent applications in the U.S. Generally, copyright laws afford only limited protection because those laws do not protect product ideas. In addition, when we license our products to customers, we may provide source code for some of our products. Some customers may also access source code through a source code escrow arrangement. Access to our source code could provide an opportunity for companies to offer competing maintenance and product modification services to our customers, or infringe our intellectual property. Defending our intellectual property rights is time-consuming and costly.

Changes in intellectual property laws may disrupt or eliminate certain of our anticipated revenue stream.

Protecting our global intellectual property rights and combating unlicensed copying and use of software and other intellectual property is difficult. While piracy adversely affects U.S. revenue, the impact on revenue from outside the U.S. is more significant, particularly in countries where laws are less protective of intellectual property rights. Any changes to foreign intellectual property legislation which would restrict our ability to enforce certain intellectual property rights, including with respect to customer non-compliance and anti-assignment and other software license terms, may disrupt or eliminate our anticipated revenue streams from those affected areas.

Others may claim that we infringe their intellectual property rights.

Many participants in the technology industry, and patent holding companies who have no independent product revenue, have an increasing number of patents and have frequently demonstrated a readiness to take legal action based on allegations of patent and other intellectual property infringement. These types of claims are time-consuming and costly to defend. We are currently defending a patent infringement lawsuit that enjoined the sales, support and servicing of certain of our software configurations. If a successful claim is made against us and we fail to develop or license a substitute technology, our business, results of operations, financial condition or cash flows could be adversely affected.

Open source software may diminish our software license fees and subscriptions and impair the ownership of our products.

The open source community is comprised of many different formal and informal groups of companies, software developers and individuals who have created a wide variety of software and have made that software available for use, distribution and modification, often free of charge. Open source software, such as the Linux operating system, has been gaining in popularity among business users. If developers contribute enterprise application software to the open source community, and that software has competitive features and scale to business users in our markets, we will need to change our product pricing and distribution strategy to compete. If one of our developers embedded open source components into one of our products without our knowledge or authorization, our ownership and licensing of that product could be in jeopardy. Depending on the open source license terms, the use of an open source component could mean that all products delivered with that open source component become part of the open source community. In that case, our ownership rights and ability to charge license fees for those delivered products could be diminished or rendered worthless. We currently take steps to train our developers and monitor the content of products in development, but there is no assurance that these steps will always be effective.

Our products are deployed in large and complex systems and may contain defects or security flaws or be implemented incorrectly.

Although our products are tested prior to release, because our products are deployed in large and complex systems, they can only be fully tested for reliability when deployed in networks for long periods of time. Our software programs may contain undetected defects when first introduced or as new versions are released. Our customers might encounter difficulties with the implementation of our products, experience corruption of their data or encounter performance or scaling problems only after our software programs have been deployed. The services needed for implementing our products are also complex, and require knowledge and cooperation between both the customer’s and the service provider’s teams. As a consequence, from time to time we have received customer complaints or been sued. In addition, our products are combined with products from other vendors. As a result, should problems occur, it may be difficult to identify the source of the problem. Software and data security are becoming increasingly important because of regulatory restrictions on data privacy and the significant legal exposures and business disruptions stemming from computer viruses and other unauthorized entry or use of computer systems. We may not be able to avoid or limit liability for disputes relating to product performance, software security or the provision of services. Product defects and security flaws could expose us to product liability and warranty claims, could delay the development or release of new products or new versions of our products and could adversely affect market acceptance of our products, which could impact our future sales of products and services. In addition, we may be legally required to publicly report security breaches of our services, which could adversely impact future business prospects for those services.

Privacy and security concerns, including evolving government regulation in the area of consumer data privacy, could adversely affect our business and operating results.

We are in the information technology business, and our products and services store, retrieve, manipulate and manage our customers’ information and data as well as our own. The effectiveness of our software products relies on our customers’ storage and use of data concerning their customers and personnel, including financial, personally identifying and other sensitive data, and our business uses similar systems that require us to store and use data with respect to our customers and personnel. Our collection and our customers’ collection and use of this data might raise privacy and security concerns and negatively impact our business or the demand for our products and services. If a breach of data security were to occur, our business may be materially and adversely impacted and our products may be perceived as less desirable, which would negatively affect our business and operating results.

Governments in some jurisdictions have enacted or are considering enacting consumer data privacy legislation, including laws and regulations applying to the solicitation, collection, processing and use of consumer data. This legislation could reduce the demand for our software products if we fail to design or enhance our products to enable our customers to comply with the privacy and security measures required by the legislation. Moreover, we may be exposed to liability under existing or new consumer data privacy legislation. Even technical violations of these laws can result in penalties that are assessed for each non-compliant transaction. If we or our customers were found to be subject to and in violation of any of these laws or other data privacy laws or regulations, our business could suffer and we and/or our customers would likely have to change our business practices. In addition, these laws and regulations could impose significant costs on us and our customers.

Additionally, despite our efforts to combat such measures, computer hackers may attempt to penetrate or bypass our data protection and other security measures and gain unauthorized access to our networks, systems and data or compromise the confidential information or data of our customers. Computer hackers may be able to develop and deploy computer viruses, worms, and other malicious software programs that could attack our products and services, exploit potential security vulnerabilities of our products and services, create system disruptions and cause shutdowns or denials of service. Data may also be accessed or modified improperly as a result of employee or supplier error or malfeasance and third parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords or other information in order to gain access to our data, our customers’ data or our IT systems. These risks for us will increase as we continue to grow our cloud-based offerings and services and store and process increasingly large amounts of our customers’ confidential information and data and host or manage parts of our customers’ businesses in cloud-based IT environments, especially in customer sectors involving particularly sensitive data such as health sciences, financial services and the government. We also have an active acquisition program and have acquired a number of companies, products, services and technologies over the years. While we make significant efforts to address any IT security issues with respect to our acquisitions, we may still inherit such risks when we integrate these acquisitions within our business.

Changes in regulation and industry practice, including particularly regulation and practice dealing with security and privacy, could cause us additional expense.

Recent legislation has increased the responsibilities of software companies and their clients regarding financial security, identity theft and privacy. In particular, the credit card industry has adopted credit card security guidelines intended to help minimize identity theft and credit card fraud. Our customers may not effectively implement all of the updated security features that we introduce or make all necessary changes to their operating procedures, or they may fail to implement other required security measures. It is possible that, regardless of our efforts to comply with credit card company requirements or to implement sound security measures through our software code, we could be subject to claims from our customers, or their clients, if unauthorized access to credit card data occurs through the use of our software.

We might experience significant errors or security flaws in our software products and services.

Despite testing prior to their release, software products frequently contain errors or security flaws, especially when first introduced or when new versions are released. The detection and correction of any security flaws can be time-consuming and costly. Errors in our software products could affect the ability of our products to work with other hardware or software products, could delay the development or release of new products or new versions of products and could adversely affect market acceptance of our products. If we experience errors or delays in releasing new software products or new versions of software products, we could lose revenues. In addition, there could be security issues with our products and networks and any security flaws, if exploited, could affect our ability to conduct internal business operations. End users, who rely on our software products and services for applications that are critical to their businesses, may have a greater sensitivity to product errors and security vulnerabilities than customers for software products generally. Software product errors and security flaws in our products or services could expose us to product liability, performance and/or warranty claims as well as harm our reputation, which could impact our future sales of products and services. In addition, we may be legally required to publicly report security breaches of our services, which could adversely impact future business prospects for those services.

Deterioration in our relationships with resellers, systems integrators and other third-parties that market and sell our products could reduce our revenues.

Our revenue growth will depend, in part, on adding new partners to expand our sales channels, as well as leveraging our relationships with existing partners. If our relationships with these resellers, system integrators and strategic and technology partners deteriorate or terminate, we may lose sales and marketing opportunities. Some current and potential customers rely on third-party systems integrators to implement and manage new and existing applications. These systems integrators may increase their promotion of competing enterprise software applications, or may otherwise discontinue their relationships with us.

Because we do not own all of the products that we license, we rely on our continued relationships with other software suppliers. Our failure to obtain licenses for third-party technologies could harm our business.

We license third-party software products that we incorporate into, or resell with, our own software products. For example, we incorporate in many of our products software supplied by Micro Focus International, Inc. We also have reseller and alliance relationships with IBM and other software suppliers businesses that allow us to resell their offerings with our products and services. These relationships and other technology licenses are subject to periodic renewal and may include minimum sales requirements. There can be no assurance that the licenses for these third-party technologies will not be terminated, that the licenses will be available on future terms acceptable to us, or that we will be able to license third-party software for future products. In the event that these third-party products were to become unavailable, we may be unable to readily replace these products with substitute products. Any interruption in the short term could have a detrimental effect on our ability to continue to market and sell those of our products relying on these specific third-party products and could adversely impact our business. Our use of third-party technologies exposes us to increased risks including, but not limited to, risks associated with the integration of new technology into our products, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs.

International sales and operations subject us to risks that can adversely affect our operating results.

We derive a substantial portion of our revenues, and have significant operations, outside of the U.S. Our international operations include software development, sales, customer support and administration. We face challenges in managing an organization operating in various countries, which can entail longer payment cycles and difficulties in collecting accounts receivable, fluctuations in currency exchange rates, overlapping tax regimes, difficulties in transferring funds from certain countries and reduced protection for intellectual property rights in some countries. We must comply with a variety of international laws and regulations, including trade restrictions, local labor ordinances, and import and export requirements. The risks and challenges associated with sales to customers outside the U.S. also include:

•	added costs and challenges inherent with localization of our product and service offerings, including the need for accurate translation into foreign languages and associated expenses;

•	laws and business practices that favor local competitors and may be unpredictable;

•	compliance with privacy and data protection laws and regulations;

•	compliance with applicable anti-corruption laws;

•	regional data privacy laws that apply to the transmission of data across international borders;

•	treatment of revenue from international sources and changes to tax codes, including being subject to foreign tax laws and being liable for paying withholding income or other taxes in foreign jurisdictions;

•	different pricing environments; and

•	difficulties in staffing and managing foreign operations.

We may experience foreign currency gains and losses.

Certain transaction gains and losses are generated from inter-company balances that are not considered to be long-term in nature that will be settled between subsidiaries. We also recognize transaction gains and losses from revaluing debt denominated in Euros and held by subsidiaries whose functional currency is the U.S. Dollar. We conduct a significant portion of our business in currencies other than the U.S. Dollar. Our revenues and operating results are affected when the U.S. Dollar strengthens or weakens relative to other currencies. Changes in the value of major foreign currencies, particularly the Euro and the British Pound relative to the U.S. Dollar, can significantly affect our revenues and operating results. Net foreign currency transaction gains and losses, resulting primarily from recognized balance sheet exposures, are recorded within earnings in the period incurred.

Litigation may adversely affect our business, financial condition and results of operations.

We are subject to legal and regulatory requirements applicable to our business and industry throughout the world. We are subject to various legal proceedings and the risk of litigation by employees, customers, patent owners, suppliers, stockholders or others through private actions, class actions, administrative proceedings or other litigation. Litigation can be lengthy, expensive, and disruptive to our operations and results cannot be predicted with certainty. There may also be adverse publicity associated with litigation, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations.

Regional business disruptions could adversely affect our operating results.

A significant portion of our critical business operations, including research and development, product maintenance, services support, and general and administrative support are concentrated in a few geographic areas. A disruption or failure of our systems could cause delays in completing sales and providing maintenance and services to customers. A major earthquake, fire or other catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems could severely affect our ability to conduct normal business operations and, as a result, our future operating results could be materially and adversely affected.

We must attract and retain account executives in our sales organization to achieve our revenue goals.

Revenue growth, and in particular software license revenue growth, requires that we have a sufficient number of trained account executives in our sales organization to develop leads and call on prospective customers. Competition in our industry for experienced account executives is intense. Competitors and other software companies may lure away our account executives through signing bonuses and other special incentives. The failure to attract and retain account executives will negatively impact our revenue growth. When we hire a new account executive, the time period required for that person to become productive will vary, depending on their experience and training and the customer pipeline and length of sales cycle.

If we are unable to attract and retain senior management, software developers, services consultants, finance and accounting specialists, and other qualified personnel, we will be unable to develop new products and increase our revenue and profitability.

We also rely on the continued service of our senior management, software developers, services consultants, finance and accounting specialists, and other key employees. In the software industry, there is substantial and continuous competition for highly skilled business, product development, technical, financial and other personnel. The failure to attract, train, retain and effectively manage employees could negatively impact our development and efforts and cause a degradation of our customer service. If we are unable to attract and retain finance and accounting personnel who have experience with the software industry and U.S. accounting requirements, we will have to rely on more costly contractors to fill the roles necessary for us to meet our governance and regulatory requirements.

We are required to delay revenue recognition into future periods for portions of our license and maintenance fee activity.

Our financial statements are prepared in accordance with GAAP. Under those rules, we are required to defer revenue recognition for software license fees and subscriptions and product updates and support fees in situations that include the following:

•	the customer agreement includes essential services, including significant modifications, customization or complex interfaces;

•	the customer agreement includes unique acceptance criteria;

•	the customer agreement includes extended or contingent payment terms or fees;

•	a third-party vendor, whose technology is incorporated into our products, delays delivery of its product to the customer; or

•	we are not able to establish historical pricing and maintenance renewal rates with respect to our products, such as where the customer agreement includes products that are under development or has other undelivered elements, to meet the vendor-specific objective evidence (“VSOE”) requirements of these accounting rules.

We expect that we will continue to defer recognition of portions of our license and maintenance fee activity in each period. The amount of software license fees and subscriptions revenue and product updates and support fees deferred may be significant and will vary each quarter, depending on the specific terms of contracts executed during each quarterly period. As a result, much of the revenue we report in each quarter is attributable to agreements entered into during previous quarters. Consequently, a decline in sales to new customers, renewals by existing customers or market acceptance of our products in any one quarter will not necessarily be fully reflected in the revenues in that quarter and will negatively affect our revenues and profitability in future quarters.

We may have exposure to additional tax liabilities.

As a multinational organization, we are subject to income taxes as well as non-income based taxes in both the U.S. as well as in various foreign jurisdictions. Significant judgment is required in determining our worldwide income tax provision and other tax liabilities. In the ordinary course of a global business, there are many intercompany transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable, there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals. We are also subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, both in the U.S. and various foreign jurisdictions. We are regularly under audit by tax authorities with respect to these non-income taxes and may have additional exposure to additional non-income tax liabilities.

Our effective tax rate may increase or fluctuate, which could increase our income tax expense and reduce our net income.

Our effective tax rate can be adversely affected by several factors, many of which are outside of our control, including:

•	changes in the relative proportions of revenues and income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;

•	changing tax laws, regulations, and interpretations in multiple jurisdictions in which we operate;

•	changes to the financial accounting rules for income taxes;

•	unanticipated changes in tax rates;

•	changes in accounting and tax treatment of equity-based compensation;

•	the tax effects of purchase accounting for acquisitions and restructuring charges that may cause fluctuations between reporting periods;

•	changes to the valuation allowance on net deferred tax assets; or

•	assessments, or any related tax interest or penalties, that could significantly affect our income tax expense for the period in which the settlements take place.

Based upon our corporate structure, a higher proportion of our income before taxes may be subject to U.S. tax compared to our predecessor companies and company groups. Since the combined U.S. federal and state tax rate is typically higher than the tax rates of the non-U.S. jurisdictions in which we operate, our tax expense and cash tax costs may increase as a result.

We report our results of operations in part based on our determination of the amount of taxes owed in the various tax jurisdictions in which we operate. Periodically, we receive notices from the relevant tax authorities claiming that we owe a greater amount of tax than we have reported. We regularly engage in discussions, and sometimes disputes, with these tax authorities regarding the amount of taxes owed. If the ultimate determination of our taxes owed is for an amount in excess of the tax provision we have recorded, our operating results, cash flows, and financial condition could be adversely affected.

We earn a significant amount of our operating income from outside the U.S., and any repatriation of funds currently held in foreign jurisdictions may result in higher effective tax rates for us. In addition, there have been proposals to change U.S. tax laws that would significantly impact how U.S. multinational corporations are taxed on foreign earnings. Although we cannot predict whether or in what form this proposed legislation will pass, if enacted it could have a material adverse impact on our tax expense and cash flow.

Our periodic workforce restructurings can be disruptive.

We have in the past restructured or made other adjustments to our workforce, including our direct sales force and development and support teams, on all of which we rely heavily, in response to management changes, product changes, performance issues, acquisitions and other internal and external considerations. In the past, our attempts to realign our sales force and other restructurings have generally resulted in a temporary lack of focus and reduced productivity. These effects could recur in connection with future acquisitions and other restructurings and we may be required to incur financial charges in the period when we make such decisions, which could have a material adverse impact on our results of operations for that period. We may decide to take additional restructuring actions from time to time to improve our operational efficiencies.

We may not receive significant revenues from our current research and development efforts for several years, if at all.

Developing software products is expensive, and the investment in product development often involves a long return on investment cycle. We have made and expect to continue to make significant investments in research and development and related product opportunities. Accelerated product introductions and short product life cycles require high levels of expenditures for research and development that could adversely affect our operating results if not offset by revenue increases. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we do not expect to receive significant revenues from these investments for several years, if at all.

The obligations associated with public filings require significant resources and management attention.

We file annual, quarterly and current reports with respect to our business and financial condition. Furthermore, the need to maintain the corporate infrastructure demanded of a registrant may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a registrant. However, the measures we take may not be sufficient to satisfy our obligations. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of debt discount, amortization of deferred financing costs and an interest factor attributable to operating leases.

(in millions, except ratios)	Six Months Ended October 31, 2015	11 Months Ended April 30, 2015	Fiscal Year Ended May 31,
			2014	2013	2012	2011
Fixed charges:
Interest expense on indebtedness	$151.3	$320.5	$378.3	$418.3	$468.4	$313.9
Rent interest factor(1)	8.7	16.9	17.6	18.7	21.0	14.5

Total fixed charges	$160.0	$337.4	$395.9	$437.0	$489.4	$328.4

Earnings:
Income (loss) before income tax	$71.6	$(32.5)	$134.3	$(53.6)	$(326.3)	$(191.2)
Fixed charges	160.0	337.4	395.9	437.0	489.4	328.4

Total earnings	$231.6	$304.9	$530.2	$383.4	$163.1	$137.2

Ratio of earnings to fixed charges(2)	1.4	—	1.3	—	—	—

Dollar amount of one-to-one coverage deficiency	$—	$32.5	$—	$53.6	$326.3	$191.2

(1)	Approximately 1⁄3 of our rent expense is deemed representative of the applicable interest factor.
(2)	Our ratio of earnings to fixed charges was below a one-to-one coverage for the 11 months ended April 30, 2015, fiscal 2013 and prior fiscal years presented as our earnings were not adequate to cover our fixed charges. The dollar amount of the coverage deficiency is reflected above.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the Registration Rights Agreements. Neither we nor any of our subsidiaries will receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes contemplated in this prospectus, we will receive the tendered outstanding Original Notes in like principal amount, the form and terms of which are substantially the same as the form and terms of the Exchange Notes for which these Original Notes are exchanged, except as otherwise described in this prospectus. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase in our outstanding debt. We will bear the expenses related to the exchange offer.

On April 1, 2015, we issued $1,030,000,000 in aggregate principal amount of the Original Dollar Notes and €350,000,000 of Original Euro Notes. The net proceeds from the sale of such notes were used to repay our then-outstanding $1,015,000,000 in aggregate principal amount 9 3⁄8% Senior Notes due 2019 and €250,000,000 10% Senior Notes due 2019, including the redemption premiums thereon, and to pay related transaction fees and expenses. On April 23, 2015, we issued $600,000,000 in aggregate principal amount of the Original Dollar Notes. The net proceeds from the sale of such notes were used to repay our then-outstanding $560,000,000 in aggregate principal amount 11 1⁄2% Senior Notes due 2018, including the redemption premium thereon, to pay related transaction fees and expenses and for general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of October 31, 2015. This information should be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes thereto included in this prospectus.

(in millions)	As of October 31, 2015
Cash and Cash Equivalents	$499.0

Debt:
First lien Term B-3 due June 3, 2020	$464.3
First lien Term B-5 due June 3, 2020	2,460.3
First lien Euro Term B due June 3, 2020	372.7
6.500% senior notes due May 15, 2022	1,630.0
5.750% senior notes due May 15, 2022	385.2
5.750% senior secured notes due August 15, 2020	500.0
Deferred financing fees, debt discounts and premiums, net	(128.7)

Total debt	5,683.8
Stockholder’s deficit	(813.0)

Total Capitalization	$4,870.8

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth Infor’s summary historical consolidated financial data for the periods and at the dates indicated. We have changed our fiscal year end from May 31 to April 30, effective for our fiscal year 2015. Beginning with the first quarter of our fiscal year 2015, our results are based on our new April 30 fiscal year end. Accordingly, we reported fiscal year 2015 as the 11-month transition period from June 1, 2014 through April 30, 2015. The historical consolidated statements of operations data for the years ended May 31, 2013 and 2014 and the 11-month period ended April 30, 2015, and the balance sheet data as of May 31, 2014 and April 30, 2015, have been derived from Infor’s audited consolidated financial statements and the related notes thereto, contained elsewhere in this prospectus. The historical consolidated statements of operations data for the years ended May 31, 2011 and 2012, and the historical consolidated balance sheet data as of May 31, 2011, 2012 and 2013 has been derived from our audited consolidated financial statements and the related notes thereto, which are not included elsewhere in this prospectus. The accompanying summary historical condensed consolidated statements of operations data for the six months ended October 31, 2014 and 2015 and balance sheet data as of October 31, 2015 have been derived from Infor’s unaudited condensed consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus. The historical results included below and elsewhere in this prospectus are not necessarily indicative of future performance.

The summary historical consolidated financial data presented below should be read together with the audited and unaudited consolidated financial statements and the related notes thereto and the sections entitled “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

(in millions)	11 Months Ended April 30, 2015(1)	Year Ended May 31,				Six Months Ended October 31,
		2014	2013	2012(2)	2011	2015(3)	2014
						(unaudited)	(unaudited)
Revenues:
Software license fees and subscriptions	$479.2	$548.3	$518.1	$505.3	$367.9	$260.9	$324.8
Product updates and support fees	1,330.3	1,465.9	1,441.2	1,284.4	995.8	710.9	745.7

Software revenues	1,809.5	2,014.2	1,959.3	1,789.7	1,363.7	971.8	1,070.5

Consulting services and other fees	629.4	747.6	758.7	751.0	510.0	331.8	368.3

Total revenues	2,438.9	2,761.8	2,718.0	2,540.7	1,873.7	1,303.6	1,438.8

Operating expenses:
Cost of software license fees and subscriptions(4)	109.7	99.8	86.4	90.1	65.6	70.8	62.6
Cost of product updates and support fees(4)	238.2	261.9	254.2	258.5	204.0	124.8	132.3
Cost of consulting services and other fees(4)	507.2	593.2	588.5	593.9	384.0	278.8	285.0
Sales and marketing	412.9	457.1	460.2	438.7	335.1	207.9	247.3
Research and development	369.8	391.8	351.9	322.3	207.4	198.9	206.3
General and administrative	177.9	192.8	210.4	233.4	185.5	90.9	106.5
Amortization of intangible assets and depreciation	222.9	264.3	275.7	323.6	237.3	115.4	126.4
Restructuring costs	5.7	18.6	10.2	67.8	14.9	8.2	11.3

Acquisition related and other costs	1.4	27.6	15.0	75.9	6.2	11.6	(0.7)

Total operating expenses	2,045.7	2,307.1	2,252.5	2,404.2	1,640.0	1,107.3	1,177.0

Income from operations	393.2	454.7	465.5	136.5	233.7	196.3	261.8
Total other expense, net	425.7	320.4	519.1	462.8	424.9	124.7	142.6

Income (loss) before income tax	(32.5)	134.3	(53.6)	(326.3)	(191.2)	71.6	119.2
Income tax provision (benefit)	(52.2)	12.6	22.6	(16.3)	(50.8)	16.9	32.6

Net income (loss)	19.7	121.7	(76.2)	(310.0)	(140.4)	54.7	86.6
Net loss attributable to noncontrolling interests	—	—	—	—	—	(1.0)	—

Net income (loss) attributable to Infor, Inc.	$19.7	$121.7	$(76.2)	$(310.0)	$(140.4)	$55.7	$86.6

(1)	Reflects the 11-month period of June 1, 2014 through April 30, 2015, as a result of the change in our fiscal year end. See Note 1, Nature of Business and Basis of Presentation – Fiscal Year, in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information.
(2)	On July 5, 2011 we completed our acquisition of Lawson Software, Inc. Fiscal 2012 includes Lawson results for the period from July 5, 2011 through May 31, 2012.
(3)	On September 18, 2015, we completed an acquisition of GT Nexus. The six months ended October 31, 2015 include GT Nexus’ results for the period of September 18, 2015 through October 31, 2015.
(4)	Excludes amortization of intangible assets and depreciation, which are separately stated below.

	As of April 30, 2015	As of May 31,				As of October 31, 2015
(in millions)		2014	2013	2012	2011
						(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$526.7	$575.3	$421.9	$384.4	$337.0	$499.0
Working capital deficit	(226.4)	(305.9)	(432.1)	(526.0)	(252.6)	(216.1)
Total assets(5)	6,048.5	6,656.9	6,454.3	6,400.9	4,612.7	6,647.6
Total debt, including current maturities(5)(6)	5,226.8	5,250.1	5,187.3	5,225.8	4,330.9	5,683.8
Total stockholders’ deficit	(796.8)	(460.0)	(563.9)	(620.5)	(1,214.7)	(813.0)

(5)	Adjusted to reflect adoption of the FASB guidance on the presentation of debt issuance costs as a direct deduction in the carrying amount of our long-term debt. See Note 2, Summary of Significant Accounting Policies—Adoption of New Accounting Pronouncements, in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information.
(6)	Over the past few fiscal years, in conjunction with our acquisitions, including Lawson in fiscal 2012 and GT Nexus in fiscal 2016, and in conjunction with the recapitalization and refinancing of our debt structure in fiscal 2012, 2013, 2014 and 2015, we have had significant changes to our long-term debt as we have entered into new credit facilities, issued various notes, amended certain existing facilities and repaid others. See Note 12, Debt, in the notes to our consolidated financial statements and Note 11, Debt, in the notes to our condensed consolidated financial statements included elsewhere in this prospectus for additional information.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements have been prepared by Infor to reflect our acquisition of GT Nexus, Inc. (“GT Nexus”), which was completed on September 18, 2015 (the “GT Nexus Acquisition”) and the related financing. In conjunction with the GT Nexus Acquisition, we issued $500.0 million aggregate principal amount of our 5.750% First Lien Senior Secured Notes due 2020 (the “Senior Secured Notes” and together with the GT Nexus Acquisition and the other related transactions, the “Transactions”) to fund a portion of the GT Nexus Acquisition purchase price.

The accompanying pro forma condensed combined financial information has been prepared by applying pro forma adjustments to the individual historical audited and unaudited financial statements of Infor and GT Nexus. The unaudited pro forma condensed combined statements of operations of Infor for the 11-month period ended April 30, 2015 and the six-month period ended October 31, 2015, are presented to show how Infor might have looked if the Transactions had occurred on June 1, 2014, the first day of our fiscal 2015.

The unaudited pro forma condensed combined financial information includes unaudited pro forma adjustments that we believe are factually supportable and directly attributable to the GT Nexus Acquisition and the issuance of the Senior Secured Notes. The unaudited pro forma condensed combined financial information was prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805 – Business Combinations and are based on Infor’s historical audited financial statements for the 11-month period ended April 30, 2015 and Infor’s historical unaudited financial statements for the six-month period ended October 31, 2015, and GT Nexus’ historical audited financial statements for the year ended December 31, 2014, GT Nexus’ historical unaudited financial statements for the six-month periods ended June 30, 2015 and 2014, and GT Nexus accounting records.

The unaudited pro forma condensed combined statements of operations do not include the following non-recurring items: (i) costs associated with the Transactions that are not capitalized as part of the Transactions and other costs associated with the issuance of the Senior Secured Notes; and (ii) adjustments related to deferred revenues that are not expected to have a recurring impact on earnings.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed combined financial information is presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project our results of operations or financial condition for any future period or as of any future date. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed combined financial information. In addition, these pro forma financial statements do not reflect the realization of any cost savings that we may achieve from operating efficiencies, synergies or other restructuring activities that may result from the GT Nexus Acquisition. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements used in preparation of these pro forma statements including Infor’s consolidated financial statements included elsewhere in this prospectus and GT Nexus’ consolidated financial statements included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Combined Statement of Operations

Fiscal Year ended April 30, 2015

(11-Month Transition Period from June 1, 2014 through April 30, 2015)

(in millions)	Infor (a)	GT Nexus (b)	Reclassification Adjustments (c)	Pro Forma Adjustments		Pro Forma
Revenues
Software license fees and subscriptions	$479.2	$—	$104.3	$—		$583.5
Product updates and support	1,330.3	—	—	—		1,330.3

Software revenues	1,809.5	—	104.3	—		1,913.8
Consulting services and other fees	629.4	—	23.8	—		653.2
Revenues	—	128.1	(128.1)	—		—

Total revenues	2,438.9	128.1	—	—		2,567.0

Expenses
Cost of software license fees and subscriptions (1)	109.7	—	26.1	—		135.8
Cost of product updates and support fees (1)	238.2	—	—	—		238.2
Cost of consulting services and other fees (1)	507.2	—	19.0	—		526.2
Cost of revenues	—	47.6	(47.6)	—		—
Sales and marketing	412.9	34.6	(0.6)	—		446.9
Research and development	369.8	28.8	(0.4)	—		398.2
General and administrative	177.9	21.9	(10.6)	—		189.2
Amortization of intangible assets and depreciation	222.9	—	11.9	28.8	(d)	263.6
Restructuring costs	5.7	—	2.1	—		7.8
Acquisition-related and other costs	1.4	—	0.1	—		1.5

Total operating expenses	2,045.7	132.9	—	28.8		2,207.4

Income from operations	393.2	(4.8)	—	(28.8)		359.6
Interest expense, net	320.1	0.4	—	28.6	(e)	349.1
Loss on extinguishment of debt	172.4	—	—	—		172.4
Other expense (income), net	(66.8)	0.1	—	—		(66.7)

Income (loss) before income tax	(32.5)	(5.3)	—	(57.4)		(95.2)
Income tax provision (benefit)	(52.2)	0.6	—	(22.4	)(f)	(74.0)

Net income (loss)	19.7	(5.9)	—	(35.0)		(21.2)
Net income attributable to noncontrolling interests	—	0.6	—	(7.6	)(g)	(7.0)

Net income (loss) attributable to Infor	$19.7	$(6.5)	$—	$(27.4)		$(14.2)

(1)	Excludes amortization of intangible assets and depreciation which are separately stated below.

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

Six Months Ended October 31, 2015

(in millions)	Infor (a)	GT Nexus (b)	Reclassification Adjustments (c)	Pro Forma Adjustments		Pro Forma
Revenues
Software license fees and subscriptions	$260.9	$—	$48.7	$—		$309.6
Product updates and support	710.9	—	—	—		710.9

Software revenues	971.8	—	48.7	—		1,020.5
Consulting services and other fees	331.8	—	10.0	—		341.8
Revenues	—	58.7	(58.7)	—		—

Total revenues	1,303.6	58.7	—	—		1,362.3

Expenses
Cost of software license fees and subscriptions (1)	70.8	—	11.4	—		82.2
Cost of product updates and support fees (1)	124.8	—	—	—		124.8
Cost of consulting services and other fees (1)	278.8	—	8.1	—		286.9
Cost of revenues	—	20.6	(20.6)	—		—
Sales and marketing	207.9	15.4	(0.1)	—		223.2
Research and development	198.9	11.9	(0.2)	—		210.6
General and administrative	90.9	12.2	(5.0)	—		98.1
Amortization of intangible assets and depreciation	115.4	—	5.0	11.9	(d)	132.3
Restructuring costs	8.2	—	0.1	—		8.3
Acquisition-related and other costs	11.6	—	1.3	11.9	(h)	1.0

Total operating expenses	1,107.3	60.1	—	—		1,167.4

Income from operations	196.3	(1.4)	—	—		194.9
Interest expense, net	151.1	0.2	—	11.9	(e)	163.2
Loss on extinguishment of debt	—	—	—	—		—
Other expense (income), net	(26.4)	0.2	—	—		(26.2)

Income (loss) before income tax	71.6	(1.8)	—	(11.9)		57.9
Income tax provision (benefit)	16.9	(0.2)	—	(5.3	)(f)	11.4

Net income (loss)	54.7	(1.6)	—	(6.6)		46.5
Net income attributable to noncontrolling interests	(1.0)	0.2	—	(3.5	)(g)	(4.3)

Net income (loss) attributable to Infor	$55.7	$(1.8)	$—	$(3.1)		$50.8

(1)	Excludes amortization of intangible assets and depreciation which are separately stated below.

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Description of Transactions

On September 18, 2015, we completed our acquisition of GT Nexus, a cloud-based supply chain management firm based in Oakland, California, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated August 10, 2015. Under the Merger Agreement, Infor (US), Inc., a wholly owned subsidiary of Infor, acquired GT Nexus for approximately $675.0 million in total consideration. We funded the total consideration related to the GT Nexus Acquisition through the proceeds of the issuance of the Senior Secured Notes discussed below, together with cash on hand and equity issued to certain shareholders and management of GT Nexus under the Stock Rollover and Equity Purchase Agreement (the “Rollover Agreement”) discussed below.

Concurrent with the execution of the Merger Agreement, certain holders of GT Nexus capital stock entered into the Rollover Agreement pursuant to which such holders contributed shares of GT Nexus capital stock and other cash consideration equaling $125.0 million that otherwise would represent, if the Rollover Agreement were not in place, the right to receive $125.0 million of the merger consideration, in exchange for equity interests in GT Topco, LLC (“GT Topco”) a subsidiary of Infor and the parent company of GT Nexus. The equity interest in GT Topco represents an 18.52% redeemable noncontrolling interest in GT Nexus.

On August 25, 2015, in connection with the GT Nexus Acquisition, we issued $500.0 million in aggregate principal amount of our 5.750% first lien senior secured notes at an issue price of 99.000%. The Senior Secured Notes mature on August 15, 2020, and bear interest at the applicable rate per annum that is payable semi-annually in cash in arrears, on February 15 and August 15 each year, beginning on February 15, 2016. The Senior Secured Notes and the related guarantees are secured by a first-priority lien, subject to certain exceptions and permitted liens, on all of the existing and future assets that secure our credit facilities. Net proceeds from the issuance of our Senior Secured Notes, after expenses and discount, of approximately $478.5 million were used to fund the GT Nexus Acquisition.

Note 2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements have been prepared based on the historical financial information of Infor and GT Nexus giving effect to the Transactions and applying the assumptions and pro forma adjustments described in these footnotes. We believe that the assumptions used and the adjustments made are reasonable given the information available as of the date of this registration statement. Certain footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted as permitted by SEC rules and regulations.

The financial periods required to be presented herein are based on Infor’s fiscal periods. Our fiscal year ends on April 30 while GT Nexus’ ended December 31. As such, for the purpose of presenting these pro forma financial statements, we used the financial statements for our fiscal year ended April 30, 2015, and the six-month period ended October 31, 2015, included elsewhere in this prospectus.

We have changed our fiscal year end to April 30 effective beginning with our fiscal year 2015. In transitioning to our new fiscal year end, we reported fiscal 2015 as the 11-month transition period of June 1, 2014 through April 30, 2015. The unaudited pro forma condensed combined statements of operations for fiscal 2015 presented herein includes our 11-month transition period and, in order to meet the SEC’s pro forma requirements of combining operating results for GT Nexus for an annual period that ends within 93 days of the end of Infor’s latest fiscal period, GT Nexus’ 11 months ended June 30, 2015, which is calculated as follows: (i) GT Nexus’ audited consolidated statement of operations for the year ended December 31, 2014; plus (ii) the unaudited condensed consolidated statement of operations for the six months ended June 30, 2015; less (iii) the unaudited condensed consolidated statement of operations for the six months ended June 30, 2014; less (iv) the unaudited results of GT Nexus for the month of July 2014.

The unaudited pro forma condensed combined statements of operations for the six months ended October 31, 2015, presented herein reflect our reported six-month results, which includes the results of operations of GT Nexus from September 18, 2015, the date of acquisition, and the results of operations for GT Nexus for the period prior to the GT Nexus Acquisition of May 1 through September 17, 2015. The GT Nexus results for the period prior to the GT Nexus Acquisition of May 1 through September 17, 2015, were derived from GT Nexus’ accounting records and were prepared on a basis consistent with GT Nexus’ audited consolidated financial statements.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended April 30, 2015 and the six-month period ended October 31, 2015 are based on the historical financial results of Infor and GT Nexus after giving effect to the Transactions as if they had occurred on June 1, 2014, the first day of our prior fiscal year. These pro forma statements of operations are based on the assumptions and adjustments which give effect to events that are: directly attributable to the Transactions; expected to have a continuing impact; and factually supportable, as described in the accompanying notes.

Note 2—Pro Forma Adjustments and Assumptions

Unaudited pro forma condensed combined statements of operations

(a)	Represents the historical consolidated results of operations of Infor for the 11-month period ended April 30, 2015, as reported for fiscal 2015, and the six months ended October 31, 2015, as applicable.

(b)	Represents the historical consolidated results of operations of GT Nexus for the 11-month period ended June 30, 2015, and the period prior to the GT Nexus Acquisition of May 1 through September 17, 2015, as applicable.

(c)	Represents the reclassification of certain of GT Nexus’ accounts in the statements of operations for the 11 months ended June 30, 2015, and the six months ended October 31, 2015, as applicable in order to conform to similar account classifications in Infor’s statement of operations presentation, including reclassification of the following:

(1)	Represents the reclassification of GT Nexus’ subscription-based revenues to software license fees and subscriptions;

(2)	Represents the reclassification of GT Nexus’ professional services and transaction-based revenues to consulting services and other fees;

(3)	Represents the reclassification of GT Nexus’ cost of subscription-based revenues to cost of software license fees and subscriptions;

(4)	Represents the reclassification of GT Nexus’ cost of professional services and transaction-based revenues to cost of consulting services and other fees;

(5)	Represents the reclassification of GT Nexus’ amortization and depreciation costs reflected in cost of revenues, sales and marketing, research and development, and general and administrative expenses to amortization of intangible assets and depreciation;

(6)	Represents the reclassification of GT Nexus’ restructuring charges reflected in general and administrative expenses to restructuring costs; and

(7)	Represents the reclassification of GT Nexus’ merger and transaction related costs reflected in general and administrative expenses to acquisition-related and other costs.

(d)	Represents the net adjustment to amortization expense related to the change in fair value or new identifiable intangible assets acquired in the GT Nexus Acquisition. The pro forma amortization expense was calculated on a straight-line basis using the new intangible assets’ range of estimated useful lives of three to twelve years. The calculation of the net adjustment to amortization expense is as follows:

(in millions)	11 Months Ended April 30, 2015	Six Months Ended October 31, 2015
Amortization of GT Nexus’ intangible assets	$36.5	$15.1
Less: GT Nexus’ historic amortization of intangible assets	(7.7)	(3.2)

Net adjustment to amortization of intangible assets	$28.8	$11.9

(e)	Represents the net adjustment to interest expense related to the Senior Secured Notes offered in conjunction with the GT Nexus Acquisition and the repayment of GT Nexus’ existing debt, calculated as follows:

(in millions)	11 Months Ended April 30, 2015	Six Months Ended October 31, 2015
Interest expense on Infor’s Senior Secured Notes (1)	$26.4	$10.9
Amortization of debt issuance costs and OID related to the Senior Secured Notes (2)	2.6	1.2
Less: GT Nexus historical interest expense, net	(0.4)	(0.2)

Net adjustment to interest expense	$28.6	$11.9

(1)	Represents the pro forma interest expense related to the Senior Secured Notes offered in conjunction with the GT Nexus Acquisition with a principal amount of $500.0 million, bearing a fixed interest rate of 5.750% per annum.
(2)	Represents the amortization of debt issuance costs and the original issue discount related to the Senior Secured Notes offered in conjunction with the GT Nexus Acquisition using the effective interest method over a period of five years.

(f)	Represents the adjustment to income taxes to reflect the unaudited pro forma adjustments at a blended statutory tax rate of 39.0% and the impact to the valuation allowance as a result of joining the Infor group.

(g)	Represents the 18.52% redeemable noncontrolling interests’ portion of the applicable periods’ results of operations associated with our acquisition of GT Nexus under the Rollover Agreement.

(h)	Represents Infor and GT Nexus’ non-recurring expenses recorded in the applicable period directly attributable to the GT Nexus Acquisition.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of Original Notes with an opportunity to acquire Exchange Notes which, unlike the Original Notes, will be freely transferable, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the transferring holder is not our affiliate within the meaning of the Securities Act and, provided further that such holder acquired the Exchange Notes in the ordinary course of its business and is not engaged in, and does not intend to engage in, a “distribution” of the Exchange Notes as such term is defined for purposes of the Securities Act.

On April 1, 2015, we issued and sold $1,030,000,000 in aggregate principal amount of the Original Dollar Notes and all of the Original Euro Notes to the Initial Purchasers pursuant to the purchase agreement dated March 18, 2015. On April 23, 2015, we issued and sold $600,000,000 in aggregate principal amount of the Original Dollar Notes to the Initial Purchasers pursuant to the purchase agreement dated April 9, 2015. The Original Notes were issued and sold in transactions not registered under the Securities Act in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act. The concurrent resales of the Original Notes by the initial purchasers to investors were done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Original Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance and sale of the Original Notes, we entered into the Registration Rights Agreements, pursuant to which we agreed to file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of Original Notes who are able to make certain representations the opportunity to exchange their Original Notes for Exchange Notes.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the Exchange Notes would, in general, be freely transferable (other than in a distribution as noted above) after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreements (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Each holder of Original Notes that exchanges such Original Notes for Exchange Notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Original Notes or Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

Terms of the Exchange Offer; Period for Tendering Outstanding Original Notes

Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all validly tendered Original Notes that were acquired pursuant to Rule 144A or Regulation S, provided such tender has not been withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Original Dollar Notes may be exchanged only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The Original Euro Notes may be exchanged only in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof.

The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Original Notes except that:

(1)	the Exchange Notes will be registered under the Securities Act and will not have legends restricting their transfer;

(2)	the Exchange Notes will not contain the registration rights and liquidated damages provisions contained in the outstanding Original Notes; and

(3)	interest on the Exchange Notes will accrue from the last interest date on which interest was paid on your Original Notes.

The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Original Notes when, as and if we have given oral or written notice of our acceptance to the relevant exchange agent. The exchange agents will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Original Notes will be promptly returned, without expense, to the tendering holder.

Holders who tender Original Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Original Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses” and “—Transfer Taxes” below.

The exchange offer will remain open for at least 20 full business days. The term “Expiration Date” will mean 5:00 p.m., New York City time, on             , 2016, unless we, in our sole discretion, extend the exchange offer, in which case the term “Expiration Date” will mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, we will:

(1)	notify the exchange agents of any extension by oral notice (promptly confirmed in writing) or written notice, and

(2)	mail to the registered holders an announcement of any extension, and issue a notice by press release or other public announcement before such expiration date.

We reserve the right, in our sole discretion:

(1)	if any of the conditions below under the heading “—Conditions of the Exchange Offer” shall have not been satisfied,

(a)	to delay accepting any Original Notes,

(b)	to extend the exchange offer, or

(c)	to terminate the exchange offer, or

(2)	to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Original Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for Tendering Original Notes Through Brokers and Banks

Since the Original Notes are represented by global book-entry notes, DTC, as depositary, or its nominee (in the case of the Original Dollar Notes) and a Common Depository for Euroclear and Clearstream (in the case of the Original Euro Notes) is treated as the registered holder of the Original Notes and will be the only entity that can tender your Original Notes for Exchange Notes. Therefore, to tender Original Notes subject to this exchange offer and to obtain Exchange Notes, you must instruct the institution where you keep your Original Notes to tender your Original Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The letter of transmittal that may accompany this prospectus may be used by you to give such instructions.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR ORIGINAL NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR ORIGINAL NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON             , 2016.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(1)	you or any other person acquiring Exchange Notes in exchange for your Original Notes in the exchange offer is acquiring them in the ordinary course of business;

(2)	neither you nor any other person acquiring Exchange Notes in exchange for your Original Notes in the exchange offer is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

(3)	neither you nor any other person acquiring Exchange Notes in exchange for your Original Notes has an arrangement or understanding with any person to participate in the distribution of Exchange Notes issued in the exchange offer;

(4)	neither you nor any other person acquiring Exchange Notes in exchange for your Original Notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(5)	if you or another person acquiring Exchange Notes in exchange for your Original Notes is a broker-dealer and you acquired the Original Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes.

BY TENDERING YOUR ORIGINAL NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the Exchange Notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Original Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the exchange offer, you or that person:

(1)	may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

(2)	must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Original Notes.

You may tender some or all of your Original Notes in this exchange offer. The Original Dollar Notes may be exchanged only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The Original Euro Notes may be exchanged only in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof.

When you tender your outstanding Original Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of outstanding Original Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Original Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(1)	reject any and all tenders of any particular Original Note not properly tendered;

(2)	refuse to accept any Original Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3)	waive any defects or irregularities or conditions of the exchange offer as to any particular Original Notes before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Original Notes as we will reasonably determine. Neither we, the exchange agents, the Trustee nor any other person will incur any liability for failure to notify you or any defect or irregularity with respect to your tender of Original Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of Original Notes held through DTC you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the outstanding Original Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Original Notes by causing the book-entry transfer of such Original Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Original Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the Expiration Date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(1)	name of the beneficial owner tendering such Original Notes;

(2)	account number of the beneficial owner tendering such Original Notes;

(3)	principal amount of Original Notes tendered by such beneficial owner; and

(4)	a confirmation that the beneficial holder of the Original Notes tendered has made the representations for our benefit set forth under “—Deemed Representations” above.

Procedures for Tendering

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the Original Notes are held in book-entry accounts maintained by the exchange agent at DTC, Euroclear and Clearstream, Luxembourg, a holder need not submit a letter of transmittal. However, all holders who exchange their Original Notes for exchange notes in accordance with procedures outlined below will be deemed to have acknowledged receipt of, and agreed to be bound by, and to have made all of the representations and warranties contained in the letter of transmittal.

Holders of Original Dollar Notes hold their notes through DTC. Holders of Original Euro Notes hold their notes through Euroclear or Clearstream, Luxembourg, which are participants in DTC.

To tender in the exchange offer, a holder must comply with the following procedures, as applicable:

•	Holders of Original Notes through DTC: If you wish to exchange your Original Notes and either you or your registered holder hold your Original Notes (either Original Dollar Notes or Original Euro Notes) in book-entry form directly through DTC, you must submit an instruction and follow the procedures for book-entry transfer as provided under “—Book-Entry Transfer.”

•	Holders of Original Notes through Euroclear or Clearstream, Luxembourg: If you wish to exchange your Original Notes and either you or your registered holder hold your Original Notes (either Original Dollar Notes or Original Euro Notes) in book-entry form directly through Euroclear or Clearstream, Luxembourg, you should be aware that pursuant to their internal guidelines, Euroclear and Clearstream, Luxembourg will automatically exchange your Original Notes for exchange notes. If you do not wish to participate in the exchange offer, you must instruct Euroclear or Clearstream, Luxembourg, as the case may be, to “Take No Action”; otherwise your Original Notes will automatically be tendered in the exchange offer, and you will be deemed to have agreed to be bound by the terms of the letter of transmittal.

Only a registered holder of record of Original Notes may tender Original Notes in the exchange offer. If you are a beneficial owner of Original Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you may request your respective broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you. Alternatively, if you are a beneficial owner and you wish to act on your own behalf in connection with the exchange offer, you must either make appropriate arrangements to register ownership of the Original Notes in your name or obtain a properly completed bond power from the registered holder.

The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the Original Notes held by the holder, the tendering holder should so indicate. The amount of Original Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of Original Notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “—Book-Entry Transfer,” to the exchange agent is at the election and risk of the holder. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assume delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or Original Notes to us. Delivery of documents to DTC, Euroclear or Clearstream, Luxembourg in accordance with their respective procedures will not constitute delivery to the exchange agent.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date. If the applicable letter of transmittal is signed by the record holder(s) of the Original Notes tendered, the signature must correspond with the name(s) written on the face of the original note without alteration, enlargement or any change whatsoever. If a letter of transmittal is signed by the participant in DTC or Euroclear or Clearstream, Luxembourg, as applicable, the signature must correspond with the name as it appears on the security position listing as the holder of the Original Notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the Financial industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or “an eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless the Original Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If a letter of transmittal is signed by a person other than the registered holder of any Original Notes, the Original Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Original Notes and an eligible institution must guarantee the signature on the bond power.

If a letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Original Notes. Our determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the exchange agents, the Trustee nor any other person will incur any liability for failure to give notification. Tenders of Original Notes will not be deemed made until those defects or irregularities have been cured or waived.

Original Notes received by either exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by such exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.

In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date, and (b) to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

The exchange agent for the Original Dollar Notes has established an account with respect to the Original Dollar Notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Original Dollar Notes by causing DTC to transfer such Original Dollar Notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for such transfer. Pursuant to their internal guidelines, Euroclear and Clearstream, Luxembourg will automatically exchange Original Notes for Exchange Notes on behalf of the holders of the Original Notes. If they do not wish to participate in the exchange offer, the registered holder of Original Notes on the records of Euroclear or Clearstream, Luxembourg must instruct Euroclear or Clearstream, Luxembourg, as the case may be, to “Take No Action”; otherwise such Original Notes will be tendered in the exchange offer, and the holder of such notes will be deemed to have agreed to be bound by the terms of the letter of transmittal. The exchange for Original Notes so tendered will only be made after a timely confirmation of a book-entry transfer of Original Notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message transmitted by DTC, Euroclear or Clearstream as the case may be, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express or deemed acknowledgment from a participant tendering Original Notes and that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgement from the tendering participant that the representations contained in the appropriate letter of transmittal and described below are true and correct.

BY SENDING AN AGENT’S MESSAGE TO DTC, EUROCLEAR OR CLEARSTREAM, AS APPLICABLE, PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Original Notes through DTC, Euroclear or Clearstream and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Original Notes. We will ask the exchange agent to instruct DTC to promptly return those Original Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Original Notes on behalf of holders of the Original Notes.

Acceptance of Outstanding Original Notes for Exchange; Delivery of Exchange Notes

We will accept validly tendered Original Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Original Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered Original Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the Notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal Rights

You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the Expiration Date.

For a withdrawal to be effective, you should contact your bank or broker where your Original Notes are held and have them send an ATOP notice of withdrawal (in the case of Original Notes held through DTC) or on electronic instruction (in the case of Original Notes held through Euroclear or Clearstream) so that it is received by the exchange agent before 5:00 p.m., New York City time, on the Expiration Date. Such notice of withdrawal must:

(1)	specify the name of the person that tendered the Original Notes to be withdrawn;

(2)	identify the Original Notes to be withdrawn, including the CUSIP number or ISIN number (as applicable) and principal amount at maturity of the Original Notes; and

(3)	specify the name and number of an account at the DTC, Euroclear or Clearstream (as applicable) to which your withdrawn Original Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Original Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Original Notes that have been tendered but not exchanged, or credit them to the DTC, Euroclear or Clearstream account (as applicable). You may re-tender properly withdrawn Original Notes by following one of the procedures described above before the expiration date.

Conditions of the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Original Notes and may terminate the exchange offer (whether or not any Original Notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists and such condition has not been waived by us in our sole reasonable discretion or satisfied, prior to the Expiration Date:

•	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign or if there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)	seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Original Notes in the exchange offer; or

•	any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would (a) directly or indirectly result in any of the consequences referred to in clauses (1) or (2) above, (b) result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above, or (c) otherwise make it inadvisable to proceed with the exchange offer; or

•	any of the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•	any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Original Notes or the Exchange Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

•	there shall occur a change in the current interpretation by the Staff of the SEC which permits the Exchange Notes issued pursuant to the exchange offer in exchange for Original Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•	we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists and has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any Original Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Original Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange Agent

Wilmington Trust, National Association has been appointed as Dollar Notes Exchange Agent in connection with the exchange offer for the Original Dollar Notes. Questions and requests for assistance, as well as requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the Exchange Agent at its offices at Wilmington Trust, National Association, Global Capital Markets, 1100 North Market Street, Wilmington, DE 19890, Attention: Workflow Management, Email: DTC2@wilmingtontrust.com. The Dollar Notes Exchange Agent’s telephone number is 302-636-6470 and facsimile number is
302-651-8945.

Citibank, N.A. London Branch has been appointed as Euro Notes Exchange Agent in connection with the Exchange Offer for the Original Euro Notes. Questions and requests for assistance, as well as requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the Exchange Agent at its offices at Citibank, N.A. London Branch, Citibank, N.A., 13th Floor Citigroup Centre, Canada Square, London E14 5LB, United Kingdom, Attention: Exchange Team. The Euro Notes Exchange Agent’s telephone number is                                  and facsimile number is +44(0) 20 3320 2405.

Fees and Expenses

The principal solicitation for the Original Dollar Notes is being made through DTC by Wilmington Trust, National Association, as exchange agent, and the principal solicitation for the Original Euro Notes is being made through Euroclear and Clearstream by Citibank, N.A. London Branch, as exchange agent. We will pay each exchange agent customary fees for its services, reimburse each exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our authorized agents’ respective officers, employees and by persons so engaged by the exchange agent.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the existing Original Notes, as reflected in our accounting records on the date of exchange. Accordingly, none of Infor, Inc., the Issuer or any of their subsidiaries will recognize any gain or loss for accounting purposes.

Transfer Taxes

If you tender outstanding Original Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Original Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING ORIGINAL NOTES.

If you do not tender your outstanding Original Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above, and your Original Notes will continue to be subject to the provisions of the Indenture regarding transfer and exchange of the Original Notes and the restrictions on transfer of the Original Notes imposed by the Securities Act and state securities laws when we complete the exchange offer. These transfer restrictions are required because the Original Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Original Notes in the exchange offer, your ability to sell or otherwise transfer your Original Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture governing the Original Notes provides for if we do not complete the exchange offer.

Consequences of Failure to Exchange

The Original Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Original Notes may be resold only:

(1)	to us upon redemption thereof or otherwise;

(2)	so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Shelf Registration

The Registration Rights Agreements also requires that we file a shelf registration statement if:

(1)	we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law or SEC policy;

(2)	a law or SEC policy prohibits a holder from participating in the exchange offer;

(3)	a holder cannot resell the Exchange Notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

(4)	a holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates.

We will also register the Exchange Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register Exchange Notes in any jurisdiction unless a holder requests that we do so.

Original Notes may be subject to restrictions on transfer until:

(1)	a person other than a broker-dealer has exchanged the Original Notes in the exchange offer;

(2)	a broker-dealer has exchanged the Original Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker-dealer on or before the sale;

(3)	the Original Notes are sold under an effective shelf registration statement that we have filed; or

(4)	the Original Notes are sold under Rule 144 of the Securities Act.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We have changed our fiscal year end from May 31 to April 30, effective for our fiscal year 2015. Beginning with the first quarter of our fiscal year 2015, we reported our quarterly results based on our new fiscal calendar. Accordingly, in this prospectus, we have reported fiscal year 2015 as the 11-month transition period from June 1, 2014 through April 30, 2015 and we have reported the second quarter of fiscal year 2016 as the three months ended October 31, 2015, and the second quarter of fiscal year 2015 as the three-month period ended October 31, 2014. The six-month period ended October 31, 2014 includes the results of May 2014, the last month of our previously reported fiscal year 2014. As a result, the year-to-date through October period of fiscal 2015 included three quarter-end months, May 2014, July 2014 and October 2014, when sales volumes tend to be higher. In contrast, the year-to-date through October period of fiscal 2016 included May 2015, the first month of the fiscal year, when sales volumes are ordinarily lower. This difference has resulted in difficult year-over-year comparisons for the year-to-date through October Period of fiscal 2016.

To facilitate comparisons to our fiscal 2015 11-month transition period within this section, we have presented the similar unaudited 11-month period as recast for fiscal 2014 (June 1, 2013 through April 30, 2014). Financial results of fiscal 2014 compared to fiscal 2013 are presented as originally reported based on our 12-month fiscal years ended May 31, 2014 and 2013.

The following discussion should be read in conjunction with the audited and unaudited consolidated financial statements and the related notes thereto and the section entitled “Selected Historical Consolidated Financial Data” appearing elsewhere in this prospectus.

The discussion and analysis of our financial condition and results of operations are based upon our audited financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of our financial statements, the reported amounts of revenues and expenses during the reporting periods presented, as well as our disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and assumptions, including, but not limited to, those related to revenue recognition, allowance for doubtful accounts and sales returns, fair value of equity-based compensation, fair value of acquired intangible assets and goodwill, useful lives of intangible assets and property and equipment, income taxes, restructuring obligations and contingencies and litigation. We base our estimates and assumptions on our historical experience and on other information available to us at the time that these estimates and assumptions are made. We believe that these estimates and assumptions are reasonable under the circumstances and form the basis for making judgments about the carrying values of our assets and liabilities that are not readily apparent from other sources. Actual results and outcomes could differ from our estimates.

Any reference to we, our, us, Infor or the Company refers to Infor, Inc. and its consolidated subsidiaries.

Management Overview

General

Infor is a global provider of enterprise business applications software and services focused primarily on medium and large enterprises. We design, develop, market, distribute and service enterprise software applications that help organizations manage their businesses. We deliver integrated enterprise business solutions including customer relationship management (“CRM”), enterprise asset management (“EAM”), enterprise resource planning, financial management, human capital management (“HCM”), performance management, product lifecycle management, property management systems, central reservations systems, supplier relationship management and supply chain management (“SCM”), including business-specific inventory management, transportation logistics, manufacturing and warehouse management software. Infor also offers software license updates and product support as well as other services including consulting, advanced product services, hosting and education.

We offer a broad range of highly functional and technically advanced software applications and industry-specific solutions that we believe help our customers improve their business processes and reduce costs, resulting in better business or operational performance. Our solutions help automate and integrate critical business processes which enable our customers to better manage their suppliers, partners, customers and employees.

We specialize in and target specific industries (or verticals) and have industry-specific business units that leverage our industry-oriented products and teams. We provide industry-specific enterprise software products to companies in the manufacturing, healthcare, distribution, public sector, automotive, service industries, equipment services, management and rental, consumer products and retail, and hospitality industries. Our industry-specific approach allows us to focus on specialized software programs that take less time and cost to meet target customers’ specific needs during periods of implementation and upgrade. Augmenting our vertical-specific applications, we have leading horizontal software applications, including our CRM, EAM, HCM, SCM and financial application suites, which, through our proprietary light-weight middleware solution ION®, are integrated with our enterprise software applications and sold across verticals. By delivering deep industry functionality coupled with lightweight integration, our customers can take advantage of these mission-critical applications and suites in the cloud, running on Amazon Web Services, a cloud infrastructure industry-leader.

We generate revenue primarily from the sale of perpetual software licenses granting customers use of our software products, providing access to software products through our Software-as-a-Service (SaaS) subscription offerings, providing product updates and support and providing consulting services to our customers. We operate in three segments: License, Maintenance and Consulting. We market and sell our software and services primarily through a direct sales force, which is augmented by systems integrators and resellers. In addition to providing software products, we generate substantial recurring revenue by providing on-going software support services to our customers through our product update and support programs. The product updates and support we provide are valued by our customers as evidenced by our high annual maintenance retention rates. We also help our customers implement and use our applications effectively through our consulting services offerings, including training, implementation and consulting services.

We serve a large, diverse and specialized global customer base across three geographic regions—the Americas, Europe, Middle East and Africa (“EMEA”) and Asia Pacific (“APAC”). As of October 31, 2015, we have approximately 14,170 employees worldwide and have offices in 43 countries. We have established a worldwide infrastructure for distribution, development and support of our enterprise software. This worldwide coverage provides us with both economies of scale and the ability to leverage our geographical expertise to effectively enter new markets and segments. In the first six months of fiscal 2016, the Americas, EMEA and APAC regions generated approximately 63.1%, 29.7% and 7.2% of our revenues, respectively. Though we have a considerable presence outside of the U.S. today, we continue to believe we have significant opportunities to expand internationally and capture market share, especially in the EMEA and APAC regions.

Second Quarter Fiscal 2016 and Fiscal 2015 Overview

Acquisitions

An acquisition program is an important element of our corporate strategy. We have invested billions of dollars to acquire a number of complementary companies, products, services and technologies. We believe our acquisition program strengthens our competitive position, enhances the products and services that we can offer to customers, expands our customer base, provides greater scale to accelerate innovation, grows our revenues and earnings, and increases our overall value. We expect to continue to acquire companies, products, services and technologies in furtherance of our corporate strategy. See Note 3, Acquisitions, for additional information related to our recent acquisitions.

We believe we can fund future acquisitions with our internally available cash, cash equivalents and marketable securities, cash generated from operations or additional borrowings. We estimate the financial impact of any potential acquisition with regard to earnings, operating margin, cash flow and return on invested capital targets before deciding to move forward with an acquisition.

Fiscal 2016 Acquisitions

On September 18, 2015, we acquired a majority ownership stake of 81.48% in GT Nexus, Inc., for $550.0 million, net of cash acquired (the “GT Nexus Acquisition”). GT Nexus is a cloud-based SCM firm based in Oakland, California and provides the cloud platform that some of the world’s largest companies, across many sectors, such as manufacturing and retail, use to monitor and orchestrate their global supply chains including automation of sourcing, trade finance and logistics operations, enabling Infor to create a global commerce cloud providing end-to-end visibility and control across physical and financial supply chains. We funded the total consideration related to this transaction through the use of the proceeds of the issuance of our Senior Secured Notes discussed below, together with cash on hand and equity issued to certain shareholders and management of GT Nexus.

Fiscal 2015 Acquisitions

In fiscal 2015, we completed one acquisition. On September 2, 2014, we acquired the assets of Saleslogix, a division of privately held Swiftpage, Inc., for approximately $30.1 million, net of cash acquired. Based in Scottsdale, Arizona, Saleslogix is a provider of SaaS CRM software accessible via mobile devices, desktops, and laptops. The acquisition of Saleslogix complemented our CRM product offerings and added additional sales and service functionality to our industry-focused Infor CloudSuites in the high-growth CRM market.

Financing Activities

Over the past few fiscal years, we have undertaken significant financing activities in conjunction with our acquisitions and the recapitalization and refinancing of our debt structure.

On August 25, 2015, in connection with the GT Nexus Acquisition, we issued $500.0 million in aggregate principal amount of 5.75% first lien senior secured notes. Net proceeds from the issuance of our Senior Secured Notes, after expenses, of approximately $478.5 million were used to fund the GT Nexus Acquisition, and to pay related transaction fees and expenses. See Liquidity and Capital Resources – Long-Term Debt below for details.

In fiscal 2015 we issued $1,630.0 million in aggregate principal amount of our 6.5% Senior Notes and €350.0 million aggregate principal amount of our 5.75% Senior Notes. The proceeds from the issuance of the 6.5% and 5.75% Senior Notes were used to repay the balance of all of our outstanding senior notes, including our 9 3/8%, 10.0% and 11.5% Senior Notes, as well as applicable redemption premiums thereon, accrued and unpaid interest, and to pay related transaction fees and expenses.

In fiscal 2014 we amended our Credit Agreement to refinance all of our then outstanding term loans under our credit facilities at favorable interest rates and extended the applicable maturity dates.

See Liquidity and Capital Resources—Long-Term Debt, below for details of our financing activities.

In addition, in fiscal 2014 affiliates of Infor issued senior notes to finance the repayment of their existing debt and fund distributions to our equity investors. On April 8, 2014, Infor Software Parent, LLC (“HoldCo”), an indirect holding company for Infor, and its direct subsidiary Infor Software Parent, Inc., issued $750.0 million in aggregate principal amount of their 7.125%/7.875% Senior Contingent Cash Pay Notes (the “HoldCo Notes”). Proceeds from the sale of these notes were used to repay the outstanding balance of HoldCo’s affiliate’s existing debt of $166.8 million, to make a $565.5 million distribution to HoldCo equityholders, to pay a call premium and accrued interest related to their existing debt, and to pay related transaction fees and expenses. We may from time-to-time service interest payments related to these notes. Any payment of interest that we may pay will be funded primarily through dividend distributions from Infor to HoldCo. We have not reflected these notes in our consolidated financial statements for any of the periods presented. See Note 12, Debt, in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information related to our affiliate company borrowings.

Restructuring Activities

Over the past few years, in response to the challenging and sometimes uncertain domestic and global economic conditions, we have undertaken certain restructuring actions to reduce our headcount and streamline our operations. We have also taken certain actions to better focus our efforts on our targeted industry-specific solutions. In addition, as a result of our active acquisition program, we have taken certain actions related to acquired entities over the past few years to streamline back-office functions and eliminate redundancies incurred through acquisitions. We also restructured and consolidated office lease arrangements to eliminate redundant locations worldwide.

Our results for fiscal 2015, fiscal 2014 and fiscal 2013 include restructuring charges of $5.7 million, $18.6 million and $10.2 million, respectively, relating to these actions. We continue to closely monitor our discretionary spending while preserving targeted investments that we believe will facilitate our long-term growth and increase our operational efficiencies. We may consider possible future actions to reduce our operating costs if circumstances warrant.

Foreign Currency

A significant portion of our business is conducted in currencies other than the U.S. Dollar, particularly the Euro and British Pound. Our revenues and operating expenses are affected by fluctuations in applicable foreign currency exchange rates. Downward fluctuations in the value of the U.S. Dollar compared to a foreign currency generally have the effect of increasing our revenues but also increasing our operating expenses denominated in currencies other than the U.S. Dollar. Similarly, strengthening in the U.S. Dollar compared to foreign currency exchange rates generally has the effect of reducing our revenues but also reducing our operating expenses denominated in currencies other than the U.S. Dollar. In addition, we have certain intercompany transfer pricing transactions, intercompany loans and other intercompany transactions that are not considered permanent in nature. Fluctuations in applicable foreign currency exchange rates on these intercompany balances may impact our results of operations.

For the second quarter of fiscal 2016, the average exchange rates for the U.S. Dollar against the Euro and British Pound strengthened by approximately 13.6% and 5.8%, respectively, as compared to the average exchange rates for the second quarter of fiscal 2015. For the six months ended October 31, 2015, the average exchange rates for the U.S. Dollar against the Euro and British Pound strengthened by approximately 16.0% and 7.1%, respectively, as compared to the average exchange rates for the corresponding period of fiscal 2015.

Our international operations have provided and will continue to provide a significant portion of our total revenues and expenses. As a result, total revenues and expenses will continue to be affected by changes in the U.S. Dollar against major international currencies. In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, we compare the percent change in the results from one period to another period using constant currency disclosure. To present this information, the most current period results for our entities reporting in currencies other than the U.S. Dollar are converted into U.S. Dollars at constant exchange rates (i.e., the average rates in effect in the prior comparable period) rather than the actual exchange rates in effect during the respective period. In each of the tables below, we present the percent change based on actual results in reported currency and in constant currency.

The following tables summarize the period-over-period change, both in U.S. Dollars and percentages, in revenues and costs and expenses, isolating the fluctuations in exchange rates from changes in activity and pricing on a constant currency basis for the periods indicated:

(in millions, except percentages) Three Months Ended October 31, 2015 vs. 2014	Change Due to Currency Fluctuations	Change in Constant Currency	Total Change	Change Due to Currency Fluctuations	Change in Constant Currency	Total Change
Revenues:
Software license fees and subscriptions	$(6.3)	$13.4	$7.1	(4.8)%	10.1%	5.3%
Product updates and support fees	(20.8)	3.1	(17.7)	(5.6)	0.8	(4.8)

Software revenues	(27.1)	16.5	(10.6)	(5.4)	3.3	(2.1)
Consulting services and other fees	(13.6)	1.9	(11.7)	(7.6)	1.1	(6.5)

Total revenues	$(40.7)	$18.4	$(22.3)	(6.0)%	2.7%	(3.3)%

Total operating expenses	$(35.5)	$39.1	$3.6	(6.3)%	6.9%	0.6%

(in millions, except percentages) Six Months Ended October 31, 2015 vs. 2014	Change Due to Currency Fluctuations	Change in Constant Currency	Total Change	Change Due to Currency Fluctuations	Change in Constant Currency	Total Change
Revenues:
Software license fees and subscriptions	$(13.7)	$(50.2)	$(63.9)	(4.2)%	(15.5)%	(19.7)%
Product updates and support fees	(46.1)	11.3	(34.8)	(6.2)	1.5	(4.7)

Software revenues	(59.8)	(38.9)	(98.7)	(5.6)	(3.6)	(9.2)
Consulting services and other fees	(30.6)	(5.9)	(36.5)	(8.3)	(1.6)	(9.9)

Total revenues	$(90.4)	$(44.8)	$(135.2)	(6.3)%	(3.1)%	(9.4)%

Total operating expenses	$(77.6)	$7.9	$(69.7)	(6.6)%	0.7%	(5.9)%

(in millions, except percentages) 11 Months Ended April 30, 2015 vs. 2014 (unaudited—recast)	Change Due to Currency Fluctuations	Change in Constant Currency	Total Change as Reported	Change Due to Currency Fluctuations	Change in Constant Currency	Total Change as Reported
Revenues:
Software license fees and subscriptions	$(24.2)	$75.6	$51.4	(5.7)%	17.7%	12.0%
Product updates and support fees	(44.3)	33.7	(10.6)	(3.3)	2.5	(0.8)

Software revenues	(68.5)	109.3	40.8	(3.9)	6.2	2.3
Consulting services and other fees	(33.1)	(14.5)	(47.6)	(4.9)	(2.1)	(7.0)

Total revenues	$(101.6)	$94.8	$(6.8)	(4.2)%	3.9%	(0.3)%

Total operating expenses	$(75.6)	$43.8	$(31.8)	(3.6)%	2.1%	(1.5)%

(in millions, except percentages) Year Ended May 31, 2014 vs. 2013	Change Due to Currency Fluctuations	Change in Constant Currency	Total Change as Reported	Change Due to Currency Fluctuations	Change in Constant Currency	Total Change as Reported
Revenues:
Software license fees and subscriptions	$(0.1)	$30.3	$30.2	0.0%	5.8%	5.8%
Product updates and support fees	3.1	21.6	24.7	0.2	1.5	1.7

Software revenues	3.0	51.9	54.9	0.2	2.6	2.8
Consulting services and other fees	3.3	(14.4)	(11.1)	0.4	(1.9)	(1.5)

Total revenues	$6.3	$37.5	$43.8	0.2%	1.4%	1.6%

Total operating expenses	$3.6	$51.0	$54.6	0.1%	2.3%	2.4%

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in conformity with GAAP which requires us to make certain estimates, judgments and assumptions. We believe that these estimates, judgments and assumptions are reasonable based upon information available to us at the time that they are made. These estimates, judgments and assumptions can affect the reported amounts of our assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. To the extent there are material differences between these estimates, judgments or assumptions and actual results, our financial statements will be affected.

Our significant accounting policies are described in detail in Note 2, Summary of Significant Accounting Policies, in the notes to our consolidated financial statements included elsewhere in this prospectus. The policies that reflect those areas that require more significant judgments, and use of estimates and assumptions in the preparation of our financial statements and include the following:

•	Revenue Recognition;

•	Business Combinations;

•	Restructuring;

•	Valuation of Accounts Receivable;

•	Valuation and Assessment of Impairment of Goodwill and Intangible Assets;

•	Income Taxes and Valuation of Deferred Tax Assets;

•	Contingencies—Litigation Reserves; and

•	Equity-Based Compensation.

In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result. Our senior management has reviewed our critical accounting policies and related disclosures with the Audit Committee of our Board of Directors.

There have been no material changes to our critical accounting policies and estimates during the first six months of fiscal 2016.

Revenue Recognition

Revenue is a key component of our results of operations and is a key metric used by management and investors to evaluate our performance. Revenue recognition for software businesses is very complex. We follow specific guidelines in determining the proper amount of revenue to be recorded. However, certain judgments affect the application of our revenue recognition policy. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from year to year. The significant judgments for revenue recognition typically involve whether collectability can be considered probable and whether fees are fixed or determinable. In addition, our transactions often consist of multiple-element arrangements, which typically include software license fees, maintenance and support fees and consulting service fees. The amounts of revenue reported in our Consolidated Statements of Operations may vary, due to the amount of judgment required to address significant assumptions, risks and uncertainties in applying the guidelines under GAAP.

We generate revenues primarily by licensing software and SaaS subscriptions, providing software support and product updates, and providing consulting services to our customers. We record revenues in accordance with the guidance provided by ASC 985-605, Software—Revenue Recognition, and ASC 605, Revenue Recognition. Revenue is recorded net of applicable taxes. Our specific revenue recognition policies are as follows:

Software license fees and subscriptions

Software license fees and subscriptions revenues are primarily from sales of perpetual software licenses granting customers use of our software products and access to software products through our SaaS subscription offerings. Software license fees are recognized when the following criteria are met: 1) there is persuasive evidence of an arrangement, 2) the software product has been delivered, 3) the fees are fixed or determinable, and 4) collectability is reasonably assured. SaaS subscription revenues are recognized over the contract term once the software is made available through our SaaS offerings.

We do not generally offer rights of return or acceptance clauses. If a software license contains rights of return or customer acceptance criteria, recognition of the software license fee revenue is deferred until the earlier of customer acceptance or the expiration of the acceptance period or cancellation of the right of return.

We record revenues from sales of third-party products on a “gross” basis pursuant to ASC 605-45 Revenue Recognition, Principal Agent Considerations when we 1) have obtained persuasive evidence of an arrangement, 2) have taken title to the products being sold and 3) have the risks and rewards of ownership such as retaining the risk for collection. If these criteria have not been met, revenue is recognized net of related direct costs.

Revenue arrangements through our resellers that involve Infor contracting directly with an end user follow the same revenue recognition rules as our direct sales business. Revenue arrangements which involve Infor contracting directly with a reseller are generally recognized when the reseller purchases a product for resale to an identified end user provided that all other revenue recognition criteria have been met.

We enter into multiple element arrangements for software and software related products and services, which may include software licenses, product updates and support and/or implementation and consulting services agreements. Revenue is allocated to undelivered elements based upon their fair value as determined by vendor-specific objective evidence (“VSOE”). VSOE of fair value for the elements in an arrangement reflects the price charged when the undelivered element is sold separately.

We generally do not have VSOE of fair value for software license fees as software licenses are typically not sold separately from product updates and support. Since the fair value of a delivered element (license) has not been established, the residual method is used to record license revenue when VSOE of fair value of all undelivered elements is determinable. Under the residual method, the VSOE of fair value of an undelivered element (product updates and support and/or services) is deferred and the remaining portion of the fee is allocated to the delivered element (license) and is recognized as revenue in accordance with the provisions of ASC 985-605. In instances where VSOE of fair value of one or more of the undelivered elements is not established, license revenue is recognized ratably over the term of the arrangement once all other services have been delivered and one undelivered element remains.

Certain software products are offered as term based license arrangements where the customer has the right to use the software for a specified period of time. Under these arrangements, license fees for multi-year term licenses can either be recognized up front when product updates and support obligations are charged separately and the product updates and support renewal rate and term are considered substantive, or are recognized ratably over the term of the underlying arrangement if the product updates and support renewal rate and term are not considered to be substantive.

For customer arrangements that include software license fees, implementation and/or other consulting services, the portion of the fees related to software licenses is generally recognized when delivered, as the implementation and consulting services typically qualify for separate recognition. The significant factors considered in determining whether the elements constitute multiple units of accounting for revenue recognition purposes include: 1) the nature of the services and consideration of whether the services are essential to the functionality of the licensed product, 2) degree of risk related to delivering the services, 3) availability of comparable services from other vendors, 4) timing of payments and 5) impact of milestones or acceptance criteria on the recognition of the software license fee. The portion of the fees related to implementation and other consulting services is recognized as such services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the services, revenues are deferred until the uncertainty is sufficiently resolved. If it is determined that the services are not separable from the arrangement for revenue recognition purposes, the license fees and services are recognized using contract accounting either on a percentage of completion basis, measured by the percentage of labor hours incurred to date to estimated total labor hours for each contract, or on a completed contract basis when dependable estimates are not available. Contract accounting is applied to any arrangements: 1) that include milestones or customer-specific acceptance criteria that may affect collection of the software license fees; 2) where services include significant modification or customization of the software; or 3) where the software license payment is tied to the performance of consulting services.

We also enter into multiple element arrangements that may include a combination of our various software-related and non-software related products and services offerings including software licenses, SaaS subscriptions, product updates and support, consulting services, education and hosting services. Each element within a non-software multiple element arrangement is accounted for as a separate unit of accounting provided the following criteria of ASC 605-25 are met: 1) the delivered item or items have value to the customer on a standalone basis, and 2) if the arrangement includes a general right to return relative to the delivered item, delivery or performance of the undelivered items is considered probable and substantially in our control. We consider a deliverable to have standalone value if the product or service is sold separately by Infor or another vendor or could be resold by the customer. In such arrangements, we first allocate the total arrangement consideration based on the relative selling prices of the software group of elements as a whole and to the non-software elements. We then further allocate consideration within the software group to the respective elements within that group following the guidance in ASC 985-605 and our policies as described above. For the non-software group, revenue is then allocated to each element using a selling price hierarchy; VSOE if available, third-party evidence (TPE) if VSOE is not available, or best estimate of selling price (BESP) if neither VSOE nor TPE are available.

To determine the selling price in non-software multiple-element arrangements, we establish VSOE of selling prices, as described earlier, to the extent possible. We establish TPE by evaluating similar and interchangeable competitor products or services in standalone arrangements with similarly situated customers. If we are unable to determine the selling price because VSOE or TPE is unavailable, BESP is determined for the purposes of allocating the arrangement. The objective of BESP is to determine the price at which the vendor would transact if the deliverable were sold by the vendor regularly on a standalone basis. Infor determines BESP for its offerings by considering many factors, including, but not limited to, geographies, market conditions, competitive landscape, internal costs, gross margin objectives and pricing practices.

Product Updates and Support Fees

Product updates and support fees entitle the customer to receive, for an agreed upon period, unspecified product upgrades (when and if available), release updates, regulatory updates and patches, as well as support services including access to technical information and technical support staff. The term of product updates and support services is typically twelve months. The product updates and support fees are recorded as product updates and support fees revenue and recognized ratably over the term of the agreement. Revenues for product updates and support that are bundled with license fees are deferred based on the VSOE of fair value of the bundled product updates and support and recognized over the term of the agreement.

Consulting Services and Other Fees

We also provide software-related services, including systems implementation and integration services, consulting, training, custom modification and application managed services. Consulting services are usually separately priced and are generally not essential to the functionality of our software products. Consulting services are generally provided under time and materials contracts and revenues are recognized as the services are provided. However, when we enter into arrangements with a fixed-fee or a maximum-fee basis where services are not considered essential to the functionality of the software, revenue is recognized based upon a proportionate performance method. When we enter into arrangements where services are considered essential to the functionality of the software, revenue is recognized based upon a percentage of completion method. Under this method, revenue is recognized based upon labor hours incurred as a percentage of total estimated labor hours to complete the project. Provisions for estimated losses on incomplete contracts are made in the period in which such losses are determined. Revenues for consulting services that are bundled with license fees are deferred based on the VSOE of fair value of the bundled services and recognized when the services are performed.

Consulting services and other fees also include education and hosting services. Hosted customers with perpetual licenses have the contractual right to take possession of the software at any time during the hosted period. The customer has the right to choose not to renew its hosting arrangement upon its expiration and can deploy the software internally or contract with another party unrelated to Infor to host the software. Customers can self-host and any penalties to do so are not significant. Accordingly, the portion of an arrangement allocated to the hosting element is recognized once the service begins and then ratably over the term of the hosting arrangement.

In accordance with the provisions set forth in ASC 605, we recognize amounts associated with reimbursements from customers for out-of-pocket expenses as revenue on a gross basis. Such amounts have been classified as consulting services and other fees.

Deferred Revenues

Deferred revenues represent amounts billed or payments received from customers for software licenses, SaaS subscriptions, product updates and support and/or services in advance of recognizing revenue or performing services. We defer revenues for any undelivered elements, and recognize revenues when the product is delivered or over the period in which the service is performed, in accordance with its revenue recognition policy for such elements. Product updates and support is normally billed quarterly or annually in advance of performing the service.

Deferred Costs

Commissions payable to our direct sales force and independent affiliates who resell our software products, as well as royalties payable to third-party software vendors, are recorded when a sale is completed or cash received, which coincides with the timing of revenue recognition in most cases. When revenue is recognized ratably over time, related commissions and royalties are deferred and amortized over the same period as the recognition of the revenue.

Collectability

We assess the probability of collection based upon several factors including 1) third-party credit agency information, 2) customer financial statements and/or 3) customer payment history. We typically do not provide for payment terms in excess of six months. Certain customer arrangements are recognized upon collection due to their specific collection history.

Business Combinations

We account for acquisitions in accordance with ASC 805, Business Combinations. ASC 805 requires recognition of the assets acquired and the liabilities assumed separately from goodwill, generally at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While best estimates and assumptions are used as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, adjustments are recorded to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in our results of operations.

Accounting for business combinations requires management to make significant estimates and assumptions, especially at the acquisition date with respect to intangible assets, support obligations assumed, estimated restructuring liabilities, contingent consideration and pre-acquisition contingencies. Although we believe the assumptions and estimates made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired companies and are inherently uncertain.

Examples of critical estimates in valuing certain of the intangible assets we have acquired include, but are not limited to:

•	future expected cash flows from software license fees and subscriptions, product updates and support fees, consulting contracts, other customer contracts and acquired developed technologies and patents;

•	expected costs to develop the in-process research and development into commercially viable products and estimated cash flows from the projects when completed;

•	the acquired company’s brand and competitive position, as well as assumptions about the period of time the acquired brand will continue to be used in the combined company’s product portfolio; and

•	discount rates.

Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

In connection with the purchase price allocations for our acquisitions, we estimate the fair value of product updates and support, SaaS subscription and service contract obligations assumed. The acquired deferred revenue is recognized at fair value to the extent it represents a legal obligation assumed by Infor. We consider post-contract support (PCS) obligations/services in their entirety, SaaS subscription contracts and service contracts to be legal obligations of the acquired entity. PCS arrangements of acquired entities typically include unspecified product upgrades (when and if available), release updates, regulatory updates and patches, as well as support including access to technical information and technical support staff. SaaS subscription arrangements of acquired entities provide access to product functionality through a hosted environment and other services. We consider PCS and SaaS subscription arrangements to be separate elements when determining the legal obligations assumed from the acquired entity. We expect to fulfill each underlying obligation element of these arrangements. The estimated fair values of these PCS arrangements, SaaS subscription contracts and service contracts are determined utilizing a top-down approach. The top-down approach relies on market indicators of expected revenue for any obligation yet to be delivered with appropriate adjustments. Conceptually, we start with the amount we would expect to receive in a transaction, less the estimated selling effort, which has already been performed, including an estimated profit margin on that selling effort.

The purchase agreements related to certain of our acquisitions may include provisions for the payment of additional cash consideration if certain future performance conditions are met. These contingent consideration arrangements are to be recognized at their acquisition date fair value and included as part of the purchase price at the acquisition date. The estimated fair value of these contingent consideration arrangements are classified as accrued liabilities or other long-term liabilities on our Consolidated Balance Sheets. As such, their fair value is remeasured each reporting period with any change in fair value being recognized in the applicable period’s results of operations and included in acquisition-related and other costs in our Consolidated Statements of Operations. Measuring the fair value of contingent consideration at the acquisition date, and for all subsequent remeasurement periods, requires a careful examination of the facts and circumstances to determine the probable resolution of the contingency(ies).

In addition, uncertain tax positions and tax related valuation allowances assumed in connection with a business combination are initially estimated as of the acquisition date and we reevaluate these items periodically with any adjustments to our preliminary estimates being recorded to goodwill provided that we are within the measurement period and we continue to collect information in order to determine their estimated values. Subsequent to the measurement period or our final determination of the uncertain tax positions estimated value or tax related valuation allowances, changes to these uncertain tax positions and tax related valuation allowances will affect our provision for income taxes in our Consolidated Statements of Operations and could have a material impact on our results of operations and financial position.

Restructuring

Costs to exit or restructure certain activities of an acquired company, or our internal operations, are accounted for as one-time termination and exit costs pursuant to ASC 420, Exit or Disposal Cost Obligations. If acquisition related, they are accounted for separately from the business combination. Liabilities for costs associated with an exit or disposal activity are measured at fair value on our Consolidated Balance Sheet and recognized in our Consolidated Statement of Operations in the period in which the liability is incurred. In the normal course of business, Infor may incur restructuring charges related to personnel which are accounted for in accordance with ASC 712, Compensation—Nonretirement Postemployment Benefits. These restructuring charges represent severance associated with redundant positions. When estimating the fair value of facility restructuring activities, assumptions are applied regarding estimated sub-lease payments to be received, which can differ materially from actual results. This may require revision of initial estimates which may materially affect our results of operations and financial position in the period the change in estimate occurs.

We estimate the amounts of these costs based on our expectations at the time the charges are taken and we reevaluate the remaining accruals at each reporting date based on current facts and circumstances. If our estimates or expectations change because we are subjected to contractual obligations or negotiations we did not anticipate, we choose to further restructure our operations, or there are other costs or changes we did not foresee, we adjust the restructuring accruals in the period that our estimates change. Such changes are recorded as increases or decreases to the restructuring related charges in our results of operations.

Valuation of Accounts Receivable

We have established an allowance for estimated billing adjustments and an allowance for estimated amounts that will not be collected. We record provisions for billing adjustments as a reduction of revenue and provisions for doubtful accounts as a component of general and administrative expense in our Consolidated Statements of Operations. We review specific accounts, including significant accounts with balances past due over 90 days, for collectability based on circumstances known at the date of the financial statements.

In judging the adequacy of the allowance for doubtful accounts, we consider multiple factors including historical bad debt experience, the general economic environment, the need for specific customer reserves and the aging of our receivables. To assess the need for specific customer reserves, we evaluate the probability of collection based upon several factors including: 1) third-party credit agency information, 2) customer financial statements and/or 3) customer payment history. A considerable amount of judgment is required in assessing these factors. If the factors used in determining the allowance do not reflect future events, then a change in the allowance for doubtful accounts would be necessary at the time of determination. Such a change may have a significant impact on our future results of operations. Accounts receivable are charged off against the allowance when we determine it is probable the receivable will not be recovered.

Valuation and Assessment of Impairment of Goodwill and Intangible Assets

Our goodwill and intangible assets resulted primarily from our acquisitions. We account for intangible assets and goodwill pursuant to ASC 350, Intangibles—Goodwill and Other. Whenever events or changes in circumstances indicate the carrying amount may not be recoverable we review these assets for impairment or disposal. Events or changes in circumstances that indicate the carrying amount of the assets may not be recoverable include, but are not limited to, a significant decrease in the market value of the business or asset acquired, a significant adverse change in the extent or manner in which the business or asset acquired is used or a significant adverse change in the business climate in which we operate. In order to perform these reviews we must first determine our reporting units in accordance with ASC 280, Segment Reporting. ASC 280 requires a public enterprise to report financial and descriptive information about its reportable operating segments, and thus its reporting units. We have determined that we operate as three reporting units: License, Maintenance and Consulting.

We review goodwill for impairment annually and whenever events or changes in circumstances indicate its carrying value may not be recoverable in accordance with ASC 350, Intangibles—Goodwill and Other. We have adopted the FASB guidance that allows for an initial qualitative analysis to assess potential goodwill impairment prior to performing the two-step impairment test. Our annual testing for goodwill impairment begins with a qualitative comparison of a reporting unit’s fair value to its carrying value to determine if it is more-likely-than-not (i.e. a likelihood of more than 50 percent) that the fair value is less than the carrying value and thus whether any further two-step impairment tests are necessary. If further two-step impairment testing is necessary, the first step is used to identify potential impairment and compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not considered impaired and we are not required to perform further testing. If our carrying amount exceeds fair value, the second step of the goodwill impairment test would be performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test is used to measure the amount of impairment loss and compares the implied fair value of the goodwill with its carrying amount. If the carrying amount of the goodwill exceeds the implied fair value, an impairment loss would be recognized in an amount equal to the excess. Any loss recognized cannot exceed the carrying amount of goodwill. After a goodwill impairment loss is recognized, the adjusted carrying amount of goodwill is the new accounting basis. A subsequent reversal of a previously recognized goodwill impairment loss is prohibited once the measurement of that loss is completed and the loss has been recognized.

The estimate of the total fair value of our reporting units requires the use of significant estimates and assumptions including projections of future cash flows and discount rates. The discount rate utilized is based on management’s best estimate of the related risks and return at the time the impairment assessment is made. We perform our annual goodwill impairment test as of September 30. The results of our most recent annual tests performed in fiscal 2015, 2014 and 2013 did not indicate any potential impairment of our goodwill and we have no accumulated impairment charges related to our goodwill.

The carrying amount of our intangible assets, other than acquired technology, are reviewed whenever circumstances arise that indicate the carrying amount of an asset may not be recoverable. The carrying amount of our acquired technology is reviewed for recoverability on at least an annual basis. The carrying value of our intangible assets is compared to the undiscounted future cash flows the assets are expected to generate. An asset is considered to be impaired if the carrying value of that asset exceeds its estimated fair value and this difference is recognized as an impairment loss. The estimated fair value of these intangible assets requires the use of significant estimates and assumptions including projections of future cash flows and remaining useful lives of the intangible assets. We have not recognized any losses from impairment of our intangible assets during fiscal 2015, 2014 and 2013.

Income Taxes and Valuation of Deferred Tax Assets

Our provision for income taxes consists of provisions for federal, state, and foreign income taxes. We operate in an international environment with significant operations in various locations outside of the U.S. Accordingly, our combined income tax rate is a composite rate reflecting our operating results in various locations and the applicable rates.

Significant judgment is required in determining our worldwide income tax provision. In the ordinary course of a global business, there are many transactions and calculations where the ultimate tax outcome is uncertain. Our judgments, assumptions, and estimates relative to the provision for income taxes take into account current tax laws, our interpretation of current tax laws, and possible outcomes of current and future audits conducted by foreign and domestic tax authorities. Although we believe that our estimates are reasonable, the final tax outcome of matters could be different from that which is reflected in our historical income tax provision and accruals. Such differences, if identified in future periods, could have a material effect on the amounts recorded in our consolidated financial statements.

We utilize the asset and liability method of accounting for income taxes as set forth in ASC 740 Income Taxes. Under this method, we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates that are applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized to the differences between the financial statements carrying amount and the tax bases of existing assets and liabilities. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in net loss (or net income) in the period in which the tax rate change is enacted. The statement also requires a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized.

Our worldwide net deferred tax assets consist primarily of net operating loss carryforwards, tax credit carryforwards, disallowed interest expense carryforwards and temporary differences between taxable income (loss) on our tax returns and income (loss) before income taxes under GAAP, primarily related to goodwill and intangible assets. A deferred tax asset generally represents future tax benefits to be received when these carryforwards can be applied against future taxable income or when expenses previously reported in our financial statements become deductible for income tax purposes. We maintain certain strategic management and operational activities in overseas subsidiaries and our foreign earnings are taxed at rates that are generally lower than in the U.S. As of April 30, 2015, we did not provide for U.S. federal income taxes or foreign withholding taxes on the undistributed earnings of our foreign subsidiaries as such earnings are expected to be reinvested indefinitely.

A valuation allowance is recognized for a portion of our net deferred tax assets in the U.S. as well as certain foreign tax jurisdictions. This valuation allowance is based on our assessment of the realizability of these assets. The determination as to whether a deferred tax asset will be realized is made on a jurisdictional basis and is based on the evaluation of positive and negative evidence. This evidence includes historical taxable income, projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies. Projected future taxable income is based on our expected results and assumptions as to the jurisdiction in which the income will be earned. We expect to continue to provide a valuation allowance against these assets until, or unless, we can sustain a level of profitability in the respective tax jurisdictions that demonstrates our ability to utilize these assets. At that time, the valuation allowance could be reduced in part or in total.

We are subject to the provisions of ASC 740-10, which defines the accounting for uncertainty in income taxes by prescribing thresholds and attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, and disclosure. The amount of income tax we pay is subject to ongoing audits by federal, state and foreign tax authorities, which may result in proposed assessments. Our estimate of the potential outcome for any uncertain tax issue is highly judgmental. Although we believe we have adequately reserved for our uncertain tax positions, no assurance can be given with respect to the final outcome of these matters. We adjust reserves for our uncertain tax positions due to changing facts and circumstances, such as the closing of a tax audit, judicial rulings and refinement of estimates or realization of earnings or deductions that differ from our estimates. To the extent that the final outcome of these matters is different from the amounts recorded, such differences generally will impact our provision for income taxes in the period in which such a determination is made.

The provisions of ASC 740-10 contain a two-step approach to recognizing and measuring uncertain tax positions taken or expected to be taken in a tax return. The first step is to determine if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. We recognize interest and penalties related to uncertain tax positions in the provision for income taxes line of our Consolidated Statements of Operations.

The Company is included in the GGC Software Parent, Inc. consolidated federal income tax return. The Company and its subsidiaries provide for income taxes under the separate return method, by which Infor, Inc. and its subsidiaries compute tax expense as though they file a separate company tax return.

Contingencies—Litigation Reserves

We may, from time to time, have unresolved regulatory, legal, tax or other matters. We provide for contingent liabilities in accordance with ASC 450, Contingencies. Pursuant to this guidance, a loss contingency is charged to income when it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Disclosure in the notes to the financial statements is required for loss contingencies that do not meet both conditions if there is a reasonable possibility that a loss may have been incurred. Gain contingencies are not recorded until realized. We expense all legal costs to resolve regulatory, legal, tax, or other matters in the period incurred.

Periodically, at a minimum at each reporting date, we review the status of each significant matter to assess our potential financial exposure. If a potential loss is considered probable and the amount can be reasonably estimated as defined by the guidance related to accounting for contingencies, we reflect the estimated loss in our results of operations. Significant judgment is required to determine the probability that a liability has been incurred and whether such liability can be reasonably estimated. Because of uncertainties related to these matters, accruals are based on the best information available to us at that time. Further, estimates of this nature are highly subjective, and the final outcome of these matters could vary significantly from the amounts that have been included in the accompanying consolidated financial statements. As additional information becomes available, we reassess the potential liability related to any pending claims and litigation and may revise our estimates accordingly. Such revisions in the estimates of the potential liabilities could have a material impact on our future results of operations, financial position and cash flows.

Litigation by its nature is uncertain and the determination of whether any particular case involves a probable loss and quantifying the amount of loss for purposes of establishing or adjusting applicable reserves requires us to exercise considerable judgment, which is applied as of a certain date. The required reserves may change in the future due to new matters, developments in existing matters, or if we determine to change our strategy with respect to the resolution of any particular matter.

Equity-Based Compensation

We account for equity-based payments, including grants of employee stock options, restricted stock and other equity-based awards, in accordance with ASC 718, Compensation-Stock Compensation, which requires that equity-based payments (to the extent they are compensatory) be recognized in our results of operations based on their fair values and the estimated number of securities we ultimately expect will vest.

We utilize the Option-Pricing Method to estimate the fair value of our equity awards. This approach models the various classes of equity securities as a series of call options on our total equity. The exercise prices of the call options are derived based on the distribution waterfall of the issuing entity. Assumptions utilized under the Option–Pricing Method include: (a) stock price, derived from the estimated fair value of our total equity, (b) time to expiration, derived from the expected time to a potential liquidity event, (c) risk- free interest rate, derived from the U.S. Treasury rate over the expected time to expiration, (d) expected dividend yield and (e) expected volatility of the total equity value.

Circumstances may change and additional data may become available over time which could result in changes to these input assumptions and our estimates of the number of securities we expect will vest. Such changes could materially impact our fair value estimates and how much we recognize as equity-based compensation.

As more fully described in Note 16, Share Purchase and Option Plans, certain stock options, restricted stock and other equity-based awards outstanding under our Share Purchase and Option Plans are subject to vesting and repurchase features that function as in-substance forfeiture provisions. The repurchase features are removed only following the Company’s election not to exercise such repurchase rights within a certain period of time following the termination of the recipient’s employment. If the exercise of the Company’s repurchase rights is considered probable as of a given reporting date, no compensation costs are recognized for securities subject to these repurchase features in that period.

Components of Revenues and Expenses

Total Revenues. We generate revenues from licensing our software, providing access to our software through SaaS subscriptions, providing product updates and support related to our licensed products and providing consulting services. We utilize written contracts as the means to establish the terms and conditions by which our products, product updates and support and consulting services are sold to our customers. As our product updates and support and consulting services are primarily attributable to our licensed products, growth in our product updates and support and consulting services is generally tied to the level of our license contracting activity.

We recognize revenues pursuant to specific and detailed guidelines applicable to the software industry. License fees revenues from end-users are generally recognized when the software product has been delivered and certain conditions are met. Revenues from customer product updates and support contracts are deferred and recognized ratably over the term of the agreements. Revenues from consulting services (including training and implementation services) are recognized as services are provided to customers. See Note 2, Summary of Significant Accounting Policies – Revenue Recognition, in our financial statements related to our fiscal year ended April 30, 2015, as provided in our Form 10-K/T, for a more complete description of our revenue recognition policy.

Software License Fees and Subscriptions. Our software license fees and subscriptions primarily consist of fees resulting from products licensed to customers on a perpetual basis and subscription revenues related to our SaaS offerings. Product license fees result from a customer’s licensing of a given software product for the first time or with a customer’s licensing of additional users for previously licensed products.

Product Updates and Support Fees. Our product updates and support fees revenues represent the ratable recognition of fees to enroll and renew licensed products in our maintenance programs. These fees are typically charged annually and are based on the license fees initially paid by the customer. Product updates and support revenues can fluctuate based on the number and timing of new license contracts, renewal rates and price increases.

Consulting Services and Other Fees. Our consulting services and other fees revenues consist primarily of software-related services, including systems implementation and integration services, consulting, custom modification, hosting services, application managed services and education and training services for customers who have licensed our products. Consulting services and other fees revenues also includes revenues related to hardware systems products and Inforum, our customer event.

Deferred Revenue. Certain of our revenues are deferred when all conditions of revenue recognition have not been met. Deferred revenue represents revenue that is to be recognized in future periods when such conditions have been satisfied related to certain license agreements (including SaaS), maintenance contracts and certain consulting arrangements, as discussed above.

In general, changes in the balance of our deferred revenue are cyclical and primarily driven by the timing of our maintenance services renewal cycles. Our peak renewal activity levels occur in December and May with revenues being recognized ratably over the applicable service periods. We generate substantial recurring product update and support fees revenue from our customer support programs and other software maintenance services. Maintaining our current level of product update and support fees revenue is dependent upon our ability to enroll our customers in our maintenance programs and having our customers renew their maintenance agreements, primarily on an annual basis.

Cost of Software License Fees and Subscriptions. Cost of software license fees and subscriptions reflects costs related to the sale of our software licenses including royalties to third parties, channel partner commissions and other software delivery expenses, and costs related to our SaaS offerings including salaries, employee benefits, vendor costs associated with providing our subscription offerings, and applicable overhead costs. Our software solutions may include embedded components of third-party vendors for which a fee is paid to the vendor upon the sale of our products. In addition, we resell third-party products in conjunction with the license of our software solutions, which also results in a fee. We also sell our software solutions through our third-party channel relationships which require us to pay applicable commissions to our channel partners. The cost of software license fees and subscriptions is generally higher, as a percentage of revenues, when we sell products of third-party vendors. As a result, software license fees and subscriptions gross margins will vary depending on the proportion of third-party product sales and/or sales through our business partner channel in our revenue mix.

Cost of Product Updates and Support Fees. Cost of product updates and support fees includes salaries, employee benefits, related travel, third-party maintenance costs associated with embedded and non-embedded third-party products, related channel partner commissions, and the overhead costs of providing our customers product updates and support.

Cost of Consulting Services and Other Fees. Cost of consulting services and other fees includes salaries, employee benefits, third-party consulting costs, related travel and the overhead costs of providing our customers systems implementation and integration services, consulting, custom modification, hosting services, application managed services and education and training services. Cost of consulting services and other fees also includes costs associated with our hardware business.

Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, employee benefits, travel, trade show activities, advertising and branding costs, overhead costs related to our sales and marketing personnel, and the costs of Inforum, our customer event.

Research and Development. Research and development expenses consist primarily of personnel-related expenditures.

General and Administrative. General and administrative expenses consist primarily of personnel-related expenditures for information technology, finance, legal and human resources support functions.

Amortization of Intangible Assets and Depreciation. Amortization of intangibles assets primarily relates to the on-going amortization of intangible assets acquired in acquisitions. Depreciation expense relates primarily to our computer equipment and purchased software, furniture and fixtures as well as amortization of leasehold improvements.

Restructuring. We have recorded restructuring charges related to our acquisitions and on occasion to eliminate redundancies, improve our operational efficiency and reduce our operating costs. These cost reduction measures included workforce reductions relating to restructuring our workforce, the exiting of certain leased facilities and the consolidation of space in certain other facilities. These restructuring charges include employee severance costs and costs related to the reduction of office space.

Acquisition-Related and Other Costs. Acquisition-related and other costs include transaction and integration costs related to our acquisitions, primarily professional services fees and certain employee costs related to transitional and certain other employees. Acquisition-related and other costs also include certain costs incurred in financing our acquisitions, reorganizing our operations and other debt financing activities.

Interest Expense, Net. Interest expense, net consists of the interest expense related to our debt less the interest income on cash and marketable securities.

Loss on Extinguishment of Debt. Loss on extinguishment of debt consists of redemption premiums paid, the net book value of deferred financing fees and debt discounts written off, and other costs incurred in connection with our refinancing activities. See Note 12, Debt, in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information.

Other (Income) Expense, Net. Other (income) expense, net consists of the effects of foreign currency fluctuations, gain/loss on the sale of fixed assets, and other costs.

Results of Operations for the Three- and Six-Month Periods Ended October 31, 2015 and 2014

The following tables set forth our unaudited Condensed Consolidated Statements of Operations as the amounts reported in conformity with GAAP, the period-over-period actual percentage change (Actual) and the period-over-period constant currency percentage change (Constant Currency), for the periods indicated:

	Three Months Ended October 31,		Quarterly Change Fiscal 2016 vs. 2015		Six Months Ended October 31,		Year-to-Date Change Fiscal 2016 vs. 2015
(in millions, except percentages)	2015	2014	Actual	Constant Currency	2015	2014	Actual	Constant Currency
Revenues:
Software license fees and subscriptions	$139.9	$132.8	5.3%	10.1%	$260.9	$324.8	(19.7)%	(15.5)%
Product updates and support fees	354.3	372.0	(4.8)	0.8	710.9	745.7	(4.7)	1.5

Software revenues	494.2	504.8	(2.1)	3.3	971.8	1,070.5	(9.2)	(3.6)
Consulting services and other fees	169.1	180.8	(6.5)	1.1	331.8	368.3	(9.9)	(1.6)

Total revenues	663.3	685.6	(3.3)	2.7	1,303.6	1,438.8	(9.4)	(3.1)

Operating expenses:
Cost of software license fees and subscriptions	39.6	29.0	36.6	41.7	70.8	62.6	13.1	17.3
Cost of product updates and support fees	63.1	65.5	(3.7)	2.6	124.8	132.3	(5.7)	1.2
Cost of consulting services and other fees	140.0	138.5	1.1	9.8	278.8	285.0	(2.2)	7.3
Sales and marketing	106.5	119.6	(11.0)	(5.9)	207.9	247.3	(15.9)	(10.8)
Research and development	99.7	104.3	(4.4)	0.1	198.9	206.3	(3.6)	1.6
General and administrative	46.7	46.1	1.3	10.4	90.9	106.5	(14.6)	(6.2)
Amortization of intangible assets and depreciation	58.7	61.3	(4.2)	0.0	115.4	126.4	(8.7)	(4.0)
Restructuring costs	6.4	3.8	68.4	76.3	8.2	11.3	(27.4)	(22.1)
Acquisition-related and other costs	9.6	(1.4)	NM	NM	11.6	(0.7)	NM	NM

Total operating expenses	570.3	566.7	0.6	6.9	1,107.3	1,177.0	(5.9)	0.7

Income from operations	93.0	118.9	(21.8)	(17.4)	196.3	261.8	(25.0)	(20.1)

Interest expense, net	78.5	88.0	(10.8)	(10.8)	151.1	176.7	(14.5)	(14.5)
Other (income) expense, net	10.8	(2.0)	NM	NM	(26.4)	(34.1)	(22.6)	(19.6)

Income before income tax	3.7	32.9	(88.8)	(78.1)	71.6	119.2	(39.9)	(28.4)
Income tax provision	6.5	19.8	(67.2)	(66.2)	16.9	32.6	(48.2)	(46.9)

Net income (loss)	(2.8)	13.1	NM	NM	54.7	86.6	(36.8)	(21.4)
Net loss attributable to noncontrolling interests	(1.0)	—	NM	NM	(1.0)	—	NM	NM

Net income (loss) attributable to Infor, Inc.	$(1.8)	$13.1	NM	NM	$55.7	$86.6	(35.7)%	(20.2)%

*	NM—Percentage not meaningful

The discussion that follows relating to our results of operations for the comparable three and six-month periods ended October 31, 2015 and 2014, should be read in conjunction with the accompanying unaudited Condensed Consolidated Financial Statements and related Notes and with the information presented in the above table. This analysis addresses the actual changes in our results of operations for the comparable fiscal periods as presented in accordance with GAAP as well as changes excluding the impact of foreign currency fluctuations, as reflected in the constant currency percentages in the above table and the tables that follow. See Foreign Currency above, for further explanation of the impact on our results of operations.

Revenues

	Three Months Ended October 31,		Quarterly Change Fiscal 2016 vs. 2015		Six Months Ended October 31,		Year-to-Date Change Fiscal 2016 vs. 2015
(in millions, except percentages)	2015	2014	Actual	Constant Currency	2015	2014	Actual	Constant Currency
Revenues:
Software license fees and subscriptions	$139.9	$132.8	5.3%	10.1%	$260.9	$324.8	(19.7)%	(15.5)%
Product updates and support fees	354.3	372.0	(4.8)	0.8	710.9	745.7	(4.7)	1.5

Software revenues	494.2	504.8	(2.1)	3.3	971.8	1,070.5	(9.2)	(3.6)
Consulting services and other fees	169.1	180.8	(6.5)	1.1	331.8	368.3	(9.9)	(1.6)

Total revenues	$663.3	$685.6	(3.3)%	2.7%	$1,303.6	$1,438.8	(9.4)%	(3.1)%

Total Revenues. Total revenues increased 2.7% in the second quarter of fiscal 2016 compared to the second quarter of fiscal 2015, excluding the unfavorable foreign currency impact of 6.0%. On a constant currency basis, the increase was primarily due to higher software license fees and subscriptions revenues, which were up 10.1%. Product updates and support fees increased 0.8% and our consulting services and other fees revenues increased 1.1%. The increase in total revenues also reflects the inclusion of the results of operations of GT Nexus in the current quarter.

For the six-month period ended October 31, 2015, total revenues decreased by 3.1% compared to the six-month period ended October 31, 2014, excluding the unfavorable foreign currency impact of 6.3%. On a constant currency basis, the year-to-date decrease was primarily due to lower perpetual license revenues within software license fees and subscriptions revenues, which were down 15.5% compared to the similar period last year as well as a 1.6% decrease in our consulting services and other fees revenues. These decreases were somewhat offset by a 1.5% increase in our product updates and support fees. The decrease in our year-to-date perpetual license revenues within software license fees and subscription revenues was primarily due to the reporting for our change in fiscal year end beginning in the first quarter of fiscal 2015. As a result of changing our fiscal year to April 30, the first six months of fiscal 2015 was reported as the six months ended October 31, 2014, which included May 2014, the last month of our fiscal 2014 as previously reported. Due to our normal quarterly business cycle, we experience a significantly higher level of transaction activity in the last month of a quarter compared to the first month of the quarter as there is a strong push to meet quarter-end quotas and sales compensation targets. As a result, the first six months of fiscal 2015 included three quarter-end months, May 2014 (the last month of the last quarter of fiscal 2014) and July and October 2014 (the last months of the first and second quarters of fiscal 2015). In comparison, the first six months of fiscal 2016 included the typically lower-volume first month of the quarter, May 2015, and the quarter-end months of July and October 2015. These differences result in difficult year-over-year comparisons for the year-to-date period. Comparing May 2015 to May 2014, on a constant currency basis, total revenues decreased significantly which more than offset an increase in total revenues over the June to October 2015 period compared to the similar five months last year.

Software License Fees and Subscriptions. In the second quarter of fiscal 2016, software license fees and subscriptions revenues increased by 10.1% compared to the second quarter of fiscal 2015, excluding the unfavorable foreign currency impact of 4.8%. At constant currency, we reported higher SaaS revenues in the second quarter of fiscal 2016, which contributed an increase of 20.7 points. The increase in SaaS revenues was across all geographic regions, especially in the Americas, as we continued to see strong demand for our CloudSuite and other subscription offerings. The increase in SaaS revenues in the current quarter also reflects the inclusion of the results of the GT Nexus Acquisition, which was consummated on September 18, 2015, with no related amounts in the corresponding prior period. This increase was somewhat offset by lower perpetual license fees revenues, which resulted in a 10.6 point decrease in the second quarter. The decrease in perpetual license fees revenues was experienced across all of our geographic regions, but primarily in the Americas. We continued to see a shift in our mix of software license business from the sale of perpetual licenses to the sale of SaaS subscriptions, which negatively impacted license fees revenues for the quarter. Revenue from perpetual licensing transactions is generally recorded up-front, while revenue from SaaS transactions is recognized over the term of the subscription contract.

In the six-month period ended October 31, 2015, license fees and subscriptions revenues decreased by 15.5%, compared to the six-month period ended October 31, 2014, excluding the unfavorable foreign currency impact of 4.2%. At constant currency, we reported higher year-to-date SaaS revenues for fiscal 2016 across all geographic regions, primarily the Americas, which contributed an increase of 12.8 points. This increase was more than offset by lower perpetual license fees revenues, which resulted in a 28.3 point decrease in the first six months of fiscal 2016. The decrease in perpetual license fees revenues was experienced across all of our geographic regions, primarily the Americas. At constant currency, we believe the year-to-date decrease was primarily the result of reporting for our change in fiscal year end as explained above. Our year-to-date license fees comparison was negatively affected by the change in our fiscal year which drove the focus of our fourth quarter quarterly sales cycle to April 30 in fiscal 2015 compared to May 31 in fiscal 2014. During May 2015, the first month of fiscal 2016, we saw a significant decrease in license transactions and license fees revenues compared to May 2014, the last month of our previously reported fiscal 2014. The decrease related to the difficult May year-over-year comparables. In addition, we continued to see a shift in our software license business from the sale of perpetual licenses to the sale of SaaS subscriptions, which also negatively impacted license fees revenues in the year-to-date period. Revenue from perpetual licensing transactions is generally recorded up-front, while revenue from SaaS transactions is recognized over the term of the subscription contract.

Product Updates and Support Fees. Product updates and support fees increased by 0.8%, excluding the unfavorable foreign currency impact of 5.6%, in the second quarter of fiscal 2016 compared to the second quarter of fiscal 2015.

Product updates and support fees increased by 1.5%, excluding the unfavorable foreign currency impact of 6.2%, in the six-month period ended October 31, 2015, compared to the six-month period ended October 31, 2014.

At constant currency, the current quarter and year-to-date increases were primarily the result of revenues related to new maintenance pull-through from new license transactions and price increases offsetting customer attrition. The increases in product updates and support fees were across all geographic regions. We continue to experience maintenance retention rates of over 93.0%.

Consulting Services and Other Fees. Consulting services and other fees increased by 1.1%, excluding the unfavorable foreign currency impact of 7.6%, in the current quarter compared to the second quarter last year. At constant currency, we experienced an increase in consulting services revenues, which accounted for an increase of 3.1 points compared to the second quarter last year, with an increase in the Americas region offsetting decreases in the APAC and EMEA regions. This increase was somewhat offset by a 2.1 point decrease in other fees revenues primarily due to fees received in the second quarter of fiscal 2015 related to Inforum, our customer event, with no corresponding amount in the current period.

Consulting services and other fees decreased by 1.6%, excluding the unfavorable foreign currency impact of 8.3%, in the six-month period ended October 31, 2015, compared to the six-month period ended October 31, 2014. At constant currency, year-to-date decreases in consulting services revenues accounted for a decrease of

0.9 points compared to the corresponding period last year. We experienced decreases in the EMEA and APAC regions which were somewhat offset by an increase in consulting services revenues in the Americas region. In addition, lower other fees revenues accounted for a 0.7 point decrease in the current six-month period compared to the similar period last year.

Deferred Revenue. We had total deferred revenues of $796.9 million at October 31, 2015, compared to $894.1 million at April 30, 2015 and $785.3 million at October 31, 2014.

The following table sets forth the components of deferred revenue as of October 31, 2015, April 30, 2015 and October 31, 2014:

(in millions)	October 31, 2015	April 30, 2015	October 31, 2014
Software license fees and subscriptions	$96.8	$79.5	$56.9
Product updates and support fees	647.5	754.9	669.9
Consulting services and other fees	52.6	59.7	58.5

Total deferred revenue	796.9	894.1	785.3
Less: current portion	777.5	867.0	766.4

Deferred revenue—non-current	$19.4	$27.1	$18.9

In general, changes in the balance of our deferred revenue are cyclical and primarily driven by the timing of our maintenance services renewal cycles. Our peak renewal activity levels occur in December and May with revenues being recognized ratably over the applicable service periods. We generate substantial recurring product update and support fees revenue from our customer support programs and other software maintenance services. Maintaining our current level of product update and support fees revenue is dependent upon our ability to enroll our customers in our maintenance programs and having our customers renew their maintenance agreements, primarily on an annual basis.

Operating Expenses

	Three Months Ended October 31,		Quarterly Change Fiscal 2016 vs. 2015		Six Months Ended October 31,		Year-to-Date Change Fiscal 2016 vs. 2015
(in millions, except percentages)	2015	2014	Actual	Constant Currency	2015	2014	Actual	Constant Currency
Operating expenses:
Cost of software license fees and subscriptions	$39.6	$29.0	36.6%	41.7%	$70.8	$62.6	13.1%	17.3%
Cost of product updates and support fees	63.1	65.5	(3.7)	2.6	124.8	132.3	(5.7)	1.2
Cost of consulting services and other fees	140.0	138.5	1.1	9.8	278.8	285.0	(2.2)	7.3
Sales and marketing	106.5	119.6	(11.0)	(5.9)	207.9	247.3	(15.9)	(10.8)
Research and development	99.7	104.3	(4.4)	0.1	198.9	206.3	(3.6)	1.6
General and administrative	46.7	46.1	1.3	10.4	90.9	106.5	(14.6)	(6.2)
Amortization of intangible assets and depreciation	58.7	61.3	(4.2)	0.0	115.4	126.4	(8.7)	(4.0)
Restructuring costs	6.4	3.8	68.4	76.3	8.2	11.3	(27.4)	(22.1)
Acquisition-related and other costs	9.6	(1.4)	NM	NM	11.6	(0.7)	NM	NM

Total operating expenses	$570.3	$566.7	0.6%	6.9%	$1,107.3	$1,177.0	(5.9)%	0.7%

*	NM—Percentage not meaningful

Cost of Software License Fees and Subscriptions. Cost of software license fees and subscriptions increased by 41.7%, excluding the favorable foreign currency impact of 5.1%, in the second quarter of fiscal 2016 compared to the second quarter of fiscal 2015. At constant currency, this increase was primarily due to a 35.9 point increase related to higher SaaS costs in-line with our higher subscriptions revenues in the second quarter of fiscal 2016 as well as a 3.8 point increase related to higher third-party royalties and a 1.8 point increase related to higher channel partner commissions due to the mix of license fees revenues in the current quarter.

Cost of license fees and subscriptions for the first six months of fiscal 2016 increased by 17.3%, excluding the favorable foreign currency impact of 4.2%, compared to the first six months of fiscal 2015. At constant currency, this increase was primarily due to a 30.9 point increase related to higher SaaS costs in-line with higher subscriptions revenues. This increase was somewhat offset by a 9.5 point decrease related to lower channel partner commissions and a 3.9 point decrease related to lower third-party royalties, in-line with the lower year-to-date license fees revenues.

Cost of Product Updates and Support Fees. Cost of product updates and support fees increased by 2.6%, excluding the favorable foreign currency impact of 6.3%, in the second quarter of fiscal 2016 compared to the second quarter of fiscal 2015. At constant currency, the increase was primarily due to a 7.6 point increase related to higher third-party royalties and a 4.2 point increase related to higher professional fees. These increases were somewhat offset by a 6.0 point decrease in employee-related support costs and a 1.0 point decrease in allocations due to lower headcount in our customer support organization in the second quarter of fiscal 2016 compared to the second quarter of fiscal 2015. In addition, lower channel partner commissions resulted in a 2.1 point decrease.

For the first six months of fiscal 2016, cost of product updates and support fees increased by 1.2%, excluding the favorable foreign currency impact of 6.9%, compared to the corresponding prior period. At constant currency, the year-to-date increase was primarily due to a 5.5 point increase related to higher third-party royalties and a 4.2 point increase related to higher professional fees. These increases were somewhat offset by a 6.4 point decrease in employee-related support costs and allocations in-line with lower headcount and a 1.9 point decrease due to lower channel partner commissions.

Cost of Consulting Services and Other Fees. Cost of consulting services and other fees increased by 9.8%, excluding the favorable foreign currency impact of 8.7%, in the current quarter compared to the corresponding prior period. At constant currency, cost of consulting services increased 6.7 points due to higher employee-related costs due to higher headcount in our professional services organizations, 2.1 points related to an increase in billable contractor costs and 1.3 points related to an increase in other costs. These increases were somewhat offset by a 0.3 point decrease due to lower professional fees.

For the first six months of fiscal 2016, cost of consulting services and other fees increased by 7.3%, excluding the favorable foreign currency impact of 9.5%, compared to the corresponding prior period. At constant currency, the year-to-date increase was primarily due to a 5.4 point increase in employee-related costs, a 1.8 point increase due to higher billable contractor costs and a 0.3 point increase related to other costs. These increases were somewhat offset by a 0.2 point decrease due to lower professional fees.

Sales and Marketing. Sales and marketing expenses decreased by 5.9%, excluding the favorable foreign currency impact of 5.1%, in the second quarter of fiscal 2016 compared to the second quarter of fiscal 2015. On a constant currency basis, the decrease in sales and marketing expenses was primarily due to a decrease of 3.9 points due to lower marketing program costs and a decrease of 2.0 points due to lower employee-related sales costs and related allocations, primarily lower commission costs in-line with lower licensing activity year-over-year, as well as a decrease in equity-based compensation. In addition, sales and marketing expenses decreased 0.3 points due to lower professional fees. These decreases were somewhat offset by a 0.3 point increase in other sales and marketing costs.

Sales and marketing expenses decreased by 10.8%, excluding the favorable foreign currency impact of 5.1%, in the six-month period ended October 31, 2015, compared to the six-month period ended October 31, 2014. On a constant currency basis, the year-to-date decrease in sales and marketing expenses was primarily due to a decrease of 8.1 points due to lower employee-related sales costs and related allocations, primarily lower commission costs in-line with lower licensing activity year-over-year, as well as a decrease in equity-based compensation. In addition, sales and marketing expenses decreased 2.6 points due to lower marketing program costs and 0.2 points due to lower professional fees.

Research and Development. Research and development expenses increased by 0.1%, excluding the favorable foreign currency impact of 4.5%, in the second quarter of fiscal 2016 compared to the second quarter of fiscal 2015. On a constant currency basis, research and development expenses increased 7.2 points related to higher professional fees, 0.4 points as a result of higher employee-related costs and 0.7 points related to an increase in other development costs in the second quarter of fiscal 2016 compared to the second quarter last year. These increases were somewhat offset by a 7.3 point decrease related to higher capitalization of software development costs in the current quarter as compared to the second quarter last year and 0.9 points due to a decrease in overhead allocations.

Research and development expenses increased 1.6%, excluding the favorable foreign currency impact of 5.2%, in the six-month period ended October 31, 2015, compared to the six-month period ended October 31, 2014. On a constant currency basis, research and development expenses increased 6.6 points related to higher professional fees, 0.3 points as a result of higher employee-related costs and 0.6 points related to an increase in other development costs. These increases were somewhat offset by a 4.8 point decrease related to higher capitalization of software development costs year-to-date as compared to the corresponding period last year and 1.1 points due to a decrease in overhead allocations.

General and Administrative. General and administrative expenses increased by 10.4%, excluding the favorable foreign currency impact of 9.1%, in the second quarter of fiscal 2016 compared to the second quarter of fiscal 2015. On a constant currency basis, general and administrative expenses increased approximately 5.4 points due to an increase in other employee-related costs, 2.8 points related to overhead allocations, 2.5 points related to higher consulting and professional fees, and a net increase of 2.2 points in other general and administrative expenses. These increases were partially offset by 2.5 points due to lower share-based compensation in the quarter.

General and administrative expenses decreased by 6.2%, excluding the favorable foreign currency impact of 8.4%, in the six-month period ended October 31, 2015, compared to the six-month period ended October 31, 2014. On a constant currency basis, year-to-date general and administrative expenses decreased approximately 7.2 points due to lower legal settlement costs incurred in the first six months of fiscal 2016 compared to the corresponding period last year, 3.7 points due to lower year-to-date share-based compensation, 0.6 points related to lower consulting and professional fees and a net decrease of 2.0 points in other general and administrative expenses. These decreases were partially offset by an increase of 4.3 points due to higher employee-related costs and 3.0 points related to overhead allocations.

Amortization of Intangible Assets and Depreciation. Amortization of intangibles assets and depreciation was relatively flat, excluding the favorable impact of foreign currency of 4.2%, in the second quarter of fiscal 2016 compared with the second quarter of fiscal 2015.

In the six-month period ended October 31, 2015, amortization of intangible assets and depreciation decreased by 4.0%, compared with the six-month period ended October 31, 2014, excluding the favorable impact of foreign currency of 4.7%.

The year-to-date decrease resulted primarily from certain of our assets being fully amortized or depreciated in fiscal 2015 with no corresponding expense recorded in fiscal 2016. These decreases were somewhat offset by additional amortization expense related to intangible assets recorded as part of our recent acquisitions.

Restructuring. We recorded restructuring charges of approximately $6.4 million and $3.8 million in the second quarter of fiscal 2016 and in the second quarter of fiscal 2015, respectively, related to our various restructuring actions.

We incurred restructuring charges of $8.2 million in the six-month period ended October 31, 2015, compared to $11.3 million in the six-month period ended October 31, 2014.

The restructuring charges recorded to date in fiscal 2016 included approximately $6.1 million related to employee severance costs and $2.1 million in accruals for costs related to facilities to be exited. The employee severance costs relate to personnel actions across all functions primarily in the Americas and EMEA regions. The facilities charges relate to exiting or consolidation of space in facilities primarily in the Americas region.

The restructuring charges recorded in fiscal 2015 were related to employee severance costs primarily for personnel in our Americas and EMEA sales function, our professional services function in EMEA and product development functions.

Acquisition-Related and Other Costs. In the second quarter of fiscal 2016, we recorded acquisition-related and other costs of $9.6 million, an increase of approximately $11.0 million compared to a $1.4 million net credit in the second quarter of fiscal 2015.

For the six months ended October 31, 2015, acquisition-related and other costs totaled $11.6 million, a change of approximately $12.3 million compared to $0.7 million net credit in the comparable six months of fiscal 2015.

For the three and six months ended October 31, 2015, acquisition-related and other costs were primarily for the GT Nexus Acquisition in September as well as to adjust the estimated fair value of our contingent consideration liability related to previous acquisitions. For the three and six months ended October 31, 2014, acquisition-related and other costs net credit related primarily to adjustments to the estimated fair value of our contingent consideration liabilities which were somewhat offset by costs related to acquisitions.

Non-Operating Income and Expenses

	Three Months Ended October 31,		Quarterly Change Fiscal 2016 vs. 2015		Six Months Ended October 31,		Year-to-Date Change Fiscal 2016 vs. 2015
(in millions, except percentages)	2015	2014	Actual	Constant Currency	2015	2014	Actual	Constant Currency
Interest expense, net	$78.5	$88.0	(10.8)%	(10.8)%	$151.1	$176.7	(14.5)%	(14.5)%
Other (income) expense, net	10.8	(2.0)	NM	NM	(26.4)	(34.1)	(22.6)	(19.6)

Total non-operating expenses	$89.3	$86.0	3.8%	5.8%	$124.7	$142.6	(12.6)%	(13.3)%

*	NM—Percentage not meaningful

Interest Expense, Net. Interest expense, net decreased by $9.5 million, or 10.8%, to $78.5 million in the quarter ended October 31, 2015, compared to $88.0 million in the quarter ended October 31, 2014. The quarter-over-quarter decrease in our interest expense was primarily due to the refinancing of our Senior Notes in the fourth quarter of fiscal 2015 at more favorable interest rates somewhat offset by interest on our Senior Secured Notes issued in the second quarter of fiscal 2016. See Liquidity and Capital Resources – Long-Term Debt, below. As a result of these refinancing transactions, our interest expense decreased by approximately $11.8 million and amortization of deferred financing fees and net debt discounts decreased $0.5 million in the second quarter of fiscal 2016 compared to the second quarter last year. These decreases were somewhat offset by $3.0 million of additional interest related to our interest rate swaps.

Interest expense, net decreased by $25.6 million, or 14.5% to $151.1 million in the six-month period ended October 31, 2015, compared to $176.7 million in the six-month period ended October 31, 2014. Year-to-date, the decrease was primarily due to our refinancing transactions which resulted in a $29.5 million decrease in our interest expense and a $1.7 million decrease in the amortization of deferred financing fees and net debt discounts, which were somewhat offset by a $5.9 million increase in interest related to our interest rate swaps.

Other (Income) Expense, Net. Other (income) expense, net was net expense of $10.8 million in the quarter ended October 31, 2015, compared to $2.0 million net income in the quarter ended October 31, 2014. The change in other (income) expense, net was primarily due to fluctuations in foreign currency exchange rates.

For the first six months of fiscal 2016, other (income) expense, net was net income of $26.4 million compared to net income of $34.1 million in the six-month period ended October 31, 2014. This change in other (income) expense, net was primarily due to fluctuations in foreign currency exchange rates.

Income Tax Provision

	Three Months Ended October 31,		Quarterly Change Fiscal 2016 vs. 2015		Six Months Ended October 31,		Year-to-Date Change Fiscal 2016 vs. 2015
(in millions, except percentages)	2015	2014	Actual	Constant Currency	2015	2014	Actual	Constant Currency
Income tax provision	$6.5	$19.8	(67.2)%	(66.2)%	$16.9	$32.6	(48.2)%	(46.9)%
Effective income tax rate	175.7%	60.2%			23.6%	27.3%

The effective tax rate for the periods presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. Our effective tax rate may fluctuate as a result of changes in the forecasted annual income level and geographical mix of our operating earnings as well as a result of acquisitions, changes in liabilities recorded for unrecognized tax benefits, changes in the valuation allowances for deferred tax assets, tax settlements with U.S. and foreign tax authorities, and the impact from changes in enacted tax laws.

Our provision for income taxes differs from the tax computed at the U.S. federal statutory rate primarily due to certain earnings considered as indefinitely reinvested in foreign operations, state taxes, and foreign earnings taxed at lower income tax rates than in the U.S.

The change in our effective tax rate for the second quarter of fiscal 2016 compared to the second quarter of fiscal 2015 was primarily driven by a reduction in the amount of unrecognized tax benefits, a reduction in the valuation allowances for various foreign deferred tax assets, an increase in foreign earnings subject to U.S. taxes, an increase in nondeductible taxable income, and an increase in the proportion of earnings subject to lower foreign tax rates.

The change in our effective tax rate for the first six months of fiscal 2016 compared to the corresponding period of fiscal 2015 was primarily driven by a decrease in the amount of unrecognized tax benefits, an increase in the valuation allowances for various foreign deferred tax assets, an increase in foreign earnings subject to U.S. taxes, a reduction in the amount of nondeductible taxable income, and an increase in the proportion of foreign earnings subject to lower tax rates.

During fiscal 2015, we continued to examine various tax structuring alternatives that may be executed during fiscal year 2016, which would provide additional positive evidence in our valuation allowance considerations that may result in further foreign valuation releases, specifically in the Netherlands. In the Netherlands, the Company continues to remain in a 3-year cumulative loss position as of October 31, 2015 for certain subsidiaries, which constitutes significant negative evidence in our valuation allowance considerations. Based on projected future earnings, the 3-year cumulative income/loss analysis and the evaluation of certain tax planning strategies that would utilize available net operating losses prior to expiration, it is reasonably possible that sufficient positive evidence will exist during the next twelve months to release all or a significant portion of our valuation allowance on the Company’s Netherlands deferred tax assets.

Results of Operations for the Eleven-Month Periods Ended April 30, 2015 and 2014 and the Twelve-Month Periods Ended April 30, 2014 and 2013

The following tables set forth certain line items in our Consolidated Statements of Operations as reported in conformity with GAAP, the period-over-period actual percentage change (Actual) and the period-over-period constant currency percentage change (Constant Currency) for the periods indicated. To facilitate comparisons to our fiscal 2015 11-month transition period, we have presented the comparable unaudited 11-month period from June 1, 2013, to April 30, 2014, as recast for fiscal 2014.

	11 Months Ended April 30,		Year Ended May 31,		11 Months Ended April 30, 2015 vs. 2014		Fiscal 2014 vs. 2013
(in millions, except percentages)	2015	2014	2014	2013	Actual	Constant Currency	Actual	Constant Currency
		(unaudited)
		(recast)
Revenues:
Software license fees and subscriptions	$479.2	$427.8	$548.3	$518.1	12.0%	17.7%	5.8%	5.8%
Product updates and support fees	1,330.3	1,340.9	1,465.9	1,441.2	(0.8)	2.5	1.7	1.5

Software revenues	1,809.5	1,768.7	2,014.2	1,959.3	2.3	6.2	2.8	2.6
Consulting services and other fees	629.4	677.0	747.6	758.7	(7.0)	(2.1)	(1.5)	(1.9)

Total revenues	2,438.9	2,445.7	2,761.8	2,718.0	(0.3)	3.9	1.6	1.4

Operating expenses:
Cost of software license fees and subscriptions	109.7	81.9	99.8	86.4	33.9	37.5	15.5	15.6
Cost of product updates and support fees	238.2	239.1	261.9	254.2	(0.4)	3.0	3.0	3.1
Cost of consulting services and other fees	507.2	540.3	593.2	588.5	(6.1)	(1.4)	0.8	0.4
Sales and marketing	412.9	403.3	457.1	460.2	2.4	5.6	(0.7)	(0.4)
Research and development	369.8	357.1	391.8	351.9	3.6	6.8	11.3	11.1
General and administrative	177.9	174.2	192.8	210.4	2.1	6.8	(8.4)	(8.2)
Amortization of intangible assets and depreciation	222.9	241.5	264.3	275.7	(7.7)	(5.0)	(4.1)	(4.6)
Restructuring costs	5.7	12.8	18.6	10.2	(55.5)	(53.9)	82.4	77.5
Acquisition-related and other costs	1.4	27.3	27.6	15.0	(94.9)	(94.9)	84.0	82.7

Total operating expenses	2,045.7	2,077.5	2,307.1	2,252.5	(1.5)	2.1	2.4	2.3

Income from operations	393.2	368.2	454.7	465.5	6.8	13.9	(2.3)	(2.9)

Interest expense, net	320.1	348.4	378.0	418.1	(8.1)	(8.1)	(9.6)	(9.6)
Loss on extinguishment of debt	172.4	5.2	5.2	1.8	NM	NM	188.9	188.9
Other (income) expense, net	(66.8)	(52.0)	(62.8)	99.2	28.5	5.6	NM	NM

Income (loss) before income tax	(32.5)	66.6	134.3	(53.6)	(148.8)	(127.6)	NM	NM
Income tax provision (benefit)	(52.2)	(0.4)	12.6	22.6	NM	NM	(44.2)	(37.6)

Net income (loss)	$19.7	$67.0	$121.7	$(76.2)	(70.6)%	(52.7)%	NM	N.M

*	NM—Percentage not meaningful

The discussion that follows relates to our results of operations for the comparable 11 months ended April 30, 2015 (fiscal 2015) and 2014 as recast (fiscal 2014 recast), and the comparable fiscal years ended May 31, 2014 and 2013. Our fiscal 2014 recast results of operations are unaudited. Fiscal 2014 recast results exclude the month of May 2014, the last month of our prior fiscal year, which has historically been one of our stronger revenue generating months each fiscal year. This discussion should be read in conjunction with the accompanying audited Consolidated Financial Statements and related notes and with the information presented in the above table. This analysis addresses the actual changes in our results of operations for the comparable fiscal years as presented in accordance with GAAP as well as changes excluding the impact of foreign currency fluctuations, as reflected in the constant currency percentages in the above table and the tables that follow. See the Foreign Currency discussion, above, for further explanation of the impact on our results of operations.

Revenues

	11 Months Ended April 30,		Year Ended May 31,		11 Months Ended April 30, 2015 vs. 2014		Fiscal 2014 vs. 2013
(in millions, except percentages)	2015	2014	2014	2013	Actual	Constant Currency	Actual	Constant Currency
		(unaudited) (recast)
Revenues:
Software license fees and subscriptions	$479.2	$427.8	$548.3	$518.1	12.0%	17.7%	5.8%	5.8%
Product updates and support fees	1,330.3	1,340.9	1,465.9	1,441.2	(0.8)	2.5	1.7	1.5

Software revenues	1,809.5	1,768.7	2,014.2	1,959.3	2.3	6.2	2.8	2.6
Consulting services and other fees	629.4	677.0	747.6	758.7	(7.0)	(2.1)	(1.5)	(1.9)

Total revenues	$2,438.9	$2,445.7	$2,761.8	$2,718.0	(0.3)%	3.9%	1.6%	1.4%

Total Revenues. Total revenues increased by 3.9% in fiscal 2015 compared to fiscal 2014 recast, excluding the unfavorable foreign currency impact of 4.2%. On a constant currency basis, the increase was due primarily to growth in our software license fees and subscriptions revenues, which were up 17.7%. We realized growth in our software license fees and subscriptions revenues across all geographic regions primarily due to continued momentum in our SaaS subscription and CloudSuite offerings. In fiscal 2015 we continued to see traction in the higher growth products where we have made investments over the past three years and with our SaaS subscription offerings. On a constant currency basis our product updates and support fees revenues were also up 2.5% across all regions. These increases were somewhat offset by a year-over-year decrease of 2.1% in our consulting services and other fees revenues as demand for our consulting services continues to be lower globally.

Total revenues increased by 1.4% in fiscal 2014 compared to fiscal 2013, excluding the favorable foreign currency impact of 0.2%. On a constant currency basis, the increase was due to growth in our software license fees and subscriptions, primarily our SaaS revenues, as well as growth in our product updates and support fees. These increases more than offset a decrease in the volume of our consulting services and other fees. Our fiscal 2014 results were positively impacted by our recent acquisitions.

Software License Fees and Subscriptions. Fiscal 2015, license fees and subscriptions revenues increased by 17.7%, compared to fiscal 2014 recast, excluding the unfavorable foreign currency impact of 5.7%. At constant currency, the increase was due to higher SaaS revenues, which contributed 9.9 points of the increase and includes the results of our recent acquisitions, primarily PeopleAnswers. In fiscal 2015 we increased the volume and the average deal size of our SaaS transactions. In addition, license fees revenues accounted for 7.8 points of the increase. The year-to-date increase was across all of our geographic regions. The total number of perpetual licensing transactions for fiscal 2015 was relatively flat compared to last year, however we had an increase of over 18.8% in transactions with total contract values greater than $250,000. The increase in license fees was also benefitted by the change in our fiscal year, which drove the focus of our fourth quarter quarterly sales cycle to April 30 in fiscal 2015 compared to May 31 in fiscal 2014.

Fiscal 2014 software license fees and subscriptions revenues increased by 5.8%, compared to fiscal 2013, excluding an insignificant favorable foreign currency rate impact of less than 0.1%. At constant currency, 5.2 points of the increase was due to higher volume of SaaS subscription revenues including the positive impact of our recent acquisitions. Our license fee revenues were also up slightly, accounting for an increase of less than 1.0 point.

Product Updates and Support Fees. Product updates and support fees increased by 2.5%, excluding the unfavorable foreign currency impact of 3.3%, in fiscal 2015 compared to fiscal 2014 recast. The increase was primarily the result of revenues related to new maintenance pull-through from new license transactions and price increases offsetting customer attrition. In addition, fiscal 2015 was favorably impacted by the inclusion of the results of our recent acquisitions, primarily Saleslogix. We continue to experience maintenance retention rates of over 93%.

Fiscal 2014 product updates and support fees increased by 1.5%, excluding the favorable foreign currency impact of 0.2%, compared to fiscal 2013. At constant currency, the increase was primarily the result of revenues related to new maintenance pull-through from new license transactions and price increases offsetting customer attrition.

Consulting Services and Other Fees. Fiscal 2015 consulting services and other fees decreased by 2.1%, excluding the unfavorable foreign currency impact of 4.9%, compared to fiscal 2014 recast. At constant currency, the decrease in consulting services revenues was experienced in all of our regions with EMEA, APAC and Americas accounting for decreases of approximately 1.4, 1.1 and 0.7 points, respectively, compared to last year. These decreases were somewhat offset by a 1.0 point increase in other fees primarily related to the timing of Inforum, our annual customer event, which was held in September during the second quarter of fiscal 2015 with no amounts recorded in the fiscal 2014 recast period as our previous Inforum event was held in April 2013.

Consulting services and other fees decreased by 1.9%, excluding the favorable foreign currency impact of 0.4%, in fiscal 2014 compared to fiscal 2013. At constant currency, consulting services and other fees were down less than 1.0 point as a result of our focus on expanding our system integrator channel which impacted demand for our consulting services. Additionally, consulting services and other fees were down less than 1.0 point as a result of the timing of Inforum, our annual customer event. It was held in April of fiscal 2013, while we had no such event during fiscal 2014 as it is scheduled to be held in September 2014 of our fiscal 2015.

Deferred Revenue. We had total deferred revenues of $894.1 million at April 30, 2015, compared to $994.8 million at May 31, 2014.

The following table sets forth the components of deferred revenue:

(in millions)	April 30, 2015	May 31, 2014
Software license fees and subscriptions	$79.5	$51.1
Product updates and support fees	754.9	869.4
Consulting services and other fees	59.7	74.3

Total deferred revenue	894.1	994.8
Less: current portion	867.0	975.3

Deferred revenue—non-current	$27.1	$19.5

Operating Expenses

	11 Months Ended April 30,		Year Ended May 31,		11 Months Ended April 30, 2015 vs. 2014		Fiscal 2014 vs. 2013
	2015	2014	2014	2013	Actual	Constant Currency	Actual	Constant Currency
Operating expenses:
Cost of software license fees and subscriptions	$109.7	$81.9	$99.8	$86.4	33.9%	37.5%	15.5%	15.6%
Cost of product updates and support fees	238.2	239.1	261.9	254.2	(0.4)	3.0	3.0	3.1
Cost of consulting services and other fees	507.2	540.3	593.2	588.5	(6.1)	(1.4)	0.8	0.4
Sales and marketing	412.9	403.3	457.1	460.2	2.4	5.6	(0.7)	(0.4)
Research and development	369.8	357.1	391.8	351.9	3.6	6.8	11.3	11.1
General and administrative	177.9	174.2	192.8	210.4	2.1	6.8	(8.4)	(8.2)
Amortization of intangible assets and depreciation	222.9	241.5	264.3	275.7	(7.7)	(5.0)	(4.1)	(4.6)
Restructuring costs	5.7	12.8	18.6	10.2	(55.5)	(53.9)	82.4	77.5
Acquisition-related and other costs	1.4	27.3	27.6	15.0	(94.9)	(94.9)	84.0	82.7

Total operating expenses	$2,045.7	$2,077.5	$2,307.1	$2,252.5	(1.5)%	2.1%	2.4%	2.3%

Cost of Software License Fees and Subscriptions. Fiscal 2015 cost of license fees and subscriptions increased by 37.5%, excluding the favorable foreign currency impact of 3.6%, compared to fiscal 2014 recast. At constant currency, this increase was primarily due to a 32.0 point increase related to higher SaaS costs in line with our higher revenues. In addition, we recorded higher channel partner commissions and third-party royalties which accounted for increases of 8.3 and 0.9 points, respectively, again in-line with our higher revenues in fiscal 2015. These increases were somewhat offset by a 3.7 point decrease related to other costs.

Cost of license fees and subscriptions for fiscal 2014 increased by 15.6%, excluding the favorable foreign currency impact of 0.1%, compared to fiscal 2013. At constant currency, this increase was primarily due to a 12.9 point increase related to higher SaaS costs in-line with our higher subscriptions revenues in fiscal 2014. In addition, we had a 3.3 point increase related to higher channel partner commissions due to the mix of sales in the current year.

Cost of Product Updates and Support Fees. Fiscal 2015 cost of product updates and support fees increased by 3.0%, excluding the favorable foreign currency impact of 3.4%, compared to the corresponding prior period. At constant currency, the increase was primarily due to a 2.0 point increase related to higher channel partner commissions, a 1.9 point increase related to higher professional fees, and a 0.6 point increase related to higher third-party royalties. These increases were somewhat offset by a 1.5 point decrease in employee-related costs and related overhead allocations due to lower headcount in our customer support organization in fiscal 2015 compared to last year.

For fiscal 2014, cost of product updates and support fees increased by 3.1%, excluding the favorable foreign currency impact of 0.1%, compared to fiscal 2013. At constant currency, higher channel partner commissions, primarily in our Americas and EMEA regions, and higher third-party royalties, primarily in our Americas region, accounted for an increase of 2.2 points. In addition, an increase of 1.4 points related to increased employee-related support costs due to higher headcount in our customer support organization in fiscal 2014 compared to last year. These increases were somewhat offset by a decrease in other support costs.

Cost of Consulting Services and Other Fees. For fiscal 2015, cost of consulting services and other fees decreased by 1.4%, excluding the favorable foreign currency impact of 4.7%, compared to the corresponding prior period. At constant currency, the decrease was primarily due to a 0.9 point decrease in employee costs and related overhead allocations due to lower headcount in our professional services organizations, a 0.3 point decrease due to lower professional fees, and 0.6 points related to a decrease in other service costs. These decreases were somewhat offset by a 0.2 point increase in billable employee costs and a 0.2 point increase related to our hosting services costs.

For fiscal 2014, cost of consulting services and other fees increased by 0.4%, excluding the unfavorable foreign currency impact of 0.4%, compared to the fiscal 2013. At constant currency, the increase was primarily due to higher equity –based compensation costs.

Sales and Marketing. Sales and marketing expenses increased by 5.6%, excluding the favorable foreign currency impact of 3.2%, in fiscal 2015, compared to fiscal 2014 recast. On a constant currency basis, sales and marketing expenses increased 3.3 points due to an increase in our marketing program costs primarily related to our September 2014 Inforum customer conference. In addition, 2.3 points relate to increased employee-related costs and overhead allocations. The increase in employee-related costs included an increase in salaries and commission costs which were somewhat offset by a decrease in equity-based compensation.

Sales and marketing expenses decreased by 0.4%, excluding the favorable foreign currency impact of 0.3%, in fiscal 2014 compared to fiscal 2013. On a constant currency basis, sales and marketing expenses decreased as a result of lower marketing program costs primarily due to the timing of Inforum, our annual customer event, which will be held in the second quarter of fiscal 2015 compared to the fourth quarter last year. In addition, our employee-related costs decreased primarily due to lower headcount in our marketing organization. The decrease in employee-related costs included a decrease in salaries and travel costs which were somewhat offset by an increase in equity-based compensation and commission costs.

Research and Development. Research and development expenses increased 6.8%, excluding the favorable foreign currency impact of 3.2%, in fiscal 2015, compared to fiscal 2014 recast. On a constant currency basis, research and development expenses increased 4.2 points due to an increase in professional fees, 2.8 points as a result of higher employee-related costs and 0.6 points in overhead allocations. The increase in employee-related costs included an increase in salaries which was somewhat offset by a decrease in equity-based compensation. These increases were somewhat offset by a 0.8 point decrease related to other development costs.

Research and development expenses increased by 11.1%, excluding the unfavorable foreign currency impact of 0.2%, in fiscal 2014 compared to fiscal 2013. On a constant currency basis, research and development expenses increased 9.3 points as a result of higher employee-related costs due to a net increase of 235, or 6.6%, in our developer headcount in the fiscal 2014 compared to last year. During fiscal 2014, we made significant investments in our development capacity as we continued to bring a number of new products to market.

General and Administrative. Fiscal 2015 general and administrative expenses increased by 6.8%, excluding the favorable foreign currency impact of 4.7%, compared to fiscal 2014 recast. On a constant currency basis, general and administrative expenses increased approximately 8.6 points due to higher legal settlement costs incurred in fiscal 2015 compared to the reversal, recorded in the second quarter last year, of the accrual we had recorded related to certain patent litigation matters (see Note 14, Commitments and Contingencies- Litigation, in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information). In addition, higher premise cost accounted for a 0.9 point increase, and an increase in other general and administrative expenses accounted for 1.6 points. These increases were partially offset by a 3.0 point decrease related to consulting and professional fees, primarily due to lower legal fees, and lower employee-related costs and overhead allocations of 1.3 points.

Fiscal 2014 general and administrative expenses decreased by 8.2%, excluding the favorable foreign currency impact of 0.2%, compared to fiscal 2013. On a constant currency basis, this decrease was primarily due to a 6.1 point decrease related to a change in estimate of the accrual we had recorded related to certain patent litigation matters. We also had a 1.9 point decrease related to lower professional fees including fees related to certain patent litigation matters.

Amortization of Intangible Assets and Depreciation. Fiscal 2015 amortization of intangible assets and depreciation decreased by 5.0%, excluding the favorable impact of foreign currency of 2.7%, compared with fiscal 2014 recast. The decrease resulted primarily from certain of our intangible assets being fully amortized in fiscal 2014 recast with no corresponding expense recorded in fiscal 2015, somewhat offset by additional amortization expense related to intangible assets recorded as part of our recent acquisitions.

Fiscal 2014 amortization of intangible assets and depreciation decreased by 4.6%, excluding the unfavorable impact of foreign currency of 0.5%, compared to fiscal 2013. The decrease resulted primarily from certain assets being fully amortized /depreciated in fiscal 2013 with no corresponding expense recorded in fiscal 2014. This decrease was somewhat offset by additional amortization expense related to intangible assets recorded as part of our recent acquisitions.

Restructuring. In fiscal 2015, we incurred restructuring charges of $5.7 million compared to $12.8 million in fiscal 2014 recast. In fiscal 2014, as originally reported, we recorded restructuring charges of $18.6 million compared to $10.2 million in fiscal 2013. The restructuring charges recorded in fiscal 2015 were related to employee severance costs for personnel in our sales and professional services organizations primarily in our EMEA region as well as personnel in our product development organization primarily in our APAC region. The fiscal 2014 restructuring charges were primarily for employee severance costs related to actions taken in our professional services and sales organizations in our EMEA region. The restructuring charges recorded in fiscal 2013 were primarily for employee severance costs related to actions taken in connection with the combination of certain of our operations including GGC Holdings and Infor Global Solutions.

Acquisition-Related and Other Costs. Fiscal 2015 acquisition-related and other costs of $1.4 million decreased by approximately $25.9 million compared to $27.3 million in fiscal 2014 recast. Fiscal 2015 acquisition-related and other costs related primarily to costs incurred for our recent acquisitions, primarily Saleslogix, as well as cost related to changing our fiscal year end. These costs were somewhat offset by adjustments to the estimated fair value of our contingent consideration liabilities related to prior period acquisitions.

Fiscal 2014 acquisition-related and other costs of $27.6 million increased by approximately $12.6 million compared to
$15.0 million in fiscal 2013. For fiscal 2014, acquisition-related and other costs related primarily to our refinancing activities during the year as well as costs incurred related to our acquisition of PeopleAnswers. For fiscal 2013, acquisition-related and other costs included costs related primarily to our refinancing activities, integration costs related to the combination of our operating entities, as well as costs related to our acquisitions during the year.

Non-Operating Income and Expenses

	11 Months Ended April 30,		Year Ended May 31,		11 Months Ended April 30, 2015 vs. 2014		Fiscal 2014 vs. 2013
(in millions, except percentages)	2015	2014	2014	2013	Actual	Constant Currency	Actual	Constant Currency
		(unaudited) (recast)
Interest expense, net	$320.1	$348.4	$378.0	$418.1	(8.1)%	(8.1)%	(9.6)%	(9.6)%
Loss on extinguishment of debt	172.4	5.2	5.2	1.8	NM	NM	188.9	188.9
Other (income) expense, net	(66.8)	(52.0)	(62.8)	99.2	28.5	5.6	NM	NM

Total non-operating expenses	$425.7	$301.6	$320.4	$519.1	41.1%	45.1%	(38.3)%	(37.5)%

*	NM—Percentage not meaningful

Interest Expense, Net. Fiscal 2015 interest expense, net of $320.1 million decreased by $28.3 million, or 8.1%, compared to $348.4 million in fiscal 2014 recast. The decrease was primarily due to the refinancing of our term loans under our Credit Agreement in fiscal 2014 and the refinancing of our senior notes in April 2015 at favorable interest rates which resulted in a $28.3 million decrease in our interest expense. In addition, the amortization of deferred financing fees decreased $2.8 million from fiscal 2014 recast. These decreases were somewhat offset by a $1.8 million increase in the amortization of debt discounts and $1.0 million in additional interest related to our interest rate swaps.

Interest expense, net decreased by $40.1 million, or 9.6% to $378.0 million in fiscal 2014, compared to $418.1 million in fiscal 2013. The decrease in interest expense was primarily due to the refinancing of our Tranche B Term Loan in the second quarter of fiscal 2013, our Tranche B-1 Term Loan and our Euro Term Loan in the first quarter of fiscal 2014, and the refinancing of our Tranche B-2 Term Loan in the third quarter of fiscal 2014, at favorable interest rates. See Liquidity and Capital Resources – Long-Term Debt, below. As a result of these refinancing transactions our interest expense decreased by approximately $42.2 million year-over-year. This decrease was somewhat offset by an increase in amortization of deferred financing fees and an increase in amortization of debt discounts in fiscal 2014 compared to fiscal 2013.

Loss on Extinguishment of Debt. In fiscal 2015, we recorded a loss on extinguishment of debt of $172.4 million related to the refinancing of our existing senior notes in the fourth quarter of fiscal 2015. This amount includes $134.7 million in applicable redemption premiums on our existing senior notes, $34.8 million related to the net book value of deferred financing fees and debt discounts written off, and $2.9 million in other costs incurred in connection with the repayment of our existing senior notes.

The $5.2 million loss on extinguishment of debt recorded in fiscal 2014 related to the amendments to our Credit Agreement refinancing our then outstanding term loans. This amount represents the net book value of deferred financing fees written off in connection with our refinancing transactions during the first and third quarters of fiscal 2014 for those lenders whose participation was treated as an extinguishment rather than a modification of the related debt.

The $1.8 million loss on extinguishment of debt recorded in fiscal 2013 represents the net book value of deferred financing fees written off in second quarter of fiscal 2013 and other costs incurred in connection with our refinancing transactions during the second quarter for those lenders whose participation was treated as an extinguishment rather than a modification of debt.

Other (Income) Expense, Net. Fiscal 2015 other (income) expense, net was net income of $66.8 million compared to net income of $52.0 million in fiscal 2014 recast. This change in other (income) expense, net was primarily due to fluctuations in foreign currency exchange rates primarily related to the Euro.

For fiscal 2014, other (income) expense, net was net income of $62.8 million compared to net expense of $99.2 million in fiscal 2013. The change in other (income) expense, net was primarily due to fluctuations in foreign currency exchange rates primarily related to the British Pound and the Euro.

Income Tax Provision (Benefit)

	11 Months Ended April 30,		Year Ended May 31,		11 Months Ended April 30, 2015 vs. 2014				Fiscal 2014 vs. 2013
(in millions, except percentages)	2015	2014	2014	2013	Actual		Constant Currency		Actual	Constant Currency
		(unaudited) (recast)
Income tax provision (benefit)	$(52.2)	$(0.4)	$12.6	$22.6	NM	%	NM	%	(44.2)%	(37.6)%
Effective income tax rate	160.6%	(0.6)%	9.4	(42.2)

*	NM—Percentage not meaningful

The effective tax rate for the periods presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. Our effective tax rate may fluctuate as a result of changes in the forecasted annual income level and geographical mix of our operating earnings as well as a result of acquisitions, changes in liabilities recorded for unrecognized tax benefits, changes in the valuation allowances for deferred tax assets, tax settlements with U.S. and foreign tax authorities, and the impact from changes in enacted tax laws.

Our provision for income taxes differs from the tax computed at the U.S. federal statutory rate primarily due to certain earnings considered as indefinitely reinvested in foreign operations, states taxes, and foreign earnings taxed at lower income tax rates than in the U.S.

For fiscal 2015, we recorded an income tax benefit of $52.2 million, resulting in an effective tax rate of 160.6%. The change in our effective tax rate for fiscal 2015 compared to fiscal 2014 was driven by a reduction in foreign earnings subject to United States taxes (Subpart F income), a reduction in non-deductible stock compensation, the ability to utilize the benefits of IRC Section 199 for domestic manufacturing, and a reduction in various permanent taxable income addbacks.

For fiscal 2014, we recorded income tax expense of $12.6 million, resulting in an effective tax rate of 9.4%. The change in our effective tax rate for fiscal 2014 compared to fiscal 2013 was driven by an increase in foreign earnings subject to lower tax rates, the elimination of the requirement to provide additional valuation allowance for IRC Section 163(j) interest disallowance, the release of foreign related valuation allowances due to the increase in foreign earnings and various foreign entity restructurings, the elimination of the need to provide for a valuation allowance for certain foreign earnings, and a reduction in the amount of unrecognized tax benefits due to the lapse of statutes for various exposures.

For fiscal 2013, we recorded an income tax expense of $22.6 million, resulting in an effective tax rate of (42.2)%.

Following the Infor Combination transaction that occurred on April 5, 2012, we evaluated various tax structuring alternatives to rationalize various legal entities and reduce our overall global tax liability. During fiscal 2013, we completed several organizational restructuring actions resulting in the discrete release of the valuation allowance for various foreign deferred tax assets in the amount of $24.4 million. During fiscal 2014 and 2015, we continued to execute multiple legal entity organizational restructuring actions to streamline and simplify business operations, lower backoffice costs, and provide access to various foreign deferred tax assets. As a result of such actions, various foreign valuation allowances were able to be eliminated during fiscal year 2014 and 2015. During fiscal 2015, we continued to examine various tax structuring alternatives that may be executed during fiscal year 2016 which would provide additional positive evidence in our valuation allowance considerations which may result in further foreign valuation releases, specifically in the Netherlands. In the Netherlands, the Company continues to remain in a 3 year cumulative loss position as of April 30, 2015 for certain subsidiaries which constitutes significant negative evidence in our valuation allowance considerations. Based on projected future earnings, the 3 year cumulative income/loss analysis and the evaluation of certain tax planning strategies that would utilize available net operating losses prior to expiration, it is reasonably possible that sufficient positive evidence will exist during the next twelve months to release all or a significant portion of our valuation allowance on the Company’s Netherlands deferred tax assets.

Infor is included in the GGC Software Parent, Inc. consolidated federal income tax return. The Company and its subsidiaries provided for income taxes under the separate return method, by which Infor, Inc. and its subsidiaries compute tax expense as though they file a separate tax return. GGC Software Parent, Inc. entered into a tax allocation agreement (Tax Allocation Agreement) with the Company that was effective as of April 5, 2012. The Tax Allocation Agreement sets forth the obligation of the Company and its domestic subsidiaries with regard to preparing and filing tax returns and allocating tax payments under the consolidated reporting rules of the Internal Revenue Code and similar state and local tax laws governing combined or consolidated filings. The Tax Allocation Agreement provides that each domestic subsidiary that is a member of the consolidated, unitary or combined tax group will pay its share of the taxes of the group. In fiscal 2015, 2014 and fiscal 2013, we made cash payments of $11.7 million, $11.5 million and $9.5 million, respectively, to GGC Software Parent, Inc. under the terms of the Tax Allocation Agreement.

Non-GAAP Financial Measures

Our results of operations in this Management’s Discussion and Analysis are presented in accordance with GAAP. In addition to reporting our financial results in accordance with GAAP, we present our non-GAAP revenues as well. We believe our presentation of non-GAAP revenues provides meaningful insight into our operating performance and an alternative perspective of our results of operations. We use these non-GAAP measures to assess our operating performance, to develop budgets and to serve as a measurement for incentive compensation awards. Presentation of these non-GAAP measures allows users to review our results of operations from the same perspective as management and our Board of Directors. These non-GAAP financial measures provide users an enhanced understanding of our operations, facilitate analysis and comparisons of our current and past results of operations, facilitate comparisons of our operating results with those of our competitors and provide insight into the prospects of our future performance. We also believe that these non-GAAP measures are useful to users because they provide supplemental information that research analysts, investment bankers and lenders frequently use to analyze software companies including those that have recently made significant acquisitions. Additionally, certain non-GAAP disclosures are required by our lenders in our reporting to them.

The method we use to produce non-GAAP financial measures is not in accordance with GAAP and may differ from the methods used by other companies reporting similar measures. These non-GAAP financial measures should not be regarded as a substitute for the corresponding GAAP measures but instead should be utilized as supplemental measures of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP measures presented below.

The following table presents the reconciliation of our GAAP revenues as reported to our non-GAAP revenues for the periods indicated:

	Three Months Ended October 31,		Quarterly Change Fiscal 2016 vs. 2015		Six Months Ended October 31,		Year-to-Date Change Fiscal 2016 vs. 2015
(in millions, except percentages)	2015	2014	Actual	Constant Currency	2015	2014	Actual	Constant Currency
GAAP revenues	$663.3	$685.6	(3.3)%	2.7%	$1,303.6	$1,438.8	(9.4)%	(3.1)%
Non-GAAP revenue adjustments:
Purchase accounting impact on software license fees and subscriptions	4.3	0.2			4.3	0.8
Purchase accounting impact on product updates and support fees	0.1	1.3			0.5	1.4
Purchase accounting impact on consulting services and other fees	—	0.1			—	0.3

Total non-GAAP revenue adjustments	4.4	1.6			4.8	2.5

Non-GAAP revenues	$667.7	$687.2	(2.8)%	3.1%	$1,308.4	$1,441.3	(9.2)%	(3.0)%

	11 Months Ended April 30,		Year Ended May 31,		11 Months Ended April 30, 2015 vs. 2014		Fiscal 2014 vs. 2013
(in millions, except percentages)	2015	2014	2014	2013	Actual	Constant Currency	Actual	Constant Currency
		(unaudited) (recast)
GAAP revenues	$2,438.9	$2,445.7	$2,761.8	$2,718.0	(0.3)%	3.9%	1.6%	1.4%
Non-GAAP revenue adjustments:
Purchase accounting impact on software license fees and subscriptions	0.7	4.7	5.1	13.5
Purchase accounting impact on product updates and support fees	3.5	1.1	1.2	1.5
Purchase accounting impact on consulting services and other fees	0.3	1.8	1.9	4.8

Total non-GAAP revenue adjustments	4.5	7.6	8.2	19.8

Non-GAAP revenues	$2,443.4	$2,453.3	$2,770.0	$2,737.8	(0.4)%	3.7%	1.2%	0.9%

The non-GAAP adjustments we make to our reported GAAP revenues are primarily related to purchase accounting and other acquisition matters. These amounts reflect adjustments to increase software license fees and subscriptions, product updates and support fees, and consulting services and other fees that we would have recognized if we had not adjusted acquired deferred revenues to their fair values as required by GAAP. Certain deferred revenue for software license fees and subscriptions, product updates and support fees, and consulting services and other fees on the acquired entity’s balance sheet, at the time of the acquisition, were eliminated from our GAAP results as part of the purchase accounting for the acquisition as they do not reflect the fair value of performance obligations to us. As a result, our GAAP results do not, in management’s view, reflect all of our software license fees and subscriptions, product updates and support fees, and consulting services and other fees. We believe the inclusion of the acquisition related revenue adjustments provides users a helpful alternative view of our operations.

Liquidity and Capital Resources

(in millions, except percentages)	11 Months Ended April 30		Year Ended May 31,		11 Months Ended April 30, 2015 vs. 2014		Six Months Ended October 31
Cash Flows	2015	2014	2014	2013		Fiscal 2014 vs. 2013	2015	2014	Change
		(unaudited) (recast)
Cash provided by (used in):
Operating activities	$208.2	$280.8	$414.6	$282.4	(25.9)%	46.8%	$115.5	$60.5	90.9%
Investing activities	(48.7)	(249.8)	(251.7)	(139.8)	(80.5)	80.0	(578.1)	(31.4)	NM
Financing activities	(158.2)	(15.7)	(15.7)	(106.6)	907.6	(85.3)	440.7	(124.4)	NM
Effect of exchange rate changes on cash and cash equivalents	(49.9)	9.9	6.2	1.5	NM	313.3	(5.8)	(23.2)	(75.0)

Net change in cash and cash equivalents	$(48.6)	$25.2	$153.4	$37.5	NM	309.1%	$(27.7)	$(118.5)	(76.6)%

*	NM—Percentage not meaningful

(in millions, except percentages) Capital Resources	October 31, 2015	April 30, 2015	Change
Working capital deficit	$(216.1)	$(226.4)	(4.5)%
Cash and cash equivalents	$499.0	$526.7	(5.3)%

Our most significant source of operating cash flows is cash collections from our customers following the purchase and renewal of their subscriptions for licensed software updates (maintenance) and product support agreements. Payments from customers for these maintenance and support agreements are generally received near the beginning of the contracts’ terms, which are generally one year in length. We also generate significant cash from new software license sales, SaaS subscription arrangements and, to a lesser extent, consulting and other services. Our primary uses of cash from operating activities are for personnel-related expenditures. We also make significant cash payments related to interest payments, taxes and leased facilities. We are highly leveraged and our liquidity requirements are significant, primarily due to debt service requirements.

As part of our business strategy, we may use cash to acquire additional companies or products from time to time to enhance our product lines, which could have a material effect on our capital resources.

In the first six months of fiscal 2016, we completed the GT Nexus Acquisition for $550.0 million, net of cash acquired. In the comparable six months last year, we completed one acquisition for a purchase price of $30.1 million, net of cash acquired. See Note 3, Acquisitions.

As of each of our reported balance sheet dates, we have reported a deficit in working capital. This deficit in working capital represents an excess of our current liabilities over our current assets and is primarily the result of the significant balance of deferred revenue, reported as a current liability, at each balance sheet date. Our deferred revenues represent the excess of our collections from, or our billings due from, our customers for which the related revenues have not yet met all the criteria necessary to be recognized as earned in our Condensed Consolidated Statements of Operations. See Note 2, Summary of Significant Accounting Policies – Revenue Recognition, in the notes to our consolidated financial statements included elsewhere in this prospectus, for a further description of those criteria.

We believe that cash flows from operations, together with our cash and cash equivalents, borrowing capacity under our revolving credit facility, will be sufficient to meet our cash requirements for working capital, capital expenditures, restructuring activities and investments for the remainder of fiscal 2016 and for the foreseeable future. At some point in the future, we may require additional funds for either operating or strategic purposes and may seek to raise the additional funds through public or private debt or equity financing. If we ever need to seek additional financing, there is no assurance that this additional financing will be available, or if available, will be on reasonable terms. If our liquidity and capital resources are insufficient to meet our requirements or fund our debt service obligations, we could face substantial liquidity problems, may not be able to generate sufficient cash to service all our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Cash Flows from Operating Activities

Net cash provided by operating activities for the six-month period ended October 31, 2015, was $115.5 million. Our net income adjusted for non-cash items provided $154.3 million in cash due to strong cash flows from operations, and changes in operating assets and liabilities used cash of $38.8 million. The uses of cash were primarily from a $104.1 million decrease in deferred revenue, as a portion of amounts collected in advance from customers have been earned as revenue, primarily due to the timing of maintenance renewals, as a significant portion of our U.S. maintenance renews on May 31, and a $12.2 million increase in prepaid expenses and other assets. These uses of cash were partially offset by a $38.0 million increase in accounts payable, accrued expenses and other liabilities and a $36.5 million decrease in accounts receivable, net.

Net cash provided by operating activities for the six-month period ended October 31, 2014, was $60.5 million. Our net income plus non-cash items provided $191.8 million in cash due to strong cash flows from operations, while changes in operating assets and liabilities used cash of $131.3 million. The uses of cash were primarily from a $102.9 million decrease in deferred revenue, largely due to the timing of maintenance renewals, as a significant portion of our U.S. maintenance renews on May 31, a $26.1 million increase in accounts receivable, net, and a $19.7 million decrease in accounts payable, accrued expenses and other liabilities. These uses of cash were partially offset by $22.4 million related to our income tax receivable/payable.

Net cash provided by operating activities for fiscal 2015 was $208.2 million. Our net income adjusted for non-cash items provided $322.6 million in cash due to strong cash flows from operations, while changes in operating assets and liabilities used cash of $114.4 million. The operating assets and liabilities uses of cash related primarily to a $68.1 million decrease in deferred revenue, primarily due to decreased deferred maintenance resulting from the timing of our maintenance renewals in May, and a $39.8 million decrease in accounts payable, accrued expenses and other liabilities, primarily due to a decrease in accrued interest related to the recent refinancing of our senior notes. The uses of cash were partially offset by a $29.4 million decrease in accounts receivable, net.

Net cash provided by operating activities for fiscal 2014 was $414.6 million. Our net income adjusted for non-cash items provided $380.4 million in cash due to strong cash flows from operations, and changes in operating assets and liabilities provided cash of $34.2 million. The operating assets and liabilities sources of cash related to a $28.9 million increase in deferred revenue, primarily due to increased deferred SaaS revenue as well as increased deferred maintenance, and a $19.9 million increase in accounts payable, accrued expenses and other liabilities, primarily due to an increase in accrued interest. The sources of cash were partially offset by a $29.5 million change in income tax receivable/payable.

Net cash provided by operating activities for fiscal 2013 was $282.4 million. Our net loss adjusted for non-cash items provided $313.7 million in cash due to strong cash flows from operations while changes in operating assets and liabilities used cash of
$31.3 million. The uses of cash were primarily from a $97.1 million decrease in accounts payable, accrued expenses and other liabilities, predominantly related to a decrease in accrued interest and a reduction in accrued incentive compensation, and a
$19.4 million increase in prepaid expenses and other assets. These uses of cash were somewhat offset by a $58.0 million increase in deferred revenue, primarily due to the timing of maintenance renewals, $13.7 million related to our income tax receivable/payable and a $13.5 million decrease in accounts receivable, net.

Cash Flows from Investing Activities

Net cash used in investing activities was $578.1 million in the six-month period ended October 31, 2015. The primary uses of cash were $549.3 million net cash used for our acquisition of GT Nexus and $28.8 million used to purchase property, equipment and software.

Net cash used in investing activities was $31.4 million in the six-month period ended October 31, 2014. The primary uses of cash were $30.1 million net cash used for our acquisitions and $20.3 million used to purchase property, equipment and software, which was partially offset by a $19.0 million decrease in restricted cash.

Net cash used in investing activities was $48.7 million in fiscal 2015. The primary uses of cash were $35.7 million used to purchase property, equipment and software, and $30.1 million net cash used for our acquisitions, partially offset by $17.1 million decrease in restricted cash.

Net cash used in investing activities was $251.7 million in fiscal 2014. The primary uses of cash were $199.7 million net cash used for our acquisitions, $32.5 million used to purchase property, equipment and software and a $19.5 million increase in restricted cash.

Net cash used in investing activities was $139.8 million in fiscal 2013. The primary uses of cash were $106.0 million net cash used for our acquisitions and $36.0 million used to purchase other property, equipment and software.

Cash Flows from Financing Activities

Net cash provided by financing activities was $440.7 million in the six-month period ended October 31, 2015. The source of cash was $495.0 million proceeds from the issuance of debt in connection with the GT Nexus Acquisition. This was partially offset by uses of cash, primarily $17.1 million in debt repayments, $17.0 million in dividend payments and $16.5 million in deferred financing fees related to the issuance of our Senior Secured Notes.

Net cash used in financing activities was $124.4 million in the six-month period ended October 31, 2014. The primary uses of cash were $71.6 million in debt repayments and $42.7 million dividend payments.

Net cash used in financing activities was $158.2 million in fiscal 2015. The primary uses of cash were $1,932.5 million in debt repayments including the outstanding balances of our senior notes in April 2015, $168.7 million in fees paid relating to our refinancing transactions during the fiscal year including approximately $137.7 million in early redemption premiums and other fees related to the repayment of our existing senior notes and $31.0 million that we capitalized as deferred financing fees related to the issuance of our new senior notes, and $65.7 million for dividends paid. These uses of cash were mostly offset by $2,019.7 million in proceeds from the issuance of debt related to the refinancing of our senior notes in April 2015.

Net cash used in financing activities was $15.7 million in fiscal 2014. The primary uses of cash were $3,457.5 million in debt repayments and $37.5 million that we capitalized as deferred financing fees relating to our refinancing transactions during the year. These uses of cash were mostly offset by $3,487.7 million from the issuance of debt related to our recent refinancing transactions.

Net cash used in financing activities was $106.6 million in fiscal 2013. The primary uses of cash were $2,847.2 million in debt repayments, $27.6 million that we capitalized as deferred financing fees relating to the refinancing of our Tranche B Term Loan and $8.7 million related to stockholder loans. These uses of cash were mostly offset by $2,778.9 million proceeds from the issuance of debt related to our second quarter debt refinancing.

Effect of Exchange Rate Changes

For the six months ended October 31, 2015, changes in foreign currency exchange rates resulted in a $5.8 million decrease in our cash and cash equivalents. Exchange rate changes decreased our cash and cash equivalents by $23.2 million during the six months ended October 31, 2014. In fiscal 2015, changes in foreign currency exchange rates resulted in a $49.9 million decrease in our cash and cash equivalents. Foreign currency exchange rate changes increased our cash and cash equivalents by $6.2 million and $1.5 million in fiscal 2014 and fiscal 2013, respectively.

Working Capital Deficit

Our working capital deficit, defined as current assets less current liabilities, was $216.1 million at October 31, 2015, compared to $226.4 million at April 30, 2015. At October 31, 2015, our cash decreased by $27.7 million compared to the balance at April 30, 2015. Generally, increases in current assets are considered to be uses of cash and increases in current liabilities are considered to be sources of cash. During the first six months of our fiscal 2016, the most significant changes in our current assets were a $12.9 million increase in prepaid expenses and a decrease in our accounts receivable, net, of $11.2 million. During this period, the most significant changes in our current liabilities were a decrease in deferred revenue of $89.5 million as a portion of amounts collected in advance from customers have been earned as revenue, primarily due to the timing of maintenance and support subscription renewals, and an increase in accrued expenses of $59.5 million, primarily due to the timing of interest payments related to our Senior Notes.

Our working capital deficit, defined as current assets less current liabilities, was $226.4 million at April 30, 2015, compared to $305.9 million at May 31, 2014. At April 30, 2015, our cash decreased by $48.6 million compared to the balance at May 31, 2014. Generally, increases in current assets are considered to be uses of cash and increases in current liabilities are considered to be sources of cash. During fiscal 2015, the most significant change in our current assets, other than cash, was a decrease of $66.2 million in accounts receivable, net. During fiscal 2015 the most significant changes in our current liabilities included a $108.3 million decrease in deferred revenue, primarily due to a decrease in deferred maintenance as a result of the timing of our maintenance renewals in May, and a decrease in accrued expenses of $67.2 million, primarily due to a decrease in accrued interest in relation to our recent debt refinancing.

Cash and Cash Equivalents

As of October 31, 2015, we had $499.0 million in cash and cash equivalents including amounts in operating accounts, money market investments and other short-term, highly liquid investments with initial maturities of three months or less. As of October 31, 2015, $69.2 million of our unrestricted cash and cash equivalents are held in the U.S. The remaining $429.8 million of our unrestricted cash and cash equivalents are held in foreign countries. Under current tax laws and regulations, if cash and cash equivalents and short-term investments held outside the U.S. are distributed to the U.S. in the form of dividends or otherwise, we may be subject to additional U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes. It is not practicable to estimate the amount of these potential additional taxes due to the complexities of the tax laws in various jurisdictions, the number of jurisdictions in which we operate, the complexity of our legal entity structure, and the hypothetical nature of the calculations.

As of April 30, 2015, we had $526.7 million in cash and cash equivalents including amounts in operating accounts, money market investments and other short-term, highly liquid investments with initial maturities of three months or less. As of April 30, 2015, $86.7 million of our unrestricted cash and cash equivalents were held in the U.S. The remaining $440.0 million of our unrestricted cash and cash equivalents were held in foreign countries. Under current tax laws and regulations, if cash and cash equivalents and short-term investments held outside the U.S. are distributed to the U.S. in the form of dividends or otherwise, we may be subject to additional U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes. It is not practicable to estimate the amount of these potential additional taxes due to the complexities of the tax laws in various jurisdictions, the number of jurisdictions in which we operate, the complexity of our legal entity structure, and the hypothetical nature of the calculations.

Long-Term Debt

The following table summarizes our long-term debt balances for the periods indicated:

	October 31, 2015			April 30, 2015			May 31, 2014
(in millions)	Principal Amount	Net Amount(1)	Contractual Rate	Principal Amount	Net Amount(1)	Contractual Rate	Principal Amount	Net Amount(1)	Contractual Rate
First lien Term B-3 due June 3, 2020	$464.3	$460.2	3.750%	$466.7	$462.2	3.750%	$477.4	$472.2	3.750%
First lien Term B-5 due June 3, 2020	2,460.3	2,377.6	3.750%	2,473.0	2,382.0	3.750%	2,543.6	2,437.6	3.750%
First lien Euro Term B due June 3, 2020	372.7	367.9	4.000%	382.3	377.0	4.000%	472.0	465.9	4.000%
6.5% senior notes due May 15, 2022	1,630.0	1,619.0	6.500%	1,630.0	1,618.4	6.500%	—	—	—
5.75% senior notes due May 15, 2022	385.2	379.8	5.750%	393.0	387.2	5.750%	—	—	—
5.75% senior secured notes due August 15, 2020	500.0	479.3	5.750%	—	—	—	—	—	—
9.375% senior notes due April 1, 2019	—	—	—	—	—	—	1,015.0	997.3	9.375%
10.0% senior notes due April 1, 2019	—	—	—	—	—	—	340.7	334.6	10.000%
11.5% senior notes due July 15, 2018	—	—	—	—	—	—	560.0	542.5	11.500%
Deferred financing fees, debt discounts and premiums, net	(128.7)	—		(118.2)	—		(158.6)	—

Total long-term debt	5,683.8	5,683.8		5,226.8	5,226.8		5,250.1	5,250.1
Less: current portion	(0.1)	(0.1)		(0.1)	(0.1)		(31.7)	(31.7)

Total long-term debt—non-current	$5,683.7	$5,683.7		$5,226.7	$5,226.7		$5,218.4	$5,218.4

(1)	Debt balances net of applicable unamortized debt discounts, premiums and deferred financing fees.

As of October 31, 2015, we were in compliance with all applicable covenants included in the terms of our credit facilities and the indentures that governs our Senior Notes.

In fiscal 2015 we changed the presentation of our deferred financing fees related to our term loans and senior notes from an asset to a direct deduction from the carrying amount of our long-term debt, consistent with the presentation of debt discounts and premiums. The unamortized balance of our deferred financing fees is included above in deferred financing fees, debt discounts and premiums, net, for the periods indicated. See Note 2, Summary of Significant Accounting Policies—Adoption of New Accounting Pronouncements, in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information.

Credit Facilities

On April 5, 2012, we entered into a secured credit agreement with certain banks which consists of a secured term loan facility and a secured revolving credit facility (the “Credit Agreement”) which was subsequently amended pursuant to several refinancing amendments described below.

Under the secured term loan facility, we borrowed initial term loans having aggregate principal amounts of $2,770.0 million (the “Tranche B Term Loan”), $400.0 million (the “Tranche B-1 Term Loan”) and €250.0 million (the “Euro Term Loan”) on April 5, 2012, each of which has been refinanced with additional term loans as described below. Interest on the term loans borrowed under the secured term loan facility is payable quarterly, in arrears. Quarterly principal payment amounts are set for each of the term loans with balloon payments at the applicable maturity dates. The term loans are subject to mandatory prepayments in the case of certain situations.

The secured revolving credit facility (the “Revolver”) has a maximum availability of $150.0 million. As of October 31, 2015, we have made no draws against the Revolver and no amounts are currently outstanding. However, $10.3 million of outstanding (undrawn) letters of credit have reduced the amount available under the Revolver to $139.7 million. Pursuant to the Credit Agreement there is an undrawn line fee of 0.50% per annum (subject to a step-down to 0.375% if our total leverage ratio is below a certain threshold) and the Revolver matures on April 5, 2017. Amounts under the Revolver may be borrowed (and reborrowed) to finance working capital needs and for general corporate purposes.

At our election, the annual interest rate applicable to the term loans and revolver borrowings under the Credit Agreement are based on a fluctuating rate of interest determined by reference to either (a) Adjusted LIBOR (as defined below) plus an applicable margin or (b) Adjusted Base Rate (ABR—as defined below) plus an applicable margin. For purposes of the Credit Agreement, as of April 30, 2015:

•	Adjusted LIBOR is defined as the London interbank offered rate for the applicable currency, adjusted for statutory reserve requirements; provided, the Adjusted LIBOR for the Tranche B-3 Term Loan, Tranche B-5 Term Loan and the Euro Tranche B Term Loan will at no time be less than 1.00% per annum.

•	ABR is defined as the highest of (i) the administrative agent’s prime rate, (ii) the federal funds effective rate plus 1/2 of 1.0% and (iii) one-month Adjusted LIBOR plus 1.0% per annum, provided that ABR for the Tranche B-3 and B-5 Term Loans will at no time be less than 2.00% per annum.

The credit facilities are guaranteed by Infor, Inc. and certain of our wholly owned domestic subsidiaries, and are secured by liens on substantially all of the borrower’s assets and the assets of the guarantors. Prior to the Second Amendment described below, under the Credit Agreement we were required to maintain a total leverage ratio not to exceed certain levels as of the last day of each fiscal quarter. However, pursuant to the Second Amendment, this financial maintenance covenant is applicable only for the Revolver and then only for those fiscal quarters in which we have significant borrowings under the Revolver as of the last day of such fiscal quarter. We are subject to certain other customary affirmative and negative covenants as well.

Refinancing Amendments

On April 22, 2014, we entered into the Sixth Amendment to the Credit Agreement (as amended) to reflect the change in our fiscal year end from May 31 to April 30 effective June 1, 2014. No other changes were made to the terms of Credit Agreement or the related credit facilities.

On January 31, 2014, we entered into the Fifth Amendment to the Credit Agreement (as amended). The Fifth Amendment provides for the reduction of the interest rate margins applicable to borrowings made under our Revolver. While we have made no draws against the Revolver, interest on any future Revolver borrowings will be based on a fluctuating rate of interest determined by reference to either, at our option, an Adjusted LIBOR rate, plus a margin of 2.75% per annum, or an alternate base rate, plus a margin of 1.75% per annum. No other changes were made to the terms of the Revolver.

On January 2, 2014, we entered into the Fourth Amendment to the Credit Agreement (as amended). The Fourth Amendment provided for the refinancing of all of the then outstanding balance of our Tranche B-2 Term Loan with the proceeds of a new $2,550.0 million term loan (the “Tranche B-5 Term Loan”). Interest on the Tranche B-5 Term Loan is based on a fluctuating rate of interest determined by reference to either, at our option, an Adjusted LIBOR rate, plus a margin of 2.75% per annum, with a LIBOR floor of 1.0%, or an alternate base rate, plus a margin of 1.75% per annum, with a minimum alternative base rate floor of 2.0%. This was a reduction in our effective rate related to the new term loan as compared to the Tranche B-2 Term Loan which was based on an Adjusted LIBOR rate plus a margin of 4.0% per annum, with an Adjusted LIBOR floor of 1.25% per annum. The Tranche B-5 Term Loan matures on June 3, 2020, which is an extension of approximately 26 months compared to the original Tranche B-2 Term Loan maturity date. Pursuant to the terms of the Credit Agreement, the Tranche B-5 Term Loan is guaranteed by Infor and certain of our domestic subsidiaries, and is secured by liens on substantially all of our assets and the assets of the guarantors.

Proceeds from the Tranche B-5 Term Loan were used to refinance the outstanding principal of our Tranche B-2 Term Loan, together with accrued and unpaid interest and applicable fees.

On October 9, 2013, we entered into the Third Amendment to the Credit Agreement (as amended) to reflect a technical change clarifying certain defined terms added pursuant to the Second Amendment.

On June 3, 2013, we entered into the Second Amendment to the Credit Agreement (as amended). The Second Amendment provided for the refinancing of the then outstanding principal balance of our Tranche B-1 Term Loan and our Euro Term Loan with the proceeds of a new $483.0 million term loan (the “Tranche B-3 Term Loan”) and a new €350.0 million term loan (the “Euro Tranche B Term Loan”). Interest on the Tranche B-3 Term Loan is based on a fluctuating rate of interest determined by reference to either, at our option, an Adjusted LIBOR rate, plus a margin of 2.75% per annum, with an Adjusted LIBOR floor of 1.0%, or an alternate base rate, plus a margin of 1.75% per annum, with a minimum alternative base rate floor of 2.0%. The Tranche B-3 Term Loan matures on June 3, 2020, which is an extension of approximately three and a half years compared to the original Tranche B-1 Term Loan maturity date. Interest on the Euro Tranche B Term Loan is based on a fluctuating rate of interest determined by reference to an Adjusted LIBOR rate, plus a margin of 3.0% per annum, with an Adjusted LIBOR floor of 1.0%. The Euro Tranche B Term Loan matures on June 3, 2020, which is an extension of approximately 24 months compared to the original Euro Term Loan maturity date. Pursuant to the terms of the Credit Agreement, the Tranche B-3 Term Loan and Euro Tranche B Term Loan are guaranteed by the same guarantors, and are secured by liens on substantially all of the borrower’s assets and the assets the guarantors. The Second Amendment also amended the Credit Agreement to, among other things, limit the applicability of the financial maintenance covenant (maximum total leverage ratio) to the Revolver and then only for those fiscal quarters in which we have significant borrowings under our Revolver outstanding as of the last day of such fiscal quarter.

Proceeds from the Tranche B-3 Term Loan and Euro Tranche B Term Loan were used to refinance the outstanding principal balance of our Tranche B-1 Term Loan and our Euro Term Loan, together with accrued and unpaid interest and applicable fees. In addition, $250.0 million of the proceeds were used to repay a portion of the outstanding balance of our Tranche B-2 Term Loan.

On September 27, 2012, we entered into the Refinancing Amendment No. 1 (the “First Amendment”) to the Credit Agreement. The First Amendment provided for the refinancing of the then outstanding principal balance of our Tranche B Term Loan of
$2,763.0 million with the proceeds of a new $2,793.1 million term loan (the “Tranche B-2 Term Loan”). Interest on the Tranche B-2 Term Loan was based on a fluctuating rate of interest determined by reference to, at our option, an Adjusted LIBOR rate, plus a margin of 4.0% per annum, with an Adjusted LIBOR floor of 1.25% per annum, or ABR, plus a margin of 3.0% per annum, with an ABR floor of 2.25% per annum. This was a reduction in our effective rate related to this term loan as compared to the Tranche B Term Loan which was based on an Adjusted LIBOR rate plus a margin of 5.0% per annum. The Tranche B-2 Term Loan was to mature on April 5, 2018, which was the same as the original Tranche B Term Loan maturity date. Pursuant to the terms of the Credit Agreement, the Tranche B-2 Term Loan was guaranteed by the same guarantors, and was secured by liens on substantially all of our assets and the assets of the guarantors.

Proceeds from the Tranche B-2 Term Loan were used to refinance the outstanding principal of our Tranche B Term Loan, together with accrued and unpaid interest and applicable fees, including a prepayment premium of 1.0% of the principal amount thereof, in accordance with the terms of the Credit Agreement.

Senior Notes

Infor 6.5% and 5.75% Senior Notes

On April 1, 2015, we issued approximately $1,030.0 million in aggregate principal amount of our 6.5% Senior Notes and €350.0 million in aggregate principal amount of our 5.75% Senior Notes at an issue price of 100%. On April 23, 2015, we issued an additional $600.0 million in aggregate principal amount of our 6.5% Senior Notes at an issue price of 102.25% plus accrued interest from April 1, 2015. The 6.5% and 5.75% Senior Notes mature on May 15, 2022, and bear interest at the applicable rates per annum that is payable semi-annually in cash in arrears, on May 15 and November 15 each year, beginning on November 15, 2015.

In connection with the issuance of the 6.5% and 5.75% Senior Notes, we entered into a registration rights agreements with the initial purchasers of the notes. Under the registration rights agreements we agreed to file with the SEC a registration statement with respect to an offer to exchange the 6.5% and 5.75% Senior Notes for a new issue of substantially identical notes no later than 365 days after the date of the original issuance of the notes.

Proceeds from the issuance of the 6.5% and 5.75% Senior Notes were used to repay the outstanding balances of our 9 3/8%, 10.0% and 11.5% Senior Notes, discussed below, including applicable redemption premiums thereon, accrued and unpaid interest, and to pay related transaction fees and expenses.

The 6.5% and 5.75% Senior Notes are general unsecured obligations of Infor (US), Inc. and are guaranteed by Infor, Inc. and certain of our wholly owned domestic subsidiaries. Under the indentures governing the senior notes, we are subject to certain customary affirmative and negative covenants.

First Lien Senior Secured Notes

On August 25, 2015, in connection with the GT Nexus Acquisition, we issued $500.0 million in aggregate principal amount of 5.750% first lien senior secured notes (the Senior Secured Notes) at an issue price of 99.000% plus accrued interest, if any, from August 25, 2015. The Senior Secured Notes mature on August 15, 2020, and bear interest at the applicable rate per annum that is payable semi-annually in cash in arrears, on February 15 and August 15 each year, beginning on February 15, 2016. The Senior Secured Notes were redeemable by Infor on or prior to November 25, 2015, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to such redemption date.

The Senior Secured Notes are first lien senior secured obligations of Infor (US), Inc. and are fully and unconditionally guaranteed on a senior secured basis by Infor, Inc., and certain of our existing and future wholly owned domestic subsidiaries. Under the indenture governing the Senior Secured Notes, we are subject to certain customary affirmative and negative covenants.

Net proceeds from the issuance of our Senior Secured Notes, after expenses, of approximately $478.5 million were used to fund the GT Nexus Acquisition, including related transaction fees and expenses.

Infor 9 3/8% and 10.0% Senior Notes

On April 5, 2012, we issued approximately $1,015.0 million in aggregate principal amount of our 9 3/8% Senior Notes and €250.0 million aggregate principal amount of our 10.0% Senior Notes. The 9 3/8% and 10.0% Senior Notes were to mature on April 1, 2019, and bore interest at the applicable rates per annum that was payable semi-annually in cash in arrears, on April 1 and October 1 each year, beginning on October 1, 2012. The outstanding balances of our 9 3/8% and 10.0% Senior Notes, including applicable call premiums of $71.4 million and $20.1 million, respectively, were repaid on April 1, 2015, with the proceeds from the issuance of our 6.5% and 5.75% Senior Notes.

Infor 11.5% Senior Notes

On July 5, 2011, we issued approximately $560.0 million in aggregate principal amount of our 11.5% Senior Notes. The 11.5% Senior Notes were to mature on July 15, 2018 and bore interest at a rate of 11.5% per annum payable semi-annually in arrears, on January 15 and July 15, beginning January 15, 2012. The outstanding balance of our 11.5% Senior Notes, including applicable call premium of $43.2 million, was repaid on April 23, 2015, with the proceeds from the issuance of our additional 6.5% Senior Notes.

On August 23, 2012, we filed a Registration Statement on Form S-4 with the SEC which included an exchange offer related to our 9.375%, 10.0% and 11.5% Senior Notes (Exchange Offer). The terms of the exchange notes were substantially identical to those of the original senior notes, except the transfer restrictions, registration rights and certain additional interest provisions relating to the senior notes no longer applied. Under the Exchange Offer all of the original notes were exchanged for applicable exchange notes.

The 9.375%, 10.0% and 11.5% Senior Notes were general unsecured obligations of Infor (US), Inc. and were guaranteed by Infor, Inc. and certain of our wholly owned domestic subsidiaries. Under the indentures governing the senior notes, we were subject to certain customary affirmative and negative covenants.

Affiliate Company Borrowings

In addition to the debt held by Infor and its subsidiaries discussed above, certain affiliates of the Company have other borrowings which are not reflected in our Consolidated Financial Statements for any of the periods presented. See Note 12, Debt—Affiliate Company Borrowings, in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information.

Restricted Cash

We had approximately $8.6 million of restricted cash as of October 31, 2015, of which approximately $1.0 million and
$7.6 million have been reflected in other current assets and other assets on our Condensed Consolidated Balance Sheets, respectively.

We had approximately $8.1 million of restricted cash as of April 30, 2015, of which approximately $0.2 million and
$7.9 million have been reflected in other current assets and other assets on our Condensed Consolidated Balance Sheets, respectively.

These balances related primarily to various collateral arrangements related to our property leases worldwide.

We had approximately $26.8 million of restricted cash as of May 31, 2014, of which approximately $18.9 million and
$7.9 million have been reflected in other current assets and other assets on our Consolidated Balance Sheets, respectively. These balances related primarily to amounts held in escrow for certain litigation matters and various collateral arrangements related to our property leases worldwide.

Disclosures about Contractual Obligations and Commercial Commitments

As discussed below, our total contractual obligations at April 30, 2015, were $7,331.4 million, not including an estimated liability for uncertain tax positions as we are unable to reasonably estimate when these amounts will ultimately be settled. There were no material additions or changes to our contractual obligations outside the ordinary course of business during the three months ended October 31, 2015, other than the issuance of our Senior Secured Notes on August 25, 2015. See Note 11, Debt – First Lien Senior Secured Notes in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information. At October 31, 2015, we had recorded a liability for uncertain tax positions of $142.6 million. Over the next 12 months, we expect a net reduction of approximately $28.2 million of unrecognized tax benefits, primarily due to the expiration of the statutory limitation periods in the various jurisdictions. See Note 12, Income Taxes in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information.

The following summarizes our contractual obligations and commercial commitments as of April 30, 2015, and the effect these obligations and commitments are expected to have on our liquidity and cash flows in future periods:

(in millions)	Total	1 Year or Less	1-3 Years	3-5 Years	More than 5 Years
Balance sheet contractual obligations:
Total outstanding debt (principal)	$5,345.0	$0.1	$45.9	$68.6	$5,230.4
Interest on long-term debt	1,574.5	191.3	516.6	521.8	344.8
Capital leases	7.8	3.6	3.7	0.5	—

Total balance sheet contractual obligations	6,927.3	195.0	566.2	590.9	5,575.2

Other contractual obligations:
Operating leases	212.6	50.7	64.8	40.8	56.3
Purchase obligations	191.5	43.2	54.9	51.1	42.3

Total other contractual obligations	404.1	93.9	119.7	91.9	98.6

Total contractual obligations	$7,331.4	$288.9	$685.9	$682.8	$5,673.8

Total contractual obligations at April 30, 2015 were $7,331.4 million. Our purchase obligations represent those commitments greater than $0.1 million annually. Total unrecognized tax benefits are not included in the above table as we are unable to reasonably estimate when these amounts will ultimately be settled. At April 30, 2015 we had recorded a liability for uncertain tax positions of $143.8 million. At October 31, 2015 we had recorded a liability for uncertain tax positions of $142.6 million. Over the next 12 months, we expect a net reduction of approximately $26.2 million of unrecognized tax benefits, primarily due to the expiration of statutory limitation periods in various jurisdictions. See Note 18, Income Taxes, in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information. There were no material additions or changes to our contractual obligations outside the ordinary course of business during the six months ended October 31, 2015 other than the issuance of our Senior Secured Notes on August 25, 2015. For the purposes of this disclosure, we have estimated our future interest payments based on the weighted average interest rates applicable to the components of our debt structure as of April 30, 2015, over the projection period.

Off-Balance-Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K, that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Foreign Currency

A significant portion of our business is conducted in currencies other than the U.S. Dollar, the currency in which our financial statements are stated. Significant changes in these currencies, especially the Euro and British Pound, relative to the U.S. Dollar could materially impact our revenue, operating results and financial position. We currently do not pursue hedging strategies to mitigate foreign currency exposure.

Recent Accounting Pronouncements—Not Yet Adopted

Information regarding recent accounting pronouncements can be found in Note 2, Summary of Significant Accounting Policies, in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information.

OUR BUSINESS

General

Infor is one of the largest providers of enterprise software and services in the world. We provide industry-specific and other enterprise software products and related services, primarily to large and medium-sized enterprises in the manufacturing, distribution, healthcare, public sector, automotive, service industries, equipment services, management and rental (“ESM&R”), consumer products and retail and hospitality industries. Our software and services offerings are often “mission critical” for many of our customers as they help automate and integrate critical business processes, which enable our customers to better manage their suppliers, partners, customers and employees, as well as their business operations generally. Our industry-specific approach distinguishes us from larger competing enterprise software vendors, whose primary focus is on software programs that are less specialized and more difficult to run in the cloud, and take more time and cost to tailor to target customers’ specific needs during periods of implementation and upgrade. We believe our products and services provide a lower relative total cost of ownership for customers than the offerings of larger competing vendors.

We specialize in and target specific industries, or verticals, and have industry-specific business units that leverage our industry-oriented products and teams. Augmenting our vertical-specific applications, we have horizontal software applications, including our customer relationship management (“CRM”), enterprise asset management (“EAM”), financial applications, human capital management (“HCM”), and supply chain management (“SCM”) suites which, in addition to our proprietary light-weight middleware solution ION, are integrated with our enterprise software applications and sold across different verticals. By delivering deep industry functionality coupled with lightweight integration, our customers can take advantage of these mission-critical applications and suites in the cloud, running on Amazon Web Services, an industry-leader. In addition to providing software products, we help our customers implement and use our applications more effectively through our consulting services. We also provide on-going support and maintenance services for our customers through our subscription-based annual maintenance and support programs.

We serve a large, diverse and sophisticated global customer base. Our customers range from Fortune 500 enterprises to medium-sized businesses. Our market leadership in key verticals, including manufacturing, distribution, healthcare, public sector, automotive, service industries, ESM&R, consumer products and retail software, and hospitality software, results from the fact that we serve many of the largest and most well-known customers in those verticals. For example, 18 of the top 20 aerospace companies, the top 10 high tech companies, the top 10 pharmaceutical companies, 21 of the top 25 U.S. healthcare delivery networks, the top 20 automotive suppliers, 17 of the top 20 industrial distributors, 15 of the top 20 global retailers, and 4 of the top 5 brewers use our software products.

We serve customers across three geographic regions: the Americas; Europe, Middle East and Africa (“EMEA”); and Asia Pacific (APAC). As of October 31, 2015 we had approximately 14,170 employees worldwide and have offices in 43 countries. We offer our software in 57 languages, and we intend to continue to translate our systems into new languages as we enter into new geographical markets. This worldwide coverage provides us with both economies of scale and the ability to leverage our geographical expertise to effectively enter new markets and segments. We generated revenues of approximately 59.6% from the Americas, 32.2% from EMEA and 8.2% from APAC in the fiscal year 2015. Though we have a considerable presence outside of the U.S. today, we believe we have significant opportunities to expand internationally and capture market share, especially in the EMEA and APAC regions.

We generate most of our revenue through sales of the following offerings: (1) software licenses and software subscriptions; (2) maintenance, which refers to our subscription-based services through which customers have access to product updates and technical support for products they license from us; and (3) consulting services. We market and sell our software and services primarily through a direct sales force, which is augmented by systems integrators and resellers.

We view our operations and manage our business as three reportable segments: License, Maintenance, and Consulting. See Note 20, Segment and Geographic Information, in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information.

Corporate Information

Infor, Inc. was formed on June 8, 2009, in the State of Delaware, as Steel Holdings, Inc. by Golden Gate Capital. Steel Holdings acquired SoftBrands, Inc. (“SoftBrands”) on August 13, 2009. Steel Holdings changed its name to GGC Software Holdings, Inc. (“GGC Holdings”) on April 25, 2011. GGC Holdings acquired Lawson Software, Inc. (“Lawson”) on July 5, 2011. Both SoftBrands and Lawson were publicly traded companies prior to the acquisitions. We have maintained the SoftBrands and Lawson brands.

The predecessor to Infor Global Solutions Intermediate Holdings Ltd. (“IGS Intermediate Holdings”) was formed in 2002 with the acquisition of certain assets of Systems & Computer Technology Corporation and completed through a series of subsequent acquisitions. On June 7, 2006, IGS Intermediate Holdings was formed as a Cayman Islands exempted company. The majority of IGS Intermediate Holdings’ capital stock is indirectly owned by Golden Gate Capital. IGS Intermediate Holdings operated through a variety of direct and indirect wholly owned subsidiaries throughout the world.

On April 5, 2012, we completed the combination of GGC Holdings and its subsidiaries with the operating subsidiaries of IGS Intermediate Holdings (such subsidiaries prior to the combination defined here as Infor Global Solutions) and the operations of these entities were merged together under GGC Holdings (the “Infor Combination”). Both Infor Global Solutions and GGC Holdings were under common control of Golden Gate Capital, and accordingly the financial statements contained herein are presented on a consolidated basis as if Infor Global Solutions and GGC Holdings were combined from the date of inception of common control. Financial statements and financial information presented for prior years have been retrospectively adjusted to furnish comparative information for periods during which the entities were under common control. On April 26, 2012, we formally changed the name of GGC Software Holdings, Inc. to Infor, Inc. In addition, in the first quarter of fiscal 2013, we changed the name of Lawson Software, Inc. to Infor (US), Inc. Transactions between Infor, Inc. and its subsidiaries, including subsidiaries obtained through the combining of GGC Holdings and Infor Global Solutions, have been eliminated for presentation.

Our principal executive offices are located at 641 Avenue of the Americas, New York, NY 10011 and our phone number is (646) 336-1700. Our website is www.infor.com. Other than the information expressly set forth in this prospectus, the information contained or referred to on our website is not part of this prospectus.

Our Sponsors

We have entered into advisory agreements with both Golden Gate Capital and Summit Partners, L.P. (Summit Partners, and together with Golden Gate Capital, the Sponsors) pursuant to which we have retained them to provide advisory services relating to financing and strategic business planning, acquisitions and investments, analysis and oversight, executive recruiting and certain other services. The Sponsors are our largest investors. See Note 21, Related Party Transactions, in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information.

Golden Gate Capital

Golden Gate Capital is a San Francisco-based private equity investment firm with approximately $15.0 billion of capital under management. Golden Gate Capital is dedicated to partnering with world-class management teams to invest in change-intensive growth businesses. The principals of Golden Gate Capital have a long and successful history of investing with management teams across a wide range of industries and transaction types, including leveraged buyouts, recapitalizations, corporate divestitures and spin-offs and buildups.

Golden Gate Capital is one of the most active software investors in the world, having invested in or acquired more than 60 software companies with combined revenues of over $7 billion. On a consolidated basis, Golden Gate’s software portfolio would represent the fourth largest global enterprise software company behind only Microsoft, Oracle, and SAP.

Summit Partners

Summit Partners provides growth equity to exceptional entrepreneurs and management teams. Founded in 1984, the firm was investing more than $6.5 billion into equity and fixed income opportunities as of December 31, 2015. As of December 31, 2015, Summit had invested in more than 430 companies in healthcare and life sciences, technology and other growth sectors. These companies have completed more than 135 public offerings, and more than 160 have been acquired through strategic mergers and sales. Summit Partners maintains offices in North America and Europe, and invests in companies around the world.

Summit Partners is particularly active in the technology sector, having made investments in more than 250 technology companies, including more than 120 software companies, as of December 31, 2015. Summit Partners has helped build pioneering companies in the ERP, CRM, information and data security, antivirus, messaging management and archiving, and SaaS categories.

Our Strategy

We are focused primarily on medium and large-sized enterprise customers that require advanced software products and services designed specifically for their needs. The principal features of our strategy include:

•	Microvertical Software Suites. We develop enterprise software applications to meet the specific needs of customers in targeted industries and increasingly for the microvertical segments within these broader industries, generally enabling our customers to have functionality tailored to the unique needs of their businesses and markets. We intend to continue designing, developing and deploying microvertical-specific applications and technologies that maximize ease-of-use and provide a lower total cost of ownership for customers by saving them time and resources during implementation. To maximize the benefits of our solutions, we plan to complement our industry expertise through our professional services organization and strategic relationships with key partners.

•	Architecture of the Internet. We believe enterprise software and technology have generally lagged the overall advancements delivered during the Internet era. As a result, our intent is to bring these advancements to our customers. For example, our technology approach for integrating the often disparate applications used by our customers is based on the loosely coupled architecture of the Internet, as opposed to the monolithic approach of the past. Infor ION technology is lightweight middleware that uses the standards found in the Internet to connect both Infor and non-Infor applications. This approach enables cloud deployment including multi-tenancy, simplifies implementations, minimizes the disruption and complexity of upgrades and helps increase the overall speed, agility and deployment flexibility of our customers. The Infor 10X technology platform achieves major advancements in the areas of core Infor ION integration, and also includes other advancements in social collaboration, mobility, and analytics.

•	Creating Experiences People Love. We also believe that the overall design and user experience delivered by enterprise applications has trailed the broader consumer software market in recent years. As a result, we are addressing this market need in two ways: 1) creating and investing in an internal design agency called Hook & Loop to bring top design talent and expertise to Infor and 2) delivering business software that is beautifully designed, easy to use, and consistent with what business users find in their personal lives. All the major applications released in Infor 10X feature the new Infor SoHo Experience, a reinvented HTML5 consumer-inspired user interface that is consistent across the user’s Infor experience.

Our Competitive Strengths

We believe we have the following competitive strengths:

•	Strong Market Position in Targeted Verticals. Our products have scale, specialization, depth and a strong market position in a number of our targeted verticals, including manufacturing, distribution, healthcare, public sector, automotive, ESM&R, service industries, consumer products and retail, and hospitality. For example, in manufacturing, our largest vertical, our customers include 18 of the top 20 aerospace companies, the top 10 high tech companies, and the top 10 pharmaceutical companies. In healthcare, our second largest vertical, our customers include 21 of the top 25 U.S. healthcare delivery networks. In our other targeted verticals we have similarly strong positions where our customers include 15 of the largest 20 global retailers, 17 of the top 20 industrial distributors, and over 3,900 public sector agencies including 18 of the 20 largest U.S. states and 18 of the 20 largest U.S. cities.

•	Product Portfolio with Vertical Focus that Creates Attractive Total Cost of Ownership for Customers. We believe that our vertically-specialized products generally have a lower total cost of ownership than those of our largest competitors. Industry-specific product functionality drives less required customization in our products, which we believe results in lower implementation and upgrade costs, as well as a lower cost of maintenance for our customers. We believe our cost advantage is further enhanced by our flexible approach to middleware and hardware. Our light-weight middleware and business vault technology, ION, is built on open standards and allows customers to connect and analyze the data from numerous applications, including those from our company and third parties. We also seek to provide value for our customers through our advanced portfolio of horizontal applications, including our CRM, EAM, financial applications, HCM and SCM suites, which can be bundled together and integrated with our core enterprise resources planning (ERP) offering or sold on an individual basis to customers who do not utilize our ERP products.

•	Unique Cloud Suites and Upgrade Program that Enables Customers to Move Mission Critical Applications to the Cloud. Many traditional software vendors are struggling to pivot to the cloud era for ERP and other mission critical applications. One of the reasons they are having this struggle is the need for extensive customization of their software to meet the specific needs of customers in various industries. Because Infor software has decades of industry-specific functionality built-in and is architected for the Internet era, Infor is the first company to deliver applications and suites in a multi-tenant public cloud through Amazon Web Services. In addition, the Infor UpgradeX Program offers a clear, appealing, and predictable path for modernizing customers’ existing on-premises deployments of Infor applications. Through UpgradeX, Infor will execute all the services required for the initial migration or upgrade to the cloud, where Infor can handle maintenance, support and upgrades.

•	Base of Recurring and High-Margin Revenue that Drives Visibility and Stability with Minimal Capital Expenditure Requirements. Our customers are often reluctant to change enterprise software vendors because full enterprise software suite implementations are disruptive, time-consuming and require large initial outlays of financial and human resources. Our industry-specific software products are deeply embedded in our customers’ everyday business processes. Our continued investment in our products and services, our product development emphasis on products that are versatile and adaptable to other software and platforms that complement our offerings, together with our focus on customer service and support, have resulted in high renewal rates. In addition, our business is not capital-intensive.

•	Large Scale with a Diversified Base of Customers, Geographies and Industries. We are one of the largest enterprise software companies in the world. We serve a large, diverse and sophisticated global customer base, ranging from Fortune 500 enterprises to mid-sized businesses. Our revenue base is geographically diverse. Of our fiscal year 2015 revenues, approximately 59.6% was from the Americas, 32.2% was from EMEA and 8.2% was from APAC. Our strong presence in numerous industry verticals and the mission-critical nature of our products helps to diversify and mitigate the risk of industry-specific and cyclical downturns.

•	Complementary Products Create Compelling Cross-Selling Opportunities. We expect to realize significant cross-selling opportunities among our broad array of product offerings and enhanced focus of the sales effort on our product portfolio. For example, our distribution products were historically sold to customer bases in different geographies with almost no overlap. Within our public sector vertical, some of our public sector products focus on asset management and constituent interaction, including service requests, permitting, licensing and utilities, whereas other public sector products provide governments with back-office systems that help control spending via procurement, financial and human resources (HR) applications. In general, we believe there is significant opportunity to leverage greater cross-sale activity among our various business units, and we continue to identify new synergies with respect to products we develop and acquire as they are integrated into our existing businesses.

•	Experienced Management Team and Strong Sponsorship. Our management team is comprised of industry executives with extensive operational, strategic, financial and legal experience. We are led by our CEO Charles Phillips, a seasoned executive who was formerly President of Oracle Corporation (Oracle), where he led Oracle’s field organization and oversaw revenue growth of more than 180% during his seven-year tenure. Mr. Phillips played a key role in the success of many of Oracle’s acquisitions, including, among others, BEA Systems, Hyperion Solutions and Siebel Systems. Since joining Infor in December 2010, Mr. Phillips and his team have transformed Infor into a product-led organization, increasing investment in research and development while maintaining strong margins. Mr. Phillips manages a deep team of senior executive talent, including: Co-President, Products and Support, Duncan Angove, with more than 20 years of management experience from Oracle and Retek; Co-President, Global Field Operations, Stephan Scholl, a 15-year industry veteran from Lawson, Oracle, and PeopleSoft; COO Pam Murphy, with more than a decade of experience from Oracle and Andersen Consulting; and CFO Jeffrey Laborde, with over 18 years of extensive finance, accounting, investment and operational experience from various roles covering the technology industry. Additionally, our principal stockholders, investment funds affiliated with our Sponsors, Golden Gate Capital and Summit Partners, provide ongoing support and advice to our management team. We believe we can draw on our Sponsors’ experience and expertise as two of the most active investors in the technology industry, having collectively invested in or acquired more than 295 technology companies since their respective inceptions in 2000 and 1984.

Our Products and Services

We design, develop, market, sell, implement and support enterprise business software applications that provide our customers with highly functional and technically advanced products. We believe we offer a compelling choice to many enterprise software customers and that we have developed competitive advantages in serving our targeted industries. We offer both vertical-specific and horizontal software products. We also believe we offer a number of flexible deployment options for customers, allowing them to run our software on-premise, on a hosted basis or in the cloud using the same product.

Infor Technology Platform

The Infor technology platform achieves major advancements in the areas of core Infor ION integration, enterprise collaboration with Infor Ming.le, the Infor Motion mobile development platform and applications, and Infor Analytics, which includes the Business Vault, Reporting and pervasive business content. Major investments have been made in each application to achieve new features that support microvertical business processes in focus industries, performance and scalability enhancements, and packaged content to reduce deployment complexity and total cost of ownership.

•	ION. Infor ION is Infor’s innovative Intelligent Open Network (“ION”). This purpose-built middleware solution provides a simple but powerful and scalable framework, to help eliminate operational silos, improve exception management, and achieve unparalleled end-to-end efficiency. Our ION products are designed to enable communication and secure sharing of data across on-premise and cloud applications, to monitor the status of business tasks in relation to promised completion or established service level agreements, to automatically receive alerts about exceptions and potential non-compliance and to automate document routing and approvals via workflows across multiple applications.

•	Social. Infor Ming.le provides a comprehensive platform for social collaboration, business process improvement, and contextual analytics. Incorporating the most innovative social media concepts into a business environment, Infor Ming.le marries communications and business processes to help businesses work smarter and faster.

•	Mobile. Infor Motion is both a development platform and a set of business applications. Infor Motion permits customers to quickly and easily design, build, and deploy custom mobile apps that extend the value of existing Infor systems. Additionally, Infor Motion allows businesses to integrate mobile capabilities with existing Infor applications.

•	Analytics. Infor Analytics provides business intelligence (BI), operational reporting, Business Vault, pervasive and embedded analytics—all of which can be accessed from a mobile device. With Infor Analytics, businesses can build customized mobile dashboards to take action on items anytime, anywhere, as well as present business intelligence information in highly-visual, easy-to-understand ways.

•	Mongoose. Infor Mongoose is an application development framework and Platform-as-a-Service (PaaS). With Infor Mongoose, businesses can easily design and deploy small applications that enhance the core enterprise solution without knowledge of complex source codes or programming languages.

Enterprise Resource Planning (ERP)

Our ERP products help customers in targeted industries cut costs, improve operational efficiency, and make smarter decisions faster. Our offerings are specifically designed to meet the needs of customers in the manufacturing, distribution, healthcare, automotive, public sector, ESM&R, and other services and/or trade-oriented businesses and include the following:

•	Infor LN. Software designed to manage the demands of larger, multi-site businesses with complex manufacturing and distribution environments. Key products include Financial Management, CRM, Order Management, SCM, Manufacturing Control, Sourcing & Procurement, Project Management, Quality Management and Service Management.

•	Infor Lawson. Software designed to help customers “staff, source and serve” in their respective markets. Key products are specifically designed to serve the healthcare, public sector and other services industries and include financial management, SCM, and Service Management.

•	Infor M3. Software designed to help customers who “make, move and maintain” goods or equipment in their markets. Key products include Financial Management, Manufacturing Operations, SCM, Enterprise Asset Management and Customer Sales & Service.

Industry-Specific Software Products

Our industry-specific enterprise software suites are tailored to meet the specific conditions and requirements of individual industries. We target specific industries, including manufacturing, healthcare, distribution, public sector, automotive, service industries, ESM&R, consumer products and retail, and hospitality. Within our target industries, our products are tailored to provide rich functionality at a micro-vertical level. We believe an industry-specific focus is fundamental to our ability to help our customers achieve their desired results and derive greater value from their enterprise software investments.

A brief overview of our industry-specific software products is provided below:

•	Manufacturing. Our manufacturing products help our customers manage fluctuating demand and costs. Our software covers many of the core and supporting areas that a manufacturing company needs, from initial forecasting, material and capacity planning through to production planning and warehouse management. Our easy-to-use tools and web-enabled technologies help our customers collaborate more effectively across their organizations and supply chain partners and better serve their customers. Features include, among others, powerful planning tools, support for lean manufacturing such as orderless production, advanced warehouse and logistics software products and integrated mobile solutions.

•	Healthcare. We offer innovative, industry-leading healthcare solutions used by organizations globally that substantially reduce operating costs by improving the integration, planning, tracking, and management of a healthcare organization’s most vital resources: people, supplies, and financial assets. Infor Healthcare solutions help healthcare organizations respond immediately to emerging healthcare needs, improve both the quality of clinical care and the viability of business operations to transform for the future.

•	Distribution. Our distribution products are designed to provide our customers with visibility and control to help manage high volumes, thin margins and wide product assortments. Features of our distribution software products include, among others, advanced order promising at point-of-sale, support for multi-channel sales, ability to handle supply and product diversity, auto balancing of stock across facilities and integrated route management.

•	Public Sector. Our public sector products are designed for organizations that serve the public. We invest in industry expertise and consult best practices in the government, education, public authorities and utilities industries. Our focus on the public sector allows us to enable our customers to serve the public in a personal, responsive and cost-effective fashion. Our public sector focused products are designed to fit most needs without unwanted functionality.

•	Automotive. Our automotive products are designed to meet the unique demands of the automotive manufacturing industry including original equipment manufacturers (“OEMs”), automotive tier suppliers, specialty vehicle manufacturers, manufacturers of licensed brand components, aftermarket service and specialty parts manufacturers, and companies that remanufacture complex parts. Features include powerful planning tools, support for lean manufacturing such as orderless production, advanced warehouse and logistics software products.

•	Service Industries. Our service industries’ products serve a wide variety of service-based organizations such as insurance companies, banks, airlines, shipping companies, casinos, religious institutions, utilities and professional service organizations. Our product offerings include both integrated products that are tailored to meet the needs of specific industries and a series of configurable components for planning, executing and controlling production in different environments.

•	Equipment Service, Management & Rental. ESM&R products are designed for equipment manufacturers, distributors and rental companies who focus on after-sales service and continuous customer care. Key products include Equipment and Component Control, Preventative Maintenance, Work Order Processing, Maintenance and Performance Costing, Maintenance Customer Order Processing, Maintenance Planning Board, Diagnostics Management and Vehicle Operations Management.

•	Consumer Products & Retail. We offer a comprehensive suite of enterprise software products for retail companies. These products offer our retail customers tools to help them improve profits and combat charge-backs. It also helps them gain greater control over their margins, products and relationships throughout the supply chain. Additionally, these products help companies to identify and quantify, in advance, potential business process improvements and helps prioritize improvement opportunities within their business.

•	Hospitality. Our hospitality products are used by hospitality properties worldwide, including some of the world’s most recognizable hotels, resorts and gaming facilities. These products are suitable for a hospitality property of any type and size, including global chains, smaller chains, independent hotels or motels and government lodging. Our products help our customers manage their front-office tasks, reservations, housekeeping, sales and marketing, accounting, engineering and many other tasks.

CloudSuite

Our CloudSuite offering provides buyers with deep industry functionality and a flexible subscription-based model, all designed to specifically reduce upfront IT expenditure and longer term management costs. Each of the industry-based CloudSuite solutions has been developed by unifying multiple applications that were often deployed independently in support of core business functions. This core, along with a SaaS pricing and deployment model, allows buyers a faster time to value, and access to the most up-to-date upgrades on a continuous basis.

These industry-specific CloudSuites are delivered on top of the Amazon Web Services’ (AWS) cloud. This enables us to take advantage of Amazon’s expertise and economies of scale to access resources as needed, on-demand with auto-scaling built into Infor applications. That allows Infor to focus on building rich application functionality versus managing infrastructure.

Today, industry suites delivered on AWS include Infor CloudSuite Automotive, Infor CloudSuite Aerospace & Defense, Infor CloudSuite Business (with core best-in-class financials and HCM), Infor CloudSuite Food & Beverage, Infor CloudSuite Hospitality, Infor CloudSuite Industrial, and Infor CloudSuite Public Sector.

The Infor CloudSuite platform also includes:

•	Analytics. CloudSuite Analytic Packs provide industry components, data models, and industry dashboards to transform information into actionable insights.

•	Technology. Infor ION middleware, Infor Ming.le social collaboration, Infor Analytics, and Infor Mongoose development platform.

•	Core Enterprise Management. Infor LN, Infor M3, Infor Lawson, Infor SyteLine, and Infor SunSystem.

•	High Value Extension Applications. Infor EAM, Infor Expense Management, Infor HR Service Delivery (Enwisen), Infor PeopleAnswers Talent Science, Infor Learning Management, Infor Workforce Management, Infor Epiphany Interaction Advisor, Infor Orbis Marketing Resource Management, Infor Product Configuration Management, Infor Supplier Exchange, and more.

Enterprise Asset Management (EAM)

Our EAM products help our customers keep their plant, equipment, and facilities available, reliable, and safe. They are designed to help customers monitor and manage the deployment, performance, and maintenance of company assets to eliminate operational downtimes and reduce costs, as well as provide customers with financial and physical controls required to control their energy consumption and the asset and operating infrastructure that underpins them. Key products include Infor EAM Enterprise, Infor EAM Energy Performance Management and Infor MP2.

Financial Management/Office of the CFO

Our financial management products help customers deliver timely, actionable financial information, enforce global financial standards and controls, and improve business transparency. They are designed for budgeting, forecasting, financial reporting, expense management, and compliance. Key products include Infor Lawson Financials, Infor SunSystems, Infor Dynamic Enterprise Performance Management (“d/EPM”), Infor Expense Management, Infor HCM, Infor EAM Enterprise, Infor Lawson Supply Chain Management, Infor Corporate Performance Management, Infor BI, Infor Approva Continuous Monitoring, Infor Core Billing and Banking.

Human Capital Management (HCM)

Our comprehensive HCM products enable our customers to manage their workforce and transform the role of the HR professional from an administrative and policy enforcing role to that of a strategic business partner. Offerings include:

Infor Enwisen HR Service Delivery. Designed as a multi-tier HR service delivery model that empowers employees to take control of routine HR transactions. It includes a personalized, searchable knowledge base and case management tool, to streamline new hire onboarding, voluntary and involuntary offboarding, and total rewards communications.

Infor Learning Management. Designed as a fully-integrated learning management system (LMS) that incorporates a learning content management system, authoring tool, comprehensive learning management reports, and services for e-learning adoption and implementation.

Infor Talent Management. Designed to manage, develop and retain employees. Key products include Talent Acquisition, Goal Management, Performance Management, Compensation Management, Learning and Development, Succession Management and Global Human Resources.

Infor Human Resource Management. Designed to manage the HR processes related to employees. Key products include Absence Management, Benefits Administration, e-Recruiting, Employee and Manager Self-Service, Human Resources, Payroll, Performance Management for Healthcare, Personnel Administration, Resource Navigator, Teacher Contract Administration and TalentView of Performance.

Infor Workforce Management. Designed to automate time-intensive staffing and scheduling tasks. Key products include Scheduling and Staffing, Scheduling and Staffing for Casinos, Scheduling and Staffing for Healthcare and TimeOff Planner for Healthcare.

Infor Talent Science. Designed to empower HR professionals with data science and analytics, Infor Talent Science helps organizations recruit, retain, and promote top performing employees. Developed by behavioral scientists, the application analyzes individual applicants and employees to determine their “Behavioral DNA Profile” and compares that to the profiles of top-performers in the organization leading to reduced turnover, greater job satisfaction, and increased performance.

Customer Resource Management (CRM)

Our CRM products help users build deep relationships with their customers and improve service. This software is designed to help users react quickly, intelligently, and personally to customer interactions; plan, execute, and monitor outbound marketing campaigns; and convert customer leads into sales. Key products include Infor CRM, Infor Orbis Marketing Resource Management, Infor Epiphany Interaction Advisor, Infor Epiphany Marketing, Infor Epiphany Sales and Infor Epiphany Service.

Supply Chain Management (SCM)

Our SCM products are designed to help customers manage their entire supply chain including designing, forecasting, planning and execution. Key products include Infor Sales & Operations Planning, Infor Demand Planning, Infor Advanced Planning, Infor Advanced Scheduling, Infor Network Design, Infor Supply Chain Execution, Infor Transportation Planning, Infor Warehouse Management and Infor Scheduling.

Maintenance and Support Services

Our maintenance and technical support programs include product upgrades, updates and corrections for the software under maintenance, as well as various levels of technical support including access to our knowledge base and our product support team, technical advice and application management. These programs are comprehensive customer care programs that entitle our customers to various levels of support to meet their specific needs. Our maintenance and technical support offerings are delivered through the support organization operating from our support centers around the world.

Consulting Services

Our consulting services range from the initial assessment and planning of a project to the actual implementation and post-implementation of a project, including optimizing a customer’s use of its software. We also provide training and learning tools to help our customers become proficient in using our software quickly and effectively.

Acquisition of GT Nexus, Inc.

On September 18, 2015, we acquired a majority ownership stake of 81.48% in GT Nexus for $550.0 million, net of cash acquired. GT Nexus is a cloud-based supply chain management firm based in Oakland, California. GT Nexus is the cloud platform that some of the world’s largest companies, across many sectors, including manufacturing and retail, use to monitor and orchestrate their global supply chains including automation of sourcing, trade finance and logistics operations. The GT Nexus Acquisition complemented and further expanded our global SCM offerings. The results of operations of GT Nexus have been included in our results of operations from the date of the GT Nexus Acquisition. GT Nexus contributed revenues of $13.1 million and net loss of $5.8 million related to their operations in the second quarter of fiscal 2016. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Our Industry

The enterprise application software industry is competitive, rapidly changing, and significantly affected by new product offerings and other market activities. While traditional ERP products focused on “back-office” transactional activities, such as accounting, order management and inventory control, enterprise applications have expanded their focus to include managing customer interactions, managing supply chain and automation of and support for a range of administrative and operational business processes across multiple industries. In addition, how enterprise software applications are deployed is evolving and becoming more flexible, from on-site to in the cloud, or a combination of both. According to the March 2015 Gartner Report, the world-wide enterprise application software market in 2014 was approximately $137.3 billion, a 7.1% increase from approximately $128.2 billion in 2013. This market is forecasted to be approximately $147.9 billion in revenue for 2015, a 7.7% increase over 2014. The enterprise application software market is forecasted to grow at a compounded annual growth rate of 8.0% per annum from 2014 to 2019. In addition, the market for public cloud application services SaaS revenues in 2014 was approximately $26.4 billion, a 21.7% increase from approximately $21.7 billion in 2013. This market is forecasted to be approximately $31.7 billion in revenue for 2015, a 19.8% increase over 2014. The market for public cloud applications is forecast to grow at a compound annual growth rate of approximately 20.0% per annum from 2013 to 2018 according to the April 2015 Gartner Report.

The enterprise software industry is experiencing a pivot to the cloud. Companies have been using edge software applications like CRM and HCM in the cloud for several years. We believe there is strong appetite for companies to expand their cloud ecosystem to include mission critical applications like ERP and Financial Management. The cloud offers increased flexibility, faster deployment and upgrades, and enhanced security measures to protect against increasing cyber threats and attacks.

We believe our target markets are experiencing favorable trends. We believe that improving economic conditions will continue to encourage companies to enhance their enterprise applications software spending as they refocus on growth and productivity enhancing initiatives. With market leadership position in multiple enterprise applications products and verticals, we believe that we are well positioned to take advantage of these favorable trends and further enhance our revenue, profitability and market share in the coming years.

The enterprise applications industry has experienced significant consolidation over the last ten years. Many ERP companies have made acquisitions to acquire access to a customer base, fill out their product lines or join forces to better compete in the market. For example, Oracle Corporation, one of our primary competitors, has acquired more than 95 companies since 2005, including market leaders such as PeopleSoft, Hyperion and Siebel. While this consolidation has created larger companies with broad product lines, it has also resulted in fewer competitors providing less choice for customers. Moreover, the broad product offerings from these large ERP players have become less targeted and more expensive for customers. Consolidation in our target markets has further enhanced our competitive positioning with our customers. We believe that for many customers, we present a compelling alternative to the large horizontal providers, such as Oracle Corporation and SAP AG, while maintaining an ability to compete with smaller niche providers.

A number of factors driving demand for enterprise application software products are listed below:

•	Need for Vertical-Specific Enterprise Software. We believe that software applications from vendors such as Microsoft Corporation, Oracle Corporation, Intuit Inc., The Sage Group plc and SAP AG, with their broad or horizontal approach, do not adequately address the needs of businesses that have specific functionality requirements. In general, customers may need to customize these horizontal software products to suit their specific needs and may need to acquire select software modules from multiple vendors to integrate into their systems thereby creating one comprehensive software suite that meets their purpose. This approach can lead to a complex and time-consuming implementation and integration process and may drain customers’ human capital and financial resources and increase total cost of ownership. As a result, we believe enterprises in our target markets prefer a single vendor like us that can offer software that requires fewer customizations to adapt to their business needs, along with high-quality implementation, flexible deployment options, and maintenance support services that help optimize the benefits of our product offerings.

•	Complex Regulatory Requirements and Changing Industry Dynamics. Businesses across a range of industries are increasingly required to comply with regulations such as the Sarbanes-Oxley Act, Basel II, Solvency II and the Health Insurance Portability and Accountability Act, as well as complex tax and financial audit reporting and other regulatory compliance obligations. Such regulatory mandates often require organizations to audit, track and manage their information, systems and processes to comply with regulations that are often complex and that vary by geography and industry. We believe these regulations and the tightening of the overall regulatory environment are forcing businesses to continue to improve their ability to audit their practices in ever more efficient ways to confront accounting, business and financial management issues with a high degree of attention to avoid or mitigate potentially severe consequences of any failures. We believe such complexity and variability, and the increased operational cost that results, is encouraging businesses to implement information technology software products that help them automate and monitor regulatory compliance requirements in more cost-effective and scalable ways than their current systems can accommodate. Industry dynamics are shifting as organizations must stay current with changing rules and regulations. For example, in early 2010, the U.S. Government rolled out a five-year plan to computerize health records at all hospitals and physician clinics with a view that electronic health records would provide greater safety for patients and lower costs for healthcare providers. This electronic health record initiative has forced many healthcare providers to implement new (or upgrade their existing) IT systems to electronically capture their patients’ records, which has led to tremendous increase in the demand for healthcare IT software products in the market, including our software products. As more healthcare providers adopt IT software products to comply with this requirement, we believe license sales from our healthcare software products will experience growing demand.

•	Increasing Focus on Human Capital. We believe that our customers consider efficient and effective utilization of their human capital as a key to their success. Many of our customers have complex human resource organizations, where their workforce is spread across locations, departments and verticals. The ability of our customers to manage their human resources effectively helps lower costs and also helps retain the right talent, enhancing overall productivity. We believe that an increasing focus on HCM among enterprises generally is responsible for driving growth rates in HCM spending that are among the fastest in the enterprise application software market.

•	Need to Improve Process Efficiencies and Customer Service. Companies strive to innovate while controlling costs and offering superior customer service in order to survive and thrive in a highly competitive marketplace. We believe that businesses in general view information technology as a definitive way to modernize, automate and further increase the efficiency of their processes. As global competition increases, these businesses will need to replace their older technology systems or manual processes with more comprehensive business management software products in order to increase efficiencies, optimize their business performance and enhance their competitive advantage.

Competition

The enterprise software industry is intensely competitive, rapidly changing and significantly affected by new product offerings and other market activities. Some of our competitors have an advantage over us due to their larger customer bases, larger technical staffs, greater brand name recognition, and greater financial and marketing resources. We believe the principal competitive factors affecting our market include:

•	product features, functionality, performance and price;

•	knowledge of a customer’s industry and tailored solutions;

•	company stability, resources and reputation;

•	ease of integration and speed of implementation;

•	level of customer service;

•	sales and marketing efforts; and

•	new product and technology introductions.

We believe we have competitive advantages over a number of our competitors. Some of these advantages include:

•	industry-focused solutions;

•	industry-specific experience and expertise;

•	innovative applications that provide more meaningful user experiences;

•	low total cost of ownership;

•	ability to deploy full industry suites in a public cloud on AWS;

•	innovative technology; and

•	openness and flexibility of our software architecture.

We frequently encounter competitors such as SAP AG and Oracle Corporation. Both are large, global vendors that are increasingly targeting mid-sized businesses, particularly as their traditional larger-customer market becomes saturated. We believe there is demand for a vendor like us that can offer scalable applications that are simpler to implement and operate more efficiently than the more complex applications of SAP and Oracle. Our focus is on delivering differentiated industry-specific solutions with lower total ownership costs including license fees, consulting services and ongoing customer support. By increasing our scale and the range of our products, we believe we can compete and win against SAP, Oracle and other ERP vendors, globally in our targeted industries.

We have also strengthened our competitive position by launching innovative new products like Infor Ming.le, ION Suite, Infor CloudSuite, Infor Rhythm, and Infor d/EPM. We have also significantly improved our consulting and maintenance offerings to give our customers a greater choice in how we install and support their applications and technology.

Sales and Marketing

Sales

We market and sell our software and services solutions primarily through a direct sales force, augmented by strategic alliances with systems integrators and resellers. Our direct sales force and services organizations are aligned with our strategy of providing industry-tailored applications. Within each industry we have a dedicated, direct sales team. These industry teams further break down into regional sales teams that focus on specific geographic territories. Our sales and service offices are located in three geographic regions: the Americas, EMEA and APAC. We also have a telesales group that focuses on inside sales to smaller customers and smaller transactions within larger customer accounts.

In addition to our direct sales teams, we have over 1,650 resellers and strategic alliances that focus on smaller companies and countries where Infor does not have a direct presence. Our third-party channel relationships allow us to expand our market presence through increased awareness of our software applications within our partners’ organizations and customer bases, and through their personnel who are trained to implement our software. Our partners market and promote our software products and typically provide implementation services to their end-users. Our channel partner network is able to generate sales leads, make initial customer contacts, and assess needs prior to our introduction. In addition, some of our systems integrations partners engage in customer support and localization of our products. We also engage in joint marketing programs, presentations at seminars, attendance at trade shows, and the hosting of conferences with many of our business partners.

Marketing

We have significantly increased our marketing efforts toward achieving greater brand awareness and visibility over the last 12 months. Our “No Two Clouds Should Be Alike” campaign is currently running in major airports around the world including Chicago O’Hare, Dubai, London Heathrow, Munich, Newark Liberty, New York JFK, New York LaGuardia, and San Francisco International. In addition, Infor advertisements run on the front page of The Wall Street Journal each Wednesday.

Our customer events continue to draw record attendance for the company. Inforum, our annual user conference, was most recently held in September 2014 and drew close to 7,000 attendees. Similar events were held around the world, demonstrating global interest in Infor and our products. In particular, our events in Tokyo and Shanghai each drew more than a thousand attendees and garnered significant media attention.

Increased public interest in the Company can also be shown by the increasing media attention given to Infor. For our fiscal year ended May 31, 2014, media coverage of Infor nearly doubled from the previous year, and increased a further 63% for the year ended April 30, 2015. Our executives are routinely invited to speak at leading events including Fortune Brainstorm Tech, Web Summit, Bloomberg Next Big Thing, and Collision, among others. Our CEO frequently appears on national and international news programs to share insight and expertise including CNBC, Bloomberg, and Fox Business Network.

Research and Development

Since our inception, we have made substantial investments in software product development. We believe that timely development of new software applications, enhancements to existing software applications and the acquisition of rights to sell or incorporate complementary technologies and products into our software offerings are essential to maintain our competitive position in the market. The business application software market is characterized by rapid technological change, frequent introductions of new products, changes in customer demands and rapidly evolving industry standards. We are committed to continued investment in R&D to enhance our existing products as well as developing new innovative applications.

Our total R&D expenses were $369.8 million for the 11-month period ended April 30, 2015, or 15.2% of revenue. As of April 30, 2015, our research and development organization consisted of approximately 3,770 employees. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for further discussion of R&D expenses.

Trademarks

“Infor,”“Lawson,” “Lawson Software,” “ION,” “Infor10,” “Syteline,” “Visual” and “Inforce,” as well as other Infor product and brand names appearing in this document are trademarks of the Company in the U.S. and the European Union, among other jurisdictions. The trademark “Inforce” is jointly owned by Infor and salesforce.com. Solely for convenience, the trademarks, service marks and trade names referred to in this Transition Report on Form 10-K are listed without the ®, (TM) and (sm) symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. Other trademarks and trade names appearing in this document are the property of their respective holders. We disclaim proprietary interest in such marks and names of others.

Intellectual Property and Product Liability

We regard certain aspects of our internal operations, software and documentation as proprietary, and rely on a combination of contract, copyright, patent, trademark and trade secret laws and other measures, including confidentiality agreements and other contractual protections, to protect our proprietary information. We currently hold 67 United States-issued patents, four pending United States patent applications, five foreign equivalent patents, and one foreign equivalent patent applications. While our legal and contractual mechanisms for protecting our intellectual property are helpful in protecting our market position, they may be inadequate to fully protect against individuals or companies that seek to misappropriate our proprietary technology. However, we believe that ultimately our success in the market will be more dependent on factors such as the knowledge, ability and experience of our employees, frequent software product enhancements and the timeliness and quality of support services.

We cannot guarantee that these legally available intellectual property protections will be adequate, or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Some of our existing business units that we and our predecessors have acquired over the years have historically licensed software to customers under a model that allowed the customer to access source code for certain product lines. In general, however, our current practice is to license and distribute only object code versions of most of the software we offer, although we often enter into source code escrow arrangements with recognized third-party source code escrow companies on terms that are customary within the software industry, which provide customer access to source code only under very limited circumstances. Access to our source code may increase the likelihood of misappropriation or other misuse of our intellectual property. In addition, the laws of certain countries in which our software products may be licensed do not protect our software products and intellectual property rights to the same extent as the laws of the United States, and some jurisdictions are less likely to enforce such laws.

We do not believe our software products, third-party software products we offer under sublicense agreements, our trademarks, or other proprietary rights infringe the property rights of third parties. However, we cannot guarantee that third parties will not assert infringement claims against us with respect to current or future software products or that any such assertion may not require us to enter into royalty arrangements or result in costly litigation. As described below under “Patent Infringement Lawsuit by ePlus,” we are currently defending patent infringement litigation in the U.S. Under the license agreements with our customers, we agree to indemnify our customers for third-party claims that may be brought against them asserting that our products infringe the intellectual property rights of those third parties.

We are also exposed to product liability risks under applicable country and state laws. We generally attempt to limit our exposure to product liability claims with customers as part of our license agreements. However, local laws or unfavorable judicial decisions might diminish or invalidate the scope of these limitations.

Employees

As of October 31, 2015 we had approximately 14,170 employees, including approximately 2,160 in sales and marketing, 4,310 in research and development, 5,450 in services and customer support and 2,250 in administration and other. None of our employees in the U.S. are represented by a labor union. We are party to a collective labor agreement applicable to our employees in Sweden and in certain other countries outside of the U.S. where we have operations, workers’ councils represent our employees.

Financial Information about Geographic Areas

For financial information about geographic areas see Note 20, Segment and Geographic Information, in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information.

Properties

Our properties consist primarily of leased office facilities which we use for our sales, marketing, consulting, customer support, product development, executive and administrative functions. Our corporate headquarters and executive offices are located in New York, New York where we currently lease approximately 136,000 square feet of space. The leases on these facilities expire on February 28, 2025 and June 30, 2026. Our main operations center is in Alpharetta, Georgia where we lease approximately 113,800 square feet of space. The lease on this facility expires October 31, 2024. We also lease approximately 980,400 square feet of space in 50 other locations in the U.S., primarily for regional sales and support offices. In addition, internationally we lease or own approximately 1,572,800 square feet of space in 123 locations in 42 countries. Expiration dates of leases on all of our facilities range from 2016 to 2026. We believe that our existing domestic and international facilities are sufficient to meet our current needs. In addition, we believe suitable additional or alternative space would be available on commercially reasonable terms to accommodate expansion of our operations, if required. The restructuring plans we have implemented over the past few years have involved the exit or reduction in space of certain of our leased facilities. See Note 11, Restructuring Charges, in the notes to our consolidated financial statements included elsewhere in this prospectus. As of April 30, 2015, we have sublet approximately 153,800 square feet of the above space and have identified an additional 5,400 square feet that is being actively marketed for sublease or disposition.

Litigation

From time to time, we are subject to litigation in the normal course of business. We accrue for litigation exposure when a loss is probable and estimable. As of October 31, 2015 and April 30, 2015, we have accrued $2.0 million and $1.6 million, respectively, related to current litigation matters. We expense all legal costs to resolve regulatory, legal, tax or other matters in the period incurred.

Patent Infringement Lawsuit by ePlus

On May 19, 2009, ePlus sued Infor (US), Inc. (formerly known as Lawson Software, Inc. (“Lawson”)), alleging infringement of three separate United States patents. On January 27, 2011, a jury found that Lawson’s S3 Procurement System, when used in combination with certain complementary SCM products we offer that specifically included the Requisition Self Service (“RSS”) module, infringed two of the ePlus patents. No damages were awarded to ePlus. Following the jury verdict, Lawson developed a design-around product, Requisition Center, which was intended to be a non-infringing replacement product. On May 23, 2011, the Court entered an injunction prohibiting Lawson from licensing, servicing, or supporting in the United States our S3 Procurement System, when used in certain software configurations that included RSS. In September 2011, ePlus moved under the injunction to have Lawson held in contempt, and a civil contempt trial was conducted in April 2013.

Lawson vigorously litigated and defended itself: (a) in its appeal to the United States Court of Appeals for the Federal Circuit from the 2011 judgment of infringement; (b) in the contempt proceedings ePlus had initiated; and (c) in appeals to the Federal Circuit after the District Court declined to vacate the injunction and in regard to its judgment of civil contempt. That defense has so far been successful.

During these proceedings, every patent claim ePlus had asserted against Lawson has been held to be invalid or not infringed. While Lawson’s appeal of the injunction and civil contempt order was pending before the Federal Circuit, the U.S. Patent and Trademark Office cancelled the sole ePlus patent claim underlying the injunction, and the Federal Circuit affirmed that cancellation. The absence of any valid and infringed patent claim then led to a ruling on July 25, 2014 in favor of Lawson in all respects. Specifically, the Federal Circuit vacated the District Court’s injunction and contempt orders in their entirety (including all damage awards) and remanded the case back to the District Court “with instructions to dismiss.”

On August 25, 2014, ePlus petitioned the Federal Circuit for a panel rehearing, and/or rehearing en banc. On June 18, 2015, the Federal Circuit issued orders disposing of ePlus’s combined petition. First, the panel that heard the appeal granted the petition for rehearing “to clarify the decision.” The panel withdrew the opinions issued on July 25, 2014, and substituted a revised opinion (and dissent) that adhered to the previous ruling, namely vacating the District Court’s injunction and contempt orders in their entirety (including all damage awards) and remanding the case to the District Court “with instructions to dismiss.” Second, the petition for en banc review, which had been referred to the active judges of the Court for consideration, was denied. The Federal Circuit issued its mandate on June 25, 2015. ePlus filed a petition for a writ of certiorari from the United States Supreme Court on November 13, 2015, within the extended deadline it obtained for the filing of the petition. We continue to reasonably expect that the ultimate outcome of the case will be as the Federal Circuit ruled on June 18, 2015.

Other Proceedings

We are subject to various other legal proceedings and the risk of litigation by employees, customers, patent owners, suppliers, stockholders or others through private actions, class actions, administrative proceedings or other litigation. While the outcome of these claims cannot be predicted with certainty, we are of the opinion that, based on information presently available, the resolution of any such legal matters existing as of October 31, 2015, will not have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

The names, ages (as of October 31, 2015) and current positions of the executive officers and directors of Infor, Inc. are listed in the table below:

Name	Age	Position
Charles Phillips	56	Chief Executive Officer and Director
Jeffrey Laborde	43	Chief Financial Officer
Jay Hopkins	44	Chief Accounting Officer, SVP & Controller
Duncan Angove	49	Co-President, Product and Support
Stephan Scholl	45	Co-President, Global Field Operations
Pam Murphy	42	Chief Operating Officer
Jim Schaper	63	Executive Chairman of the Board of Directors
David Dominik	59	Director
Prescott Ashe	48	Director
Stewart Bloom	58	Director
C.J. Fitzgerald	48	Director
Rishi Chandna	37	Director

The following are brief biographies of Infor, Inc.’s executive officers and directors:

Charles Phillips, Chief Executive Officer and Director

Mr. Phillips is our Chief Executive Officer and serves on our board of directors. Mr. Phillips has served on the board of managers of Softbrands Holdings, LLC since December 2011. Mr. Phillips also serves on the board of directors of Viacom. Prior to joining Infor, Mr. Phillips was President of Oracle Corporation and a member of its board of directors. Prior to his tenure at Oracle, Mr. Phillips was a Managing Director at Morgan Stanley. Mr. Phillips was also a Captain in the United States Marine Corps. Mr. Phillips has a B.S. in Computer Science from the United States Air Force Academy, a J.D. from New York Law School, and an M.B.A. from Hampton University. We believe Mr. Phillips’ qualifications to serve on our board of directors include his extensive experience in the enterprise software and financial services industry.

Jeffrey Laborde, Chief Financial Officer

Mr. Laborde has served as our Chief Financial Officer since June 2015. Prior to joining Infor, Mr. Laborde served as the Chief Financial Officer of SumTotal Systems, Inc. since July 2012. Prior to his role at SumTotal Systems, Inc., Mr. Laborde served as a Managing Director, and prior to that as a Vice President, of Goldman, Sachs & Co. in the Technology, Media & Telecom Group from May 2006 to June 2012. Before joining Goldman, Sachs & Co., Mr. Laborde served as a Vice President of Credit Suisse First Boston Technology Group and as a Senior Auditor of Arthur Anderson’s Enterprise Audit Group. Mr. Laborde received his MBA from The Wharton School at the University of Pennsylvania in 2000 and his BS in Business Management and Accounting from Washington and Lee University in 1995.

Jay Hopkins, Chief Accounting Officer, SVP & Controller

Mr. Hopkins has served as our Senior Vice President, Controller and Chief Accounting Officer from February 2009 to date, and he served as our Interim Chief Financial Officer from January 2013 to November 2013. Before joining Infor, Mr. Hopkins served as Vice President and Controller at MicroStrategy, Inc. from January 2008 to January 2009. Prior to MicroStrategy, Inc., Mr. Hopkins served as Worldwide Controller at the Internet Security Systems Business Unit of IBM from October 2006 to December 2007, and Vice President, Corporate Controller, and Chief Accounting Officer at Internet Security Systems, Inc. from January 2006 to October 2006. Mr. Hopkins holds a B.S. in Commerce with a concentration in Accounting from the University of Virginia.

Duncan Angove, Co-President, Product and Support

Mr. Angove has served as our Co-President, Product and Support since December 2010. Mr. Angove also serves on the board of directors of 8thBridge, Inc. Prior to joining Infor, Mr. Angove was Senior Vice President of the Retail Global Business unit at Oracle Corporation, where he ran development, consulting, and sales and marketing and led Oracle to the number one market position in retail applications. Preceding his accomplishments at Oracle, Mr. Angove was a member of Retek’s executive management team, where he played a significant role in taking the company public. Mr. Angove has a B.S. in Economics from University College of London.

Stephan Scholl, Co-President, Global Field Operations

Mr. Scholl has served as our Co-President, Global Field Operations since April 2012, as the Chief Executive Officer of Lawson from September 2011 to April 2012 and as our Executive Vice President, Global Sales and Consulting from December 2010 to September 2011. Mr. Scholl has more than 15 years of experience in the technology industry (including 14 years at Oracle/PeopleSoft). Mr. Scholl was previously the General Manager of Oracle’s Tax and Utilities Global Business. In his role of General Manager, Mr. Scholl was responsible for sales, development, consulting, and marketing for the company’s Tax and Utilities vertical. From 2006 to 2009, Mr. Scholl ran Oracle’s North America Consulting Group, one of the company’s largest organizations. Prior to joining Oracle, Mr. Scholl held a number of consulting and sales management roles at PeopleSoft.

Pam Murphy, Chief Operating Officer

Ms. Murphy has served as our Chief Operating Officer since October 2011 and as our Senior Vice President of Operations from December 2010 to September 2011. Before joining Infor, Ms. Murphy spent 11 years at Oracle Corporation, where she was responsible for a wide range of operational and financial functions which included running Global Sales Operations, running Consulting Operations for Europe, Middle East and Africa, and running the Field Finance function for Oracle’s Global Business Units. Prior to joining Oracle, Ms. Murphy was with Andersen Consulting and Arthur Andersen where she provided strategy, direction and counsel to existing and potential clients. Ms. Murphy earned her business and accounting degree from the University of Cork, Ireland and is a Fellow of the Institute of Chartered Accountants.

Jim Schaper, Executive Chairman of the Board of Directors

Mr. Schaper has served as a member of our board of directors since April 2012, and formerly served as a member of the board of directors (or equivalent governing body) of the various holding companies (and certain subsidiaries thereof) that have owned Infor Global Solutions and its predecessor entities from June 2002 until April 2012. Mr. Schaper has served on the board of managers of Softbrands Holdings, LLC since its inception in August 2009. Mr. Schaper also serves on the board of directors of BMC Software, Q2ebanking, USC Garnet Way Council, and the USC Educational Foundation. Mr. Schaper holds a B.A. in Journalism from The University of South Carolina. We believe Mr. Schaper’s qualifications to serve on our board of directors include his extensive experience in the business and financial services industry, strategic development, financial reporting and his knowledge gained from service on the boards of various other companies.

David Dominik, Director

Mr. Dominik has served as a member of our board of directors since April 2012, and formerly served as a member of the board of directors (or equivalent governing body) of the various holding companies (and certain subsidiaries thereof) that have owned Infor Global Solutions and its predecessor entities from June 2002 until April 2012. Mr. Dominik has served on the board of managers of Softbrands Holdings, LLC since its inception in August 2009. Mr. Dominik has been a Managing Director of Golden Gate Capital since 2000, when he co-founded the firm. Mr. Dominik previously spent ten years as a Managing Director at Bain Capital. Mr. Dominik managed Information Partners, a specialized fund within Bain Capital that focused on opportunities in the information services and software markets and also served on the investment committee of Brookside, Bain Capital’s public equity hedge fund. Mr. Dominik has a J.D. from Harvard Law School and an A.B. from Harvard College. Mr. Dominik also serves on the board of directors of several Golden Gate Capital portfolio companies, including Aspect Software, Inc., and formerly served as a member of the board of directors of Express, Inc. and Micro Focus International plc. As a result of these and other professional experiences, Mr. Dominik possesses particular knowledge and experience in accounting, finance, and capital structures; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Prescott Ashe, Director

Mr. Ashe has served as a member of our board of directors since April 2012, and formerly served as a member of the board of directors (or equivalent governing body) of the various holding companies (and certain subsidiaries thereof) that have owned Infor Global Solutions and its predecessor entities from June 2002 until April 2012. Mr. Ashe has served on the board of managers of Softbrands Holdings, LLC since its inception in August 2009. Mr. Ashe is a Managing Director of Golden Gate Capital, a position he has held at the firm since its inception in 2000. Prior to joining Golden Gate Capital, Mr. Ashe served as a Principal at Bain Capital, which he initially joined in 1991. Mr. Ashe also serves on the board of directors of several Golden Gate Capital portfolio companies, including Aeroflex Holding Corp., Aspect Software and BMC Software, Inc. Mr. Ashe holds a J.D. from Stanford Law School and a B.S. in Business Administration from the University of California at Berkeley. We believe Mr. Ashe’s qualifications to serve on our board of directors include his extensive experience in the enterprise software and financial services industry and his knowledge gained from service on the boards of various other companies.

Stewart Bloom, Director

Mr. Bloom has served as a member of our board of directors since April 2012. Mr. Bloom has served on the board of managers of Softbrands Holdings, LLC since July 2011. Mr. Bloom is the Chief Executive Officer of Aspect Software, where he has worked since August 2012, and has served as an independent advisor to Golden Gate Capital since July 2011. Prior to joining Aspect Software, Mr. Bloom served as the Chief Executive Officer of Escalate Retail from May 2005 through July 2011, and Vice President Technology Services, Americas for Capgemini from August 2001 through April 2005. Earlier qualifications include Senior Vice President for Mainspring and Partner for Ernst & Young Management Consulting. Mr. Bloom also serves on the board of directors of Aspect Software and LiveVox, Inc. We believe Mr. Bloom’s qualifications to serve on our board of directors include his extensive experience in the enterprise software and professional services industries and his knowledge gained from service on the boards of various other companies.

C.J. Fitzgerald, Director

Mr. Fitzgerald has served as a member of our board of directors since April 2012. Mr. Fitzgerald is a Managing Director of Summit Partners, L.P., which he joined in 2001. From 1997 to 2000, Mr. Fitzgerald served as Chief Executive Officer of North Systems, Inc., a software company. Mr. Fitzgerald also serves on the board of directors of several privately held companies and previously served on the board of directors of Ubiquiti Networks, Inc. from March 2010 to October 2013, Global Cash Access Holdings, Inc. from May 2004 to May 2010 and Visual Sciences, Inc. from May 2002 to January 2008. Mr. Fitzgerald holds a B.S. in Computer Science from the Georgia Institute of Technology and an M.B.A. from Harvard Business School. We believe that Mr. Fitzgerald possesses specific attributes that qualify him to serve as a member of our board of directors and serve as a member of our audit committee, including his experience in the private equity and venture capital industries and as a director of public companies.

Rishi Chandna

Mr. Chandna has served as a member of our board of directors since May 2015. Mr. Chandna is a Principal of Golden Gate Capital, which he joined in 2002. Prior to joining Golden Gate Capital, Mr. Chandna worked as an Associate Consultant at Bain and Company. Previously, Mr. Chandna worked at Parnassus Investments, a San Francisco-based mutual fund. Mr. Chandna holds an M.B.A. from Harvard Business School and a B.A. in Economics from the University of California, Berkeley. Mr. Chandna also serves on the board of directors of several Golden Gate Capital portfolio companies, including Aspect Software. We believe Mr. Chandna’s qualifications to serve on our board of directors include his extensive experience in the broader technology sector, primarily software and technology services, and his knowledge gained from service on the boards of various other companies.

Code of Business Conduct and Ethics

We have adopted a written code of conduct that applies to all of our directors, executive officers and employees, including our principal executive officer, principal accounting officer and principal financial officer. The code of conduct includes provisions covering compliance with laws and regulations, insider trading practices, conflicts of interest, confidentiality, protection and proper use of our assets, accounting and record keeping, fair competition and fair dealing, business gifts and entertainment, payments to government personnel and the reporting of illegal or unethical behavior. You can obtain a copy of our code of conduct through the Investor Information page of our website at www.infor.com/company/investor-information. Our website is not part of this prospectus. The code is reviewed annually by the Board of Directors of Infor, Inc. (the “Board”).

Board Committees

The Board is responsible for the general supervision and oversight of the affairs of the Company. In order to assist it in carrying out these duties, the Board has established and delegated certain authority to the following standing committees: the Audit Committee, the Nominating and Governance Committee and the Compensation Committee. Each of these committees operates under a charter that has been approved by the Board.

Audit Committee

The Company is not required to have a separately designated standing Audit Committee composed of independent directors, as its securities are not listed on a national securities exchange that requires such independence. However, the Board has established a separately designated standing Audit Committee. The current members of the Audit Committee are Stewart Bloom, Prescott Ashe and C.J. Fitzgerald. The Board has determined that each of Messrs. Bloom, Ashe and Fitzgerald is an Audit Committee financial expert, as such term is defined in the Exchange Act. Messrs. Bloom and Ashe are employed by Golden Gate Capital and Mr. Fitzgerald by Summit Partners, and therefore may not be deemed independent.

Management is responsible for the preparation of our financial statements and our internal control over financial reporting and the financial reporting process. Our independent auditors are responsible for performing an independent audit of our financial statements in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and to issue a report on those financial statements. The Audit Committee assists the Board in its oversight of our financial statements and its internal accounting policies and procedures. The Audit Committee’s primary duties and responsibilities include (i) monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, (ii) monitoring the independence and performance of Company’s independent auditor and monitoring the performance of the Company’s internal audit function, (iii) hiring and firing our independent auditor and approving any non–audit work performed for us by the independent auditor, (iv) providing an avenue of communication among the independent auditor, management and the Board, and (v) such other functions as may from time to time be delegated to it by the Board.

Compensation Committee

The Board has established a separately designated standing Compensation Committee. The current members of the Compensation Committee are David Dominik, Prescott Ashe, C.J. Fitzgerald, Jim Schaper, and Rishi Chandna. The Compensation Committee has the authority to (1) select, retain and terminate any consulting firm engaged to assist in the evaluation of director or executive officer compensation and (2) approve the fees and retention terms of such consulting firm. The Compensation Committee may conduct or authorize studies and investigations into any matters within the scope of its responsibilities and may retain outside legal or other advisors to assist in the conduct of any such study or investigation. The primary responsibilities of the Compensation Committee include: (1) the approval and review of all matters relating to the compensation of our Chief Executive Officer; (2) review and recommend to the Board changes to the form and amount of compensation for our directors; (3) the approval and review of all matters relating to the compensation of our other executive officers; (4) oversee overall compensation and benefit programs and policies; (5) review, approval and administration of the Company’s incentive compensation programs and equity-based plans; and (6) the annual preparation of report on executive compensation and review of the Company’s disclosures relating to executive compensation including our Compensation Discussion and Analysis and executive and director compensation tables.

Nominating and Governance Committee

The Board has established a separately designated standing Nominating and Governance Committee. The current members of the Nominating and Governance Committee are Jim Schaper, Prescott Ashe, David Dominik, C.J. Fitzgerald, and Rishi Chandna. The Nominating and Governance Committee has the authority to (1) select, retain and terminate any search firm engaged to assist in identifying director candidates and (2) approve the fees and retention terms of such search firms. The Nominating and Governance Committee may conduct or authorize studies and investigations into any matters within the scope of its responsibilities and may retain outside legal or other advisors to assist in the conduct of any such study or investigation. The primary responsibilities of the Nominating and Governance Committee include: (1) recommend criteria for selection of directors; (2) recommend director candidates; (3) recommend committee members; (4) fill board and committee vacancies; (5) review committee structures; (6) review changed circumstances of directors; and (7) implement provisions of stockholders agreements.

Except as set forth in our discussion below in “Certain Relationships and Related Party Transactions—Director Independence,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Section 16(a) of the Exchange Act — Beneficial Ownership Reporting Compliance

The Company does not have a class of securities registered under the Exchange Act and therefore its directors, executive officers, and any persons holding more than ten percent of the Company’s common stock are not required to comply with Section 16 of the Exchange Act.

SECURITY OWNERSHIP

The following table sets forth, as of October 31, 2015, certain information with respect to the beneficial ownership of the common stock of Infor by each shareholder who is known to us to beneficially own more than 5% of the outstanding shares, each director, certain executive officers of Infor and all of Infor’s executive officers and directors as a group.

Name of Beneficial Holder	Number of Shares of Stock Owned	Percent of Common Stock
Golden Gate Capital(1)	783	78.3%
Summit Partners(2)	214	21.4%
David Dominik(3)	783	78.3%
Prescott Ashe(3)	783	78.3%
Rishi Chandna(3)	783	78.3%
C.J. Fitzgerald(4)	214	21.4%
Jim Schaper(5)	—	—
Charles Phillips(6)	—	—
Jeffrey Laborde(7)	—	—
Duncan Angove(8)	—	—
Stephan Scholl(9)	—	—
Pam Murphy(10)	—	—
Stewart Bloom	—	—
All Directors and Officers(3)(4)	997	99.7%

(1)	Shares beneficially owned by funds affiliated with Golden Gate Capital as follows: (i) 1,306,980.25 Class A Units of Infor Enterprise and 12,826,768.96 Class B Units of Infor Enterprise held, directly or indirectly, by Golden Gate Capital Opportunity Fund, L.P., Golden Gate Capital Opportunity Fund-A, L.P., GGCOF Third-Party Co-Invest, L.P., GGCOF Executive Co-Invest, L.P., and GGCOF IRA Co-Invest L.P., (ii) 25,839,419.72 Class B Units of Infor Enterprise held by Softbrands Holdings, LLC, of which investment funds affiliated with Golden Gate Capital hold 99.48% of the outstanding voting securities, and (iii) 25,034,619.74 Class D Units of Infor Enterprise held by Infor Global Solutions Parent Ltd., of which investment funds affiliated with Golden Gate Capital hold, directly or indirectly, approximately 91.03% of the outstanding voting securities. The address of Golden Gate Capital is One Embarcadero Center, 39th Floor, San Francisco, California 94111. Each of Messrs. Dominik and Ashe serves as a managing director of Golden Gate Capital and may share voting and dispositive power over units held by funds affiliated with Golden Gate Capital. Each of Messrs. Dominik and Ashe disclaims beneficial ownership of these securities, except to the extent of their pecuniary interest therein.
(2)	Shares beneficially owned by entities affiliated with and advised by Summit Partners as follows: (i) 15,392,122.75 Class B Units of Infor Enterprise held by Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Partners Europe Private Equity Fund, L.P., Summit Investors I, LLC, and Summit Investors I (UK), L.P., and (ii) 2,337,586.40 Class D Units of Infor Enterprise held by Infor Global Solutions Parent Ltd., of which investment funds affiliated with Summit Partners hold approximately 8.50% of the outstanding voting securities. The address of Summit Partners and each of the other entities affiliated with and advised by Summit Partners is 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116. Summit Partners, through a two-person investment committee currently composed of Martin J. Mannion and Bruce R. Evans, has voting and dispositive authority over the units held by each of these entities and therefore beneficially owns such units and indirectly such shares.
(3)	Consists of the units listed in footnote (1) above, which are held by the funds affiliated with Golden Gate Capital. Each of Messrs. Dominik and Ashe serves as a managing director of Golden Gate Capital and Mr. Chandna serves as a principal of Golden Gate Capital and each may be deemed to share voting and dispositive power over units held by funds affiliated with Golden Gate Capital. Each of Messrs. Dominik, Ashe and Chandna disclaims beneficial ownership of these securities, except to the extent of their pecuniary interest therein.
(4)

Consists of the units listed in footnote (2) above, which are held by the entities affiliated with and advised by Summit Partners. Mr. Fitzgerald serves as a managing director of Summit Partners and a member of

Summit Partners’ general partner and, as a result, may be deemed to beneficially own units held by such entities affiliated with and advised by Summit Partners. Mr. Fitzgerald disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.
(5)	Class C Units of Infor Enterprise have no voting rights. Accordingly, only holders of Class A Units, Class B Units and Class D Units of Infor Enterprise have voting and dispositive power, and therefore, beneficial ownership, with respect to shares of the Company. However, Mr. Schaper does currently own 471,616 Class C Units of Infor Enterprise, which were granted to Mr. Schaper for no monetary consideration.
(6)	Class C Units of Infor Enterprise have no voting rights. Accordingly, only holders of Class A Units, Class B Units and Class D Units of Infor Enterprise have voting and dispositive power, and therefore, beneficial ownership, with respect to shares of the Company. However, Mr. Phillips does currently own 1,489,031 Class C Units of Infor Enterprise, which were granted to Mr. Phillips for no monetary consideration.
(7)	Class C Units of Infor Enterprise have no voting rights. Accordingly, only holders of Class A Units, Class B Units and Class D Units of Infor Enterprise have voting and dispositive power, and therefore, beneficial ownership, with respect to shares of the Company. However, Mr. Laborde does currently own 400,000 Class C Units of Infor Enterprise, which were granted to Mr. Laborde for no monetary consideration.
(8)	Class C Units of Infor Enterprise have no voting rights. Accordingly, only holders of Class A Units, Class B Units and Class D Units of Infor Enterprise have voting and dispositive power, and therefore, beneficial ownership, with respect to shares of the Company. However, Mr. Angove does currently own 877,546 Class C Units of Infor Enterprise, which were granted to Mr. Angove for no monetary consideration.
(9)	Class C Units of Infor Enterprise have no voting rights. Accordingly, only holders of Class A Units, Class B Units and Class D Units of Infor Enterprise have voting and dispositive power, and therefore, beneficial ownership, with respect to shares of the Company. However, Mr. Scholl does currently own 877,546 Class C Units of Infor Enterprise, which were granted to Mr. Scholl for no monetary consideration.
(10)	Class C Units of Infor Enterprise have no voting rights. Accordingly, only holders of Class A Units, Class B Units and Class D Units of Infor Enterprise have voting and dispositive power, and therefore, beneficial ownership, with respect to shares of the Company. However, Ms. Murphy does currently own 387,584 Class C Units of Infor Enterprise, which were granted to Ms. Murphy for no monetary consideration.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures with respect to our current plans, considerations, expectations and determinations regarding compensation.

Executive Summary

The primary objectives of our executive compensation policies are to attract and retain talented executives to effectively manage and lead our Company. Through our executive compensation policies, we seek to align the level of our executive compensation with the achievement of our corporate objectives, thereby aligning the interests of our management with those of our equityholders.

The compensation of our named executive officers generally consists of base salary, annual cash incentive payments, long-term equity incentives and other benefits and perquisites. In addition, our named executive officers are eligible to receive severance or other benefits upon termination of their employment with us. In setting an individual executive officer’s initial compensation package and the relative allocation among different types of compensation, we consider the nature of the position being filled, the scope of associated responsibilities, the individual’s qualifications, as well as general market knowledge regarding executive compensation.

The discussion below explains our compensation decisions with respect to fiscal 2015. Our named executive officers during fiscal 2015 were:

•	Charles Phillips, Chief Executive Officer and Director;

•	Nicole Anasenes, Former Chief Financial Officer;

•	Duncan Angove, Co-President, Product and Support;

•	Stephan Scholl, Co-President, Global Field Operations; and

•	Pam Murphy, Chief Operating Officer.

Role of Our Compensation Committee

We have established a Compensation Committee that evaluates and determines the levels and forms of individual compensation for our named executive officers. Under the terms of its charter, our Compensation Committee reviews and either approves, on behalf of the Board, or recommends to the Board for approval, the annual salaries and other compensation for these executive officers, as well as individual restricted common equity awards granted by Infor and certain of our affiliated companies from time to time. The Compensation Committee consults with our management team (including the named executive officers) to develop and determine all components of our executive officer compensation, and provides assistance and recommendations to the Board with respect to executive incentive-compensation plans, equity-based plans, compensation policies and practices for establishing appropriate executive compensation standards. The Compensation Committee also assists with the administration of our compensation and benefit plans.

Compensation Determination Process

Our Compensation Committee will recommend to the Board (or, as applicable, the board of directors of the Infor entity that employs such individual) the compensation package that applies for each of our named executive officers and in doing so, the Compensation Committee will solicit input from our Chief Executive Officer and certain representatives of our principal stockholders to assist the directors in determining the compensation (particularly base salary and annual cash incentive payments) of our named executive officers.

During fiscal 2015, the Compensation Committee retained the independent consulting firms of Compensia, Inc. and Radford, an AON Hewitt Company, to assist the committee with executive compensation planning. The Compensation Committee believes that input, analysis and advice from the compensation consultants helps ensure that our executives’ compensation is in line with our objectives. These compensation consultants provide the Compensation Committee with information about market trends, compensation practices at comparable companies, executive retention, and best practices for both cash and equity compensation.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation program, we consider the anticipated accounting and tax implications to us and our named executive officers. While we consider the applicable accounting and tax treatment of alternative forms of equity compensation, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Elements of Compensation

We generally deliver executive compensation through a combination of annual base salary, annual cash incentive payments, long-term equity incentives and other benefits and perquisites. We believe that this mix of elements is useful in achieving our primary compensation objectives. We do not target any particular form of compensation to encompass a majority of annual compensation provided to our executive officers.

Base Salary. Base salaries are intended to provide a fixed level of compensation sufficient to attract and retain an effective management team when considered in combination with other performance-based components of our executive compensation program. We believe that the base salary element is required to provide our named executive officers with a stable income stream that is commensurate with their responsibilities and competitive market conditions. Annual base salaries are established on the basis of market conditions at the time we hire an executive. Any subsequent modifications to annual base salaries are influenced by the performance of the executive, the increased/decreased duties of the executive and by significant changes in market conditions.

A summary of the base salary of our fiscal 2015 named executive officers is as follows:

Charles Phillips—We entered into an executive employment agreement with Charles Phillips, dated as of October 19, 2010, and effective as of December 1, 2010, which provides for an annual base salary of $800,000.

Nicole Anasenes—We entered into an executive employment agreement with Nicole Anasenes, dated as of October 16, 2013, and effective as of November 6, 2013, which provided for an annual base salary of $450,000. Effective as of June 26, 2015, Ms. Anasenes was no longer our Chief Financial Officer.

Duncan Angove—We entered into an executive employment agreement with Duncan Angove, dated effective as of December 1, 2010, which provides for an annual base salary of $600,000.

Stephan Scholl—We entered into an executive employment agreement with Stephan Scholl, dated effective as of December 1, 2010, which provides for an annual base salary of $600,000.

Pam Murphy—We entered into an executive employment agreement with Pam Murphy, amended effective as of January 25, 2012, which provides for an annual base salary of $500,000.

Annual Cash Incentive Payments. In addition to annual base salaries, we generally award annual cash incentive payments to our named executive officers. The annual cash incentive payments are intended to compensate our named executive officers for achieving operating performance objectives in the current year that are important to our success. Cash incentive payments are awarded pursuant to individual bonus arrangements with each named executive officer for each fiscal year. This bonus arrangement is designed to motivate, reward and acknowledge achievement by our employees by explicitly tying annual cash bonus payments to the achievement of annual performance targets based upon our consolidated financial results, as adjusted based upon individual performance objectives. Our performance-based bonus plan is administered jointly by our Chief Financial Officer, who is responsible for monitoring the financial performance measurements, and, in respect of our executive officers, our Chief Executive Officer, who is responsible for monitoring individual performance measurements for such individuals. Our Compensation Committee will recommend and approve all targets and payouts under our bonus arrangements, subject to the review and approval of the applicable Board and our Chief Executive Officer (other than with respect to matters affecting our Chief Executive Officer’s compensation, which are approved by the Board in consultation with the Committee). Executives are generally eligible for payments under our performance-based bonus arrangement if they have earned such payments for the prior fiscal year.

Pursuant to the terms of their executive employment agreements, certain named executive officers were eligible to earn a target annual cash incentive plan payment for fiscal 2015 as further described below:

For fiscal 2015, Charles Phillips’ annual cash performance incentive target bonus amount was $2,400,000 pursuant to a bonus plan.

For fiscal 2015, Nicole Anasenes’ annual cash performance incentive target bonus amount was $750,000 pursuant to a bonus plan.

For fiscal 2015, Duncan Angove’s annual cash performance incentive target bonus amount was $1,600,000 pursuant to a bonus plan.

For fiscal 2015, Stephan Scholl’s annual cash performance incentive target bonus amount was $1,600,000 pursuant to a bonus plan.

For fiscal 2015, Pam Murphy’s annual cash performance incentive target bonus amount was $800,000 pursuant to a bonus plan.

For fiscal 2015, no formal annual performance targets were established and no incentive payments were made to our named executive officers under the performance-based bonus plan.

Discretionary Cash Bonuses. The Compensation Committee awarded discretionary cash bonuses to the executive management team for the achievement of certain milestone accomplishments. The fiscal 2015 discretionary cash bonus amounts awarded to the executive management team are noted in the following summary compensation table:

For fiscal 2015, Charles Phillips earned discretionary bonus awards totaling $2,400,000.

For fiscal 2015, Nicole Anasenes earned discretionary bonus awards totaling $750,000.

For fiscal 2015, Duncan Angove earned discretionary bonus awards totaling $1,600,000.

For fiscal 2015, Stephan Scholl earned discretionary bonus awards totaling $1,600,000.

For fiscal 2015, Pam Murphy earned discretionary bonus awards totaling $1,000,000.

Long-Term Restricted Common Equity Awards. The restricted common equity awards granted to our named executive officers typically vest over time and based on certain performance conditions and/or investment performance conditions being met or achieved and, in all cases, assuming continued employment. The vesting schedules for the restricted common equity awards described below were designed to motivate our named executive officers and other members of management by aligning their interests with stockholders with the mutual goal of enhancing our financial and operational performance and equity value over the long term, as well as to promote executive retention based on market conditions. The following table presents the grant date fair value of unvested grants of restricted common equity awards to our fiscal 2015 named executive officers as of April 30, 2015, along with the grant date fair value of the total outstanding awards (both vested and unvested), which consisted of awards of restricted equity (Equity Awards) in certain of our affiliates that are indirect beneficial owners of Infor such that the value of such awards is reflective of and corresponds to the enterprise value of Infor and its direct and indirect subsidiaries. References to such awards “vesting” refer to the fact that our named executive officers obtain beneficial ownership of such equity interests over time assuming continued employment.

Name	Grant Date Fair Value of Unvested Awards ($)	Grant Date Fair Value of Total Outstanding Awards ($)
Charles Phillips	—	5,256,279
Nicole Anasenes (1)	2,145,000	2,860,000
Duncan Angove	—	3,097,737
Stephan Scholl	—	3,097,737
Pam Murphy	178,750	1,549,172

(1)	Effective as of June 26, 2015, Ms. Anasenes was no longer our Chief Financial Officer and her unvested awards were forfeited.

Defined Contribution Plan. We offer our named executive officers the opportunity to participate in our 401(k) Profit Sharing Plan (401(k) Plan), which is a tax-qualified plan. Our discretionary contributions to the 401(k) Plan are based upon our annual financial performance.

Other Benefits. We also provide various other benefits to certain of our named executive officers that are intended to be part of a competitive compensation program. We believe that these benefits are comparable to those offered by other companies. These benefits include:

•	Medical, life and other standard welfare benefits;

•	Flexible spending accounts;

•	Vacation time;

•	Use of Company aircraft;

•	Reimbursement for tax preparation and legal services; and

•	Relocation and housing subsidy benefits.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our fiscal 2015 named executive officers for services rendered to us during the applicable fiscal years.

Name and Title	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)		Other Compensation ($)(25)	Total ($)
Charles Phillips	2015	733,334	2,400,000	(1)	—	—		47,964	3,181,298
Chief Executive Officer	2014	800,000	366,000	(2)	2,400,000	1,170,000	(3)	52,428	4,788,428
	2013	800,000	1,560,000	(4)	—	840,000	(5)	35,721	3,235,721

Name and Title	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)		Other Compensation ($)(25)	Total ($)
Nicole Anasenes (6)	2015	412,500	750,000	(7)	—	—		222,888	1,385,388
Former Chief Financial Officer	2014	257,386	1,162,435	(8)	2,860,000	220,110	(9)	4,088	4,504,019

Duncan Angove	2015	550,000	1,600,000	(10)	1,427,287	—		6,331	3,583,618
Co-President, Product and Support	2014	600,000	244,000	(11)	2,224,457	780,000	(12)	12,160	3,860,617
	2013	600,000	1,040,000	(13)	10,162,256	560,000	(14)	19,650	12,381,906

Stephan Scholl	2015	550,000	1,600,000	(15)	1,427,287	—		635,475	4,212,762
Co-President, Global Field Operations	2014	600,000	244,000	(16)	2,224,457	780,000	(17)	1,124,458	4,972,915
	2013	600,000	1,040,000	(18)	10,162,256	560,000	(19)	182,944	12,545,200

Pam Murphy	2015	458,334	1,000,000	(20)	—	—		2,400	1,460,734
Chief Operating Officer	2014	500,000	225,000	(21)	1,332,500	390,000	(22)	2,400	2,449,900
	2013	445,833	520,000	(23)	—	280,000	(24)	2,000	1,247,833

(1)	Mr. Phillips’ bonus includes $2.4 million discretionary bonus related to our operating performance and debt refinancing transactions in fiscal 2015.
(2)	Mr. Phillips’ bonus includes $0.4 million discretionary bonus related to our operating performance in fiscal 2014.
(3)	Mr. Phillips’ amount includes $1.2 million related to attainment of specific operating performance targets in fiscal 2014 related to revenue and EBITDA, and the Company’s equity value.
(4)	Mr. Phillips’ bonus includes $1.6 million discretionary bonus related to our operating performance in fiscal 2013.
(5)	Mr. Phillips’ amount includes $0.8 million related to attainment of specific operating performance targets in fiscal 2013 related to revenue and EBITDA.
(6)	Effective as of June 26, 2015, Ms. Anasenes was no longer our Chief Financial Officer.
(7)	Ms. Anasenes’ bonus includes $0.8 million discretionary bonus related to our operating performance and debt refinancing transactions in fiscal 2015.
(8)	Ms. Anasenes’ bonus includes $1.0 million discretionary bonus related to certain Company affiliates’ successful refinancing transactions during fiscal 2014 and a $0.2 million discretionary bonus related to our operating performance in fiscal 2014.
(9)	Ms. Anasenes’ amount includes $0.2 million related to attainment of specific operating performance targets in fiscal 2014 related to revenue and EBITDA, and the Company’s equity value.
(10)	Mr. Angove’s bonus includes $1.6 million discretionary bonus related to our operating performance and debt refinancing transactions in fiscal 2015.
(11)	Mr. Angove’s bonus includes $0.2 million discretionary bonus related to our operating performance in fiscal 2014.
(12)	Mr. Angove’s amount includes $0.8 million related to attainment of specific operating performance targets in fiscal 2014 related to revenue and EBITDA, and the Company’s equity value.
(13)	Mr. Angove’s bonus includes $1.0 million discretionary bonus related to our operating performance in fiscal 2013.
(14)	Mr. Angove’s amount includes $0.6 million related to attainment of specific operating performance targets in fiscal 2013 related to revenue and EBITDA.

(15)	Mr. Scholl’s bonus includes $1.6 million discretionary bonus related to our operating performance and debt refinancing transactions in fiscal 2015.
(16)	Mr. Scholl’s bonus includes $0.2 million discretionary bonus related to our operating performance in fiscal 2014.
(17)	Mr. Scholl’s amount includes $0.8 million related to attainment of specific operating performance targets in fiscal 2014 related to revenue and EBITDA, and the Company’s equity value.
(18)	Mr. Scholl’s bonus includes $1.0 million discretionary bonus related to our operating performance in fiscal 2013.
(19)	Mr. Scholl’s amount includes $0.6 million related to attainment of specific operating performance targets in fiscal 2013 related to revenue and EBITDA.
(20)	Ms. Murphy’s bonus includes $1.0 million discretionary bonus related to our operating performance and debt refinancing transactions in fiscal 2015.
(21)	Ms. Murphy’s bonus includes $0.2 million discretionary bonus related to our operating performance in fiscal 2014.
(22)	Ms. Murphy’s amount includes $0.4 million related to attainment of specific operating performance targets in fiscal 2014 related to revenue and EBITDA, and the Company’s equity value.
(23)	Ms. Murphy’s bonus includes $0.5 million discretionary bonus related to our operating performance in fiscal 2013.
(24)	Ms. Murphy’s amount includes $0.3 million related to attainment of specific operating performance targets in fiscal 2013 related to revenue and EBITDA.
(25)	These amounts include all other compensation as described in the following table:

Name	Fiscal Year	Retirement Plan Contributions ($)(a)	Sales Incentive Club Trip ($)(b)	Executive’s Use of Company Aircraft ($)(c)	Other ($)		Total ($)
Charles Phillips	2015	2,400	—	45,564	—		47,964
	2014	2,400	—	50,028	—		52,428
	2013	3,000	—	32,721	—		35,721

Nicole Anasenes	2015	2,400	—	—	220,488	(d)	222,888
	2014	4,088	—	—	—		4,088

Duncan Angove	2015	2,400	—	3,931	—		6,331
	2014	2,400	—	9,760	—		12,160
	2013	2,000	—	17,650	—		19,650

Stephan Scholl	2015	—	66,759	1,839	566,877	(e)	635,475
	2014	—	—	15,859	1,108,599	(e)	1,124,458
	2013	—	27,135	47,609	108,200	(f)	182,944

Pam Murphy	2015	2,400	—	—	—		2,400
	2014	2,400	—	—	—		2,400
	2013	2,000	—	—	—		2,000

(a)	These amounts represent the Company’s matching 401(k) contributions.
(b)	These amounts include commercial airfare and incremental costs of food and activities related to sales and service incentive program events.
(c)	These amounts include estimated values of personal use of the Company’s aircraft.
(d)	This amount includes payment related to a non-compete agreement with Ms. Anasenes’ previous employer and the related tax gross-up.
(e)	This amount includes relocation expenses, housing allowance, cost-of-living, and related tax gross-ups paid in conjunction with Mr. Scholl’s relocation.
(f)	This amount includes reimbursements related to an arrangement whereby the Company paid for Mr. Scholl’s housing costs on a grossed-up basis.

Grants of Plan-Based Awards in Fiscal 2015

The following table provides supplemental information relating to grants of plan-based awards to our named executive officers in fiscal 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of		All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)(3)		Options (#)	Awards ($/Sh)	Awards ($)(4)
Charles Phillips	Performance Bonus	6/1/2014	—	2,400,000	—	—	—	—	—		—	—	—

Nicole Anasenes	Performance Bonus	6/1/2014	—	750,000	—	—	—	—	—		—	—	—

Duncan Angove	Performance Bonus	6/1/2014	—	1,600,000	—	—	—	—	—		—	—	—
	MIUs	12/1/2014	—	—	—	—	—	—	—	(5)	—	—	1,427,287	(6)

Stephan Scholl	Performance Bonus	6/1/2014	—	1,600,000	—	—	—	—	—		—	—	—
	MIUs	12/1/2014	—	—	—	—	—	—	—	(5)	—	—	1,427,287	(6)

Pam Murphy	Performance Bonus	6/1/2014	—	800,000	—	—	—	—	—		—	—	—

(1)	Non-equity incentive plan awards based on Infor’s attainment of operating performance targets.
(2)	For fiscal 2015, specific operating performance targets related to the Performance Bonus were not established and no amounts were paid based on the level of achievement of specific operating performance.
(3)	Management Incentive Units (MIUs) granted under the Infor Enterprise Applications, LP Agreement of Limited Partnership. Infor Enterprise Applications, LP (Infor Enterprise) is an affiliate of the parent company of Infor, Inc. These MIUs are for class C non-voting units of Infor Enterprise and may be subject to acceleration of vesting in the event of certain changes of control of Infor Enterprise.
(4)	Aggregate grant date fair value based on FASB ASC 718.
(5)	MIU awards for class C units originally granted May 31, 2012, for 1,300,000 units each that vest 50.0% upon grant, 35.0% on December 31, 2013 and 15.0% on December 31, 2014. Previously modified on February 12, 2013, to allow each executive to put certain of the related MIUs to the Company at a formulaic repurchase price on December 31, 2013, 2014 and 2015, with no change to the number of MIUs originally granted. These awards were further modified on December 17, 2013, and April 1, 2014, primarily to amend the first repurchase date from December 31, 2013, to June 30, 2014, and to amend the applicable repurchase price for the MIUs eligible to be put on the first repurchase date. On December 1, 2014, these MIUs were further modified to amend the applicable repurchase price for the MIUs eligible to be put on the two remaining repurchase dates.
(6)	Incremental fair value at the modification date of December 1, 2014.

Outstanding Equity Awards at 2015 Fiscal-Year End

The following table provides information regarding outstanding equity awards held by our named executive officers as of the end of fiscal 2015.

	Stock Awards
					Equity Incentive Plan Awards
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Charles Phillips		—		—	—	—
Nicole Anasenes	11/6/2013	300,000	(2)	5,925,000	—	—
Duncan Angove		—		—	—	—
Stephan Scholl		—		—	—	—
Pam Murphy	10/25/2013	25,000	(3)(4)	493,750	—	—

(1)	Represents fair market value determined as of fiscal year-end, which was April 30, 2015.
(2)	MIU award for class C units granted November 6, 2013, vesting 25% per year over four years on each anniversary of the grant date. Effective as of June 26, 2015, Ms. Anasenes was no longer our Chief Financial Officer and the unvested awards were forfeited.
(3)	MIU award for class C units granted October 25, 2013, vesting 25% at grant and 25% per year over three years on August 1, 2014, 2015 and 2016.
(4)	These MIU awards are subject to acceleration of vesting in the event of certain changes of control.

Option Exercises and Stock Vested

No options were issued, outstanding or exercised during fiscal 2015. For purposes of this disclosure item, no Equity Awards vested during fiscal 2015 such that value was realized. See “Potential Payments upon Termination” below.

Pension Benefits

Our named executive officers are not covered by the Company’s defined benefit pension plans.

Nonqualified Deferred Compensation

The Company does not maintain a nonqualified deferred compensation plan for our named executive officers.

Severance and Change in Control Benefits

Our named executive officers are entitled to certain severance benefits as set forth in their respective employment agreements in the event of termination of employment. We believe these benefits are an essential element of our compensation program for our named executive officers and assist us in recruiting and retaining talented individuals by addressing the valid concern that it may be difficult for our named executive officers to find comparable employment in a short period of time in the event of termination. The severance benefits may differ for named executive officers depending on the positions they hold and how difficult it might be or how long it might take for them to find comparable employment. The employment agreements of our named executive officers do not contain change in control benefit provisions providing for payments, except as noted below.

Employment Agreements and Payments upon Termination or Change of Control

Executive Employment Agreement with Charles Phillips

Executive Employment Agreement. We have entered into an Executive Employment Agreement, effective as of October 19, 2010, with Charles Phillips, pursuant to which Mr. Phillips serves as our Chief Executive Officer. The employment term is a five-year term. Unless either the Company or Mr. Phillips provides notice of a desire not to renew 90 days prior to termination, the agreement will automatically be extended for an additional 12 months.

Mr. Phillips is currently entitled to receive an annual base salary of $800,000 and entitled to such increases in his annual base salary as may be determined by the Company’s Board or compensation committee from time to time. With respect to the 2012 fiscal year and each full fiscal year during the employment term, Mr. Phillips is also eligible to earn an annual cash incentive payment, the actual amount of the bonus to be determined by the Board pursuant to a bonus plan based on factors including, without limitation, Mr. Phillips’ achievement of performance targets. Mr. Phillips is also eligible to receive certain additional bonuses in the event of a Company sale, liquidity event or refinancing (in each case, as defined in his employment agreement). Mr. Phillips is also eligible to receive certain restricted common equity awards with a market value equal to $10,000,000 as of the date of such grant, in the event of an IPO (as defined in his employment agreement) and two additional restricted common equity awards, each with a market value equal to $5,000,000 as of the date of such grant on each of the first and second anniversaries following an IPO.

Mr. Phillips is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. We have also agreed to indemnify Mr. Phillips in connection with his capacity as our officer.

If Mr. Phillips resigns or otherwise voluntarily terminates his employment other than for “good reason” (as defined in his employment agreement) during the term of the agreement or his employment is terminated by us with “cause” (as defined in his employment agreement), Mr. Phillips shall not be entitled to any salary bonuses, employee benefits or compensation after the termination of the employment period, and all rights to salary, bonuses, employee benefits and other compensation hereunder (if any) which would have accrued or become payable after the termination of the employment period shall cease upon termination, other than those already vested or otherwise required under applicable law (such as COBRA).

If Mr. Phillips’ employment is terminated by us without “cause” (as defined in his employment agreement) or by Mr. Phillips for “good reason” (as defined in his employment agreement), Mr. Phillips shall be entitled to (i) and amount equal to two years of Mr. Phillips’ then-current base salary; (ii) two (2) times the arithmetic mean of the annual, performance-based bonuses paid to Mr. Phillips by the Company over the three preceding fiscal years (subject to certain adjustments); and (iii) the performance bonus Mr. Phillips would have otherwise been entitled to for that fiscal year, prorated to account for the portion of such fiscal year during which Mr. Phillips was employed by us. These payments may be increased if such termination occurs in connection with or following a change in control where the change in control does not also result in Mr. Phillips receiving certain additional bonuses relating to a Company sale, liquidity event, IPO or refinancing as such terms are defined in his employment agreement. Additionally, provided that Mr. Phillips is employed with us at the time, in the event of a change in control (as defined in his agreement), all then-unvested Equity Awards held by Mr. Phillips would become fully vested.

Mr. Phillips is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and for one year after his termination date, Mr. Phillips covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, licensor, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the form of Mr. Phillips’ Employment Agreement.

Executive Employment Agreement with Jeffrey Laborde

Executive Employment Agreement. We have entered into an Executive Employment Agreement, effective as of June 26, 2015 (the “Effective Date”), with Jeffrey Laborde, pursuant to which Mr. Laborde serves as our Chief Financial Officer. The employment term continues through June 26, 2020. Unless either the Company or Mr. Laborde provides notice of a desire not to renew at least 90 days prior to the termination date, the agreement will automatically be extended for an additional 12 months. The agreement provides either party with the option to terminate the employment agreement at any time, with or without cause, subject to the severance provisions discussed below.

Mr. Laborde is currently entitled to receive an annual base salary of $450,000 and is entitled to such increases in his annual base salary as may be determined by the Board in its discretion. During each fiscal year, he will be entitled to earn an annual bonus in the amount of (i) up to $500,000, upon the achievement of annual plan goals and (ii) up to an additional $700,000, upon the achievement of annual stretch goals established at the sole discretion of the board of directors (the “Topco Board”) of Infor Topco GP, Inc.

Mr. Laborde will have the right, subject to certain requirements, to receive (i) over a four-year vesting period, with 25% of each issuance to vest on each anniversary of each such issuance, certain restricted common equity awards with a market value of $2,000,000 as of the date of such grant, in the event of an IPO (as defined in his employment agreement) and (ii) additional restricted common equity awards with a market value equal to $2,000,000 upon the first anniversary following an IPO. Subject to certain conditions, if (a) an IPO has not occurred on or prior to the second anniversary of the Effective Date and (b) Mr. Laborde has been continuously employed by Infor or its subsidiaries from and after the Effective Date through such second anniversary of the Effective Date, Mr. Laborde shall become vested in and entitled to receive a one-time cash bonus payment of $1,000,000.

Subject to approval by the Topco Board not later than sixty days following the Effective Date, Mr. Laborde shall be eligible to receive 400,000 Class C Units of Infor Enterprise (priced at fair market value as of the date of grant), subject to certain terms and conditions.

We will reimburse Mr. Laborde all reasonable and documented out-of-pocket expenses (i) incurred by Mr. Laborde in connection with his relocation in an amount not to exceed $60,000 in the aggregate and (ii) for six months following the Effective Date, relating to Mr. Laborde’s rental of a furnished residence in or around Alpharetta Georgia for an amount not to exceed $6,000 per month.

Mr. Laborde is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other executive officers. We have also agreed to indemnify Mr. Laborde in connection with his capacity as our officer.

If Mr. Laborde resigns or otherwise voluntarily terminates his employment other than for “good reason” (as defined in his employment agreement) during the term of the agreement or his employment is terminated by us with “cause” (as defined in his employment agreement), Mr. Laborde shall not be entitled to any salary bonuses, employee benefits or compensation after the termination of the employment period, and all rights to salary, bonuses, employee benefits and other compensation hereunder (if any) which would have accrued or become payable after the termination of the employment period shall cease upon termination, other than those already vested or otherwise required under applicable law (such as COBRA).

If Mr. Laborde’s employment is terminated by us without “cause” or by Mr. Laborde for “good reason” (in each case as defined in his employment agreement), then Mr. Laborde shall be entitled to an amount equal to one year of his then-current base salary. In the event that such termination of employment occurs prior to a “change in control” or more than two years following a “change in control” (as defined in his agreement), such severance will be payable in equal monthly installments over a twelve-month period. In the event that a termination of employment occurs within two years following a “change in control,” Mr. Laborde’s severance payments will be payable in a lump sum on the sixtieth day following the date of termination. Additionally, provided that Mr. Laborde is employed with us at the time, in the event of a change in control, all then-unvested Equity Awards held by Mr. Laborde would become fully vested.

Mr. Laborde is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter, and during his employment term and for one year thereafter, Mr. Laborde covenants not to compete with us, not to interfere or disrupt the relationships we have with any supplier, licensee, licensor, customer or other person having a business relationship with the Company and not to solicit or hire any of our employees.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the form of Mr. Laborde’s Employment Agreement.

Executive Employment Agreement with Nicole Anasenes

Resignation and Transition Letter. Effective as of June 26, 2015, Ms. Anasenes is no longer our Chief Financial Officer. Ms. Anasenes resigned to pursue opportunities, which were not competitive with our business, and not as a result of any disagreement with us on any matter relating to our operations, policies or practices. On June 26, 2015, the Company entered into a Resignation and Transition Letter Agreement (the “Letter Agreement”) with Ms. Anasenes, which provided for (i) the continuation of Ms. Anasenes’ service through August 31, 2015 (the “Separation Date”), (ii) Ms. Anasenes’ role in the transition of the Chief Financial Officer position, (iii) the transition of other Chief Financial Officer responsibilities, and (iv) certain transition benefits.

The material terms of the Letter Agreement are as follows:

•	Between the date of the Letter Agreement and the Separation Date, Ms. Anasenes will use diligent efforts in providing consulting services to Infor and its affiliates in order to assist with the orderly transition of her Chief Financial Officer duties to those named by Infor to assume such responsibilities.

•	Infor will pay Ms. Anasenes a one-time fee in the amount of $75,000 for her consulting services payable in one lump sum on July 15, 2015.

•	Infor will pay and/or reimburse Ms. Anasenes the cost of COBRA premiums while she continues to serve as a consultant if she elects to continue coverage under Infor’s benefit plans under COBRA.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the form of the Letter Agreement.

Executive Employment Agreement. Prior to Ms. Anasenes resignation, we had entered into an Executive Employment Agreement, effective as of November 6, 2013, with Ms. Anasenes, pursuant to which Ms. Anasenes served as our Chief Financial Officer. Ms. Anasenes was entitled to receive an annual base salary of $450,000 and entitled to such increases in her annual base salary as may be determined by the Board in its discretion. Ms. Anasenes was also eligible to earn an annual cash incentive payment, the actual amount of the bonus to be determined by the Board pursuant to a bonus plan based on factors including, without limitation, Ms. Anasenes’ achievement of performance targets.

Ms. Anasenes was also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other executive officers. Ms. Anasenes was also eligible to receive certain additional restricted common equity awards with a market value equal to $2,000,000 as of the date of such grant, in the event of an IPO (as defined in her employment agreement) and additional restricted common equity awards with a market value equal to $2,000,000 upon the first anniversary following an IPO. We also agreed to indemnify Ms. Anasenes in connection with her capacity as our officer.

Ms. Anasenes was also subject to a covenant not to disclose our confidential information during her employment term and at all times thereafter, and during her employment term and for one year thereafter, Ms. Anasenes covenants not to compete with us, not to interfere or disrupt the relationships we have with any supplier, licensee, licensor, customer or other person having a business relationship with the Company and not to solicit or hire any of our employees.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the form of Ms. Anasenes’ Employment Agreement.

Executive Employment Agreement with Duncan Angove

Executive Employment Agreement. We have entered into an Executive Employment Agreement, effective as of December 1, 2010, with Duncan Angove, pursuant to which Mr. Angove serves as our President, Products and Customer Service. The employment term is a five-year term. Unless either the Company or Mr. Angove provides notice of a desire not to renew 90 days prior to termination, the agreement will automatically be extended for an additional 12 months.

Mr. Angove is currently entitled to receive an annual base salary of $600,000 and entitled to such increases in his annual base salary as may be determined by the Board from time to time. With respect to the 2012 fiscal year and each full fiscal year during the employment term, Mr. Angove is also eligible to earn an annual cash incentive payment, the actual amount of the bonus to be determined by the Board pursuant to a bonus plan based on factors including, without limitation, Mr. Angove’s achievement of performance targets.

Mr. Angove is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. Mr. Angove is also eligible to receive certain additional restricted common equity awards with a market value equal to $5,000,000 as of the date of such grant, in the event of an IPO (as defined in his employment agreement) and an additional restricted common equity award with a market value equal to $5,000,000 as of the date of such grant on the first anniversary following an IPO. We have also agreed to indemnify Mr. Angove in connection with his capacity as our officer.

If Mr. Angove resigns or otherwise voluntarily terminates his employment other than for “good reason” (as defined in his employment agreement) during the term of the agreement or his employment is terminated by us with “cause” (as defined in his employment agreement), Mr. Angove shall not be entitled to any salary bonuses, employee benefits or compensation after the termination of the employment period, and all rights to salary, bonuses, employee benefits and other compensation hereunder (if any) which would have accrued or become payable after the termination of the employment period shall cease upon termination, other than those already vested or otherwise required under applicable law (such as COBRA).

If Mr. Angove’s employment is terminated by us without “cause” or by Mr. Angove for “good reason” (in each case as defined in his employment agreement), Mr. Angove shall be entitled to (i) and amount equal to two years of Mr. Angove’s then-current base salary; (ii) two times the arithmetic mean of the annual, performance-based bonuses paid to Mr. Angove by the Company over the three preceding fiscal years (subject to certain adjustments); and (iii) the pro rata portion of the performance bonus Mr. Angove would have otherwise been entitled to for that fiscal year. Additionally, provided that Mr. Angove is employed with us at the time, in the event of a change in control (as defined in his agreement), all then-unvested Equity Awards held by Mr. Angove would become fully vested.

Mr. Angove is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and for one year after his termination date, Mr. Angove covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, licensor, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the form of Mr. Angove’s Employment Agreement.

Executive Employment Agreement with Stephan Scholl

Executive Employment Agreement. We have entered into an Executive Employment Agreement, effective as of December 1, 2010 and amended as of January 13, 2012, with Stephan Scholl, pursuant to which Mr. Scholl currently serves as our President, Global Sales and Consulting. The employment term is a five-year term. Unless either the Company or Mr. Scholl provides notice of a desire not to renew 90 days prior to termination, the agreement will automatically be extended for an additional 12 months.

Mr. Scholl is currently entitled to receive an annual base salary of $600,000 and entitled to such increases in his annual base salary as may be determined by the applicable Board or compensation committee from time to time. With respect to the 2012 fiscal year and each full fiscal year during the employment term, Mr. Scholl is also eligible to earn an annual cash incentive payment, the actual amount of the bonus to be determined by the Board pursuant to a bonus plan based on factors including, without limitation, Mr. Scholl’s achievement of performance targets.

Mr. Scholl is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. Mr. Scholl is also eligible to receive certain additional restricted common equity awards with a market value equal to $5,000,000 as of the date of such grant, in the event of an IPO (as defined in his employment agreement) and an additional restricted common equity award with a market value equal to $5,000,000 as of the date of such grant on the first anniversary following an IPO. We have also agreed to indemnify Mr. Scholl in connection with his capacity as our officer.

If Mr. Scholl resigns or otherwise voluntarily terminates his employment other than for “good reason” (as defined in his employment agreement) during the term of the agreement or his employment is terminated by us with “cause” (as defined in his employment agreement), Mr. Scholl shall not be entitled to any salary bonuses, employee benefits or compensation after the termination of the employment period, and all rights to salary, bonuses, employee benefits and other compensation hereunder (if any) which would have accrued or become payable after the termination of the employment period shall cease upon termination, other than those already vested or otherwise required under applicable law (such as COBRA).

If Mr. Scholl’s employment is terminated by us without “cause” or by Mr. Scholl for “good reason” (in case each as defined in his employment agreement), Mr. Scholl shall be entitled to (i) an amount equal to two years of Mr. Scholl’s then-current base salary; (ii) two times the arithmetic mean of the annual, performance-based bonuses paid to Mr. Scholl by the Company over the three preceding fiscal years (subject to certain adjustments); and (iii) the pro rata portion of the performance bonus Mr. Scholl would have otherwise been entitled to for that fiscal year. Additionally, provided that Mr. Scholl is employed with us at the time, in the event of a change in control (as defined in his agreement), all then-unvested Equity Awards held by Mr. Scholl would become fully vested.

Mr. Scholl is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and for one year after his termination date, Mr. Scholl covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, licensor, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the form of Mr. Scholl’s Employment Agreement.

Executive Employment Agreement with Pam Murphy

Executive Employment Agreement. We have entered into an Amended and Restated Employment Agreement, effective as of January 25, 2012, with Pam Murphy, pursuant to which Ms. Murphy serves as our Chief Operating Officer. The employment term continues through December 1, 2015. Unless either the Company or Ms. Murphy provides notice of a desire not to renew at least 90 days prior to the termination date, the agreement will automatically be extended for an additional 12 months. The agreement provides either party with the option to terminate the employment agreement at any time, with or without cause, subject to the severance provisions discussed below.

Ms. Murphy is currently entitled to receive an annual base salary of $500,000 and entitled to such increases in her annual base salary as may be determined by the Board in its discretion. Ms. Murphy is also eligible to earn an annual cash incentive payment, the actual amount of the bonus to be determined by the Board pursuant to a bonus plan based on factors including, without limitation, Ms. Murphy’s achievement of performance targets.

Ms. Murphy is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other executive officers. Ms. Murphy is also eligible to receive certain additional restricted common equity awards with a market value equal to $2,000,000 as of the date of such grant, in the event of an IPO (as defined in her employment agreement) and additional restricted common equity awards with a market value equal to $2,000,000 upon the first anniversary following an IPO. We have also agreed to indemnify Ms. Murphy in connection with her capacity as our officer.

If Ms. Murphy resigns or otherwise voluntarily terminates her employment other than for “good reason” (as defined in her employment agreement) during the term of the agreement or her employment is terminated by us with “cause” (as defined in her employment agreement), Ms. Murphy shall not be entitled to any salary bonuses, employee benefits or compensation after the termination of the employment period, and all rights to salary, bonuses, employee benefits and other compensation hereunder (if any) which would have accrued or become payable after the termination of the employment period shall cease upon termination, other than those already vested or otherwise required under applicable law (such as COBRA).

If Ms. Murphy’s employment is terminated by us without “cause” or by Ms. Murphy for “good reason” (in each case as defined in her employment agreement), then Ms. Murphy shall be entitled to an amount equal to one year of her then-current base salary. In the event that such termination of employment occurs prior to a “change in control” or more than two years following a “change in control,” such severance will be payable in equal monthly installments over a twelve-month period. In the event that a termination of employment occurs within two years following a “change in control,” Ms. Murphy’s severance payments will be payable in a lump sum on the sixtieth day following the date of termination. Additionally, provided that Ms. Murphy is employed with us at the time, in the event of a change in control (as defined in his agreement), all then-unvested Equity Awards held by Ms. Murphy would become fully vested.

Ms. Murphy is also subject to a covenant not to disclose our confidential information during her employment term and at all times thereafter, and during her employment term and for one year thereafter, Ms. Murphy covenants not to compete with us, not to interfere or disrupt the relationships we have with any supplier, licensee, licensor, customer or other person having a business relationship with the Company and not to solicit or hire any of our employees.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the form of Ms. Murphy’s Employment Agreement.

Payments upon Termination or Change of Control

The following table presents payments payable upon termination or change of control for our fiscal 2015 named executive officers:

Name	Death or Disability on 4/30/2015 and No Change in Control ($)	Involuntary Not For Cause Termination on 4/30/2015 and No Change in Control ($)	Voluntary Termination for Good Reason on 4/30/2015 and No Change in Control ($)	Change in Control on 4/30/2015 (Without Termination of Employment and Successor Assumes Stock Options, Restricted Stock and RSU’s) ($)	Change in Control on 4/30/2015 (Without Termination of Employment and Successor Cancels Stock Options, Restricted Stock and RSU’s) ($)	Change in Control and Involuntary Not For Cause Termination or Voluntary Termination For Good Reason on 4/30/2015 ($)
Charles Phillips
Severance and Termination Payments	—	2,940,000	2,940,000	—	—	2,940,000
Vested Equity Award Payments	—	—	—	53,724,238	53,724,238	53,724,238

Total	—	2,940,000	2,940,000	53,724,238	53,724,238	56,664,238

Nicole Anasenes
Severance and Termination Payments	—	450,000	450,000	—	—	450,000
Vested Equity Award Payments	—	—	—	8,972,000	8,972,000	8,972,000

Total	—	450,000	450,000	8,972,000	8,972,000	9,422,000

Duncan Angove
Severance and Termination Payments	—	2,093,333	2,093,333	—	—	2,093,333
Vested Equity Award Payments	—	—	—	31,661,860	31,661,860	31,661,860

Total	—	2,093,333	2,093,333	31,661,860	31,661,860	33,755,193

Stephan Scholl
Severance and Termination Payments	—	2,093,333	2,093,333	—	—	2,093,333
Vested Equity Award Payments	—	—	—	31,661,860	31,661,860	31,661,860

Total	—	2,093,333	2,093,333	31,661,860	31,661,860	33,755,193

Pam Murphy
Severance and Termination Payments	—	500,000	500,000	—	—	500,000
Vested Equity Award Payments	—	—	—	13,301,531	13,301,531	13,301,531

Total	—	500,000	500,000	13,301,531	13,301,531	13,801,531

Named Executive Officer	Cash ($)	Equity ($)	Pension/Non- qualified Deferred Compensation Benefit ($)	Perquisites ($)	Tax Reimbursements ($)	Other ($)	Total ($)
Charles Phillips	2,940,000	53,724,238	—	—	—	—	56,664,238
Nicole Anasenes	450,000	8,972,000	—	—	—	—	9,422,000
Duncan Angove	2,093,333	31,661,860	—	—	—	—	33,755,193
Stephan Scholl	2,093,333	31,661,860	—	—	—	—	33,755,193
Pam Murphy	500,000	13,301,531	—	—	—	—	13,801,531

Named Executive Officer	Severance Payment ($)	Payments In Lieu of Benefits Continuation ($)	Outplacement Assistance ($)	Pro-Rata Bonus ($)(1)	Total Cash ($)
Charles Phillips	2,940,000	—	—	—	2,940,000
Nicole Anasenes	450,000	—	—	—	450,000
Duncan Angove	2,093,333	—	—	—	2,093,333
Stephan Scholl	2,093,333	—	—	—	2,093,333
Pam Murphy	500,000	—	—	—	500,000

(1)	Bonuses included in severance payment column

Named Executive Officer	Single Trigger ($)	Double Trigger ($)
Charles Phillips	53,724,238	2,940,000
Nicole Anasenes	8,972,000	450,000
Duncan Angove	31,661,860	2,093,333
Stephan Scholl	31,661,860	2,093,333
Pam Murphy	13,301,531	500,000

Treatment of Equity Interests in Potential Post-Employment Payments

Upon the termination of the executive’s employment with the Company for any reason whatsoever, (a) all unvested Equity Awards held by the executive as of the termination date shall expire and be immediately forfeited and canceled in their entirety as of the termination date and (b) all vested Equity Awards held by the executive shall remain outstanding. Some vested Equity Awards may be subject to repurchase by the Company (i) at cost, in the case of the executive’s termination for “cause,” resignation or executive’s violation of certain covenants not to compete with the Company, or (ii) at the then-current fair market value, in the case of executive’s termination without “cause,” death or disability. For certain of the named executive officers, however, the Company has waived its repurchase rights with respect to such executive’s Equity Awards.

Directors Compensation

Infor, Inc.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jim Schaper	—	—	—	—	494,148(1)	494,148
David Dominik	—	—	—	—	—	—
Prescott Ashe	—	—	—	—	—	—
Stewart Bloom	—	—	—	—	—	—
C.J. Fitzgerald	—	—	—	—	—	—
Rishi Chandna (2)	—	—	—	—	—	—

(1)	Mr. Schaper’s compensation includes $458,334 salary earned during fiscal 2015, $32,284 estimated value of personal use of the Company’s aircraft, $2,400 in Company matching 401(k) contributions, and $1,130 in reimbursements for personal estate and financial planning.
(2)	Mr. Chandna was elected to the Board on May 5, 2015.

Compensation Committee Report

Our Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s Transition Report on Form 10-K/T for 2015. This report is provided by the following directors, as members of the committee:

David Dominik (Chairman)	C.J. Fitzgerald	Rishi Chandna
Prescott Ashe	Jim Schaper

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee was an officer or employee of the Company, was a former officer of the Company, nor had a relationship with the Company requiring disclosure as a related party transaction under Item 404 of Regulation S-K, except for Mr. Schaper, who is an employee of the Company but was not involved in a relationship requiring disclosure as a related person transaction pursuant to Item 404 of Regulation S-K under the Exchange Act or as an interlocking executive officer/director pursuant to Item 407(e)(4)(iii) of Regulation S-K under the Exchange Act. None of the Company’s executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served as a director of the Company or on the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Director Independence

The Company’s securities are not listed on any national securities exchange or in an automated inter-dealer quotation system of a national securities association which has requirements that a majority of its board of directors be independent, and it is not otherwise subject to any director independence requirements. In addition, the Company has not adopted its own standards of director independence. For purposes of this disclosure, the Company has reviewed the independence of its directors under the standards adopted by the New York Stock Exchange (the “NYSE”). The Company has determined that its directors are not independent under the NYSE standards. Note that under Rule 303A.00 of the NYSE Listing Standard, we would be considered a “controlled company” because more than 50% of our voting power is held by another company. Accordingly, even if we were a listed company on NYSE, we would not be required to maintain a majority of independent directors on the Board.

Executive Liquidity Program

Infor Enterprise, an affiliate of the parent company of Infor, established an “Executive Liquidity Program,” which initially authorized the buy back from certain of our executives up to $72.6 million in MIUs. These MIUs are for class C non-voting units of Infor Enterprise. Pursuant to the Executive Liquidity Program, such executives were given a put option on certain of their MIUs, pursuant to which these MIUs would be sold to Infor Enterprise on predetermined dates. Throughout fiscal 2016, a total of 19 employees exercised put options on approximately 0.9 million MIUs, and Infor Enterprise paid a total of $20.9 million to repurchase such MIUs. Throughout fiscal 2015, a total of 19 employees exercised put options on approximately 1.9 million MIUs, and Infor Enterprise paid a total of $50.4 million to repurchase such MIUs. The payment of these equity distributions were funded primarily through Infor dividend distributions to Infor Enterprise.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of certain provisions of the terms regarding our material indebtedness. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Credit Facilities

General

Infor (US), Inc., as borrower (the “Borrower”), is party to a senior secured credit facilities (the “Credit Facilities”) dated as of April 5, 2012, as amended on September 27, 2012, June 3, 2013, October 9, 2013, January 2, 2014, January 31, 2014 and April 22, 2014, with Bank of America, N.A., acting through one or more of its branches or affiliates, as administrative agent, collateral agent, swingline lender and an issuing bank, and the lenders and other parties named therein.

Initial Availability

The Credit Facilities consist of a $150.0 million multi-currency revolving credit facility, which may be available in U.S. Dollars, Euros or other currencies to be mutually agreed (if any), and a $483.0 million term loan (the “Tranche B-3 Term Loan”), a €350.0 million term loan (the “Euro Tranche B Term Loan”) and a $2,550.0 million term loan (the “Tranche B-5 Term Loan”).

Amounts under the Revolving Credit Facility may be borrowed, repaid and re-borrowed to finance the working capital needs and general corporate purposes of Infor, the Borrower and their respective subsidiaries. Letters of credit are issued primarily for various operating activities.

Incremental Availability

The Credit Facilities provide for additional incremental term loans and/or revolving credit facilities subject to certain conditions, including (i) other than amortization, pricing or maturity date, any incremental facility shall have the substantially the same terms as the Revolving Credit Facility or the Term Loan Facilities, as the case may be, and (ii) a pro forma first lien senior secured net leverage ratio not in excess of 4.25:1.00 (provided, that incremental facilities having an aggregate principal amount of up to $150 million may be incurred without being subject to compliance with such financial ratio). The incremental facilities shall rank pari passu or junior in right of payment and security with the other borrowings under the Credit Facilities and mature no sooner than the final maturity of the existing Term Loan Facilities or the Revolving Credit Facility, as applicable. The incremental facilities may be incurred at any time with consent required only from those lenders that agree, at their sole discretion, to participate in such incremental facility and subject to the satisfaction of certain conditions.

Refinancing Debt

The Credit Facilities permit refinancing the term loans and revolving loan commitments with additional term loans or additional senior unsecured or secured notes or other secured or unsecured loans and to the extent any of the foregoing are secured, such notes or loans will be secured by the Collateral (as defined herein) on a pari passu or junior basis with the Credit Facilities so long as certain conditions are satisfied.

Maturity; Amortization; and Prepayments

The Revolving Credit Facility matures on April 5, 2017 and each of the Tranche B-3 Term Loan, Euro Tranche B Term Loan and Tranche B-5 Term Loan matures on June 3, 2020, provided that any lender may (but is not required to) agree to extend the maturity date of its revolving loan commitment or term loan upon request of the Borrower and without the consent of any other lender, so long as such extension is offered to all lenders of such class. The principal amount of each of the term loans under the Term Loan Facilities will amortize in quarterly installments in an aggregate annual amount equal to approximately 1.0% of the original principal amount of such term loan, subject to reductions in connection with any prepayment, with the balance payable at the respective maturity.

Subject to certain exceptions, the term loans under the Credit Facilities are subject to mandatory prepayments in amounts equal to:

•	100% of the net cash proceeds from certain non-ordinary course sales or other dispositions of assets (including insurance and condemnation proceeds) by Infor, the Borrower or any of their restricted subsidiaries in excess of a certain amount, subject to reinvestment rights and other exceptions;

•	100% of the net cash proceeds from the issuance or incurrence of certain debt by Infor, the Borrower or any of their restricted subsidiaries (other than debt permitted under the Credit Facilities documentation); and

•	50% (with step-downs to 25% and 0% based upon achievement of specified total net leverage ratios) of annual excess cash flow of Infor and its restricted subsidiaries.

Guarantees and Security

All obligations under the Credit Facilities and certain secured hedging and cash management arrangements are guaranteed by Infor and certain direct and indirect, existing and subsequently acquired or organized, wholly owned domestic restricted subsidiaries of the Borrower, subject to certain exceptions (collectively, the “Guarantors”).

All obligations under the Credit Facilities and certain secured swap and cash management arrangements are secured by first-priority (subject to certain exceptions) liens on substantially all of the Borrower’s and each Guarantor’s present and future-acquired assets (other than excluded property) (the “Collateral”), subject to certain exceptions.

Interest

At the Borrower’s election, the interest rate per annum applicable to the loans under the Credit Facilities is based on a fluctuating rate of interest determined by reference to either (a) Adjusted LIBOR (as defined herein) plus an applicable margin or (b) ABR (as defined herein) plus an applicable margin. Commitment fees on the undrawn portion of the Revolving Credit Facility are 0.50%, subject to a step-down to 0.375% if our total net leverage ratio is below a certain threshold.

For purposes of the Credit Facilities,

•	ABR is defined to mean the highest of (i) the administrative agent’s prime rate, (ii) the federal funds effective rate plus 1/2 of 1.0% per annum and (iii) one-month LIBOR plus 1.0% per annum, provided that, ABR for the Tranche B-3 Term Loans, Euro Tranche B Term Loans and Tranche B-5 Term Loans shall at no time be less than 2.00% per annum; and

•	Adjusted LIBOR is defined to mean the London interbank offered rate for the applicable currency, adjusted for statutory reserve requirements; provided the Adjusted LIBOR for the Tranche B-3 Term Loans, Euro Tranche B Term Loans and Tranche B-5 Term Loans shall at no time be less than 1.00% per annum.

Fees

We pay certain recurring fees with respect to the Credit Facilities, including (a) the undrawn commitment fee on the Revolving Credit Facility noted above under “—Interest” and (b) with respect to letters of credit issued under the Credit Facilities, per annum fees equal to the spread over Adjusted LIBOR under the Revolving Credit Facility on the aggregate face amount of outstanding letters of credit, plus fronting fees and customary issuance and documentary fees to the issuing bank.

Covenants

The Credit Facilities contain a number of customary affirmative and negative covenants that, among other things, limit or restrict the ability of Infor, the Borrower and their restricted subsidiaries to (all of which are subject to certain exceptions and qualifications): (i) pay dividends or other distributions in respect of, or otherwise redeem or repurchase, capital stock and prepay, redeem or repurchase the notes and certain other types of indebtedness specified under the Credit Facilities; (ii) incur liens; (iii) make loans and investments, including speculative hedging arrangements; (iv) incur additional indebtedness; (v) engage in mergers, acquisitions and asset sales; (vi) engage in transactions with affiliates; (vii) enter into agreements granting negative pledges or containing certain other restrictions; (viii) change their lines of business; (ix) change their fiscal year end; and (x) amend organizational documents or modify terms of certain material indebtedness.

Financial Covenant

Under the Revolving Credit Facility only, we are required to maintain a total leverage ratio not to exceed certain levels as of the last day of a fiscal quarter but the financial covenant is applicable only if, as of the last day of such fiscal quarter, we have significant borrowings outstanding (excluding certain letters of credit) under the Revolving Credit Facility.

Our ability to borrow under the Revolving Credit Facility is dependent on, among other things, our compliance with the above-described covenants (including the financial covenant to the extent applicable). Failure to comply with any such covenant could cause an event of default under the Revolving Credit Facility and permit termination of commitments under and acceleration of the Revolving Credit Facility.

Events of Default

The Credit Facilities contain customary events of default, including (each subject to certain applicable grace periods and baskets) nonpayment of principal or reimbursement of letter of credit drawings, nonpayment of interest or fees, nonpayment of other amounts; any representation or warranty proving to be incorrect in any material respect when made; failure to perform or observe covenants; cross default and cross acceleration to other material indebtedness; bankruptcy and insolvency defaults; material monetary judgments (in excess of insurance); actual or asserted invalidity of any guaranty or security document under the Credit Facilities; and change of control; provided, that a failure to satisfy the financial covenant is applicable only to the Revolving Credit Facility.

The Credit Facilities provide for the ability to cure financial covenant defaults through equity infusions subject to certain terms and conditions.

5.75% Senior Secured Notes due 2020

On August 25, 2015, in connection with the GT Nexus Acquisition, we issued $500.0 million in aggregate principal amount of 5.750% first lien senior secured notes (the “Senior Secured Notes”) at an issue price of 99.000% plus accrued interest, if any, from August 25, 2015. The Senior Secured Notes mature on August 15, 2020, and bear interest at the applicable rate per annum that is payable semi-annually in cash in arrears, on February 15 and August 15 each year, beginning on February 15, 2016. The Senior Secured Notes were redeemable by Infor on or prior to November 25, 2015, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to such redemption date. The Senior Secured Notes are first lien senior secured obligations of Infor (US), Inc. and are fully and unconditionally guaranteed on a senior secured basis by Infor, Inc., and certain of our existing and future wholly owned domestic subsidiaries. Under the indenture governing the Senior Secured Notes, we are subject to certain customary affirmative and negative covenants. Net proceeds from the issuance of our Senior Secured Notes, after expenses, of approximately $478.5 million were used to fund the GT Nexus Acquisition, including related transaction fees and expenses.

7.125%/7.875% Senior Contingent Cash Pay Notes due 2021

On April 8, 2014, Infor Software Parent, LLC and Infor Software Parent, Inc., indirect parent companies of the Issuer, issued $750 million aggregate principal amount of 7.125%/7.875% Senior Contingent Cash Pay Notes due 2021. The HoldCo Notes bear cash interest at a rate of 7.125% per annum and PIK interest at a rate of 7.875% per annum, payable semi-annually. The issuers of the HoldCo Notes are required to pay interest on the notes entirely in cash unless certain conditions are satisfied, in which case the issuers are entitled to pay PIK interest on the HoldCo Notes by increasing the principal amount of the notes or by issuing new notes. The HoldCo Notes are not guaranteed by any of the Issuer’s subsidiaries other than Lux Bond Co. The notes are the issuers’ general unsecured senior obligations, rank equally in right of payment with any future unsecured indebtedness of the issuers, are effectively subordinated to any future secured indebtedness of the issuers to the extent of the value of the collateral securing such indebtedness and are structurally subordinated to all of the existing and future indebtedness and other liabilities of the issuers’ subsidiaries other than Lux Bond Co, including our borrowings under the Credit Facilities, the Senior Secured Notes and the Original Notes.

DESCRIPTION OF THE EXCHANGE NOTES

In this description, references to the “Notes” are to the $1,630 million aggregate principal amount of 6.500% senior notes due 2022 (the “Dollar Notes”) and the €350 million aggregate principal amount of 5.750% senior notes due 2022 (the “Euro Notes”). We issued the Original Dollar Notes and the Original Euro Notes (together, the “Original Notes”) and will issue the Notes pursuant to an indenture dated as of April 1, 2015, among Infor (US), Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee (the “Trustee”). The terms of the Notes include those stated in the indenture and, except as specified below, those made part of such indenture by reference to the Trust Indenture Act. The Euro Notes and Dollar Notes will each be issued as a separate series, but, except as otherwise provided below, will be treated as a single class for all purposes of the indenture. The Notes are subject to all such terms pursuant to the provisions of the indenture, and Holders of the Notes are referred to the indenture and the Trust Indenture Act for a statement thereof.

The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. Copies of the Indenture are available as described under “Where You Can Find More Information.” You can find the definitions of certain terms used in this description under “—Certain Definitions.” The capitalized terms defined in “—Certain Definitions” below are used in this “Description of the Exchange Notes” as so defined.

Brief Description of the Notes and Note Guarantees

The Notes will be:

•	general unsecured senior obligations of the Company;

•	pari passu in right of payment with any existing and future senior Indebtedness (including the Credit Agreement and the Existing Notes) of the Company;

•	effectively subordinated to all Secured Indebtedness of the Company (including the Credit Agreement) to the extent of the value of the assets securing such Indebtedness;

•	senior in right of payment to any future Subordinated Indebtedness of the Company; and

•	structurally subordinated to any existing and future Indebtedness and other liabilities, including preferred stock, of Non-Guarantors.

Each Note Guarantee (as defined below) will be:

•	a general unsecured senior obligation of the Guarantor;

•	pari passu in right of payment with any existing and future senior Indebtedness (including the Credit Agreement and the Existing Notes) of the Guarantor;

•	effectively subordinated to all Secured Indebtedness of the Guarantor (including the Credit Agreement) to the extent of the value of the assets securing such Indebtedness; and

•	senior in right of payment to any future Subordinated Indebtedness of the Guarantor.

Principal, Maturity and Interest

The Dollar Notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof, and the Euro Notes will be issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof. The rights of Holders of beneficial interests in the Dollar Notes to receive the payments on such Dollar Notes are subject to applicable procedures of DTC. The rights of holders of beneficial interests in the Euro Notes to receive payments on such Euro Notes are subject to the applicable procedures of Euroclear and/or Clearstream. If the due date for any payment in respect of any Notes is not a

Business Day at the place at which such payment is due to be paid, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.

The Notes will be issued in an aggregate principal amount of $1,630.0 million of Dollar Notes and €350.0 million of Euro Notes on the Issue Date. The Notes will mature on May 15, 2022. Interest on the Notes will accrue at the rate per annum set forth on the cover of this prospectus and will be payable, in cash, semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2015, to Holders of record on the immediately preceding May 1 and November 1, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period will end on (but not include) the relevant interest payment date.

Additional Notes

The indenture provides for the issuance of additional Dollar Notes and additional Euro Notes (together, the “Additional Notes”) from time to time under the indenture. The indenture provides for the issuance of Additional Notes having identical terms and conditions to the Notes offered hereby, subject to compliance with the covenants contained in the indenture. Additional Notes will be part of the same issue as the Notes offered hereby under the indenture for all purposes, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Payments

Principal of, and premium, if any, interest and Additional Interest, if any, on (1) the Dollar Notes will be payable at the office or agency of the Company maintained for such purpose in the contiguous United States (the “Dollar Paying Agent”) and (2) the Euro Notes will be payable at the office or agency of the Company maintained for such purpose in the contiguous United States or London, England (the “Euro Paying Agent,” and together with the Dollar Paying Agent and any other paying agent maintained by the Company, the “paying agent”) or, at the option of the paying agent, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders provided that all payments of principal, premium, if any, interest and Additional Interest, if any, with respect to Dollar Notes represented by one or more global notes registered in the name of or held by DTC or its nominee and Euro Notes represented by one or more global notes registered in the name or held by the common depository of Euroclear and Clearstream or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose in the contiguous United States (in the case of the Dollar Notes) and, the office or agency in London, England will be the office of the Euro Paying Agent maintained for such purpose in London, England (in the case of the Euro Notes).

Guarantees

The obligations of the Company under the Notes and the indenture are, jointly and severally, unconditionally guaranteed on a senior unsecured basis (the “Note Guarantees”) by Holdings and each existing and future Wholly Owned Domestic Subsidiary that guarantees the Credit Agreement (each, a “Guarantor”).

As of October 31, 2015, our total debt outstanding was $5,683.8 million (net of deferred financing fees, discounts and premiums), and we had unused commitments of $150.0 million under our revolving credit facility (without giving effect to approximately $10.3 million of outstanding letters of credit). The aggregate amount of such indebtedness that is secured was $3,685.0 million, and so ranks effectively senior to the obligations under the Notes to the extent of the value of the assets securing such indebtedness. As of October 31, 2015, our Non-Guarantors had $3,444.2 million of total assets and $1,390.6 million of outstanding liabilities. For the six months ended October 31, 2015, our Non-Guarantors generated 41.7% of our total revenues and 39.0% of our operating income.

Each Note Guarantee will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of foreign or state law to comply with corporate benefit, financial assistance and other laws. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its Note Guarantee. See “Risk Factors—Risks Related to the Exchange Notes—A court could void our subsidiaries’ guarantees of the Exchange Notes under fraudulent transfer laws.”

The Note Guarantee of a Guarantor will terminate upon:

(1)	a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary) otherwise permitted by the indenture;

(2)	the designation in accordance with the indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3)	defeasance or discharge of the Notes, as provided in “—Defeasance” and “—Satisfaction and Discharge”;

(4)	to the extent that the Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause;

(5)	such Guarantor being released from all of (i) its obligations under all of its Guarantees of payment by the Company of any Indebtedness of the Company under the Credit Agreement or (ii) in the case of a Note Guarantee made by a Guarantor (each, an “Other Guarantee”) as a result of its guarantee of other Indebtedness of the Company or a Guarantor pursuant to the covenant entitled “—Certain Covenants—Limitation on Guarantees,” the relevant Indebtedness, except in the case of (i) or (ii), a release as a result of the repayment in full of the Indebtedness specified in clause (i) or (ii) (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Indebtedness of such Guarantor under the Credit Agreement or any Other Guarantee is so reinstated, such Note Guarantee shall also be reinstated); or

(6)	upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date.

Claims of creditors of non-guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred and minority stockholders (if any) of those Subsidiaries and claims against joint ventures generally will have priority with respect to the assets and earnings of those Subsidiaries and joint ventures over the claims of creditors of the Company, including Holders of the Notes. The Notes and each Note Guarantee therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of Subsidiaries of the Company (other than the Guarantors) and joint ventures. Although the indenture limits the incurrence of Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness, Disqualified Stock or Preferred Stock under the indenture. See “—Certain Covenants—Limitation on Indebtedness.”

Optional Redemption

Except as set forth below, the Notes are not redeemable at the option of the Company.

At any time prior to May 15, 2018, the Company may redeem the Dollar Notes and may redeem the Euro Notes, in each case in whole or in part, at its option, upon not less than 15 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of such Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date.

At any time and from time to time on or after May 15, 2018, the Company may redeem the Notes, in whole or in part, at its option, upon not less than 15 nor more than 60 days’ notice at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest thereon and Additional Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on May 15 of the year indicated below:

Year	Dollar Notes Percentage	Euro Notes Percentage
2018	103.250%	102.875%
2019	101.625%	101.438%
2020 and thereafter	100.000%	100.000%

At any time and from time to time prior to May 15, 2018, the Company may redeem (i) the Dollar Notes with the net cash proceeds received by the Company from any Equity Offering, at a redemption price equal to 106.500%, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Dollar Notes (including Additional Notes that are Dollar Notes) and (ii) the Euro Notes with the net cash proceeds received by the Company from any Equity Offering, at a redemption price equal to 105.750%, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Euro Notes (including Additional Notes that are Euro Notes); provided that

(1)	in each case, the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(2)	(i) in the case of Dollar Notes, not less than 50% of the original aggregate principal amount of the Dollar Notes issued under the indenture remains outstanding immediately thereafter (excluding Dollar Notes held by the Company or any of its Restricted Subsidiaries) and (ii) in the case of Euro Notes, not less than 50% of the original aggregate principal amount of the Euro Notes issued under the indenture remains outstanding immediately thereafter (excluding Euro Notes held by the Company or any of its Restricted Subsidiaries).

Notice of redemption will be provided as set forth under “—Selection and Notice” below.

Notice of any redemption of the Notes in connection with a corporate transaction (including an Equity Offering, an incurrence of Indebtedness or a Change of Control) may, at the Company’s discretion, be given prior to the completion thereof and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Company’s may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced and becomes effective after March 18, 2015, we become or, based upon a written opinion of independent tax counsel, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the Euro Notes, then we may at any time at our option redeem, in whole but not in part, the Euro Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued by unpaid on those Euro Notes to the date fixed for redemption.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Euro Notes such additional amounts as are necessary in order that the net payment by us or any applicable withholding agent of the principal of and interest on the Euro Notes to a beneficial owner who is not a United States person (as defined below), after deduction for any present or future Tax of the United States or a political subdivision or taxing authority of or within the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in the Euro Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(a)	to any Tax that is imposed or withheld solely by reason of the holder or beneficial owner being considered as:

(1)	having a current or former connection with the United States, including being or having been a citizen or resident of the United States;

(2)	being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States, or a corporation that has accumulated earnings to avoid United States federal income tax;

(3)	being or having been a “10-percent shareholder” of us as defined in section 871(h)(3) or section 881(c)(3) of the Code; or

(4)	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(b)	to any U.S. federal withholding Tax imposed under sections 1471 through 1474 of the Code, as of March 18, 2015 (or any amended or successor version to the extent that such version is substantively comparable) and any current or future regulations or official interpretations thereof;

(c)	to any holder that is not the sole beneficial owner of the Euro Notes, or a portion of the Euro Notes, or that is a fiduciary or partnership, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of a partnership would not have been entitled to the payment of an additional amount had the beneficial owner, beneficiary, settlor, or member received directly its beneficial or distribute share of the payment, and only if there is no material cost or legal restriction associated with transferring the Euro Notes to such beneficial owner, beneficiary, settlor, or member;

(d)

to any Tax that would not have been imposed but for the failure of the holder or beneficial owner, following the Company’s written request addressed to the holder or beneficial owner (and made at time that would enable the holder or beneficial owner to comply with that request, and in all events, at least 45 days before any such withholding or deduction would be required on payments to the holder or beneficial owner), to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the

United States of the holder or beneficial owner of the Euro Notes, if compliance is required by statute, by regulation of the United States Treasury Department, or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such Tax, but, in each case, only to the extent that the holder or beneficial owner is legally eligible to provide such certification, identification or information;

(e)	to any Tax that is imposed otherwise than by withholding from payments to a holder or beneficial owner under, or with respect to, the Euro Notes;

(f)	to any estate, inheritance, gift, sales, transfer or similar Taxes;

(g)	where withholding or deduction is imposed on a payment and is required to be made pursuant to European Union Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, that Directive;

(h)	to any Tax required to be withheld from any payment of principal of or interest on any Euro Note, if such payment can be made without such withholding by at least one other available paying agent;

(i)	to any Tax that would not have been imposed but for the presentation by the holder for payment (where presentation is required) more than 30 days after the date on which payment becomes due and payable or the date on which payment thereof is first made available for payment to the holder or the date (except to the extent that the holder would have been entitled to additional amounts had the Euro Note been presented on the last day of such 30 day period); or

(j)	in the case of any combination of items (a) through (i).

The Company or the relevant Guarantor (if it is the applicable withholding agent) will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law. The Company or the relevant Guarantor will use its reasonable best efforts to obtain tax receipts from each taxing authority evidencing the payment of any Taxes so deducted or withheld. The Company or the relevant Guarantor will furnish to the Trustee (or to a holder upon written request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Company or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not available, other evidence of payments by such entity.

Whenever in the indenture or in this “Description of the Exchange Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes, such mention shall be deemed to include mention of the payment of additional amounts described under this heading “—Payment of Additional Amounts” to the extent that, in such context, such additional amounts are, were or would be payable in respect thereof.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America including the states and the District of Columbia and its territories, possessions and other areas subject to its jurisdiction, and the term “United States person” means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Sinking Fund

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under the captions “—Change of Control,” “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Selection and Notice

If less than all of the Dollar Notes or the Euro Notes are to be redeemed at any time, the Trustee will select the applicable Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which such Notes are listed, as certified to the Trustee by the Company, and in compliance with the requirements of DTC, Euroclear or Clearstream, as applicable, or if Notes are not so listed or such exchange prescribes no method of selection and such Notes are not held through DTC, Euroclear or Clearstream, as applicable, or DTC, Euroclear or Clearstream, as applicable, prescribes no method of selection, on a pro rata basis; provided, however, that no Dollar Note of $2,000 in aggregate principal amount or less shall be redeemed in part and no Euro Note of €100,000 in aggregate principal amount or less shall be redeemed in part. The Euro Paying Agent may perform the functions of the Trustee related to redemptions with respect to the Euro Notes.

If and for so long as the Euro Notes are listed on the Irish Stock Exchange and the rules of the Irish Stock Exchange so require, the Company shall publish notice of redemption or in a daily newspaper with general circulation in Ireland (which is expected to be The Irish Times) or, to the extent and in the manner permitted by the Rules of the Irish Stock Exchange, on the official website of the Irish Stock Exchange, and in addition to such publication, not less than 15 nor more than 60 days prior to the redemption date, mail such notice to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the registrar. Neither the Trustee nor the Euro Paying Agent shall be liable for selections made by it under this section.

Notices of redemption will be delivered electronically or mailed by first class mail at least 15 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Company defaults in the payment of the redemption payment interest ceases to accrue on Notes or portions of them called for redemption.

For Notes which are represented by global certificates held on behalf of DTC, Euroclear or Clearstream, as applicable, notice may be given by delivery of the relevant notices to DTC, Euroclear or Clearstream, as applicable, in accordance with their applicable procedures for communications to entitled account holders in substitution for the aforesaid mailing.

Change of Control

The indenture provides that if a Change of Control occurs, unless the Company has previously or concurrently delivered an unconditional (or conditional solely on the consummation of the applicable Change of Control) redemption notice with respect to all the outstanding Notes as described under “—Optional

Redemption,” the Company will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, Euroclear or Clearstream, as applicable, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the indenture and described in such notice, except in the case of a conditional Change of Control Offer made in advance of Change of Control as described below.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws, rules or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of the indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement that permits the lenders to accelerate the maturity of borrowings thereunder and would also likely require the Company to offer to repurchase the Existing Notes. Future Indebtedness of the Company or its subsidiaries may contain prohibitions on certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control after the Issue Date, although it is possible that we could decide to do so in the future.

Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.” Such restrictions in the indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Company will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption of all outstanding Notes has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Certain Covenants

Set forth below are summaries of certain covenants that will be contained in the indenture.

Suspension of Covenants on Achievement of Investment Grade Status

Following the first day:

(a)	the Notes have achieved Investment Grade Status; and

(b)	no Default or Event of Default has occurred and is continuing under the indenture,

then, beginning on that day and continuing until the Reversion Date (as defined below), Holdings, the Company and their Restricted Subsidiaries will not be subject to the provisions of the indenture summarized under the following headings (collectively, the “Suspended Covenants”):

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Indebtedness,”

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	“—Limitation on Affiliate Transactions,”

•	“—Limitation on Sales of Assets and Subsidiary Stock,”

•	“—Limitation on Guarantees,” and

•	the provisions of clause (3) of the first paragraph of “—Merger and Consolidation.”

If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of the indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of Holdings, the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4)(b) of the second paragraph of “—Limitation on Indebtedness.” On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenants described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” In addition, any future obligation to grant further Guarantees shall be released. All such further obligation to grant Guarantees shall be reinstated upon the Reversion Date. No Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by Holdings, the Company or any of their Restricted Subsidiaries during the Suspension Period.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Status.

Limitation on Indebtedness

The Company and Holdings will not, and will not permit any of their Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company, Holdings and any of their Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness), if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for Holdings and its Restricted Subsidiaries is greater than 2.00 to 1.00; provided, further, that Non-Guarantors may not Incur Indebtedness under this paragraph if, after giving pro forma effect to such Incurrence (including pro forma application of the net proceeds therefrom), more than an aggregate of the greater of (a) $150.0 million and (b) 2.5% of Total Assets of Indebtedness of Non-Guarantors would be outstanding pursuant to this paragraph at such time

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness (collectively, “Permitted Debt”):

(1)	Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) $3,850.0 million, plus (ii) in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing, and any Refinancing Indebtedness in respect thereof;

(2)	Guarantees by Holdings, the Company or any Restricted Subsidiary of Indebtedness or other obligations of Holdings, the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations is not prohibited by the terms of the indenture;

(3)	Indebtedness of Holdings or the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by Holdings, the Company or any Restricted Subsidiary; provided, however, that:

(a)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than Holdings, the Company or a Restricted Subsidiary of the Company, and

(b)	any sale or other transfer of any such Indebtedness to a Person other than Holdings, the Company or a Restricted Subsidiary of the Company,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by Holdings, the Company or such Restricted Subsidiary, as the case may be;

(4)	Indebtedness represented by (a) the Notes (other than any Additional Notes), including any Guarantee thereof, (b) any Indebtedness (other than Indebtedness incurred pursuant to clauses (1) and (3)) outstanding on the Issue Date (including the Existing Notes), (c) Refinancing Indebtedness (including, in the case of the Notes (other than any Additional Notes), the Existing Notes and any Guarantee thereof, any exchange notes and related exchange guarantees to be issued in exchange therefor pursuant to the Registration Rights Agreement) Incurred in respect of any Indebtedness described in this clause or clauses (5), (6), (9) or (10) of this paragraph or Incurred pursuant to the first paragraph of this covenant, and (d) Management Advances;

(5)	Indebtedness of (x) Holdings, the Company or any Restricted Subsidiary Incurred or issued to finance an acquisition or (y) Persons that are acquired by Holdings, the Company or any Restricted Subsidiary or merged into or consolidated with Holdings, the Company or a Restricted Subsidiary in accordance with the terms of the indenture; provided that after giving effect to such acquisition, merger or consolidation, either:

(a)	Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant;

(b)	the Fixed Charge Coverage Ratio of Holdings and its Restricted Subsidiaries would not be lower than immediately prior to such acquisition, merger or consolidation; or

(c)	such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by Holdings, the Company or a Restricted Subsidiary); provided that the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger or consolidation;

(6)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7)	Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, does not exceed the greater of (a) $150.0 million and (b) 2.5% of Total Assets at the time of Incurrence, and any Refinancing Indebtedness in respect thereof;

(8)	Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by Holdings, the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice; (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (c) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (d) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or consistent with past practice; and (e) any customary treasury, depositary, cash management, automatic clearinghouse arrangements, overdraft protections, cash pooling or netting or setting off arrangements or similar arrangements in the ordinary course of business or consistent with past practice;

(9)	Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of Holdings, the Company and their Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by Holdings, the Company and their Restricted Subsidiaries in connection with such disposition;

(10)	Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed 100% of the Net Cash Proceeds received by Holdings from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of Holdings, in each case, subsequent to the Issue Date, and any Refinancing Indebtedness in respect thereof; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent Holdings and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause to the extent such Net Cash Proceeds or cash have been applied to make Restricted Payments;

(11)	Indebtedness of Non-Guarantors in an aggregate amount not to exceed the greater of (a) $200.0 million and (b) 3.25% of Total Assets at any time outstanding, and any Refinancing Indebtedness in respect thereof;

(12)	Indebtedness consisting of promissory notes issued by Holdings, the Company or any of their Subsidiaries to any current or former employee, director or consultant of the Company, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of Holdings, the Company or any Parent Entity that is permitted by the covenant described below under “—Limitation on Restricted Payments”;

(13)	Indebtedness of Holdings, the Company or any of their Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business or consistent with past practice;

(14)	Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed the greater of (a) $250.0 million and (b) 4.0% of Total Assets, and any Refinancing Indebtedness in respect thereof; and

(15)	Indebtedness of (a) any Securitization Subsidiary arising under any Securitization Facility or (b) Holdings, the Company or any Restricted Subsidiary arising under any Receivables Facility.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)	in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify, and may from time to time reclassify, such Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of the second paragraph or the first paragraph of this covenant;

(2)	additionally, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in the first and second paragraphs of this covenant so long as such Indebtedness is permitted to be Incurred pursuant to such provision and any related Liens are permitted to be Incurred at the time of reclassification;

(3)	all Indebtedness outstanding on the Issue Date under the Credit Agreement shall be deemed initially Incurred on the Issue Date under clause (1) of the second paragraph of the description of this covenant;

(4)	in the case of any Refinancing Indebtedness, such Indebtedness shall not include the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing;

(5)	Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6)	if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to any clause of the second paragraph above or the first paragraph above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(7)	the principal amount of any Disqualified Stock of Holdings, the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(8)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(9)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of the covenant described under this “—Limitation on Indebtedness.” The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of the Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of Holdings, the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under this “—Limitation on Indebtedness,” Holdings and the Company shall be in default of this covenant).

For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holdings, the Company or a Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

The indenture provides that Holdings and the Company will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of Holdings, the Company, or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Holdings, the Company or such Guarantor, as the case may be.

The indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.

Limitation on Restricted Payments

Holdings and the Company will not, and will not permit any of their Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution on or in respect of Holdings’, the Company’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any such payment in connection with any merger or consolidation involving Holdings, the Company or any of their Restricted Subsidiaries) except:

(a)	dividends or distributions payable in Capital Stock of Holdings or the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock; and

(b)	dividends or distributions payable to any of Holdings, the Company or a Restricted Subsidiary (and, in the case of the Company or any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than Holdings, the Company or another Restricted Subsidiary on no more than a pro rata basis);

(2)	purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of Holdings, the Company or any Parent Entity of Holdings held by Persons other than Holdings, the Company or a Restricted Subsidiary;

(3)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to clause (3) of the second paragraph of the covenant described under “—Limitation on Indebtedness”); or

(4)	make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time Holdings, the Company or such Restricted Subsidiary makes such Restricted Payment:

(a)	an Event of Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(b)	Holdings or the Company, as applicable, is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “—Limitation on Indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments permitted below by clauses (1) (without duplication), (10) and (19) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph) would exceed the sum of (without duplication):

(i)	$150.0 million;

(ii)	50% of Consolidated Net Income for the period (treated as one accounting period) from March 1, 2012 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of Holdings are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(iii)	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by Holdings and the Company from the issue or sale of their Capital Stock (other than Disqualified Stock or Designated Preferred Stock) or as the result of a merger or consolidation with another Person subsequent to March 1, 2012 or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of Holdings or the Company subsequent to March 1, 2012 (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings, the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by Holdings, the Company or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on clause (6) of the second succeeding paragraph and (z) Excluded Contributions);

(iv)	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by Holdings, the Company or any Restricted Subsidiary from the issuance or sale (other than to Holdings, the Company or a Restricted Subsidiary of Holdings, the Company or an employee stock ownership plan or trust established by Holdings, the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by Holdings, the Company or any Restricted Subsidiary subsequent to March 1, 2012 of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of Holdings or the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by Holdings, the Company or any Restricted Subsidiary upon such conversion or exchange;

(v)	100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of: (i) the sale or other disposition (other than to Holdings, the Company or a Restricted Subsidiary) of Restricted Investments made by Holdings, the Company or their Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Holdings, the Company or their Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by Holdings, the Company or their Restricted Subsidiaries, in each case after March 1, 2012; or (ii) the sale (other than to Holdings, the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment and will increase the amount available under the applicable clause of the definition of “Permitted Investment”) or a dividend from an Unrestricted Subsidiary after March 1, 2012; and

(vi)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into Holdings, the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Holdings, the Company or a Restricted Subsidiary after March 1, 2012, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith of the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment.

The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”):

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of the indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or Holdings (other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Company or Holdings; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from clause (c) of the preceding paragraph;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” above;

(4)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of Holdings, the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of Holdings, the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” above;

(5)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(a)	from Net Available Cash to the extent permitted under “—Limitation on Sales of Assets and Subsidiary Stock” below, but only if the Company shall have first complied with the terms described under “—Limitation on Sales of Assets and Subsidiary Stock” and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(b)	to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have first complied with the terms described under “—Change of Control” and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(c)	consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by Holdings, the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Company, Holdings or any Parent Entity held by any future, present or former employee, director or consultant of Holdings, the Company, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause do not exceed (x) $35.0 million in any calendar year (with unused amounts in any calendar year, commencing with the 2012 calendar year, being carried over to succeeding calendar years subject to a maximum of $50.0 million in any calendar year) or (y) subsequent to the consummation of an underwritten public Equity Offering of common stock of Holdings, the Company or any direct or indirect parent of Holdings, $50.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $75.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company or Holdings and, to the extent contributed to the capital of the Company or Holdings (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any Parent Entity of the Company or Holdings, in each case to members of management, directors or consultants of the Company, Holdings, any of their Subsidiaries or any Parent Entity that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by Holdings the Company and their Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments made in previous calendar years pursuant to clauses (a) and (b) of this clause;

and provided further that cancellation of Indebtedness owing to Holdings, the Company or any Restricted Subsidiary from any future, present or former members of management, directors, employees or consultants of Holdings, the Company or Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Capital Stock of Holdings, the Company or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

(7)	the declaration and payment of dividends on Disqualified Stock, or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “—Limitation on Indebtedness” above;

(8)	purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(9)	dividends, loans, advances or distributions to any Parent Entity or other payments by Holdings, the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(a)	the amounts required for any Parent Entity to pay any Parent Entity Expenses or any Related Taxes; or

(b)	amounts constituting or to be used for purposes of making payments to the extent specified in clauses (2), (3), (5), (11) and (12) of the second paragraph under “—Limitation on Affiliate Transactions”;

(10)	the declaration and payment by the Company or Holdings of, dividends on the common stock or common equity interests of the Company, Holdings or any Parent Entity (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities) following a public offering of such common stock or common equity interests (or such exchangeable securities, as applicable), in an amount not to exceed 6% of the aggregate proceeds received by or contributed to the Company or Holdings in or from any such public offering in any fiscal year;

(11)	payments by the Company or Holdings, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of the Company or Holdings or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(12)	Restricted Payments that are made with Excluded Contributions;

(13)	(i) the declaration and payment of dividends on Designated Preferred Stock of the Company or Holdings issued after the Issue Date; and (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clause (i), the amount of all dividends declared or paid pursuant to this clause shall not exceed the Net Cash Proceeds received by the Company or Holdings or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Company or Holdings, from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clauses (i) and (ii), that for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis the Company or Holdings, as applicable, would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described under “—Limitation on Indebtedness”;

(14)	dividends or other distributions of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash or Cash Equivalents);

(15)	distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility;

(16)	so long as no Event of Default has occurred and is continuing (or would result therefrom), (i) Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of $150.0 million and 2.50% of Total Assets at such time, and (ii) any Restricted Payments, so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the Incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated Total Leverage Ratio shall be no greater than 4.75 to 1.00;

(17)	mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(18)

any Restricted Payment made in connection with paying dividends with respect to the declaration and payment by Holdings, the Company or any Restricted Subsidiary of cash interest with respect to the Contingent Cash Pay Notes and any accrued unpaid interest or premium thereon or any securities issued as a replacement therefor so long as the terms of such securities are not materially adverse to the Holders of the Notes as compared to the terms of the Contingent Cash Pay Notes that is being replaced (as determined in good faith by the Company); and

(19)	any Restricted Payment made in connection with the declaration and payment of dividends or distributions to any Parent Entity or Holdings, the Company or any Restricted Subsidiary paying for the repayment, repurchase, redemption, defeasance, or otherwise acquire or retire for value of all or any portion of the Contingent Cash Pay Notes or any securities issued as a replacement therefor, in each case within twelve months of maturity, so long as the terms of such securities are not materially adverse to the Holders of the Notes as compared to the terms of the Contingent Cash Pay Notes that is being replaced (as determined in good faith by the Company), together with accrued and unpaid interest or premium thereon to the redemption date thereof, plus any fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) related thereto.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Permitted Payments described in clauses (1) through (19) above, or is permitted pursuant to the first paragraph of this covenant, Holdings and the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by Holdings, the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be their face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.

Limitation on Liens

The Company and Holdings will not, and will not permit any Restricted Subsidiary to create, Incur or permit to exist any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Company, Holdings or any Restricted Subsidiary, unless:

(1)	in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the Notes or the Guarantees are equally and ratably secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company and Holdings will not, and will not permit any Restricted Subsidiary to create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(A)	pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to Holdings, the Company or any Restricted Subsidiary;

(B)	make any loans or advances to Holdings, the Company or any Restricted Subsidiary; or

(C)	sell, lease or transfer any of its property or assets to Holdings, the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to Holdings, the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

The provisions of the preceding paragraph will not prohibit:

(1)	any encumbrance or restriction pursuant to (a) any Credit Facility, (b) the Existing Notes or (c) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2)	any encumbrance or restriction pursuant to the indenture, the Notes and the Note Guarantees;

(3)	any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(4)	any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into Holdings, the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by Holdings, the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by Holdings or the Company or was merged, consolidated or otherwise combined with or into Holdings, the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(5)	any encumbrance or restriction:

(a)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(b)	contained in mortgages, pledges, charges or other security agreements permitted under the indenture or securing Indebtedness of Holdings, the Company or a Restricted Subsidiary permitted under the indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(c)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(6)	any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under the indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(7)	any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of Holdings, the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8)	customary provisions in leases, licenses, shareholder agreements, joint venture agreements and other similar agreements, organizational documents and instruments;

(9)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(10)	any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(11)	any encumbrance or restriction pursuant to Hedging Obligations;

(12)	other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(13)	restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of Holdings or the Company, are necessary or advisable to effect such Securitization Facility or Receivables Facility;

(14)	any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith as in effect on the Issue Date or (ii) in comparable financings (as determined in good faith by the Company) and where, in the case of clause (ii), either (a) the Company determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;

(15)	any encumbrance or restriction existing by reason of any lien permitted under “—Limitation on Liens”; or

(16)	any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (15) of this paragraph or this clause (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (15) of this paragraph or this clause (16); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).

Limitation on Sales of Assets and Subsidiary Stock

The Company and Holdings will not, and will not permit any of their Restricted Subsidiaries to, make any Asset Disposition unless:

(1)	Holdings, the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2)	in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by Holdings, the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied:

(a)	to the extent Holdings, the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (i) to prepay, repay or purchase any Indebtedness of a Non-Guarantor or any Secured Indebtedness (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary), including Indebtedness under the Credit Agreement (or any Refinancing Indebtedness in respect thereof) within 450 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), Holdings, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (ii) to prepay, repay or purchase Pari Passu Indebtedness; provided that, to the extent the Company redeems, repays or repurchases Pari Passu Indebtedness pursuant to this clause (ii), the Company shall equally and ratably reduce Obligations under the Notes as provided under “—Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest and Additional Interest, if any, on the amount of Notes that would otherwise be prepaid; and

(b)	to the extent the Company or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary equal to the amount of Net Available Cash received by the Company or another Restricted Subsidiary) within 450 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event of any Acceptable Commitment is later cancelled or terminated for any reason before such amount is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such amount is applied, then such Net Available Cash shall constitute Excess Proceeds;

provided that, pending the final application of the amount of any such Net Available Cash in accordance with clause (a) or clause (b) above, Holdings, the Company and their Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by the indenture.

The amount of any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds” under the indenture. On the 451st day after the later of an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds under the indenture exceeds $50.0 million, the Company will within 10 Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders of Notes issued under such indenture and, to the extent the Company elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness, in each case plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in the indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and, with respect to the Dollar Notes, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof and, with respect to the Euro Notes, in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof. The Company will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, the Euro Paying Agent and each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, Euroclear or Clearstream, as applicable, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the indenture and described in such notice. The Company may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer with respect to all Net Available Cash prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to any unapplied Excess Proceeds.

To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not prohibited by the indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Company shall allocate the Excess Proceeds among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness provided that no Notes or other Pari Passu Indebtedness will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero. Additionally, the Company may, at its option, make an Asset Disposition Offer using proceeds from any Asset Disposition at any time after the consummation of such Asset Disposition. Upon consummation or expiration of any Asset Disposition Offer, any remaining Net Available Cash shall not be deemed Excess Proceeds and the Company may use such Net Available Cash for any purpose not prohibited by the indenture.

To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by the Company upon converting such portion into Dollars.

Notwithstanding any other provisions of this covenant, (i) to the extent that any of or all the Net Available Cash of any Asset Disposition by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law, documents or agreements will not permit repatriation to the United States (the Company hereby agreeing to use reasonable efforts (as determined in the Company’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, applicable organizational impediment or other impediment, such repatriation will be promptly effected and such repatriated Net Available Cash will be promptly (and in any event not later than five (5) Business Days after such repatriation could be made) applied (net of additional Taxes payable or reserved against as a result thereof) (whether or not repatriation actually occurs) in compliance with this covenant and (ii) to the extent that the Company has determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would have an adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Company, any Restricted Subsidiary or any of their respective affiliates and/or equity owners would incur a tax liability, including a tax dividend, deemed dividend pursuant to Code Section 956 or a withholding tax), the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

For the purposes of clause (2) of the first paragraph of this covenant, the following will be deemed to be cash:

(1)	the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2)	securities, notes or other obligations received by Holdings, the Company or any Restricted Subsidiary of the Company from the transferee that are converted by Holdings, the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3)	Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that Holdings, the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4)	consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not Holdings, the Company or any Restricted Subsidiary; and

(5)	any Designated Non-Cash Consideration received by Holdings, the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of $175.0 million and 2.75% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Company will comply with the applicable securities laws, rules and regulations and shall not be deemed to have breached their obligations described in the indenture by virtue thereof.

The provisions of the indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding Notes.

The Credit Agreement will prohibit or limit, and future credit agreements or other agreements to which the Company becomes a party may prohibit or limit, the Company from purchasing any Notes pursuant to this covenant. In the event the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the indenture.

Limitation on Affiliate Transactions

The Company and Holdings will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate value in excess of $10.0 million unless:

(1)	the terms of such Affiliate Transaction taken as a whole are not materially less favorable to Holdings, the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2)	in the event such Affiliate Transaction involves an aggregate value in excess of $15.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of Holdings.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this paragraph if such Affiliate Transaction is approved by a majority of the Disinterested Directors of Holdings, if any.

The provisions of the preceding paragraph will not apply to:

(1)	any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments,” or any Permitted Investment;

(2)	any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of Holdings, the Company, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long- term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of Holdings or the Company, in each case in the ordinary course of business or consistent with past practice;

(3)	any Management Advances and any waiver or transaction with respect thereto;

(4)	any transaction between or among Holdings, the Company and/or any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(5)	the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of Holdings, the Company or any Restricted Subsidiary (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6)	the entry into and performance of obligations of Holdings, the Company or any of their Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Holders in any material respect;

(7)	any customary transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing or Receivables Facility and any disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing and any repurchase of Securitization Assets pursuant to a Securitization Repurchase Obligation;

(8)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9)	any transaction between or among Holdings, the Company or any Restricted Subsidiary and any Person that is an Affiliate of Holdings, the Company or an Associate or similar entity solely because Holdings, the Company or a Restricted Subsidiary or any Affiliate of Holdings, the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10)	issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;

(11)	(a) payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly) of annual customary management, consulting, monitoring, refinancing, subsequent transaction exit fees, advisory fees and related costs and expenses and indemnitees in connection therewith and (b) customary payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors in good faith;

(12)	payment to any Permitted Holder of all out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries;

(13)	the Transactions and the payment of all costs and expenses (including all legal, accounting and other professional fees and expenses) related to the Transactions;

(14)	transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(15)

the existence of, or the performance by Holdings, the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings, the Company or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respects;

(16)	any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of Holdings, the Company or any of their Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates;

(17)	(i) investments by Affiliates in securities of Holdings, the Company or any of their Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith so long as the investment is being offered by Holdings, the Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities of Holdings, the Company or any of their Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than Holdings, the Company and their Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(18)	payments by Holdings (and any Parent Entity), the Company and their Restricted Subsidiaries pursuant to any tax sharing agreements or other equity agreements in respect of Related Taxes among Holdings (and any such Parent Entity), the Company and their Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of Holdings and its Subsidiaries;

(19)	transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under the caption “—Designation of Restricted and Unrestricted Subsidiaries”; and

(20)	any Intercompany License Agreements.

Designation of Restricted and Unrestricted Subsidiaries

The Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Holdings, the Company and their Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness,” the Company will be in default of such covenant.

The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Company shall be evidenced to the Trustee by filing with the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, if not filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), from and after the Issue Date, Holdings will furnish to the Trustee, within 15 days after the time periods specified below:

(1)	within 90 days after the end of each fiscal year, annual reports of Holdings containing substantially all of the financial information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if Holdings had been a reporting company under the Exchange Act (but only to the extent similar information is included in the Offering Memorandum), including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) audited financial statements prepared in accordance with GAAP;

(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports of Holdings containing substantially all of the financial information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if Holdings had been a reporting company under the Exchange Act (but only to the extent similar information is provided in the Offering Memorandum), including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) unaudited quarterly financial statements prepared in accordance with GAAP; and

(3)	within the time periods specified for filing Current Reports on Form 8-K after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if Holdings had been a reporting company under the Exchange Act, current reports containing substantially all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if Holdings had been a reporting company under the Exchange Act; provided, however, that no such current report will be required to be furnished if Holdings determines in its good faith judgment that such event is not material to noteholders or the business, assets, operations, financial positions or prospects of Holdings and its Restricted Subsidiaries, taken as a whole;

provided further, however, that such reports (A) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein) and (B) will not be required to contain the separate financial information for Guarantors contemplated by Rule 3-10 of Regulation S-X promulgated by the SEC.

At any time that any of the Subsidiaries of Holdings are Unrestricted Subsidiaries, then the quarterly and annual reports required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

So long as any notes are outstanding, Holdings will also:

(1)	issue a press release to an internationally recognized wire service no fewer than three business days prior to the first public disclosure of the annual and quarterly reports required by clauses (1) and (2) of the first paragraph of this “Certain Covenants—Reports” covenant announcing the date on which such reports will become publicly available and directing noteholders, prospective investors, broker-dealers and securities analysts to contact the investor relations office of Holdings to obtain copies of such reports;

(2)	within 10 business days after furnishing to the trustee the annual and quarterly reports required by clauses (1) and (2) of the first paragraph of this “Reports” covenant, hold a conference call to discuss such reports and the results of operations for the relevant reporting period;

(3)	issue a press release to an internationally recognized wire service no fewer than three business days prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing noteholders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at Holdings to obtain such information; and

(4)	maintain a website (which may be password protected) to which noteholders, prospective investors, broker-dealers and securities analysts are given access and to which all of the reports and press releases required by this “Reports” covenant are posted.

In addition, Holdings shall furnish to noteholders, prospective investors, broker-dealers and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

The indenture permits Holdings to satisfy its obligations in this covenant with respect to financial information relating to Holdings by furnishing financial information relating to a Parent Entity; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to Holdings and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

Limitation on Guarantees

The Company will not permit any of their Wholly Owned Domestic Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Domestic Subsidiaries if such non-Wholly Owned Domestic Subsidiaries guarantee other capital markets debt securities of the Company), other than a Guarantor, to Guarantee the payment of any Indebtedness of the Company or any other Guarantor, if any, or solely with respect to any Restricted Subsidiary of the Company (other than Holdings or any of Holdings’ Restricted Subsidiaries) become a direct obligor of Indebtedness, unless:

(1)	such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the indenture and a joinder or supplement to the Registration Rights Agreement providing for a senior Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee; and

(2)	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under the indenture.

provided that this covenant shall not be applicable (i) to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (ii) in the event that the Guarantee of the Company’s obligations under the Notes or the indenture by such Subsidiary would not be permitted under applicable law.

The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall only be required to comply with the 60-day period described above.

If any Guarantor becomes an Immaterial Subsidiary, the Company shall have the right, by execution and delivery of a supplemental indenture to the Trustee, to cause such Immaterial Subsidiary to cease to be a Guarantor, subject to the requirement described in the first paragraph above that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture); provided, further, that such Immaterial Subsidiary shall not be permitted to Guarantee the Credit Agreement or other Indebtedness of the Company or the other Guarantors, unless it again becomes a Guarantor.

Merger and Consolidation

The Company

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and the indenture;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of applicable the Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction, either (a) Holdings and the Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under “—Limitation on Indebtedness” or (b) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such transaction; and

(4)	the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture and an Opinion of Counsel stating that such supplemental indenture (if any) is a legal and binding agreement enforceable against the applicable Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under such indenture or the Notes.

Notwithstanding the preceding clauses (2), (3) and (4) (which do not apply to transactions referred to in this sentence), (a) any Restricted Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company and (b) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary. Notwithstanding the preceding clauses (2) and (3) (which do not apply to the transactions referred to in this sentence), the Company may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The foregoing provisions (other than the requirements of clause (2) of the first paragraph of this covenant) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Company.

Guarantors

No Guarantor may:

(1)	consolidate with or merge with or into any Person; or

(2)	sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person; or

(3)	permit any Person to merge with or into the Guarantor,

unless

(A)	the other Person is the Company or any Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or

(B)	(1) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Guarantee of the Notes; and

(2)	immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C)	the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by the indenture.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Events of Default

Each of the following is an Event of Default under the indenture:

(1)	default in any payment of interest or Additional Interest, if any, on any Note when due and payable, continued for 30 days;

(2)	default in the payment of the principal amount of or premium, if any, on any Note issued under the indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	failure to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 30% in principal amount of the outstanding Notes with any agreement or obligation contained in the indenture; provided that in the case of a failure to comply with the indenture provisions described under “Reports,” such period of continuance of such default or breach shall be 120 days after written notice described in this clause (3) has been given;

(4)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company any of its Restricted Subsidiaries) other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(a)	is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(b)	results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $75.0 million or more;

(5)	certain events of bankruptcy, insolvency or court protection of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of Holdings, the Company and their Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(6)	failure by the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Holdings, the Company and their Restricted Subsidiaries), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $75.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”); and

(7)	any Guarantee of the Notes ceases to be in full force and effect, other than in accordance with the terms of the indenture, a Guarantor denies or disaffirms its obligations under its Guarantee of the Notes, other than in accordance with the terms thereof or upon release of such Guarantee in accordance with the indenture or in connection with the bankruptcy of a Guarantor, so long as the aggregate assets of such Guarantor and any other Guarantor whose Note Guarantee ceased or ceases to be in full force as a result of a bankruptcy are less than $75.0 million.

However, a Default under clause (3), (4) or (6) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 30% in principal amount of the outstanding Notes notify the Company of the Default and, with respect to clauses (3) and (6), the Company does not cure such Default within the time specified in clauses (3) and (6), as applicable, of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (5) above) occurs and is continuing, the Trustee by written notice to the Company or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare the principal of and accrued and unpaid interest, including Additional Interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including Additional Interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (4) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (4) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal or interest, including Additional Interest, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

If an Event of Default described in clause (5) above occurs and is continuing, the principal of and accrued and unpaid interest, including Additional Interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

The Holders of a majority in principal amount of the outstanding Notes under the indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, interest or Additional Interest, if any) and rescind any such acceleration with respect to such Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

The indenture provides that (i) if a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in the covenant entitled “Reports” or otherwise to deliver any notice or certificate pursuant to any other provision of this indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in the indenture.

The Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to the indenture or the Notes unless:

(1)	such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)	such Holders have offered in writing the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5)	the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The indenture provides that, in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it against all fees, losses, liabilities and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and the Trustee is informed of such occurrence by the Company, the Trustee must give notice of the Default to the Holders within 60 days after being notified by the Company. Except in the case of a Default in the payment of principal of, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. The Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which it is aware which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

The Notes will provide for the Trustee to take action on behalf of the Holders in certain circumstances, but only if the Trustee is indemnified to its satisfaction. It may not be possible for the Trustee to take certain actions in relation to the Notes and, accordingly, in such circumstances the Trustee will be unable to take action, notwithstanding the provision of an indemnity to it, and it will be for Holders to take action directly.

Amendments and Waivers

Subject to certain exceptions, the Note Documents may be amended, supplemented or otherwise modified with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) provided, however, that, if any amendment, supplement, modification or waiver will only affect the Dollar Notes or the Euro Notes, only the consent of the Holders of at least a majority in principal amount of the then outstanding Dollar Notes or Euro Notes (and not the consent of the Holders of at least a majority of all Notes), as the case may be, shall be required. However an amendment or waiver may not, with respect to any such Notes held by a non-consenting Holder:

(1)	reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2)	reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Change of Control and Asset Dispositions);

(3)	reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Change of Control and Asset Dispositions);

(4)	reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described above under “—Optional Redemption”;

(5)	make any such Note payable in currency other than that stated in such Note;

(6)	impair the right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor;

(7)	waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration); or

(8)	make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence.

Notwithstanding the foregoing, without the consent of any Holder, the Company, the Trustee and the other parties thereto, as applicable, may amend or supplement any Note Documents to:

(1)	cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to this “Description of the Exchange Notes,” or reduce the minimum denomination of the Notes;

(2)	provide for the assumption by a successor Person of the obligations of the Company under any Note Document;

(3)	provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)	add to the covenants or provide for a Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(5)	make any change that does not adversely affect the rights of any Holder in any material respect;

(6)	at the Company’s election, comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act, if such qualification is required;

(7)	make such provisions as necessary (as determined in good faith by the Company) for the issuance of Exchange Notes and Additional Notes;

(8)	to provide for any Restricted Subsidiary to provide a Guarantee in accordance with the Covenant described under “—Certain Covenants—Limitation on Indebtedness,” to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the indenture;

(9)	to evidence and provide for the acceptance and appointment under the indenture of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to any Note Document; or

(10)	to make any amendment to the provisions of the indenture relating to the transfer and legending of Notes as permitted by the indenture, including, without limitation, to facilitate the issuance and administration of Notes and the Exchange Notes; provided, however, that (i) compliance with the indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect.

The Company will, if and for so long as the Euro Notes are listed on the Irish Stock Exchange, to the extent required by the rules of the Irish Stock Exchange, inform the Irish Stock Exchange of any of the foregoing amendments, supplements and waivers and provide, if necessary, a supplement to the Offering Memorandum setting forth reasonable details in connection with any such amendments, supplements or waivers.

The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment of any Note Document. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

If and for so long as the Euro Notes are listed on the Irish Stock Exchange and the rules of such exchange so require, the Company will publish notice of any amendment, supplement and waiver in a daily newspaper with general circulation in Ireland (which is expected to be The Irish Times) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Irish Stock Exchange (www.ise.ie).

Defeasance

The Company at any time may terminate all obligations of the Company under the Notes and the indenture (“legal defeasance”) and cure all then existing Defaults and Events of Default, except for certain obligations, including those respecting the defeasance trust, the rights, powers, trusts, duties, immunities and indemnities of the Trustee and the obligations of the Company in connection therewith and obligations concerning issuing temporary Notes, registrations of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust.

The Company at any time may terminate their obligations under the covenants described under “—Certain Covenants” (other than clauses (1) and (2) of “—Merger and Consolidation”) and “—Change of Control” and the default provisions relating to such covenants described under “—Events of Default” above, the operation of the cross-default upon a payment default, the cross acceleration provisions, the bankruptcy provisions with respect to the Company and Significant Subsidiaries, the judgment default provision and the guarantee provision described under “—Events of Default” above (“covenant defeasance”).

The Company at its option at any time may exercise its legal defeasance option notwithstanding their prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect only to the Company and Significant Subsidiaries), (6) or (7) under “—Events of Default” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee cash in Dollars or U.S. Government Obligations or a combination thereof, in the case of Dollar Notes, and with the Euro Paying Agent cash in euro, euro-denominated Government Securities, or a combination thereof, in the case of Euro Notes for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of:

(1)	an Opinion of Counsel in the United States, subject to customary assumptions and exclusions, stating that Holders of the Notes, in their capacity as Holders of the Notes, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel in the United States must be based on a ruling of the U.S. Internal Revenue Service or change in applicable U.S. federal income tax law since the issuance of the Notes);

(2)	an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of Section 546 or 547 of Title 11 of the United States Code, as amended;

(3)	an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Company; and

(4)	an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The indenture will be discharged and cease to be of further effect (except as to surviving rights of transfer or exchange of the Notes and rights of the Trustee, as expressly provided for in the indenture) as to all outstanding Notes when (1) either (a) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the Trustee for cancellation; or (b) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee (and the Euro Paying Agent, if applicable) in the name, and at the expense, of the Company; (2) the Company has deposited or caused to be deposited with the Trustee, money or U.S. Government Obligations, or a combination thereof, as applicable, in the case of Dollar Notes, and with the Euro Paying Agent money in euro or euro-denominated Government Securities or a combination thereof, as applicable, in the case of Euro Notes, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; (3) the Company has paid or caused to be paid all other sums payable under the indenture; and (4) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under the “—Satisfaction and Discharge” section of the indenture relating to the satisfaction and discharge of the indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)).

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of the Company or any of its Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Company under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee

Wilmington Trust, National Association has been appointed as Trustee under the indenture. The indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in such indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care that a prudent Person would use in conducting its own affairs. The permissive rights of the Trustee to take or refrain from taking any action enumerated in the indenture will not be construed as an obligation or duty.

The indenture imposes certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company and its Affiliates and Subsidiaries.

The indenture sets out the terms under which the Trustee may retire or be removed, and replaced. Such terms will include, among others, (1) that the Trustee may be removed at any time by the Holders of a majority in principal amount of the then outstanding Notes, or may resign at any time by giving written notice to the Company and (2) that if the Trustee at any time (a) has or acquires a conflict of interest that is not eliminated, (b) fails to meet certain minimum limits regarding the aggregate of its capital and surplus or (c) becomes incapable of acting as Trustee or becomes insolvent or bankrupt, then the Company may remove the Trustee, or any Holder who has been a bona fide Holder for not less than 6 months may petition any court for removal of the Trustee and appointment of a successor Trustee.

Any removal or resignation of the Trustee shall not become effective until the acceptance of appointment by the successor Trustee.

The indenture contains provisions for the indemnification of the Trustee for any loss, liability, taxes and expenses incurred without gross negligence, willful misconduct or bad faith on its part, arising out of or in connection with the acceptance or administration of the indenture.

Notices

All notices to Holders of Notes will be validly given if electronically delivered or mailed to them at their respective addresses in the register of the Holders of the Notes, if any, maintained by the registrar. For so long as any Dollar Notes are represented by global Notes, all notices to Holders of the Dollar Notes will be delivered to DTC in accordance with the applicable procedures of DTC, delivery of which shall be deemed to satisfy the requirements of this paragraph, which will give such notices to the Holders of book-entry interests.

In addition, if and for so long as any of the Euro Notes are listed on the Irish Stock Exchange and the rules of the Irish Stock Exchange so require, notices with respect to the Euro Notes listed on the Irish Stock Exchange will be published on the official website of the Irish Stock Exchange or in a leading newspaper having general circulation in Ireland (which is expected to be The Irish Times) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Irish Stock Exchange or such publication is not practicable, in an English language newspaper having general circulation in Europe. For so long as any Euro Notes are represented by global Notes, all notices to Holders of the Euro Notes will be delivered to Euroclear and Clearstream, delivery of which shall be deemed to satisfy the requirements of this paragraph, each of which will give such notices to the holders of book-entry interests.

Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to him if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Governing Law

The indenture and the Notes, including any Note Guarantees, and the rights and duties of the parties thereunder shall be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Company or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary. Acquired

Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(1)	any property or assets (other than Capital Stock) used or to be used by Holdings, the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)	the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Holdings, the Company or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of Holdings or the Company.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Alternative Currency” means any currency (other than Dollars) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.

“Applicable Premium” means the greater of (A) 1% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a)	the present value at such redemption date of (i) the redemption price of such Note at May 15, 2018 (such redemption price (expressed in percentage of principal amount) being set forth in the table under “—Optional Redemption” (excluding accrued but unpaid interest, if any)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 50 basis points; over

(b)	the outstanding principal amount of such Note;

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate. Neither the Trustee nor the Euro Paying Agent shall have any duty to calculate or verify the Company’s calculation of the Applicable Premium.

“Applicable Treasury Rate” means:

(i)

in the case of a redemption of the Dollar Notes, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to May 15, 2018; provided, however, that if the period from the redemption date to May 15, 2018 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used; and

(ii)	in the case of a redemption of the Euro Notes, the yield to maturity at the time of computation of the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to May 15, 2018 and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Euro Notes and of a maturity most nearly equal to May 15, 2018; provided, however, that, if the period from such redemption date to May 15, 2018 is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Applicable Treasury Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the period from such redemption date to May 15, 2018 is less than one year, a fixed maturity of one year shall be used. “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Company in good faith.

“Asset Disposition” means:

(a)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company (other than Capital Stock of the Company) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b)	the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness” or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1)	a disposition by Holdings, the Company or a Restricted Subsidiary to Holdings, the Company or a Restricted Subsidiary, including pursuant to any Intercompany License Agreement;

(2)	a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3)	a disposition of inventory or other assets in the ordinary course of business or consistent with past practice (including allowing any registrations or any applications for registrations of any intellectual property rights to lapse or go abandoned in the ordinary course of business or consistent with past practice);

(4)	a disposition of obsolete, worn-out, uneconomic, damaged or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of Holdings, the Company and its Restricted Subsidiaries, whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5)	transactions permitted under “—Certain Covenants—Merger and Consolidation—The Company” or a transaction that constitutes a Change of Control;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7)	any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than $40.0 million;

(8)	any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” and the making of any Permitted Payment or Permitted Investment or, solely for purposes of clause (3) of the first paragraph under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)	dispositions in connection with Permitted Liens;

(10)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)	conveyances, sales, transfers, licenses or sublicenses or other dispositions of intellectual property, software or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license intellectual property or software that result from such agreement;

(12)	foreclosure, condemnation or any similar action with respect to any property or other assets;

(13)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(14)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(15)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16)	(i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(17)	any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(18)	any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, permitted by the indenture;

(19)	dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(20)	any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(21)	the unwinding of any Cash Management Services or Hedging Obligations pursuant to its terms; and

(22)	samples, including time-limited evaluation software, provided to customers or prospective customers.

“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary of the Company.

“Board of Directors” means (1) with respect to Holdings, the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	(a) Dollars, euro, or any national currency of any member state of the European Union; or (b) any other foreign currency held by the Company and the Restricted Subsidiaries in the ordinary course of business;

(2)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least
“P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100 million;

(4)	repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)	securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Person referenced in clause (3) above;

(6)	commercial paper rated at least (A) “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within two years after the date of creation thereof or (B) “A-2” or higher by S&P or “P-2” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within one year after the date of creation thereof, or, in each case, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt;

(7)	marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company), and in each case with maturities of not more than two years from the date of creation or acquisition;

(8)	readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of creation or acquisition;

(9)	readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(10)	Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company);

(11)	with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(12)	Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the issuer) with maturities of two years or less from the date of acquisition;

(13)	bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(14)	Cash Equivalents or instruments similar to those referred to in clauses (1) through (13) above denominated in Dollars or any Alternative Currency;

(15)	interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the type specified in clauses (1) through (14) above; and

(16)	any the marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (9) and clauses (11) through (14) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (14) and in this paragraph. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition (other than clause (16) above) will be deemed to be Cash Equivalents for all purposed under the indenture regardless of the treatment of such items under GAAP.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury, depository, credit or debit card, purchasing card, stored value card, electronic fund transfer services and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements in the ordinary course of business or consistent with past practice.

“Change of Control” means:

(1)	the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company other than in connection with any transaction or series of transactions in which the Company shall become the wholly-owned subsidiary of a Parent Entity of which no person or group, as noted above, holds 50% or more of the total voting power (other than a Permitted Holder); or

(2)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than the Company or any of its Restricted Subsidiaries or one or more Permitted Holders.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of the Company becoming a direct or indirect wholly-owned subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Clearstream” means Clearstream Banking, a société anonyme as currently in effect or any successor securities clearing agency.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization or write-off of (i) intangibles and non-cash organization costs, (ii) deferred financing fees or costs and (iii) Capitalized Software Expenditures or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” for any period means, with respect to any Person, the Consolidated Net Income for such period:

(1)	increased (without duplication) by:

(a)	provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(b)	Fixed Charges of such Person for such period (including (x) net losses on any Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (t) through (z) in clause (1) thereof), to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)	any (x) Transaction Expenses and (y) any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering (including any expense relating to enhanced accounting functions or other transactions costs associated with becoming a public company), Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes, the Existing Notes, Contingent Cash Pay Notes, the Credit Agreement, any other Credit Facilities and any Securitization Fees, and (ii) any amendment, waiver or other modification of the Notes, the Existing Notes, the Contingent Cash Pay Notes, the Credit Agreement, Receivables Facilities, Securitization Facilities, any other Credit Facilities, any Securitization Fees, any other Indebtedness permitted to be Incurred under the indenture or any Equity Offering, in each case, whether or not consummated, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(e)	(i) the amount of any restructuring charge, reserve, integration cost or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Issue Date, including, without limitation, those related to any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities and to exiting lines of business and (ii) fees, costs and expenses associated with acquisition related litigation and settlements thereof; plus

(f)	any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g)	the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(h)	the amount of management, monitoring, advisory, consulting, refinancing, subsequent transaction, advisory and exit fees (including termination fees) and related indemnities and expenses paid or accrued in such period to GGC or any other Permitted Holder or any of their Affiliates to the extent permitted under “—Certain Covenants—Limitation on Affiliate Transactions”; plus

(i)

the amount of “run rate” cost savings (including, without limitation, cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings), operating expense reductions, other operating improvements and initiatives and synergies projected by the Company in good faith to be reasonably anticipated to be realizable (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including, without limitation, cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings), operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that, to the extent any such operational changes are not associated with the Transactions, all steps have been taken, or are reasonably expected to be taken within 24 months after the date of determination and such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Company); plus

(j)	the amount of loss on sale of Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(k)	any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments”; plus

(l)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m)	any net loss included in the Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45 (“Topic 810”); plus

(n)	realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Restricted Subsidiaries; plus

(o)	net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 (“Topic 815”) and related pronouncements;

(2)	decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Holdings, the Company and its Restricted Subsidiaries; plus (c) any net realized income or gains from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Topic 815 and related pronouncements, plus (d) any net income included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Topic 810; and

(3)	increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) penalties and interest relating to taxes, (u) any additional cash interest owing pursuant to any registration rights agreement, (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by an Officer of the Company (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)

solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Credit Agreement, the Notes, the indenture, the Existing Notes or the indentures governing the Existing Notes, and (c) restrictions specified in clause (14)(i) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries,” except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or

Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)	any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss) realized upon the sale or other disposition of any asset or disposed operations of Holdings, the Company or any Restricted Subsidiaries (including pursuant to any Sale and Leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Company);

(4)	any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (including Transaction Expenses) or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(5)	the cumulative effect of a change in accounting principles, including any impact resulting from an election by the Company to apply IFRS at any time following the Issue Date;

(6)	any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-evaluation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)	any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9)	any unrealized foreign currency translation increases or decreases or transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk), and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10)	any unrealized foreign currency translation increases or decreases or transaction gains or losses in respect of Indebtedness, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk), or other obligations of Holdings, the Company or any Restricted Subsidiary owing to Holdings, the Company or any Restricted Subsidiary;

(11)	any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings, the Company and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12)	any goodwill or other intangible asset impairment charge or write-off;

(13)	any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments;

(14)	accruals and reserves that are established within twelve (12) months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP;

(15)	any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Topic 815 and related pronouncements; and

(16)	any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is (A) not denied by the applicable payor in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Secured Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Secured Indebtedness for borrowed money (other than Indebtedness with respect to Cash Management Services and intercompany Indebtedness) of Holdings, the Company and their Restricted Subsidiaries outstanding such date, minus (b) the aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of Holdings, the Company and their Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements are available with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” and as determined in good faith by the Company. For the avoidance of doubt, Consolidated Secured Indebtedness shall exclude Indebtedness in respect of any Receivables Facility or Securitization Facility.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Indebtedness as of such date to (b) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of Holdings are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness for borrowed money (other than Indebtedness with respect to Cash Management Services and intercompany Indebtedness) of Holdings, the Company and their Restricted Subsidiaries outstanding on such date, minus (b) the aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of Holdings, the Company and their Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements are available with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” and as determined in good faith by the Company. For the avoidance of doubt, Consolidated Total Indebtedness shall exclude Indebtedness in respect of any Receivables Facility or Securitization Facility.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of Holdings are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Contingent Cash Pay Notes” means the 7.125%/7.875% Senior Contingent Cash Pay Notes issued by Infor Software Parent, LLC, an indirect holding company of the Company, and its direct subsidiary, Infor Software, Inc.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means the Credit Agreement by and among the Company, Holdings, certain of their Subsidiaries identified therein as guarantors, the senior lenders (as named therein), Bank of America, N.A., as the administrative agent for the lenders, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.

“Credit Facility” means, with respect to the Company, Holdings or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by Holdings, the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Designated Preferred Stock” means, with respect to Holdings, the Company, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of Holdings, the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in clause (c)(ii) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)	is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Holdings or the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with the covenant described under “—Certain Covenants—Limitation on Restricted Payments”; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings, the Company or their Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means (x) a sale of Capital Stock of the Company or Holdings (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of Holdings, the Company or any of their Restricted Subsidiaries.

“euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Euroclear” means Euroclear Bank SA/NV or any successor clearing agency.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Exchange Notes” means any notes issued in exchange for Notes pursuant to the Registration Rights Agreement or similar agreement.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by Holdings or the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of Holdings or the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of Holdings or the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“Existing Notes” means (i) the 11 1⁄2% Senior Notes due 2018, (ii) the 9.375% Senior Notes due 2019 and (iii) the 10.0% Senior Notes due 2019, in each case issued by the Company and to the extent outstanding on the Issue Date.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of Holdings or the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available to the Fixed Charges of such Person for four consecutive fiscal quarters. In the event that Holdings, the Company or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that for purposes of the pro forma calculation under the first paragraph under “—Certain Covenants—Limitation on Indebtedness” such calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to the provisions described in the second paragraph under “—Certain Covenants—Limitation on Indebtedness” (other than clause (5)(b) thereof).

For purposes of making the computation referred to above, any Investment, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by Holdings, the Company or any of their Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings, the Company or any of their Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

Notwithstanding anything in this definition or anything else to the contrary, when calculating the Consolidated Total Leverage Ratio, the Consolidated Secured Leverage Ratio or the Fixed Charge Coverage Ratio, as applicable, in each case in connection with a Limited Condition Acquisition, the date of determination of such ratio and of any default or event of default blocker shall, at the option of the Company, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such ratios shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four-quarter reference period, and, for the avoidance of doubt, (x) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Company or the target company) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided further, that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, any such transaction shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of subsequently calculating any ratios under the indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Total Assets or Consolidated Net Income for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such Limited Condition Acquisition) shall not reflect such Limited Condition Acquisition until it is closed.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of Holdings or the Company (including cost savings and synergies). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such Period;

(2)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such Person during such period; and

(3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in the indenture, all ratios and calculations based on GAAP contained in the indenture shall be computed in accordance with GAAP as in effect on the Issue Date. At any time after the Issue Date, the Company may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election; provided that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the indenture), including as to the ability of the Company to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further again, that the Company may only make such election if it also elects to report any subsequent financial reports required to be made by the Company, including pursuant to Section 13 or Section 15(d) of the Exchange Act and the covenants set forth under “Reports,” in IFRS. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

“GGC” means, collectively, Golden Gate Capital Management, L.L.C., Golden Gate Capital Management II, L.L.C., Golden Gate Private Equity, Inc., GGC Opportunity Fund Management GP, Ltd. and funds or partnerships related, managed or advised by any of them or any Affiliate of any of them.

“Government Securities” means securities that are direct obligations (or certificates representing an ownership interest in such obligations) of a member state of the European Union as of January 1, 2007 (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such government is pledged.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Restricted Subsidiary that Guarantees the Notes, until such Guarantee is released in accordance with the terms of the indenture.

“Hedging Obligations” means, with respect to any person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the registrar’s books, which shall initially be the respective nominee of DTC in the case of the Dollar Notes, and to the nominee of the common depositary for the accounts of Euroclear and Clearstream in the case of the Euro Notes.

“Holdings” means Infor, Inc., a Delaware corporation, and its successors (formerly known as GGC Software Holdings, Inc.).

“IFRS” means the international financial reporting standards as issued by the International Accounting Standards Board as in effect from time to time.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary that (i) has not guaranteed any other Indebtedness of the Company and (ii) has Total Assets together with all other Immaterial Subsidiaries (as determined in accordance with GAAP) and Consolidated EBITDA of less than 5.0% of the Company’s Total Assets and Consolidated EBITDA (measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the four quarters ended most recently for which internal financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or depositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary).

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of indebtedness of such Person for borrowed money;

(2)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)	Capitalized Lease Obligations of such Person;

(6)	the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8)	Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

with respect to clauses (1), (2), (4) and (5) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any Parent Entity appearing upon the balance sheet of Holdings or the Company solely by reason of push-down accounting under GAAP shall be excluded.

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Contingent Obligations Incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii)	Cash Management Services;

(iii)	any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv)	obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(v)	in connection with the purchase by Holdings, the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vi)	for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes; or

(vii)	Capital Stock (other than Disqualified Stock).

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sublicense agreement, distribution agreement, services agreement, intellectual property rights transfer agreement, any related agreements or other similar agreements, in each case where all parties to such agreement are Holdings, the Company or a Restricted Subsidiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of “—Certain Covenants—Limitation on Restricted Payments” and “—Designation of Restricted and Unrestricted Subsidiaries”:

(1)	“Investment” will include the portion (proportionate to Holdings’ or the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of Holdings or the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings or the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a)Holdings’ or the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to Holdings’ the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by Holdings or the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by Holdings or the Company.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)	debt securities or debt instruments with a rating of “A—” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(4)	investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1)	a rating of “BBB-” or higher from S&P;

(2)	a rating of “Baa3” or higher from Moody’s; or

(3)	a rating of “BBB-” or higher from Fitch,

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means April 1, 2015.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Acquisition” means any acquisition, including by means of a merger or consolidation, by Holdings, the Company or one or more of their Restricted Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing; provided that for purposes of determining compliance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” the Consolidated Net Income (and any other financial defined term derived therefrom) shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent Entity, Holdings, the Company or any Restricted Subsidiary:

(1)	(a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of Holdings, the Company, their Subsidiaries or any Parent Entity with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)	not exceeding $15.0 million in the aggregate outstanding at any time.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to Company and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition, including distributions for Related Taxes;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Company or any of its Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4)	the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)	any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credit or deductions and any tax sharing agreements, and including distributions for Related Taxes).

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees and the indenture.

“Obligations” means any principal, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holdings, the Company or any Guarantor whether or not a claim for Post-Petition Interest is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum, dated March 18, 2015, relating to the offering by the Issuer of the Initial Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of the indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Parent Entity” means any direct or indirect parent of Holdings.

“Parent Entity Expenses” means:

(1)	costs (including all professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the indenture or any other agreement or instrument relating to the Notes, the Guarantees or any other Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)	customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its articles, charter, by-laws, partnership agreement or other constating documents or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;

(3)	obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(4)	general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent Entity related to the ownership or operation of the business of Holdings, the Company or any of their Restricted Subsidiaries;

(5)	expenses Incurred by any Parent Entity in connection with any offering or other sale, conversion or exchange of Capital Stock or Indebtedness; and

(6)	amounts to finance Investments that would otherwise be permitted to be made pursuant to the covenant described above under “—Limitation on Restricted Payments” if made by the Company; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of Holdings, the Company or one of their Restricted Subsidiaries or (2) the merger, consolidation or amalgamation of the Person formed or acquired into Holdings, the Company or one of their Restricted Subsidiaries (to the extent not prohibited by the covenant described under the caption “—Merger and Consolidation” above) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than Holdings, the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent Holdings, the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with the indenture and such consideration or other payment is included as a Restricted Payment under the indenture, (D) any property received by Holdings or the Company shall not increase amounts available for Restricted Payments pursuant to clause (c) of the first paragraph of the covenant described under the caption “—Limitation on Restricted Payments” and (E) such Investment shall be deemed to be made by Holdings, the Company or such Restricted Subsidiary pursuant to another provision of this covenant or pursuant to the definition of “Permitted Investment.”

“Pari Passu Indebtedness” means Indebtedness of Holdings or the Company which ranks equally in right of payment to the Notes or any Guarantee if such Guarantee ranks equally in right of payment to the Guarantees of the Notes.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Permitted Holders” means, collectively, (1) GGC, (2) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture, (3) Senior Management, (4) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity, Holdings or the Company, acting in such capacity, and (5) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, GGC and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock Holdings, of the Company or any Parent Entity held by such group.

“Permitted Investment” means (in each case, by Holdings, the Company or any of their Restricted Subsidiaries):

(1)	Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)	Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, Holdings, the Company or a Restricted Subsidiary;

(3)	Investments in cash, Cash Equivalents or Investment Grade Securities;

(4)	Investments in receivables owing to Holdings, the Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(5)	Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(6)	Management Advances;

(7)	Investments received in settlement of debts created in the ordinary course of business or consistent with past practice and owing to Holdings, the Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by Holdings, the Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(9)	Investments existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under the indenture;

(10)	Hedging Obligations, which transactions or obligations are Incurred in compliance with “—Certain Covenants—Limitation on Indebtedness”;

(11)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Limitation on Liens”;

(12)	any Investment to the extent made using Capital Stock of Holdings, the Company (other than Disqualified Stock) or Capital Stock of any Parent Entity as consideration;

(13)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Affiliate Transactions” (except those described in clauses (1), (3), (6), (7), (8), (9), (12) and (14) of that paragraph);

(14)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with the indenture;

(15)	(i) Guarantees not prohibited by the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations that are permitted by the indenture;

(16)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by the indenture;

(17)	Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into Holdings or the Company or merged into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18)	Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(19)	contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings or the Company;

(20)	Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $125.0 million and 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(21)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of $200.0 million and 3.25% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of the covenant described in the section entitled “—Certain Covenants—Limitation on Restricted Payments” of any amounts applied pursuant to clause (c) of the first paragraph of such covenant); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) above and shall not be included as having been made pursuant to this clause (21);

(22)	(i) Investments in any Receivables Facility or any Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing or a Receivables Facility;

(23)	repurchases of Notes; and

(24)	Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under the caption “—Designation of Restricted and Unrestricted Subsidiaries.”

“Permitted Liens” means, with respect to any Person:

(1)	Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(2)	pledges, deposits or Liens under workmen’s compensation laws, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)	Liens for Taxes which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of Holdings, the Company and their Restricted Subsidiaries or to the ownership of their properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of Holdings, the Company and their Restricted Subsidiaries;

(6)	Liens (a) on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under the indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness incurred under clause (8)(c) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness” with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof , which Liens, in any event, do not to secure any Indebtedness;

(7)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(8)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (b) the period within which such proceedings may be initiated has not expired or (c) no more than 60 days have passed after (i) such judgment, decree, order or award has become final or (ii) such period within which such proceedings may be initiated has expired;

(9)	Liens (i) on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the indenture and (b) any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(10)	Liens perfected or evidenced by Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by Holdings, the Company and their Restricted Subsidiaries in the ordinary course of business;

(11)	Liens existing on the Issue Date, excluding Liens securing the Credit Agreement;

(12)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13)	Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

(14)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under the indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(15)	(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)	[reserved];

(19)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20)	Liens securing Indebtedness permitted to be Incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the indenture to be Incurred pursuant to clause (1) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness”;

(21)	Liens Incurred to secure Obligations in respect of any Indebtedness permitted by clause (7) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(22)	Liens to secure Indebtedness of any Non-Guarantor permitted by clause (11) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness” covering only the assets of such Subsidiary;

(23)	Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(24)	any security granted over the marketable securities portfolio described in clause (16) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(25)	Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(26)	Liens on equipment of the Company or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(27)	Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by the indenture;

(28)	Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(29)	Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(30)	Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(31)	Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed the greater of (a) $250.0 million and (b) 4.0% of Total Assets at any one time outstanding;

(32)	Liens Incurred to secure Obligations in respect of any Indebtedness permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness”; provided that, with respect to liens securing Obligations permitted under this clause, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 4.25 to 1.00; and

(33)	Liens on (i) the Securitization Assets arising in connection with a Qualified Securitization Financing or (ii) the Receivables Assets arising in connection with a Receivables Facility.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this covenant and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by any Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement prior to engaging in any securitization financing shall not be deemed a Qualified Securitization Financing.

“Receivables Assets” means (a) any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by the Company to a commercial bank or Affiliate thereof in connection with a Receivables Facility.

“Receivables Facility” means an arrangement between the Company or a Restricted Subsidiary and a commercial bank or an Affiliate thereof pursuant to which (a) the Company or such Restricted Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank (or such Affiliate) accounts receivable owing by customers, together with Receivables Assets related thereto, at a maximum discount, for each such account receivable, not to exceed 5.0% of the face value thereof and (b) the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company and such Restricted Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or Incurred in compliance with the indenture (including Indebtedness of Holdings or the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of Holdings or the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)	(a) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced; and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, respectively, and, in the case of Subordinated Indebtedness, is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(2)	Refinancing Indebtedness shall not include:

(i)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings or the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; or

(ii)	Indebtedness, Disqualified Stock or Preferred Stock of Holdings or the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Registration Rights Agreement” means (i) the Registration Rights Agreement related to the Notes dated as of the Issue Date, among the Company, the Guarantors and the Initial Purchasers, as amended or supplemented, and (ii) any other registration rights agreement entered into in connection with the issuance of Additional Notes in a private offering by the Company after the Issue Date.

“Related Taxes” means:

(1)	any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a)	being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries) or otherwise maintaining its existence or good standing under applicable law;

(b)	being a holding company parent, directly or indirectly, of the Company or any of the Company’s Subsidiaries;

(c)	receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any of the Company’s Subsidiaries; or

(d)	having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent Entity pursuant to “—Certain Covenants—Limitation on Restricted Payments”; or

(2)	if and for so long as the Company or Holdings is a member of a group filing a consolidated or combined or similar tax return with any Parent Entity, an amount not to exceed the amount of any Taxes that Holdings, the Company and/or its domestic Subsidiaries that are part of such consolidated or combined or similar tax return (as applicable) would have been required to pay on a separate company basis or on a separate consolidated or combined or similar basis if Holdings, the Company and/or such domestic Subsidiaries had paid such Tax on a separate company basis or on a separate consolidated or combined or similar basis with respect to all applicable taxable periods ending after the date hereof.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of Holdings or the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable, real estate asset, mortgage receivables or related assets and the proceeds thereof, in each case subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in each case subject to a Securitization Financing.

“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of its Restricted Subsidiaries sells its Securitization Assets to either (a) Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing or a Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Company in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for this purpose.

“Senior Management” means the officers, directors, and other members of senior management of Holdings, the Company or any of its Subsidiaries, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of Holdings, the Company or any of their Subsidiaries.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)	any partnership, joint venture, limited liability company or similar entity of which:

(a)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Total Assets” mean, as of any date, the total assets of Holdings, the Company and their Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of Holdings, the Company and their Restricted Subsidiaries that is internally available, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Company or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means the issuance of the Notes and other transactions contemplated by the Offering Memorandum.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of Holdings or the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company in the manner provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

Holdings or the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, Holdings, the Company or any other Subsidiary of Holdings or the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)	such designation and the Investment of Holdings or the Company in such Subsidiary complies with “—Certain Covenants—Limitation on Restricted Payments.”

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2)	the sum of all such payments.

“Wholly Owned Domestic Subsidiary” means a Domestic Subsidiary of Holdings or the Company, all of the Capital Stock of which is owned by Holdings, the Company or a Guarantor.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the exchange of Original Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Original Notes who hold the Original Notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•	tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to persons who hold Original Notes through a partnership or similar pass-through entity;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Original Notes

The exchange of your Original Notes for Exchange Notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Original Notes. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your Original Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Original Notes.

The preceding discussion of certain United States federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Original Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes if the Original Notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the Expiration Date. In addition, until             , 2016 (90 days after the date of this prospectus), all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through the writing of options on the Exchange Notes or a combination of such methods of resale.

These resales may be made:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. An “underwriter” within the meaning of the Securities Act includes:

•	any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer; or

•	any broker or dealer that participates in a distribution of such Exchange Notes.

Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of not less than 180 days after the expiration of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the exchange offer, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make as a result thereof.

LEGAL MATTERS

The validity of the Exchange Notes and certain of the guarantees offered in this prospectus will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain legal matters with respect to the validity of the Exchange Notes and guarantees offered hereby relating to Georgia law will be passed upon for us by Rogers & Hardin LLP, Atlanta, Georgia, and, as relating to Massachusetts law, by K&L Gates LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Infor, Inc. as of April 30, 2015 and May 31, 2014, and for the eleven months ended April 30, 2015 and for each of the two years in the period ended May 31, 2014, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of GT Nexus, Inc. and its subsidiaries as of December 31, 2014, and for the year then ended December 31, 2014, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Infor, Inc. files annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These SEC filings are also available to the public from the SEC’s website at www.sec.gov.

INDEX TO THE FINANCIAL STATEMENTS OF INFOR, INC. AND GT NEXUS, INC.

Page Number
Audited Financial Statements of Infor, Inc.
Report of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets at April 30, 2015 and May 31, 2014	F-4
Consolidated Statements of Operations for the 11 months ended April 30, 2015 and 2014, and for the fiscal years ended May 31, 2014 and 2013	F-5
Consolidated Statements of Comprehensive Income (Loss) for the 11 months ended April 30, 2015 and 2014, and for the fiscal years ended May 31, 2014 and 2013	F-6
Consolidated Statements of Stockholders’ Deficit for the 11 months ended April 30, 2015, and for the fiscal years ended May 31, 2014 and 2013	F-7
Consolidated Statements of Cash Flows for the 11 months ended April 30, 2015 and 2014, and for the fiscal years ended May 31, 2014 and 2013	F-8
Notes to Consolidated Financial Statements	F-10

Unaudited Financial Statements of Infor, Inc.
Condensed Consolidated Balance Sheets at October 31, 2015 and April 30, 2015	F-78
Condensed Consolidated Statements of Operations for the three and six months ended October 31, 2015 and 2014	F-79
Condensed Consolidated Statements of Comprehensive Income (Loss) for the three and six months ended October 31, 2015 and 2014	F-80
Condensed Consolidated Statements of Cash Flows for the six months ended October 31, 2015 and 2014	F-81
Notes to Condensed Consolidated Financial Statements	F-82

Audited Financial Statements of GT Nexus, Inc.
Independent Auditors’ Report	F-122
Consolidated Balance Sheet at December 31, 2014	F-123
Consolidated Statement of Operations for the year ended December 31, 2014	F-124
Consolidated Statement of Comprehensive Loss for the year ended December 31, 2014	F-125
Consolidated Statement of Stockholders’ Equity for the year ended December 31, 2014	F-126
Consolidated Statement of Cash Flows for the year ended December 31, 2014	F-127
Notes to Consolidated Financial Statements	F-128

Unaudited Financial Statements of GT Nexus, Inc.
Condensed Consolidated Balance Sheets as of June 30, 2015 and December 31, 2014	F-145
Condensed Consolidated Statements of Operations for the six months ended June 30, 2015 and 2014	F-146
Condensed Consolidated Statements of Comprehensive Loss for the six months ended June 30, 2015 and 2014	F-147
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2015 and 2014	F-148
Notes to Condensed Consolidated Financial Statements	F-149

INFOR, INC.

Condensed Consolidated Financial Statements

April 30, 2015 and May 31, 2014

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Infor, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), stockholders’ deficit and cash flows present fairly, in all material respects, the financial position of Infor, Inc. and its subsidiaries at April 30, 2015 and May 31, 2014, and the results of their operations and their cash flows for the eleven months ended April 30, 2015 and for each of the two years in the period ended May 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

June 26, 2015

INFOR, INC.

CONSOLIDATED BALANCE SHEETS

(in millions, except share amounts which are actuals)

	April 30, 2015	May 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$526.7	$575.3
Accounts receivable, net	338.0	404.2
Prepaid expenses	113.9	108.1
Income tax receivable	49.6	33.7
Other current assets	17.8	33.5
Deferred tax assets	30.8	27.5

Total current assets	1,076.8	1,182.3
Property and equipment, net	81.8	82.8
Intangible assets, net	731.0	950.7
Goodwill	4,045.8	4,317.2
Deferred tax assets	72.8	88.6
Other assets	40.3	35.3

Total assets	$6,048.5	$6,656.9

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$62.4	$53.8
Income taxes payable	33.5	19.8
Accrued expenses	339.1	406.3
Deferred tax liabilities	1.1	1.3
Deferred revenue	867.0	975.3
Current portion of long-term obligations	0.1	31.7

Total current liabilities	1,303.2	1,488.2
Long-term debt, net	5,226.7	5,218.4
Deferred tax liabilities	107.0	192.5
Other long-term liabilities	208.4	217.8

Total liabilities	6,845.3	7,116.9

Commitments and contingencies (Note 14)

Stockholders’ deficit
Common stock, $0.01 par value; 1,000 shares authorized; 1,000 shares issued and outstanding at April 30, 2015 and May 31, 2014	—	—
Additional paid-in capital	1,209.1	1,276.3
Receivable from stockholders	(35.3)	(35.3)
Accumulated other comprehensive income (loss)	(240.6)	48.7
Accumulated deficit	(1,730.0)	(1,749.7)
Total stockholders’ deficit	(796.8)	(460.0)

Total liabilities and stockholders’ deficit	$6,048.5	$6,656.9

The accompanying Notes are an integral part of the Consolidated Financial Statements

INFOR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	11 Months Ended April 30,		Year Ended May 31,
	2015	2014	2014	2013
		(unaudited) (recast)
Revenues:
Software license fees and subscriptions	$479.2	$427.8	$548.3	$518.1
Product updates and support fees	1,330.3	1,340.9	1,465.9	1,441.2

Software revenues	1,809.5	1,768.7	2,014.2	1,959.3
Consulting services and other fees	629.4	677.0	747.6	758.7

Total revenues	2,438.9	2,445.7	2,761.8	2,718.0

Operating expenses:
Cost of software license fees and subscriptions(1)	109.7	81.9	99.8	86.4
Cost of product updates and support fees(1)	238.2	239.1	261.9	254.2
Cost of consulting services and other fees(1)	507.2	540.3	593.2	588.5
Sales and marketing	412.9	403.3	457.1	460.2
Research and development	369.8	357.1	391.8	351.9
General and administrative	177.9	174.2	192.8	210.4
Amortization of intangible assets and depreciation	222.9	241.5	264.3	275.7
Restructuring costs	5.7	12.8	18.6	10.2
Acquisition-related and other costs	1.4	27.3	27.6	15.0

Total operating expenses	2,045.7	2,077.5	2,307.1	2,252.5

Income from operations	393.2	368.2	454.7	465.5

Other expense, net:
Interest expense, net	320.1	348.4	378.0	418.1
Loss on extinguishment of debt	172.4	5.2	5.2	1.8
Other (income) expense, net	(66.8)	(52.0)	(62.8)	99.2

Total other expense, net	425.7	301.6	320.4	519.1

Income (loss) before income tax	(32.5)	66.6	134.3	(53.6)
Income tax provision (benefit)	(52.2)	(0.4)	12.6	22.6

Net income (loss)	$19.7	$67.0	$121.7	$(76.2)

(1)	Excludes amortization of intangible assets and depreciation which are separately stated below

The accompanying Notes are an integral part of the Consolidated Financial Statements

INFOR, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

	11 Months Ended April 30,		Year Ended May 31,
	2015	2014	2014	2013
		(unaudited) (recast)
Net income (loss)	$19.7	$67.0	$121.7	$(76.2)

Other comprehensive income (loss):
Unrealized gain (loss) on foreign currency translation, net of tax	(277.5)	(10.6)	(32.9)	126.5
Change in defined benefit plan funding status, net of tax	(8.9)	0.7	1.5	1.6
Unrealized gain (loss) on derivative instruments, net of tax	(2.9)	(7.9)	(9.9)	—

Total other comprehensive income (loss)	(289.3)	(17.8)	(41.3)	128.1

Comprehensive income (loss)	$(269.6)	$49.2	$80.4	$51.9

The accompanying Notes are an integral part of the Consolidated Financial Statements

INFOR, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT (in millions, except share amounts which are actuals)

	Infor, Inc. Common Stock
	Shares	Amount	APIC	Stockholders’ Receivable	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
Balance, May 31, 2012	1,000	$—	$1,234.2	$(21.4)	$(38.1)	$(1,795.2)	$(620.5)
Equity-based compensation expense	—	—	14.0	—	—	—	14.0
Unrealized gain (loss) on foreign currency translation, net of tax	—	—	—	—	126.5	—	126.5
Defined benefit plan funding status, net of tax	—	—	—	—	1.6	—	1.6
Receivable from stockholders	—	—	—	(8.7)	—	—	(8.7)
Other	—	—	(0.6)	—	—	—	(0.6)
Net income (loss)	—	—	—	—	—	(76.2)	(76.2)

Balance, May 31, 2013	1,000	—	1,247.6	(30.1)	90.0	(1,871.4)	(563.9)
Equity-based compensation expense	—	—	28.7	—	—	—	28.7
Unrealized gain (loss) on foreign currency translation, net of tax	—	—	—	—	(32.9)	—	(32.9)
Defined benefit plan funding status, net of tax	—	—	—	—	1.5	—	1.5
Unrealized gain (loss) on derivative instruments, net of tax	—	—	—	—	(9.9)	—	(9.9)
Receivable from stockholders	—	—	—	(5.2)	—	—	(5.2)
Net income (loss)	—	—	—	—	—	121.7	121.7

Balance, May 31, 2014	1,000	—	1,276.3	(35.3)	48.7	(1,749.7)	(460.0)
Equity-based compensation expense	—	—	15.5	—	—	—	15.5
Unrealized gain (loss) on foreign currency translation, net of tax	—	—	—	—	(277.5)	—	(277.5)
Defined benefit plan funding status, net of tax	—	—	—	—	(8.9)	—	(8.9)
Unrealized gain (loss) on derivative instruments, net of tax	—	—	—	—	(2.9)	—	(2.9)
Dividend paid/accrued	—	—	(82.7)	—	—	—	(82.7)
Net income (loss)	—	—	—	—	—	19.7	19.7

Balance, April 30, 2015	1,000	$—	$1,209.1	$(35.3)	$(240.6)	$(1,730.0)	$(796.8)

The accompanying Notes are an integral part of the Consolidated Financial Statements

INFOR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	11 Months Ended April 30,		Year Ended May 31,
	2015	2014	2014	2013
		(unaudited) (recast)
Cash flows from operating activities:
Net income (loss)	$19.7	$67.0	$121.7	$(76.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	222.9	241.5	264.3	275.7
Provision for doubtful accounts, billing adjustments and sales allowances	16.0	15.0	17.7	11.3
Deferred income taxes	(79.1)	0.9	(23.5)	(36.4)
Non-cash (gain) loss on foreign currency	(66.2)	(54.3)	(65.0)	99.3
Non-cash interest	24.4	25.4	27.6	25.5
Loss on extinguishment of debt	172.4	5.2	5.2	1.3
Equity-based compensation expense	15.5	25.5	28.7	14.0
Other	(3.0)	2.5	3.7	(0.8)
Changes in operating assets and liabilities (net of effects of acquisitions):
Prepaid expenses and other assets	(21.9)	12.9	12.8	(19.4)
Accounts receivable, net	29.4	97.5	2.1	13.5
Income tax receivable/payable	(14.0)	(52.3)	(29.5)	13.7
Deferred revenue	(68.1)	(65.9)	28.9	58.0
Accounts payable, accrued expenses and other liabilities	(39.8)	(40.1)	19.9	(97.1)

Net cash provided by operating activities	208.2	280.8	414.6	282.4

Cash flows from investing activities:
Acquisitions, net of cash acquired	(30.1)	(199.7)	(199.7)	(106.0)
Change in restricted cash	17.1	(20.2)	(19.5)	2.2
Purchases of property, equipment and software	(35.7)	(29.9)	(32.5)	(36.0)

Net cash used in investing activities	(48.7)	(249.8)	(251.7)	(139.8)

Cash flows from financing activities:
Dividends paid	(65.7)	—	—	—
Loans to stockholders	—	(5.2)	(5.2)	(8.7)
Payments on capital lease obligations	(2.5)	(2.3)	(2.3)	(1.5)
Proceeds from issuance of debt	2,019.7	3,487.7	3,487.7	2,778.9
Payments on long-term debt	(1,932.5)	(3,457.5)	(3,457.5)	(2,847.2)
Deferred financing and early debt redemption fees paid	(168.7)	(37.5)	(37.5)	(27.6)
Other	(8.5)	(0.9)	(0.9)	(0.5)

Net cash used in financing activities	(158.2)	(15.7)	(15.7)	(106.6)

Effect of exchange rate changes on cash and cash equivalents	(49.9)	9.9	6.2	1.5

Net (decrease) increase in cash and cash equivalents	(48.6)	25.2	153.4	37.5
Cash and cash equivalents at the beginning of the period	575.3	421.9	421.9	384.4

Cash and cash equivalents at the end of the period	$526.7	$447.1	$575.3	$421.9

Supplemental disclosure of cash flow information
Cash paid for interest	$344.4	$326.7	$326.7	$424.5
Cash paid for income taxes	$41.5	$45.8	$65.0	$45.6
Supplemental disclosure of non-cash investing and financing activities
Assets acquired in acquisitions, net of cash acquired	$36.3	$207.3	$207.3	$147.9
Liabilities assumed in acquisitions	$6.2	$7.6	$7.6	$41.9
Capital lease obligations	$5.2	$2.7	$3.0	$2.8

The accompanying Notes are an integral part of the Consolidated Financial Statements

INFOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Basis of Presentation

Infor is a global provider of enterprise business applications software and services focused primarily on medium and large enterprises. We provide industry-specific enterprise resource planning (ERP) software products to companies in the manufacturing, distribution, healthcare, public sector, automotive, service industries, equipment services, management and rental (ESM&R), consumer products & retail and hospitality industries. We serve customers in three geographic regions: the Americas; Europe, Middle East and Africa (EMEA); and Asia-Pacific, including Australia and New Zealand (APAC). We offer a broad range of software applications and industry-specific solutions that we believe help our customers improve their business processes and reduce costs, resulting in better business or operational performance. Our solutions help automate and integrate critical business processes which enable our customers to better manage their suppliers, partners, customers and employees. Augmenting our vertical-specific applications, we have horizontal software applications, including our customer relationship management (CRM), enterprise asset management (EAM), financial applications, human capital management (HCM), and supply chain management (SCM) suites which, in addition to our proprietary light-weight middleware solution ION, can be integrated with our enterprise software applications and sold across verticals. In addition to providing software products, we provide on-going support and maintenance services for our customers through our subscription-based annual maintenance and support programs. We also help our customers implement and use our applications more effectively through our consulting services.

Our Consolidated Financial Statements are prepared in conformity with accounting principles generally accepted in the U.S. (GAAP) as set forth in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) and consider the various staff accounting bulletins and other applicable guidance issued by the U.S. Securities and Exchange Commission (SEC). Our Consolidated Financial Statements include the accounts of Infor, Inc. and our wholly-owned and majority-owned subsidiaries operating in the Americas, EMEA and APAC. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires us to make certain estimates, judgments and assumptions. These estimates, judgments and assumptions are based upon information available to us at the time that they are made and are believed to be reliable. These estimates, judgments and assumptions can affect the reported amounts of our assets and liabilities as of the date of the financial statements as well as the reported amounts of our revenues and expenses during the periods presented. On an on-going basis we evaluate our estimates and assumptions, including, but not limited to, those related to revenue recognition, allowance for doubtful accounts and sales returns, fair value of equity-based compensation, fair value of acquired intangible assets and goodwill, useful lives of intangible assets and property and equipment, income taxes, restructuring obligations, contingencies and litigation, fair value of derivative financial instruments, among others. We believe that these estimates and assumptions are reasonable under the circumstances and that they form a basis for making judgments about the carrying values of our assets and liabilities that are not readily apparent from other sources. Differences between these estimates, judgments or assumptions and actual results could materially impact our financial statements. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result.

Business Segments

We view our operations and manage our business as three reportable segments: License, Maintenance, and Consulting. We determine our reportable operating segments in accordance with the provisions in the FASB guidance on segment reporting, which establishes standards for, and requires disclosure of, certain financial information related to reportable operating segments and geographic regions. Factors used to identify our reportable operating segments include the financial information regularly utilized for evaluation by our chief operating decision-maker (CODM) in making decisions about how to allocate resources and in assessing our performance. We have determined that our CODM, as defined by this segment reporting guidance, is our Chief Executive Officer. See Note 20, Segment and Geographic Information.

Fiscal Year

Our fiscal year has historically been from June 1 through May 31. Unless otherwise stated, references to the years 2014 and 2013 relate to the fiscal years ended May 31, 2014 and 2013, respectively.

Beginning in the first quarter of fiscal 2015, we changed our fiscal year end. On April 22, 2014, our Board of Directors approved a change in our fiscal year end from May 31 to April 30. This change was effective beginning June 1, 2014, the start of our fiscal year 2015 which ended on April 30, 2015. As a result of this change, our fiscal 2015 has been reported as the 11-month transition period from June 1, 2014 to April 30, 2015. Accordingly, our Consolidated Balance Sheets are presented as of April 30, 2015, and May 31, 2014, our last audited annual balance sheet. The accompanying Consolidated Financial Statements, and the Notes thereto, include our results of operations and cash flows for the 11-month transition period of fiscal 2015 and for fiscal 2014 and 2013 as originally reported. In addition, we have presented on the accompanying Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income (Loss), and Consolidated Statements of Cash Flows our unaudited results of operations and cash flows for the comparable 11-month recast period of fiscal 2014 (the period June 1, 2013 to April 30, 2014).

2. Summary of Significant Accounting Policies

Adoption of New Accounting Pronouncements

On June 1, 2014, we adopted the FASB guidance on the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. This guidance requires an entity to present an unrecognized tax benefit as a reduction of a deferred tax asset for a net operating loss carryforward, or similar tax loss or tax credit carryforward, rather than as a liability when the uncertain tax position would reduce the net operating loss or other carryforward under the tax law of the applicable jurisdiction and the entity intends to use the deferred tax asset for that purpose. The adoption of this guidance resulted in an $18.1 million reduction of our long-term deferred tax assets with a corresponding reduction in our other long-term liabilities. The adoption of this guidance did not have a material impact on our results of operations or cash flows.

On June 1, 2014, we adopted the FASB amended guidance on foreign currency matters relating to the releasing of cumulative translation adjustments to net income when an entity ceases to have a controlling financial interest in a subsidiary or business within a foreign entity. According to this guidance, the cumulative translation adjustment should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided, or if a controlling financial interest is no longer held. The adoption of this guidance did not have a material impact on our financial position, results of operations or cash flows.

On April 30, 2015, we early adopted the FASB guidance related to simplifying the presentation of debt issuance costs on our Consolidated Balance Sheets. This guidance required a change in the presentation of the debt issuance costs related to our term loans and senior notes from an asset to a direct deduction from the carrying amount of the related debt liability, consistent with the presentation of debt discounts. This guidance was related to presentation only and did not impact our recognition or measurement of the applicable debt issuance costs. We have applied this guidance retrospectively to all periods presented. The adoption of this guidance did not have an impact on our results of operations or cash flows.

The following table reflects the impact that adoption of the FASB guidance on debt issuance costs had on our Consolidated Balance Sheet as of May 31, 2014:

(in millions)	As Originally Reported	Adjustments Related to Debt Issuance Costs(1)	As Adjusted
Other assets	$31.5	$3.8	$35.3
Deferred financing fees, net	$125.0	$(125.0)	$—
Long-term debt, net	$5,339.6	$(121.2)	$5,218.4

(1)	Amount in other assets is deferred finance fees, net of amortization, related to our revolving credit facility.

Recent Accounting Pronouncements—Not Yet Adopted

In May 2014, the FASB issued guidance on the principles for revenue recognition. This guidance is a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The new rules establish a core principle that requires the recognition of revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services. This guidance was to be effective for annual reporting periods beginning after December 15, 2016 (our fiscal 2018) and early adoption was not permitted. On April 1, 2015, the FASB proposed deferring the effective date by one year to December 15, 2017, for annual reporting periods beginning after that date (our fiscal 2019). The FASB also proposed permitting early adoption of the standard, but not before the original effective date of December 15, 2016. Initial adoption may be accounted for either retrospectively to each prior reporting period presented, or retrospectively with the cumulative effect of initial application recognized at the date of adoption. We are currently evaluating how this guidance will affect our revenue recognition, which transition approach we will use upon adoption and the impact it may have on our financial position, results of operations or cash flows.

As of the date of this report, there were no other recent accounting standards updates that we have not yet adopted that we believe would have a material impact on our financial position, results of operations or cash flows.

Revenue Recognition

We generate revenues primarily by licensing software and SaaS subscriptions, providing software support and product updates, and providing consulting services to our customers. We record all revenues in accordance with the guidance provided by ASC 985-605, Software—Revenue Recognition, ASC 605, Revenue Recognition. Revenue is recorded net of applicable taxes. Our specific revenue recognition policies are as follows:

Software license fees and subscriptions

Software license fees and subscriptions revenues are primarily from sales of perpetual software licenses granting customers use of our software products and access to software products through our SaaS subscription offerings. Software license fees are recognized when the following criteria are met: 1) there is persuasive evidence of an arrangement, 2) the software product has been delivered, 3) the fees are fixed or determinable, and 4) collectability is reasonably assured. SaaS subscription revenues are recognized over the contract term once the software is made available through our SaaS offerings. SaaS subscription revenues are included in software license fees and subscriptions revenues in our Consolidated Statements of Operations and were approximately $107.1 million, $74.9 million and $47.8 million in fiscal 2015, 2014 and 2013, respectively.

We do not generally offer rights of return or acceptance clauses. If a software license contains rights of return or customer acceptance criteria, recognition of the software license fee revenue is deferred until the earlier of customer acceptance or the expiration of the acceptance period or cancellation of the right of return.

We record revenues from sales of third-party products on a “gross” basis pursuant to ASC 605-45 Revenue Recognition, Principal Agent Considerations when we 1) have obtained persuasive evidence of an arrangement, 2) have taken title to the products being sold and 3) have the risks and rewards of ownership such as retaining the risk for collection. If these criteria have not been met, revenue is recognized net of related direct costs.

Revenue arrangements through our resellers that involve Infor contracting directly with an end user follow the same revenue recognition rules as our direct sales business. Revenue arrangements which involve Infor contracting directly with a reseller are generally recognized when the reseller purchases a product for resale to an identified end user provided that all other revenue recognition criteria have been met.

We enter into multiple element arrangements for software and software related products and services, which may include software licenses, product updates and support and/or implementation and consulting services agreements. Revenue is allocated to undelivered elements based upon their fair value as determined by vendor-specific objective evidence (VSOE). VSOE of fair value for the elements in an arrangement reflects the price charged when the undelivered element is sold separately.

We generally do not have VSOE of fair value for software license fees as software licenses are typically not sold separately from product updates and support. Since the fair value of a delivered element (license) has not been established, the residual method is used to record license revenue when VSOE of fair value of all undelivered elements is determinable. Under the residual method, the VSOE of fair value of an undelivered element (product updates and support and/or services) is deferred and the remaining portion of the fee is allocated to the delivered element (license) and is recognized as revenue in accordance with the provisions of
ASC 985-605. In instances where VSOE of fair value of one or more of the undelivered elements is not established, license revenue is recognized ratably over the term of the arrangement once all other services have been delivered and one undelivered element remains.

Certain software products are offered as term based license arrangements where the customer has the right to use the software for a specified period of time. Under these arrangements, license fees for multi-year term licenses can either be recognized up front when product updates and support obligations are charged separately and the product updates and support renewal rate and term are considered substantive, or are recognized ratably over the term of the underlying arrangement if the product updates and support renewal rate and term are not considered to be substantive.

For customer arrangements that include software license fees, implementation and/or other consulting services, the portion of the fees related to software licenses is generally recognized when delivered, as the implementation and consulting services typically qualify for separate recognition. The significant factors considered in determining whether the elements constitute multiple units of accounting for revenue recognition purposes include: 1) the nature of the services and consideration of whether the services are essential to the functionality of the licensed product, 2) degree of risk related to delivering the services, 3) availability of comparable services from other vendors, 4) timing of payments and 5) impact of milestones or acceptance criteria on the recognition of the software license fee. The portion of the fees related to implementation and other consulting services is recognized as such services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the services, revenues are deferred until the uncertainty is sufficiently resolved. If it is determined that the services are not separable from the arrangement for revenue recognition purposes, the license fees and services are recognized using contract accounting either on a percentage of completion basis, measured by the percentage of labor hours incurred to date to estimated total labor hours for each contract, or on a completed contract basis when dependable estimates are not available. Contract accounting is applied to any arrangements: 1) that include milestones or customer-specific acceptance criteria that may affect collection of the software license fees; 2) where services include significant modification or customization of the software; or 3) where the software license payment is tied to the performance of consulting services.

We also enter into multiple element arrangements that may include a combination of our various software-related and non-software related products and services offerings including software licenses, SaaS subscriptions, product updates and support, consulting services, education and hosting services. Each element within a non-software multiple element arrangement is accounted for as a separate unit of accounting provided the following criteria of ASC 605-25 are met: 1) the delivered item or items have value to the customer on a standalone basis, and 2) if the arrangement includes a general right to return relative to the delivered item, delivery or performance of the undelivered items is considered probable and substantially in our control. We consider a deliverable to have standalone value if the product or service is sold separately by Infor or another vendor or could be resold by the customer. In such arrangements, we first allocate the total arrangement consideration based on the relative selling prices of the software group of elements as a whole and to the non-software elements. We then further allocate consideration within the software group to the respective elements within that group following the guidance in ASC 985-605 and our policies as described above. For the non-software group, revenue is then allocated to each element using a selling price hierarchy; VSOE if available, third-party evidence (TPE) if VSOE is not available, or best estimate of selling price (BESP) if neither VSOE nor TPE are available.

To determine the selling price in non-software multiple-element arrangements, we establish VSOE of selling prices, as described earlier, to the extent possible. We establish TPE by evaluating similar and interchangeable competitor products or services in standalone arrangements with similarly situated customers. If we are unable to determine the selling price because VSOE or TPE is unavailable, BESP is determined for the purposes of allocating the arrangement. The objective of BESP is to determine the price at which the vendor would transact if the deliverable were sold by the vendor regularly on a standalone basis. Infor determines BESP for its offerings by considering many factors, including, but not limited to, geographies, market conditions, competitive landscape, internal costs, gross margin objectives and pricing practices.

Product Updates and Support Fees

Product updates and support fees entitle the customer to receive, for an agreed upon period, unspecified product upgrades (when and if available), release updates, regulatory updates and patches, as well as support services including access to technical information and technical support staff. The term of product updates and support services is typically twelve months. The product updates and support fees are recorded as product updates and support fees revenue and recognized ratably over the term of the agreement. Revenues for product updates and support that are bundled with license fees are deferred based on the VSOE of fair value of the bundled product updates and support and recognized over the term of the agreement.

Consulting Services and Other Fees

We also provide software-related services, including systems implementation and integration services, consulting, training, custom modification and application managed services. Consulting services are usually separately priced and are generally not essential to the functionality of our software products. Consulting services are generally provided under time and materials contracts and revenues are recognized as the services are provided. However, when we enter into arrangements with a fixed-fee or a maximum-fee basis where services are not considered essential to the functionality of the software, revenue is recognized based upon a proportionate performance method. When we enter into arrangements where services are considered essential to the functionality of the software, revenue is recognized based upon a percentage of completion method. Under this method, revenue is recognized based upon labor hours incurred as a percentage of total estimated labor hours to complete the project. Provisions for estimated losses on incomplete contracts are made in the period in which such losses are determined. Revenues for consulting services that are bundled with license fees are deferred based on the VSOE of fair value of the bundled services and recognized when the services are performed.

Consulting services and other fees also include education and hosting services. Hosted customers with perpetual licenses have the contractual right to take possession of the software at any time during the hosted period. The customer has the right to choose not to renew its hosting arrangement upon its expiration and can deploy the software internally or contract with another party unrelated to Infor to host the software. Customers can self-host and any penalties to do so are not significant. Accordingly, the portion of an arrangement allocated to the hosting element is recognized once the service begins and then ratably over the term of the hosting arrangement.

In accordance with the provisions set forth in ASC 605, we recognize amounts associated with reimbursements from customers for out-of-pocket expenses as revenue on a gross basis. Such amounts have been classified as consulting services and other fees.

Deferred Revenues

Deferred revenues represent amounts billed or payments received from customers for software licenses, SaaS subscriptions, product updates and support and/or services in advance of recognizing revenue or performing services. We defer revenues for any undelivered elements, and recognize revenues when the product is delivered or over the period in which the service is performed, in accordance with its revenue recognition policy for such elements. Product updates and support is normally billed quarterly or annually in advance of performing the service.

Deferred Costs

Commissions payable to our direct sales force and independent affiliates who resell our software products, as well as royalties payable to third-party software vendors, are recorded when a sale is completed or cash received, which coincides with the timing of revenue recognition in most cases. When revenue is recognized ratably over time, related commissions and royalties are deferred and amortized over the same period as the recognition of the revenue.

Collectability

We assess the probability of collection based upon several factors including 1) third-party credit agency information, 2) customer financial statements and/or 3) customer payment history. We typically do not provide for payment terms in excess of six months. Certain customer arrangements are recognized upon collection due to their specific collection history.

Business Combinations

We account for acquisitions in accordance with ASC 805, Business Combinations. ASC 805 requires recognition of the assets acquired and the liabilities assumed separately from goodwill, generally at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While best estimates and assumptions are used as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, adjustments are recorded to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in our results of operations.

The provisions of ASC 805 also require that:

•	the direct transaction costs associated with the business combination are expensed as incurred; and

•	any changes in estimates associated with income tax valuation allowances or uncertain tax positions after the measurement period are generally recognized as income tax expense with application of this policy also applied prospectively to all business combinations regardless of the acquisition.

For a given acquisition, certain pre-acquisition contingencies are generally identified as of the acquisition date and may extend the review and evaluation of these pre-acquisition contingencies throughout the measurement period (up to one year from the acquisition date) in order to obtain sufficient information to assess whether to include these contingencies as a part of the purchase price allocation and, if so, to determine the estimated amounts.

If it is determined that a pre-acquisition contingency (non-income tax related) is probable in nature and estimable as of the acquisition date, an estimate is recorded for such a contingency as a part of the preliminary purchase price allocation. We often continue to gather information for and evaluate our pre-acquisition contingencies throughout the measurement period and if changes are made to the amounts recorded or if additional pre-acquisition contingencies are identified during the measurement period, such amounts will be included in the purchase price allocation during the measurement period and, subsequently, in our results of operations.

In addition, uncertain tax positions and tax related valuation allowances assumed in connection with a business combination are initially estimated as of the acquisition date and are reevaluated with any adjustments to preliminary estimates being recorded to goodwill within the measurement period. Subsequent to the measurement period or the final determination of the tax allowance’s or contingency’s estimated value, changes to these uncertain tax positions and tax related valuation allowances impact the provision for income taxes in our Consolidated Statement of Operations and could have a material impact on our results of operations and financial position.

In connection with the purchase price allocations for our acquisitions, we estimate the fair value of product updates and support, SaaS subscription and service contract obligations assumed. The acquired deferred revenue is recognized at fair value to the extent it represents a legal obligation assumed by Infor. We consider post-contract support (PCS) obligations/services in their entirety, SaaS subscription contracts and service contracts to be legal obligations of the acquired entity. PCS arrangements of acquired entities typically include unspecified product upgrades (when and if available), release updates, regulatory updates and patches, as well as support including access to technical information and technical support staff. SaaS subscription arrangements of acquired entities provide access to product functionality through a hosted environment and other services. We consider PCS and SaaS subscription arrangements to be separate elements when determining the legal obligations assumed from the acquired entity. We expect to fulfill each underlying obligation element of these arrangements. The estimated fair values of these PCS arrangements, SaaS subscription contracts and service contracts are determined utilizing a top-down approach. The top-down approach relies on market indicators of expected revenue for any obligation yet to be delivered with appropriate adjustments. Conceptually, we start with the amount we would expect to receive in a transaction, less the estimated selling effort, which has already been performed, including an estimated profit margin on that selling effort.

We record receivables acquired in business combinations at their estimated fair market values. Subsequent changes to acquired receivables are reflected as changes in the provision for doubtful accounts included as a component of general and administrative expense in our Consolidated Statements of Operations.

The purchase agreements related to certain of our acquisitions may include provisions for the payment of additional cash consideration if certain future performance conditions are met. These contingent consideration arrangements are to be recognized at their acquisition date fair value and included as part of the purchase price at the acquisition date. The estimated fair value of these contingent consideration arrangements are classified as accrued liabilities or other long-term liabilities on our Consolidated Balance Sheets. As such, their fair value is remeasured each reporting period with any change in fair value being recognized in the applicable period’s results of operations and included in acquisition-related and other costs in our Consolidated Statements of Operations.

Restructuring

Costs to exit or restructure certain activities of an acquired company, or our internal operations, are accounted for as one-time termination and exit costs pursuant to ASC 420, Exit or Disposal Cost Obligations. If acquisition related, they are accounted for separately from the business combination. Liabilities for costs associated with an exit or disposal activity are measured at fair value on our Consolidated Balance Sheet and recognized in our Consolidated Statement of Operations in the period in which the liability is incurred. In the normal course of business, Infor may incur restructuring charges related to personnel which are accounted for in accordance with ASC 712, Compensation—Nonretirement Postemployment Benefits. These restructuring charges represent severance associated with redundant positions. When estimating the fair value of facility restructuring activities, assumptions are applied regarding estimated sub-lease payments to be received, which can differ materially from actual results. This may require revision of initial estimates which may materially affect our results of operations and financial position in the period the change in estimate occurs. See Note 11, Restructuring Charges.

We estimate the amounts of these costs based on our expectations at the time the charges are taken and we reevaluate the remaining accruals at each reporting date based on current facts and circumstances. If our estimates or expectations change because we are subjected to contractual obligations or negotiations we did not anticipate, we choose to further restructure our operations, or there are other costs or changes we did not foresee, we adjust the restructuring accruals in the period that our estimates change. Such changes are recorded as increases or decreases to restructuring costs in our Consolidated Statements of Operations.

Accounts Receivable

Accounts receivable are comprised of gross amounts invoiced to customers and accrued revenue, which represents earned but unbilled revenue at the balance sheet date. The gross amount invoiced includes pass-through taxes and fees, which are recorded as liabilities at the time they are billed. We offset our accounts receivable and deferred revenue for invoices for which the maintenance period has not started as of the balance sheet date.

Allowances for Doubtful Accounts, Cancellations and Billing Adjustments

We have established an allowance for estimated billing adjustments and an allowance for estimated amounts that will not be collected. We record provisions for billing adjustments as a reduction of revenue and provisions for doubtful accounts as a component of general and administrative expense in our Consolidated Statements of Operations. We review specific accounts, including significant accounts with balances past due over 90 days, for collectability based on circumstances known at the date of the financial statements. In addition, we maintain reserves based on historical billing adjustments and write-offs. These estimates are reviewed periodically and consider specific customer situations, historical experience and write-offs, customer credit-worthiness, current economic trends and changes in customer payment terms. A considerable amount of judgment is required in assessing these factors. If the factors utilized in determining the allowance do not reflect future performance, a change in the allowance would be necessary in the period such determination is made which would affect future results of operations. Accounts receivable are charged off against the allowance when we determine it is probable the receivable will not be recovered.

Sales Allowances

We do not generally provide a contractual right of return. However, in the course of arriving at practical business solutions to various claims arising from the sale of our products and delivery of our solutions, we have allowed for sales allowances. We record a provision against revenue for estimated sales allowances on license and consulting revenues in the same period the related revenues are recorded or when current information indicates additional allowances are required. These estimates are based on historical experience determined by analysis of claim activities, specifically identified customers and other known factors. If the historical data utilized does not reflect expected future performance, a change in the allowances would be recorded in the period such determination is made affecting current and future results of operations. The balance of our sales reserve is reflected in deferred revenue on our Consolidated Balance Sheets.

Following is a rollforward of our sales reserve:

(in millions)
Balance, May 31, 2012	$9.6
Provision	4.8
Write-offs	(4.3)
Currency translation effect	0.6

Balance, May 31, 2013	10.7
Provision	4.6
Write-offs	(7.6)
Currency translation effect	0.2

Balance, May 31, 2014	7.9
Provision	7.4
Write-offs	(7.3)
Currency translation effect	(0.7)

Balance, April 30, 2015	$7.3

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based upon the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining term of the leases to which they relate. Repair and maintenance costs are expensed as incurred if they do not increase the life or productivity of the related capitalized asset. Assets acquired under capital leases are included in property and equipment with corresponding depreciation included in accumulated depreciation. Capital leases are amortized on a straight-line basis over the lesser of the estimated useful life of the respective assets, or the term of the capital lease.

We have asset retirement obligations accounted for under the provisions of ASC 410-20, Asset Retirement and Environmental Obligations—Asset Retirement Obligations, primarily related to certain leased facilities in Europe. We record the asset retirement obligation and a corresponding leasehold improvement which is depreciated over the expected term of the lease. Subsequent to initial recognition, we record period-to-period changes in the asset retirement obligations liability resulting from the passage of time to general and administrative expense and revisions to either the timing or the amount of the original expected cash flows to the related assets. See Note 8, Property and Equipment, for details of the asset retirement obligations amounts.

Gains or losses are reflected in results of operations upon retirement or sale of property and equipment. Property and equipment is reviewed for impairment when circumstances indicate that the carrying value of the property and equipment may not be recoverable. We did not recognize any impairment charges for property and equipment during fiscal 2015, 2014 and 2013.

Lease Obligations

We recognize lease obligations with scheduled rent increases over the terms of the leases on a straight-line basis in accordance with FASB guidance related to operating leases. Accordingly, the total amount of base rentals over the term of our leases is charged to expense using a straight-line method, with the amount of rental expense in excess of lease payments recorded as a deferred rent liability. As of April 30, 2015 and May 31, 2014, we had total deferred rent liabilities of $23.7 million and $16.9 million, respectively. The current and non-current portions of our deferred rent liabilities are included in accrued expenses and other long-term liabilities, respectively, on our Consolidated Balance Sheets. We also recognize capital lease obligations and record the underlying assets and liabilities on our Consolidated Balance Sheets. See Note 14, Commitments and Contingencies—Leases.

Contingencies—Litigation Reserves

We provide for contingent liabilities, including those related to litigation matters, in accordance with ASC 450, Contingencies. Pursuant to this guidance, a loss contingency is charged to income when it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. We disclose in the notes to our financial statements those loss contingencies that do not meet both conditions if there is a reasonable possibility that a loss may have been incurred. We do not record gain contingencies until they are realized. We expense all legal costs to resolve regulatory, legal, tax, or other matters in the period incurred.

We review the status of each significant matter to assess our potential financial exposure at each reporting date. If a potential loss is considered probable and the amount can be reasonably estimated as defined by the guidance related to accounting for contingencies, we reflect the estimated loss in our results of operations. Significant judgment is required to determine the probability that a liability has been incurred and whether such liability can be reasonably estimated. Because of uncertainties related to these matters, accruals are based on the best information available to us at that time. Further, estimates of this nature are highly subjective, and the final outcome of these matters could vary significantly from the amounts that have been included in our Consolidated Financial Statements. As additional information becomes available, we reassess the potential liability related to any pending claims and litigation and may revise our estimates accordingly. Such revisions in the estimates of the potential liabilities could have a material impact on our future results of operations, financial position and cash flows. See Note 14, Commitments and Contingencies—Litigation.

Software Development Costs

Expenditures for software research and development consist primarily of salaries, employee benefits, related overhead costs, and consulting fees associated with product development, testing, quality assurance, documentation, enhancements and upgrades for existing customers under maintenance. We apply ASC 985-20, Software—Costs of Software to Be Sold, Leased, or Marketed, in analyzing our software development costs. ASC 985-20 requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility for a software product in development. Research and development costs associated with establishing technological feasibility are expensed as incurred. Based on our software development process, technological feasibility is established upon the completion of a working model. Costs capitalized in accordance with ASC 985-20 for the completion of work between the time of technological feasibility and the point at which the software is ready for general release were $4.2 million, $4.4 million and $3.2 million in fiscal 2015, 2014 and 2013, respectively. Amortization expense for assets capitalized totaled $3.6 million, $3.5 million and $2.7 million for fiscal 2015, 2014 and 2013, respectively. Unamortized costs capitalized totaled $4.5 million and $3.9 million as of April 30, 2015, and May 31, 2014, respectively.

We begin amortizing capitalized software development costs once a product is available for general release. Amortization of capitalized software development costs and acquired technology is recognized based upon the greater of 1) the ratio of current revenues to total anticipated product revenues, or 2) the amount computed on a straight-line basis with reference to the product’s expected useful life. At least annually, we perform a net realizable value analysis and the amount by which unamortized software development costs exceed the net realizable value, if any, is recognized as expense in the period it is determined. Amortization expense associated with capitalized software development costs and acquired technology is recorded as a component of amortization of intangible assets and depreciation in our Consolidated Statements of Operations.

We apply ASC 350-40, Intangibles—Goodwill and Other—Internal Use Software, in review of certain systems projects. These systems projects generally relate to software we do not intend to sell or otherwise market. In addition, we apply this guidance to our review of development projects related to software used exclusively for our SaaS subscription offerings. In these reviews, all costs incurred during the preliminary project stages are expensed as incurred. Once the projects have been committed to and it is probable that the projects will meet functional requirements, expenses are capitalized. These capitalized software costs are amortized on a project-by-project basis over the expected economic life of the underlying product on a straight-line basis, which is typically two to seven years. Amortization commences when the software is available for its intended use. During fiscal 2015 and 2014 we capitalized approximately $4.1 million and $0.9 million, respectively, related to internal use software and recorded approximately $0.7 million and $0.4 million in related amortization expense. For fiscal 2013, the amounts capitalized for internal use software were not significant and the amortization expense for assets capitalized was insignificant.

Intangible Assets

Intangible assets represent customer contracts and relationships, acquired technology and trade names obtained in connection with acquisitions. These intangible assets, other than acquired technology, are being amortized using either straight-line or accelerated amortization over their estimated useful lives, ranging from twelve months to twenty years. The accelerated amortization method is used should the realization of the economic value of the asset be deemed to have characteristics that more closely match an accelerated amortization methodology, as may exist principally with customer relationships. In those cases, the asset is amortized proportionally based upon the annual proportion of economic value contributed as it relates to the asset’s total economic value. Acquired technology is amortized at the greater of straight-line or the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product. See Note 9, Intangible Assets.

The carrying amount of intangible assets are reviewed whenever circumstances arise that indicate the carrying amount of an asset may not be recoverable, also known as a “triggering event.” The carrying value of these assets is compared to the undiscounted future cash flows the assets are expected to generate. If the asset is considered to be impaired, the carrying value is compared to the fair value and this difference is recognized as an impairment loss. We have not recognized a loss from impairment of intangible assets during fiscal 2015, 2014 or 2013.

Goodwill

Goodwill represents the excess of consideration transferred over the fair value of net tangible and intangible assets acquired and liabilities assumed in a business combination. Goodwill amounts are not amortized, but rather are evaluated for potential impairment on an annual basis unless circumstances indicate the need for impairment testing between the annual tests. The judgments regarding the existence of impairment indicators are based on legal factors, market conditions, and operational performance, among other things.

Annual testing for goodwill impairment may begin with a qualitative comparison of our reporting units’ fair value to their carrying value to determine if it is more-likely-than-not that the fair value is less than the carrying value and thus whether any further impairment tests are necessary. Further testing for goodwill impairment is a two-step process. The first step screens for potential impairment, and if there is an indication of possible impairment, the second step must be completed to measure the amount of impairment loss, if any. The first step of the goodwill impairment test used to identify potential impairment compares the fair value of a reporting unit with the carrying value of its net assets. If the fair value of the reporting unit is less than the carrying value of the reporting unit, the second step of the goodwill impairment test would be performed to measure the amount of impairment loss we would be required to record, if any. The second step, if required, would compare the implied fair value of our recorded goodwill with the current carrying amount. If the implied fair value of our goodwill is less than the carrying value, an impairment charge equal to the difference would be recorded as a charge to our operations.

We believe that our reportable segments are also representative of our reporting units for purposes of our goodwill impairment testing. We allocate our goodwill to each of these reporting units based upon their relative fair values. For purposes of allocating our recorded goodwill to our reporting units, we estimated their fair values using a combination of an income approach (discounted cash flow method) and a market approach (market transaction method).

We conduct our annual impairment test in the second quarter of each fiscal year, as of September 30. The results of the annual tests performed in fiscal 2015, 2014 and 2013 indicated no impairment of goodwill. See Note 4, Goodwill.

Deferred Financing Fees

Deferred financing fees, net of amortization, related to our term loans and senior notes are reflected on our Consolidated Balance Sheets as a direct reduction in the carrying amount of our long-term debt. In addition, deferred financing fees, net of amortization, related to our revolving credit facility are included in other assets. Deferred financing fees include direct financing fees, bank origination fees, amendment fees, legal and other fees incurred in obtaining and/or amending term and facility debt obligations. These deferred costs are being amortized using the effective interest method over the expected life of the related debt obligation and such amortization is included in interest expense, net in our Consolidated Statements of Operations. In fiscal 2015, 2014 and 2013, we capitalized significant deferred financing fees related to refinancing our senior notes and amending and obtaining new term debt under our credit arrangements, and we wrote off certain unamortized deferred financing fees in conjunction with these financing activities. See Note 12, Debt—Deferred Financing Fees.

Derivative Financial Instruments

In accordance with ASC 815, Derivatives and Hedging, we record derivative instruments on our Consolidated Balance Sheets as assets or liabilities at their fair value. Changes in their fair value are recognized currently in our results of operations in other (income) expense, net on our Consolidated Statements of Operations unless certain specific hedge accounting criteria are met. These criteria include among other things that we formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment. For derivative instruments that are designated and qualify as hedging instruments, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative instrument representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. The unrealized gains (losses) resulting from changes in the fair value of the derivative instruments are reflected as a component of stockholders’ deficit in accumulated other comprehensive income (loss) on our Consolidated Balance Sheets. Cash inflows or outflows associated with the derivative instruments are included in cash flows from operating activities on our Consolidated Statements of Cash Flows, as are the related interest payments.

We use interest rate swaps to limit our exposure to interest rate risk by converting the interest payments on variable rate debt to fixed rate payments. Interest rate swap agreements are contracts to exchange floating rate for fixed interest payments periodically over the life of the agreements without the exchange of the underlying notional debt amounts. These cash flow hedges are typically designated as accounting hedges until the time the underlying hedged instrument changes. Individual swaps are designated as hedges of our variable rate debt. The periodic settlement of our interest rate swaps will be recorded as interest expense in our Consolidated Statements of Operations. We entered into the interest rate swaps for hedging purposes only and not for trading or speculation.

We are exposed to certain credit-related risks in the event of non-performance by the counterparties to our derivative financial instruments. The credit risk is limited to unrealized gains related to our derivative instruments in the case that any of the counterparties fail to perform as agreed under the terms of the applicable agreements. To mitigate this risk, we only enter into agreements with counterparties that have investment-grade credit ratings.

The additional disclosures regarding derivatives are included below under Comprehensive Income (Loss) and in Note 5, Fair Value, and Note 15, Derivative Financial Instruments.

Foreign Currency

The functional currency of our foreign subsidiaries is typically the applicable local currency. The translation from the respective foreign currencies to U.S. Dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for income statement accounts using a weighted average exchange rate during the period. Gains or losses resulting from such translation are included as a separate component of accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in foreign currency income or loss except for the effect of exchange rates on long-term inter-company transactions considered to be a long-term investment, which are accumulated and credited or charged to other comprehensive income.

Transaction gains and losses are recognized in our results of operations based on the difference between the foreign exchange rates on the transaction date and on the reporting date. We recognized a net foreign exchange gain of $66.7 million, a net foreign exchange gain of $62.7 million, and a net foreign exchange loss of $99.3 million in fiscal 2015, 2014 and 2013, respectively. The foreign currency exchange gains and losses are included as a component of other (income) expense, net, in the accompanying Consolidated Statements of Operations.

Certain foreign currency transaction gains and losses are generated from our intercompany balances that are not considered to be long-term in nature that will be settled between subsidiaries. These intercompany balances are a result of normal transfer pricing transactions among our various operating subsidiaries, as well as certain loans initiated between subsidiaries. We also recognize transaction gains and losses from revaluing our debt denominated in Euros and held by subsidiaries whose functional currency is the U.S. Dollar. See Note 12, Debt.

Highly Inflationary Accounting—Venezuela

Since 2010, the economy in Venezuela has been determined to be highly inflationary and accordingly, we have applied highly inflationary accounting. As a result, our Venezuelan operations have had a functional currency of U.S. Dollars since that time. Our monetary assets and liabilities denominated in Venezuelan Bolivars (BsF) have been remeasured into U.S. Dollars at each balance sheet date at the exchange rate at which such balances could be settled with the impact of Venezuelan currency fluctuations being reported in our results of operations.

Prior to January 2014, we utilized the official fixed exchange rate for the BsF as established by the Venezuelan National Foreign Trade Center (the CENCOEX rate) of 6.30 BsF to $1.00 to remeasure our Venezuelan operations into U.S. Dollars, our reporting currency. In January 2014, the Venezuelan government established a variable foreign exchange rate which was applicable for use in settling certain operations including those of Infor. This foreign exchange mechanism is called the “Complimentary System of Foreign Currency Acquirement” (SICAD1). In March 2014, the Venezuelan government established an additional variable foreign exchange rate (SICAD2) which was applicable to all industry sectors and all transaction types.

Most recently, in February 2015, the Venezuelan government created a new three-tier exchange rate regime by introducing a new exchange rate mechanism, the Marginal Currency System (SIMADI), which allows foreign currency exchange rates to be set by free market transactions, and combining the SICAD1 and SICAD2 rates. Per the new system, the first tier, the official CENCOEX rate, is unchanged at 6.30 BsF to $1.00 for preferential goods. The second tier is the combined government regulated SICAD rate, currently 12.0 BsF to $1.00 for non-essential goods. The SIMADI rate is the third tier for both individuals and entities to use with fewer restrictions than the other foreign exchange mechanisms in Venezuela (CENCOEX and SICAD).

Beginning in fiscal 2014, we used the variable SICAD1 and SICAD2 rates, rather than the official fixed CENCOEX rate, to remeasure our Venezuelan operations into U.S. Dollars. As of February 2015, we began using the variable SIMADI rate. The SIMADI rate as of our fiscal year ended April 30, 2015, was 198.3 BsF to $1.00, and the SICAD2 rate as of May 31, 2014, was 50.0 BsF to $1.00. As a result of the changes in the BsF exchange rates utilized to remeasure our Venezuelan operations during fiscal 2015 and 2014, we recorded foreign currency transaction losses of approximately $0.5 million and $2.2 million, respectively.

As of April 30, 2015 and May 31, 2014, our net monetary assets denominated in BsF were not significant and consisted primarily of cash and accounts receivable, partially offset by income taxes payable. We plan to use the SIMADI rate to remeasure our Venezuelan operations into U.S. Dollars in the future, but we will continue to monitor and assess the proper exchange rate to use for remeasurement purposes.

Comprehensive Income (Loss)

Comprehensive income (loss) is the change in equity of a business enterprise from non-stockholder transactions impacting stockholders’ deficit that are not included in the statement of operations and are reported as a separate component of stockholders’ deficit. Other comprehensive income (loss) includes the change in foreign currency translation adjustments, changes in defined benefit plan obligations, and unrealized gain (loss) on derivative instruments.

We report accumulated other comprehensive income (loss) as a separate line item in the stockholders’ deficit section of our Consolidated Balance Sheets. We report the components of comprehensive income (loss) on our Consolidated Statements of Comprehensive Income (Loss).

Total accumulated other comprehensive income (loss) and its components were as follows for the periods indicated:

(in millions)	Foreign Currency Translation Adjustment	Funded Status of Defined Benefit Pension Plan(1)	Derivative Instruments Unrealized Gain (Loss)(2)	Accumulated Other Comprehensive Income (Loss)
Balance, May 31, 2013	$98.9	$(8.9)	$—	$90.0
Other comprehensive income (loss)	(32.9)	1.5	(9.9)	(41.3)

Balance, May 31, 2014	66.0	(7.4)	(9.9)	48.7
Other comprehensive income (loss)	(277.5)	(8.9)	(2.9)	(289.3)

Balance, April 30, 2015	$(211.5)	$(16.3)	$(12.8)	$(240.6)

(1)	Funded status of defined benefit pension plan is presented net of tax benefit of $4.6 million, $2.5 million and $2.8 million as of April 30, 2015, May 31, 2014 and 2013, respectively.
(2)	Derivative instruments unrealized gain (loss) is presented net of tax benefit of $1.8 million and $6.2 million as of April 30, 2015, and May 31, 2014, respectively.

The components of other comprehensive income (loss), including amounts reclassified out of accumulated other comprehensive income (loss), were as follows for the periods indicated:

(in millions)	Before-Tax	Income Tax (Expense) Benefit	Net-of-Tax
Fiscal 2015 (11 months)
Foreign currency translation adjustment	$(277.5)	$—	$(277.5)
Change in funded status of defined benefit plans	(10.5)	2.1	(8.4)
Derivative instruments unrealized loss	(5.7)	1.8	(3.9)
Reclassification adjustments:
Amortization of net actuarial gains and losses—defined benefit plans(1)	(0.3)	—	(0.3)
Amortization of prior service cost—defined benefit plans(1)	(0.2)	—	(0.2)
Amortization of derivative instruments unrealized loss	1.0	—	1.0

Other comprehensive income (loss)	$(293.2)	$3.9	$(289.3)

Fiscal 2014 (12 months)
Foreign currency translation adjustment	$(32.9)	$—	$(32.9)
Change in funded status of defined benefit plans	4.3	(0.3)	4.0
Derivative instruments unrealized loss	(16.1)	6.2	(9.9)
Reclassification adjustments:
Amortization of net actuarial gains and losses—defined benefit plans (1)	(0.6)	—	(0.6)
Amortization of prior service cost—defined benefit plans (1)	(1.9)	—	(1.9)

Other comprehensive income (loss)	$(47.2)	$5.9	$(41.3)

Fiscal 2013 (12 months)
Foreign currency translation adjustment	$126.5	$—	$126.5
Change in funded status of defined benefit plans	1.5	0.6	2.1
Reclassification adjustments:
Amortization of net actuarial gains and losses—defined benefit plans(1)	(0.3)	—	(0.3)
Amortization of prior service cost—defined benefit plans(1)	(0.2)	—	(0.2)

Other comprehensive income (loss)	$127.5	$0.6	$128.1

(1)	Amounts reclassified out of accumulated other comprehensive income related to defined benefit plan adjustments were included in the respective categories of operating expenses in our Consolidated Statement of Operations. These amounts were included as a component of our net periodic pension costs. See Note 19, Retirement Plans—Defined Benefit Plans, for additional detail.

Advertising Costs

We expense advertising costs as incurred. These costs are included in sales and marketing expense in our Consolidated Statements of Operations. For fiscal 2015, 2014 and 2013, advertising expenses were $15.9 million, $13.2 million and $11.4 million, respectively.

Concentration of Risk

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities and trade receivables with customers. Cash and cash equivalents are generally held with a number of large, diverse financial institutions worldwide to reduce the amount of exposure to any single financial institution. We have implemented investment policies that limit purchases of marketable debt securities to investment grade securities. We do not require collateral to secure accounts receivable. Credit risk with respect to trade receivables is mitigated by credit evaluations performed on existing and prospective customers and by the diversification of our customer base across different industries and geographic areas. No one customer accounted for more than 10% of our consolidated trade accounts receivable balance at April 30, 2015 or May 31, 2014. In addition, no individual customer accounted for more than 10% of our consolidated revenues during fiscal 2015, 2014 or 2013.

A significant portion of our business is conducted in currencies other than the U.S. Dollar, the currency in which our financial statements are reported. Significant changes in these currencies, especially the Euro and the British Pound, relative to the U.S. Dollar could materially impact our revenue, operating results and financial position. During fiscal 2015, 2014 and 2013, we did not pursue hedging strategies to mitigate foreign currency exposure.

Fair Value of Financial Instruments

We apply the provision of ASC 820, Fair Value Measurements and Disclosures, to our financial instruments that we are required to carry at fair value pursuant to other accounting standards, including derivative financial instruments. We have not applied the fair value option to those financial instruments that we are not required to carry at fair value pursuant to other accounting standards. The additional disclosures regarding fair value measurements are included in Note 5, Fair Value.

Income Taxes

We utilize the asset and liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under this method, we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates that are applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized to the differences between the financial statements carrying amount and the tax bases of existing assets and liabilities. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in our results of operations in the period in which the tax rate change is enacted. The statement also requires a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized. See Note 18, Income Taxes.

The provisions of ASC 740-10 contain a two-step approach to recognizing and measuring uncertain tax positions taken or expected to be taken in a tax return. The first step is to determine if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50.0% likely to be realized upon ultimate settlement. We recognize interest and penalties related to uncertain tax positions in (benefit) provision for income taxes in the accompanying Consolidated Statements of Operations.

The Company is included in the GGC Software Parent, Inc. consolidated federal income tax return. The Company and its subsidiaries provided for income taxes under the separate return method, by which Infor, Inc. and its subsidiaries compute tax expense as though they file a separate tax return. GGC Software Parent, Inc. entered into a Tax Allocation Agreement (the Tax Allocation Agreement) with the Company that was effective as of April 5, 2012. The Tax Allocation Agreement sets forth the obligation of the Company and its domestic subsidiaries with regard to preparing and filing tax returns and allocating tax payments under the consolidated reporting rules of the Internal Revenue Code and similar state and local tax laws governing combined or consolidated filings. The Tax Allocation Agreement provides that each domestic subsidiary that is a member of the consolidated, unitary or combined tax group will pay its share of the taxes of the group. See Note 21, Related Party Transactions—Due to/from Affiliates.

Equity-Based Compensation

We account for equity-based payments, including grants of employee stock options, restricted stock and other equity-based awards, in accordance with ASC 718, Compensation—Stock Compensation, which requires that share-based payments (to the extent they are compensatory) be recognized in our results of operations based on their fair values and the estimated number of securities we ultimately expect will vest. All equity-based payments are based upon equity issued by a parent company of Infor. Pursuant to applicable FASB guidance related to equity-based awards, we have reflected stock compensation expense related to our parent companies’ equity grants within our results of operations with an offset to additional paid-in capital.

In fiscal 2012, Infor Enterprise Applications, LP (Infor Enterprise), an affiliate of the parent company of Infor, issued Class C units in conjunction with a voluntary share exchange program in which we offered certain Infor employees an opportunity to exchange all of their outstanding restricted shares, outstanding options to purchase restricted shares, and other management incentive unit awards granted to such employees under Infor and Infor Global Solutions’ and its predecessors’ various Share Purchase and Options Plans then owned by them and/or their Permitted Transferees (as defined under the various Share Purchase and Options Plans) for newly issued Class C units. The Class C units are non-voting ordinary units of Infor Enterprise. As a result, the majority of all outstanding equity awards other than the Class C units were cancelled during fiscal 2012. See Note 16, Share Purchase and Option Plans.

Certain stock options, restricted stock and other equity-based awards outstanding under our Share Purchase and Option Plans are subject to vesting and repurchase features that function as in-substance forfeiture provisions. These in-substance forfeiture provisions preclude recognition of compensation cost for accounting purposes until such repurchase features are removed upon an employee termination event or change in control as defined in the applicable plan agreement. No compensation expense is recognized until the repurchase features lapse. For all other awards not subject to such repurchase features, the fair value of the equity-based awards is recorded as compensation expense over the applicable vesting periods.

We utilize the Option-Pricing Method to estimate the fair value of our parent company’s equity awards. This approach models the various classes of equity securities as a series of call options on our total equity. The exercise prices of the call options are derived based on the distribution waterfall of the issuing entity. Assumptions utilized under the Option–Pricing Method include: (a) stock price, derived from the estimated fair value of our parent company’s total equity, (b) time to expiration, derived from the expected time to a potential liquidity event, (c) risk- free interest rate, derived from the U.S. Treasury rate over the expected time to expiration, (d) expected dividend yield and (e) expected volatility of the total equity value. The following is a summary of the weighted average assumptions used in estimating the fair value of equity awards granted in the periods indicated and the resulting fair values of such awards.

	11 Months Ended April 30, 2015	Year Ended May 31,
		2014	2013
Expected term (years)	2.00	2.00	1.25
Risk-free interest rate	0.48%	0.35%	0.18%
Dividend yield	0.00%	0.00%	0.00%
Volatility	47.66%	50.00%	70.71%
Weighted average fair value per unit granted	$7.56	$7.29	$4.96

The following table presents equity compensation expense recognized in our Consolidated Statements of Operations, by category, for the periods indicated:

	11 Months Ended April 30, 2015	Year Ended May 31,
(in millions)		2014	2013
Cost of software license fees and subscriptions	$0.2	$—	$—
Cost of product updates and support fees	0.5	0.4	—
Cost of consulting services and other fees	0.3	3.0	—
Sales and marketing	3.5	9.7	5.9
Research and development	3.7	8.1	5.3
General and administrative	7.3	7.5	2.8

Total	$15.5	$28.7	$14.0

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

3. Acquisitions

Acquisitions—Fiscal 2015

On September 2, 2014, we acquired the assets of Saleslogix, a division of privately held Swiftpage, Inc., for approximately $30.1 million, net of cash acquired. Based in Scottsdale, Arizona, Saleslogix is a provider of SaaS customer relationship management (CRM) software accessible via mobile devices, desktops, and laptops. The acquisition of Saleslogix complements our CRM product offerings and adds additional sales and service functionality to our industry-focused Infor CloudSuites in the CRM market. We have recorded approximately $13.4 million of identifiable intangible assets and $18.2 million of goodwill related to our acquisition of Saleslogix. The acquired intangible assets relating to Saleslogix’s existing technology and customer relationships are being amortized over their weighted average estimated useful lives of approximately five and seven years, respectively. We have determined that the goodwill arising from this acquisition will be deductible for tax purposes.

The operating results related to this acquisition have been included in our Consolidated Financial Statements from the acquisition date. This acquisition was not significant for financial reporting purposes and the related results were not material to our results for fiscal 2015. Saleslogix contributed, to the extent separately identifiable, approximately $11.2 million in revenues during fiscal 2015.

Acquisitions—Fiscal 2014

On January 7, 2014, we acquired PeopleAnswers, LLC (formerly PeopleAnswers, Inc.) (PeopleAnswers), a privately held company based in Dallas, Texas, for approximately $200.0 million. PeopleAnswers is a provider of predictive talent analytics whose cloud-based talent science platform is used by companies to optimize hiring, promotion, learning, and compensation processes. The acquisition of PeopleAnswers complemented and further expanded our Infor Human Capital Management (HCM) suite offerings. We recorded approximately $84.0 million of identifiable intangible assets and $114.3 million of goodwill related to our acquisition of PeopleAnswers. The acquired intangible assets relating to PeopleAnswers’ existing technology and customer relationships are being amortized over their weighted average estimated useful lives of approximately ten years. We have determined that the goodwill arising from this acquisition will be deductible for tax purposes.

During the fourth quarter of fiscal 2014 we completed an additional acquisition for a purchase price of approximately
$1.8 million.

The results of our fiscal 2014 acquisitions have been included in our Consolidated Financial Statements from the acquisition dates. These acquisitions were not significant individually or in the aggregate for financial reporting purposes and their results were not material to our results for fiscal 2014.

Acquisitions—Fiscal 2013

We completed five acquisitions in fiscal 2013 for a combined purchase price of $119.7 million, net of cash acquired, to expand our product and service offerings in our targeted verticals, primarily manufacturing and distribution, and our HCM and CRM horizontal offerings. We have included the results of the acquired companies in our Consolidated Financial Statements from the applicable acquisition dates. These acquisitions were not significant individually or in the aggregate for financial reporting purposes.

We recorded $55.6 million of identifiable intangible assets, $9.4 million of net liabilities and $73.5 million of goodwill related to our fiscal 2013 acquisitions. The acquired intangible assets relating to these acquisitions’ existing technology and customer relationships are being amortized over their weighted average estimated useful lives of approximately seven years. We have determined that the goodwill arising from these acquisitions will not be deductible for tax purposes.

The purchase consideration related to certain of our acquisitions includes additional contingent cash consideration payable to the sellers if certain future performance conditions are met as detailed in the applicable purchase agreements. The fair value of these contingent consideration agreements was estimated to be $12.4 million as of May 31, 2014. The change in the estimated fair value of the contingent consideration, during the contingency period through settlement, is recorded in our results of operations in the period of such change and is included in acquisition-related and other costs in our Consolidated Statements of Operations. During fiscal 2015 and fiscal 2014, we paid $8.5 million and $0.7 million, respectively, under the provisions of certain of the contingent consideration agreements. As of April 30, 2015, we estimated that no further payments would be required under the contingent consideration arrangement due to the probability of meeting such results and reduced our contingent consideration liability to
$0.0 million.

4. Goodwill

The following table reflects changes in the carrying amount of our goodwill by reportable segment for fiscal 2014 and 2015:

(in millions)	License	Maintenance	Consulting	Total
Balance, May 31, 2013	$849.6	$3,012.9	$277.3	$4,139.8
Goodwill acquired	114.8	0.5	—	115.3
Currency translation effect	14.7	43.1	4.3	62.1

Balance, May 31, 2014	979.1	3,056.5	281.6	4,317.2
Goodwill acquired	11.9	6.3	—	18.2
Currency translation effect	(59.5)	(211.1)	(19.0)	(289.6)

Balance, April 30, 2015	$931.5	$2,851.7	$262.6	$4,045.8

Goodwill acquired during fiscal 2015 totaled $18.2 million related to our acquisition of Saleslogix. Goodwill acquired during fiscal 2014 totaled $115.3 million primarily related to our acquisition of PeopleAnswers. See Note 3, Acquisitions.

In accordance with the FASB guidance related to goodwill and other intangible assets, we are required to assess the carrying amount of our goodwill for potential impairment annually or more frequently if events or a change in circumstances indicate that impairment may have occurred. We conduct our annual impairment test in the second quarter of each fiscal year as of September 30. We believe that our reportable segments are also representative of our reporting units for purposes of our goodwill impairment testing.

We conducted our most recent annual impairment assessment in the second quarter of fiscal 2015. We chose to perform a Step 1 goodwill impairment assessment as of September 30, 2014. This assessment did not indicate any potential impairment for any of our reporting units and no further testing was required. We believe there was no impairment of our goodwill and no indication of potential impairment existed as of April 30, 2015. The results of the annual tests performed in fiscal 2014 and 2013 indicated no impairment of goodwill and we have no accumulated impairment charges related to our goodwill.

5. Fair Value

Fair Value Hierarchy

The FASB has established guidance on financial assets and liabilities and nonfinancial assets and liabilities that are recognized at fair value on a recurring basis and guidance for nonfinancial asset and liabilities that are recognized at fair value on a nonrecurring basis. This guidance defines fair value and establishes a framework for measuring fair value. Fair value is defined as an “exit price” which represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in valuing an asset or liability. The above mentioned guidance also requires the use of valuation techniques to measure fair values that maximize the use of observable inputs and minimize the use of unobservable inputs. As a basis for considering such assumptions and inputs, the guidance establishes a fair value hierarchy which identifies and prioritizes three levels of inputs to be used in measuring fair value.

The three levels of the fair value hierarchy are as follows:

Level 1—	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2—	Inputs other than the quoted prices in active markets that are observable either directly or indirectly including: quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3—	Unobservable inputs that are supported by little or no market data, are significant to the fair values of the assets or liabilities, and require the reporting entity to develop its own assumptions.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. In addition, the fair value of liabilities should include consideration of non-performance risk including the Company’s own credit risk.

We measure certain financial assets and liabilities at fair value including our cash equivalents and contingent consideration liabilities. The following table summarizes the fair value of our financial assets and liabilities that were accounted for at fair value on a recurring basis, by level within the fair value hierarchy, as of April 30, 2015 and May 31, 2014:

	April 30, 2015
	Fair Value Measurements Using Inputs Considered as
(in millions)	Level 1	Level 2	Level 3	Fair Value
Assets
Cash equivalents	$27.0	$—	$—	$27.0

Total	$27.0	$—	$—	$27.0

Liabilities
Derivative instruments	$—	$20.8	$—	$20.8

Total	$—	$20.8	$—	$20.8

	May 31, 2014
	Fair Value Measurements Using Inputs Considered as
(in millions)	Level 1	Level 2	Level 3	Fair Value
Assets
Cash equivalents	$209.5	$—	$—	$209.5

Total	$209.5	$—	$—	$209.5

Liabilities
Contingent consideration	$—	$—	$12.4	$12.4
Derivative instruments	—	16.1	—	16.1

Total	$—	$16.1	$12.4	$28.5

Cash equivalents include funds held in money market instruments and are reported at their current carrying value which approximates fair value due to the short-term nature of these instruments and are included in cash and cash equivalents on our Consolidated Balance Sheets. Our money market instruments are valued using quoted market prices and are included in Level 1 inputs.

Contingent consideration relates to certain of our fiscal 2013 acquisitions. The estimated fair value of the contingent consideration was based primarily on our estimates of meeting the applicable contingency conditions over the years following the acquisition as per the terms of the applicable purchase agreements. These include estimates of revenue growth rates and our assessment of the probability of meeting such results, with the probability-weighted earn-out then discounted to estimate fair value. As these are unobservable inputs, the contingent consideration is included in Level 3 inputs. The contingent consideration liabilities are included in accrued expenses and other long-term liabilities on our Consolidated Balance Sheets. As of April 30, 2015, we estimated that no further payments would be required under the contingent consideration arrangements and have no related liability recorded. See Note 3, Acquisitions.

Derivative instruments consist of interest rate swaps entered into to hedge our market risk relating to possible adverse changes in interest rates. The fair value of the interest rate swaps is estimated as the net present value of projected cash flows based upon forward interest rates at the balance sheet date. The models used to value the interest rate swaps are based primarily on readily observable market data, such as LIBOR forward rates, for all substantial terms of the interest rate swap contracts and the credit risk of the counterparties. As such, these derivative instruments are included in Level 2 inputs. See Note 15, Derivative Financial Instruments.

We have had no transfers of assets/liabilities into or out of Levels 1, 2 or 3 during fiscal 2015 or fiscal 2014. The following table reconciles the change in our Level 3 assets/liabilities for the periods presented:

Fair Value Measurements Using Significant Unobservable Inputs
(in millions)	Level 3
Balance, May 31, 2012	$—
Contingent consideration	14.6
Total (gain) loss recorded in earnings	(1.4)

Balance, May 31, 2013	13.2
Settlements	(0.7)
Total (gain) loss recorded in earnings	(0.1)

Balance, May 31, 2014	12.4
Settlements	(8.5)
Total (gain) loss recorded in earnings	(3.9)

Balance, April 30, 2015	$—

In addition to the financial assets and liabilities included in the above table, certain nonfinancial assets and liabilities are to be measured at fair value on a nonrecurring basis in accordance with applicable GAAP. This includes items such as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) and nonfinancial long-lived asset groups measured at fair value for an impairment assessment. In general, non-financial assets including goodwill, other intangible assets and property and equipment are measured at fair value when there is an indication of impairment and are recorded at fair value only when any impairment is recognized. As of April 30, 2015, we had not recorded any impairment related to such assets and had no other material nonfinancial assets or liabilities requiring adjustments or write-downs to their current fair value.

As allowed by applicable FASB guidance, we have elected not to apply the fair value option for financial assets and liabilities to any of our currently eligible financial assets or liabilities. As of April 30, 2015, and May 31, 2014, our material financial assets and liabilities not carried at fair value included our cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and long-term debt. These financial instruments are recorded at their carrying values which are deemed to approximate fair value, generally due to their short periods to maturity.

Fair Value of Long-Term Debt

To estimate the fair value of our long-term debt for disclosure purposes, we use recent market transactions and related market quotes (Level 2 on the fair value hierarchy). At April 30, 2015 and May 31, 2014, the total carrying value of our long-term debt was approximately $5.2 billion and $5.3 billion, respectively, and the fair value of our long-term debt was approximately $5.4 billion and $5.6 billion, respectively.

6. Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents are comprised primarily of unrestricted amounts in operating accounts, money market investments and other short-term, highly liquid investments with initial maturities of three months or less. Each is recorded at cost, which approximates fair market value given their short-term nature. In addition, we have restricted cash balances which are classified as either other current assets or other assets on our Consolidated Balance Sheets depending on the nature of the restriction.

Restricted cash is used to collateralize various operating guarantees such as leases, acquisition funding, or letters of credit and is recorded at cost, which approximates fair market value. At April 30, 2015 and May 31, 2014, our total restricted cash balance was $8.1 million and $26.8 million, respectively.

The following is a summary of our cash and cash equivalents for the periods indicated:

(in millions)	April 30, 2015	May 31, 2014
Cash	$499.7	$365.8
Cash equivalents	27.0	209.5

Total cash and cash equivalents	$526.7	$575.3

7. Accounts Receivable

Accounts receivable, net is comprised of the following:

(in millions)	April 30, 2015	May 31, 2014
Accounts receivable	$308.4	$369.4
Unbilled accounts receivable	41.5	53.0
Less: allowance for doubtful accounts	(11.9)	(18.2)

Accounts receivable, net	$338.0	$404.2

Unbilled accounts receivable represents revenue recognized on contracts for which billings have not yet been presented to customers because the amounts were earned but not contractually billable as of the balance sheet date.

The following is a rollforward of our allowance for doubtful accounts:

(in millions)
Balance, May 31, 2012	$18.1
Provision	6.5
Write-offs and recoveries	(9.0)
Currency translation effect	0.4

Balance, May 31, 2013	16.0
Provision	13.1
Write-offs and recoveries	(11.2)
Currency translation effect	0.3

Balance, May 31, 2014	18.2
Provision	8.6
Write-offs and recoveries	(13.6)
Currency translation effect	(1.3)

Balance, April 30, 2015	$11.9

8. Property and Equipment

Property and equipment, net consists of the following for the periods indicated:

	April 30, 2015	May 31, 2014	Useful Lives (in years)
(in millions)
Land, buildings and leasehold improvements	$76.5	$75.2	1–36
Computer equipment and software	158.7	148.7	1–7
Other equipment, furniture and fixtures	37.2	35.9	1–13
Equipment under capital leases	11.9	15.5

Total property and equipment	284.3	275.3
Less: accumulated depreciation and amortization	(202.5)	(192.5)

Property and equipment, net	$81.8	$82.8

Depreciation expense related to our property and equipment for fiscal 2015, 2014 and 2013 was $28.0 million, $29.6 million and $29.6 million, respectively.

Amortization expense for equipment under capital leases was $3.5 million, $4.0 million and $1.6 million for fiscal 2015, 2014 and 2013, respectively. Accumulated amortization for equipment under capital leases was $4.7 million and $6.8 million as of April 30, 2015 and May 31, 2014, respectively.

We have asset retirement obligations primarily related to certain of our leased facilities in Europe. The accrued asset retirement obligations at April 30, 2015 and May 31, 2014, were $7.0 million and $9.0 million, respectively.

9. Intangible Assets

Intangible assets, net consist of the following for the periods indicated:

	April 30, 2015			May 31, 2014
(in millions)	Gross Carrying Amounts	Accumulated Amortization	Net(1)	Gross Carrying Amounts	Accumulated Amortization	Net	Estimated Useful Lives (in years)
Customer contracts and relationships	$1,735.2	$1,168.4	$566.8	$1,840.2	$1,118.2	$722.0	2–15
Acquired and developed technology	1,029.2	868.5	160.7	1,082.4	859.0	223.4	2–11
Tradenames	132.6	129.1	3.5	137.6	132.3	5.3	1–20

Total	$2,897.0	$2,166.0	$731.0	$3,060.2	$2,109.5	$950.7

(1)	Net intangible assets decreased from May 31, 2014, to April 30, 2015, by approximately $42.4 million due to cumulative foreign currency translation adjustments, reflecting movement in the currencies of the applicable underlying entities.

The following table presents amortization expense recognized in our Consolidated Statements of Operations, by asset type, for the periods indicated:

	11 Months Ended April 30, 2015	Year Ended May 31,
(in millions)		2014	2013
Customer contracts and relationships	$129.1	$153.1	$161.0
Acquired and developed technology	64.3	72.2	75.4
Tradenames	1.5	9.4	9.7

Total	$194.9	$234.7	$246.1

The estimated future annual amortization expense related to these intangible assets as of April 30, 2015, was as follows:

(in millions)
Fiscal 2016	$187.4
Fiscal 2017	139.6
Fiscal 2018	92.9
Fiscal 2019	78.1
Fiscal 2020	70.9
Thereafter	162.1

Total	$731.0

10. Accrued Expenses

Accrued expenses consisted of the following for the periods indicated:

(in millions)	April 30, 2015	May 31, 2014
Compensation and employee benefits	$157.3	$170.2
Taxes other than income	25.2	26.0
Royalties and partner commissions	54.5	47.0
Litigation	1.6	2.4
Professional fees	8.2	8.1
Subcontractor expense	7.9	8.0
Interest	22.6	69.1
Restructuring	3.7	16.1
Asset retirement obligations	1.4	1.7
Deferred rent	3.5	16.9
Other	53.2	40.8

Accrued expenses	$339.1	$406.3

Included above in other accrued expenses as of April 30, 2015, is approximately $17.0 million pertaining to dividends accrued related to our funding of interest on our affiliate company’s debt. See Note 21, Related Party Transactions—Dividends Paid to Affiliates.

11. Restructuring Charges

We have recorded restructuring charges related to our acquisitions and in the ordinary course of business to eliminate redundancies, improve our operational efficiency and reduce our operating costs. These cost reduction measures included workforce reductions relating to restructuring our workforce, the exiting of certain leased facilities and the consolidation of space in certain other facilities. In accordance with applicable FASB guidance, our restructuring charges are broken down into acquisition-related and other restructuring costs. These restructuring charges include employee severance costs and costs related to reduction of office space. No business activities of the companies that we have acquired were discontinued. The employees terminated were typically from all functional areas of our operations.

Fiscal 2015 Restructuring Charges

We have incurred restructuring costs totaling $10.5 million during fiscal 2015 related to employee severance costs primarily for personnel in our sales and professional services organizations primarily in our EMEA region as well as personnel in our product development organization primarily in our APAC region. We made cash payments of approximately $8.1 million during fiscal 2015 related to these severance actions. During fiscal 2015, we recorded costs related to certain exited facilities of $0.2 million and we made cash payments of approximately $0.2 million related to these exited facilities. The majority of these restructuring activities were completed in fiscal 2015. We expect to complete the remainder of the actions in fiscal 2016.

Fiscal 2014 Restructuring Charges

During fiscal 2014, we incurred restructuring charges related to employee severance costs primarily for personnel in our professional services and sales organizations in our EMEA region and costs related to certain exited facilities. During fiscal 2015, we recorded restructuring cost reversals of $3.0 million and we made cash payments of approximately $8.6 million related to these severance actions and approximately $0.4 million related to these exited facilities. A significant portion of the actions related to these restructuring activities were completed in fiscal 2014 with the remainder of the actions completed in fiscal 2015.

Fiscal 2013 Restructuring Charges

We incurred restructuring charges during fiscal 2013 related to employee severance costs for personnel in our product development and general and administrative functions and costs related to certain exited facilities. During fiscal 2015, we recorded restructuring cost reversals of $0.2 million related to these severance actions and we made cash payments of approximately
$0.9 million. During fiscal 2015, we made cash payments of approximately $0.2 million related to these exited facilities. Actions related to these restructuring activities were completed in fiscal 2014.

Fiscal 2013 Acquisition-Related Charges

During fiscal 2013, we incurred acquisition-related restructuring costs related to operations we acquired in fiscal 2013. These restructuring charges included employee severance costs related to redundant positions and accruals for costs related to facilities exited during fiscal 2013. During fiscal 2015, we made $0.1 million in cash payments related to these severance actions. Actions related to these restructuring activities were completed in fiscal 2014.

Previous Restructuring Charges and Acquisition-Related Charges

Prior to fiscal 2013, we had completed certain restructuring activities related to our ongoing operations as well as a series of restructuring activities related to our acquisitions. During fiscal 2015, we recorded restructuring cost reversals of $0.3 million related to severance actions and $1.5 million related to exited facilities. We also made cash payments of $0.2 million primarily for accrued facility costs related to previous restructuring and acquisition-related actions. The remaining accruals associated with these prior restructuring charges relate to contractual payment obligations of severed employees and lease obligations associated with the closure of redundant offices acquired in prior business combinations. Actions related to these restructuring activities have been completed. Applicable leased facilities costs will be paid through the third quarter of fiscal 2017.

The following tables summarize the accrued restructuring costs at April 30, 2015, May 31, 2014, and May 31, 2013. The adjustments to costs in the tables below consist of adjustments to the accrual that were accounted for as adjustments to current period earnings (Expense) or adjustments to the accrual that were reclasses between balance sheet accounts (Other).

			Adjustment to Costs
(in millions)	Balance May 31, 2014	Initial Costs	Expense	Foreign Currency Effect	Cash Payments	Balance April 30, 2015	Total Costs Recognized to Date	Total Expected Program Costs
Fiscal 2015 restructuring
Severance	$—	$10.5	$—	$(0.2)	$(8.1)	$2.2	$10.5	$10.5
Facilities and other	—	0.2	—	—	(0.2)	—	0.2	0.2

Total fiscal 2015 restructuring	—	10.7	—	(0.2)	(8.3)	2.2	10.7	10.7

Fiscal 2014 restructuring
Severance	12.6	—	(3.0)	(0.7)	(8.6)	0.3	18.9	18.9
Facilities and other	0.5	—	—	—	(0.4)	0.1	0.8	0.8

Total fiscal 2014 restructuring	13.1	—	(3.0)	(0.7)	(9.0)	0.4	19.7	19.7

Fiscal 2013 restructuring
Severance	1.5	—	(0.2)	(0.1)	(0.9)	0.3	12.7	12.7
Facilities and other	0.4	—	—	—	(0.2)	0.2	1.4	1.4

Total fiscal 2013 restructuring	1.9	—	(0.2)	(0.1)	(1.1)	0.5	14.1	14.1

Fiscal 2013 acquisition-related
Severance	0.1	—	—	—	(0.1)	—	0.8	0.8

Total fiscal 2013 acquisition-related	0.1	—	—	—	(0.1)	—	0.8	0.8

Previous restructuring
Severance	0.2	—	(0.2)	—		—	13.7	13.7

Total previous restructuring	0.2	—	(0.2)	—	—	—	13.7	13.7

Previous acquisition-related
Severance	0.6	—	(0.1)	(0.1)	—	0.4	47.6	47.6
Facilities and other	2.3	—	(1.5)	(0.2)	(0.2)	0.4	17.7	17.7

Total previous acquisition-related	2.9	—	(1.6)	(0.3)	(0.2)	0.8	65.3	65.3

Total restructuring	$18.2	$10.7	$(5.0)	$(1.3)	$(18.7)	$3.9	$124.3	$124.3

			Adjustment to Costs
(in millions)	Balance May 31, 2013	Initial Costs	Expense	Foreign Currency Effect	Cash Payments	Balance May 31, 2014	Total Costs Recognized to Date	Total Expected Program Costs
Fiscal 2014 restructuring
Severance	$—	$22.0	$—	$—	$(9.4)	$12.6	$22.0	$22.0
Facilities and other	—	0.8	—	—	(0.3)	0.5	0.8	0.8

Total fiscal 2014 restructuring	—	22.8	—	—	(9.7)	13.1	22.8	22.8

Fiscal 2013 restructuring
Severance	7.9	—	(1.9)	0.3	(4.8)	1.5	12.8	12.8
Facilities and other	0.5	—	0.6	—	(0.7)	0.4	1.4	1.4

Total fiscal 2013 restructuring	8.4	—	(1.3)	0.3	(5.5)	1.9	14.2	14.2

Fiscal 2013 acquisition-related
Severance	0.6	—	—	—	(0.5)	0.1	0.8	0.8

Total fiscal 2013 acquisition-related	0.6	—	—	—	(0.5)	0.1	0.8	0.8

Previous restructuring
Severance	1.6	—	(0.5)	—	(0.9)	0.2	13.9	13.9
Facilities and other	0.1	—	—	—	(0.1)	—	0.4	0.4

Total previous restructuring	1.7	—	(0.5)	—	(1.0)	0.2	14.3	14.3

Previous acquisition-related
Severance	0.8	—	0.1	—	(0.3)	0.6	54.7	54.7
Facilities and other	6.4	—	(2.5)	0.1	(1.7)	2.3	21.9	21.9

Total previous acquisition-related	7.2	—	(2.4)	0.1	(2.0)	2.9	76.6	76.6

Total restructuring	$17.9	$22.8	$(4.2)	$0.4	$(18.7)	$18.2	$128.7	$128.7

			Adjustment to Costs
(in millions)	Balance May 31, 2012	Initial Costs	Expense	Other	Foreign Currency Effect	Cash Payments	Balance May 31, 2013	Total Costs Recognized to Date	Total Expected Program Costs
Fiscal 2013 restructuring
Severance	$—	$19.4	$(4.6)	$—	$0.2	$(7.1)	$7.9	$14.8	$14.8
Facilities and other	—	0.4	0.3	0.1	—	(0.3)	0.5	0.7	0.7

Total fiscal 2013 restructuring	—	19.8	(4.3)	0.1	0.2	(7.4)	8.4	15.5	15.5

Fiscal 2013 acquisition-related
Severance	—	0.7	0.1	—	(0.1)	(0.1)	0.6	0.8	0.8
Facilities and other	—	0.1	—	—	—	(0.1)	—	0.1	0.1

Total fiscal 2013 acquisition-related	—	0.8	0.1	—	(0.1)	(0.2)	0.6	0.9	0.9

Previous restructuring
Severance	15.1	—	(6.2)	—	0.7	(8.0)	1.6	14.4	14.4
Facilities and other	1.6	—	0.2	(0.2)	0.4	(1.9)	0.1	4.6	4.6

Total previous restructuring	16.7	—	(6.0)	(0.2)	1.1	(9.9)	1.7	19.0	19.0

Previous acquisition-related
Severance	5.5	—	(1.0)	—	0.4	(4.1)	0.8	54.6	54.6
Facilities and other	8.3	—	0.8	0.2	—	(2.9)	6.4	24.3	24.3

Total previous acquisition-related	13.8	—	(0.2)	0.2	0.4	(7.0)	7.2	78.9	78.9

Total restructuring	$30.5	$20.6	$(10.4)	$0.1	$1.6	$(24.5)	$17.9	$114.3	$114.3

The remaining restructuring reserve accruals related to severance and current facilities costs are included in accrued expenses with the long-term facilities cost reserve included in other long-term liabilities on our Consolidated Balance Sheets.

The following table summarizes the restructuring charges reflected in our results of operations for fiscal 2015, 2014 and 2013 for each of our reportable segments including charges related to those functions not allocated to our segments.

	11 Months Ended April 30, 2015	Years Ended May 31,
(in millions)		2014	2013
License	$3.2	$4.2	$3.8
Maintenance	0.8	0.7	0.3
Consulting	0.8	9.1	(0.1)
General and administrative and other functions	0.9	4.6	6.2

Total restructuring costs	$5.7	$18.6	$10.2

12. Debt

The following table summarizes our long-term debt balances for the periods indicated:

	April 30, 2015			May 31, 2014
(in millions)	Principal Amount	Net Amount(1)	Contractual Rate	Principal Amount	Net Amount(1)	Contractual Rate
First lien Term B-3 due June 3, 2020	$466.7	$462.2	3.750%	$477.4	$472.2	3.750%
First lien Term B-5 due June 3, 2020	2,473.0	2,382.0	3.750%	2,543.6	2,437.6	3.750%
First lien Euro Term B due June 3, 2020	382.3	377.0	4.000%	472.0	465.9	4.000%
6.5% senior notes due May 15, 2022	1,630.0	1,618.4	6.500%	—	—	—
5.75% senior notes due May 15, 2022	393.0	387.2	5.750%	—	—	—
9.375% senior notes due April 1, 2019	—	—	—%	1,015.0	997.3	9.375%
10.0% senior notes due April 1, 2019	—	—	—	340.7	334.6	10.000%

11.5% senior notes due July 15, 2018	—	—	—	560.0	542.5	11.500%
Deferred financing fees, debt discounts and premiums, net	(118.2)	—		(158.6)	—

Total long-term debt	5,226.8	5,226.8		5,250.1	5,250.1
Less: current portion	(0.1)	(0.1)		(31.7)	(31.7)

Total long-term debt—non-current	$5,226.7	$5,226.7		$5,218.4	$5,218.4

(1)	Debt balances net of applicable unamortized debt discounts, premiums and deferred financing fees.

In fiscal 2015 we changed the presentation of our deferred financing fees related to our term loans and senior notes from an asset to a direct deduction from the carrying amount of our long-term debt, consistent with the presentation of debt discounts and premiums. The unamortized balance of our deferred financing fees is included above in deferred financing fees, debt discounts and premiums, net, for the periods indicated.

Weighted average contractual interest rate at April 30, 2015 and May 31, 2014, was 4.8% and 6.0%, respectively. The effective interest rate of each of our debt obligations is not materially different from the contractual interest rate.

The following table summarizes our future repayment obligations on the principal debt balances for all of our borrowings as of April 30, 2015:

(in millions)
Fiscal 2016	$0.1
Fiscal 2017	11.6
Fiscal 2018	34.3
Fiscal 2019	34.3
Fiscal 2020	34.3
Thereafter	5,230.4

Total	$5,345.0

Credit Facilities

On April 5, 2012, we entered into a secured credit agreement with certain banks which consists of a secured term loan facility and a secured revolving credit facility (the Credit Agreement), which was subsequently amended pursuant to several refinancing amendments described below.

Under the term loan facility, we borrowed initial term loans having aggregate principal amounts of $2,770.0 million (the Tranche B Term Loan), $400.0 million (the Tranche B-1 Term Loan) and €250.0 million (the Euro Term Loan) on April 5, 2012, each of which has been refinanced with additional term loans as described below. Interest on the term loans borrowed under the secured term loan facility is payable quarterly, in arrears. Quarterly principal payment amounts are set for each of the term loans with balloon payments at the applicable maturity dates. The term loans are subject to mandatory prepayments in the case of certain situations.

The secured revolving credit facility (the Revolver) has a maximum availability of $150.0 million. As of April 30, 2015, we have made no draws against the Revolver and no amounts are currently outstanding. However, as of April 30, 2015, $7.5 million of outstanding (undrawn) letters of credit have reduced the amount available under the Revolver to $142.5 million. Pursuant to the Credit Agreement there is an undrawn line fee of 0.50% per annum (subject to a step-down to 0.375% if our total leverage ratio is below a certain threshold) and the Revolver matures on April 5, 2017. Amounts under the Revolver may be borrowed (and reborrowed) to finance working capital needs and for general corporate purposes.

At our election, the annual interest rate applicable to the term loans and revolver borrowings under the Credit Agreement are based on a fluctuating rate of interest determined by reference to either (a) Adjusted LIBOR (as defined below) plus an applicable margin or (b) Adjusted Base Rate (ABR—as defined below) plus an applicable margin. For purposes of the Credit Agreement, as of April 30, 2015:

•	Adjusted LIBOR is defined as the London interbank offered rate for the applicable currency, adjusted for statutory reserve requirements; provided, the Adjusted LIBOR for the Tranche B-3 Term Loan, Tranche B-5 Term Loan and the Euro Tranche B Term Loan will at no time be less 1.00% per annum.

•	ABR is defined as the highest of (i) the administrative agent’s prime rate, (ii) the federal funds effective rate plus 1/2 of 1.0% and (iii) one-month Adjusted LIBOR plus 1.0% per annum, provided that ABR for the Tranche B-3 and B-5 Term Loans will at no time be less than 2.00% per annum.

The credit facilities are guaranteed by Infor, Inc. and certain of our wholly owned domestic subsidiaries, and are secured by liens on substantially all of our assets and the assets of the guarantors. Prior to the Second Amendment described below, under the Credit Agreement we were required to maintain a total leverage ratio not to exceed certain levels as of the last day of each fiscal quarter. However, pursuant to the Second Amendment, this financial maintenance covenant is applicable only for the Revolver and then only for those fiscal quarters in which we have significant borrowings under the Revolver as of the last day of such fiscal quarter.

Refinancing Amendments

On April 22, 2014, we entered into the Sixth Amendment to the Credit Agreement (as amended) to reflect the change in our fiscal year end from May 31 to April 30 effective June 1, 2014. No other changes were made to the terms of Credit Agreement or the related credit facilities.

On January 31, 2014, we entered into the Fifth Amendment to the Credit Agreement (as amended). The Fifth Amendment provides for the reduction of the interest rate margins applicable to borrowings made under our Revolver. While we have made no draws against the Revolver, interest on any future Revolver borrowings will be based on a fluctuating rate of interest determined by reference to either, at our option, an Adjusted LIBOR rate, plus a margin of 2.75% per annum, or an alternate base rate, plus a margin of 1.75% per annum. No other changes were made to the terms of the Revolver.

On January 2, 2014, we entered into the Fourth Amendment to the Credit Agreement (as amended). The Fourth Amendment provided for the refinancing of all of the then outstanding balance of our Tranche B-2 Term Loan with the proceeds of a new $2,550.0 million term loan (the Tranche B-5 Term Loan). Interest on the Tranche B-5 Term Loan is based on a fluctuating rate of interest determined by reference to either, at our option, an Adjusted LIBOR rate, plus a margin of 2.75% per annum, with a LIBOR floor of 1.0%, or an alternate base rate, plus a margin of 1.75% per annum, with a minimum alternative base rate floor of 2.0%. This was a reduction in our effective rate related to the new term loan as compared to the Tranche B-2 Term Loan which was based on an Adjusted LIBOR rate plus a margin of 4.0% per annum, with an Adjusted LIBOR floor of 1.25% per annum. The Tranche B-5 Term Loan matures on June 3, 2020, which is an extension of approximately 26 months compared to the original Tranche B-2 Term Loan maturity date. Pursuant to the terms of the Credit Agreement, the Tranche B-5 Term Loan is guaranteed by Infor and certain of our domestic subsidiaries, and is secured by liens on substantially all of our assets and the assets of the guarantors.

Proceeds from the Tranche B-5 Term Loan were used to refinance the outstanding principal of our Tranche B-2 Term Loan, together with accrued and unpaid interest and applicable fees.

On October 9, 2013, we entered into the Third Amendment to the Credit Agreement (as amended) to reflect a technical change clarifying certain defined terms added pursuant to the Second Amendment.

On June 3, 2013, we entered into the Second Amendment to the Credit Agreement (as amended). The Second Amendment provided for the refinancing of the then outstanding principal balance of our Tranche B-1 Term Loan and our Euro Term Loan with the proceeds of a new $483.0 million term loan (the Tranche B-3 Term Loan) and a new €350.0 million term loan (the Euro Tranche B Term Loan). Interest on the Tranche B-3 Term Loan is based on a fluctuating rate of interest determined by reference to either, at our option, an Adjusted LIBOR rate, plus a margin of 2.75% per annum, with an Adjusted LIBOR floor of 1.0%, or an alternate base rate, plus a margin of 1.75% per annum, with a minimum alternative base rate floor of 2.0%. The Tranche B-3 Term Loan matures on June 3, 2020, which is an extension of approximately three and a half years compared to the original Tranche B-1 Term Loan maturity date. Interest on the Euro Tranche B Term Loan is based on a fluctuating rate of interest determined by reference to an Adjusted LIBOR rate, plus a margin of 3.0% per annum, with an Adjusted LIBOR floor of 1.0%. The Euro Tranche B Term Loan matures on June 3, 2020, which is an extension of approximately 24 months compared to the original Euro Term Loan maturity date. Pursuant to the terms of the Credit Agreement, the Tranche B-3 Term Loan and Euro Tranche B Term Loan are guaranteed by the same guarantors, and are secured by liens on substantially all of the borrower’s assets and the assets the guarantors. The Second Amendment also amended the Credit Agreement to, among other things, limit the applicability of the financial maintenance covenant (maximum total leverage ratio) to the Revolver and then only for those fiscal quarters in which we have significant borrowings under our Revolver outstanding as of the last day of such fiscal quarter.

Proceeds from the Tranche B-3 Term Loan and Euro Tranche B Term Loan were used to refinance the outstanding principal balance of our Tranche B-1 Term Loan and our Euro Term Loan, together with accrued and unpaid interest and applicable fees. In addition, $250.0 million of the proceeds were used to repay a portion of the outstanding balance of our Tranche B-2 Term Loan.

On September 27, 2012, we entered into the First Amendment to the Credit Agreement. The First Amendment provided for the refinancing of the then outstanding principal balance of our Tranche B Term Loan of $2,763.0 million with the proceeds of a new $2,793.1 million Tranche B-2 Term Loan. Interest on the Tranche B-2 Term Loan was based on a fluctuating rate of interest determined by reference to, at our option, an Adjusted LIBOR rate, plus a margin of 4.0% per annum, with an Adjusted LIBOR floor of 1.25% per annum, or ABR, plus a margin of 3.0% per annum, with an ABR floor of 2.25% per annum. This was a reduction in our effective rate related to this term loan as compared to the Tranche B Term Loan which was based on an Adjusted LIBOR rate, plus a margin of 5.0% per annum. The Tranche B-2 Term Loan was to mature on April 5, 2018, which was the same as the original Tranche B Term Loan maturity date. Pursuant to the terms of the Credit Agreement, the Tranche B-2 Term Loan was guaranteed by the same guarantors, and was secured by liens on substantially all of our assets and the assets of the guarantors.

Proceeds from the Tranche B-2 Term Loan were used to refinance the outstanding principal of our Tranche B Term Loan, together with accrued and unpaid interest and applicable fees, including a prepayment premium of 1.0% of the principal amount thereof, in accordance with the terms of the Credit Agreement.

Senior Notes

Infor 6.5% and 5.75% Senior Notes

On April 1, 2015, we issued approximately $1,030.0 million in aggregate principal amount of our 6.5% Senior Notes and €350.0 million in aggregate principal amount of our 5.75% Senior Notes at an issue price of 100%. On April 23, 2015, we issued an additional $600.0 million in aggregate principal amount of our 6.5% Senior Notes at an issue price of 102.25% plus accrued interest from April 1, 2015. The 6.5% and 5.75% Senior Notes mature on May 15, 2022, and bear interest at the applicable rates per annum that is payable semi-annually in cash in arrears, on May 15 and November 15 each year, beginning on November 15, 2015.

In connection with the issuance of the 6.5% and 5.75% Senior Notes, we entered into a registration rights agreements with the initial purchasers of the notes. Under the registration rights agreements we agreed to file with the SEC a registration statement with respect to an offer to exchange the 6.5% and 5.75% Senior Notes for a new issue of substantially identical notes no later than 365 days after the date of the original issuance of the notes.

Proceeds from the issuance of the 6.5% and 5.75% Senior Notes were used to repay the outstanding balances of our 9 3/8%, 10.0% and 11.5% Senior Notes, discussed below, including applicable redemption premiums thereon, accrued and unpaid interest, and to pay related transaction fees and expenses.

The 6.5% and 5.75% Senior Notes are general unsecured obligations of Infor (US), Inc. and are guaranteed by Infor, Inc. and certain of our wholly owned domestic subsidiaries. Under the indentures governing the senior notes, we are subject to certain customary affirmative and negative covenants.

Infor 9 3/8% and 10.0% Senior Notes

On April 5, 2012, we issued approximately $1,015.0 million in aggregate principal amount of our 9 3/8% Senior Notes and €250.0 million aggregate principal amount of our 10.0% Senior Notes. The 9 3/8% and 10.0% Senior Notes were to mature on April 1, 2019, and bore interest at the applicable rates per annum payable semi-annually in cash in arrears, on April 1 and October 1 each year, beginning on October 1, 2012. The outstanding balances of our 9 3/8% and 10.0% Senior Notes, including applicable call premiums of $71.4 million and $20.1 million, respectively, were repaid on April 1, 2015, with the proceeds from the issuance of our 6.5% and 5.75% Senior Notes.

Infor 11.5% Senior Notes

On July 5, 2011, we issued approximately $560.0 million in aggregate principal amount of our 11.5% Senior Notes. The 11.5% Senior Notes were to mature on July 15, 2018 and bore interest at a rate of 11.5% per annum payable semi-annually in arrears, on January 15 and July 15, beginning January 15, 2012. The outstanding balance of our 11.5% Senior Notes, including applicable call premium of $43.2 million, was repaid on April 23, 2015, with the proceeds from the issuance of our additional 6.5% Senior Notes.

On August 23, 2012, we filed a Registration Statement on Form S-4 with the SEC which included an exchange offer related to our 9.375%, 10.0% and 11.5% Senior Notes (Exchange Offer). The terms of the exchange notes were substantially identical to those of the original senior notes, except the transfer restrictions, registration rights and certain additional interest provisions relating to the senior notes no longer applied. Under the Exchange Offer all of the original notes were exchanged for applicable exchange notes.

The 9.375%, 10.0% and 11.5% Senior Notes were general unsecured obligations of Infor (US), Inc. and were guaranteed by Infor, Inc. and certain of our wholly owned domestic subsidiaries. Under the indentures governing the senior notes, we were subject to certain customary affirmative and negative covenants.

Deferred Financing Fees

As of April 30, 2015 and May 31, 2014, deferred financing fees, net of amortization, related to our term loans and senior notes of $102.4 million and $121.2 million, respectively, were reflected on our Consolidated Balance Sheets as a direct reduction in the carrying amount of our long-term debt. For fiscal 2015, 2014 and 2013, we amortized $19.0 million, $23.5 million and $23.5 million, respectively, in deferred financing fees which are included in interest expense, net in our Consolidated Statements of Operations.

In fiscal 2015, we capitalized as deferred financing fees $31.0 million in fees paid in conjunction with the issuance of our 6.5% and 5.75% Senior Notes which are being amortized over the life of the Senior Notes under the effective interest method. In addition, the repayment of our 9.375%, 10.0% and 11.5% Senior Notes in

April
 2015 was determined to be an extinguishment of the original debt obligations and as a result we expensed $34.8 million in unamortized deferred financing fees and debt discounts related to the repayment of our 9.375%, 10.0% and 11.5% Senior Notes. These amounts were recorded in our results of operations for fiscal 2015 as a component of loss on extinguishment of debt in our Consolidated Statements of Operations.

In conjunction with the amendments to our Credit Agreement in fiscal 2014 and 2013, we evaluated each refinancing transaction in accordance with ASC 470-50-40, Debt—Modifications and Extinguishments—Derecognition, to determine if the refinancing of the applicable term loans were modifications or extinguishments of the original term loans. Each lender involved in the applicable amendments’ refinance was analyzed to determine if their participation in the refinancing should be accounted for as a modification or an extinguishment. As a result of our assessment, the participation of certain lenders was determined to be modifications and applicable amounts of the unamortized deferred financing fees continue to be capitalized and amortized over the term of the refinanced debt. In fiscal 2014 and 2013 we capitalized an additional $12.1 million and $27.6 million of fees paid to creditors as deferred financing fees related to the modifications. These fees also include costs associated with lenders participating in the financing for the first time. These amounts have been reflected as cash flows from financing activities on our Consolidated Statements of Cash Flows. For the remaining lenders, a discounted cash flow analysis was performed to determine if their participation had substantially changed. The lenders who chose not to participate in the applicable amendments’ refinance, and those lenders whose participation substantially changed, were determined to be extinguishments. As a result, in fiscal 2014 and 2013,
$5.2
million and $1.3 million, respectively, of the unamortized balance of the applicable deferred financing fees and debt discounts were expensed and recorded in our results of operations as a component of loss on extinguishment of debt in our Consolidated Statements of Operations. In addition, in fiscal 2014 and 2013 we expensed $20.9 million and $11.9 million, respectively, in third-party costs incurred related to the modifications which were included in acquisition-related and other costs in our Consolidated Statements of Operations.

In addition, we have recorded debt discounts, net of premiums and accumulated amortization, of $15.8 million and
$37.4
million as a direct reduction of the carrying amount of our long-term debt as of April 30, 2015, and May 31, 2014, respectively.

Loss on Extinguishment of Debt

In fiscal 2015, we recorded a loss on extinguishment of debt of $172.4 million related to the refinancing of our 9.375%, 10.0% and 11.5% Senior Notes in the fourth quarter of fiscal 2015 as discussed above. This amount includes $134.7 million in applicable redemption premiums on our existing senior notes, $32.0 million related to the net book value of deferred financing fees written off, $2.8 million in unamortized debt discounts related to the existing notes written off, and $2.9 million in other costs incurred in connection with the repayment of our existing senior notes.

The $5.2 million loss on extinguishment of debt recorded in fiscal 2014 related to the Second and Fourth Amendments to our Credit Agreement, refinancing certain of our then outstanding term loans. This amount represents the net book value of deferred financing fees written off in connection with these refinancing transactions for those lenders whose participation was treated as an extinguishment rather than a modification of the related debt.

The $1.8 million loss on extinguishment of debt recorded in fiscal 2013 related to the First Amendment to our Credit Agreement, refinancing certain of our then outstanding term loans. This amount represents the net book value of deferred financing fees written off in connection with this refinancing transaction for those lenders whose participation was treated as an extinguishment rather than a modification of debt as well as other costs incurred.

Affiliate Company Borrowings

In addition to the debt held by Infor and its subsidiaries discussed above, certain affiliates of the Company have other borrowings which are not reflected in our Consolidated Financial Statements for any of the periods presented. These affiliate company borrowings are described below.

Holding Company PIK Notes

On April 8, 2014, Infor Software Parent, LLC (HoldCo), an indirect holding company of Infor, and its direct subsidiary Infor Software Parent, Inc., issued $750.0 million in aggregate principal amount of 7.125%/7.875% Senior Contingent Cash Pay Notes (the HoldCo Notes) with net proceeds, after expenses, of approximately $737.8 million. The HoldCo Notes mature on May 1, 2021, and bear interest at the applicable rates per annum set forth below that is payable semi-annually in arrears, on May 1, and November 1, each year, beginning on November 1, 2014.

Interest is payable entirely in cash, unless certain conditions are satisfied, in which case interest on the HoldCo Notes may be paid by increasing the principal amount of the HoldCo Notes or by issuing new notes (PIK interest), or through a combination of cash and PIK interest. Interest on the notes, if paid in cash, will accrue at a rate of 7.125% per annum. PIK interest on the notes will accrue at a rate of 7.875% per annum. As of April 30, 2015, the total balance outstanding related to the HoldCo Notes was $750.0 million. We may from time-to-time service interest payments related to the HoldCo Notes. Any payment of interest that we may pay will be funded primarily through dividend distributions from Infor to HoldCo. In the second and fourth quarters of fiscal 2015, HoldCo elected to pay interest due related to the HoldCo notes in cash and we funded, or accrued for the funding of, the interest payments primarily through dividend distributions from Infor to HoldCo. See Note 21, Related Party Transactions—Dividends Paid to Affiliates.

The HoldCo Notes are HoldCo’s general unsecured senior obligations and are guaranteed only by HoldCo’s direct subsidiary, Lux Bond Co, and are not guaranteed by any of HoldCo’s other subsidiaries including Infor. The HoldCo Notes rank equally in right of payment with any future unsecured indebtedness of HoldCo, will be effectively subordinated to any future secured indebtedness of HoldCo to the extent of the value of the collateral securing such indebtedness, and will be structurally subordinated to all of the existing and future indebtedness and other liabilities of HoldCo’s subsidiaries, including Infor’s borrowings under its senior secured credit facilities and Infor’s existing notes.

Proceeds from the sale of the HoldCo Notes were used to repay the outstanding balance of the Lux PIK Term Loan of
$166.8
million, to make a $565.5 million distribution to HoldCo equityholders, to pay a call premium and accrued interest related to the Lux PIK Term Loan, and to pay related transaction fees and expenses.

Parent Company PIK Term Loan

Lux Bond Co, our direct parent company, had debt in respect of a term loan (the Lux PIK Term Loan) under the Holdco PIK Term Loan Agreement, dated March 2, 2007, and amended pursuant to the First Amendment thereto, dated as of April 5, 2012.

The Lux PIK Term Loan bore interest at a fixed rate of 13.375% per annum and accrued quarterly. Accrued but unpaid interest was to be added to the principal balance. At the election of Lux Bond Co, interest for a quarter could have been paid in cash and the fixed rate reduced by 50 basis points per annum for that quarter. For fiscal 2013 and in the second and third quarters of fiscal 2014, Lux Bond Co elected to pay the quarterly interest in cash and we funded the applicable Lux PIK Term Loan interest payments primarily through affiliate loans to Lux Bond Co. See Note 21, Related Party Transactions—Due to/from Affiliate. On April 8, 2014, the outstanding balance of the Lux PIK Term Loan, including accrued interest, was repaid with the proceeds of the HoldCo Notes discussed above. No amounts were outstanding as of April 30, 2015, or May 31, 2014.

13. Common Stock

As of April 30, 2015 and May 31, 2014, there were 1,000 shares of Infor, Inc. common stock authorized, issued and outstanding, each with a par value of $0.01 per share. As of April 30, 2015, based on investments in Infor Enterprise held by investment funds affiliated with our sponsors, Golden Gate Capital and Summit Partners, Golden Gate Capital and Summit Partners have voting control of the Company equal to approximately 78.3% and 21.4%, respectively.

14. Commitments and Contingencies

Leases

We have entered into cancelable and non-cancelable operating leases, primarily related to rental of office space, certain office equipment and automobiles. In addition to minimum lease payments, many of the facility leases require payment of a proportionate share of real estate taxes and building operating expenses. Certain lease agreements include rent payment escalation clauses. The total amount of base rentals over the term of the leases is charged to expense on a straight-line method with the amount of the rental expense in excess of lease payments recorded as a deferred rent liability. Total rent expense for operating leases was $50.7 million, $52.8 million and $56.2 million for fiscal 2015, 2014 and 2013, respectively.

We have also entered into certain capital lease commitments for buildings, automobiles, computers and operating equipment. Aggregate property acquired through capital leases and the associated depreciation of these assets is included in property and equipment on our Consolidated Balance Sheets. The current portion of our capital lease obligations is included in accrued expenses, and the long-term portion of capital lease obligations is included in other long-term liabilities on our Consolidated Balance Sheets.

The future minimum lease payments under our capital and operating leases as of April 30, 2015, were as follows:

Capital Lease Obligations

(in millions)
Fiscal 2016	$3.6
Fiscal 2017	2.4
Fiscal 2018	1.3
Fiscal 2019	0.5
Fiscal 2020	—
Thereafter	—

Total minimum capital lease payments	7.8
Less: amounts representing interest	(0.5)

Present value of net minimum obligations	7.3
Less: current portion	(3.3)

Long-term capital lease obligations	$4.0

Operating Lease Obligations

(in millions)
Fiscal 2016	$50.7
Fiscal 2017	35.9
Fiscal 2018	28.9
Fiscal 2019	22.9
Fiscal 2020	17.9
Thereafter	56.3

Total minimum operating lease payments	$212.6

Litigation

From time to time, we are subject to litigation in the normal course of business. We accrue for litigation exposure when a loss is probable and estimable. As of April 30, 2015 and May 31, 2014, we have accrued $1.6 million and $2.4 million, respectively, related to current litigation matters. We expense all legal costs to resolve regulatory, legal, tax or other matters in the period incurred.

Patent Infringement Lawsuit by ePlus

On May 19, 2009, ePlus sued Infor (US), Inc. (then known as Lawson Software, Inc. (Lawson)), alleging infringement of three separate United States patents. On January 27, 2011, a jury found that Lawson’s S3 Procurement System, when used in combination with certain complementary Supply Chain Management products we offer that specifically included the Requisition Self Service (RSS) module, infringed two of the ePlus patents. No damages were awarded to ePlus. Following the jury verdict, Lawson developed a design-around product, Requisition Center (RQC), which was intended to be a non-infringing replacement product. On May 23, 2011, the Court entered an injunction prohibiting Lawson from licensing, servicing, or supporting in the United States our S3 Procurement System, when used in certain software configurations that included RSS. In September 2011, ePlus moved under the injunction to have Lawson held in contempt, and a civil contempt trial was conducted in April 2013.

Lawson vigorously litigated and defended itself: (a) in its appeal to the United States Court of Appeals for the Federal Circuit from the 2011 judgment of infringement; (b) in the contempt proceedings ePlus had initiated; and (c) in appeals to the Federal Circuit after the District Court declined to vacate the injunction and in regard to its judgment of civil contempt. That defense has so far been successful.

During these proceedings, every patent claim ePlus had asserted against Lawson has been held to be invalid or not infringed. While Lawson’s appeal of the injunction and civil contempt order was pending before the Federal Circuit, the U.S. Patent and Trademark Office cancelled the sole ePlus patent claim underlying the injunction, and the Federal Circuit affirmed that cancellation. The absence of any valid and infringed patent claim then led to a ruling on July 25, 2014 in favor of Lawson in all respects. Specifically, the Federal Circuit vacated the District Court’s injunction and contempt orders in their entirety (including all damage awards) and remanded the case back to the District Court “with instructions to dismiss.”

On August 25, 2014, ePlus petitioned the Federal Circuit for a panel rehearing, and/or rehearing en banc. On June 18, 2015, the Federal Circuit issued Orders disposing of ePlus’s combined petition. First, the panel that heard the appeal granted the petition for rehearing “to clarify the decision.” The panel withdrew the opinions issued on July 25, 2014, and substituted a revised opinion (and dissent) that adhered to the previous ruling, namely vacating the District Court’s injunction and contempt orders in their entirety (including all damage awards) and remanding the case to the District Court “with instructions to dismiss.” Second, the petition for en banc review, which had been referred to the active judges of the Court for consideration, was denied. Federal Circuit issued its mandate on June 25, 2015. Any petition for a writ of certiorari from the United States Supreme Court would have to be filed by September 16, 2015. Lawson continues to reasonably expect that the ultimate outcome of the case will be as the Federal Circuit ruled on June 18, 2015.

Other Proceedings

We are subject to various other legal proceedings and the risk of litigation by employees, customers, patent owners, suppliers, stockholders or others through private actions, class actions, administrative proceedings or other litigation. While the outcome of these claims cannot be predicted with certainty, we are of the opinion that, based on information presently available, the resolution of any such legal matters existing as of April 30, 2015, will not have a material adverse effect on our financial position, results of operations or cash flows.

Guarantees

We typically grant our customers a warranty that guarantees that our product will substantially conform to Infor’s current specifications for 90 days from the delivery date. We also indemnify our customers from third-party claims of intellectual property infringement relating to the use of our products. Infor’s standard software license agreements contain liability clauses that are limited in amount. We account for these clauses under ASC 460, Guarantees. We have not previously incurred costs to settle claims or paid awards under these indemnification obligations. Accordingly, we have not recorded any liabilities related to these agreements as of April 30, 2015 and May 31, 2014.

15. Derivative Financial Instruments

In fiscal 2014, we entered into certain interest rate swaps with notional amounts totaling $945.0 million to limit our exposure to floating interest rate risk related to a significant portion of the outstanding balance of our Term Loans. See Note 12, Debt. We entered into these interest rate swaps to mitigate our exposure to the variability of the three-month LIBOR for our floating rate debt. We have designated these instruments as cash flow hedges upon initiation and we anticipate that these hedges will be highly effective at their inception and on an on-going basis. These interest rate swaps had an effective date of March 31, 2015, with a 30-month term expiring September 29, 2017, and have a 1.25% floor.

The following table presents the fair values of the derivative financial instruments included on our Consolidated Balance Sheets at the dates indicated:

			Balance Sheet Classification Asset (Liability)	Fair Value at
(in millions, except percentages)	Notional Amount	Derivative Base		April 30, 2015	May 31, 2014
Accounting cash flow hedges:
Interest rate swap	$425.3	2.4725%	Accrued expenses	$(4.7)	$—
			Other long-term liabilities	(4.8)	(7.3)
Interest rate swap	212.6	2.4740%	Accrued expenses	(2.3)	—
			Other long-term liabilities	(2.5)	(3.6)
Interest rate swap	212.6	2.4750%	Accrued expenses	(2.4)	—
			Other long-term liabilities	(2.0)	(3.6)
Interest rate swap	94.5	2.4725%	Accrued expenses	(1.1)	—
			Other long-term liabilities	(1.0)	(1.6)

Total	$945.0		Total, net asset (liability)	$(20.8)	$(16.1)

The following table presents the before-tax impact of the derivative financial instruments on our other comprehensive income (OCI), accumulated other comprehensive income (AOCI), and our statement of operations for the periods indicated:

(in millions)	Statement of Operations Location	11 Months Ended April 30, 2015	Year Ended May 31,
			2014	2013
Accounting cash flow hedges:
Interest rate swaps
Effective portion—gain (loss) recognized in OCI		$(5.7)	$(16.1)	$—

Gain (loss) reclassified from AOCI into net income	Interest expense, net	$1.0	$—	$—

We have no other derivatives instruments designated as accounting hedges and no derivatives that are not designated as hedging instruments. The amounts reflected in the above tables do not include any adjustments to reflect the impact of deferred income taxes. For all periods presented, there were no gains or losses recognized in income related to hedge ineffectiveness.

As of April 30, 2015, approximately $10.5 million of the amounts included in accumulated other comprehensive income (loss) related to our derivative instruments is expected to be reclassified into earnings during the next twelve months. This estimate is based on the effective date of our interest rate swaps and the timing of the occurrence of the hedged forecasted transactions. The maximum term over which we are hedging our exposure to the variability of future cash flows (for all forecasted transactions) is approximately two and a half years.

16. Share Purchase and Option Plans

Infor Class C Management Incentive Units

On May 31, 2012, Infor Enterprise granted to certain employees of Infor 10.4 million equity awards, primarily Management Incentive Units (MIUs), pursuant to the Infor Enterprise Applications, LP Agreement of Limited Partnership (Infor Enterprise Agreement) and certain MIU agreements. These MIUs are for Class C non-voting units. The Class C MIUs were granted as of May 31, 2012, with vesting schedules ranging from immediate vesting to three years of service. The Class C MIUs were issued in exchange for employees existing equity interests in both Infor and Infor Global Solutions discussed below. As a result, the majority of these other equity-based awards were cancelled during fiscal 2012. In accordance with applicable FASB guidance, the concurrent grant of the Class C MIUs and cancellation of the existing equity interests were treated as a modification.

Under the provisions of the Infor Enterprise Agreement and MIU agreements, if employees are no longer employed by Infor or any of its subsidiaries for any reason (including, but not limited to, death or disability), all unvested Class C MIUs held by such employee shall automatically expire and be forfeited to Infor. For grants to certain employees, Infor has the ability to repurchase applicable MIUs pursuant to the award’s provisions upon their termination of employment with Infor. The repurchase commences upon the later of 1) the termination date and 2) the 181st day following the date upon which the MIUs that are subject to such repurchase have become vested. Infor may elect to repurchase all or any portion of the applicable MIUs, in the event of the employee’s termination for cause, participation in a competitive activity or resignation, at a price equal to the lower of the original cost or the fair market value of the MIUs being repurchased. If the employee leaves Infor under any other circumstances, such as through involuntary termination, without cause or upon death, the repurchase option is for fair market value, defined in the Infor Enterprise Agreement as the amount to which the holder of the applicable MIUs would be entitled to receive if the Company’s assets were liquidated in accordance with the Infor Enterprise Agreement (as in effect immediately prior to such liquidation) and applicable law, and the proceeds of such liquidation were applied and distributed pursuant to Infor Enterprise Agreement (as in effect immediately prior to such liquidation).

This repurchase feature in certain Class C MIUs granted to employees, as noted above, functions as an in-substance forfeiture provision which precludes recognition of compensation cost for accounting purposes until such repurchase features are removed upon an employee termination event or change in control as defined in the Infor Enterprise Agreement. No compensation expense is recognized until the repurchase features lapse. Of the 10.4 million MIUs granted on May 31, 2012, 4.4 million were issued with the repurchase feature and do not have corresponding equity compensation expense recognized, except to the extent discussed below related to modifications of certain of these awards which in effect made such awards probable of vesting. The remaining 6.0 million MIUs granted did not include the repurchase feature and we recognized applicable equity compensation expense in fiscal 2015, 2014 and 2013, accordingly.

During fiscal 2013, certain of our parent company’s Class C MIU grants without repurchase features that had been classified as equity awards were modified to allow for a cash settlement option at other than fair value, which caused these grants to be classified as liability awards at the parent company. Accordingly, we recorded incremental equity compensation expense in fiscal 2013 to recognize the fair value of the awards. A portion of these grants were further modified in fiscal 2014 to adjust the timing of the settlement options and to change the manner of calculating the settlement amount of one tranche from other than fair value to a premium over fair value repurchase. The change in the settlement amount calculation caused the related grants to revert to being classified as equity awards other than the premium, which retained liability accounting treatment at the parent company. In fiscal 2015, the other tranches of the put feature were modified to change the manner of calculating the settlement amount from other than fair value to a premium over fair value purchase. Correspondingly, this change caused the related grants to revert to being classified as equity awards other than the premium, which retained liability accounting treatment at the parent company. We have recorded incremental equity compensation expense of $2.0 million, $11.5 million and $8.5 million in fiscal 2015, 2014 and 2013, respectively, related to these modified grants.

In addition, during fiscal 2014, several of our parent company’s Class C MIU grants were modified to allow for a cash settlement option. A portion of these grants are subject to the repurchase features that function as in-substance forfeiture provisions, as described above. The addition of a cash settlement option effectively made these awards probable of vesting, resulting in equity compensation expense being recognized for the first time on the related modified grants and causing these grants to change to liability awards at the parent company. The remaining grants which are not subject to repurchase features remain classified as equity awards at the parent company. We have recorded incremental equity compensation expense of $8.7 million and $7.0 million in fiscal 2015 and 2014, respectively, related to these modified grants.

During fiscal 2015, we granted approximately 0.6 million Class C MIU’s and approximately 0.2 million Class C MIU’s were forfeited and less than 0.1 million were repurchased by the Company.

During fiscal 2014, we granted approximately 1.4 million Class C MIU’s and approximately 0.3 million Class C MIU’s were forfeited and no shares were repurchased by the Company.

During fiscal 2013, we granted approximately 0.5 million Class C MIU’s and approximately 1.2 million Class C MIU’s were forfeited and 0.3 million were repurchased by the Company.

The following table summarizes Class C MIU activity for fiscal 2015, 2014 and 2013:

(in thousands, except fair value amounts)	Number of Class C MIUs	Weighted Average Grant Date Fair Value
Non-vested, May 31, 2012	5,915	$3.53
Granted	455	$4.96
Cancelled	(1,156)	$3.72
Vested	(713)	$3.53

Non-vested, May 31, 2013	4,501	$3.63
Granted	1,399	$7.29
Cancelled	(279)	$4.39
Vested	(2,777)	$3.66

Non-vested, May 31, 2014	2,844	$5.24
Granted	591	$7.56
Cancelled	(155)	$5.20
Vested	(1,734)	$4.31

Non-vested, April 30, 2015	1,546	$7.19

This table reflects the legal vesting of the awards. As noted above certain of the awards are subject to a repurchase feature, which functions as an in-substance forfeiture provision, so these awards are not considered to have vested for accounting purposes. Total unrecognized Class C MIU compensation expense at April 30, 2015, was $27.5 million. The aggregate intrinsic value related to the unvested Class C MIUs was approximately $28.2 million as of April 30, 2015. The weighted average remaining contractual life of the Class C MIUs was 2.7 years as of April 30, 2015.

Other Infor Equity Grants

In addition to the Class C MIUs discussed above, Infor has other outstanding equity awards issued by certain affiliates of the Company. These awards include MIUs issued by SoftBrands Holdings LLC, an affiliate of the parent company of Infor (SoftBrands MIUs) to certain employees as authorized by its Amended and Restated Limited Liability Company Agreement dated October 1, 2010 (the SoftBrands Plan); and Class Y restricted shares issued under the Infor Global Solutions 2006 Share Purchase and Option Plan, as amended, (the 2006 Plan). In conjunction with the May 31, 2012 grant of the Class C MIUs discussed above, the majority of the outstanding SoftBrands MIUs and Class Y restricted shares were cancelled. No other grants are to be made under the SoftBrands Plan or the 2006 Plan. The remaining SoftBrands MIUs and Class Y restricted shares were fully vested as of May 31, 2014. As of April 30, 2015, 1.6 million and 5.1 million SoftBrands MIUs and Class Y restricted shares were outstanding, respectively.

17. Dividend

We did not declare or pay any dividends on our common stock in fiscal year 2015, 2014 or 2013. Future dividend payments on our common stock, if any, will be based at that time on the provisions of our current credit facilities, an analysis of our liquidity as well as the future prospects for our business. In addition, we may from time-to-time voluntarily service interest payments related to debt held by certain of our affiliate companies which may be funded through dividend distributions to such affiliates. See Note 21, Related Party Transactions—Dividends Paid to Affiliates.

18. Income Taxes

Income taxes have been provided in accordance with ASC 740, Income Taxes. The effective tax rate for the periods presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. Our effective tax rate may fluctuate as a result of changes in the forecasted annual income level and geographical mix of our operating earnings as well as a result of acquisitions, changes in liabilities recorded for unrecognized tax benefits, changes in the valuation allowances for deferred tax assets, tax settlements with U.S. and foreign tax authorities, and the impact from changes in enacted tax laws.

Our income (loss) before income taxes related to the following jurisdictions:

	11 Months Ended April 30, 2015	Year Ended May 31,
(in millions)		2014	2013
United States	$(187.7)	$(120.0)	$(111.5)
Foreign	155.2	254.3	57.9

Income (loss) before income tax	$(32.5)	$134.3	$(53.6)

The income tax provision (benefit) attributable to earnings from operations consisted of the following:

	11 Months Ended April 30, 2015	Year Ended May 31,
(in millions)		2014	2013
Current
Federal	$6.3	$14.1	$3.8
State	1.1	3.5	4.4
Foreign	19.5	18.5	50.8

Total current provision	26.9	36.1	59.0

Deferred
Federal	(68.9)	(12.3)	(7.1)
State	(7.1)	0.6	0.6
Foreign	(3.1)	(11.8)	(29.9)

Total deferred provision (benefit)	(79.1)	(23.5)	(36.4)

Total income tax provision (benefit)	$(52.2)	$12.6	$22.6

Effective income tax rate	160.6%	9.4%	(42.2)%

Our income tax provision (benefit) differed from the amount computed by applying the federal statutory rate to our income (loss) before provision for income taxes as follows:

	11 Months Ended April 30, 2015	Year Ended May 31,
(in millions)		2014	2013
Federal income tax rate	$(11.4)	$47.0	$(18.8)
Subpart F income	5.9	31.0	14.0
Change in valuation allowance related to IRC Section 163(j)	—	—	20.9
Foreign tax rate differential	(49.6)	(49.9)	(3.2)
Reorganization costs	(0.9)	(1.9)	5.6
Change in valuation allowance	0.5	(19.9)	(6.9)
U.S. state tax rate difference	(7.2)	(4.0)	(3.3)
Tax rate changes	—	2.3	2.7
Stock compensation	5.5	11.1	5.4
Withholding tax	9.2	9.0	8.6
Permanent items	1.4	3.8	2.7
Uncertain tax positions	—	(13.0)	(3.3)
Section 199 benefit	(1.6)	—	—
Other	(4.0)	(2.9)	(1.8)

Total income tax provision (benefit)	$(52.2)	$12.6	$22.6

A summary of the components of our deferred tax assets and liabilities was as follows:

(in millions)	April 30, 2015	May 31, 2014
Deferred tax assets
Foreign operating loss carryforward	$203.3	$261.2
Interest	298.2	292.6
Federal operating loss carryforward	31.0	35.8
Capital loss carryforward	44.5	48.6

Preacquisition disallowed deductions	13.6	16.0
State operating loss carryforward	10.2	11.7
Accrued payroll and related expenses	32.1	35.4
Depreciation	16.6	17.8
Credits	15.7	23.4
Restructuring	—	10.4
Bad debts	2.6	6.6
Accrued severance	0.6	1.4
Other	69.4	42.2

Gross deferred tax assets	737.8	803.1
Less: valuation allowance	(521.7)	(565.2)

Net deferred tax assets	216.1	237.9

Deferred tax liabilities
Intangibles	214.8	309.9
Goodwill	5.4	5.2
Prepaid expenses	0.4	0.5

Gross deferred tax liabilities	220.6	315.6

Net deferred tax assets (liabilities)	$(4.5)	$(77.7)

The net deferred tax asset (liability) was classified on our Consolidated Balance Sheets as follows:

(in millions)	April 30, 2015	May 31, 2014
Current deferred tax asset	$30.8	$27.5
Non-current deferred tax asset	72.8	88.6
Current deferred tax liability	(1.1)	(1.3)
Non-current deferred tax liability	(107.0)	(192.5)

Net deferred tax assets (liabilities)	$(4.5)	$(77.7)

The following summarizes the rollforward of our deferred tax asset valuation allowance:

(in millions)
Balance, May 31, 2012	$713.1
Changes in valuation allowances related to purchased tax assets	0.8
Adjustment of net operating losses	(135.1)
Provisions for valuation allowance	65.3
Release of valuation allowance	(51.3)
Currency adjustment	1.1

Balance, May 31, 2013	593.9
Adjustment of net operating losses	(26.8)
Provisions for valuation allowance	13.0
Release of valuation allowance	(28.4)
Currency adjustment	13.5

(in millions)
Balance, May 31, 2014	565.2
Adjustment of net operating losses	(10.9)
Provisions for valuation allowance	9.0
Release of valuation allowance	(8.5)
Currency adjustment	(33.1)

Balance, April 30, 2015	$521.7

As of April 30, 2015, we have U.S. Federal net operating loss deferred tax assets amounting to $31.0 million. These losses expire in various years between 2016 and 2032, the majority of which will expire between 2018 and 2026. We also have U.S. foreign tax credits of $0.9 million. In addition, we have state and local net operating losses and credits of $10.2 million and $1.8 million, respectively. Our state and local net operating losses expire in various years between 2016 and 2032. We currently have a deferred tax asset of $290.2 million relating to interest limitations under IRC Section 163(j), which has an indefinite carryforward. Section 382 of the Internal Revenue Code contains rules that limit the ability of a company that undergoes an ownership change to utilize its net operating loss carryforwards and certain built-in losses or deductions. As a result of the Lawson acquisition that occurred on July 5, 2011, the Lawson group experienced an ownership change that resulted in the application of a Section 382 limitation. This limitation is, however, not expected to materially limit our ability to utilize Lawson’s net operating loss carryforwards. In addition, we experienced an ownership change as a result of the global restructuring that occurred April 5, 2012 that resulted in the application of a Section 382 limitation. This limitation is, however, not expected to materially limit our ability to utilize any net operating loss carryforwards. Some of our U.S. loss and credit carryforwards are also subject to various limitations resulting from changes of ownership prior to May 31, 2011, and the possibility of future changes of ownership may further limit our ability to utilize certain loss and credit carryforwards.

As of April 30, 2015, we have foreign net operating loss deferred tax assets amounting to $203.3 million. The majority of these losses relates to our subsidiary operations in the Netherlands, UK, Brazil, France, Austria, Sweden, and Singapore. We also have certain foreign capital loss carryforward deferred tax assets of $44.5 million, the majority of which relates to our subsidiary operations in the UK and are not subject to expiry but do require us to generate certain qualified income in order to utilize. The foreign loss and credit carryforwards are subject to various limitations resulting from prior changes of ownership and the possibility of future changes of ownership may further limit our ability to utilize certain foreign loss and credit carryforwards.

ASC 740 requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. We recorded a net increase to our valuation allowance (including the impact of ASC 740-10) in fiscal 2015 of $0.5 million, and a net decrease to our valuation allowance of $28.7 million, and $119.2 million in fiscal 2014 and 2013, respectively. The valuation allowance and the change therein as of April 30, 2015 and May 31, 2014, primarily relate to disallowed carried forward interest expense as well as certain U.S. and foreign net operating losses and capital losses associated with our U.S. and foreign subsidiaries. No other valuation allowances were deemed necessary due to future possible sources of taxable income, including the anticipation of future taxable income and future reversals of existing taxable temporary differences.

Deferred taxes have not been recognized for the excess of the amount for financial reporting over the tax basis of the investment in each of our foreign subsidiaries because the undistributed earnings of each of our foreign subsidiaries are considered permanently reinvested. Therefore, these basis differences are not expected to reverse in the foreseeable future. It is not practicable to calculate the amount of the unrecognized deferred tax liability which would result if these basis differences reversed due to the complexities of the tax laws in various jurisdictions, the number of jurisdictions in which we operate, the complexity of our legal entity structure, and the hypothetical nature of the calculations.

Our income tax returns are routinely audited by taxing authorities and provisions are routinely made in our financial statements in anticipation of the results of these audits. The amount of these tax liabilities may be revised in future periods if estimates of our ultimate liability are revised.

The following summarizes the rollforward of our unrecognized tax benefits:

(in millions)
Balance, May 31, 2012	$193.2
Additions based on tax positions related to current year	12.1
Additions based on tax positions related to prior years	9.7
Reductions based on tax positions related to prior years	(8.8)
Reductions related to settlements	(1.0)
Reductions related to lapses in statute	(19.0)
Additions/(reductions) due to changes in foreign exchange rates	1.2
Other	(1.0)

Balance, May 31, 2013	186.4
Additions based on tax positions related to current year	7.3
Additions based on tax positions related to prior years	2.4
Reductions based on tax positions related to prior years	(6.7)
Reductions related to settlements	(9.0)
Reductions related to lapses in statute	(21.2)
Additions/(reductions) due to changes in foreign exchange rates	2.5

Balance, May 31, 2014	161.7
Additions based on tax positions related to current year	10.3
Additions based on tax positions related to prior years	20.5
Reductions based on tax positions related to prior years	(18.5)
Reductions related to settlements	(0.7)
Reductions related to lapses in statute	(10.6)
Additions/(reductions) due to changes in foreign exchange rates	(18.9)

Balance, April 30, 2015	$143.8

The reversal of the unrecognized tax benefits above would have impacted our effective tax rate (through the recognition of an income tax benefit) at April 30, 2015, May 31, 2014 and 2013 by $70.6 million, $68.3 million and $86.9 million, respectively. During our upcoming fiscal year ending April 30, 2016, we expect that approximately $37.4 million of the unrecognized tax benefits above will reverse, primarily due to the expiration of statutes of limitation in various jurisdictions.

We classify interest on uncertain tax positions as (benefit) provision for income taxes in our Consolidated Statements of Operations. The amount of accrued interest on uncertain tax positions at April 30, 2015 and May 31, 2014, was $17.7 million and $19.7 million, respectively, and is primarily reflected in other long-term liabilities on our Consolidated Balance Sheets. The amount of interest expense recorded for uncertain tax positions for fiscal 2015, 2014 and 2013, net of income tax benefits was $13.4 million, $0.0 million and $2.4 million, respectively.

We classify penalties on uncertain tax positions as (benefit) provision for income taxes in our Consolidated Statements of Operations. The amount of accrued penalties on uncertain tax positions at April 30, 2015 and May 31, 2014, was $5.2 million and $5.7 million, respectively, and is primarily reflected in other long-term liabilities on our Consolidated Balance Sheets. The amount of penalty expense recorded for uncertain tax positions for fiscal 2015, 2014 and 2013 was a benefit of $0.1 million, a benefit of $0.5 million and a benefit of $0.4 million, respectively. The fiscal 2015, 2014 and 2013 benefits were due to the expiration of the statute of limitations in various jurisdictions.

The Company is in the process of completing a voluntary disclosure agreement with a foreign taxing jurisdiction in connection with potential withholding tax exposure on certain intercompany transactions. Within the next twelve months, it is reasonably possible that the Company will complete negotiations with the taxing jurisdiction and enter into a settlement resulting in tax, interest and penalties ranging from zero to $14.2 million.

Domestically, we file a federal income tax return and generally file state income tax returns in each jurisdiction in which we do business. The statutes of limitations for these returns, with some exceptions, run through 2019. We are generally no longer subject to tax examination domestically for years prior to fiscal year 2011. We are currently subject to federal income tax examinations. We are also currently under examination in a number of state jurisdictions. Management believes that we have adequately provided for any uncertain tax positions that may be addressed in these examinations.

Internationally, we generally file income tax returns in each jurisdiction in which we do business. The statutes of limitations for these returns, with some exceptions, run through 2019. We are generally no longer subject to tax examination internationally for years prior to fiscal year 2009. We are currently under examination in a number of international jurisdictions. Management believes that we have adequately provided for any uncertain tax positions that may be addressed in these examinations.

While management believes we have adequately provided for all tax positions, amounts asserted by taxing authorities could materially differ from our accrued positions as a result of uncertain and complex application of tax regulations. Additionally, the recognition and measurement of certain tax benefits includes estimates and judgment by management and inherently includes subjectivity. Accordingly, additional provisions on tax-related matters could be recorded in the future as revised estimates are made or the underlying matters are settled or otherwise resolved.

19. Retirement Plans

Defined Contribution Plans

We sponsor a 401(k) plan for all eligible employees in the U.S. Under this 401(k) plan, employees can generally make pre-tax contributions of up to the lesser of a maximum of 75.0% of their eligible compensation or the section 402(g) limit as defined by the Internal Revenue Service.

We also have defined contribution plans in certain foreign locations. We recognized expense for contributions to our defined contribution plans of $10.2 million, $10.8 million and $8.0 million in fiscal 2015, 2014 and 2013, respectively.

Defined Benefit Plans

We maintain defined benefit plans for certain of our employees in the U.S. and various other countries which were assumed in connection with acquisitions we completed in fiscal 2012 and prior years. The most significant of these defined benefit plans are in the United Kingdom, France, Germany, and Switzerland. Benefits under the various plans are based primarily on applicable legal requirements, years of service and compensation levels. Our defined benefit plans in the U.S., United Kingdom and Germany have been frozen with no further benefits accruing. As of April 30, 2015, these plans were funded to comply with the minimum legal funding requirements.

We used measurement dates of April 30, 2015 and May 31, 2014, respectively, for our pension plans and accrued benefit obligations. Actuarial valuations of the plans occur either on an annual or triennial basis, depending on jurisdictional statutes.

The following tables summarize the key data and assumptions for our defined benefit plans:

Change in Projected Benefit Obligation

(in millions)	April 30, 2015	May 31, 2014
Projected Benefit obligation, beginning of fiscal year	$106.6	$92.7
Service cost	1.2	1.4
Interest cost	3.4	4.2
Plan participants contribution	0.3	0.3
Actuarial (gain) loss	14.7	(0.6)
Benefits payments	(2.2)	(2.5)
Assumption changes	0.6	3.9
Curtailment/settlement	(0.3)	(0.4)
Currency translation adjustment	(10.0)	7.6

Projected benefit obligation, end of fiscal year	$114.3	$106.6

Accumulated benefit obligation, end of fiscal year	$109.2	$101.7

Change in Plan Assets

(in millions)	April 30, 2015	May 31, 2014
Fair value of plan assets, beginning of fiscal year	$74.2	$60.2
Actual return on plan assets	6.1	4.5
Employer contribution	2.3	3.8
Plan participants contribution	0.3	0.3
Benefits payments	(1.8)	(2.1)
Currency translation adjustment	(6.2)	7.5

Fair value of plan assets, end of fiscal year	$74.9	$74.2

Funded status, end of fiscal year	$(39.4)	$(32.4)

Amounts Recognized on Our Consolidated Balance Sheets

(in millions)	April 30, 2015	May 31, 2014
Non-current asset	$1.0	$1.5
Current liability	(0.1)	(2.1)
Non-current liability	(40.3)	(31.8)

Total	$(39.4)	$(32.4)

Amounts Recognized in Accumulated Other Comprehensive Income (Loss)

	April 30, 2015	May 31,
(in millions)		2014	2013
Net actuarial gain (loss)	$(19.9)	$(8.5)	$(10.2)
Prior service cost	(1.0)	(1.4)	(1.5)
Tax	4.6	2.5	2.8

Total amounts recognized in accumulated other comprehensive income (loss)	$(16.3)	$(7.4)	$(8.9)

Components of Net Periodic Pension Cost

	11 Months Ended April 30, 2015	Year Ended May 31,
(in millions)		2014	2013
Service cost	$1.2	$1.4	$1.1
Interest cost	3.4	4.2	3.6
Amortization of prior service cost	0.2	1.9	0.2
Amortization of net actuarial (gain) loss	0.3	0.6	0.3
Expected return on plan assets	(3.7)	(3.9)	(2.9)

Net periodic pension cost	$1.4	$4.2	$2.3

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income (Loss)

	11 Months Ended April 30, 2015	Year Ended May 31,
(in millions)		2014	2013
Net actuarial gain (loss)	$(11.4)	$1.7	$0.5
Prior service cost	0.6	2.0	0.7
Amortization of prior service cost	(0.2)	(1.9)	(0.2)
Tax	2.1	(0.3)	0.6

Total recognized in other comprehensive income (loss)	$(8.9)	$1.5	$1.6

Total recognized in net periodic benefit costs and other comprehensive income (loss)	$(10.3)	$(2.7)	$(0.7)

Estimated Amortization to be Recognized as Part of Net Periodic Pension Cost in Fiscal 2016

(in millions)
Net actuarial (gain) loss	$0.7
Prior service cost	$0.2

Defined Benefit Plans with Accumulated Benefit Obligations that Exceed the Fair Value of the Plan Assets

The accumulated benefit obligation exceeds the fair value of the plan assets for the majority of our defined benefit plans. The pension benefits and the fair value of plan assets for those plans with accumulated benefit obligations in excess of plan assets were as follows:

(in millions)	April 30, 2015	May 31, 2014
Projected benefit obligation	$113.0	$105.0
Accumulated benefit obligation	$107.8	$100.1
Fair value of plan assets	$72.5	$71.2

Fair Value of Plan Assets

The fair value of defined benefit plans assets, as of April 30, 2015 and May 31, 2014, were as follows:

	April 30, 2015
	Fair Value Measurements Using Inputs Considered as
(in millions)	Level 1	Level 2	Level 3	Fair Value
Assets
Equity securities	$—	$42.9	$—	$42.9
Debt securities	—	21.4	—	21.4
Other	0.3	10.3	—	10.6

Total	$0.3	$74.6	$—	$74.9

	May 31, 2014
	Fair Value Measurements Using Inputs Considered as
(in millions)	Level 1	Level 2	Level 3	Fair Value
Assets
Equity securities	$—	$42.6	$—	$42.6
Debt securities	—	22.3	—	22.3
Other	0.4	8.9	—	9.3

Total	$0.4	$73.8	$—	$74.2

Pension plan assets relate to defined benefit pension plans which cover certain employees primarily in the U.S., United Kingdom, Germany, Switzerland and France and include investments held in cash, equity and debt index funds. The fair value of investments held in these funds is based on the fair value of the underlying securities within the fund. The pension plan assets are reflected in either other assets or other long-term liabilities on our Consolidated Balance Sheets depending on whether the related plan is over-funded or under-funded, respectively. Our pension plan assets are valued primarily using observable inputs other than quoted market prices and are included in Level 2 inputs within the fair value hierarchy as discussed in Note 5, Fair Value.

Determination of Benefit Obligations

Generally, the discount rates used to determine benefit obligations are determined as of the applicable measurement date, by considering various current yield curves representing high quality, long-term fixed income instruments, the duration of which are consistent with the duration of the applicable plan liabilities. The long-term expected rate of return for each asset class is based upon actual historical returns and future expectations for returns for each asset class. A single, long-term rate of return is then calculated as the weighted average of the target asset allocation and the long-term return assumption for each asset class.

Weighted-Average Assumptions Used to Determine Benefit Obligations

	April 30, 2015	May 31,
		2014	2013
Projected benefit obligation
Discount rate	2.9%	3.9%	4.1%
Rate of compensation increase	2.5%	2.9%	3.8%
Net periodic benefit cost
Discount rate	3.7%	4.0%	4.2%
Expected rate of return on plan assets	5.5%	5.5%	5.6%
Rate of compensation increase	2.5%	3.1%	3.7%

Investment Policy

Our investment strategy for our plan assets is to seek a competitive rate of return relative to an appropriate level of risk. The investments are held in cash, equity and debt index funds. Investments held in these funds are based on the fair value of the underlying securities within the fund, which represents the net asset value, a practical expedient to fair value, of the units held by the pension plan at year end. The asset allocations for our pension plans by asset category are as follows:

	Target Allocation Fiscal 2016	Percentage of Plan Assets at April 30, 2015
Equity securities	57.3%	57.3%
Debt instruments	28.6%	28.6%
Other	14.1%	14.1%

Future Contributions

We made contributions to our defined benefit pension plans of $2.3 million, $3.8 million and $2.8 million in fiscal 2015, 2014 and 2013, respectively. We expect to contribute approximately $2.2 million to our defined benefit plans during fiscal 2016.

Future Benefit Payments

As of April 30, 2015, we anticipate future benefit payments related to our defined benefit plans over the next 10 years will be as follows:

(in millions)
Fiscal 2016	$2.2
Fiscal 2017	2.1
Fiscal 2018	2.5
Fiscal 2019	2.2
Fiscal 2020	2.5
Fiscal 2021 through 2025	14.1

Total	$25.6

20. Segment and Geographic Information

We are a global provider of enterprise business applications software and services focused primarily on medium and large enterprises. We provide industry-specific ERP software products to companies in the manufacturing, distribution, healthcare, public sector, automotive, service industries, ESM&R, consumer products & retail and hospitality industries. We serve customers in the Americas, EMEA and APAC geographic regions.

Segment Information

We view our operations and manage our business as three reportable segments: License, Maintenance, and Consulting. See Note 1, Nature of Business and Basis of Presentation—Business Segments. It is around these three key sets of business activities that we have organized our business and established budgets, forecasts and strategic objectives, including go-to-market strategies. Within our organization, multiple sets of information are available reflecting various views of our operations including vertical, geographic and/or functional information. However, the financial information provided to and used by our CODM to assist in making operational decisions, allocating resources and assessing performance reflects revenues, cost of revenues and gross margin for these three segments.

License—Our License segment develops, markets and distributes enterprise software including the following types of software: enterprise human capital management, financial management, business intelligence, asset management, enterprise performance management, supply chain management, service management, manufacturing operations, business project management and property management for hospitality companies. License revenues include license fees which primarily consist of fees resulting from products licensed to customers on a perpetual basis. Product license fees result from a customer’s licensing of a given software product for the first time or with a customer’s licensing of additional users for previously licensed products. License revenues also include revenues related to our SaaS subscriptions offerings.

Maintenance—Our Maintenance segment provides software updates and product support including when and if available upgrades, release updates, regulatory updates and patches, access to our knowledge base and technical support team, technical advice and application management. Generally, these services are provided under annual contracts. Infor’s maintenance agreements are comprehensive customer support programs which entitle customers to various levels of support to meet their specific needs. Infor’s maintenance and customer support offerings are delivered through our global support organization operating from our support centers around the world. Maintenance revenues include product updates and support fees revenues which represent the ratable recognition of fees to enroll and renew licensed products in our maintenance programs. These fees are typically charged annually and are based on the license fees initially paid by the customer. These revenues can fluctuate based on the number and timing of new license contracts, renewal rates and price increases.

Consulting—Our Consulting segment provides software implementation, customization, integration, training and other consulting services related to Infor’s software products. Services in this segment are generally provided under time and materials contracts, and in certain situations, under fixed-fee or maximum-fee contracts. Infor’s consulting offerings range from initial assessment and planning of a project to the actual implementation and post implementation of a project, including optimizing a customer’s use of our software as well as training and learning tools designed to help customers become proficient in using Infor’s software quickly and effectively. Consulting services and other revenue include consulting services and other fees revenues from services provided to customers who have licensed Infor’s products.

The measure that we use to assess our reportable segment’s operating performance is sales margin. Reportable segment sales margin includes segment revenues net of direct controllable costs. Segment revenues include adjustments to increase revenues that would have been recognized if we had not adjusted certain deferred revenue balances related to acquisitions to their fair values at the time of the acquisition as required by GAAP. Segment costs represent those cost of resources dedicated to each segment, direct sales costs, and allocation of certain operating expenses. Segment costs exclude any allocation of depreciation and amortization related to our acquired intangible assets or restructuring costs.

We do not have any intercompany revenue recorded between reportable segments. The accounting policies for our reportable segments are the same as those used in our Consolidated Financial Statements. We do not assess or report assets or capital expenditures by reportable segment. For disclosure of goodwill by reportable segment see Note 4, Goodwill.

The following table presents financial information for our reportable segments for the periods indicated:

	Reportable Segment
(in millions, except percentages)	License	Maintenance	Consulting	Total
Fiscal 2015 (11 months)
Revenues	$479.9	$1,333.8	$629.7	$2,443.4
Cost of revenues	105.6	237.7	506.9	850.2
Direct sales and marketing costs	331.3	—	7.2	338.5

Sales margin	$43.0	$1,096.1	$115.6	$1,254.7

Sales margin %	9.0%	82.2%	18.4%	51.4%

Fiscal 2014 (12 months)
Revenues	$553.4	$1,467.1	$749.5	$2,770.0
Cost of revenues	92.1	261.4	590.4	943.9
Direct sales and marketing costs	377.1	—	—	377.1

Sales margin	$84.2	$1,205.7	$159.1	$1,449.0

Sales margin %	15.2%	82.2%	21.2%	52.3%

Fiscal 2013 (12 months)
Revenues	$531.6	$1,442.7	$763.5	$2,737.8
Cost of revenues	77.3	254.2	590.2	921.7
Direct sales and marketing costs	379.4	—	—	379.4

Sales margin	$74.9	$1,188.5	$173.3	$1,436.7

Sales margin %	14.1%	82.4%	22.7%	52.5%

The following table presents a reconciliation of our reportable segment revenues, net of the reversal of purchase accounting revenue adjustments, and our reportable segment sales margin to total consolidated revenues and consolidated loss before income tax benefit for the periods indicated:

	11 Months Ended April 30, 2015	Year Ended May 31,
(in millions)		2014	2013
Reportable segment revenues	$2,443.4	$2,770.0	$2,737.8
Purchase accounting revenue adjustments(1)	(4.5)	(8.2)	(19.8)

Total revenues	$2,438.9	$2,761.8	$2,718.0

Reportable segment sales margin	$1,254.7	$1,449.0	$1,436.7
Other unallocated costs and operating expenses(2)	632.9	711.4	685.3
Amortization of intangible assets and depreciation	222.9	264.3	275.7
Restructuring costs	5.7	18.6	10.2

Income from operations	393.2	454.7	465.5
Total other expense, net	425.7	320.4	519.1

Income (loss) before income tax	$(32.5)	$134.3	$(53.6)

(1)	Adjustments to decrease reportable segment revenue for revenue that we would have recognized had we not adjusted acquired deferred revenue as required by GAAP.
(2)	Other unallocated costs and operating expenses include certain sales and marketing expenses, research and development, general and administrative, acquisition-related and other costs, equity-based compensation, as well as adjustments for deferred costs recognized related to acquired deferred revenue.

Geographic Information

The following table presents our revenues summarized by geographic region, based on the location at which each sale originates, for the periods indicated:

	Geographic Region
(in millions)	Americas	EMEA	APAC	Total
Fiscal 2015 (11 months)
Software license fees and subscriptions	$300.8	$133.7	$44.7	$479.2
Product updates and support fees	840.7	386.3	103.3	1,330.3

Software revenues	1,141.5	520.0	148.0	1,809.5
Consulting services and other fees	312.7	264.7	52.0	629.4

Total revenues	$1,454.2	$784.7	$200.0	$2,438.9

Fiscal 2014 (12 months)
Software license fees and subscriptions	$338.2	$160.9	$49.2	$548.3
Product updates and support fees	895.3	453.0	117.6	1,465.9

Software revenues	1,233.5	613.9	166.8	2,014.2
Consulting services and other fees	347.4	331.2	69.0	747.6

Total revenues	$1,580.9	$945.1	$235.8	$2,761.8

Fiscal 2013 (12 months)
Software license fees and subscriptions	$307.8	$160.4	$49.9	$518.1
Product updates and support fees	883.8	433.4	124.0	1,441.2

Software revenues	1,191.6	593.8	173.9	1,959.3
Consulting services and other fees	354.5	328.7	75.5	758.7

Total revenues	$1,546.1	$922.5	$249.4	$2,718.0

The following table presents our long-lived tangible assets, consisting of property and equipment net of accumulated depreciation, summarized by geographic region:

	Geographic Region
(in millions)	Americas	EMEA	APAC	Total
April 30, 2015	$51.1	$24.6	$6.1	$81.8
May 31, 2014	$50.6	$26.5	$5.7	$82.8

The following table sets forth our revenues attributable to the U.S., our country of domicile, and foreign countries, based on the country at which each sale originates, for the periods indicated:

	11 Months Ended April 30, 2015	Year Ended May 31,
(in millions)		2014	2013
United States	$1,295.1	$1,391.9	$1,334.4
All other countries	1,143.8	1,369.9	1,383.6

Total revenues	$2,438.9	$2,761.8	$2,718.0

The following table sets forth long-lived tangible assets by country at the dates indicated:

(in millions)	April 30, 2015	May 31, 2014
United States	$48.5	$49.4
Germany	6.5	8.6
All other countries	26.8	24.8

Total long-lived tangible assets	$81.8	$82.8

Only those countries in which revenues or long-lived assets exceed 10% of our consolidated revenues or long-lived assets are reflected in the above tables. In those fiscal periods when a country’s revenues or long-lived tangible assets are less than 10% of the consolidated totals, applicable amounts are included in “all other countries.”

21. Related Party Transactions

Golden Gate Capital and Summit Partners (together, the Sponsors) are our largest investors. We have entered into advisory agreements with both of our Sponsors pursuant to which we have retained them to provide advisory services relating to financing and strategic business planning, acquisitions and investments, analysis and oversight, executive recruiting, certain other services and the reimbursement of reasonable out-of-pocket expenses. These advisory agreements are for an initial term of ten years with the annual management fee payable to Golden Gate Capital and Summit Partners on a quarterly basis. Under the advisory agreements, the total contractual annual management fee due is approximately $7.0 million which is payable to Golden Gate Capital and Summit Partners based on their pro rata ownership percentage of Infor Enterprise as defined in the applicable agreements. We recognized these management fees as a component of general and administrative expenses in our Consolidated Statement of Operations.

The following table sets forth management fees and expenses rendered under the advisory agreements in connection with acquisitions, debt refinancing and other advisory services for the periods indicated:

	11 Months Ended April 30, 2015	Year Ended May 31,
(in millions)		2014	2013
Golden Gate Capital	$4.9	$5.9	$5.6
Summit Partners	1.8	2.0	1.8

Total management fees and expenses	$6.7	$7.9	$7.4

At April 30, 2015, $0.5 million and $0.2 million of the fees related to Golden Gate Capital and Summit Partners, respectively, remained unpaid.

In the normal course of business, we may sell products and services to companies owned by our Sponsors. Sales to companies owned by Golden Gate Capital and Summit Partners are recognized according to our revenue recognition policy as described in Note 2, Summary of Significant Accounting Policies. Sales to Golden Gate Capital-owned companies were approximately $0.9 million, $1.2 million and $2.5 million in fiscal 2015, 2014 and 2013, respectively. We had no sales to companies owned by Summit Partners in fiscal 2015, 2014 or 2013.

In addition, we have made an immaterial amount of payments to companies owned by Golden Gate Capital and Summit Partners for products and services in fiscal 2015, 2014 and 2013.

We capitalized as deferred financing fees $5.5 million and $0.1 million during fiscal 2015 and 2014, respectively, for fees and expenses paid to Golden Gate Capital and their affiliates in connection with our various debt transactions. In addition, we expensed transaction fees paid to Golden Gate Capital of $0.9 million in fiscal 2014 related to our debt refinancing transactions. We did not capitalize or expense any similar fees in fiscal 2013.

In October 2014, we entered into a Master Services Agreement with Summit Partners (the MSA) under which we agreed to offer certain of Summit Partners’ portfolio companies our software products and our professional services at our customary rates. The MSA has an initial term of 12 months and automatically renews for successive 12-month renewal periods unless either party provides written notice of intent not to renew within 90 days prior to the first day of the applicable renewal period. In addition, after the initial term either party may terminate the MSA upon 90 days written notice.

Due to/from Affiliates

Infor, through certain of our subsidiaries, had net receivables from our affiliates, HoldCo and Lux Bond Co, of $35.3 million as of April 30, 2015 and May 31, 2014. These receivables arose primarily due to our payment of deferred financing fees and interest related to Lux Bond Co’s debt and are included in receivable from stockholders in the equity section on our Consolidated Balance Sheets.

In fiscal 2014 and 2013 Lux Bond Co elected to pay quarterly interest related to the then outstanding Lux PIK Term Loan in cash, and we funded the applicable quarterly interest payments totaling $16.4 million and $18.2 million, respectively, that were due related to the Lux PIK Term Loan primarily through affiliate loans to Lux Bond Co. As previously noted, the outstanding balance of the Lux PIK Term Loan was repaid on April 8, 2014, with the proceeds from the issuance of our affiliate’s HoldCo Notes. See Note 12, Debt—Affiliate Company Borrowings. In fiscal 2015 we did not fund any interest payment related to our affiliates’ debt through additional intercompany loans. See Dividends Paid to Affiliates below.

Infor has entered into a Tax Allocation Agreement with GGC Software Parent, Inc., an affiliate of Lux Bond Co. See Note 2, Summary of Significant Accounting Policies—Income Taxes. Prior to the second quarter of fiscal 2015, payments of amounts recorded under the terms of the Tax Allocation Agreement were generally recorded as a decrease in our stockholder receivable. We recorded payments of $11.5 million and $9.5 million in fiscal 2014 and 2013, respectively, related to the Tax Allocation Agreement, as reductions to our stockholder receivable.

Beginning in the second quarter of fiscal 2015, certain payments made under the Tax Allocation Agreement have been recorded against affiliate payable, which is included in accounts payable on our Consolidated Balance Sheets. In fiscal 2015 we made payments of $11.7 million under the Tax Allocation Agreement which were recorded against affiliate payable. We had $6.4 million and $3.2 million payable under the Tax Allocation Agreement as of April 30, 2015 and May 31, 2014, respectively.

Dividends Paid to Affiliates

In fiscal 2015 we paid dividends to certain of our affiliates totaling $65.7 million, including $21.6 million related to the funding of interest on our affiliate’s debt and $44.1 million related to the funding of our affiliate’s equity distributions. In October 2014, HoldCo elected to pay interest due related to the HoldCo Notes of $30.1 million in cash and we funded the quarterly interest due related to the HoldCo Notes through dividend distributions from Infor to HoldCo of $21.6 million and through certain payments made under the Tax Allocation Agreement of $8.5 million. In October 2014 and April 2015, we made dividend distributions of approximately $21.1 million and $23.0 million, respectively, to Infor Enterprise, an affiliate of the parent company of Infor, to fund equity distributions to members of our executive management team under certain of their equity awards.

In addition, as of April 30, 2015, we had accrued dividends payable of $17.0 million related to our funding of quarterly interest on HoldCo Notes. In April 2015 HoldCo elected to pay quarterly interest due related to the HoldCo Notes of approximately $26.7 million in cash with $1.2 million cash on-hand and with amounts we funded through dividend distributions from Infor to HoldCo of $17.0 million which were accrued as of April 30, 2015, and through certain payments made under the Tax Allocation Agreement of $8.5 million. The dividends and amounts due under the Tax Allocation Agreement were paid on May 1, 2015, subsequent to year end.

In future periods we may from time-to-time service additional interest payments related to the HoldCo Notes through further dividend distributions.

22. Supplemental Guarantor Financial Information

The 6.5% and 5.75% Senior Notes issued by Infor (US), Inc., and prior to their repayment in April 2015, our 9.375%, 10.0% and 11.5% Senior Notes, are and were fully and unconditionally guaranteed except for certain customary automatic release provisions, jointly and severally, by Infor, its parent company, and substantially all of its existing and future 100% owned domestic subsidiaries (collectively the Guarantor Subsidiaries). See Note 12, Debt. Its other subsidiaries (collectively, the Non-Guarantor Subsidiaries) are not guarantors of our borrowings. The indentures governing the notes limit, among other things, the ability of Infor, Inc. and the Guarantor Subsidiaries to incur additional indebtedness; declare or pay dividends, redeem stock or make other distributions to stockholders; make investments; create liens or use assets as security in other transactions; merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets; enter into transactions with affiliates; and sell or transfer certain assets.

The following tables set forth requisite financial information of Infor, Infor (US), Inc., the Guarantor Subsidiaries and Non-Guarantor Subsidiaries including our Consolidating Balance Sheets as of April 30, 2015 and May 31, 2014, our Consolidating Statements of Operations, our Consolidating Statements of Comprehensive Income (Loss), and our Consolidating Statements of Cash Flows for our fiscal years ended April 30, 2015, May 31, 2014 and 2013.

Condensed Consolidating Balance Sheets

	April 30, 2015
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$86.7	$—	$440.0	$—	$526.7
Accounts receivable, net	—	145.5	7.8	184.7	—	338.0
Prepaid expenses	—	59.1	12.4	42.4	—	113.9
Income tax receivable	—	34.7	0.2	14.6	0.1	49.6
Other current assets	—	5.9	1.3	10.6	—	17.8
Affiliate receivable	—	521.8	597.8	22.1	(1,141.7)	—
Deferred tax assets	—	13.3	4.4	13.2	(0.1)	30.8

Total current assets	—	867.0	623.9	727.6	(1,141.7)	1,076.8
Property and equipment, net	—	35.9	12.6	33.3	—	81.8
Intangible assets, net	—	520.6	5.8	204.6	—	731.0
Goodwill	—	2,400.6	62.5	1,582.7	—	4,045.8
Deferred tax assets	0.2	—	8.0	72.8	(8.2)	72.8
Other assets	—	17.3	3.9	19.1	—	40.3
Affiliate receivable	—	751.5	1.4	141.5	(894.4)	—
Investment in subsidiaries	—	1,557.9	—	—	(1,557.9)	—

Total assets	$0.2	$6,150.8	$718.1	$2,781.6	$(3,602.2)	$6,048.5

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$—	$41.3	$0.1	$21.0	$—	$62.4
Income taxes payable	—	—	—	33.4	0.1	33.5
Accrued expenses	—	151.0	26.2	161.9	—	339.1
Deferred tax liabilities	0.1	—	—	1.1	(0.1)	1.1
Deferred revenue	—	512.4	15.2	339.4	—	867.0
Affiliate payable	29.5	591.3	485.3	35.6	(1,141.7)	—
Current portion of long-term obligations	—	0.1	—	—	—	0.1

Total current liabilities	29.6	1,296.1	526.8	592.4	(1,141.7)	1,303.2
Long-term debt	—	5,226.7	—	—	—	5,226.7
Deferred tax liabilities	—	86.5	—	28.7	(8.2)	107.0
Affiliate payable	58.6	169.6	0.3	665.9	(894.4)	—
Other long-term liabilities	—	80.7	10.8	116.9	—	208.4
Losses in excess of investment in subsidiaries	708.8	—	—	—	(708.8)	—
Total liabilities	797.0	6,859.6	537.9	1,403.9	(2,753.1)	6,845.3
Total stockholders’ equity (deficit)	(796.8)	(708.8)	180.2	1,377.7	(849.1)	(796.8)

Total liabilities and stockholders’ deficit	$0.2	$6,150.8	$718.1	$2,781.6	$(3,602.2)	$6,048.5

	May 31, 2014
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$227.4	$—	$347.9	$—	$575.3
Accounts receivable, net	—	165.3	10.9	228.0	—	404.2
Prepaid expenses	—	50.5	14.9	42.7	—	108.1
Income tax receivable	—	17.8	0.2	15.7	—	33.7
Other current assets	—	18.5	0.2	14.8	—	33.5
Affiliate receivable	—	431.0	439.2	35.7	(905.9)	—
Deferred tax assets	—	9.9	4.2	13.5	(0.1)	27.5
Total current assets	—	920.4	469.6	698.3	(906.0)	1,182.3
Property and equipment, net	—	34.0	15.4	33.4	—	82.8
Intangible assets, net	—	627.1	9.3	314.3	—	950.7
Goodwill	—	2,378.8	62.5	1,875.9	—	4,317.2
Deferred tax assets	0.4	—	6.2	88.4	(6.4)	88.6
Other assets	—	9.7	4.4	21.2	—	35.3
Affiliate receivable	—	873.7	1.3	150.2	(1,025.2)	—
Investment in subsidiaries	—	1,669.0	—	—	(1,669.0)	—

Total assets	$0.4	$6,512.7	$568.7	$3,181.7	$(3,606.6)	$6,656.9

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$—	$26.4	$0.1	$27.3	$—	$53.8
Income taxes payable	—	—	—	19.8	—	19.8
Accrued expenses	—	185.1	33.8	187.4	—	406.3
Deferred tax liabilities	0.1	—	—	1.3	(0.1)	1.3
Deferred revenue	—	579.4	17.9	378.0	—	975.3
Affiliate payable	29.5	469.9	361.0	45.5	(905.9)	—
Current portion of long-term obligations	—	31.7	—	—	—	31.7
Total current liabilities	29.6	1,292.5	412.8	659.3	(906.0)	1,488.2
Long-term debt	—	5,218.4	—	—	—	5,218.4
Deferred tax liabilities	—	160.4	(0.1)	38.6	(6.4)	192.5
Affiliate payable	58.6	151.1	0.4	815.1	(1,025.2)	—
Other long-term liabilities	—	62.5	5.5	149.8	—	217.8
Losses in excess of investment in subsidiaries	372.2	—	—	—	(372.2)	—
Total liabilities	460.4	6,884.9	418.6	1,662.8	(2,309.8)	7,116.9
Total stockholders’ equity (deficit)	(460.0)	(372.2)	150.1	1,518.9	(1,296.8)	(460.0)

Total liabilities and stockholders’ deficit	$0.4	$6,512.7	$568.7	$3,181.7	$(3,606.6)	$6,656.9

Condensed Consolidating Statements of Operations

	11 Months Ended April 30, 2015
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues:
Software license fees and subscriptions	$—	$275.8	$7.5	$195.9	$—	$479.2
Product updates and support fees	—	762.9	28.1	539.3	—	1,330.3

Software revenues	—	1,038.7	35.6	735.2	—	1,809.5
Consulting services and other fees	—	267.0	11.7	350.7	—	629.4

Total revenues	—	1,305.7	47.3	1,085.9	—	2,438.9

Operating expenses:
Cost of software license fees and subscriptions	—	68.4	6.8	33.4	1.1	109.7
Cost of product updates and support fees	—	117.2	2.5	113.9	4.6	238.2
Cost of consulting services and other fees	—	195.1	14.8	289.7	7.6	507.2
Sales and marketing	—	205.8	23.4	178.1	5.6	412.9
Research and development	—	196.8	7.3	154.5	11.2	369.8
General and administrative	—	23.9	111.0	73.1	(30.1)	177.9
Amortization of intangible assets and depreciation	—	134.3	12.8	75.8	—	222.9
Restructuring costs	—	1.0	—	4.7	—	5.7
Acquisition-related and other costs	—	(0.8)	1.3	0.9	—	1.4
Affiliate (income) expense, net	—	174.8	(154.7)	(20.1)	—	—

Total operating expenses	—	1,116.5	25.2	904.0	—	2,045.7

Income from operations	—	189.2	22.1	181.9	—	393.2

Other expense, net:
Interest expense, net	—	320.2	0.1	(0.2)	—	320.1
Affiliate interest (income) expense, net	—	(36.6)	(0.1)	36.7	—	—
Loss on extinguishment of debt	—	172.4	—	—	—	172.4
Other (income) expense, net	—	(57.0)	—	(9.8)	—	(66.8)

Total other expense, net	—	399.0	—	26.7	—	425.7

Income (loss) before income tax	—	(209.8)	22.1	155.2	—	(32.5)
Income tax provision (benefit)	—	(64.5)	(0.9)	13.2	—	(52.2)
Equity in (earnings) loss of subsidiaries	(19.7)	(165.0)	—	—	184.7	—

Net income (loss)	$19.7	$19.7	$23.0	$142.0	$(184.7)	$19.7

	Year Ended May 31, 2014
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues:
Software license fees and subscriptions	$—	$307.1	$11.0	$230.2	$—	$548.3
Product updates and support fees	—	810.4	28.1	627.4	—	1,465.9

Software revenues	—	1,117.5	39.1	857.6	—	2,014.2
Consulting services and other fees	—	286.0	14.8	446.8	—	747.6

Total revenues	—	1,403.5	53.9	1,304.4	—	2,761.8

Operating expenses:
Cost of software license fees and subscriptions	—	55.9	7.2	36.0	0.7	99.8
Cost of product updates and support fees	—	127.2	3.2	126.6	4.9	261.9
Cost of consulting services and other fees	—	221.7	13.2	349.7	8.6	593.2
Sales and marketing	—	217.9	27.1	206.6	5.5	457.1
Research and development	—	198.4	9.7	172.9	10.8	391.8
General and administrative	—	15.2	118.0	90.1	(30.5)	192.8
Amortization of intangible assets and depreciation	—	151.9	12.9	99.5	—	264.3
Restructuring costs	—	2.9	0.5	15.2	—	18.6
Acquisition-related and other costs	—	28.3	0.2	(0.9)	—	27.6
Affiliate (income) expense, net	—	184.9	(161.6)	(23.3)	—	—

Total operating expenses	—	1,204.3	30.4	1,072.4	—	2,307.1

Income from operations	—	199.2	23.5	232.0	—	454.7

Other expense, net:
Interest expense, net	—	377.9	0.1	—	—	378.0
Affiliate interest (income) expense, net	—	(53.9)	(0.1)	54.0	—	—
Loss on extinguishment of debt	—	5.2	—	—	—	5.2
Other (income) expense, net	—	13.1	0.4	(76.3)	—	(62.8)
Total other expense, net	—	342.3	0.4	(22.3)	—	320.4
Income (loss) before income tax	—	(143.1)	23.1	254.3	—	134.3
Income tax provision (benefit)	0.1	7.4	(0.3)	5.4	—	12.6
Equity in (earnings) loss of subsidiaries	(121.8)	(272.3)	—	—	394.1	—

Net income (loss)	$121.7	$121.8	$23.4	$248.9	$(394.1)	$121.7

	Year Ended May 31, 2013
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Eliminations	Consolidated
Revenues:
Software license fees and subscriptions	$—	$275.1	$8.6	$234.4	$—	$518.1
Product updates and support fees	—	792.6	27.7	620.9	—	1,441.2

Software revenues	—	1,067.7	36.3	855.3	—	1,959.3
Consulting services and other fees	—	285.6	18.1	455.0	—	758.7

Total revenues	—	1,353.3	54.4	1,310.3	—	2,718.0

Operating expenses:
Cost of software license fees and subscriptions	—	45.9	6.8	33.4	0.3	86.4
Cost of product updates and support fees	—	122.4	2.5	124.8	4.5	254.2
Cost of consulting services and other fees	—	218.5	10.1	351.6	8.3	588.5
Sales and marketing	—	213.5	28.8	212.3	5.6	460.2
Research and development	—	180.9	2.4	160.0	8.6	351.9
General and administrative	—	41.1	106.7	89.9	(27.3)	210.4
Amortization of intangible assets and depreciation	—	155.7	15.4	104.6	—	275.7
Restructuring costs	—	4.2	0.3	5.7	—	10.2
Acquisition-related and other costs	—	11.9	3.6	(0.5)	—	15.0
Affiliate (income) expense, net	—	142.8	(150.1)	7.3	—	—

Total operating expenses	—	1,136.9	26.5	1,089.1	—	2,252.5

Income from operations	—	216.4	27.9	221.2	—	465.5

Other expense, net:
Interest expense, net	—	417.8	0.1	0.2	—	418.1
Affiliate interest (income) expense, net	—	(72.6)	(0.2)	72.8		—
Loss on extinguishment of debt	—	1.8	—	—	—	1.8
Other (income) expense, net	—	8.6	0.3	90.3	—	99.2

Total other expense, net	—	355.6	0.2	163.3	—	519.1

Income (loss) before income tax	—	(139.2)	27.7	57.9	—	(53.6)
Income tax provision (benefit)	0.1	14.3	(9.1)	17.3	—	22.6
Equity in loss (earnings) of subsidiaries	76.1	(77.4)	—	—	1.3	—

Net income (loss)	$(76.2)	$(76.1)	$36.8	$40.6	$(1.3)	$(76.2)

Condensed Consolidating Statements of Comprehensive Income (Loss)

	11 Months Ended April 30, 2015
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net income (loss)	$19.7	$19.7	$23.0	$142.0	$(184.7)	$19.7

Other comprehensive income (loss):
Unrealized gain (loss) on foreign currency translation, net of tax	—	—	—	(277.5)	—	(277.5)
Defined benefit plan funding status, net of tax	—	(0.2)	—	(8.7)	—	(8.9)
Unrealized gain (loss) on derivative instruments, net of tax	—	(2.9)	—	—	—	(2.9)

Total other comprehensive income (loss)	—	(3.1)	—	(286.2)	—	(289.3)

Comprehensive income (loss)	$19.7	$16.6	$23.0	$(144.2)	$(184.7)	$(269.6)

	Year Ended May 31, 2014
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net income (loss)	$121.7	$121.8	$23.4	$248.9	$(394.1)	$121.7

Other comprehensive income (loss):
Unrealized gain (loss) on foreign currency translation, net of tax	—	—	—	(32.9)	—	(32.9)
Defined benefit plan funding status, net of tax	—	—	—	1.5	—	1.5
Unrealized gain (loss) on derivative instruments, net of tax	—	(9.9)	—	—	—	(9.9)
Total other comprehensive income (loss)	—	(9.9)	—	(31.4)	—	(41.3)

Comprehensive income (loss)	$121.7	$111.9	$23.4	$217.5	$(394.1)	$80.4

	Year Ended May 31, 2013
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net income (loss)	$(76.2)	$(76.1)	$36.8	$40.6	$(1.3)	$(76.2)

Other comprehensive income (loss):
Unrealized gain (loss) on foreign currency translation, net of tax	—	—	—	126.5	—	126.5
Defined benefit plan funding status, net of tax	—	0.1	—	1.5	—	1.6

Total other comprehensive income (loss)	—	0.1	—	128.0	—	128.1

Comprehensive income (loss)	$(76.2)	$(76.0)	$36.8	$168.6	$(1.3)	$51.9

Condensed Consolidating Statements of Cash Flows

	11 Months Ended April 30, 2015
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net cash provided by (used in) operating activities	$—	$(33.0)	$6.5	$234.7	$—	$208.2

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(27.3)	—	(2.8)	—	(30.1)
Change in restricted cash	—	18.2	—	(1.1)	—	17.1
Purchases of property, equipment and software	—	(13.9)	(6.5)	(15.3)	—	(35.7)

Net cash used in investing activities	—	(23.0)	(6.5)	(19.2)	—	(48.7)

Cash flows from financing activities:
Dividends paid	—	(65.7)	—	—	—	(65.7)
Loans to stockholders	—	—	—	—	—	—
Payments on capital lease obligations	—	(0.3)	—	(2.2)	—	(2.5)
Proceeds from issuance of debt	—	2,019.7	—	—	—	2,019.7
Payments on long-term debt	—	(1,932.5)	—	—	—	(1,932.5)

	11 Months Ended April 30, 2015
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
(Payments) proceeds from affiliate within group	$—	$71.3	$—	$(71.3)	$—	$—
Deferred financing fees and early debt redemption fees paid	—	(168.7)	—	—	—	(168.7)
Other	—	(8.5)	—	—	—	(8.5)

Net cash provided by (used in) financing activities	—	(84.7)	—	(73.5)	—	(158.2)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(49.9)	—	(49.9)

Net increase (decrease) in cash and cash equivalents	—	(140.7)	—	92.1	—	(48.6)
Cash and cash equivalents at the beginning of the period	—	227.4	—	347.9	—	575.3

Cash and cash equivalents at the end of the period	$—	$86.7	$—	$440.0	$—	$526.7

	Year Ended May 31, 2014
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net cash provided by (used in) operating activities	$—	$226.6	$(2.7)	$190.7	$—	$414.6

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(199.4)	—	(0.3)	—	(199.7)
Change in restricted cash	—	(18.2)	—	(1.3)	—	(19.5)
Purchases of property, equipment and software	—	(14.9)	(6.9)	(10.7)	—	(32.5)

Net cash used in investing activities	—	(232.5)	(6.9)	(12.3)	—	(251.7)

Cash flows from financing activities:
Loans to stockholders	—	(5.2)	—	—	—	(5.2)
Payments on capital lease obligations	—	(0.3)	—	(2.0)	—	(2.3)

	Year Ended May 31, 2014
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Proceeds from issuance of debt	$—	$3,487.7	$—	$—	$—	$3,487.7
Payments on long-term debt	—	(3,457.5)	—	—	—	(3,457.5)
(Payments) proceeds from affiliate within group	—	156.6	9.6	(166.2)	—	—
Deferred financing fees and early debt redemption fees paid	—	(37.5)	—	—	—	(37.5)
Other	—	—	—	(0.9)	—	(0.9)

Net cash provided by (used in) financing activities	—	143.8	9.6	(169.1)	—	(15.7)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	6.2	—	6.2

Net increase (decrease) in cash and cash equivalents	—	137.9	—	15.5	—	153.4
Cash and cash equivalents at the beginning of the period	—	89.5	—	332.4	—	421.9

Cash and cash equivalents at the end of the period	$—	$227.4	$—	$347.9	$—	$575.3

	Year Ended May 31, 2013
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$(67.7)	$22.9	$327.2	$—	$282.4

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(51.0)	—	(55.0)	—	(106.0)
Change in restricted cash	—	—	—	2.2	—	2.2
Purchases of property, equipment and software	—	(14.8)	(14.5)	(6.7)	—	(36.0)

Net cash used in investing activities	—	(65.8)	(14.5)	(59.5)	—	(139.8)

Cash flows from financing activities:
Loans to stockholders	—	(8.7)	—	—	—	(8.7)
Payments on capital lease obligations	—	(0.1)	(0.3)	(1.1)	—	(1.5)

	Year Ended May 31, 2013
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Eliminations	Consolidated
Proceeds from issuance of debt	$—	$2,778.9	$—	$—	$—	$2,778.9
Payments on long-term debt	—	(2,847.2)	—	—	—	(2,847.2)
(Payments) proceeds from affiliate within group	—	163.3	(8.0)	(155.3)	—	—
Deferred financing fees and early debt redemption fees paid	—	(27.6)	—	—	—	(27.6)
Other	—	—	(0.1)	(0.4)	—	(0.5)

Net cash provided by (used in) financing activities	—	58.6	(8.4)	(156.8)	—	(106.6)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	1.5	—	1.5

Net increase in cash and cash equivalents	—	(74.9)	—	112.4	—	37.5
Cash and cash equivalents at the beginning of the period	—	164.4	—	220.0	—	384.4

Cash and cash equivalents at the end of the period	$—	$89.5	$—	$332.4	$—	$421.9

23. Supplemental Quarterly Financial Information (unaudited)

The following tables present certain unaudited quarterly financial information for fiscal 2015 and 2014. With the change in our fiscal year end from May 31 to April 30, we have reported our fiscal 2015 quarterly results based on our new fiscal calendar. Fiscal 2014 is presented as originally reported based on our prior fiscal calendar. This supplemental quarterly financial information reflects all normal recurring adjustments, in the opinion of management, necessary to fairly state our results of operations for the periods presented when read in conjunction with the accompanying Consolidated Financial Statements and related Notes.

	Quarter Ended
(in millions)	July 31, 2014 (1)	October 31, 2014	January 31, 2015	April 30, 2015
Fiscal 2015
Total revenues	$753.2	$685.6	$657.4	$658.7
Restructuring costs	$7.5	$3.8	$0.3	$(0.1)
Acquisition-related and other costs	$0.7	$(1.4)	$(1.2)	$3.6
All other operating expenses	$602.1	$564.3	$549.6	$545.9
Income from operations	$142.9	$118.9	$108.7	$109.3
Net income (loss)	$73.5	$13.1	$51.3	$(63.5)

(1)	Due to the change in our fiscal year end, the sum of the four quarters of fiscal 2015 reflected above are not additive to the 11-month transition period of fiscal 2015. In the first quarter of fiscal 2015, we began reporting our quarterly results on the basis of our new fiscal calendar and the first quarter of fiscal 2015 reflects the three months ended July 31, 2014. As such, the results of May 2014, which were included in our audited results for fiscal 2014, were also included in our first quarter of fiscal 2015 as reported. However, the results for May 2014 are not included in our results for the 11-month transition period of fiscal 2015 which reflects our results for June 2014 through April 2015.

	Quarter Ended
(in millions)	August 31, 2013	November 30, 2013	February 28, 2014	May 31, 2014
Fiscal 2014
Total revenues	$650.3	$698.5	$672.7	$740.3
Restructuring costs	$2.2	$3.4	$3.3	$9.7
Acquisition-related and other costs	$9.9	$0.3	$11.1	$6.3
All other operating expenses	$525.0	$552.3	$567.8	$615.8
Income from operations	$113.2	$142.5	$90.5	$108.5
Net income	$23.1	$63.0	$1.3	$34.3

24. Subsequent Events

We have evaluated subsequent events requiring disclosure through June 26, 2015, the date the financial statements were available to be issued.

INFOR, INC.

Condensed Consolidated Financial Statements

October 31, 2015 and 2014

INFOR, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in millions, except share amounts which are actuals) (unaudited)

	October 31, 2015	April 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$499.0	$526.7
Accounts receivable, net	326.8	338.0
Prepaid expenses	126.8	113.9
Income tax receivable	47.3	49.6
Other current assets	22.4	17.8
Deferred tax assets	38.9	30.8

Total current assets	1,061.2	1,076.8
Property and equipment, net	100.0	81.8
Intangible assets, net	1,001.1	731.0
Goodwill	4,366.0	4,045.8
Deferred tax assets	65.0	72.8
Other assets	54.3	40.3

Total assets	$6,647.6	$6,048.5

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$66.1	$62.4
Income taxes payable	33.6	33.5
Accrued expenses	398.6	339.1
Deferred tax liabilities	1.4	1.1
Deferred revenue	777.5	867.0
Current portion of long-term obligations	0.1	0.1

Total current liabilities	1,277.3	1,303.2
Long-term debt, net	5,683.7	5,226.7
Deferred tax liabilities	167.3	107.0
Other long-term liabilities	204.5	208.4

Total liabilities	7,332.8	6,845.3

Commitments and contingencies (Note 14)
Redeemable noncontrolling interests	127.8	—
Stockholders’ deficit:
Common stock, $0.01 par value; 1,000 shares authorized; 1,000 shares issued and outstanding at October 31, 2015 and April 30, 2015	—	—
Additional paid-in capital	1,190.4	1,209.1
Receivable from stockholders	(36.9)	(35.3)
Accumulated other comprehensive (loss) income	(302.2)	(240.6)
Accumulated deficit	(1,674.3)	(1,730.0)

Total Infor, Inc. stockholders’ deficit	(823.0)	(796.8)
Noncontrolling interests	10.0	—

Total stockholders’ deficit	(813.0)	(796.8)

Total liabilities, redeemable noncontrolling interests and stockholders’ deficit	$6,647.6	$6,048.5

The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

INFOR, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in millions) (unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2015	2014	2015	2014
Revenues:
Software license fees and subscriptions	$139.9	$132.8	$260.9	$324.8
Product updates and support fees	354.3	372.0	710.9	745.7

Software revenues	494.2	504.8	971.8	1,070.5
Consulting services and other fees	169.1	180.8	331.8	368.3

Total revenues	663.3	685.6	1,303.6	1,438.8

Operating expenses:
Cost of software license fees and subscriptions(1)	39.6	29.0	70.8	62.6
Cost of product updates and support fees(1)	63.1	65.5	124.8	132.3
Cost of consulting services and other fees(1)	140.0	138.5	278.8	285.0
Sales and marketing	106.5	119.6	207.9	247.3
Research and development	99.7	104.3	198.9	206.3
General and administrative	46.7	46.1	90.9	106.5
Amortization of intangible assets and depreciation	58.7	61.3	115.4	126.4
Restructuring costs	6.4	3.8	8.2	11.3
Acquisition-related and other costs	9.6	(1.4)	11.6	(0.7)

Total operating expenses	570.3	566.7	1,107.3	1,177.0

Income from operations	93.0	118.9	196.3	261.8

Other expense, net:
Interest expense, net	78.5	88.0	151.1	176.7
Other (income) expense, net	10.8	(2.0)	(26.4)	(34.1)

Total other expense, net	89.3	86.0	124.7	142.6

Income before income tax	3.7	32.9	71.6	119.2
Income tax provision	6.5	19.8	16.9	32.6

Net income (loss)	(2.8)	13.1	54.7	86.6
Net loss attributable to noncontrolling interests	(1.0)	—	(1.0)	—

Net income (loss) attributable to Infor, Inc.	$(1.8)	$13.1	$55.7	$86.6

(1)	Excludes amortization of intangible assets and depreciation which are separately stated below.

The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

INFOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

(unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2015	2014	2015	2014
Net income (loss)	$(2.8)	$13.1	$54.7	$86.6

Other comprehensive income (loss):
Unrealized gain (loss) on foreign currency translation, net of tax	2.4	(80.0)	(62.4)	(137.3)
Change in defined benefit plan funding status, net of tax	—	0.6	0.2	1.5
Unrealized gain (loss) on derivative instruments, net of tax	—	(2.5)	0.6	(3.0)

Total other comprehensive income (loss)	2.4	(81.9)	(61.6)	(138.8)

Comprehensive income (loss)	(0.4)	(68.8)	(6.9)	(52.2)

Noncontrolling interests comprehensive income (loss)	(1.0)	—	(1.0)	—

Comprehensive income (loss) attributable to Infor, Inc.	$0.6	$(68.8)	$(5.9)	$(52.2)

The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

INFOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Six Months Ended October 31,
	2015	2014
Cash flows from operating activities:
Net income	$54.7	$86.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	115.4	126.4
Provision for doubtful accounts, billing adjustments and sales allowances	9.4	10.3
Deferred income taxes	(15.5)	(24.5)
Non-cash gain on foreign currency	(26.1)	(34.0)
Non-cash interest	12.3	13.3
Equity-based compensation expense	3.2	13.0
Other	0.9	0.7
Changes in operating assets and liabilities (net of effects of acquisitions):
Prepaid expenses and other assets	(12.2)	(5.0)
Accounts receivable, net	36.5	(26.1)
Income tax receivable/payable	3.0	22.4
Deferred revenue	(104.1)	(102.9)
Accounts payable, accrued expenses and other liabilities	38.0	(19.7)

Net cash provided by operating activities	115.5	60.5

Cash flows from investing activities:
Acquisitions, net of cash acquired	(549.3)	(30.1)
Change in restricted cash	—	19.0
Purchases of property, equipment and software	(28.8)	(20.3)

Net cash used in investing activities	(578.1)	(31.4)

Cash flows from financing activities:
Dividends paid	(17.0)	(42.7)
Loans to stockholders	(1.6)	(0.2)
Payments on capital lease obligations	(1.3)	(1.4)
Proceeds from issuance of debt	495.0	—
Payments on long-term debt	(17.1)	(71.6)
Deferred financing fees	(16.5)	—
Other	(0.8)	(8.5)

Net cash provided by (used in) financing activities	440.7	(124.4)

Effect of exchange rate changes on cash and cash equivalents	(5.8)	(23.2)

Net decrease in cash and cash equivalents	(27.7)	(118.5)
Cash and cash equivalents at the beginning of the period	526.7	447.1

Cash and cash equivalents at the end of the period	$499.0	$328.6

The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

INFOR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. Nature of Business and Basis of Presentation

Infor, Inc. is one of the largest providers of enterprise software and services in the world. We provide industry-specific and other enterprise software products and related services, primarily to large and medium-sized enterprises in the manufacturing, healthcare, distribution, public sector, automotive, service industries, equipment services, management and rental (ESM&R), consumer products and retail and hospitality industries. We serve a large, diverse and sophisticated customer base across three geographic regions: the Americas; Europe, Middle East and Africa (EMEA); and Asia Pacific (APAC). Our software and services offerings help our customers automate and integrate their critical business processes, which enables them to better manage their suppliers, partners, customers and employees, as well as their business operations generally. Our industry-specific approach allows us to focus on specialized software programs that take less time and cost to tailor to target customers’ specific needs during periods of implementation and upgrade. We believe our products and services provide a lower relative total cost of ownership for customers than the offerings of larger competing vendors.

We specialize in and target specific industries, or verticals, and have industry-specific business units that leverage our industry-oriented products and teams. Augmenting our vertical-specific applications, we have horizontal software applications including our customer relationship management (CRM), enterprise asset management (EAM), enterprise resource planning, financial management, human capital management (HCM), performance management, product lifecycle management, property management systems, central reservations systems, supplier relationship management and supply chain management (SCM) suites which, in addition to our proprietary light-weight middleware solution ION®, are integrated with our enterprise software applications and sold across different verticals. In addition to providing software products, we provide on-going support and maintenance services for our customers through our subscription-based annual maintenance and support programs. We also help our customers implement and use our applications more effectively through our consulting services.

Unless otherwise indicated or the context requires otherwise, hereafter any reference to Infor, we, our, us or the Company refers to Infor, Inc. and its consolidated subsidiaries.

Basis of Presentation

Our Condensed Consolidated Financial Statements are prepared in conformity with accounting principles generally accepted in the United States (GAAP) as set forth in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) and consider the various staff accounting bulletins and other applicable guidance issued by the SEC. Our Condensed Consolidated Financial Statements include the accounts of Infor, Inc. and our wholly-owned and majority-owned subsidiaries operating in the Americas, EMEA and APAC. All significant intercompany accounts and transactions have been eliminated.

The unaudited Condensed Consolidated Financial Statements and Notes are presented as permitted by FASB requirements for quarterly reports and do not contain all the information and disclosures included in our annual financial statements and related notes as required by GAAP. The Condensed Consolidated Balance Sheet data as of April 30, 2015, and other amounts presented herein as of April 30, 2015, or for the year then ended, were derived from our audited financial statements. The accompanying Condensed Consolidated Financial Statements reflect all adjustments, in the opinion of management, necessary to fairly state our financial position, results of operations and cash flows for the periods presented. These adjustments consist of normal and recurring items. The results of operations for our interim periods are not necessarily indicative of results to be achieved for any future interim period or for our full fiscal year. The accompanying interim Condensed Consolidated Financial Statements should be read in conjunction with our consolidated financial statements and related notes for the fiscal year ended April 30, 2015, included in our Form 10-K/T.

Noncontrolling Interest

We consolidate our majority-owned subsidiaries and reflect redeemable noncontrolling interests and noncontrolling interests on our Condensed Consolidated Balance Sheets for the portion of those entities that we do not own as mezzanine equity on our Condensed Consolidated Balance Sheets and as a component of consolidated equity separate from the equity attributable to Infor, Inc.’s stockholders, respectively. The redeemable noncontrolling interests’ and noncontrolling interests’ share in our net earnings are included in net income (loss) attributable to noncontrolling interests in our Condensed Consolidated Statements of Operations and their portion of comprehensive income (loss) is included in comprehensive income (loss) attributable to noncontrolling interests in our Condensed Consolidated Statements of Comprehensive Income (Loss).

All noncontrolling interests with redemption features, such as put options, that are not solely within our control (redeemable noncontrolling interests) are reported as mezzanine equity on our Condensed Consolidated Balance Sheet, between liabilities and equity, at the greater of redemption value or initial carrying value. The redeemable noncontrolling interests that we are reporting relate to an 18.52% interest in GT Nexus, Inc. (GT Nexus) that Infor does not own. See Note 3, Acquisitions. The noncontrolling interests that we are reporting relate to a minority interest held in an international subsidiary acquired in the GT Nexus Acquisition (as defined below).

The following is a summary of the changes in the redeemable noncontrolling interests for the periods indicated:

	Three Months Ended October 31, 2015	Six Months Ended October 31, 2015
(in millions)
Beginning of period	$—	$—
Increase due to business combination	125.0	125.0
Net loss attributable to redeemable noncontrolling interests	(1.1)	(1.1)
Redemption value adjustment	3.9	3.9

End of period	$127.8	$127.8

Business Segments

We view our operations and manage our business as three reportable segments: License, Maintenance, and Consulting. We determine our reportable operating segments in accordance with the provisions in the FASB guidance on segment reporting, which establishes standards for, and requires disclosure of, certain financial information related to reportable operating segments and geographic regions. See Note 16, Segment and Geographic Information.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires us to make certain estimates, judgments and assumptions. These estimates, judgments and assumptions are based upon information available to us at the time that they are made and are believed to be reliable. These estimates, judgments and assumptions can affect the reported amounts of our assets and liabilities as of the date of the financial statements as well as the reported amounts of our revenues and expenses during the periods presented. On an on-going basis we evaluate our estimates and assumptions, including, but not limited to, those related to revenue recognition, allowance for doubtful accounts and sales returns, fair value of equity-based compensation, fair value of acquired intangible assets and goodwill, fair value of contingent consideration related to our acquisitions, useful lives of intangible assets and property and equipment, income taxes, restructuring obligations, contingencies and litigation, and fair value of derivative financial instruments. We believe these estimates and assumptions are reasonable under the circumstances and they form a basis for making judgments about the carrying values of our assets and liabilities that are not readily apparent from other sources. Differences between these estimates, judgments or assumptions and actual results could materially impact our financial statements. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application.

Fiscal Year

Our fiscal year is from May 1 through April 30 and the second quarter of each fiscal year is from August 1 through October 31. Unless otherwise stated, references to the years 2016 and 2015 relate to our fiscal years ended April 30, 2016 and 2015, respectively. References to future years also relate to our fiscal years ending April 30.

Prior to fiscal 2015, our fiscal year had historically been from June 1 through May 31. Beginning in the first quarter of fiscal 2015, we changed our fiscal year end from May 31 to April 30. This change was effective beginning June 1, 2014, the start of our fiscal year 2015, which ended on April 30, 2015. As a result of this change, for fiscal year 2015 we reported an eleven month transition period from June 1, 2014 to April 30, 2015. Beginning with the first quarter of our fiscal year 2015, we reported our quarterly results in our Quarterly Reports on Form 10-Q based on our new fiscal calendar. Accordingly, as a result of the change in our fiscal year end, our results for the six months ended October 31, 2014 included the results of May 2014, the last month of our previously reported fiscal year 2014.

2. Summary of Significant Accounting Policies

A detailed description of our significant accounting policies can be found in our financial statements for our fiscal year ended April 30, 2015, which are included in our Form 10-K/T. The following Notes should be read in conjunction with such policies and other disclosures contained therein.

Revenue Recognition

We generate revenues primarily by licensing software and Software-as-a-Service (SaaS) subscriptions, providing software support and product updates, and providing consulting services to our customers. We record all revenues in accordance with the guidance provided by ASC 985-605, Software — Revenue Recognition, and ASC 605, Revenue Recognition. Revenue is recorded net of applicable taxes.

Our software license fees and subscriptions revenues are primarily from sales of perpetual software licenses granting customers use of our software products and access to software products through our SaaS subscription offerings. Software license fees are recognized when the following criteria are met: 1) there is persuasive evidence of an arrangement, 2) the software product has been delivered, 3) the fees are fixed or determinable, and 4) collectability is reasonably assured. SaaS subscription revenues are recognized over the contract term once the software is made available through our SaaS offerings. SaaS subscription revenues are included in software license fees and subscriptions revenues in our Condensed Consolidated Statements of Operations and were approximately $53.5 million and $26.8 million in the second quarter of fiscal 2016 and 2015, respectively, and $93.0 million and $52.9 million in the first six months of fiscal 2016 and 2015, respectively.

Our product updates and support services entitle our customers to receive, for an agreed upon period, unspecified product upgrades (when and if available), release updates, regulatory updates and patches, as well as support services including access to technical information and technical support staff. The term of product updates and support services is typically twelve months. The product updates and support fees are recorded as product updates and support fees revenue in our Condensed Consolidated Statements of Operations and recognized ratably over the term of the agreement.

We also provide software-related services, including systems implementation and integration services, consulting, training, custom modification and application managed services. Consulting services are generally provided under time and materials contracts. Revenues are recognized as the services are provided and are recorded as consulting services and other fees revenue in our Condensed Consolidated Statements of Operations. Consulting services and other fees also include revenues related to education, hosting services and Inforum, our customer event.

Allowances for Doubtful Accounts, Cancellations and Billing Adjustments

We have established an allowance for estimated billing adjustments and an allowance for estimated amounts that will not be collected. We record provisions for billing adjustments as a reduction of revenue and provisions for doubtful accounts as a component of general and administrative expense in our Condensed Consolidated Statements of Operations.

The following is a rollforward of our allowance for doubtful accounts:

(in millions)
Balance, April 30, 2015	$11.9
Provision	5.2
Write-offs and recoveries	(4.8)
Currency translation effect	(0.3)

Balance, October 31, 2015	$12.0

Sales Allowances

We do not generally provide a contractual right of return. However, in the course of arriving at practical business solutions to various claims arising from the sale of our products and delivery of our solutions, we have allowed for sales allowances. We record a provision against revenue for estimated sales allowances on license and consulting revenues in the same period the related revenues are recorded or when current information indicates additional allowances are required. The balance of our sales reserve is reflected in deferred revenue on our Condensed Consolidated Balance Sheets.

The following is a rollforward of our sales reserve:

(in millions)
Balance, April 30, 2015	$7.3
Provision	4.2
Write-offs	(3.0)

Balance, October 31, 2015	$8.5

Foreign Currency

The functional currency of our foreign subsidiaries is typically the applicable local currency. The translation from the respective foreign currencies to United States Dollars (U.S. Dollar) is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for income statement accounts using a weighted average exchange rate during the applicable period. Gains or losses resulting from such translation are included as a separate component of accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in foreign currency gain or loss except for the effect of exchange rate fluctuations on long-term intercompany transactions considered to be a long-term investment, which are accumulated and credited or charged to other comprehensive income.

Transaction gains and losses are recognized in our results of operations based on the difference between the foreign exchange rates on the transaction date and on the reporting date. We recognized a net foreign exchange loss of $10.8 million and a net foreign exchange gain of $2.0 million for the three months ended October 31, 2015 and 2014, respectively. In the first six months of fiscal 2016 and 2015, we recognized net foreign currency exchange gains of $26.1 million and $34.0 million, respectively. The foreign currency exchange gains and losses are included as a component of other (income) expense, net, in the accompanying Condensed Consolidated Statements of Operations.

Certain foreign currency transaction gains and losses are generated from our intercompany balances that are not considered to be long-term in nature and will be settled between subsidiaries. These intercompany balances are a result of normal transfer pricing transactions among our various operating subsidiaries, as well as certain loans initiated between subsidiaries. We also recognize transaction gains and losses from revaluing our debt denominated in Euros and held by subsidiaries whose functional currency is the U.S. Dollar. See Note 11, Debt.

Recent Accounting Pronouncements — Not Yet Adopted

In May 2014, the FASB issued guidance on the principles for revenue recognition. This guidance is a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The new rules establish a core principle that requires the recognition of revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services. This guidance was to be effective for annual reporting periods beginning after December 15, 2016 (our fiscal 2018) and early adoption was not permitted. In August 2015, the FASB deferred the effective date by one year, to December 15, 2017, for annual reporting periods beginning after that date (our fiscal 2019). The FASB also decided to allow early adoption of the standard, but not before the original effective date of December 15, 2016. Initial adoption may be accounted for either retrospectively to each prior reporting period presented, or retrospectively with the cumulative effect of the initial application recognized at the date of adoption. We are currently evaluating how this guidance will affect our revenue recognition, which transition approach we will use upon adoption, and the impact it may have on our financial position, results of operations or cash flows.

In September 2015, the FASB issued updated guidance simplifying the accounting for measurement-period adjustments relating to business combinations. This guidance requires that an acquirer recognize post-close measurement adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. Prior to the issuance of the standard, entities were required to retrospectively apply adjustments made to provisional amounts recognized in a business combination. The updated guidance is to be applied prospectively effective for annual and interim periods beginning after December 15, 2015 (our fourth quarter of fiscal 2016), and early adoption is permitted. We are currently evaluating how this guidance will affect our accounting for business combinations.

As of the date of this Quarterly Report, there were no other recent accounting standard updates that we have not yet adopted that we believe would have a material impact on our financial position, results of operations or cash flows.

3. Acquisitions

Fiscal 2016

On September 18, 2015, we acquired a majority ownership stake of 81.48% in GT Nexus, for $550.0 million, net of cash acquired (GT Nexus Acquisition). GT Nexus is a cloud-based supply chain management firm based in Oakland, California. GT Nexus is the cloud platform that some of the world’s largest companies, across many sectors, including manufacturing and retail, use to monitor and orchestrate their global supply chains including automation of sourcing, trade finance and logistics operations. The GT Nexus Acquisition complemented and further expanded our global SCM offerings. The results of operations of GT Nexus have been included in our results of operations from the date of the GT Nexus Acquisition. GT Nexus contributed revenues of $13.1 million and net loss of $5.8 million related to their operations in the second quarter of fiscal 2016.

The total consideration for the GT Nexus Acquisition was funded through the issuance of our 5.75% senior secured notes due 2020 (see Note 11, Debt – Senior Secured Notes), together with cash on hand and equity issued to certain shareholders and management of GT Nexus. Transaction and merger related integration costs of $10.6 million associated with the GT Nexus Acquisition were expensed as incurred and are reflected in our results of operations for the six months ended October 31, 2015, in acquisition-related and other costs. In addition, in the second quarter of fiscal 2016, we took certain actions relating to GT Nexus’ operations to eliminate redundancies, improve our operational efficiency and reduce our operating costs. We may take additional actions in future periods related to GT Nexus as we integrate its operations. See Note 10, Restructuring Charges. The excess of the consideration transferred over the fair values of the net assets acquired and liabilities assumed was recorded as goodwill, which represents operating efficiencies expected to be realized.

The following table summarizes our allocation of the GT Nexus purchase consideration:

(in millions)
Cash	$14.8
Accounts receivable	36.5
Other current assets	13.9
Identified intangible assets:
Existing technology	93.3
Existing customer relationships	273.5
Tradenames	5.9
Other non-current assets	9.0
Goodwill	369.9
Deferred revenue	(11.3)
Current liabilities assumed	(32.6)
Long-term liabilities assumed	(87.7)
Noncontrolling interests	(10.2)

Total fair value of net assets acquired	675.0
Less fair value of redeemable noncontrolling interests	(125.0)

Purchase consideration	$550.0

Our estimates of fair value and resulting allocation of purchase price related to the GT Nexus Acquisition are preliminary as of October 31, 2015. We are in the process of finalizing the valuation of certain assets and liabilities, primarily income tax liabilities, and as a result the final allocation of the adjusted purchase price may differ from the information presented in these Condensed Consolidated Financial Statements. As of October 31, 2015, based on our current estimation of fair values, the gross contractual accounts receivable at the acquisition date was $37.1 million and our best estimate of the contractual cash flows not expected to be collected at that date was $0.6 million. The acquired intangible assets relating to GT Nexus’ existing technology, existing customer relationships and tradenames are being amortized over their weighted average estimated useful lives of approximately three years, six years and three years, respectively. We have determined that the goodwill arising from the GT Nexus Acquisition will not be deductible for tax purposes.

As explained above, we acquired an 81.48% majority stake in GT Nexus. The redeemable noncontrolling interests have redemption features, both call options exercisable by the Company and put options exercisable by the redeemable noncontrolling interest holders. Given that the noncontrolling interests are redeemable at the option of the holders, they are reported in the mezzanine section between liabilities and equity on our Condensed Consolidated Balance Sheets. The redeemable noncontrolling interests are puttable at a redemption price of $150.0 million on the first anniversary of the acquisition date. Therefore, we are accreting the redeemable noncontrolling interests, using the effective interest method, from the acquisition date fair value to the redemption value over a one-year period. Accretion adjustments to the carrying value of the redeemable noncontrolling interests are considered deemed dividends and are recorded against additional paid-in capital.

GT Nexus has a wholly-owned subsidiary, Platform Settlement Services, LLC (PSS), which is a bankruptcy-remote special purpose entity. PSS was established for the purpose of facilitating the settlement of transactions between GT Nexus customers and their supply chain providers. PSS acts as a collection and paying agent, receiving funds from customers and forwarding to appropriate credit parties. PSS is a custodian of the cash received from its customers and has no legal ownership rights to the funds held in such custodial accounts. Therefore, the Company does not report any cash in transit in the bank accounts of PSS at period end, nor any cash movements during a reporting period, in our Condensed Consolidated Financial Statements. The balance of cash in transit in custodial accounts held by PSS at October 31, 2015, was $16.5 million.

Fiscal 2015

On September 2, 2014, we acquired the assets of Saleslogix, a division of privately held Swiftpage, Inc., for approximately $30.1 million, net of cash acquired. Based in Scottsdale, Arizona, Saleslogix is a provider of SaaS CRM software accessible via mobile devices, desktops, and laptops. The acquisition of Saleslogix complemented our CRM product offerings and added additional sales and service functionality to our industry-focused Infor CloudSuites in the CRM market. The operating results related to this acquisition have been included in our Condensed Consolidated Financial Statements from the acquisition date.

We recorded approximately $13.4 million of identifiable intangible assets and $18.2 million of goodwill related to our acquisition of Saleslogix. The acquired intangible assets relating to Saleslogix’s existing technology and customer relationships are being amortized over their weighted average estimated useful lives of approximately five and seven years, respectively. We have determined that the goodwill arising from this acquisition will be deductible for tax purposes.

Contingent Consideration

The purchase consideration related to one of our pre-fiscal 2015 acquisitions includes additional contingent cash consideration payable to the sellers if certain future performance conditions are met as detailed in the applicable agreement. The change in the estimated fair value of the contingent consideration, during the contingency period through settlement, is recorded in our results of operations in the period of such change and is included in acquisition-related and other costs in our Consolidated Statements of Operations. As of April 30, 2015, we estimated that no further payments would be required under the contingent consideration arrangement due to the probability of meeting such results and reduced our contingent consideration liability to $0.0 million. In the first quarter of fiscal 2016, we renegotiated the provisions of the applicable contingent consideration agreement with the sellers. As a result of these negotiations, we agreed to an additional one-year contingency period that runs through fiscal 2016 and redefined certain of the contingency conditions. Based on the renegotiated agreement, we estimated the fair value of the remaining contingent consideration to be $0.6 million as of October 31, 2015. The potential undiscounted amount of future payments that we may be required to make related to the contingent consideration arrangement is between $0.0 and $10.0 million.

4. Goodwill

The change in the carrying amount of our goodwill by reportable segment for the period indicated was as follows:

(in millions)	License	Maintenance	Consulting	Total
Balance, April 30, 2015	$931.5	$2,851.7	$262.6	$4,045.8
Goodwill acquired	336.5	—	33.4	369.9
Currency translation effect	(10.2)	(36.3)	(3.2)	(49.7)

Balance, October 31, 2015	$1,257.8	$2,815.4	$292.8	$4,366.0

Goodwill acquired during fiscal 2016 relates to the GT Nexus Acquisition in the current quarter. See Note 3, Acquisitions.

In accordance with the FASB guidance related to goodwill and other intangible assets, we are required to assess the carrying amount of our goodwill for potential impairment annually or more frequently if events or a change in circumstances indicates that impairment may have occurred. We conduct our annual impairment test in the second quarter of each fiscal year as of September 30. We believe that our reportable segments are also representative of our reporting units for purposes of our goodwill impairment testing.

We conducted our most recent annual impairment assessment in the second quarter of fiscal 2016. We chose to perform a Step 1 goodwill impairment assessment as of September 30, 2015. This assessment did not indicate any potential impairment for any of our reporting units and no further testing was required. We believe there was no impairment of our goodwill and no indication of potential impairment existed as of October 31, 2015. We have no accumulated impairment charges related to our goodwill.

5. Fair Value

Fair Value Hierarchy

The FASB has established guidance on financial assets and liabilities and nonfinancial assets and liabilities that are recognized at fair value on a recurring basis and guidance for nonfinancial assets and liabilities that are recognized at fair value on a nonrecurring basis. This guidance defines fair value, establishes a framework for measuring fair value and establishes a fair value hierarchy which requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to measure fair value.

The three levels of the fair value hierarchy are as follows:

Level 1 —	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 —	Inputs other than the quoted prices in active markets that are observable either directly or indirectly including: quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 —	Unobservable inputs that are supported by little or no market data, are significant to the fair values of the assets or liabilities, and require the reporting entity to develop its own assumptions.

We measure certain of our financial assets and liabilities at fair value. The following table summarizes the fair value of our financial assets and liabilities that were accounted for at fair value on a recurring basis, by level within the fair value hierarchy, as of October 31, 2015 and April 30, 2015:

	October 31, 2015
	Fair Value Measurements Using Inputs Considered as
(in millions)	Level 1	Level 2	Level 3	Fair Value
Liabilities
Contingent consideration	$—	$—	$0.6	$0.6
Derivative instruments	—	19.8	—	19.8

Total	$—	$19.8	$0.6	$20.4

	April 30, 2015
	Fair Value Measurements Using Inputs Considered as
(in millions)	Level 1	Level 2	Level 3	Fair Value
Assets
Cash equivalents	$27.0	$—	$—	$27.0

Total	$27.0	$—	$—	$27.0

Liabilities
Derivative instruments	$—	$20.8	$—	$20.8

Total	$—	$20.8	$—	$20.8

Cash equivalents include funds held in money market instruments, are reported at their current carrying value which approximates fair value due to the short-term nature of these instruments, and are included in cash and cash equivalents on our Condensed Consolidated Balance Sheets. Our money market instruments are valued using quoted market prices and are included in Level 1 inputs.

Contingent consideration relates to one of our fiscal 2013 acquisitions. The estimated fair value of the contingent consideration was based primarily on our estimates of meeting the applicable contingency conditions as per the terms of the applicable agreement. These include estimates of revenue growth rates and our assessment of the probability of meeting such results, with the probability-weighted earn-out then discounted to estimate fair value. As these are unobservable inputs, the contingent consideration is included in Level 3 inputs. The contingent consideration liability is included in accrued expenses on our Condensed Consolidated Balance Sheets. See Note 3, Acquisitions.

Derivative instruments consist of interest rate swaps entered into to hedge our market risk relating to possible adverse changes in interest rates. The fair value of the interest rate swaps is estimated as the net present value of projected cash flows based upon forward interest rates at the balance sheet date. The models used to value the interest rate swaps are based primarily on readily observable market data, such as LIBOR forward rates, for all substantial terms of the interest rate swap contracts and the credit risk of the counterparties. As such, these derivative instruments are included in Level 2 inputs. See Note 15, Derivative Financial Instruments.

We have had no transfers of assets/liabilities into or out of Levels 1, 2 or 3 during fiscal 2016 or fiscal 2015. The following table reconciles the change in our Level 3 assets/liabilities for the periods indicated:

Fair Value Measurements Using Significant Unobservable Inputs
(in millions)	Level 3
Balance, April 30, 2015	$—
Total (gain) loss recorded in earnings	0.6

Balance, October 31, 2015	$0.6

In addition to the financial assets and liabilities included in the above table, certain nonfinancial assets and liabilities are to be measured at fair value on a nonrecurring basis in accordance with applicable GAAP. In general, nonfinancial assets including goodwill, other intangible assets and property and equipment are measured at fair value when there is an indication of impairment and are recorded at fair value only when any impairment is recognized. As of October 31, 2015, we had not recorded any impairment related to such assets and had no other material nonfinancial assets or liabilities requiring adjustments or write-downs to their current fair value.

As allowed by applicable FASB guidance, we have elected not to apply the fair value option for financial assets and liabilities to any of our currently eligible financial assets or liabilities. As of October 31, 2015 and April 30, 2015, our material financial assets and liabilities not carried at fair value included our cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and long-term debt. These financial instruments are recorded at their carrying values which are deemed to approximate fair value, generally due to their short periods to maturity.

Fair Value of Long-Term Debt

To estimate fair value of our long-term debt for disclosure purposes, we used recent market transactions and related market quotes of the bid and ask pricing of our long-term debt (Level 2 on the fair value hierarchy). At October 31, 2015 and April 30, 2015, the total carrying value of our long-term debt was approximately $5.7 billion and $5.2 billion, respectively, and the estimated fair value of our long-term debt was approximately $5.6 billion and $5.4 billion, respectively.

6. Accounts Receivable, Net

Accounts receivable, net is comprised of the following for the periods indicated:

(in millions)	October 31, 2015	April 30, 2015
Accounts receivable	$294.1	$308.4
Unbilled accounts receivable	44.7	41.5
Less: allowance for doubtful accounts	(12.0)	(11.9)

Accounts receivable, net	$326.8	$338.0

Unbilled accounts receivable represents revenue recognized on contracts for which billings have not yet been presented to customers because the amounts were earned but not contractually billable as of the balance sheet date.

7. Intangible Assets, Net

Our intangible assets, net consist of the following for the periods indicated:

	October 31, 2015			April 30, 2015
(in millions)	Gross Carrying Amounts	Accumulated Amortization	Net(1)	Gross Carrying Amounts	Accumulated Amortization	Net	Estimated Useful Lives (in years)
Customer contracts and relationships	$1,991.7	$1,223.4	$768.3	$1,735.2	$1,168.4	$566.8	2–15
Acquired and developed technology	1,117.5	893.7	223.8	1,029.2	868.5	160.7	2–11
Tradenames	137.9	128.9	9.0	132.6	129.1	3.5	1–20

Total	$3,247.1	$2,246.0	$1,001.1	$2,897.0	$2,166.0	$731.0

(1)	Net intangible assets decreased from April 30, 2015 to October 31, 2015 by approximately $5.8 million due to cumulative foreign currency translation adjustments, reflecting movement in the currencies of the applicable underlying entities.

The following table presents amortization expense recognized in our Condensed Consolidated Statements of Operations, by asset type, for the periods indicated:

	Three Months Ended October 31,		Six Months Ended October 31,
(in millions)	2015	2014	2015	2014
Customer contracts and relationships	$34.3	$35.9	$67.0	$73.1
Acquired and developed technology	16.1	17.8	32.5	36.2
Tradenames	0.3	0.3	0.4	2.0

Total	$50.7	$54.0	$99.9	$111.3

The estimated future annual amortization expense related to these intangible assets as of October 31, 2015, was as follows:

(in millions)
Fiscal 2016 (remaining 6 months)	$110.8
Fiscal 2017	179.8
Fiscal 2018	132.4
Fiscal 2019	115.2
Fiscal 2020	106.5
Fiscal 2021	100.5
Thereafter	255.9

Total	$1,001.1

8. Accrued Expenses

Accrued expenses consisted of the following for the periods indicated:

(in millions)	October 31, 2015	April 30, 2015
Compensation and employee benefits	$158.0	$157.3
Taxes other than income	17.9	25.2
Royalties and partner commissions	51.8	54.5
Litigation	2.0	1.6
Professional fees	7.0	8.2
Subcontractor expense	7.0	7.9
Interest	92.4	22.6
Restructuring	6.5	3.7
Asset retirement obligations	2.9	1.4
Deferred rent	3.3	3.5
Other	49.8	53.2

Accrued expenses	$398.6	$339.1

Included above in other accrued expenses as of October 31, 2015 and April 30, 2015, is approximately $18.0 million and $17.0 million, respectively, pertaining to dividends accrued related to our funding of interest on our affiliate company’s debt. These dividends were settled in the third and first quarters of fiscal 2016, respectively. See Note 17, Related Party Transactions — Dividends Paid to Affiliates.

9. Equity-Based Compensation

We account for equity-based payments, including grants of employee stock options, restricted stock and other equity-based awards, in accordance with ASC 718, Compensation — Stock Compensation, which requires that equity-based payments (to the extent they are compensatory) be recognized in our results of operations based on their fair values and the estimated number of securities we ultimately expect will vest. We utilize the Option-Pricing Method to estimate the fair value of our equity awards. All equity-based payments are based upon equity issued by a parent company of Infor, Inc. Pursuant to applicable FASB guidance related to equity-based awards, we have reflected equity-based compensation expense related to our parent company’s equity grants within our results of operations with an offset to additional paid-in capital.

The following table presents the equity-based compensation expense recognized in our Condensed Consolidated Statements of Operations, by category, for the periods indicated:

	Three Months Ended October 31,		Six Months Ended October 31,
(in millions)	2015	2014	2015	2014
Cost of software license fees and subscriptions	$—	$0.2	$—	$0.2
Cost of product updates and support fees	—	0.2	0.1	0.6
Cost of consulting services and other fees	—	0.3	—	0.3
Sales and marketing	0.4	1.7	0.7	3.5
Research and development	0.3	1.1	0.6	2.6
General and administrative	1.2	2.3	1.8	5.8

Total	$1.9	$5.8	$3.2	$13.0

10. Restructuring Charges

We have recorded restructuring charges related to our acquisitions and on occasion to eliminate redundancies, improve our operational efficiency and reduce our operating costs. These cost reduction measures included workforce reductions relating to restructuring our workforce, the exiting of certain leased facilities and the consolidation of space in certain other facilities. In accordance with applicable FASB guidance, our restructuring charges are broken down into acquisition-related and other restructuring costs. These restructuring charges include employee severance costs and costs related to the reduction of office space. No business activities of the companies that we have acquired were discontinued. The workforce reductions were typically from all functional areas of our operations.

Fiscal 2016 Restructuring Charges

During the first six months of fiscal 2016, we incurred restructuring costs of $7.5 million for employee severance costs related to personnel actions across all functions primarily in the Americas and EMEA regions and facilities charges related to exiting or consolidation of space in facilities primarily in the Americas region. We made cash payments of approximately $1.8 million during the first six months of fiscal 2016 related to these actions. We expect to complete the remainder of these actions over the next twelve months.

Fiscal 2016 Acquisition-Related Charges

During the first six months of fiscal 2016, we incurred acquisition-related restructuring costs of $0.9 million related to the operations of GT Nexus that we acquired in the second quarter of fiscal 2016. These restructuring charges included employee severance costs related to redundant positions. During the first six months of fiscal 2016, we did not make any cash payments related to these severance actions. We expect to complete the remainder of these actions over the next twelve months.

Fiscal 2015 Restructuring Charges

During fiscal 2015, we incurred restructuring costs related primarily to employee severance costs for personnel in our sales and professional services organizations primarily in the EMEA region as well as personnel in our product development organization primarily in the APAC region. During the first six months of fiscal 2016, we recorded restructuring cost reversals of $0.4 million and we made cash payments of approximately $1.3 million related to these actions. The majority of these restructuring activities were completed in fiscal 2015. We expect to complete the remainder of the actions in fiscal 2016.

Previous Restructuring and Acquisition-Related Charges

Prior to fiscal 2015, we had completed certain restructuring activities as well as a series of acquisition-related restructuring actions. During the first six months of fiscal 2016 we recorded $0.2 million in adjustments to these restructuring charges and made net cash payments of $0.9 million. The remaining accruals associated with these prior restructuring charges relate primarily to lease obligations associated with the closure of redundant offices acquired in prior business combinations, as well as contractual payment obligations of severed employees. Actions related to these restructuring activities have been completed.

The following table sets forth the reserve activity related to our restructuring plans for the six-month period ended October 31, 2015. The adjustments to costs in the tables below consist of adjustments to the accrual that were accounted for as an adjustment to current period earnings (Expense) or adjustments to the accrual that were related to the impact of fluctuations in foreign currency exchange rates (Foreign Currency Effect):

			Adjustment to Costs
(in millions)	Balance April 30, 2015	Initial Costs	Expense	Foreign Currency Effect	Cash Payments	Balance October 31, 2015	Total Costs Recognized to Date	Total Expected Program Costs
Fiscal 2016 restructuring
Severance	$—	$5.7	$—	$(0.1)	$(1.8)	$3.8	$5.7	$5.7
Facilities and other	—	1.8	—	(0.1)	—	1.7	1.6	1.6

Total fiscal 2016 restructuring	—	7.5	—	(0.2)	(1.8)	5.5	7.3	7.3

Fiscal 2016 acquisition-related
Severance	—	0.9	—	—	—	0.9	0.9	0.9

Total fiscal 2016 acquisition-related	—	0.9	—	—	—	0.9	0.9	0.9

Fiscal 2015 restructuring
Severance	2.2	—	(0.4)	—	(1.3)	0.5	10.2	10.2

Total fiscal 2015 restructuring	2.2	—	(0.4)	—	(1.3)	0.5	10.2	10.2

Previous restructuring
Severance	0.6	—	(0.1)	—	(0.2)	0.3	31.4	31.4
Facilities and other	0.3	—	0.1	—	(0.3)	0.1	2.3	2.3

Total previous restructuring	0.9	—	—	—	(0.5)	0.4	33.7	33.7

Previous acquisition-related
Severance	0.4	—	—	—	—	0.4	40.5	40.5
Facilities and other	0.4	—	0.2	—	(0.4)	0.2	4.0	4.0

Total previous acquisition- related	0.8	—	0.2	—	(0.4)	0.6	44.5	44.5

Total restructuring	$3.9	$8.4	$(0.2)	$(0.2)	$(4.0)	$7.9	$96.6	$96.6

The remaining restructuring reserve accruals related to severance and current facilities costs are included in accrued expenses with the long-term facilities cost reserve included in other long-term liabilities on our Condensed Consolidated Balance Sheets.

The following table summarizes the restructuring charges reflected in our results of operations for the periods indicated for each of our reportable segments including charges related to those functions not allocated to our segments.

	Three Months Ended October 31,		Six Months Ended October 31,
(in millions)	2015	2014	2015	2014
License	$0.6	$2.2	$1.6	$4.9
Maintenance	0.6	0.5	1.2	1.0
Consulting	1.0	(0.5)	1.1	4.3
General and administrative and other functions	4.2	1.6	4.3	1.1

Total restructuring costs	$6.4	$3.8	$8.2	$11.3

11. Debt

The following table summarizes our long-term debt balances for the periods indicated:

	October 31, 2015			April 30, 2015
(in millions)	Principal Amount	Net Amount(1)	Contractual Rate	Principal Amount	Net Amount(1)	Contractual Rate
First lien Term B-3 due June 3, 2020	$464.3	$460.2	3.750%	$466.7	$462.2	3.750%
First lien Term B-5 due June 3, 2020	2,460.3	2,377.6	3.750%	2,473.0	2,382.0	3.750%
First lien Euro Term B due June 3, 2020	372.7	367.9	4.000%	382.3	377.0	4.000%
6.5% senior notes due May 15, 2022	1,630.0	1,619.0	6.500%	1,630.0	1,618.4	6.500%
5.75% senior notes due May 15, 2022	385.2	379.8	5.750%	393.0	387.2	5.750%
5.75% senior secured notes due August 15, 2020	500.0	479.3	5.750%	—	—	—
Deferred financing fees, debt discounts and premiums, net	(128.7)	—		(118.2)	—

Total long-term debt	5,683.8	5,683.8		5,226.8	5,226.8
Less: current portion	(0.1)	(0.1)		(0.1)	(0.1)

Total long-term debt—non-current	$5,683.7	$5,683.7		$5,226.7	$5,226.7

(1)	Debt balances net of applicable unamortized debt discounts, premiums and deferred financing fees.

In fiscal 2015 we early adopted the FASB guidance related to simplifying the presentation of debt issuance costs and changed the presentation of our deferred financing fees related to our term loans and senior notes from an asset to a direct deduction from the carrying amount of our long-term debt, consistent with the presentation of debt discounts and premiums. The unamortized balance of our deferred financing fees is included above in deferred financing fees, debt discounts and premiums, net, for the periods indicated.

The weighted average contractual interest rate at October 31, 2015 and April 30, 2015 was 4.80% and 4.80%, respectively. The effective interest rate of each of our debt obligations is not materially different from the contractual interest rate.

The following table summarizes our future repayment obligations related to the principal debt balances for all of our borrowings as of October 31, 2015:

(in millions)
Fiscal 2016 (remaining 6 months)	$—
Fiscal 2017	2.0
Fiscal 2018	26.7
Fiscal 2019	34.2
Fiscal 2020	34.2
Fiscal 2021	3,700.2
Thereafter	2,015.2

Total	$5,812.5

Credit Facilities

On April 5, 2012, we entered into a secured credit agreement with Infor (US), Inc. as borrower and a syndicate of certain banks and other financial institutions as lenders which consists of a secured revolving credit facility and a secured term loan facility (the Credit Agreement), which was subsequently amended. See Note 12, Debt, in notes to the consolidated financial statements for the fiscal year ended April 30, 2015, included in our Form 10-K/T, for a description of each amendment.

The credit facilities are guaranteed by Infor, Inc. and certain of our wholly owned domestic subsidiaries, and are secured by liens on substantially all of the borrower’s assets and the assets of the guarantors. Under the Credit Agreement, we are subject to a financial maintenance covenant that is applicable only for the revolving credit facility and then only for those fiscal quarters in which we have significant borrowings under the revolving credit facility outstanding as of the last day of such fiscal quarter. This covenant would require us to maintain a total leverage ratio not to exceed certain levels as of the last day of any such fiscal quarter. We are subject to certain other customary affirmative and negative covenants as well.

Revolver

The secured revolving credit facility (the Revolver) has a maximum availability of $150.0 million. We have made no draws against the Revolver and no amounts are currently outstanding. However, $10.3 million of letters of credit have reduced the amount available under the Revolver to $139.7 million. Pursuant to the Credit Agreement, there is an undrawn line fee of 0.50% and the Revolver matures on March 31, 2017. Amounts under the Revolver may be borrowed to finance working capital needs and for general corporate purposes. While we have made no draws against the Revolver, interest on any future Revolver borrowings will be based on a fluctuating rate of interest determined by reference to either, at our option, an Adjusted LIBOR rate, plus a margin of 2.75% per annum, or an alternate base rate, plus a margin of 1.75% per annum.

Term Loans

On January 2, 2014, we entered into a $2,550.0 million term loan (the Tranche B-5 Term Loan). Interest on the Tranche B-5 Term Loan is based on a fluctuating rate of interest determined by reference to either, at our option, an Adjusted LIBOR rate, plus a margin of 2.75% per annum, with a LIBOR floor of 1.0%, or an alternate base rate, plus a margin of 1.75% per annum, with a minimum alternative base rate floor of 2.0%. The Tranche B-5 Term Loan matures on June 3, 2020.

On June 3, 2013, we entered into a $483.0 million term loan (the Tranche B-3 Term Loan). Interest on the Tranche B-3 Term Loan is based on a fluctuating rate of interest determined by reference to either, at our option, an Adjusted LIBOR rate, plus a margin of 2.75% per annum, with an Adjusted LIBOR floor of 1.0%, or an alternate base rate, plus a margin of 1.75% per annum, with a minimum alternative base rate floor of 2.0%. The Tranche B-3 Term Loan matures on June 3, 2020.

On June 3, 2013, we entered into a €350.0 million term loan (the Euro Tranche B Term Loan). Interest on the Euro Tranche B Term Loan is based on a fluctuating rate of interest determined by reference to an Adjusted LIBOR rate, plus a margin of 3.0% per annum, with an Adjusted LIBOR floor of 1.0%. The Euro Tranche B Term Loan matures on June 3, 2020.

Interest on the term loans borrowed under the secured term loan facility (the Term Loans) is payable quarterly, in arrears. Quarterly principal payment amounts are set for each of the Term Loans with balloon payments at the applicable maturity dates. The Term Loans are subject to mandatory prepayments in certain situations.

Senior Notes

Our 6.500% and 5.750% Senior Notes (the Senior Notes) bear interest at the applicable rates per annum, which is payable semi-annually in cash in arrears, on May 15 and November 15 each year. The Senior Notes mature on May 15, 2022. The Senior Notes are general unsecured obligations of Infor (US), Inc. and are guaranteed by Infor, Inc. and certain of our wholly owned domestic subsidiaries. Under the indenture governing the Senior Notes, we are subject to certain customary affirmative and negative covenants.

In connection with the issuance of the Senior Notes, we entered into registration rights agreements with the initial purchasers of the Senior Notes. Under the registration rights agreements, we agreed to file with the SEC a registration statement with respect to an offer to exchange the Senior Notes for a new issue of substantially identical notes no later than 365 days after the date of the original issuance of the notes on April 1, 2015.

First Lien Senior Secured Notes

On August 25, 2015, in connection with the GT Nexus Acquisition, we issued $500.0 million in aggregate principal amount of 5.750% first lien senior secured notes (the Senior Secured Notes) at an issue price of 99.000% plus accrued interest, if any, from August 25, 2015. The Senior Secured Notes mature on August 15, 2020, and bear interest at the applicable rate per annum that is payable semi-annually in cash in arrears, on February 15 and August 15 each year, beginning on February 15, 2016. The Senior Secured Notes were redeemable by Infor on or prior to November 25, 2015, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to such redemption date.

The Senior Secured Notes are first lien senior secured obligations of Infor (US), Inc. and are fully and unconditionally guaranteed on a senior secured basis by Infor, Inc., and certain of our existing and future wholly owned domestic subsidiaries. Under the indenture governing the Senior Secured Notes, we are subject to certain customary affirmative and negative covenants.

Net proceeds from the issuance of our Senior Secured Notes, after expenses, of approximately $478.5 million were used to fund the GT Nexus Acquisition, including related transaction fees and expenses.

Deferred Financing Fees, Debt Discounts and Premiums

As of October 31, 2015 and April 30, 2015, deferred financing fees, net of amortization, related to our Term Loans, Senior Notes, and Secured Senior Notes of $110.0 million and $102.4 million, respectively, were reflected on our Condensed Consolidated Balance Sheets as a direct reduction in the carrying amount of our long-term debt. For the three months ended October 31, 2015 and 2014, we amortized $5.0 million and $5.2 million, respectively, in deferred financing fees which are included in interest expense, net in our Condensed Consolidated Statements of Operations. For the first six months of fiscal 2016 and 2015, we amortized $9.5 million and $10.3 million, respectively, in deferred financing fees.

In addition, we have recorded debt discounts, net of premiums and accumulated amortization, of $18.7 million and $15.8 million as of October 31, 2015 and April 30, 2015, respectively, as a direct reduction of the carrying amount of our long-term debt.

Affiliate Company Borrowings

In addition to the debt held by Infor and its subsidiaries discussed above, certain affiliates of the Company have other borrowings which are not reflected in our Condensed Consolidated Financial Statements for any of the periods presented. These affiliate company borrowings are described below.

Holding Company PIK Notes

On April 8, 2014, Infor Software Parent, LLC (HoldCo), an indirect holding company of Infor, Inc., and its direct subsidiary Infor Software Parent, Inc., issued $750.0 million in aggregate principal amount of 7.125%/7.875% Senior Contingent Cash Pay Notes (the HoldCo Notes) with net proceeds, after expenses, of approximately $737.8 million. The HoldCo Notes mature on May 1, 2021, and bear interest at the applicable rates per annum that is payable semi-annually in arrears, on May 1 and November 1 each year.

Interest is payable entirely in cash, unless certain conditions are satisfied, in which case interest on the HoldCo Notes may be paid by increasing the principal amount of the HoldCo Notes or by issuing new notes (PIK interest), or through a combination of cash and PIK interest. Interest on the notes, if paid in cash, will accrue at a rate of 7.125% per annum. PIK interest on the notes will accrue at a rate of 7.875% per annum. As of October 31, 2015 and April 30, 2015, the total balance outstanding related to the HoldCo Notes was $750.0 million. We may from time-to-time service interest payments related to the HoldCo Notes. Any payment of interest that we may pay will be funded primarily through dividend distributions from Infor to HoldCo. See Note 17, Related Party Transactions – Dividends Paid to Affiliates.

The HoldCo Notes are HoldCo’s general unsecured senior obligations and are guaranteed only by HoldCo’s direct subsidiary, Infor Lux Bond Company (Lux Bond Co), and are not guaranteed by any of HoldCo’s other subsidiaries including Infor. The HoldCo Notes rank equally in right of payment with any future unsecured indebtedness of HoldCo, will be effectively subordinated to any future secured indebtedness of HoldCo to the extent of the value of the collateral securing such indebtedness, and will be structurally subordinated to all of the existing and future indebtedness and other liabilities of HoldCo’s subsidiaries, including Infor’s borrowings under its senior secured credit facilities and the Senior Notes.

12. Income Taxes

Income taxes have been provided in accordance with ASC 740, Income Taxes. The effective tax rate for the periods presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. Our effective tax rate may fluctuate as a result of changes in the forecasted annual income level and geographical mix of our operating earnings as well as a result of acquisitions, changes in liabilities recorded for unrecognized tax benefits, changes in the valuation allowances for deferred tax assets, tax settlements with U.S. and foreign tax authorities, and the impact from changes in enacted tax laws.

Our income tax provision and overall effective tax rates were as follows for the periods indicated:

	Three Months Ended October 31,		Six Months Ended October 31,
(in millions, except percentages)	2015	2014	2015	2014
Income tax provision	$6.5	$19.8	$16.9	$32.6
Effective income tax rate	175.7%	60.2%	23.6%	27.3%

Our provision for income taxes differs from the tax computed at the U.S. federal statutory rate primarily due to certain earnings considered as indefinitely reinvested in foreign operations, states taxes, and foreign earnings taxed at lower income tax rates than in the U.S.

The change in our effective tax rate for the second quarter of fiscal 2016 compared to the second quarter of fiscal 2015 was primarily driven by a reduction in the amount of unrecognized tax benefits, a reduction in the valuation allowances for various foreign deferred tax assets, an increase in foreign earnings subject to U.S. taxes, an increase in nondeductible taxable income, and an increase in the proportion of earnings subject to lower foreign tax rates.

The change in our effective tax rate for the first six months of fiscal 2016 compared to the corresponding period of fiscal 2015 was primarily driven by a decrease in the amount of unrecognized tax benefits, an increase in the valuation allowances for various foreign deferred tax assets, an increase in foreign earnings subject to U.S. taxes, a reduction in the amount of nondeductible taxable income, and an increase in the proportion of foreign earnings subject to lower tax rates.

During the upcoming twelve months ending October 31, 2016, we expect a net reduction of approximately $28.2 million of unrecognized tax benefits, primarily due to the expiration of statutes of limitation in various jurisdictions.

Our net deferred tax assets were $103.9 million and $103.6 million as of October 31, 2015 and April 30, 2015, respectively. We believe it is more likely than not that the net deferred tax assets will be realized in the foreseeable future. Realization of our net deferred tax assets is dependent upon our generation of sufficient taxable income in future years in appropriate jurisdictions to obtain benefit from the reversal of temporary differences, net operating loss carryforwards and tax credit carryforwards. The amount of net deferred tax assets considered realizable is subject to adjustment in future periods if estimates of future taxable income change.

13. Comprehensive Income (Loss)

Comprehensive income (loss) is the change in equity of a business enterprise from non-stockholder transactions impacting stockholders’ deficit that are not included in the statement of operations and are reported as a separate component of stockholders’ deficit. Other comprehensive income (loss) includes the change in foreign currency translation adjustments, changes in defined benefit plan obligations, and unrealized gain (loss) on derivative instruments.

We report accumulated other comprehensive income (loss) as a separate line item in the stockholders’ deficit section of our Condensed Consolidated Balance Sheets. We report the components of comprehensive income (loss) on our Condensed Consolidated Statements of Comprehensive Income (Loss).

Total accumulated other comprehensive income (loss) and its components were as follows for the periods indicated:

(in millions)	Foreign Currency Translation Adjustment	Funded Status of Defined Benefit Pension Plan(1)	Derivative Instruments Unrealized Gain (Loss)(2)	Accumulated Other Comprehensive Income (Loss)
Balance, April 30, 2015	$(211.5)	$(16.3)	$(12.8)	$(240.6)
Other comprehensive income (loss)	(62.4)	0.2	0.6	(61.6)

Balance, October 31, 2015	$(273.9)	$(16.1)	$(12.2)	$(302.2)

(1)	Funded status of defined benefit pension plan is presented net of tax benefit of $4.6 million and $4.6 million as of October 31, 2015 and April 30, 2015, respectively.
(2)	Derivative instruments unrealized gain (loss) is presented net of tax benefit of $7.6 million and $8.0 million as of October 31, 2015 and April 30, 2015, respectively.

The components of other comprehensive income (loss), including amounts reclassified out of accumulated other comprehensive income (loss), were as follows for the periods indicated:

(in millions) Three Months Ended	Before-Tax	Income Tax (Expense) Benefit	Net-of-Tax
October 31, 2015
Foreign currency translation adjustment	$2.4	$—	$2.4
Change in funded status of defined benefit plans	—	—	—
Derivative instruments unrealized loss	(2.9)	1.0	(1.9)
Reclassification adjustments:
Amortization of derivative instruments unrealized loss	3.0	(1.1)	1.9

Other comprehensive income (loss)	$2.5	$(0.1)	$2.4

October 31, 2014
Foreign currency translation adjustment	$(80.0)	$—	$(80.0)
Change in funded status of defined benefit plans	0.6	—	0.6
Derivative instruments unrealized loss	(4.1)	1.6	(2.5)

Other comprehensive income (loss)	$(83.5)	$1.6	$(81.9)

(in millions) Six Months Ended	Before-Tax	Income Tax (Expense) Benefit	Net-of-Tax
October 31, 2015
Foreign currency translation adjustment	$(62.4)	$—	$(62.4)
Change in funded status of defined benefit plans	0.2	—	0.2
Derivative instruments unrealized gain (loss)	(4.9)	1.9	(3.0)
Reclassification adjustments:
Amortization of derivative instruments unrealized loss	5.9	(2.3)	3.6

Other comprehensive income (loss)	$(61.2)	$(0.4)	$(61.6)

October 31, 2014
Foreign currency translation adjustment	$(137.3)	$—	$(137.3)
Change in funded status of defined benefit plans	1.6	(0.1)	1.5
Derivative instruments unrealized gain (loss)	(4.9)	1.9	(3.0)

Other comprehensive income (loss)	$(140.6)	$1.8	$(138.8)

14. Commitments and Contingencies

Leases

We have entered into cancelable and non-cancelable operating leases, primarily related to rental of office space, certain office equipment and automobiles. Total rent expense for operating leases was $13.1 million and $14.4 million for the three-month periods ended October 31, 2015, and October 31, 2014, respectively. For the first six months of fiscal 2016 and 2015, total rent expense for operating leases was $26.2 million and $28.3 million, respectively.

We have also entered into certain capital lease commitments for buildings, computers and operating equipment and automobiles. Aggregate property acquired through capital leases and the associated depreciation of these assets is included in property and equipment, net on our Condensed Consolidated Balance Sheets. The current portion of capital lease obligations is included in accrued expenses, and the long-term portion of capital lease obligations is included in other long-term liabilities on our Condensed Consolidated Balance Sheets.

Litigation

From time to time, we are subject to litigation in the normal course of business. We accrue for litigation exposure when a loss is probable and estimable. As of October 31, 2015 and April 30, 2015, we have accrued $2.0 million and $1.6 million, respectively, related to current litigation matters. We expense all legal costs to resolve regulatory, legal, tax or other matters in the period incurred.

Patent Infringement Lawsuit by ePlus

On May 19, 2009, ePlus sued Infor (US), Inc. (formerly known as Lawson Software, Inc. (Lawson)), alleging infringement of three separate United States patents. On January 27, 2011, a jury found that Lawson’s S3 Procurement System, when used in combination with certain complementary SCM products we offer that specifically included the Requisition Self Service (RSS) module, infringed two of the ePlus patents. No damages were awarded to ePlus. Following the jury verdict, Lawson developed a design-around product, Requisition Center, which was intended to be a non-infringing replacement product. On May 23, 2011, the Court entered an injunction prohibiting Lawson from licensing, servicing, or supporting in the United States our S3 Procurement System, when used in certain software configurations that included RSS. In September 2011, ePlus moved under the injunction to have Lawson held in contempt, and a civil contempt trial was conducted in April 2013.

Lawson vigorously litigated and defended itself: (a) in its appeal to the United States Court of Appeals for the Federal Circuit from the 2011 judgment of infringement; (b) in the contempt proceedings ePlus had initiated; and (c) in appeals to the Federal Circuit after the District Court declined to vacate the injunction and in regard to its judgment of civil contempt. That defense has so far been successful.

During these proceedings, every patent claim ePlus had asserted against Lawson has been held to be invalid or not infringed. While Lawson’s appeal of the injunction and civil contempt order was pending before the Federal Circuit, the U.S. Patent and Trademark Office cancelled the sole ePlus patent claim underlying the injunction, and the Federal Circuit affirmed that cancellation. The absence of any valid and infringed patent claim then led to a ruling on July 25, 2014 in favor of Lawson in all respects. Specifically, the Federal Circuit vacated the District Court’s injunction and contempt orders in their entirety (including all damage awards) and remanded the case back to the District Court “with instructions to dismiss.”

On August 25, 2014, ePlus petitioned the Federal Circuit for a panel rehearing, and/or rehearing en banc. On June 18, 2015, the Federal Circuit issued orders disposing of ePlus’s combined petition. First, the panel that heard the appeal granted the petition for rehearing “to clarify the decision.” The panel withdrew the opinions issued on July 25, 2014, and substituted a revised opinion (and dissent) that adhered to the previous ruling, namely vacating the District Court’s injunction and contempt orders in their entirety (including all damage awards) and remanding the case to the District Court “with instructions to dismiss.” Second, the petition for en banc review, which had been referred to the active judges of the Court for consideration, was denied. The Federal Circuit issued its mandate on June 25, 2015. ePlus filed a petition for a writ of certiorari from the United States Supreme Court on November 13, 2015, within the extended deadline it obtained for the filing of the petition. We continue to reasonably expect that the ultimate outcome of the case will be as the Federal Circuit ruled on June 18, 2015.

Other Proceedings

We are subject to various other legal proceedings and the risk of litigation by employees, customers, patent owners, suppliers, stockholders or others through private actions, class actions, administrative proceedings or other litigation. While the outcome of these claims cannot be predicted with certainty, we are of the opinion that, based on information presently available, the resolution of any such legal matters existing as of October 31, 2015, will not have a material adverse effect on our financial position, results of operations or cash flows.

Guarantees

We typically grant our customers a warranty that guarantees that our product will substantially conform to Infor’s current specifications for 90 days from the delivery date. We also indemnify our customers from third-party claims of intellectual property infringement relating to the use of our products. Infor’s standard software license agreements contain liability clauses that are limited in amount. We account for these clauses under ASC 460, Guarantees. We do not have a history of incurring costs to settle claims or paying awards under these indemnification obligations. Accordingly, we have not recorded any liabilities related to these agreements as of October 31, 2015 and April 30, 2015.

15. Derivative Financial Instruments

We have entered into certain interest rate swaps with notional amounts totaling $945.0 million to limit our exposure to floating interest rate risk related to a significant portion of the outstanding balance of our Term Loans. See Note 11, Debt. We entered into these interest rate swaps to mitigate our exposure to the variability of the three-month LIBOR for our floating rate debt. We have designated these instruments as cash flow hedges upon initiation, and we anticipate that these hedges will be highly effective at their inception and on an on-going basis. These interest rate swaps had an effective date of March 31, 2015, with a 30-month term expiring September 29, 2017, and have a 1.25% floor.

The following table presents the fair values of the derivative financial instruments included on our Condensed Consolidated Balance Sheets at the dates indicated:

				Fair Value at
(in millions, except percentages)	Notional Amount	Derivative Base	Balance Sheet Classification Asset (Liability)	October 31, 2015	April 30, 2015
Accounting cash flow hedges:
Interest rate swap	$425.3	2.4725%	Accrued expenses	$(5.2)	$(4.7)
			Other long-term liabilities	(3.6)	(4.8)
Interest rate swap	212.6	2.4740%	Accrued expenses	(2.6)	(2.3)
			Other long-term liabilities	(1.9)	(2.5)
Interest rate swap	212.6	2.4750%	Accrued expenses	(2.6)	(2.4)
			Other long-term liabilities	(1.9)	(2.0)
Interest rate swap	94.5	2.4725%	Accrued expenses	(1.1)	(1.1)
			Other long-term liabilities	(0.9)	(1.0)

Total	$945.0		Total, net asset (liability)	$(19.8)	$(20.8)

The following table presents the before-tax impact of the derivative financial instruments on our other comprehensive income (OCI), accumulated other comprehensive income (AOCI), and our statement of operations for the periods indicated:

	Statement of Operations Location	Three Months Ended October 31,		Six Months Ended October 31,
(in millions)		2015	2014	2015	2014
Accounting cash flow hedges:
Interest rate swaps
Effective portion—gain (loss) recognized in OCI		$(2.9)	$(4.1)	$(4.9)	$(4.9)

(Gain) loss reclassified from AOCI into net income	Interest expense, net	$3.0	$—	$5.9	$—

We have no other derivative instruments designated as accounting hedges and no derivatives that are not designated as hedging instruments. The amounts reflected in the above tables do not include any adjustments to reflect the impact of deferred income taxes. For all periods presented, there were no gains or losses recognized in income related to hedge ineffectiveness.

As of October 31, 2015, approximately $11.5 million of the amounts included in accumulated other comprehensive income (loss) related to our derivative instruments is expected to be reclassified into earnings during the next twelve months. This estimate is based on the effective date of our interest rate swaps and the timing of the occurrence of the hedged forecasted transactions. The maximum term over which we are hedging our exposure to the variability of future cash flows (for all forecasted transactions) is approximately two years.

16. Segment and Geographic Information

We are a global provider of enterprise business applications software and services focused primarily on medium and large enterprises. We provide industry-specific and other enterprise software products and related services to companies in the manufacturing, distribution, healthcare, public sector, automotive, service industries, ESM&R, consumer products &retail and hospitality industries. We serve customers in the Americas, EMEA and APAC geographic regions.

Segment Information

We view our operations and manage our business as three reportable segments: License, Maintenance and Consulting. See Note 1, Nature of Business and Basis of Presentation – Business Segments. It is around these three key sets of business activities that we have organized our business and established budgets, forecasts and strategic objectives, including go-to-market strategies. Within our organization, multiple sets of information are available reflecting various views of our operations including vertical, geographic, product and/or functional information. However, the financial information provided to and used by our chief operating decision-maker (CODM) to assist in making operational decisions, allocating resources and assessing performance reflects revenues, cost of revenues and sales margin for these three segments.

License—Our License segment develops, markets and distributes enterprise software including the following types of software: enterprise HCM, financial management, business intelligence, asset management, enterprise performance management, supply chain management, service management, manufacturing operations, business project management and property management for hospitality companies. License revenues include license fees which primarily consist of fees resulting from products licensed to customers on a perpetual basis. Product license fees result from a customer’s licensing of a given software product for the first time or with a customer’s licensing of additional users for previously licensed products. License revenues also include revenues related to our SaaS offerings.

Maintenance—Our Maintenance segment provides software updates and product support including when-and-if-available upgrades, release updates, regulatory updates and patches, access to our knowledge base and technical support team, technical advice and application management. Generally, these services are provided under annual contracts. Infor’s maintenance agreements are comprehensive customer support programs which entitle customers to various levels of support to meet their specific needs. Infor’s maintenance and customer support offerings are delivered through our global support organization operating from our support centers around the world. Maintenance revenues include product updates and support fees revenues which represent the ratable recognition of fees to enroll and renew licensed products in our maintenance programs. These fees are typically charged annually and are based on the license fees initially paid by the customer. These revenues can fluctuate based on the number and timing of new license contracts, renewal rates and price increases.

Consulting—Our Consulting segment provides software implementation, customization, integration, training and other consulting services related to Infor’s software products. Services in this segment are generally provided under time and materials contracts, and in certain situations, under fixed-fee or maximum-fee contracts. Infor’s consulting offerings range from initial assessment and planning of a project to the actual implementation and post-implementation of a project, including optimizing a customer’s use of our software, as well as training and learning tools designed to help customers become proficient in using Infor’s software quickly and effectively. Consulting services and other revenue include consulting services and other fees revenues from services provided to customers who have licensed Infor’s products.

The measure we use to assess our reportable segments’ operating performance is sales margin. Reportable segment sales margin includes segment revenues net of direct controllable costs. Segment revenues include adjustments to increase revenues that would have been recognized if we had not adjusted certain deferred revenue balances related to acquisitions to their fair values at the time of the acquisition as required by GAAP. Segment costs represent those costs of resources dedicated to each segment, direct sales costs, and allocation of certain operating expenses. Segment costs exclude any allocation of depreciation and amortization related to our acquired intangible assets or restructuring costs.

We do not have any intercompany revenue recorded between reportable segments. The accounting policies for our reportable segments are the same as those used in our consolidated financial statements. We do not assess or report assets or capital expenditures by reportable segment. For disclosure of goodwill by reportable segment see Note 4, Goodwill.

The following table presents financial information for our reportable segments for the periods indicated:

(in millions, except percentages)	Reportable Segment
Three Months Ended	License	Maintenance	Consulting	Total
October 31, 2015
Revenues	$144.2	$354.4	$169.1	$667.7
Cost of revenues	38.6	63.1	140.0	241.7
Direct sales and marketing costs	88.6	—	—	88.6

Sales margin	$17.0	$291.3	$29.1	$337.4

Sales margin %	11.8%	82.2%	17.2%	50.5%
October 31, 2014
Revenues	$133.0	$373.3	$180.9	$687.2
Cost of revenues	27.9	65.3	138.2	231.4
Direct sales and marketing costs	91.3	—	7.2	98.5

Sales margin	$13.8	$308.0	$35.5	$357.3

Sales margin %	10.4%	82.5%	19.6%	52.0%

(in millions, except percentages)	Reportable Segment
Six Months Ended	License	Maintenance	Consulting	Total
October 31, 2015
Revenues	$265.2	$711.4	$331.8	$1,308.4
Cost of revenues	68.7	124.7	278.8	472.2
Direct sales and marketing costs	176.6	—	—	176.6

Sales margin	$19.9	$586.7	$53.0	$659.6

Sales margin %	7.5%	82.5%	16.0%	50.4%
October 31, 2014
Revenues	$325.6	$747.1	$368.6	$1,441.3
Cost of revenues	60.1	131.7	284.7	476.5
Direct sales and marketing costs	198.4	—	7.2	205.6

Sales margin	$67.1	$615.4	$76.7	$759.2

Sales margin %	20.6%	82.4%	20.8%	52.7%

The following table presents a reconciliation of our reportable segment revenues, net of the reversal of purchase accounting revenue adjustments, and our reportable segment sales margin to total consolidated revenues and consolidated income (loss) before income tax for the periods indicated:

	Three Months Ended October 31,		Six Months Ended October 31,
(in millions)	2015	2014	2015	2014
Reportable segment revenues	$667.7	$687.2	$1,308.4	$1,441.3
Purchase accounting revenue adjustments(1)	(4.4)	(1.6)	(4.8)	(2.5)

Total revenues	$663.3	$685.6	$1,303.6	$1,438.8

Reportable segment sales margin	$337.4	$357.3	$659.6	$759.2
Other unallocated costs and operating expenses(2)	179.3	173.3	339.7	359.7
Amortization of intangible assets and depreciation	58.7	61.3	115.4	126.4
Restructuring costs	6.4	3.8	8.2	11.3

Income from operations	93.0	118.9	196.3	261.8
Total other expense, net	89.3	86.0	124.7	142.6

Income before income tax	$3.7	$32.9	$71.6	$119.2

(1)	Adjustments to decrease reportable segment revenue for revenue that we would have recognized had we not adjusted acquired deferred revenue as required by GAAP.
(2)	Other unallocated costs and operating expenses include certain sales and marketing expenses, research and development, general and administrative, acquisition-related and other costs, equity-based compensation, as well as adjustments for deferred costs recognized related to acquired deferred revenue.

Geographic Information

The following table presents our revenues summarized by geographic region, based on the location at which each sale originates, for the periods indicated:

(in millions)	Geographic Region
Three Months Ended	Americas	EMEA	APAC	Total
October 31, 2015
Software license fees and subscriptions	$97.9	$33.0	$9.0	$139.9
Product updates and support fees	229.0	99.4	25.9	354.3

Software revenues	326.9	132.4	34.9	494.2
Consulting services and other fees	92.5	64.3	12.3	169.1

Total revenues	$419.4	$196.7	$47.2	$663.3

October 31, 2014
Software license fees and subscriptions	$85.2	$37.3	$10.3	$132.8
Product updates and support fees	231.5	110.4	30.1	372.0

Software revenues	316.7	147.7	40.4	504.8
Consulting services and other fees	90.9	74.5	15.4	180.8

Total revenues	$407.6	$222.2	$55.8	$685.6

(in millions)	Geographic Region
Six Months Ended	Americas	EMEA	APAC	Total
October 31, 2015
Software license fees and subscriptions	$185.5	$59.0	$16.4	$260.9
Product updates and support fees	459.6	198.6	52.7	710.9

Software revenues	645.1	257.6	69.1	971.8
Consulting services and other fees	177.7	129.2	24.9	331.8

Total revenues	$822.8	$386.8	$94.0	$1,303.6

(in millions)	Geographic Region
Six Months Ended	Americas	EMEA	APAC	Total
October 31, 2014
Software license fees and subscriptions	$201.8	$93.0	$30.0	$324.8
Product updates and support fees	459.5	225.9	60.3	745.7

Software revenues	661.3	318.9	90.3	1,070.5
Consulting services and other fees	179.3	156.6	32.4	368.3

Total revenues	$840.6	$475.5	$122.7	$1,438.8

The following table presents our long-lived tangible assets, consisting of property and equipment net of accumulated depreciation, summarized by geographic region:

	Geographic Region
(in millions)	Americas	EMEA	APAC	Total
October 31, 2015	$71.1	$22.3	$6.6	$100.0
April 30, 2015	$51.1	$24.6	$6.1	$81.8

The following table sets forth our revenues by country for the periods indicated:

	Three Months Ended October 31,		Six Months Ended October 31,
(in millions)	2015	2014	2015	2014
United States	$380.7	$362.5	$743.5	$747.0
All other countries	282.6	323.1	560.1	691.8

Total revenues	$663.3	$685.6	$1,303.6	$1,438.8

Revenues attributable to the United States, our country of domicile, and foreign countries are based on the country in which the sales originate.

The following table sets forth long-lived tangible assets by country at the dates indicated:

(in millions)	October 31, 2015	April 30, 2015
United States	$69.1	$48.5
All other countries	30.9	33.3

Total long-lived tangible assets	$100.0	$81.8

Only those countries in which revenues or long-lived assets exceed 10% of our consolidated revenues or long-lived assets are reflected in the above tables. In those fiscal periods when a country’s revenues or long-lived tangible assets are less than 10% of the consolidated totals, applicable amounts are included in “all other countries.”

17. Related Party Transactions

Sponsor Transactions

Golden Gate Capital and Summit Partners, L.P. (Summit Partners, and together with Golden Gate Capital, the Sponsors) are our largest investors. We have entered into advisory agreements with our Sponsors pursuant to which we have retained them to provide advisory services relating to financing and strategic business planning, acquisitions and investments, analysis and oversight, executive recruiting and certain other services. We recognize these management fees as a component of general and administrative expenses in our Condensed Consolidated Statement of Operations.

The following table sets forth management fees and expenses rendered under the advisory agreements in connection with acquisitions, debt refinancing and other advisory services for the periods indicated:

	Three Months Ended October 31,		Six Months Ended October 31,
(in millions)	2015	2014	2015	2014
Golden Gate Capital	$1.4	$1.5	$2.8	$3.0
Summit Partners	0.5	0.5	1.0	1.0

Total management fees and expenses	$1.9	$2.0	$3.8	$4.0

At October 31, 2015, $2.2 million of these fees primarily related to Golden Gate Capital remained unpaid.

In connection with the issuance of our Senior Secured Notes in the second quarter of fiscal 2016, we capitalized as deferred financing fees $2.5 million in fees paid to Angel Island Capital Services, LLC, an affiliate of Golden Gate Capital. In addition, we expensed buyer transaction fees of approximately $4.8 million payable to Golden Gate Capital and $1.9 million payable to Summit Partners in connection with the GT Nexus Acquisition. These transaction fees are include in acquisition-related and other costs in our Condensed Consolidated Statement of Operations for the fiscal periods ended October 31, 2015, and are included in other long-term liabilities on our Condensed Consolidated Balance Sheets as of October 31, 2015. We did not capitalize or expense any similar fees in the comparable period last year.

In the normal course of business, we may sell products and services to companies owned by our Sponsors. Sales to companies owned by Golden Gate Capital and Summit Partners are recognized according to our revenue recognition policy as described in Note 2, Summary of Significant Accounting Policies. Sales to Golden Gate Capital-owned companies were approximately $0.4 million and $0.6 million in the three months and six months ended October 31, 2015, respectively, and $0.3 million and $0.6 million in the comparable periods of fiscal 2015. We had no sales to companies owned by Summit Partners in the first six months of fiscal 2016 or the corresponding prior period.

We have made an immaterial amount of payments to companies owned by Golden Gate Capital and Summit Partners for products and services in the current quarter and first six months of fiscal 2016 and in the comparable periods of fiscal 2015.

Due to/from Affiliates

Infor, through certain of our subsidiaries, had net receivables from our affiliates, primarily HoldCo and Lux Bond Co, of $36.9 million and $35.3 million as of October 31, 2015 and April 30, 2015, respectively. These receivables arose primarily due to our payment of deferred financing fees and interest related to Lux Bond Co’s debt and are included in receivable from stockholders in the equity section on our Condensed Consolidated Balance Sheets.

Infor has entered into a Tax Allocation Agreement with GGC Software Parent, Inc., an affiliate of Lux Bond Co (the Tax Allocation Agreement). The Company is included in the GGC Software Parent, Inc. consolidated federal income tax return and the Tax Allocation Agreement sets forth the obligation of Infor and our domestic subsidiaries with regard to preparing and filing tax returns and allocating tax payments under the consolidated reporting rules of the Internal Revenue Code and similar state and local tax laws governing combined or consolidated filings. The Tax Allocation Agreement provides that each domestic subsidiary that is a member of the consolidated, unitary or combined tax group will pay its share of the taxes of the group.

Prior to the second quarter of fiscal 2015, payments of amounts recorded under the terms of the Tax Allocation Agreement were generally recorded as a decrease in our receivable from stockholders. In the first six months of fiscal 2015, we recorded payments of $5.0 million related to the Tax Allocation Agreement as reductions to our receivable from stockholders.

Beginning in the second quarter of fiscal 2015, certain payments made under the Tax Allocation Agreement have been recorded against affiliate payable, which is included in accounts payable on our Condensed Consolidated Balance Sheets. In the first six months of fiscal 2016 and 2015, we made payments of $8.5 million and $11.7 million, respectively, under the Tax Allocation Agreement, which were recorded against affiliate payable. We had $9.0 million and $6.4 million payable under the Tax Allocation Agreement as of October 31, 2015 and April 30, 2015, respectively.

Dividends Paid to Affiliates

In the first six months of fiscal 2016 we paid dividends to certain of our affiliates totaling $17.0 million related to the funding of semi-annual interest on our affiliate’s debt. In April 2015, HoldCo elected to pay semi-annual interest due related to the HoldCo Notes of approximately $26.7 million in cash (i) with $1.2 million cash on-hand, (ii) with amounts we funded through dividend distributions from Infor to HoldCo of $17.0 million, which were accrued as of April 30, 2015, and (iii) through certain payments made under the Tax Allocation Agreement, totaling $8.5 million. The dividends and amounts due under the Tax Allocation Agreement were paid on May 1, 2015.

In addition, as of October 31, 2015, we had accrued dividends payable of $18.0 million related to our funding of the semi-annual interest on the HoldCo Notes. In October 2015, HoldCo elected to pay the semi-annual interest due on November 2, 2015, related to the HoldCo Notes of approximately $27.3 million in cash (i) with $0.3 million cash on-hand, (ii) with amounts we funded through dividend distributions from Infor to HoldCo of $18.0 million which were accrued as of October 31, 2015, and (iii) through payments made under the Tax Allocation Agreement of $9.0 million. The dividends and amounts due under the Tax Allocation Agreement were paid subsequent to quarter end on November 2, 2015.

In the second quarter of fiscal 2015 we paid dividends to certain of our affiliates totaling $42.7 million. In October 2014, HoldCo elected to pay interest due related to the HoldCo Notes of $30.1 million in cash and we funded the semi-annual interest due related to the HoldCo Notes through (i) dividend distributions from Infor to HoldCo of $21.6 million and (ii) payments made under the Tax Allocation Agreement of $8.5 million. In October 2014, we made dividend distributions of approximately $21.1 million to Infor Enterprise Applications, LP, an affiliate of the parent company of Infor, to fund equity distributions to members of our executive management team under certain of their equity awards.

In future periods, we may from time-to-time service additional interest payments related to the HoldCo Notes through further dividend distributions.

18. Supplemental Guarantor Financial Information

The Senior Notes and Senior Secured Notes issued by Infor (US), Inc. are fully and unconditionally guaranteed, except for certain customary automatic release provisions, jointly and severally, by Infor, Inc., its parent company, and substantially all of its existing and future wholly-owned domestic subsidiaries (collectively the Guarantor Subsidiaries). See Note 11, Debt. Its other subsidiaries (collectively, the Non-Guarantor Subsidiaries) are not guarantors of our borrowings. The indentures governing the Senior Notes and Senior Secured Notes limit, among other things, the ability of Infor, Inc. and the Guarantor Subsidiaries to incur additional indebtedness; declare or pay dividends; redeem stock or make other distributions to stockholders; make investments; create liens or use assets as security in other transactions; merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets; enter into transactions with affiliates; and sell or transfer certain assets.

The following tables set forth requisite financial information of Infor, Inc., Infor (US), Inc., the Guarantor Subsidiaries and Non-Guarantor Subsidiaries including our Condensed Consolidating Balance Sheets as of October 31, 2015 and April 30, 2015, our Condensed Consolidating Statements of Operations and our Condensed Consolidating Statements of Comprehensive Income (Loss) for our fiscal quarters and six-month periods ended October 31, 2015 and 2014, and our Condensed Consolidating Statements of Cash Flows for the six months ended October 31, 2015 and 2014.

Condensed Consolidating Balance Sheets

	October 31, 2015
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$56.9	$—	$442.1	$—	$499.0
Accounts receivable, net	—	139.8	7.3	179.7	—	326.8
Prepaid expenses	—	69.1	18.1	39.6	—	126.8
Income tax receivable	—	32.0	0.5	14.8	—	47.3
Other current assets	—	9.1	1.1	12.2	—	22.4
Affiliate receivable	—	667.3	710.3	43.4	(1,421.0)	—
Deferred tax assets	—	13.7	4.4	20.9	(0.1)	38.9

Total current assets	—	987.9	741.7	752.7	(1,421.1)	1,061.2
Property and equipment, net	—	50.6	10.8	38.6	—	100.0
Intangible assets, net	—	458.2	3.9	539.0	—	1,001.1
Goodwill	—	2,403.1	62.5	1,900.4	—	4,366.0
Deferred tax assets	0.2	—	6.8	65.0	(7.0)	65.0
Other assets	—	23.5	13.0	17.8	—	54.3
Affiliate receivable	—	725.5	1.4	130.7	(857.6)	—
Investment in subsidiaries	—	2,104.6	—	—	(2,104.6)	—

Total assets	$0.2	$6,753.4	$840.1	$3,444.2	$(4,390.3)	$6,647.6

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$—	$50.3	$—	$15.8	$—	$66.1
Income taxes payable	—	—	—	33.6	—	33.6
Accrued expenses	—	212.2	27.1	159.3	—	398.6
Deferred tax liabilities	0.1	—	—	1.4	(0.1)	1.4
Deferred revenue	—	514.9	18.0	244.6	—	777.5
Affiliate payable	29.6	751.4	590.1	49.9	(1,421.0)	—
Current portion of long-term obligations	—	0.1	—	—	—	0.1

Total current liabilities	29.7	1,528.9	635.2	504.6	(1,421.1)	1,277.3
Long-term debt	—	5,683.7	—	—	—	5,683.7
Deferred tax liabilities	—	66.0	—	108.3	(7.0)	167.3
Affiliate payable	58.3	131.5	0.4	667.4	(857.6)	—
Other long-term liabilities	—	78.5	15.7	110.3	—	204.5
Losses in excess of investment in subsidiaries	735.2	—	—	—	(735.2)	—

Total liabilities	823.2	7,488.6	651.3	1,390.6	(3,020.9)	7,332.8
Redeemable noncontrolling interests	—	—	—	127.8	—	127.8
Total Infor, Inc. stockholders’ equity (deficit)	(823.0)	(735.2)	188.8	1,915.8	(1,369.4)	(823.0)
Noncontrolling interests	—	—	—	10.0	—	10.0

Total stockholders’ equity (deficit)	(823.0)	(735.2)	188.8	1,925.8	(1,369.4)	(813.0)

Total liabilities, redeemable noncontrolling interests and stockholders’ equity (deficit)	$0.2	$6,753.4	$840.1	$3,444.2	$(4,390.3)	$6,647.6

	April 30, 2015
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$86.7	$—	$440.0	$—	$526.7
Accounts receivable, net	—	145.5	7.8	184.7	—	338.0
Prepaid expenses	—	59.1	12.4	42.4	—	113.9
Income tax receivable	—	34.7	0.2	14.6	0.1	49.6
Other current assets	—	5.9	1.3	10.6	—	17.8
Affiliate receivable	—	521.8	597.8	22.1	(1,141.7)	—
Deferred tax assets	—	13.3	4.4	13.2	(0.1)	30.8

Total current assets	—	867.0	623.9	727.6	(1,141.7)	1,076.8
Property and equipment, net	—	35.9	12.6	33.3	—	81.8
Intangible assets, net	—	520.6	5.8	204.6	—	731.0
Goodwill	—	2,400.6	62.5	1,582.7	—	4,045.8
Deferred tax assets	0.2	—	8.0	72.8	(8.2)	72.8
Other assets	—	17.3	3.9	19.1	—	40.3
Affiliate receivable	—	751.5	1.4	141.5	(894.4)	—
Investment in subsidiaries	—	1,557.9	—	—	(1,557.9)	—

Total assets	$0.2	$6,150.8	$718.1	$2,781.6	$(3,602.2)	$6,048.5

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$—	$41.3	$0.1	$21.0	$—	$62.4
Income taxes payable	—	—	—	33.4	0.1	33.5
Accrued expenses	—	151.0	26.2	161.9	—	339.1
Deferred tax liabilities	0.1	—	—	1.1	(0.1)	1.1
Deferred revenue	—	512.4	15.2	339.4	—	867.0
Affiliate payable	29.5	591.3	485.3	35.6	(1,141.7)	—
Current portion of long-term obligations	—	0.1	—	—	—	0.1

Total current liabilities	29.6	1,296.1	526.8	592.4	(1,141.7)	1,303.2
Long-term debt	—	5,226.7	—	—	—	5,226.7
Deferred tax liabilities	—	86.5	—	28.7	(8.2)	107.0
Affiliate payable	58.6	169.6	0.3	665.9	(894.4)	—
Other long-term liabilities	—	80.7	10.8	116.9	—	208.4
Losses in excess of investment in subsidiaries	708.8	—	—	—	(708.8)	—

Total liabilities	797.0	6,859.6	537.9	1,403.9	(2,753.1)	6,845.3
Redeemable noncontrolling interests	—
Total Infor, Inc. stockholders’ equity (deficit)	(796.8)	(708.8)	180.2	1,377.7	(849.1)	(796.8)
Noncontrolling interests	—	—	—	—	—	—

Total stockholders’ equity (deficit)	(796.8)	(708.8)	180.2	1,377.7	(849.1)	(796.8)

Total liabilities, redeemable noncontrolling interests and stockholders’ equity (deficit)	$0.2	$6,150.8	$718.1	$2,781.6	$(3,602.2)	$6,048.5

Condensed Consolidating Statements of Operations

	Three Months Ended October 31, 2015
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues:
Software license fees and subscriptions	$—	$81.9	$1.1	$56.9	$—	$139.9
Product updates and support fees	—	209.1	7.7	137.5	—	354.3

Software revenues	—	291.0	8.8	194.4	—	494.2
Consulting services and other fees	—	78.7	3.9	86.5	—	169.1

Total revenues	—	369.7	12.7	280.9	—	663.3

Operating expenses:
Cost of software license fees and subscriptions	—	25.5	2.0	11.6	0.5	39.6
Cost of product updates and support fees	—	33.1	0.6	28.2	1.2	63.1
Cost of consulting services and other fees	—	57.7	3.4	77.0	1.9	140.0
Sales and marketing	—	54.0	5.4	45.6	1.5	106.5
Research and development	—	53.1	1.8	41.9	2.9	99.7
General and administrative	—	4.1	30.2	20.4	(8.0)	46.7
Amortization of intangible assets and depreciation	—	34.3	3.2	21.2	—	58.7
Restructuring costs	—	3.3	0.4	2.7	—	6.4
Acquisition-related and other costs	—	8.9	0.3	0.4	—	9.6
Affiliate (income) expense, net	—	47.3	(41.8)	(5.5)	—	—

Total operating expenses	—	321.3	5.5	243.5	—	570.3

Income from operations	—	48.4	7.2	37.4	—	93.0

Other expense, net:
Interest expense, net	—	78.5	—	—	—	78.5
Affiliate interest (income) expense, net	—	(8.8)	—	8.8	—	—
Other (income) expense, net	—	0.7	—	10.1	—	10.8

Total other expense, net	—	70.4	—	18.9	—	89.3

Income (loss) before income tax	—	(22.0)	7.2	18.5	—	3.7
Income tax provision (benefit)	—	(5.3)	1.8	10.0	—	6.5
Equity in (earnings) loss of subsidiaries	1.8	(14.9)	—	—	13.1	—

Net income (loss)	(1.8)	(1.8)	5.4	8.5	(13.1)	(2.8)
Net income (loss) attributable to noncontrolling interests	—	—	—	(1.0)	—	(1.0)

Net income (loss) attributable to Infor, Inc.	$(1.8)	$(1.8)	$5.4	$9.5	$(13.1)	$(1.8)

	Three Months Ended October 31, 2014
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues:
Software license fees and subscriptions	$—	$79.3	$1.1	$52.4	$—	$132.8
Product updates and support fees	—	209.1	7.7	155.2	—	372.0

Software revenues	—	288.4	8.8	207.6	—	504.8
Consulting services and other fees	—	78.3	3.5	99.0	—	180.8

Total revenues	—	366.7	12.3	306.6	—	685.6

Operating expenses:
Cost of software license fees and subscriptions	—	17.7	2.3	8.7	0.3	29.0
Cost of product updates and support fees	—	31.4	0.6	32.3	1.2	65.5
Cost of consulting services and other fees	—	51.0	4.7	80.8	2.0	138.5
Sales and marketing	—	62.3	6.9	48.9	1.5	119.6
Research and development	—	55.9	2.3	43.2	2.9	104.3
General and administrative	—	4.8	29.8	19.4	(7.9)	46.1
Amortization of intangible assets and depreciation	—	36.1	3.3	21.9	—	61.3
Restructuring costs	—	0.3	—	3.5	—	3.8
Acquisition-related and other costs	—	(1.8)	0.2	0.2	—	(1.4)
Affiliate (income) expense, net	—	51.0	(44.9)	(6.1)	—	—

Total operating expenses	—	308.7	5.2	252.8	—	566.7

Income (loss) from operations	—	58.0	7.1	53.8	—	118.9

Other expense, net:
Interest expense, net	—	87.7	0.1	0.2	—	88.0
Affiliate interest (income) expense, net	—	(10.6)	(0.1)	10.7	—	—
Other (income) expense, net	—	(22.5)	—	20.5	—	(2.0)

Total other expense, net	—	54.6	—	31.4	—	86.0

Income (loss) before income tax	—	3.4	7.1	22.4	—	32.9
Income tax provision (benefit)	—	(1.0)	4.0	16.8	—	19.8
Equity in (earnings) loss of subsidiaries	(13.1)	(8.7)	—	—	21.8	—

Net income (loss)	13.1	13.1	3.1	5.6	(21.8)	13.1
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—	—

Net income (loss) attributable to Infor, Inc.	$13.1	$13.1	$3.1	$5.6	$(21.8)	$13.1

	Six Months Ended October 31, 2015
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues:
Software license fees and subscriptions	$—	$161.3	$4.3	$95.3	$—	$260.9
Product updates and support fees	—	418.7	15.8	276.4	—	710.9

Software revenues	—	580.0	20.1	371.7	—	971.8
Consulting services and other fees	—	152.5	6.9	172.4	—	331.8

Total revenues	—	732.5	27.0	544.1	—	1,303.6

Operating expenses:
Cost of software license fees and subscriptions	—	47.5	3.7	18.8	0.8	70.8
Cost of product updates and support fees	—	64.1	1.2	57.2	2.3	124.8
Cost of consulting services and other fees	—	114.1	6.7	154.2	3.8	278.8
Sales and marketing	—	106.6	11.2	87.2	2.9	207.9
Research and development	—	108.8	3.7	80.8	5.6	198.9
General and administrative	—	8.4	58.6	39.3	(15.4)	90.9
Amortization of intangible assets and depreciation	—	69.8	6.4	39.2	—	115.4
Restructuring costs	—	3.8	0.3	4.1	—	8.2
Acquisition-related and other costs	—	10.8	0.4	0.4	—	11.6
Affiliate (income) expense, net	—	86.7	(73.0)	(13.7)	—	—

Total operating expenses	—	620.6	19.2	467.5	—	1,107.3

Income from operations	—	111.9	7.8	76.6	—	196.3

Other expense, net:
Interest expense, net	—	151.1	—	—	—	151.1
Affiliate interest (income) expense, net	—	(17.4)	—	17.4	—
Loss on extinguishment of debt	—	—	—	—	—	—
Other (income) expense, net	—	(8.1)	—	(18.3)	—	(26.4)

Total other expense, net	—	125.6	—	(0.9)	—	124.7

Income (loss) before income tax	—	(13.7)	7.8	77.5	—	71.6
Income tax provision (benefit)	—	(6.5)	1.1	22.3	—	16.9
Equity in loss (earnings) of subsidiaries	(55.7)	(62.9)	—	—	118.6	—

Net income (loss)	55.7	55.7	6.7	55.2	(118.6)	54.7
Net income (loss) attributable to noncontrolling interests	—	—	—	(1.0)	—	(1.0)

Net income (loss) attributable to Infor, Inc.	$55.7	$55.7	$6.7	$56.2	$(118.6)	$55.7

	Six Months Ended October 31, 2014
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues:
Software license fees and subscriptions	$—	$185.0	$7.3	$132.5	$—	$324.8
Product updates and support fees	—	414.6	15.3	315.8	—	745.7
Software revenues	—	599.6	22.6	448.3	—	1,070.5
Consulting services and other fees	—	151.0	6.9	210.4	—	368.3

Total revenues	—	750.6	29.5	658.7	—	1,438.8

Operating expenses:
Cost of software license fees and subscriptions	—	38.2	4.2	19.7	0.5	62.6
Cost of product updates and support fees	—	62.7	1.3	65.9	2.4	132.3
Cost of consulting services and other fees	—	104.6	9.4	167.1	3.9	285.0
Sales and marketing	—	121.8	14.3	108.3	2.9	247.3
Research and development	—	108.6	4.6	87.4	5.7	206.3
General and administrative	—	16.9	62.3	42.7	(15.4)	106.5
Amortization of intangible assets and depreciation	—	73.9	6.6	45.9	—	126.4
Restructuring costs	—	1.5	0.2	9.6	—	11.3
Acquisition-related and other costs	—	(1.7)	0.2	0.8	—	(0.7)
Affiliate (income) expense, net	—	119.3	(92.7)	(26.6)	—	—

Total operating expenses	—	645.8	10.4	520.8	—	1,177.0

Income from operations	—	104.8	19.1	137.9	—	261.8

Other expense, net:
Interest expense, net	—	176.7	0.2	(0.2)	—	176.7
Affiliate interest (income) expense, net	—	(22.0)	(0.1)	22.1	—	—
Loss on extinguishment of debt	—	—	—	—	—	—
Other (income) expense, net	—	(35.2)	—	1.1	—	(34.1)

Total other expense, net	—	119.5	0.1	23.0	—	142.6

Income (loss) before income tax	—	(14.7)	19.0	114.9	—	119.2
Income tax provision (benefit)	—	(5.4)	8.3	29.7	—	32.6
Equity in loss (earnings) of subsidiaries	(86.6)	(95.9)	—	—	182.5	—

Net income (loss)	86.6	86.6	10.7	85.2	(182.5)	86.6
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—	—

Net income (loss) attributable to Infor, Inc.	$86.6	$86.6	$10.7	$85.2	$(182.5)	$86.6

Condensed Consolidating Statements of Comprehensive Income (Loss)

	Three Months Ended October 31, 2015
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net income (loss)	$(1.8)	$(1.8)	$5.4	$8.5	$(13.1)	$(2.8)

Other comprehensive income (loss):
Unrealized gain (loss) on foreign currency translation, net of tax	—	—	—	2.4	—	2.4
Defined benefit plan funding status, net of tax	—	—	—	—	—	—
Unrealized gain (loss) on derivative instruments, net of tax	—	—	—	—	—	—

Total other comprehensive income (loss)	—	—	—	2.4	—	2.4

Comprehensive income (loss)	(1.8)	(1.8)	5.4	10.9	(13.1)	(0.4)

Comprehensive income (loss) attributable to noncontrolling interests	—	—	—	(1.0)	—	(1.0)

Comprehensive income (loss) attributable to Infor, Inc.	$(1.8)	$(1.8)	$5.4	$11.9	$(13.1)	$0.6

	Three Months Ended October 31, 2014
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net income (loss)	$13.1	$13.1	$3.1	$5.6	$(21.8)	$13.1

Other comprehensive income (loss):
Unrealized gain (loss) on foreign currency translation, net of tax	—	—	—	(80.0)	—	(80.0)
Defined benefit plan funding status, net of tax	—	—	—	0.6	—	0.6
Unrealized gain (loss) on derivative instruments, net of tax	—	(2.5)	—	—	—	(2.5)

Total other comprehensive income (loss)	—	(2.5)	—	(79.4)	—	(81.9)

Comprehensive income (loss)	13.1	10.6	3.1	(73.8)	(21.8)	(68.8)

Comprehensive income (loss) attributable to noncontrolling interests	—	—	—	—	—	—

Comprehensive income (loss) attributable to Infor, Inc.	$13.1	$10.6	$3.1	$(73.8)	$(21.8)	$(68.8)

	Six Months Ended October 31, 2015
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net income (loss)	$55.7	$55.7	$6.7	$55.2	$(118.6)	$54.7

Other comprehensive income (loss):
Unrealized gain (loss) on foreign currency translation, net of tax	—	—	—	(62.4)	—	(62.4)
Defined benefit plan funding status, net of tax	—	—	—	0.2	—	0.2
Unrealized gain (loss) on derivative instruments, net of tax	—	0.6	—	—	—	0.6

Total other comprehensive income (loss)	—	0.6	—	(62.2)	—	(61.6)

Comprehensive income (loss)	55.7	56.3	6.7	(7.0)	(118.6)	(6.9)

Comprehensive income (loss) attributable to noncontrolling interests	—	—	—	(1.0)	—	(1.0)

Comprehensive income (loss) attributable to Infor, Inc.	$55.7	$56.3	$6.7	$(6.0)	$(118.6)	$(5.9)

	Six Months Ended October 31, 2014
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net income (loss)	$86.6	$86.6	$10.7	$85.2	$(182.5)	$86.6

Other comprehensive income (loss):
Unrealized gain (loss) on foreign currency translation, net of tax	—	—	—	(137.3)	—	(137.3)
Defined benefit plan funding status, net of tax	—	0.1	—	1.4	—	1.5
Unrealized gain (loss) on derivative instruments, net of tax	—	(3.0)	—	—	—	(3.0)

Total other comprehensive income (loss)	—	(2.9)	—	(135.9)	—	(138.8)

Comprehensive income (loss)	86.6	83.7	10.7	(50.7)	(182.5)	(52.2)

Comprehensive income (loss) attributable to noncontrolling interests	—	—	—	—	—	—

Comprehensive income (loss) attributable to Infor, Inc.	$86.6	$83.7	$10.7	$(50.7)	$(182.5)	$(52.2)

Condensed Consolidating Statements of Cash Flows

	Six Months Ended October 31, 2015
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net cash provided by (used in) operating activities	$—	$111.6	$2.6	$1.3	$—	$115.5

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(549.3)	—	—	—	(549.3)
Change in restricted cash	—	—	—	—	—	—
Purchases of property, equipment and software	—	(22.3)	(2.6)	(3.9)	—	(28.8)

Net cash used in investing activities	—	(571.6)	(2.6)	(3.9)	—	(578.1)

Cash flows from financing activities:
Dividends paid	—	(17.0)	—	—	—	(17.0)
Loans to stockholders	—	(1.6)	—	—	—	(1.6)
Payments on capital lease obligations	—	(0.2)	—	(1.1)	—	(1.3)
Proceeds from issuance of debt	—	495.0	—	—	—	495.0
Payments on long-term debt	—	(17.1)	—	—	—	(17.1)
(Payments) proceeds from affiliate within group	—	(11.6)	—	11.6	—	—
Deferred financing fees	—	(16.5)	—	—	—	(16.5)
Other	—	(0.8)	—	—	—	(0.8)

Net cash provided by (used in) financing activities	—	430.2	—	10.5	—	440.7

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(5.8)	—	(5.8)

Net increase (decrease) in cash and cash equivalents	—	(29.8)	—	2.1	—	(27.7)
Cash and cash equivalents at the beginning of the period	—	86.7	—	440.0	—	526.7

Cash and cash equivalents at the end of the period	$—	$56.9	$—	$442.1	$—	$499.0

	Six Months Ended October 31, 2014
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net cash provided by (used in) operating activities	$—	$61.5	$2.9	$(3.9)	$—	$60.5

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(27.3)	—	(2.8)	—	(30.1)
Change in restricted cash	—	18.3	—	0.7	—	19.0
Purchases of property, equipment and software	—	(6.9)	(2.9)	(10.5)	—	(20.3)

Net cash used in investing activities	—	(15.9)	(2.9)	(12.6)	—	(31.4)

Cash flows from financing activities:
Dividends paid	—	(42.7)	—	—	—	(42.7)
Loans to stockholders	—	(0.2)	—	—	—	(0.2)
Payments on capital lease obligations	—	(0.2)	—	(1.2)	—	(1.4)
Payments on long-term debt	—	(71.6)	—	—	—	(71.6)
(Payments) proceeds from affiliate within group	—	(0.3)	—	0.3	—	—
Other	—	(8.5)	—	—	—	(8.5)

Net cash provided by (used in) financing activities	—	(123.5)	—	(0.9)	—	(124.4)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(23.2)	—	(23.2)

Net increase (decrease) in cash and cash equivalents	—	(77.9)	—	(40.6)	—	(118.5)
Cash and cash equivalents at the beginning of the period	—	136.6	—	310.5	—	447.1

Cash and cash equivalents at the end of the period	$—	$58.7	$—	$269.9	$—	$328.6

GT NEXUS, INC.

Consolidated Financial Statements

December 31, 2014

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors and Stockholders

GT Nexus, Inc.:

We have audited the accompanying consolidated financial statements of GT Nexus, Inc. and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GT Nexus, Inc. and its subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year then ended, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Francisco, California

June 25, 2015

GT NEXUS, INC.

Consolidated Balance Sheet

December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$18,176,858
Accounts receivable, net allowance for doubtful accounts of 459,214	23,393,336
Prepaid expenses and other current assets	5,530,129

Total current assets	47,100,323
Property and equipment, net	7,449,950
Intangible assets, net	57,806,997
Goodwill	108,726,645
Deferred tax asset	410,545
Other assets	1,095,684

Total assets	$222,590,144

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,161,716
Accrued expenses and other liabilities	15,665,005
Capital lease obligations, current portion	1,405,671
Long-term debt, current portion	312,500
Deferred revenue, current portion	21,567,190

Total current liabilities	40,112,082
Capital lease obligations, net of current portion	1,607,635
Long-term debt, net of current portion	4,687,500
Deferred revenue, net of current portion	997,357
Deferred rent	1,020,831

Total liabilities	48,425,405

Commitments and contingencies (note 6)
Stockholders’ equity:
Series A convertible preferred stock, 0.01 par value; 23,125,000 shares authorized; 23,102,285 shares issued and outstanding at December 31, 2014 (aggregate liquidation preference of 103,229,956 at December 31, 2014)	231,023
Common stock, 0.01 par value; 150,000,000 shares authorized, 61,076,925 issued and outstanding at December 31, 2014	610,769
Treasury stock, 556,665 shares at December 31, 2014 at cost	(1,064,287)
Additional paid-in capital	350,311,173
Notes receivable from employees for issuance of equity	(1,144,772)
Accumulated deficit	(176,058,991)
Accumulated other comprehensive loss	(273,197)

Total GT Nexus, Inc. stockholders’ equity	172,611,718

Noncontrolling interest	1,553,021

Total stockholders’ equity	174,164,739

Total liabilities and stockholders’ equity	$222,590,144

See accompanying notes to consolidated financial statements.

GT NEXUS, INC.

Consolidated Statement of Operations

Year ended December 31, 2014

Revenues	$133,171,616
Cost of revenues	50,908,950

Gross profit	82,262,666

Operating expenses:
Research and development	32,014,248
Selling and marketing	34,890,238
General and administrative	25,754,782

Total operating expenses	92,659,268

Operating loss	(10,396,602)

Other (income) expense:
Interest income	(43,805)
Interest expense	209,190
Other expense, net	243,900

Total other (income) expense, net	409,285

Loss before provision (benefit) for income taxes	(10,805,887)
Provision (benefit) for income taxes	(1,466,049)

Net loss	(9,339,838)
Net income attributable to noncontrolling interest	705,026

Net loss attributable to GT Nexus, Inc.	$(10,044,864)

See accompanying notes to consolidated financial statements.

GT NEXUS, INC.

Consolidated Statement of Comprehensive Loss

Year ended December 31, 2014

Net loss	$(9,339,838)
Other comprehensive loss:
Foreign currency translation adjustments, net of tax	(109,045)

Comprehensive loss	$(9,448,883)

See accompanying notes to consolidated financial statements.

GT NEXUS, INC.

Consolidated Statement of Stockholders’ Equity

Year ended December 31, 2014

	GT Nexus Preferred stock		GT Nexus Common stock
	Shares	Amount	Shares	Amount
Balances, December 31, 2013	23,102,285	$231,023	60,186,311	$601,863
Exercise of common stock options	—	—	890,614	8,906
Notes receivable issued for common stock options exercised	—	—	—	—
Stock-based compensation expense	—	—	—	—
Repurchase of shares	—	—	—	—
Net (loss) income	—	—	—	—
Dividend paid to noncontrolling interest shareholders	—	—	—	—
Foreign currency translation adjustment	—	—	—	—

Balances, December 31, 2014	23,102,285	$231,023	61,076,925	$610,769

	Additional paid-in capital	Shares	Amount	Notes receivable from employees for issuance of equity	Accumulated deficit	Noncontrolling interest	Other Comprehensive loss	Total Stockholders’ equity
Balances, December 31, 2013	$343,529,782	(521,928)	$(946,204)	$—	$(166,014,127)	$1,239,992	$(164,152)	$178,478,177
Exercise of common stock options	2,061,658	—	—	—	—	—	—	2,070,564
Notes receivable issued for common stock options exercised	—	—	—	(1,144,772)	—	—	—	(1,144,772)
Stock-based compensation expense	4,719,733	—	—	—	—	—	—	4,719,733
Repurchase of shares	—	(34,737)	(118,083)	—	—	—	—	(118,083)
Net (loss) income	—	—	—	—	(10,044,864)	705,026	—	(9,339,838)
Dividend paid to noncontrolling interest shareholders	—	—	—	—	—	(391,997)	—	(391,997)
Foreign currency translation adjustment	—	—	—	—	—	—	(109,045)	(109,045)

Balances, December 31, 2014	$350,311,173	(556,665)	$(1,064,287)	$(1,144,772)	$(176,058,991)	$1,553,021	$(273,197)	$174,164,739

See accompanying notes to consolidated financial statements.

GT NEXUS, INC.

Consolidated Statement of Cash Flows

Year ended December 31, 2014

Cash flows from operating activities:
Net loss	$(9,339,838)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,211,925
Amortization of intangible assets	8,301,432
Stock-based compensation expense	4,719,733
Deferred income taxes	(410,545)
Changes in operating assets and liabilities:
Accounts receivable	(989,142)
Prepaid expenses and other current assets	(1,564,798)
Other assets	273,889
Accounts payable, accrued expenses and other liabilities	(2,135,001)
Deferred revenue	2,301,290

Net cash provided by operating activities	5,368,945

Cash flows from investing activities:
Acquisition of property and equipment	(2,533,214)
Net cash used in investing activities	(2,533,214)
Cash flows from financing activities:
Borrowings under term loan	5,000,000
Principal payments under capital leases	(1,442,606)
Repurchase of common stock	(118,083)
Dividend paid to noncontrolling interest shareholders	(391,997)
Proceeds from the exercise of common stock options	925,792

Net cash provided by financing activities	3,973,106
Effect of exchange rates on cash and cash equivalents	(109,045)

Net increase in cash and cash equivalents	6,699,792
Cash and cash equivalents, beginning of year	11,477,066

Cash and cash equivalents, end of year	$18,176,858

Supplemental disclosures of cash flow information:
Cash paid for interest	$189,190
Cash paid for income taxes	$2,251,510
Supplemental disclosures of noncash investing and financing activities:
Addition of equipment under capital leases	$3,659,577
Cashless exercise of stock options for notes receivable	$1,144,772

See accompanying notes to consolidated financial statements.

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

(1)	Description of Business

(a)	Organization

GT Nexus, Inc. (the Company) is the product of a Merger transaction on April 5, 2013 between TradeCard, Inc. and GTNX, Inc. (formerly known as GT Nexus, Inc.). TradeCard, Inc. was merged into a wholly owned subsidiary of GT Nexus, Inc. in exchange for 52% of the fully diluted equity of the Company and GTNX, Inc. was merged into a separate wholly owned subsidiary of GT Nexus, Inc. in exchange for 48% of the fully diluted equity of the Company. The Company is headquartered in Oakland, California with offices in New York City, Germany, China, Hong Kong, Taiwan, Vietnam, India and Sri Lanka. The Company employs approximately 983 people and is one of the world’s largest cloud information utility platforms, providing financial and physical supply chain processes from a single source.

(b)	Significant Risks and Uncertainties

The Company operates in a dynamic industry and, accordingly, its operations can be affected by a variety of factors. Management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future consolidated financial position, results of operations, or cash flows: ability to obtain additional financing; advances and trends in new technologies and industry standards; changes in certain strategic relationships or customer relationships; market acceptance of the Company’s products and services; development of sales channels; loss of significant customers; litigation or claims against the Company; the hiring, training, and retention of key employees; and new product introductions by competitors.

(2)	Summary of Significant Accounting Policies

(a)	Use of Estimates

The preparation of these consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts in the consolidated financial statements and accompanying notes. These estimates form the basis for judgments the Company makes about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company bases its estimates and judgments on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. Generally accepted accounting principles in the United States of America require the Company to make estimates and judgments in several areas, including those related to revenue recognition, recoverability of accounts receivable, provision for income taxes, fair value of acquired intangible assets and goodwill, impairment of goodwill and long-lived assets, and the determination of the fair value of stock-based awards. These estimates are based on management’s knowledge about current events and expectations about actions the Company may undertake in the future. Actual results could differ materially from those estimates.

(b)	Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries as well as the accounts for a variable interest entity for which the Company has concluded that it is the primary beneficiary. All intercompany balances and transactions have been eliminated.

(c)	Foreign Currency Translation

The functional currency of the Company’s foreign subsidiaries is the local currency, except for certain subsidiaries where the United States (U.S.) dollar is used as the functional currency. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as part of a separate component of stockholders’ equity. For subsidiaries where U.S. dollar is used as the functional currency no translation is necessary. Foreign currency transaction gains and losses are included in net income (loss) for the period. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the consolidated balance sheets date. Revenues and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historical exchange rates.

(d)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents and accounts receivable. The Company deposits cash with high-credit-quality financial institutions, and at times the balances may exceed federally insured amounts. The Company mitigates its credit risk with respect to accounts receivable by performing ongoing credit evaluations and monitoring its customers’ accounts receivable balances. For the year ended December 31, 2014 no customer accounted for more than 10% of revenue and accounts receivable.

(e)	Fair Value of Financial Instruments

The Company determines the fair values of its assets and liabilities that are recognized or disclosed at fair value in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 820, Fair Value Measurements and Disclosures. FASB ASC 820 establishes a framework for measuring fair value, and requires disclosure about fair value measurements in accordance with the hierarchy described below:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include items where the determination of fair value requires significant management judgment or estimation.

The following tables present, for each of the fair value hierarchy levels required under ASC 820, the Company’s assets that are measured at fair value on a recurring basis at December 31, 2014.

	Fair value measurements using
	Quoted prices in active markets for identical assets Level 1	Significant other observable inputs Level 2	Significant other unobservable inputs Level 3
Investments in money market funds*	$4,576,337	$—	$—

*	Investments in money markets are reflected in cash and cash equivalents in the consolidated balance sheets.

The carrying amounts of cash equivalents, accounts receivable, prepaid expenses, accounts payable, and accrued expenses approximate fair value for all periods presented because of the short-term maturity of these assets and liabilities. Management believes the terms of debt and capital lease obligations reflect current market conditions and book value approximates fair value.

(f)	Cash and Cash Equivalents

Cash and cash equivalents include amounts held in banks and money market funds. The Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents.

(g)	Accounts Receivable, Net

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. The Company reviews its allowance for doubtful accounts monthly. Past-due balances over 90 days and over a specified amount are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s allowance was $459,214 as of December 31, 2014. The Company does not have any off-balance-sheet credit exposure related to its customers.

(h)	Revenue Recognition

The Company earns subscription-based, professional services-based, transaction-based, and partner-based revenues.

The Company charges subscription and transaction fees to customers who utilize its hosted solution as well as fees for the provision of professional services. The Company’s solution is delivered through the cloud from the Company’s hosting facilities and customers do not have the contractual right to take possession of the related software.

The Company commences revenue recognition when all of the following conditions are met:

•	Persuasive evidence of an arrangement exists;

•	Subscription or services have been delivered to the customer;

•	Collection of fees is reasonably assured; and

•	Fees are fixed or determinable.

If an agreement contains nonstandard acceptance or requires nonstandard performance criteria to be met, the Company defers revenues until these conditions are satisfied. Signed agreements are used as evidence of an arrangement. The Company assesses whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. The Company’s arrangements are typically noncancelable in the initial term and have the right to terminate prior to renewal upon written notice by the customer.

The Company enters into multiple-element revenue arrangements in which a customer may purchase a combination of subscription, transactions, and professional services. The Company evaluates each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when it has stand-alone value and delivery of an undelivered element is both probable and within the Company’s control. When these criteria are not met, the delivered and undelivered elements are combined and the arrangement fees are allocated to this combined single unit. If the unit separation criteria are met, the Company accounts for each element within a multiple-element arrangement separately, and allocates fees from the arrangement based on the relative selling price of each element. The Company recognizes the revenue allocated to its subscriptions ratably over the contracted term of the subscription agreement, generally one to three years although terms can extend to as long as five years. Subscription terms commence on either the start date specified in the subscription arrangement or the date the customer’s module is provisioned. The customer’s module is provisioned when a customer is provided access to use the Company’s cloud-based application suite.

The majority of the Company’s professional services contracts are on a time and material basis and are not combined with subscription sales. Revenues are recognized as the services are rendered for these contracts. Unbilled receivables represent amounts for time worked, but not yet billed to clients. Unbilled receivables were $3,457,771 as of December 31, 2014. The Company also earns transaction revenues from certain of its customers, which are recognized as reported. These revenues result from fees charged for each successful transaction completed on the GT Nexus platform. When specified by its customers, the Company utilizes alliance partners to perform certain key services within their transaction. The Company’s alliance partners provide payment assurance and financing services and charge a fee for those services provided. These fees are collected by the Company and remitted to the appropriate alliance partner. The Company recognizes transaction revenues net of the fees collected on behalf of the alliance partners for services utilized.

Out-of-pocket expenses reimbursed by customers are recorded as revenue and included in professional services. The Company excludes from revenue sales and other taxes collected on behalf of customers and remitted to governmental authorities.

(i)	Deferred Revenue

Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from subscription services described above and is recognized as the revenue recognition criteria are met. The Company generally invoices customers in annual or quarterly installments. Deferred revenue is influenced by several factors, the compounding effects of renewals, invoice duration and invoice timing. Long-term deferred revenue primarily consists of prepayments for subscription services, which will be recognized in periods later than December 31, 2015.

(j)	Cost of Revenues and Operating Expenses

Cost of revenues primarily consists of costs related to hosting the Company’s cloud-based application suite, providing customer support, data communications expenses, salaries and benefits of operations, professional services and support personnel, software license fees, allocated overhead, and property and equipment depreciation.

Sales commissions are expensed as incurred and included in selling and marketing expense in the consolidated statements of operations.

(k)	Property and Equipment, Net

Property and equipment are stated at cost.

Depreciation is calculated on the straight-line method based upon the estimated useful lives of the assets, which generally range from three to five years. Leasehold improvements are amortized over the shorter of estimated useful life of the improvements or lease term. Equipment held under capital leases is amortized on a straight-line basis over the shorter of the lease term or the asset’s useful life.

(l)	Advertising Costs

Advertising costs are expensed as incurred. Selling and marketing expense included advertising costs for the year ended December 31, 2014 of $727,040.

(m)	Internally Developed Software Costs

The Company accounts for its software development costs required to be capitalized under ASC 350-40, Internal Use Software. Accordingly, the Company capitalizes costs of computer software developed or obtained for internal use that are specifically identifiable, have determinable lives and relate to probable future economic benefits. No significant development projects occurred for the year ended December 31, 2014 that met the criteria for capitalization for software to be sold, leased or marketed. Additionally, costs associated with minor enhancements and maintenance are expensed as incurred. Capitalized computer software costs are included in property and equipment, net in the consolidated balance sheets.

(n)	Research and Development Costs

Expenditures relating to the development of new products and processes and improvements to existing products, which are not considered capitalizable are expensed as incurred. These expenses include continued product management and product development and engineering support costs for test development and technical services.

(o)	Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with the ASC 740, Income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses.

(p)	Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined using various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. There were no events or changes in circumstances during the year ended December 31, 2014 that required an impairment review.

(q)	Business Combinations

The company applies the provisions of ASC 805, Business Combinations, in the accounting for acquisitions. It requires the Company to recognize separately from goodwill the assets acquired and the liabilities assumed, at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations.

(r)	Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Goodwill is not subject to amortization, rather it is tested for impairment annually, and more frequently if events or changes in circumstances indicate that it is more likely than not that it is impaired, in accordance with ASU 2012-02. The Company performs a goodwill impairment test annually during the fourth quarter of the fiscal year and more frequently if an event or circumstance indicates that an impairment may have occurred. In the event that the Company determines that the carrying value of goodwill is greater than fair value, the Company will record an impairment charge for the amount of the difference during the quarter in which the determination is made. The Company has determined that it is a single reporting unit. The impairment test is performed by assessing qualitative factors to determine whether it is necessary to perform the two-step goodwill impairment test. The Company considers events and circumstances, including but not limited to, macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, changes in management or key personnel, changes in strategy, changes in customers, or a change in the composition or carrying amount of the reporting unit’s net assets. If, after assessing the totality of events or circumstances, the Company determines that it is more likely than not that the fair value of the reporting unit is greater than its carrying amount, then the two-step goodwill impairment test is not performed. If the two-step goodwill test is performed, then the impairment test is performed by determining the fair value of the reporting unit based on the fair value of the Company’s common and preferred stock. If the Company’s carrying value of the reporting unit is greater than its fair value, then the fair value is allocated to all of the Company’s assets and liabilities (including any unrecognized intangible assets) as if the fair value was the purchase price to acquire the Company. The excess of the fair value over the amounts assigned to the Company’s assets and liabilities is the implied fair value of the goodwill. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The Company did not record any charges related to goodwill impairment during the year ended December 31, 2014.

Intangible assets that are not considered to have an indefinite useful life are amortized over their useful lives, which generally range from seven to ten years. For definite lived intangible assets, the Company regularly evaluates whether events or changes in circumstances have occurred that indicate that the carrying amount of these assets may not be recoverable. When factors indicate these long-lived intangible assets should be evaluated for impairment, the Company evaluates their estimated remaining useful lives and whether events or changes in circumstances warrant a revision to the remaining periods of amortization. There were no events or changes in circumstances during the year ended December 31, 2014 that required an impairment review.

(s)	Stock-Based Compensation Expense

The Company estimates grant-date fair value using the Black-Scholes-Merton option-pricing model. The model requires management to make a number of assumptions including the fair value of common stock, expected volatility, expected term, risk-free interest rate, and expected dividends. The Company evaluates the assumptions used to value its share-based awards on each grant date. The Company amortizes the grant-date fair value of all share-based compensation awards, less estimated forfeitures, over the employee’s requisite service period for the entire award on a straight-line basis. Generally, the awards vest over time (four years).

Stock-based compensation expense related to stock options granted to nonemployees is recognized as the stock options vest and is measured using the fair value of the stock options as the Company believes this to be more readily measurable than the fair value of the services rendered.

(t)	Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. The FASB issued ASU 2014-09 to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. This guidance will be applied prospectively and is effective for annual periods beginning after December 15, 2018. The Company is currently evaluating the impact that the implementation of this standard will have on its financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The new standard provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related note disclosures. The new standard is effective for fiscal years beginning after December 15, 2016. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

(3)	Investment in Variable Interest Equity

In 2008, the Company signed a joint venture agreement with a third party (JV Partner) in Sri Lanka to establish a joint venture company (JV Company) in Sri Lanka through which they would engage in the marketing, implementation, support, sale and development of the Company’s platform within the regions of Sri Lanka, India, Pakistan, Bangladesh, Turkey, Egypt and Israel. The parties agreed that the JV Company would have an initial equity of $10,000 of which the Company contributed $5,100 or 51% and the JV Partner contributed $4,900 or 49%. The JV Company was to be formed and named TradeCard Services (Private) Ltd. and would be managed by a Board of Directors consisting of six members with the Company and the JV Partner entitled to nominate three directors each.

In 2009, TradeCard Services Private Ltd. (TradeCard Services) started its commercial operation. TradeCard Services assists the Company by implementing and supporting the Company’s customers in countries listed above. In return, the Company pays TradeCard Services a fee equal to 25% of all revenues derived from the countries stated above for those customers of the Company at the time the agreement was entered into as discussed above. For those customers in the countries listed above who become members of the TradeCard platform after the date of execution of the agreement, the Company pays TradeCard Services a fee equal to 50% of subscription revenue and 25% of transaction fees. In addition, TradeCard Services provides the Company with consulting services for which the Company pays TradeCard Services on a cost plus basis. TradeCard Services has no other source of revenue. The Company concluded that TradeCard Services was a variable interest entity and that the Company was its primary beneficiary. Therefore, the Company consolidated TradeCard Services within its financial statements as of December 31, 2014 . There are no restrictions on the consolidated assets and liabilities of TradeCard Services at December 31, 2014. In addition, there have been no changes in the risks associated with TradeCard Services in 2014.

As of December 31, 2014, TradeCard Services had net assets amounting to $3,144,019. For the year ended December 31, 2014, TradeCard Services had revenues and net income of $5,004,739 and $1,438,829, respectively.

(4)	Intangible Assets

Intangible assets subject to amortization are comprised of the following at December 31, 2014:

2014
Developed technology	$25,910,000
In-process technology	1,775,000
Customer relationships	39,930,000
Tradename	4,610,000

72,225,000
Less accumulated amortization	14,418,003

$57,806,997

Amortization of the Company’s customer relationships and tradename intangible assets is calculated using the straight-line method over the estimated 10 year useful life. Amortization begins on the date of acquisition. Amortization for developed and in-process technology intangible assets is calculated using the straight-line method over the estimated 7 year useful life. The developed technology amortization begins on the date of acquisition and the in-process technology begins amortization once the associated development efforts are complete. At that time, the in-process technology will be reclassified as a finite-lived asset and will be amortized over its estimated useful life. Amortization expense related to intangible assets was $8,301,432 for the year ended December 31, 2014, and is included in general and administrative expense line in the consolidated statements of operations.

The projected future amortization of intangible assets is as follows:

Year ending December 31:
2015	$8,382,000
2016	8,409,000
2017	8,409,000
2018	8,409,000
2019	8,409,000
Thereafter	15,788,997

$57,806,997

(5)	Property and Equipment, Net

Property and equipment, net consisted of the following at December 31, 2014:

2014
Computer hardware	$15,161,709
Computer software	7,654,083
Equipment under capital leases	4,848,815
Furniture and fixtures	1,423,871
Leasehold improvements	1,198,220

30,286,698
Less accumulated depreciation and amortization	(22,836,748)

$7,449,950

Unamortized internally developed computer software costs were $504,297 at December 31, 2014. Amortization expense recorded with respect to computer software costs was $97,813 for 2014 and was included in depreciation and amortization expense.

Total depreciation and amortization expense was $4,211,925 in 2014. Depreciation and amortization expense includes amortization expense for assets recorded under capital leases.

Equipment under capital leases consists mainly of computer hardware and other related equipment. Accumulated amortization for equipment under capital leases was $1,556,703 at December 31, 2014.

Future minimum annual lease payments under capital leases as of December 31, 2014 are as follows:

Year ending December 31:
2015	$1,582,544
2016	1,351,609
2017	464,485
2018	—
2019	—
Thereafter	—

Total minimum payments	3,398,638
Less amount representing interest	(385,332)

Present value of minimum lease payments	3,013,306
Less current portion	1,405,671

Capital lease obligations, net of current portion	$1,607,635

(6)	Commitments and Contingencies

(a)	Operating Lease Obligations

The Company leases its current office and certain equipment under various noncancelable operating leases with various expiration dates through 2023. Such leases include fixed or minimum payments plus, in some cases, free rent periods and scheduled base rent increases over the term of the lease. Rent expense was $5,499,140 in 2014. The Company recognizes rent expense on a straight-line basis over the lease term. Certain leases provide for monthly payments of real estate taxes, insurance, and other operating expenses applicable to the property. Certain of the leasing agreements have various renewal options.

Future minimum annual lease payments under operating leases as of December 31, 2014 are as follows:

Year ending December 31:
2015	$6,795,435
2016	5,235,513
2017	1,433,078
2018	1,240,041
2019	1,254,950
Thereafter	4,810,642

$20,769,659

The Company currently subleases certain office space under various noncancelable operating lease agreements entered into in 2014. These subleases have various expiration dates through 2017. Such subleases include fixed or minimum payments over the lease term and scheduled base rent increases over the sublease term. Sublease rent received was $313,688 in 2014. Future sublease rent receivable under these sublease agreements are $612,920, $589,413 and $113,497 for the years ending December 31, 2015, 2016 and 2017, respectively.

(b)	Contingencies

The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business, including proceedings, individually and in the aggregate, would not have a material adverse effect on the Company’s business, consolidated financial position, results of operations, or cash flow.

On May 2, 2011, GTNX, Inc. (the Company and formerly named GT Nexus, Inc.) filed a complaint in the Northern District of California for a declaratory judgment of patent noninfringement and invalidity against INTTRA, Inc. (INTTRA) (the Complaint). The Complaint seeks a declaration of noninfringement by the Company and invalidity of U.S. Patent Nos. 7,752,142 (the ‘142 patent), 7,756,794 (the ‘794 patent), 7,761,387 (the ‘387 patent), and 7,827,119 (the ‘119 patent) (collectively, the patents-at-issue), which INTTRA claims to own. The case is captioned GT Nexus, Inc. v. Inttra, Inc., Case No. 4:11-cv-02145-SBA. On September 9, 2011, INTTRA answered and counterclaimed for infringement against the Company and certain of its carriers and customers, including Crowley Maritime Corporate, Crowley Liner Services, Independent Container Line, Ltd., Seaboard Marine Ltd., Inc., Sea Star Line, LLC, Turkon Lines America, Inc., and Bacardi-Martini Production. Crowley Maritime Corporate, Crowley Liner Services, Independent Container Line, Ltd., Seaboard Marine Ltd., Inc., and Sea Star Line, LLC, filed answers to INTTRA’s counterclaims on November 8, 2011, and Turkon Lines America, Inc. filed an answer on November 22, 2011. Bacardi-Martini Production filed a motion to dismiss for lack of personal jurisdiction on January 30, 2012.

The Company filed ex parte reexaminations on all of the patents-at-issue on February 1, 2012. Pursuant to an agreement among the parties, the Court stayed the action pending reexamination of the patents-at-issue in the U.S. Patent and Trademark Office (Patent Office), and the case has been administratively closed. An Ex Parte Reexamination Certificate issued for the last of the patents on November 26, 2013. As a result of the ex parte reexaminations, claims were amended for the ‘119, ‘142, and ‘387 patents. On January 21, 2014, INTTRA filed a request to lift the stay and reopen this action due to the conclusion of the reexamination proceedings. On February 18, 2014, the Company filed petitions for Covered Business Method (CBM) Patent Review on the patents-at-issue in the Patent Office and opposed INTTRA’s request to lift the stay. On July 9, 2014, the district court issued an order denying INTTRA’s motion to lift the stay. On August 12, 2014, the Patent Trial and Appeal Board (PTAB) instituted CBM Review for each of the patents-at-issue. The PTAB found that every claim of the patents-at-issue was more likely than not unpatentable on multiple grounds. On October 17, 2014, INTTRA filed a motion to dismiss the CBM Review proceedings on procedural grounds. The PTAB granted the motion to dismiss on December 10, 2014, and terminated the CBM Review proceedings. The Company appealed the termination decision to the Federal Circuit on January 9, 2015. INTTRA filed a motion to dismiss the appeal on March 12, 2015, and the Company filed its opposition on April 2, 2015.

On January 27, 2015, INTTRA filed a motion to lift the stay and reopen the action at the district court, which was granted on March 25, 2015. On April 10, 2015, GT Nexus filed a dispositive motion that the patents-at-issue are invalid, and a motion to stay discovery pending resolution of the dispositive motion. Briefing is complete on both the dispositive motion and the motion to stay discovery. An initial case management conference was held on May 6, 2015. No schedule has been entered in this case. The Company believes the patents-at-issue are invalid and the Company does not infringe any valid claim of the patents-at-issue. The Company intends to vigorously defend against this litigation and, regardless of result, does not expect a material impact on the Company’s financial position, results of operations or cash flow. The Company’s position is that the loss contingency is not probable nor estimable at this time, therefore, no amount of loss has been accrued in the consolidated financial statements as of December 31, 2014.

(7)	Income Taxes

The components of loss before benefit for income taxes are as follows:

Year ended December 31, 2014

United States	$(11,235,106)
International	429,219

Total	$(10,805,887)

Income tax provision (benefit) consists of the following:

Year ended December 31, 2014

Current:
Federal	$(1,420,072)
State	280,586
International	83,981

(1,055,505)

Deferred:
International	(410,544)

(410,544)

Total benefit for income taxes	$(1,466,049)

The components of deferred tax assets and liabilities are as follows:

December 31, 2014

Deferred tax assets:
Net operating loss carryovers	$47,999,020
Credits	3,398,179
Stock based compensation	3,121,823
Accruals and reserves	2,612,295
Deferred revenue	7,890,398
Property and equipment	1,588,379
Other	371,629

Gross deferred tax assets	66,981,723
Deferred tax liabilities:
Intangible assets	(22,782,621)

Net deferred tax assets before valuation allowance	44,199,102
Valuation allowance	(43,788,557)

Net deferred tax assets	$410,545

The Company has provided a full valuation allowance against its United States deferred tax assets, the majority of which relates to net operating loss carryforwards, since it is more likely than not that these future benefits will not be realized.

As of December 31, 2014, the Company had federal and state net operating loss carryforwards of approximately $124.0 million and $126.1 million, respectively. These net operating loss carryforwards will expire in varying amounts beginning 2020. At December 31, 2014, the foreign net operating loss carryforwards for income tax purposes were approximately $2.0 million. As of December 31, 2014, the Company had federal and California research and development credit carryforwards of $2.3 million and $2.3 million, respectively. The federal research and development credits will start expiring in 2022. The California research and development credit may be carried forward indefinitely. The federal and state net operating losses and research and development tax credit carry forwards are subject to annual limitations under certain provisions of the Internal Revenue Code related to “change in ownership.” The Company has not performed a study to determine if a change in ownership has occurred.

A reconciliation of the beginning and ending amount of the unrecognized income tax benefit is as follows:

Year ended December 31, 2014

Beginning balance	$2,848,989
Increases due to tax positions taken during the current period	59,285

Ending balance	$2,908,274

If recognized, $2.6 million of the unrecognized tax benefits (net of the federal benefit) as of December 31, 2014 would be recorded as a reduction of future income tax expense before consideration of changes in the valuation allowance. The entire amount is presented as a reduction to deferred tax assets (net of federal benefit). The Company estimates that there will be no material change in its uncertain tax positions in the next 12 months.

Estimated interest and penalties related to the underpayment of income taxes are classified as a component of the provision for income taxes in the consolidated statements of operations and comprehensive loss. There were no accrued interest and penalties included in the Company’s liability related to unrecognized tax benefits of December 31, 2014.

The Company conducts business globally and, as a result, files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world, including such major jurisdictions as the United States, California, New York, Germany, Hong Kong, China, Sri Lanka and India. TradeCard, Inc. is currently undergoing an audit of its 2012 federal tax return that has not yet been settled. The federal statute of limitations remains open for years 2010 through 2014. The California statute of limitations remains open for years 2009 through 2014.

The Company provides for U.S. income taxes on the earnings of foreign subsidiaries unless they are considered permanently reinvested outside of the United States. As of December 31, 2014, there is a minimal cumulative amount of earnings upon which U.S. income taxes have not been provided.

(8)	Accrued Expenses and Other Liabilities

Accrued expenses consisted of the following:

December 31, 2014

Accrued bonuses	$1,915,760
Accrued commissions	2,298,846
Accrued vacation	2,333,380
Payroll-related expenses	2,318,569
Deferred rent	251,760
Sales tax	2,843,508
Other	3,703,182

$15,665,005

(9)	Long-Term Debt

On September 11, 2014, the Company entered into a $5 million term loan with a banking institution. Borrowings on the loan bear interest equal to 1.25% above the prime rate. The loan is payable in 48 monthly installments plus accrued interest beginning October 1, 2015. The Company drew $5,000,000 of the available amount on September 11, 2014.

On September 11, 2014, the Company entered into agreement with a banking institution to obtain a $10,000,000 Revolving Line of Credit with maturity of September 11, 2017. Borrowings on the Revolving Line of Credit bear interest equal to 1.25% above the prime rate. The unused line of credit commitment fees equal 0.25% per annum times the average daily amount by which the revolving loan exceeds the facility loan amount outstanding. As of December 31, 2014, there were no amounts drawn on the Revolving Line of Credit.

Each of the above loan agreements includes certain financial and nonfinancial restrictive covenants, and failure to perform any of the covenants may constitute an event of default. As of December 31, 2014, the Company was in compliance with the covenants.

Future scheduled principal payments on long-term debt as of December 31, 2014, including amounts due within one year and classified as current, are as follows:

Year ending December 31:
2015	$312,500
2016	1,250,000
2017	1,250,000
2018	1,250,000
2019	937,500

$5,000,000

(10)	Stockholders’ Equity

(a)	Common Stock

The Corporation is authorized to issue up to 150,000,000 shares of Common Stock.

Holders of Common Stock are entitled to one vote per share, and to receive dividends, and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares.

(b)	Preferred Stock

The Corporation is authorized to issue up to 50,000,000 shares of preferred stock, of which 23,125,000 shares have been designated Series A Convertible Preferred Stock (Series A Preferred Stock).

The rights, preferences, and privileges of the Company’s preferred stock are as follows:

Dividends

The holders of shares of Series A Preferred Stock are entitled to receive, when and if declared by the board of directors, prior to and in preference to any declaration or payment of any on the Common Stock, cumulative dividends at the rate of eight percent (8%) per annum of the Series A Original Issue Price of $3.89 per share, compounding quarterly, for each share of Series A Preferred Stock held.

Liquidation

The holders of Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of assets of this Corporation to the holders of Common Stock an amount per share equal to or greater of the per share amount of $3.89 and all accrued and unpaid dividends on those shares, or the amount per share, which a holder of Series A Preferred Stock would receive if all the outstanding Convertible Preferred were converted to Common Stock.

Conversion

Each share of Series A Preferred Stock is convertible, at the option of the holder, into shares of common stock at conversion rates determined by dividing the applicable issue price (as adjusted for stock splits, stock dividends, combinations and similar events) by the applicable conversion price in effect at the time of conversion. The conversion ratio is one to one as of December 31, 2014. Each share of preferred stock automatically converts into shares of common stock, based on the then effective conversion rate, upon the vote of a majority of the outstanding shares of that class or immediately upon the closing of a qualified public offering.

Voting Rights

The holders of shares of preferred stock have the right to one vote for each share of common stock issuable upon conversion of such shares.

(c)	Warrants

The grant-date fair value of warrants was estimated using the Black-Scholes valuation model. The Company has classified the unexercised warrants as equity in the consolidated balance sheets and the associated expense has been amortized over the applicable term. The Company had the following warrants to purchase shares of common stock outstanding at December 31, 2014:

•	A number of warrants to purchase 29,041 shares of GTNX common stock were issued to a consultant in years 2005–2006. These warrants had a four-year vesting period, dependent on the consultant’s employment by GTNX, and a ten-year life. Vested warrants converted at the time of GTNX Acquisition into a GT Nexus, Inc. warrant to purchase 26,746 common shares at $0.40/per share. These warrants will expire in years 2015 through 2016.

•	A bank provided a line of credit for TradeCard, Inc. in December 2006. Included in the consideration was a warrant to purchase 200 shares of TradeCard, Inc. Series A-1 Preferred, at $1,000/share. The warrant was converted at the time of GTNX Acquisition into a GT Nexus Inc. warrant to purchase 69,069 common shares at $2.90. This warrant remains outstanding as of December 31, 2014 and is currently subject to a 90-day notice period for expiration, which hasn’t been given as of December 31, 2014.

(d)	Notes Receivable for Issuance of Equity

In 2014, the Company entered into full recourse note receivable agreements with two executive employees to cover the exercise price of their employee stock options exercised. The notes bear interest at an annual rate of 1.8% compounded semi-annually. The note balance plus accrued interest are due the earliest of seven years from the note agreement, within 120 days of the termination of employment with the Company, whether voluntary or involuntary, change in control of the Company or the day prior to an initial public offering of the Company. The notes receivable principal balance was $1,144,772 at December 31, 2014. Interest accrued on the notes receivable was $8,255 at December 31, 2014 and was included in other assets.

(11)	Stock Compensation Plan

In 2013, the Company adopted the 2013 Stock Incentive Plan (the 2013 Plan). The plan was established with an initial reserve of 7.5 million shares, and canceled the reserve of all prior plans. The 2013 Plan permits the grant of Incentive Stock Options to employees only and Nonqualified Stock Options, restricted stock, and other board-approved stock-based awards to all service providers. Options generally vest over 4 years, and expire 10 years from the date of grant.

The grant-date fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model. The weighted average assumption for 2014 grants are provided in the following table. The Company determined the expected term assumption based on the safe harbor rules as prescribed by the “simplified” method for estimating expected term outlined under ASC 718, Compensation – Stock Compensation. The Company has not issued and does not anticipate issuing dividends to stockholders and accordingly used a zero percent dividend yield assumption for all Black-Scholes stock option-pricing calculations. Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant.

Year ended December 31, 2014
Risk free rate	1.8%
Dividend yield	—
Expected term (in years)	5.80
Expected volatility	50.8%

Stock option activity during the period indicated is as follows:

	Options outstanding (as converted)
	Shares available for grant	Number of shares	Weighted average exercise price	Weighted average contractual term (years)	Aggregate intrinsic value
Balance at December 31, 2013	2,206,215	16,720,595	$2.2811	5.88	$20,591,835
Additional shares reserved	5,000,000
Options granted	(5,972,723)	5,972,723	4.7246
Options exercised		(890,614)	2.3248
Options forfeited and expired	335,328	(815,632)	2.7828

Balance at December 31, 2014	1,568,820	20,987,072	$2.9491	6.02	$22,250,803

Options vested and expected to vest at December 31, 2014		20,553,333	$2.9263	5.96	$22,234,401
Options vested at December 31, 2014		11,650,899	1.8235	3.72	21,691,128

The weighted average grant-date fair value of options granted during the year 2014 was $1.3779. The total intrinsic value of options exercised during the year ended December 31, 2014 was $982,885. In 2014, the Company allowed certain individuals to elect to have shares withheld upon exercise in order to cover the exercise price and tax costs.

Employee stock-based compensation recognized was as follows:

Year ended December 31, 2014
Cost of revenue	$397,262
Research and development	891,932
Selling and marketing	1,270,055
General and administrative	2,160,484

$4,719,733

At December 31, 2014, there was approximately $9,123,622 of total unrecognized compensation cost related to unvested stock options granted. That cost is expected to be recognized over a weighted average period of 2.64 years. The total fair value of shares vested during the years ended December 31, 2014 was $3,910,479.

In 2014, the Company granted 2,679,947 performance-based stock options to the CEO with vesting dependent on the attainment of an IPO or change of control. The total fair value of the award is $3,322,220, of which all of the expense will be recognized on the date of such attainment.

During the fiscal year ended December 31, 2014, the Company extended the term of twenty-eight stock option grants by approximately fourteen months to December 31, 2015. The modification affected five employees. The incremental compensation cost resulting from this modification was $33,119 for the year ended December 31, 2014.

(12)	Related Party Transactions

The Company procured services from a company owned by an investor of the Company. The total amount of the services was $69,844 during the year ended December 31, 2014. The Company had no outstanding balance owed to the investor as of December 31, 2014.

One of the Company’s customers is also an investor in the Company. Total revenue with this customer was $936,906 during the year ended December 31, 2014. The accounts receivable balance with this customer was $238,229 at December 31, 2014.

(13)	Benefit Plan

The Company maintains a defined contribution plan covering all eligible employees, which qualifies under Section 401(k) of the Internal Revenue Code. The Company’s 401(k) plan provides for eligible employees to make contributions of 1% to 15% of eligible compensation. The Company has elected not to make discretionary matching contributions, but may do so in the future.

(14)	Subsequent Events

The Company has evaluated the subsequent events from the balance sheet date through June 25, 2015, the date at which the financial statements were available to be issued, and determined there are no other items to disclose.

GT NEXUS, INC.

Condensed Consolidated Financial Statements

June 30, 2015 and 2014

GT NEXUS, INC.

Condensed Consolidated Balance Sheets

	June 30, 2015	December 31, 2014
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$15,295,044	$18,176,858
Accounts receivable, net allowance for doubtful accounts of 634,966 at June 30, 2015 and 459,214 at December 31, 2014	27,567,837	23,393,336
Prepaid expenses and other current assets	6,633,523	5,530,129

Total current assets	49,496,404	47,100,323
Property and equipment, net	10,182,649	7,449,950
Intangible assets, net	53,629,395	57,806,997
Goodwill	108,726,645	108,726,645
Deferred tax asset	377,817	410,545
Other assets	1,176,896	1,095,684

Total assets	$223,589,806	$222,590,144

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$485,867	$1,161,716
Accrued expenses and other liabilities	18,674,051	15,665,005
Capital lease obligations, current portion	1,328,972	1,405,671
Long-term debt, current portion	937,500	312,500
Deferred revenue, current portion	21,580,668	21,567,190

Total current liabilities	43,007,058	40,112,082
Capital lease obligations, net of current portion	981,998	1,607,635
Long-term debt, net of current portion	4,062,500	4,687,500
Deferred revenue, net of current portion	1,056,915	997,357
Deferred rent	910,906	1,020,831

Total liabilities	50,019,377	48,425,405

Commitments and contingencies (note 7)
Stockholders’ equity:
Series A convertible preferred stock, 0.01 par value; 23,125,000 shares authorized; 23,102,285 shares issued and outstanding at June 30, 2015 and December 31, 2014 (aggregate liquidation preference of 107,400,446 at June 30, 2015 and 103,229,956 at December 31, 2014)	231,023	231,023
Common stock, 0.01 par value; 150,000,000 shares authorized, 63,539,393 issued and outstanding at June 30, 2015 and 61,076,925 issued and outstanding at December 31, 2014	635,394	610,769
Treasury stock, 567,716 shares at June 30, 2015 and 556,665 shares at December 31, 2014, at cost	(1,105,726)	(1,064,287)
Additional paid-in capital	354,046,683	350,311,173
Notes receivable from employees for issuance of equity	(1,807,649)	(1,144,772)
Accumulated deficit	(179,831,245)	(176,058,991)
Accumulated other comprehensive loss	(425,731)	(273,197)

Total GT Nexus, Inc. stockholders’ equity	171,742,749	172,611,718

Noncontrolling interest	1,827,680	1,553,021

Total stockholders’ equity	173,570,429	174,164,739

Total liabilities and stockholders’ equity	$223,589,806	$222,590,144

See accompanying notes to condensed consolidated financial statements.

GT NEXUS, INC.

Condensed Consolidated Statements of Operations

For the six months ended June 30, 2015 and 2014

(unaudited)

	2015	2014
Revenues	$70,334,456	$63,245,064
Cost of revenues	25,955,842	24,778,171

Gross profit	44,378,614	38,466,893

Operating expenses:
Research and development	15,162,602	15,754,560
Selling and marketing	20,377,079	17,891,484
General and administrative	11,648,383	13,503,374

Total operating expenses	47,188,064	47,149,418

Operating loss	(2,809,450)	(8,682,525)

Other (income) expense:
Interest expense	202,126	45,084
Other (income) expense, net	(70,631)	(150,001)

Total other (income) expense, net	131,495	(104,917)

Loss before provision for income taxes	(2,940,945)	(8,577,608)
Provision (benefit) for income taxes	556,649	(1,476,798)

Net loss	(3,497,594)	(7,100,810)
Net income attributable to noncontrolling interest	274,660	334,433

Net loss attributable to GT Nexus, Inc.	$(3,772,254)	$(7,435,243)

See accompanying notes to condensed consolidated financial statements.

GT NEXUS, INC.

Condensed Consolidated Statements of Comprehensive Loss

For the six months ended June 30, 2015 and 2014

(unaudited)

	2015	2014
Net loss	$(3,497,594)	$(7,100,810)
Other comprehensive loss:
Foreign currency translation adjustments, net of tax	(152,533)	(104,234)

Comprehensive loss	$(3,650,127)	$(7,205,044)

See accompanying notes to condensed consolidated financial statements.

GT NEXUS, INC.

Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2015 and 2014

(unaudited)

	2015	2014
Cash flows from operating activities:
Net loss	$(3,497,594)	$(7,100,810)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,399,659	1,938,166
Amortization of intangible assets	4,177,602	4,150,716
Stock-based compensation expense	2,273,975	2,588,263
Deferred income taxes	32,727	—
Changes in operating assets and liabilities:
Accounts receivable	(4,174,501)	(6,184,249)
Prepaid expenses and other current assets	(1,103,394)	33,825
Other assets	(81,211)	153,459
Accounts payable, accrued expenses and other liabilities	2,223,270	(1,424,665)
Deferred revenue	73,036	(434,835)

Net cash provided by (used in) operating activities	2,323,569	(6,280,130)

Cash flows from investing activities:
Acquisition of property and equipment	(5,132,358)	(1,103,859)

Net cash used in investing activities	(5,132,358)	(1,103,859)

Cash flows from financing activities:
Principal payments under capital leases	(702,335)	(604,831)
Repurchase of common stock	(41,439)	(64,657)
Dividend paid to noncontrolling interest shareholders	—	(195,995)
Proceeds from the exercise of warrants	8,933	—
Proceeds from the exercise of common stock options	814,349	252,679

Net cash provided by (used in) financing activities	79,508	(612,804)
Effect of exchange rates on cash and cash equivalents	(152,533)	(104,234)

Net decrease in cash and cash equivalents	(2,881,814)	(8,101,027)
Cash and cash equivalents, beginning of period	18,176,858	11,477,066

Cash and cash equivalents, end of period	$15,295,044	$3,376,039

Supplemental disclosures of cash flow information:
Cash paid for interest	$203,376	$45,084
Cash paid for income taxes	$351,563	$2,102,992
Supplemental disclosures of noncash investing and financing activities:
Addition of equipment under capital leases	$—	$2,193,782
Cashless exercise of stock options for notes receivable	$662,877	$—

See accompanying notes to condensed consolidated financial statements.

GT NEXUS, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(1)	Nature of Business and Basis of Presentation

(a)	Organization

GT Nexus, Inc. (the Company) is the product of a Merger transaction on April 5, 2013 between TradeCard, Inc. and GTNX, Inc. (formerly known as GT Nexus, Inc.). The Company is headquartered in Oakland, California with offices in New York City, Germany, China, Hong Kong, Taiwan, Vietnam, India and Sri Lanka. The Company is one of the world’s largest cloud information utility platforms, providing financial and physical supply chain processes from a single source.

(b)	Basis of Presentation and Principles of Consolidation

The accompanying unaudited interim condensed consolidated financial statements have been prepared by us in accordance with accounting principles generally accepted in the U.S., or GAAP, for interim financial information. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited financial statements and related notes for the fiscal year ended December 31, 2014. In the opinion of management, the unaudited interim condensed consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the information required to be set forth therein, except that the six month period ended June 30, 2014 includes a $1.5 million credit to income tax expense which was recorded to correct an error in the opening balance of income tax payable. All significant intercompany transactions have been eliminated in consolidation.

(2)	Summary of Significant Accounting Policies

(a)	Revenue Recognition

The Company earns subscription-based, professional services-based, transaction-based, and partner-based revenues.

The Company charges subscription and transaction fees to customers who utilize its hosted solution as well as fees for the provision of professional services. The Company’s solution is delivered through the cloud from the Company’s hosting facilities and customers do not have the contractual right to take possession of the related software.

The Company commences revenue recognition when all of the following conditions are met:

•	Persuasive evidence of an arrangement exists;

•	Subscription or services have been delivered to the customer;

•	Collection of fees is reasonably assured; and

•	Fees are fixed or determinable.

If an agreement contains nonstandard acceptance or requires nonstandard performance criteria to be met, the Company defers revenues until these conditions are satisfied. Signed agreements are used as evidence of an arrangement. The Company assesses whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. The Company’s arrangements are typically noncancelable in the initial term and have the right to terminate prior to renewal upon written notice by the customer.

The Company enters into multiple-element revenue arrangements in which a customer may purchase a combination of subscription, transactions, and professional services. The Company evaluates each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when it has stand-alone value and delivery of an undelivered element is both probable and within the Company’s control. When these criteria are not met, the delivered and undelivered elements are combined and the arrangement fees are allocated to this combined single unit. If the unit separation criteria are met, the Company accounts for each element within a multiple-element arrangement separately, and allocates fees from the arrangement based on the relative selling price of each element. The Company recognizes the revenue allocated to its subscriptions ratably over the contracted term of the subscription agreement, generally one to three years although terms can extend to as long as five years. Subscription terms commence on either the start date specified in the subscription arrangement or the date the customer’s module is provisioned. The customer’s module is provisioned when a customer is provided access to use the Company’s cloud-based application suite.

The majority of the Company’s professional services contracts are on a time and material basis and are not combined with subscription sales. Revenues are recognized as the services are rendered for these contracts. Unbilled receivables represent amounts for time worked, but not yet billed to clients. Unbilled receivables were $3,714,636 and $3,457,771 as of June 30, 2015 and December 31, 2014, respectively.

The Company also earns transaction revenues from certain of its customers, which are recognized as reported. These revenues result from fees charged for each successful transaction completed on the GT Nexus platform. When specified by its customers, the Company utilizes alliance partners to perform certain key services within their transaction. The Company’s alliance partners provide payment assurance and financing services and charge a fee for those services provided. These fees are collected by the Company and remitted to the appropriate alliance partner. The Company recognizes transaction revenues net of the fees collected on behalf of the alliance partners for services utilized.

Out-of-pocket expenses reimbursed by customers are recorded as revenue and included in professional services. The Company excludes from revenue sales and other taxes collected on behalf of customers and remitted to governmental authorities.

(b)	Deferred Revenue

Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from subscription services described above and is recognized as the revenue recognition criteria are met. The Company generally invoices customers in annual or quarterly installments. Deferred revenue is influenced by several factors, the compounding effects of renewals, invoice duration and invoice timing. Long-term deferred revenue primarily consists of prepayments for subscription services, which will be recognized in periods later than June 30, 2016.

(c)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents and accounts receivable. The Company deposits cash with high-credit-quality financial institutions, and at times the balances may exceed federally insured amounts. The Company mitigates its credit risk with respect to accounts receivable by performing ongoing credit evaluations and monitoring its customers’ accounts receivable balances.

For the six months ended June 30, 2015 and 2014, no customer accounted for more than 10% of revenue. At June 30, 2015, one customer accounted for 10% of accounts receivable. At December 31, 2014, no customer accounted for more than 10% of accounts receivable.

(d)	Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Goodwill is not subject to amortization, rather it is tested for impairment annually, and more frequently if events or changes in circumstances indicate that it is more likely than not that it is impaired. There were no events or changes in circumstances during the six months ended June 30, 2015 that indicated a need for an interim goodwill impairment test.

Intangible assets that are not considered to have an indefinite useful life are amortized over their useful lives, which generally range from seven to ten years. For definite lived intangible assets, the Company regularly evaluates whether events or changes in circumstances have occurred that indicate that the carrying amount of these assets may not be recoverable. There were no events or changes in circumstances during the six months ended June 30, 2015 that required an impairment review.

(e)	Use of Estimates

The preparation of these condensed consolidated financial statements in conformity with GAAP requires the management to make estimates and judgments that affect the reported amounts in the condensed consolidated financial statements and accompanying notes. These estimates form the basis for judgments the Company makes about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company bases its estimates and judgments on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. Generally accepted accounting principles in the United States of America require the Company to make estimates and judgments in several areas, including those related to revenue recognition, recoverability of accounts receivable, provision for income taxes, impairment of goodwill and long-lived assets, and the determination of the fair value of stock-based awards. These estimates are based on management’s knowledge about current events and expectations about actions the Company may undertake in the future. Actual results could differ materially from those estimates.

(f)	Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. The FASB issued ASU 2014-09 to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. This guidance will be applied prospectively and is effective for annual periods beginning after December 15, 2018. The Company is currently evaluating the impact that the implementation of this standard will have on its financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The new standard provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related note disclosures. The new standard is effective for fiscal years beginning after December 15, 2016. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation: Amendments to the Consolidation Analysis, which amends the consolidation requirements in ASC 810 and significantly changes the consolidation analysis required under U.S. GAAP. Among others, the ASU significantly amends how variable interests held by a reporting entity’s related parties or de facto agents affect its consolidation conclusion. The amendments in this Update are effective for us on October 1, 2016. Early adoption is permitted, including adoption in an interim period. We have not yet selected the timing, the transition method or determined the effect of the standard on our ongoing financial reporting.

(3)	Fair Value of Financial Instruments

The Company determines the fair values of its assets and liabilities that are recognized or disclosed at fair value in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 820, Fair Value Measurements and Disclosures.

The following tables present, for each of the fair value hierarchy levels required under ASC 820, the Company’s assets and liabilities that are measured at fair value on a recurring basis, as of June 30, 2015 and December 31, 2014.

	June 30, 2015 Fair value measurements using
	Quoted prices in active markets for identical assets Level 1	Significant other observable inputs Level 2	Significant other unobservable inputs Level 3
Investments in money market funds*	$3,577,994	$—	$—

	December 31, 2014 Fair value measurements using
	Quoted prices in active markets for identical assets Level 1	Significant other observable inputs Level 2	Significant other unobservable inputs Level 3
Investments in money market funds*	$4,576,337	$—	$—

*	Investments in money markets are reflected in cash and cash equivalents in the condensed consolidated balance sheets.

(4)	Investment in Variable Interest Equity

In 2008, the Company signed a joint venture agreement with a third party (JV Partner) in Sri Lanka to establish a joint venture company (JV Company) in Sri Lanka through which they would engage in the marketing, implementation, support, sale and development of the Company’s platform within the regions of Sri Lanka, India, Pakistan, Bangladesh, Turkey, Egypt and Israel. The parties agreed that the JV Company would have an initial equity of $10,000 of which the Company contributed $5,100 or 51% and the JV Partner contributed $4,900 or 49%. The JV Company was to be formed and named TradeCard Services (Private) Ltd. and would be managed by a Board of Directors consisting of six members with the Company and the JV Partner entitled to nominate three directors each.

In 2009, the TradeCard Services Private Ltd. (TradeCard Services) started its commercial operation. TradeCard Services assists the Company by implementing and supporting the Company’s customers in countries listed above. In return, the Company pays TradeCard Services a fee equal to 25% of all revenues derived from the countries stated above for those customers of the Company at the time the agreement was entered into as discussed above. For those customers in the countries listed above who become members of the TradeCard platform after the date of execution of the agreement, the Company pays TradeCard Services a fee equal to 50% of subscription revenue and 25% of transaction fees. In addition, TradeCard Services provides the Company with consulting services for which the Company pays TradeCard Services on a cost plus basis. TradeCard Services has no other source of revenue. The Company concluded that TradeCard Services was a variable interest entity and that the Company was its primary beneficiary. Therefore, the Company consolidates TradeCard Services within its financial statements. There are no restrictions on the consolidated assets and liabilities of TradeCard Services at June 30, 2015 and December 31, 2014. In addition, there have been no changes in the risks associated with TradeCard Services in six months ended June 30, 2015.

As of June 30, 2015 and December 31, 2014, respectively, TradeCard Services had net assets amounting to $3,704,549 and $3,144,019, respectively. For the six months ended June 30, 2015, TradeCard Services had revenues and net income of $2,492,789 and $560,530, respectively. For the six months ended June 30, 2014, TradeCard Services had revenues and net income of $2,293,027 and $681,622, respectively.

(5)	Intangible Assets

Intangible assets subject to amortization are comprised of the following at June 30, 2015 and December 31, 2014:

	June 30, 2015	December 31, 2014
Developed technology	$25,910,000	$25,910,000
In-process technology	1,775,000	1,775,000
Customer relationships	39,930,000	39,930,000
Tradename	4,610,000	4,610,000

	72,225,000	72,225,000
Less accumulated amortization	18,595,605	14,418,003

	$53,629,395	$57,806,997

Amortization of the Company’s customer relationships and tradename intangible assets is calculated using the straight-line method over the estimated 10 year useful life. Amortization begins on the date of acquisition. Amortization for developed and in-process technology intangible assets is calculated using the straight-line method over the estimated 7 year useful life. The developed technology amortization begins on the date of acquisition and the in-process technology begins amortization once the associated development efforts are complete. At that time, the in-process technology will be reclassified as a finite-lived asset and will be amortized over its estimated useful life. Amortization expense related to intangible assets was $4,177,602 and $4,150,716 for the six months ended June 30, 2015 and 2014, respectively, and is included in general and administrative expense line in the condensed consolidated statements of operations.

As of June 30, 2015, the projected future amortization of intangible assets is as follows:

Year ending December 31:
Remainder of 2015	$4,204,398
2016	8,409,000
2017	8,409,000
2018	8,409,000
2019	8,409,000
Thereafter	15,788,997

$53,629,395

(6)	Property and Equipment, Net

Property and equipment, net consisted of the following at June 30, 2015 and December 31, 2014:

	June 30, 2015	December 31, 2014
Computer hardware	$18,433,751	$15,161,709
Computer software	9,497,608	7,654,083
Equipment under capital leases	4,848,815	4,848,815
Furniture and fixtures	1,404,269	1,423,871
Leasehold improvements	1,198,420	1,198,220

	35,382,863	30,286,698

	June 30, 2015	December 31, 2014
Less accumulated depreciation and amortization	$(25,200,214	$(22,836,748

	$10,182,649	$7,449,950

Unamortized internally developed computer software costs were $2,255,569 and $504,297 at June 30, 2015 and December 31, 2014, respectively.

Total depreciation and amortization expense was $2,399,659 and $1,938,166 for the six months ended June 30, 2015 and 2014, respectively. Depreciation and amortization expense includes amortization expense for assets recorded under capital leases.

Equipment under capital leases consists mainly of computer hardware and other related equipment. Accumulated amortization for equipment under capital leases was $2,343,649 and $1,556,703 at June 30, 2015 and December 31, 2014, respectively.

Future minimum annual lease payments under capital leases as of June 30, 2015 are as follows:

Year ending December 31:
Remainder of 2015	$790,592
2016	1,351,609
2017	464,485
2018	—
2019	—
Thereafter	—

Total minimum payments	2,606,686
Less amount representing interest	(295,716)

Present value of minimum lease payments	2,310,970
Less current portion	1,328,972

Capital lease obligations, net of current portion	$981,998

(7)	Commitments and Contingencies

(a)	Operating Lease Obligations

The Company leases its current office and certain equipment under various noncancelable operating leases with various expiration dates through 2023. Such leases include fixed or minimum payments plus, in some cases, free rent periods and scheduled base rent increases over the term of the lease. Rent expense was $3,481,569 and $3,627,859 for the six months ended June 30, 2015 and 2014, respectively. The Company recognizes rent expense on a straight-line basis over the lease term. Certain leases provide for monthly payments of real estate taxes, insurance, and other operating expenses applicable to the property. Certain of the leasing agreements have various renewal options.

Future minimum annual lease payments under operating leases as of June 30, 2015 are as follows:

Year ending December 31:
Remainder of 2015	$3,293,040
2016	5,235,513
2017	1,433,078
2018	1,240,041
2019	1,254,950
Thereafter	4,810,642

$17,267,264

The Company currently subleases certain office space under various noncancelable operating lease agreements entered into in 2014. These subleases have various expiration dates through 2017. Such subleases include fixed or minimum payments over the lease term and scheduled base rent increases over the sublease term. Sublease rent received was $304,605 for the first six months of 2015. Future sublease rent receivable under these sublease agreements are $306,923, $587,993 and $113,497 for the six months ending December 31, 2015, and for the years of 2016 and 2017, respectively.

(b)	Contingencies

The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business, including proceedings, individually and in the aggregate, would not have a material adverse effect on the Company’s business, condensed consolidated financial position, results of operations, or cash flow.

On May 2, 2011, GTNX, Inc. (the Company and formerly named GT Nexus, Inc.) filed a complaint in the Northern District of California for a declaratory judgment of patent noninfringement and invalidity against INTTRA, Inc. (INTTRA) (the Complaint). The Complaint sought a declaration of noninfringement by the Company and invalidity of U.S. Patent Nos. 7,752,142 (the ‘142 patent), 7,756,794 (the ‘794 patent), 7,761,387 (the ‘387 patent), and 7,827,119 (the ‘119 patent) (collectively, the patents-at-issue), which INTTRA claims to own. The case was captioned GT Nexus, Inc. v. Inttra, Inc., Case No. 4:11-cv-02145-SBA. On September 9, 2011, INTTRA answered and counterclaimed for infringement against the Company and certain of its carriers and customers, including Crowley Maritime Corporate, Crowley Liner Services, Independent Container Line, Ltd., Seaboard Marine Ltd., Inc., Sea Star Line, LLC, Turkon Lines America, Inc., and Bacardi-Martini Production. Crowley Maritime Corporate, Crowley Liner Services, Independent Container Line, Ltd., Seaboard Marine Ltd., Inc., and Sea Star Line, LLC, filed answers to INTTRA’s counterclaims on November 8, 2011, and Turkon Lines America, Inc. filed an answer on November 22, 2011. Bacardi-Martini Production filed a motion to dismiss for lack of personal jurisdiction on January 30, 2012. The case was shortly thereafter stayed and administratively closed pending proceedings before the U.S. Patent and Trademark Office until the stay was lifted on March 25, 2015.

On April 10, 2015, GT Nexus filed a dispositive motion that the patents-at-issue are invalid. On November 5, 2015, the Court issued an Order Granting GT Nexus’s Motion for Judgment on the Pleadings finding all patents-at-issue invalid under 35 U.S.C. § 101 and dismissing INTTRA’s claims with prejudice. The Court also entered Judgment in favor of GT Nexus and the cross-defendants on November 5, 2015. Should INTTRA appeal the Court’s decision, the Company intends to continue vigorously defending against this litigation and, regardless of result, does not expect a material impact on the Company’s financial position, results of operations or cash flow. This lawsuit has been dismissed as of November 5, 2015 and therefore, no amount of loss has been accrued in the condensed consolidated financial statements as of June 30, 2015.

(8)	Accrued Expenses and Other Liabilities

Accrued expenses consisted of the following:

	June 30, 2015	December 31, 2014
Accrued bonuses	$1,955,654	$1,915,760
Accrued commissions	2,100,083	2,298,846
Accrued vacation	3,006,065	2,333,380
Payroll-related expenses	1,551,257	2,318,569
Sales tax	3,393,508	2,843,508
Stock options related	2,070,039	—
Other	4,597,445	3,954,942

	$18,674,051	$15,665,005

(9)	Long-Term Debt

On September 11, 2014, the Company entered into a $5 million term loan with a banking institution. Borrowings on the loan bear interest equal to 1.25% above the prime rate. The loan is payable in 48 monthly installments plus accrued interest beginning October 1, 2015. The Company drew $5,000,000 of the available amount on September 11, 2014. As of June 30, 2015 and December 31, 2014, $5,000,000 was outstanding on this term loan.

On September 11, 2014, the Company entered into agreement with a banking institution to obtain a $10,000,000 Revolving Line of Credit with maturity of September 11, 2017. Borrowings on the Revolving Line of Credit bear interest equal to 1.25% above the prime rate. The unused line of credit commitment fees equal 0.25% per annum times the average daily amount by which the revolving loan exceeds the facility loan amount outstanding. As of June 30, 2015 and December 31, 2014, there were no amounts drawn on the Revolving Line of Credit.

Each of the above loan agreements includes certain financial and nonfinancial restrictive covenants, and failure to perform any of the covenants may constitute an event of default. As of June 30, 2015 and December 31, 2014, the Company was in compliance with the covenants.

Future scheduled principal payments on long-term debt as of June 30, 2015, including amounts due within one year and classified as current, are as follows:

Year ending December 31:
Remainder of 2015	$312,500
2016	1,250,000
2017	1,250,000
2018	1,250,000
2019	937,500

$5,000,000

(10)	Stockholders’ Equity

(a)	Warrants

The grant-date fair value of warrants was estimated using the Black-Scholes valuation model. The Company has classified the unexercised warrants as equity in the condensed consolidated balance sheets and the associated expense has been amortized over the applicable term. The Company had the following warrants to purchase shares of common stock outstanding at June 30, 2015 and December 31, 2014:

•	Warrants issued in 2005-2006 to a consultant to purchase 26,746 common shares at $0.40/per share. As of June 30, 2015 and December 31, 2014, these warrants are fully vested and will expire in years 2015 through 2016.

•	A warrant issued in 2006 to a bank to purchase 69,069 common shares at $2.90. This warrant remains outstanding as of June 30, 2015 and December 31, 2014 and is currently subject to a 90-day notice period for expiration, which hasn’t been given as of June 30, 2015 or June 30, 2014.

(b)	Notes Receivable for Issuance of Equity

During 2014 and 2015, the Company entered into full recourse note receivable agreements with certain employees to cover the exercise price of their employee stock options exercised. The notes bear interest at an annual rate of 1.8% compounded semi-annually. The note balance plus accrued interest are due the earliest of seven years from the note agreement, within 120 days of the termination of employment with the Company, whether voluntary or involuntary, change in control of the Company or the day prior to an initial public offering of the Company. The notes receivable principal balance was $1,807,649 and $1,144,772 at June 30, 2015 and December 31, 2014, respectively. Interest accrued on the notes receivable was $19,508 and $8,255 at June 30, 2015 and December 31, 2014, respectively, and was included in other assets.

(11)	Related Party Transactions

One of the Company’s customers is also an investor in the Company. Total revenue with this customer was $348,253 and $216,238 during the six months ended June 30, 2015 and 2014, respectively. The accounts receivable balance with this customer was $13,260 and $238,229 at June 30, 2015 and December 31, 2014, respectively.

(12)	Subsequent Events

On August 10, 2015, Infor, Inc. entered into an agreement and plan of merger with the Company and on September 18, 2015, Infor Inc. completed the $675 million acquisition of the Company.

On September 18, 2015, in connection with the acquisition of the Company by Infor, the $5 million term loan and accrued interest as of September 17, 2015 were paid off (see note 9).

In 2014, the Company granted 2,679,947 performance-based stock options to the CEO with vesting dependent on the attainment of an IPO or change of control. The total fair value of the award is approximately $3,400,000, of which all of the expense will be recognized on the date of such attainment. On September 18, 2015, as a result of the completion of the acquisition of the Company by Infor, Inc., these options vested.

The Company has evaluated the subsequent events from the balance sheet date through December 4, 2015, the date at which the financial statements were available to be issued, and determined there are no other items to adjust or disclose.

Exchange Offer for

$1,630,000,000 6.500% Senior Notes due 2022

€350,000,000 5.750% Senior Notes due 2022

PROSPECTUS

, 2016

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until             , 2016, all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Delaware

Infor (US), Inc., Infor, Inc. and Seneca Acquisition Subsidiary Inc. are incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The charter or bylaws of each of Infor (US), Inc., Infor, Inc. and Seneca Acquisition Subsidiary Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

California

Infor Public Sector, Inc. is incorporated under the laws of California.

Section 317 of the California Corporations Code authorizes a corporation to indemnify any person (a) who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, such person had no reasonable cause to believe the conduct of the person was unlawful and (b) who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. No indemnification shall be made, however, (i) in respect of any claim, issue, or matter as to which such person has been adjudged to be liable to the corporation in the performance of such person’s duty to the corporation and its stockholders, unless and only to the extent that the court in which such proceeding is or was pending shall determine on application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine, (ii) amounts paid in settling or otherwise disposing of a pending action without court approval, or (iii) expenses incurred in defending a pending action that is settled or otherwise disposed of without court approval. The California Corporations Code further provides that a corporation must indemnify an agent of the corporation if he or she has been successful on the merits in defense of any proceeding, or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by such agent in connection therewith. The indemnification authorized by the California Corporations Code shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its stockholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights are authorized by an article provision adopted pursuant to the California Corporations Code.

Section 204(a)(10) of the California Corporations Code permits a corporation to provide in its articles of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of such director’s duties, except that such a provision may not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit or is liable for a material financial interest under Section 310, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its stockholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its stockholders, or (vi) for authorizing unlawful distributions.

The bylaws of Infor Public Sector, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

Georgia

Infor (GA), Inc. is incorporated under the laws of Georgia.

Sections 14-2-850 through 14-2-859 of the Georgia Business Corporation Code provides for the indemnification of officers and directors by the corporation under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director of the corporation. Under the Georgia Business Corporation Code, a corporation may purchase insurance on behalf of an officer or director of the corporation incurred in his or her capacity as an officer or director regardless of whether the person could be indemnified under the Georgia Business Corporation Code.

The bylaws Infor (GA), Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

Massachusetts

Infinium Software, Inc. is incorporated under the laws of Massachusetts.

Section 8.51 of the Massachusetts Business Corporation Act provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1)(i) he conducted himself in good faith; (ii) he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which he shall not be liable under a provision of the articles of organization authorized by clause (4) of subsection (b) of section 2.02. A director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interests of the corporation.

The charter of Infinium Software, Inc. provides for the indemnification of officers and directors to the fullest extent permitted by law.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits.

Reference is made to the Index to Exhibits filed as a part of this prospectus.

(b) Financial Statement Schedules.

All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings.

The undersigned registrants hereby undertake:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this prospectus:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to
Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on
Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrants;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrants; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(f)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(h)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), or 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(i)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 25, 2016.

INFOR (US), INC.

(Registrant)

By:	/s/ Jeffrey M. Laborde
Name:	Jeffrey M. Laborde
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey M. Laborde and Gregory M. Giangiordano and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Charles E. Phillips, Jr.	Chief Executive Officer (Principal Executive Officer)	January 25, 2016
Charles E. Phillips, Jr.

/s/ Jeffrey M. Laborde	Chief Financial Officer (Principal Financial Officer)	January 25, 2016
Jeffrey M. Laborde

/s/ Jay Hopkins	(Principal Accounting Officer)	January 25, 2016
Jay Hopkins

/s/ Gregory M. Giangiordano	President and Director	January 25, 2016
Gregory M. Giangiordano

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 25, 2016.

INFOR, INC.

(Registrant)

By:	/s/ Jeffrey M. Laborde
Name:	Jeffrey M. Laborde
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey M. Laborde and Gregory M. Giangiordano and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Charles E. Phillips, Jr.	Chief Executive Officer and Director (Principal Executive Officer)	January 25, 2016
Charles E. Phillips, Jr.

/s/ Jeffrey M. Laborde	Chief Financial Officer (Principal Financial Officer)	January 25, 2016
Jeffrey M. Laborde

/s/ Jay Hopkins Jay Hopkins	Chief Accounting Officer, SVP & Controller (Principal Accounting Officer)	January 25, 2016

/s/ David Dominik	Director	January 25, 2016
David Dominik

/s/ Prescott Ashe	Director	January 25, 2016
Prescott Ashe

/s/ C. James Schaper	Executive Chairman of the Board of Directors	January 25, 2016
C. James Schaper

Name	Title	Date

/s/ Stewart Bloom	Director	January 25, 2016
Stewart Bloom

/s/ C.J. Fitzgerald	Director	January 25, 2016
C.J. Fitzgerald

/s/ Rishi Chandna	Director	January 25, 2016
Rishi Chandna

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 25, 2016.

INFINIUM SOFTWARE, INC.

(Registrant)

By:	/s/ Gregory M. Giangiordano
Name:	Gregory M. Giangiordano
Title:	President and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey M. Laborde and Gregory M. Giangiordano and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gregory M. Giangiordano	President and Director (Principal Executive Officer)	January 25, 2016
Gregory M. Giangiordano

/s/ Brad Steiner	Secretary (Principal Financial Officer and Principal Accounting Officer)	January 25, 2016
Brad Steiner

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 25, 2016.

INFOR (GA), INC.
SENECA ACQUISITION SUBSIDIARY INC.
INFOR PUBLIC SECTOR, INC.

(Registrants)

By:	/s/ Gregory M. Giangiordano
Name:	Gregory M. Giangiordano
Title:	President and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey M. Laborde and Gregory M. Giangiordano and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gregory M. Giangiordano	President and Director (Principal Executive Officer)	January 25, 2016
Gregory M. Giangiordano

/s/ Mark Henry	Treasurer (Principal Financial Officer and Principal Accounting Officer)	January 25, 2016
Mark Henry

EXHIBIT INDEX

Exhibit Number	Description

3.1	Third Amended and Restated Certificate of Incorporation of Infor (US), Inc. Filed with the Company’s Form S-4 filed on August 23, 2012 (Reg. No. 333-183494) and incorporated herein by reference.

3.2	Second Amended and Restated By-Laws of Infor (US), Inc. Filed with the Company’s Form S-4 filed on August 23, 2012 (Reg. No. 333-183494) and incorporated herein by reference.

3.3	Amended and Restated Articles of Incorporation of Infor Public Sector, Inc. (formerly Hansen Information Technologies). Filed with the Company’s Form S-4 filed on August 23, 2012 (Reg. No. 333-183494) and incorporated herein by reference.

3.4	Amended and Restated By-Laws of Infor Public Sector, Inc. (formerly Hansen Information Technologies). Filed with the Company’s Form S-4 filed on August 23, 2012 (Reg. No. 333-183494) and incorporated herein by reference.

3.5	Restated Articles of Organization of Infinium Software, Inc. Filed with the Company’s Form S-4 filed on August 23, 2012 (Reg. No. 333-183494) and incorporated herein by reference.

3.6	Amended and Restated By-Laws of Infinium Software, Inc. Filed with the Company’s Form S-4 filed on August 23, 2012 (Reg. No. 333-183494) and incorporated herein by reference.

3.7	Second Amended and Restated Certificate of Incorporation of Infor, Inc. Filed with the Company’s Form S-4 filed on August 23, 2012 (Reg. No. 333-183494) and incorporated herein by reference.

3.8	Amended and Restated By-Laws of Infor, Inc. Filed with the Company’s Form S-4 filed on August 23, 2012 (Reg. No. 333-183494) and incorporated herein by reference.

3.9	Certificate of Incorporation of Infor (GA), Inc. Filed with the Company’s Form S-4 filed on August 23, 2012 (Reg. No. 333-183494) and incorporated herein by reference.

3.10	Amended and Restated By-Laws of Infor (GA), Inc. Filed with the Company’s Form S-4 filed on August 23, 2012 (Reg. No. 333-183494) and incorporated herein by reference.

3.11	Certificate of Incorporation of Seneca Acquisition Subsidiary Inc. Filed with the Company’s Form S-4 filed on August 23, 2012 (Reg. No. 333-183494) and incorporated herein by reference.

3.12	Amended and Restated By-Laws of Seneca Acquisition Subsidiary Inc. Filed with the Company’s Form S-4 filed on August 23, 2012 (Reg. No. 333-183494) and incorporated herein by reference.

4.1	Indenture, dated as of April 1, 2015, among Infor (US), Inc., each of the guarantors party thereto and Wilmington Trust, National Association, as trustee. Filed with the Company’s Form 8–K filed on April 6, 2015 (Reg. No.
333–183494) and incorporated herein by reference.

4.2	Form of 6.500% Senior Notes due 2022 (included as Exhibit A-1 to Indenture, dated as of April 1, 2015, Exhibit 4.1 above). Filed with the Company’s Form 8–K filed on April 6, 2015 (Reg. No. 333–183494) and incorporated herein by reference.

4.3	Form of 5.750% Senior Notes due 2022 (included as Exhibit A-2 to Indenture, dated as of April 1, 2015, Exhibit 4.1 above). Filed with the Company’s Form 8–K filed on April 6, 2015 (Reg. No. 333–183494) and incorporated herein by reference.

4.4	Registration Rights Agreement, dated April 1, 2015, by and among Infor (US), Inc., the guarantors party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of itself and as representative of the several dollar notes initial purchasers named therein, and Merrill Lynch International, on behalf of itself and as representative of the several euro notes initial purchasers named therein. Filed with the Company’s Form 8–K filed on April 6, 2015 (Reg. No. 333–183494) and incorporated herein by reference.

Exhibit Number	Description

4.5	Registration Rights Agreement, dated April 23, 2015, by and among Infor (US), Inc., the guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of itself and as representative of the several initial purchasers named therein. Filed with the Company’s Form 8–K filed on April 27, 2015 (Reg. No. 333–183494) and incorporated herein by reference.

4.6	Indenture, dated as of August 25, 2015, among Infor (US), Inc., each of the guarantors party thereto and Wilmington Trust, National Association, as trustee and as collateral agent. Filed with Infor, Inc.’s Current Report on Form 8-K filed on August 27, 2015 (Reg. No. 333-183494) and incorporated herein by reference.

4.7	Form of 5.750% First Lien Senior Secured Notes due 2020 (included as Exhibit A to Exhibit 4.6).

5.1	Opinion of Kirkland & Ellis LLP.

5.2	Opinion of Rogers & Hardin LLP.

5.3	Opinion of K&L Gates LLP.

10.1	Credit Agreement, dated as of April 5, 2012, between Infor, Inc. (formerly GGC Software Holdings, Inc.), Infor (US), Inc. (formerly Lawson Software, Inc.), the lenders from time to time party thereto and Bank of America, N.A. as administrative agent and collateral agent. Filed with the Company’s Form 8–K filed on October 1, 2012 (Reg. No. 333–183494) and incorporated herein by reference.

10.2	Refinancing Amendment No. 1, dated September 27, 2012, between Infor, Inc., Infor (US), Inc., the Additional Refinancing Lenders party thereto and Bank of America, N.A. as administrative agent, amending the Credit Agreement, dated as of April 5, 2012, between Infor, Inc. (formerly GGC Software Holdings, Inc.), Infor (US), Inc. (formerly Lawson Software, Inc.), the lenders from time to time party thereto and Bank of America, N.A. as administrative agent and collateral agent. Filed with the Company’s Form 8–K filed on October 1, 2012 (Reg. No. 333–183494) and incorporated herein by reference.

10.3	Amendment No. 2, dated June 3, 2013, between Infor, Inc., Infor (US), Inc., the existing Lenders party thereto, the Additional Refinancing Lenders party thereto and Bank of America, N.A. as administrative agent, amending the Credit Agreement, dated as of April 5, 2012, between Infor, Inc. (formerly GGC Software Holdings, Inc.), Infor (US), Inc. (formerly Lawson Software, Inc.), the lenders from time to time party thereto and Bank of America, N.A. as administrative agent and collateral agent, as previously amended. Filed with the Company’s Form 10-K filed on August 2, 2013 (Reg. No. 333–183494) and incorporated herein by reference.

10.4	Amendment No. 3, dated October 9, 2013, between Infor, Inc., Infor (US), Inc., and Bank of America, N.A. as administrative agent, amending the Credit Agreement, dated as of April 5, 2012, between Infor, Inc., Infor (US), Inc., the lenders from time to time party thereto and Bank of America, N.A. as administrative agent and collateral agent, as previously amended. Filed with the Company’s Form 10-Q filed on January 10, 2014 (Reg. No. 333–183494) and incorporated herein by reference.

10.5	Amendment No. 4, dated January 2, 2014, between Infor, Inc., Infor (US), Inc., the existing Lenders party thereto, the Additional Refinancing Lenders party thereto and Bank of America, N.A. as administrative agent, amending the Credit Agreement, dated as of April 5, 2012, between Infor, Inc., Infor (US), Inc., the lenders from time to time party thereto and Bank of America, N.A. as administrative agent and collateral agent, as previously amended. Filed with the Company’s Form 8–K filed on January 6, 2014 (Reg No. 333–183494) and incorporated herein by reference.

Exhibit Number	Description

10.6	Amendment No. 5, dated January 31, 2014, between Infor, Inc., Infor (US), Inc., the existing Revolving Lenders party thereto, the Issuing Bank, the Swingline Lender and Bank of America, N.A. as administrative agent, amending the Credit Agreement, dated as of April 5, 2012, between Infor, Inc., Infor (US), Inc., the lenders from time to time party thereto and Bank of America, N.A. as administrative agent and collateral agent, as previously amended. Filed with the Company’s Form 8–K filed on February 4, 2014 (Reg No. 333–183494) and incorporated herein by reference.

10.7	Amendment No. 6, dated April 22, 2014, between Infor, Inc., Infor (US), Inc., and Bank of America, N.A. as administrative agent, amending the Credit Agreement, dated as of April 5, 2012, between Infor, Inc., Infor (US), Inc., the lenders from time to time party thereto and Bank of America, N.A. as administrative agent and collateral agent, as previously amended. Filed with the Company’s Form 8–K filed on April 23, 2014 (Reg No. 333–183494) and incorporated herein by reference.

10.8	Employment Agreement, dated October 16, 2013, between Infor (US), Inc. and Nicole Anasenes. Filed with the Company’s Form 8–K filed on November 6, 2013 (Reg No. 333–183494) and incorporated herein by reference.

10.9	Infor Enterprise Applications, LP Agreement of Limited Partnership, dated as of April 5, 2012. Filed with the Company’s Form 10–K/A filed on August 29, 2013 (Reg No. 333–183494) and incorporated herein by reference.

10.10	Infor Enterprise Applications, LP Form of Management Incentive Unit Subscription Agreement. Filed with the Company’s Form 10–K/A filed on August 29, 2013 (Reg No. 333–183494) and incorporated herein by reference.

10.11	Employment Agreement, dated October 19, 2010, between Infor Global Solutions (Michigan), Inc., a Michigan corporation, and Charles E. Phillips, Jr. Filed with the Company’s Form 10–K/A filed on August 29, 2013 (Reg No. 333–183494) and incorporated herein by reference.

10.12	Employment Agreement, dated December 1, 2010, between Infor Global Solutions (Michigan), Inc., a Michigan corporation, and Duncan Angove. Filed with the Company’s Form 10–K/A filed on August 29, 2013 (Reg No.
333–183494) and incorporated herein by reference.

10.13	Employment Agreement, dated December 1, 2010, between Infor Global Solutions (Michigan), Inc., a Michigan corporation, and Stephan Scholl. Filed with the Company’s Form 10–K/A filed on August 29, 2013 (Reg No.
333–183494) and incorporated herein by reference.

10.14	Amendment to Employment Agreement, dated January 13, 2012, between Infor Global Solutions (Michigan), Inc., a Michigan corporation, and Stephan Scholl. Filed with the Company’s Form 10–K/A filed on August 29, 2013 (Reg No. 333–183494) and incorporated herein by reference.

10.15	Second Amendment to Employment Agreement, dated May 1, 2013, between Infor Global Solutions (Michigan), Inc., a Michigan corporation, and Stephan Scholl. Filed with the Company’s Form 10–K/A filed on August 29, 2013 (Reg No. 333–183494) and incorporated herein by reference.

10.16	Amended and Restated Employment Agreement, dated January 25, 2012, between Infor Global Solutions (Michigan), Inc., a Michigan corporation, and Pam Murphy. Filed with the Company’s Form 10–K/A filed on August 29, 2013 (Reg No. 333–183494) and incorporated herein by reference.

10.17	Second Amended and Restated Employment Agreement, dated January 16, 2016, between Infor (US), Inc., a Delaware corporation, and C. James Schaper.

Exhibit Number	Description

10.18	Agreement and Plan of Merger, dated August 10, 2015, between Infor (US), Inc., GT Topco, LLC, Apollo Acquisition Sub, Inc., GT Nexus, Inc. and Warburg Pincus Equity Partners Liquidating Trust. Filed with Infor, Inc.’s Quarterly Report on Form 10-Q filed on September 3, 2015 (Reg. No. 333-183494) and incorporated herein by reference.

10.19	Form of Stock Rollover and Equity Purchase Agreement, dated as of August 10, 2015, by and among GT Topco, LLC, Infor (US), Inc., and the other parties thereto. Filed with Infor, Inc.’s Quarterly Report on Form 10-Q filed on September 3, 2015 (Reg. No. 333-183494) and incorporated herein by reference.

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of Infor (US), Inc.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of KPMG LLP (GT Nexus).

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

23.4	Consent of Rogers & Hardin LLP (included in Exhibit 5.2).

23.5	Consent of K&L Gates LLP (included in Exhibit 5.3).

25.1	Statement of Trustee Eligibility.

99.1	Form of Letter of Transmittal for the 6.500% Senior Notes due 2022.

99.2	Form of Letter of Transmittal for the 5.750% Senior Notes due 2022.

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase.

101.DEF	XBRL Taxonomy Definition Linkbase.

101.LAB	XBRL Taxonomy Extension Label Linkbase.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase.

Interactive Data Files pursuant to Rule 405 of Regulation S-T. The following audited and unaudited financial statements formatted in eXtensible Business Reporting Language (XBRL)—furnished not filed herewith:

i.	Condensed Consolidated Balance Sheets at October 31, 2015 and April 30, 2015,

ii.	Consolidated Balance Sheets at April 30, 2015 and May 31, 2014,

iii.	Condensed Consolidated Statements of Operations for the three and six months ended October 31, 2015 and 2014,

iv.	Consolidated Statements of Operations for the 11 months ended April 30, 2015 and 2014, and for the fiscal years ended May 31, 2014 and 2013,

v.	Condensed Consolidated Statements of Comprehensive Income (Loss) for the three and six months ended October 31, 2015 and 2014,

vi.	Consolidated Statements of Comprehensive Income (Loss) for the 11 months ended April 30, 2015 and 2014, and for the fiscal years ended May 31, 2014 and 2013,

vii.	Consolidated Statements of Stockholders’ Deficit for the 11 months ended April 30, 2015, and for the fiscal years ended May 31, 2014 and 2013,

viii.	Condensed Consolidated Statements of Cash Flows for the six months ended October 31, 2015 and 2014,

ix.	Consolidated Statements of Cash Flows for the 11 months ended April 30, 2015 and 2014, and for the fiscal years ended May 31, 2014 and 2013,

x.	Notes to Condensed Consolidated Financial Statements, and

xi.	Notes to Consolidated Financial Statement.